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TABLE OF CONTENTS1

TABLE OF CONTENTS2

As filed with the Securities and Exchange Commission on May 16, 2012

File No. 333-180825

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
Form S-4/A
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Tompkins Financial Corporation
(Exact Name of Registrant as Specified in Its Charter)

New York (State or Other Jurisdiction of Incorporation or Organization)	6022 (Primary Standard Industrial Classification Code Number)	16-1482357 (IRS Employer Identification Number)

The Commons, P.O. Box 460, Ithaca, NY 14851
(607) 273-3210
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Stephen S. Romaine, President and Chief Executive Officer
The Commons, P.O. Box 460, Ithaca, NY 14851
(607) 273-3210
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Thomas E. Willett, Esq. Harris Beach PLLC 99 Garnsey Road Pittsford, NY 14534 Telephone: (585) 419-8800	David W. Swartz Stevens & Lee, P.C. 111 North Sixth Street P.O. Box 679 Reading, PA 19603-0679 Telephone: (610) 478-2000

Approximate Date of Commencement of Proposed Sale of Securities to the Public:
As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed document.

         If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer", "accelerated filer", and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer ☐	Accelerated Filer ☒	Non-Accelerated Filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☐

         If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

         Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)    ☐

         Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)    ☐

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 16, 2012

PROXY STATEMENT/PROSPECTUS	PROXY STATEMENT
OF	OF
TOMPKINS FINANCIAL CORPORATION	VIST FINANCIAL CORP.
2012 ANNUAL MEETING OF SHAREHOLDERS	SPECIAL MEETING OF SHAREHOLDERS

PROPOSED MERGER—YOUR VOTE IS VERY IMPORTANT

        Tompkins Financial Corporation, which we refer to as "Tompkins," and VIST Financial Corp., which we refer to as "VIST," have entered into a merger agreement that provides for the combination of the two companies. Under the merger agreement, VIST will merge with and into a wholly owned subsidiary of Tompkins, with Tompkins' subsidiary remaining as the surviving entity, and the separate corporate existence of VIST will cease. Before we complete the merger, the shareholders of VIST must approve and adopt the merger agreement. VIST shareholders will vote to approve and adopt the merger agreement and the other transactions and matters described below at a special meeting of shareholders to be held on July 17, 2012. Tompkins shareholders must approve the issuance of shares of Tompkins common stock to the shareholders of VIST in the merger. Tompkins shareholders will vote to approve the issuance of the shares of Tompkins common stock to the shareholders of VIST in the merger and the other transactions and matters described below at an annual meeting of shareholders to be held on July 18, 2012.

        If the merger is completed, VIST shareholders will receive 0.3127 shares of Tompkins common stock in exchange for each share of VIST common stock they own immediately prior to completion of the merger, which we refer to as the "Exchange Ratio." The Exchange Ratio is subject to adjustment based on the average of the closing price of Tompkins common stock for the 20 consecutive business days ending three days prior to the date of the VIST special meeting of shareholders, which is to be held on July 17, 2012. If this average closing price is greater than $43.98, the Exchange Ratio will be adjusted and fixed at 0.2842 shares of Tompkins common stock for each VIST share of common stock, and if this average closing price is less than $35.98, the Exchange Ratio will be adjusted and fixed at 0.3475 shares of Tompkins common stock for each VIST share of common stock. The aggregate number of shares of Tompkins common stock to be issued in the merger is approximately 2,076,254 assuming that the Exchange Ratio is 0.3127. The exact total number of shares of Tompkins common stock to be issued in the merger will depend on the total number of shares of VIST common stock outstanding immediately prior to the effective time of the merger.

        The common stock of Tompkins trades on the NYSE-Amex under the symbol "TMP." The common stock of VIST trades on the NASDAQ Global Market system under the symbol "VIST." On May 14, 2012, the most recent practicable trading day prior to the printing of this joint proxy statement/prospectus, the closing price of Tompkins common stock was $36.32 per share and the closing price of VIST common stock was $11.33 per share. The market price of both Tompkins common stock and VIST common stock will fluctuate before the completion of merger, therefore, you are urged to obtain current market quotations for both Tompkins common stock and VIST common stock.

        The VIST board of directors has determined that the combination of VIST and Tompkins is advisable and in the best interests of VIST based upon its analysis, investigation and deliberation, and the VIST board of directors unanimously recommends that the VIST shareholders vote "FOR" the approval and adoption of the merger agreement and "FOR" the approval of the other proposals described in this joint proxy statement/prospectus.

        The Tompkins board of directors has determined that the combination of Tompkins and VIST is in the best interests of Tompkins shareholders based upon its analysis, investigation and deliberation, and the Tompkins board of directors unanimously recommends that the Tompkins shareholders vote "FOR" the issuance of the shares of Tompkins common stock to the shareholders of VIST in connection with the merger and "FOR" the approval of the other proposals described in this joint proxy statement/prospectus.

        You should read this entire joint proxy statement/prospectus, including the annexes hereto and the documents incorporated by reference herein, carefully because it contains important information about the merger and the related transactions. In particular, you should read carefully the information under the section entitled "Risk Factors" beginning on page 20.

        The shares of Tompkins common stock to be issued to VIST shareholders in the merger are not deposits or savings accounts or other obligations of any bank or savings association, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the Merger described in this joint proxy statement/prospectus or the Tompkins common stock to be issued in the merger, or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

ADDITIONAL INFORMATION

        This joint proxy statement/prospectus incorporates business and financial information about Tompkins that is not included in or delivered with this document. This information is available from Tompkins without charge by first class mail or equally prompt means within one business day of receipt of your request, excluding exhibits unless the exhibit has been specifically incorporated by reference into the information that this document incorporates. To obtain timely delivery, you must request the information no later than five business days before you must make your investment decision. In the case of Tompkins shareholders, this means that you must make your request no later than July 11, 2012. If you want to receive a copy of any document incorporated by reference, please request it in writing or by telephone from Tompkins at the following address:

Tompkins Financial Corporation
The Commons
P.O. Box 460
Ithaca, NY 14851
Attention: Ms. Linda M. Carlton, Assistant Vice President and Corporate Secretary
Telephone: (607) 273-3210

        Shareholders may also consult Tompkins' or VIST's websites for more information concerning the merger described in this joint proxy statement/prospectus and each of the parties thereto. Tompkins' website is www.tompkinsfinancial.com and VIST's website is www.vistfc.com. Information included on these websites is not incorporated by reference into this joint proxy statement/prospectus.

        This joint proxy statement/prospectus is dated May 16, 2012 and is first being mailed to the shareholders of VIST and the shareholders of Tompkins on or about May 28, 2012.

May 16, 2012

NOTICE OF 2012 ANNUAL MEETING OF SHAREHOLDERS
TO THE SHAREHOLDERS OF TOMPKINS FINANCIAL CORPORATION

        The Annual Meeting of Shareholders of Tompkins Financial Corporation, or "Tompkins," will be held on Wednesday, July 18, 2012 at 5:30 p.m., at the Country Club of Ithaca, 189 Pleasant Grove Road, Ithaca, New York, for the following purposes:

  1.
  To approve the issuance of shares of Tompkins common stock in the merger of VIST Financial Corp. with and into TMP Mergeco. Inc., a wholly owned subsidiary of Tompkins, whereby the operating subsidiaries of VIST Financial Corp. will become wholly-owned subsidiaries of Tompkins;

  2.
  To elect sixteen (16) Directors for a term of one year expiring in the year 2013;

  3.
  To ratify the appointment of the independent registered public accounting firm, KPMG LLP, as Tompkins' independent auditor for the fiscal year ending December 31, 2012;

  4.
  To approve the adjournment of the Tompkins annual meeting, if necessary, to solicit additional proxies; and,

  5.
  To transact such other business as may properly come before the annual meeting or any adjournment thereof.

        The board of directors has fixed the close of business on May 25, 2012 as the record date for determining shareholders entitled to notice of and to vote at the annual meeting. Only shareholders of record at the close of business on that date are entitled to vote at the annual meeting. A shareholder's information meeting for our shareholders in western New York will be held at 5:30 p.m. on August 13, 2012, at Genesee Country Village & Museum, 1410 Flint Hill Rd., Mumford, NY 14511. A shareholder's information meeting for our shareholders in the Hudson Valley will be held at 6:00 p.m. on August 16, 2012 at Villa Barone, 466 Route 6, Mahopac, NY 10541.

        Please refer to the attached joint proxy statement/prospectus with respect to the business to be transacted at the annual meeting of Tompkins shareholders. Information relating to the activities and operations of Tompkins during the fiscal year ended December 31, 2011 is also contained in the joint proxy statement/prospectus.

        The Tompkins board of directors unanimously recommends that you vote "FOR" all of the Tompkins proposals.    Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the annual meeting, you are urged to read and carefully consider the enclosed joint proxy statement/prospectus. You may vote by telephone, via the Internet, or mark, sign, date, and return the enclosed form of proxy in the accompanying pre-addressed postage-paid envelope. Your proxy may be revoked prior to its exercise by filing a written notice of revocation or a duly executed proxy bearing a later date with the Corporate Secretary of Tompkins Financial prior to the annual meeting, or by attending the annual meeting and filing a written notice of revocation with the Corporate Secretary at the annual meeting prior to the vote and voting in person.

By Order of the Board of Directors,

/s/ JAMES J. BYRNES James J. Byrnes Chairman	/s/ LINDA M. CARLTON Linda M. Carlton Asst. Vice President & Corporate Secretary

TOMPKINS FINANCIAL CORPORATION, THE COMMONS, P.O. BOX 460, ITHACA, NEW YORK 14851 (607) 273-3210
 IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING TO BE HELD July 18, 2012
This joint proxy statement/prospectus and Tompkins' annual report to security holders are available under the "SEC Filings" tab at www.tompkinsfinancial.com.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD JULY 17, 2012

TO THE SHAREHOLDERS OF VIST FINANCIAL CORP.:

        NOTICE IS HEREBY GIVEN that the Special meeting of Shareholders of VIST Financial Corp. will be held at 10:00 A.M. (Eastern Time) on Tuesday, July 17, 2012, at the Crowne Plaza—Reading, 1741 Papermill Road, Wyomissing, PA 19610, to consider and vote on the following proposals:

  1.
  Approval and adoption of the Agreement and Plan of Merger, dated January 25, 2012, by and among Tompkins, Merger Sub, and VIST, which provides for, among other things, the merger of VIST with and into Merger Sub;

  2.
  Approval, in an advisory (non-binding) vote, of the compensation payable to VIST's named executive officers in connection with the merger;

  3.
  Approval of a proposal to authorize the board of directors to adjourn the special meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes to approve any of the other proposals; and

  4.
  Transaction of such other business as may properly be presented at the meeting or any adjournment or postponement of the meeting.

        All of these items, including the proposal to adopt the merger agreement, are described in more detail in the accompanying joint proxy statement/prospectus and its appendices. You should read these documents in their entirety before voting. We have fixed May 15, 2012 as the record date for determining those VIST shareholders entitled to vote at the special meeting. Accordingly, only shareholders of record at the close of business on that date are entitled to notice of and to vote at the special meeting or any adjournment or postponement of the meeting. A list of such shareholders will be available for inspection at the special meeting and for ten days prior to the meeting at VIST's headquarters located at 1240 Broadcasting Road, Wyomissing, PA 19610, during normal business hours.

        Your board of directors has unanimously determined that the proposed merger is advisable and in the best interests of VIST and its shareholders and unanimously recommends that you vote "FOR" the proposal to approve and adopt the merger agreement. Your board of directors also recommends that you vote "FOR" proposals 2 and 3 listed above.

        We urge you to vote as soon as possible so that your shares will be represented. Please do not send in any VIST stock certificates until you receive written instructions to do so.

BY ORDER OF THE BOARD OF DIRECTORS,
Donna O. Kowalski Assistant Corporate Secretary

May 16, 2012

Your vote is important. Whether or not you plan to attend the special meeting, please complete, sign, date and return your proxy card or voting instruction card in the enclosed envelope promptly. For many shareholders, you may also vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card or voting instruction card. If you later decide to attend the meeting, you can, if you wish, revoke the proxy and vote in person.

The Notice of Special Meeting and Joint Proxy Statement/Prospectus and the Proxy Card are
available at http://www.vistfc.com.

v

vi

QUESTIONS AND ANSWERS

        The following questions and answers briefly address some commonly asked questions about the merger (as defined below) and the shareholders meetings. They may not include all the information that is important to the shareholders of VIST and of Tompkins. Shareholders of VIST and of Tompkins should each read carefully this entire joint proxy statement/prospectus, including the annexes and other documents referred to in this document.

About the Merger

Q:
What is the merger?

A:
Tompkins and VIST have entered into an Agreement and Plan of Merger, dated January 25, 2012, which is referred to as the "merger agreement." A copy of the merger agreement is attached as Annex A to, and is incorporated by reference in, this joint proxy statement/prospectus. The merger agreement contains the terms and conditions of the proposed business combination of Tompkins and VIST. Under the merger agreement, VIST will merge with and into TMP Mergeco. Inc., a wholly owned subsidiary of Tompkins which is referred to as "merger sub," with merger sub remaining as the surviving entity, and the separate corporate existence of VIST will cease. We refer to this transaction as the "merger." Immediately after the merger, it is expected that merger sub will merge into its parent, Tompkins, and all of VIST's subsidiaries will become direct subsidiaries of Tompkins.

Q:
Why am I receiving these materials?

A:
Tompkins is sending these materials to its shareholders to help them decide how to vote their shares of Tompkins common stock with respect to the issuance of Tompkins common stock in the merger and the other matters to be considered at the Tompkins annual meeting.

VIST is sending these materials to its shareholders to help them decide how to vote their shares of VIST common stock with respect to the proposed merger and the other matters to be considered at the VIST special meeting.

The merger cannot be completed unless VIST shareholders adopt the merger agreement and approve the merger and Tompkins shareholders approve the issuance of Tompkins common stock in the merger. VIST is holding its special meeting of shareholders to vote on the proposal necessary to complete the merger in addition to the other proposals described in "VIST Special Meeting of Shareholders" beginning on page 310. Tompkins is holding its 2012 annual meeting of shareholders to vote on the merger in addition to the other proposals described in "Tompkins Annual Meeting of Shareholders," beginning on page 318. Information about these meetings, the merger and the other business to be considered at the meetings is contained in this joint proxy statement/prospectus.

This document constitutes both a joint proxy statement of Tompkins and VIST and a prospectus of Tompkins. It is a joint proxy statement because the boards of directors of both companies are soliciting proxies from their respective holders of common stock. It is a prospectus because Tompkins will issue shares of its common stock in exchange for shares of VIST common stock in the merger.

Q:
Why is Tompkins proposing the merger?

A:
Tompkins' board of directors believes that the merger is in the best interest of Tompkins. In reaching this decision, Tompkins' board, in consultation with Macquarie Capital, its financial advisor, and Harris Beach PLLC, its legal advisor, identified several key strategic and financial reasons for the merger. These key reasons include the potential to diversify and expand Tompkins' market area in a region with favorable demographics, as well as the anticipated operating efficiencies, cost savings and opportunities for revenue enhancements of the combined company. For a more detailed discussion of Tompkins' reasons for the merger, see "The Merger—Background and Negotiation of the Merger" and "The Merger—Tompkins' Reasons for the Merger," beginning on pages 43 and 47, respectively.

Q:
Why is VIST proposing the merger?

A:
The VIST board of directors, in unanimously determining that the merger is in the best interests of VIST, considered a number of key factors which are described under the headings "The Merger—Background and Negotiation of the Merger" and "The Merger—VIST's Reasons for the Merger," beginning on pages 43 and 47, respectively.

Q:
What will VIST shareholders receive in the merger, and how will this affect holders of Tompkins common stock?

A:
In the proposed merger, VIST shareholders will receive 0.3127 shares of Tompkins common stock in exchange for each share of VIST common stock they own immediately prior to completion of the merger, which we refer to as the "Exchange Ratio." The Exchange Ratio is subject to adjustment based on the average closing prices of Tompkins common stock for the twenty consecutive business days ending three days prior to the date of the VIST special meeting of shareholders, which is to be held on July 17, 2012. If this average closing price is greater than $43.98, the Exchange Ratio will be adjusted and fixed at 0.2842 shares of Tompkins common stock for each VIST share of common stock, and if this average closing price is less than $35.98, the Exchange Ratio will be adjusted and fixed at 0.3475 shares of Tompkins common stock for each VIST share of common stock. As a result, the value of the Tompkins shares that VIST shareholders will receive in the merger will change, and we cannot predict what the value will be at the closing of the merger.

Further, if the Exchange Ratio decreases to 0.2842, this would increase the total number of shares of Tompkins common stock issued to VIST shareholders, which would have a dilutive effect on the relative ownership interest of each Tompkins shareholder in the combined company. Accordingly, at the time of the mailing of this joint proxy statement/prospectus, neither Tompkins nor VIST shareholders will be able to assess whether and to what extent Tompkins common stock issued in the merger will impact their relative holdings in the combined company following the merger.

Fractional shares of Tompkins common stock resulting from the application of the exchange ratio to a VIST shareholder's holdings of VIST common stock will be converted to the right to receive a cash payment for such fractional shares. The cash payment will be equal to an amount, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) the average of the daily closing price of a share of Tompkins common stock as reported on Amex for the five consecutive trading days immediately preceding the Closing Date.

Tompkins shareholders will continue to own their existing shares of Tompkins common stock after the merger. Because of the number of shares of Tompkins common stock being issued in the merger, the interest in Tompkins represented by the existing shares of Tompkins common stock will be diluted. The existing shares of Tompkins will represent in the aggregate ownership of approximately 81% of the outstanding shares of Tompkins common stock upon the completion of the merger.

Q:
When do Tompkins and VIST expect to complete the merger?

A:
Tompkins and VIST expect to complete the merger after all conditions to the merger in the merger agreement are satisfied or waived, including after shareholder approvals are received at the respective meetings of Tompkins and VIST. Tompkins and VIST currently expect to complete the merger early in the third quarter of 2012. It is possible, however, that factors outside of either company's control could result in Tompkins and VIST completing the merger at a later time or not completing it at all.

Q:
What are the federal income tax consequences of the merger?

A:
The merger has been structured to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which is referred to as the Internal Revenue Code, and it is a condition to the completion of the merger that each of Tompkins and VIST receive a written opinion from their respective legal counsel to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that holders of VIST common stock will not recognize gain or loss for U.S. federal income tax purposes upon the exchange of their VIST common stock for Tompkins common stock pursuant to the merger. For further discussion of the material U.S. federal income tax consequences of the merger, see "The Merger—Material Federal Income Tax Consequences," beginning on page 60.

About the Tompkins Annual Meeting

Q:
What am I being asked to vote on?

A:
Tompkins shareholders are being asked to vote on the following proposals:

1.
Issuance of Common Stock in the Merger.    To approve the issuance of Tompkins common stock in the merger contemplated by the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus;

2.
Election of Directors.    To elect sixteen (16) Directors for a term of one year expiring in the year 2013;

3.
Ratification of Auditor Appointment.    To ratify the appointment of the independent registered public accounting firm, KPMG LLP, as Tompkins' independent auditor for the fiscal year ending December 31, 2012;

4.
Adjournment of Meeting.    To approve the adjournment of the Tompkins annual meeting, if necessary, to solicit additional proxies; and,

5.
Other Matters.    To transact such other business as may properly come before the Tompkins annual meeting or any adjournment thereof.

Q:
How does the board of directors of Tompkins recommend that I vote?

A:
The Tompkins board of directors recommends that holders of Tompkins common stock vote "FOR" all Tompkins proposals described in this joint proxy statement/prospectus.

Q:
What do I need to do now?

A:
After carefully reading and considering the information contained in this joint proxy statement/prospectus, please submit your proxy as soon as possible so that your shares will be represented at the meeting. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by the record holder if your shares are held in the name of your broker or other nominee.

Q:
How do I vote?

A:
If you are a shareholder of record of Tompkins as of May 25, 2012, which is referred to as the Tompkins record date, you may submit a proxy before the Tompkins annual meeting in one of the following ways:

•
use the toll-free number shown on your proxy card;

•
visit the website shown on your proxy card to submit a proxy via the Internet; or

•
complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

    You may also cast your vote in person at the Tompkins annual meeting, as applicable.

    If your shares are held in "street name" through a broker, bank or other nominee, that institution will send you separate instructions describing the procedure for voting your shares. Holders in "street name" who wish to vote in person at the Tompkins annual meeting will need to obtain a proxy form from the institution that holds their shares.

Q:
When and where is the Tompkins annual meeting of shareholders?

A:
The annual meeting of Tompkins shareholders will be held on Wednesday, July 18, 2012 at 5:30 p.m., at the Country Club of Ithaca, 189 Pleasant Grove Road, Ithaca, New York. All shareholders of Tompkins as of the Tompkins record date, or their duly appointed proxies, may attend the Tompkins annual meeting. Since seating is limited, seating at the Tompkins annual meeting will be on a first-come, first-served basis.

Q:
If my shares are held in "street name" by a broker or other nominee, will my broker or nominee vote my shares for me?

A:
Tompkins believes that brokers or other nominees will have discretionary authority to vote only on the ratification of auditors proposal (Proposal 3). Therefore, if you are a Tompkins shareholder and you do not instruct your broker or other nominee on how to vote your shares:

•
your broker or other nominee may not vote your shares on Proposal 1 (to authorize issuance of Tompkins common stock in connection with the merger), nor on Proposal 2 (the election of directors), nor on Proposal 4 (the adjournment proposal), and these "broker non-votes" will have no effect on the vote on these proposals; and

•
your broker or other nominee may vote your shares on Proposal 3 (to ratify the selection of KPMG LLP as Tompkins' independent registered public accounting firm for the fiscal year ending December 31, 2012).

This is because, if your shares are held in "street name" in a stock brokerage account or by a bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your bank or broker. Please note that you may not vote shares held in street name by returning a proxy card directly to Tompkins or by voting in person at the Tompkins annual meeting unless you provide a "legal proxy," which you must obtain from your bank or broker.

Brokers or other nominees who hold shares in street name for a beneficial owner typically have the authority to vote in their discretion on "routine" proposals when they have not received instructions from beneficial owners. However, brokers or other nominees are not allowed to exercise their voting discretion on matters that are determined to be "non-routine" without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker or other nominee that are represented at the applicable meeting but with respect to which the broker or other nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker or other nominee does not have discretionary voting power on such proposal.

Q:
What constitutes a quorum for the Tompkins annual meeting?

A:
The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Tompkins common stock entitled to vote at the annual meeting is necessary to constitute a quorum at the annual meeting and any adjournment thereof. Each share is entitled to one vote on all matters. Abstentions and broker non-votes will be counted as present and entitled to vote for purposes of determining a quorum.

Q:
What vote is required to approve each proposal to be considered at the Tompkins annual meeting?

A:
To elect Tompkins directors:    Election of the Tompkins directors requires the affirmative vote of a plurality of the votes cast at the Tompkins annual meeting. Accordingly, the sixteen (16) director nominees receiving the highest number of votes will be elected.

To act on all other matters:    All other proposals on the agenda for the Tompkins annual meeting require the affirmative vote of a majority of the votes cast at the annual meeting. Accordingly, these proposals will be approved if the number of votes cast in favor of the proposal at the annual meeting or any adjournment thereof exceeds the number of votes cast against the proposal.

As of the record date for the Tompkins annual meeting, Tompkins' directors and executive officers collectively had the right to vote approximately 10% of the Tompkins common stock outstanding and entitled to vote at the Tompkins annual meeting. Each of the directors and executive officers of Tompkins has indicated to us that he or she intends to vote "FOR" approval and adoption of the merger agreement, although none of them has entered into any agreements obligating them to do so.

Q:
What if I abstain from voting or do not vote at the Tompkins annual meeting?

A:
For the purposes of the Tompkins annual meeting, an abstention, which occurs when a Tompkins shareholder attends the Tompkins annual meeting, either in person or by proxy, but abstains from voting, will have no effect on the outcome of the proposals to be considered at the Tompkins annual meeting.

Q:
What if I hold stock of both Tompkins and VIST?

A.
If you hold shares of both Tompkins and VIST, you will receive two separate packages of proxy materials. A vote as a VIST shareholder for the merger proposal or any other proposals to be considered at the VIST special meeting will not constitute a vote as a Tompkins shareholder for the share issuance proposal relating to the merger or any other proposals to be considered at Tompkins annual meeting, and vice versa. Therefore, please sign, date and return all proxy cards that you receive, whether from Tompkins or VIST, or submit separate proxies as both a Tompkins shareholder and a VIST shareholder by Internet or telephone.

Q:
May I change my vote or revoke my proxy after I have delivered my proxy or voting instruction card?

A:
Yes. You may change your vote at any time before your proxy is voted at the Tompkins annual meeting. You may do this in one of four ways:

•
by sending a notice of revocation to the corporate secretary of Tompkins;

•
by sending a completed proxy card bearing a later date than your original proxy card;

  •
  by logging onto the website specified on your proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case if you are eligible to do so, and following the instructions on the proxy card; or

  •
  by attending the Tompkins annual meeting and voting in person; however, your attendance alone will not revoke any proxy.

  If you choose any of the first three methods, you must take the described action no later than 11:59 p.m., Eastern time, on the day before the date of the Tompkins annual meeting.

  If your shares are held in an account at a broker or other nominee, you should contact your broker or other nominee to change your vote.

Q:
What happens if I sell my Tompkins shares after the Tompkins record date but before the Tompkins annual meeting?

A:
The record date for the Tompkins annual meeting is earlier than both the date of such meeting and the date that the merger is expected to be completed. If you transfer your Tompkins common stock after the Tompkins record date but before the date of the Tompkins annual meeting, you will retain your right to vote at the Tompkins annual meeting (provided that such shares remain outstanding on the date of the Tompkins annual meeting).

Q:
What do I do if I receive more than one joint proxy statement/prospectus or set of voting instructions?

A:
If you hold shares directly as a record holder and also in "street name," or otherwise through a nominee, you may receive more than one joint proxy statement/prospectus and/or set of voting instructions relating to the applicable meeting. These should each be voted or returned separately to ensure that all of your shares are voted.

Q:
Do I have appraisal or dissenters' rights?

A:
No. Under New York law, holders of Tompkins common stock will not be entitled to exercise any dissenters' or appraisal rights in connection with any of the proposals being presented to them.

Q:
Should I send in my Tompkins stock certificates?

A:
No. Please do not send your stock certificates with your proxy card.

Tompkins shareholders will not be required to exchange or take any other action regarding their stock certificates in connection with the merger. Tompkins shareholders holding stock certificates should keep their stock certificates both now and after the merger is completed.

Q:
Whom should I contact if I have additional questions?

A:
If you are a Tompkins shareholder and have any questions about the merger, or if you need additional copies of this document or the enclosed proxy card, you should contact:

    Tompkins Financial Corporation
    The Commons
    P.O. Box 460
    Ithaca, NY 14851
    Attention: Ms. Linda M. Carlton, Assistant Vice President and Corporate Secretary
    Telephone: (607) 273-3210

About the VIST Special Meeting

Q:
What are the matters on which I am being asked to vote at the VIST special meeting?

A:
You are being asked to consider and vote on the following matters:

•
Approval and adoption of the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus;

•
Approval, in an advisory (non-binding) vote, of compensation payable to the named executive officers of VIST in connection with the merger ("merger-related executive compensation"); and

•
Adjournment of the VIST special meeting, if necessary, to solicit additional proxies.

Q:
How does the VIST board of directors recommend that I vote my shares?

A:
The VIST board of directors recommends that the VIST shareholders vote their shares as follows:

•
"FOR" approval and adoption of the merger agreement;

•
"FOR" approval, in an advisory (non-binding) vote, of the merger-related executive compensation; and

•
"FOR" an adjournment of the VIST special meeting, if necessary, to solicit additional proxies.

Q:
What do I need to do now?

A:
After carefully reading and considering the information contained in this joint proxy statement/prospectus, please submit your proxy as soon as possible so that your shares will be represented at VIST's special meeting. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by the record holder if your shares are held in the name of your broker or other nominee.

Q:    Who is entitled to vote at the VIST special meeting?

A:
VIST shareholders of record as of the close of business on May 15, 2012, which is referred to as the VIST record date.

Q:    How many votes do I have?

A:
Each share of VIST common stock is entitled to one vote.

Q:    How do I vote my VIST shares?

A:
You may vote your VIST shares by completing and returning the enclosed proxy card or by voting in person at the VIST special meeting. In addition, you may be able to vote via the Internet, as described below.

  Voting by Proxy.    You may vote your VIST shares by completing and returning the enclosed proxy card. Your proxy will be voted in accordance with your instructions. If you do not specify a choice on one of the proposals described in this joint proxy statement/prospectus, your proxy will be voted in favor of that proposal.

  ON YOUR VIST PROXY CARD:

  •
  Mark your selections;

  •
  Date and sign your name exactly as it appears on your card; and

  •
  Return your completed proxy card in the enclosed postage-paid envelope.

  Voting by Internet.    If you are a registered shareholder, you may vote electronically through the Internet by following the instructions included with your proxy card. If your shares are registered in the name of a broker or other nominee, your nominee may be participating in a program provided through ADP Investor Communication Services that allows you to vote via the Internet. If so, the voting form your nominee sends you will provide Internet instructions.

  Voting in person.    If you attend the VIST special meeting, you may deliver your completed proxy card in person or may vote by completing a ballot which will be available at the VIST special meeting.

  Should you have any questions on the procedure for voting your shares, please contact Phoenix Advisory Partners at 110 Wall Street, 27th Floor, New York, NY 10005 or toll-free at (877) 478-5038 (brokers and banks should call (212) 493-3910).

Q:    Why is my vote important?

A:
Because the merger cannot be completed without the affirmative vote of the holders of at least 70% of the shares of VIST common stock outstanding on May 15, 2012, and because a majority of the outstanding VIST common stock entitled to vote is necessary to constitute a quorum in order to transact business at the special meeting, every shareholder's vote is important.

Q:
If my shares of VIST common stock are held in street name by my broker, will my broker automatically vote my shares for me?

A:
No. Your broker CANNOT vote your shares on any proposal at the VIST special meeting without instructions from you. You should instruct your broker as to how to vote your shares, following the directions your broker provides to you. Please check the voting form used by your broker.

Q:    What if I fail to instruct my broker?

A:
If you do not provide your broker with instructions, your broker generally will not be permitted to vote your shares on the merger proposal or any other proposal (a so-called "broker non-vote") at the VIST special meeting. For purposes of determining the number of votes cast with respect to the merger proposal, only those votes cast "for" or "against" the proposal are counted. Broker non-votes, if any, are submitted by brokers or nominees in connection with the special meeting, will not be counted as votes "for" or "against" for purposes of determining the number of votes cast, but will be treated as present for quorum purposes. Because the affirmative vote of the holders of at least 70% of the shares of VIST common stock is required for the adoption of the merger agreement, abstentions and broker non-votes will have the effect of a vote against adoption of the merger agreement but will not affect the outcome of any of the other matters being voted on at the meeting.

Q:    What constitutes a quorum for the VIST special meeting?

A:
As of May 9, 2012, 6,639,762 shares of VIST common stock were issued and outstanding, each of which will be entitled to one vote at the meeting. A majority of the outstanding shares, present or represented by proxy, constitutes a quorum. If you vote by proxy, your shares will be included for determining the presence of a quorum. Both abstentions and broker non-votes are also included for purposes of determining the presence of a quorum.

Q:
Assuming the presence of a quorum, what is the vote required to approve the matters to be considered at the VIST special meeting?

A:
The affirmative vote of the holders of at least 70% of the shares of VIST common stock outstanding on May 15, 2012 is required for the approval and adoption of the merger agreement. The affirmative vote of a majority of all votes cast, in person and by proxy, at the meeting is required to approve the other matters to be considered at the meeting. Abstentions and broker non-votes will have the effect of a vote against adoption of the merger agreement but will not affect the outcome of any of the other matters being voted on at the meeting.

  Simultaneously with the execution of the merger agreement, the directors and executive officers of VIST holding approximately 17% of the outstanding shares of VIST common stock each entered into a voting agreement with Tompkins pursuant to which each executive officer and director agreed that he or she will vote his or her shares of VIST common stock (i) in favor of the approval and adoption of the merger agreement and (ii) against any proposal made in opposition to or competition with the merger agreement or that would impede, interfere with, delay or otherwise adversely affect the consummation of the merger.

Q:    Do I have appraisal or dissenters' rights?

A:
No. Under Pennsylvania law, holders of VIST common stock will not be entitled to exercise any appraisal rights in connection with the merger or any of the other proposals being presented to them.

Q:    Can I attend the VIST special meeting and vote my shares in person?

A:
Yes. All shareholders, including shareholders of record and those who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the special meeting. Holders of record of VIST common stock can vote in person at the special meeting. If you are not a shareholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership and you must bring a form of personal photo identification with you in order to be admitted. We reserve the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification.

Q:    Can I change my vote?

A:
Yes. You may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to the Secretary of VIST, or (3) attending the special meeting in person, notifying the Secretary and voting by ballot at the special meeting. VIST Secretary's mailing address is VIST Financial Corp., P.O. Box 6219, Wyomissing PA 19610.

  Any shareholder entitled to vote in person at the special meeting may vote in person regardless of whether a proxy has been previously given, and such vote will revoke any previous proxy, but the mere presence (without notifying the Secretary of VIST) of a shareholder at the special meeting will not constitute revocation of a previously given proxy.

Q:    Is my vote confidential?

A:
Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner designed to protect your voting privacy. Your vote will not be disclosed either within

  VIST or to third parties except (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, or (3) to facilitate a successful proxy solicitation by the Board. Occasionally, shareholders provide written comments on their proxy card, which are then forwarded to management.

Q:    Who will bear the cost of soliciting votes for the VIST special meeting?

A:
Tompkins will pay the cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone, or by electronic communication by our directors, officers, and employees, who will not receive any additional compensation for such solicitation activities. VIST has retained the services of Phoenix Advisory Partners to aid in the solicitation of proxies from banks, brokers, nominees and intermediaries, and to tabulate votes at the meeting. VIST estimates that it will pay a fee of $7,000, plus expenses, for these services. In addition, VIST may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners.

Q:    What happens if additional proposals are presented at the VIST special meeting?

A:
Other than the proposals described in this joint proxy statement/prospectus, VIST does not expect any matters to be presented for a vote at the special meeting. If you grant a proxy, the persons named as proxy holders, Donna O. Kowalski and Edward C. Barrett, will have the discretion to vote your shares on any additional matters properly presented for a vote at the special meeting.

Q:    When do you expect to complete the merger?

A:
We expect to complete the merger in the third quarter of 2012. However, we cannot assure you when or if the merger will occur. Among other things, we cannot complete the merger until we obtain the approval of VIST shareholders at the special meeting.

Q:    Whom should I call with questions about the special meeting or the merger?

A:
VIST shareholders should call VIST's Investor Relations at (610) 306-7211, or Phoenix Advisory Partners, VIST's proxy solicitor, at toll-free at (877) 478-5038 (brokers and banks should call (212) 493-3910), with any questions about the special meeting, the merger or any related transactions.

Q:    Will I be able to trade the shares of Tompkins common stock that I receive in the merger?

A:
Yes. The shares of Tompkins common stock that you receive pursuant to the merger will be listed on the NYSE-Amex under the symbol "TMP." Certain persons who are deemed affiliates of VIST will be required to comply with Rule 145 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), if they sell their shares of Tompkins common stock received pursuant to the merger.

Q:    Should I send in my VIST stock certificates now?

A:
No. If VIST shareholders approve the merger agreement, after the merger is completed, you will receive written instructions, including a letter of transmittal, that will explain how to exchange your VIST stock certificates for Tompkins common stock certificates. Please do not send in any VIST stock certificates until you receive these written instructions and the letter of transmittal.

Q:    Are there risks that I should consider in deciding whether to vote to approve the merger agreement?

A:
Yes. You should consider the risk factors set out in the section entitled "Risk Factors" beginning on page 20 of this joint proxy statement/ prospectus.

Q:    What if I hold stock of both Tompkins and VIST?

A:
If you hold shares of both Tompkins and VIST, you will receive two separate packages of proxy materials. A vote as a VIST shareholder for the merger proposal or any other proposals to be considered at the VIST special meeting will not constitute a vote as a Tompkins shareholder for the share issuance proposal relating to the merger or any other proposals to be considered at Tompkins annual meeting, and vice versa. Therefore, please sign, date and return all proxy cards that you receive, whether from Tompkins or VIST, or submit separate proxies as both a Tompkins shareholder and a VIST shareholder by Internet or telephone.

SUMMARY

        This summary highlights selected information in this document, and it may not include all the information that is important to the shareholders of VIST and the shareholders of Tompkins. Shareholders of VIST and shareholders of Tompkins should each read carefully this entire joint proxy statement/prospectus, including the annexes and other documents referred to in this document.

 The Companies

  Tompkins

        Tompkins is headquartered in Ithaca, New York and is registered as a Financial Holding Company with the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended. Tompkins offers a variety of financial products and services, including commercial and consumer banking, leasing, trust and investment management, financial planning and wealth management, insurance, and brokerage services. Tompkins' subsidiaries include: three wholly-owned banking subsidiaries, Tompkins Trust Company, The Bank of Castile, The Mahopac National Bank; AM&M Financial Services, Inc., a wholly owned registered investment advisor; and a wholly-owned insurance agency subsidiary, Tompkins Insurance Agencies, Inc. AM&M and the trust division of Tompkins Trust Company provide investment services under the Tompkins Financial Advisors name, including investment management, trust and estate, financial and tax planning as well as life, disability and long-term care insurance services.

        At December 31, 2011, Tompkins had total assets of approximately $3.4 billion, deposits of $2.7 billion, and stockholders' equity of $299.1 million. Tompkins' principal offices are located at The Commons, Ithaca, New York, 14851, and its telephone number is (607) 273-3210. Tompkins' common stock is traded on the NYSE-Amex under the Symbol "TMP." Tompkins was organized in 1995, under the laws of the State of New York, as a bank holding company for Tompkins Trust Company, a commercial bank that has operated in Ithaca, New York and surrounding communities since 1836.

  VIST

        VIST is a Pennsylvania business corporation headquartered in Wyomissing, Pennsylvania. VIST was organized as a bank holding company on January 1, 1986 and became a financial holding company on February 7, 2002 upon election with the Board of Governors of the Federal Reserve System (the "Federal Reserve"). VIST offers a wide array of financial services, including banking, insurance, investment, and mortgage services, through its various subsidiaries VIST Bank, VIST Insurance, LLC and VIST Capital Management, LLC. As of December 31, 2011, VIST Bank's wholly-owned subsidiary, VIST Mortgage Holdings, LLC, was inactive.

        At December 31, 2011, VIST had total assets of $1.43 billion, total shareholders' equity of $115.7 million, and total deposits of $1.19 billion. VIST's executive offices are located at 1240 Broadcasting Road, Wyomissing, Pennsylvania 19610, and its telephone number is (610) 603-7211. VIST's common stock is traded on the NASDAQ Global Market system under the symbol "VIST." For further information about VIST, its business and operations, please see "Additional Information about VIST" beginning on page 89.

  Merger Sub

        Merger Sub was incorporated in the State of New York on January 24, 2012, and is a wholly owned subsidiary of Tompkins. Merger Sub has not, and prior to the completion of the merger will not, conduct any activities other than those incidental to its formation and the matters contemplated by the merger agreement.

 The Merger

        Each of the Tompkins board of directors and VIST board of directors has approved and adopted the merger agreement, which provides that, subject to the terms and conditions of the merger agreement and in accordance with the New York Business Corporation Law, which is referred to in this joint proxy statement/prospectus as the NYBCL, upon completion of the merger, VIST will merge with and into Merger Sub, a wholly owned subsidiary of Tompkins, with Merger Sub being the surviving corporation in the merger and remaining a wholly owned subsidiary of Tompkins. Immediately after the merger, it is expected that merger sub will merge into its parent, Tompkins, and all of VIST's subsidiaries will become direct subsidiaries of Tompkins.

        Each share of VIST common stock issued and outstanding immediately prior to the completion of the merger (except any shares of VIST common stock held by VIST, Tompkins, or Merger Sub, which will be cancelled upon completion of the merger) will be converted into the right to receive 0.3127 shares of Tompkins common, which we refer to as the "Exchange Ratio." The Exchange Ratio is subject to adjustment based on the average of the closing price of Tompkins common stock for the 20 consecutive business days ending three days prior to the date of the VIST special meeting of shareholders, which is to be held on July 17, 2012. If this average closing price is greater than $43.98, the Exchange Ratio will be adjusted and fixed at 0.2842 shares of Tompkins common stock for each VIST share of common stock, and if this average closing price is less than $35.98, the Exchange Ratio will be adjusted and fixed at 0.3475 shares of Tompkins common stock for each VIST share of common stock. As a result, the value of the Tompkins shares that VIST shareholders will receive in the merger will change, and we cannot predict what the value will be at the closing of the merger. Further, if the Exchange Ratio decreases to 0.2842, this would increase the total number of shares of Tompkins common stock issued to VIST shareholders, which would have a dilutive effect on the relative ownership interest of each Tompkins shareholder in the combined company. Accordingly, at the time of the mailing of this joint proxy statement/prospectus, neither Tompkins nor VIST shareholders will be able to assess whether and to what extent Tompkins common stock issued in the merger will impact their relative holdings in the combined company following the merger.

        Fractional shares of Tompkins common stock resulting from the application of the Exchange Ratio to a VIST shareholder's holdings of VIST common stock will be converted to the right to receive a cash payment for each such fractional share. The cash payment will equal an amount, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) the average of the daily closing sales prices of a share of Tompkins Common Stock as reported on NYSE-Amex for the five consecutive trading days immediately preceding the Closing Date.

        For further discussion of the merger consideration, see "The Merger—Merger Consideration," beginning on page 59.

Recommendation of the Tompkins Board of Directors

        Tompkins' board of directors recommends that holders of Tompkins common stock vote as follows:

  •
  "FOR" the proposal to issue shares of Tompkins common stock in connection with the merger;

  •
  "FOR" each of the director nominees;

  •
  "FOR" the proposal to ratify Tompkins' appointment of an independent auditor;

  •
  "FOR" the proposal to adjourn the Tompkins annual meeting, if necessary, to solicit additional proxies; and

  •
  "FOR" the proposal to to transact other proper business at the annual meeting, or any adjournment thereof.

        For further discussion of Tompkins' reasons for the merger and the recommendations of Tompkins' board of directors, "The Merger—Tompkins' Reasons for the Merger" and "The Merger—Recommendation of Tompkins' Board of Directors," beginning on pages 47 and 48, respectively.

Recommendation of the VIST Board of Directors

        VIST's board of directors recommends that holders of VIST common stock vote as follows:

  •
  "FOR" the approval and adoption of the merger agreement;

  •
  "FOR" approval, in an advisory (non-binding) vote, of the merger-related executive compensation; and

  •
  "FOR" an adjournment of the VIST special meeting, if necessary, to solicit additional proxies.

        For further discussion of VIST's reasons for the merger and the recommendations of VIST's board of directors, see "The Merger—VIST's Reasons for the Merger" and "The Merger—Recommendation of VIST's Board of Directors," beginning on pages 48 and 51, respectively.

Opinion of VIST's Financial Advisor

        In connection with the VIST board of directors' consideration of the merger agreement, VIST's financial advisor, Stifel, Nicolaus & Company, Incorporated, or "Stifel," provided its opinion to the VIST board of directors at the January 24, 2012 meeting of the VIST board of directors that, as of that date, and subject to and based on the qualifications and assumptions set forth in its opinion, the exchange ratio stated in the merger agreement was fair, from a financial point of view, to VIST's shareholders. The full text of Stifel's opinion is attached as Annex B to this joint proxy statement/prospectus. VIST shareholders should read that opinion and the description of Stifel's opinion contained in this document in their entirety. The opinion of Stifel does not reflect any developments that may have occurred or may occur after the date of its opinion and prior to the completion of the merger.

        VIST paid Stifel a cash fee of $250,000 concurrently with the rendering of the fairness opinion. Additionally, VIST has agreed to pay to Stifel at the time of completion of the merger a cash fee estimated to be approximately $1.06 million.

Interests of VIST's Directors and Executive Officers in the Merger

        In addition to their interests as VIST shareholders, the directors and executive officers of VIST may have interests in the merger that are different from or in addition to interests of other VIST shareholders. These interests include, among others, provisions in the merger agreement regarding board membership, as well as change in control agreements, employment agreements, indemnification, insurance, stock options, vesting of restricted stock, and eligibility to participate in various employee benefit plans. For purposes of the VIST agreements and plans, the completion of the merger will generally constitute a change in control. These additional interests may create potential conflicts of interest and cause some of these persons to view the proposed transaction differently than you may view it as a VIST shareholder. The financial interests of VIST's executive officers and directors in the merger include the following:

  •
  the appointment, effective at the closing of the merger, of two current VIST directors (to be mutually identified by Tompkins and VIST, subject to certain limitations) to the board of directors of Tompkins and the payment of compensation to such individuals in accordance with the policies of Tompkins, which currently consists of the following payments to each of Tompkins' non-employee directors: an annual retainer of $13,000, a per diem payment of $1,250 for each Tompkins board meeting and between $400 and $750 for each committee meeting attended, depending on the committee;

  •
  the appointment, effective at the closing of the merger, of five current VIST directors (to be mutually identified by Tompkins and VIST, subject to certain limitations) to the board of directors of VIST Bank and the payment of compensation to such individuals in accordance with the policies of Tompkins related to its subsidiary banks, which currently consists of the following payments to each of the banks' non-employee directors: an annual retainer of $14,200, and $400 for each committee meeting attended;

  •
  the nomination of two (2) members of the current VIST board of directors—which persons may or may not be those selected to fill the vacancies described above-for election at the first annual meeting of Tompkins following the merger;

  •
  the continued indemnification of current directors and executive officers of VIST and its subsidiaries pursuant to the terms of the merger agreement and providing these individuals with director's and officer's liability insurance;

  •
  the retention of certain executive officers of VIST, and payment of compensation to such executive officers, pursuant to employment agreements between Tompkins and each of them that are expected become effective at the closing of the merger;

  •
  each of VIST's named executive officers, as well as certain other executives, will be entitled to severance or change-in-control benefits upon a termination of their employment following the merger (except in certain limited circumstances); and,

  •
  the acceleration of vesting of unvested VIST stock options and restricted stock held by VIST directors and officers, and either the cashing out or the conversion of VIST stock options held by directors and officers into stock options to purchase shares of Tompkins common stock.

        VIST's board of directors was aware of these interests and took them into account in its decision to approve the merger agreement. Please see "The Merger—Interests of Certain Persons in the Merger" beginning on page 63 for a more detailed description of these interests, as well as the costs associated with them. Certain officers of VIST and its subsidiaries are expected to be appointed as officers of Tompkins or its subsidiaries upon completion of the merger, and as employees of these surviving entities, they will be eligible for certain employee benefits. Please see "The Merger—Employee Benefit Plans" on page 61 for more information. All of these circumstances may cause some of VIST's directors and executive officers to view the proposed merger differently than VIST shareholder may view it.

Material United States Federal Income Tax Consequences of the Merger

        The merger has been structured to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and it is a condition to the completion of the merger that each of Tompkins and VIST receive a written opinion from their respective legal counsel to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Stevens and Lee, P.C., counsel to VIST, will also render an opinion that the holders of VIST common stock will not recognize gain or loss for U.S. federal income tax purposes upon the exchange of their VIST common stock for Tompkins common stock pursuant to the merger. For further discussion of the material U.S. federal income tax consequences of the merger, see "The Merger—Material Federal Income Tax Consequences," beginning on page 60.

        Holders of VIST common stock should consult their tax advisors to determine the tax consequences to them, including the application and effect of any state, local or non-U.S. income and other tax laws, of the merger.

 Accounting Treatment of the Merger

        The merger will be treated as a "business combination" using the acquisition method of accounting with Tompkins treated as the acquiror under generally accepted accounting principles, or GAAP.

        For further discussion of the accounting treatment of the merger, see "The Merger—Accounting Treatment," beginning on page 81.

No Appraisal Rights

        Neither shareholders of Tompkins nor shareholders of VIST will have appraisal or dissenters' rights in connection with any of the proposals to be voted upon at their respective meetings.

Regulatory Matters

        The Federal Reserve must approve the merger under the provisions of the Bank Holding Company Act of 1956, as amended (the "Bank Holding Company Act"), relating to the acquisition of a bank holding company by another bank holding company, and the applicable waiting period must expire before it can be completed. In addition, the Pennsylvania Department of Banking must approve the merger under the Pennsylvania Banking Code of 1965. The application for approval of the merger was filed with the Federal Reserve on May 10, 2012, and it is expected that application will be made with the Pennsylvania Department of Banking during May 2012.

        For further discussion of the regulatory requirements in connection with the merger, see "The Merger—Regulatory Approvals Required for the Merger," beginning on page 79.

Conditions to Completion of the Merger

        Currently, we expect to complete the merger in the third quarter of 2012. As more fully described in this joint proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include, among others:

  •
  the approval of the issuance of the shares of Tompkins common stock in the merger by the affirmative vote of the holders of a majority of the votes cast, in person or by proxy, at the Tompkins annual meeting;

  •
  the approval and adoption of the merger agreement by the affirmative vote of the holders of seventy percent (70%) of the outstanding shares of VIST common stock entitled to vote thereon;

  •
  the purchase or redemption of all VIST Series A Preferred Stock, and the warrant to purchase shares of VIST common stock, from the U.S. Treasury, with the result that any and all restrictions, limitations or conditions associated with VIST's participation in the Capital Purchase Program of the Troubled Asset Relief Program of the United States Department of the Treasury, or "TARP," will have terminated and no longer be of any force and effect;

  •
  the receipt of all required regulatory approvals, including the expiration of all waiting periods relating to such approvals, without the imposition of any condition or requirement that Tompkins' board of directors reasonably determines would materially and adversely affect the combined enterprise or materially impair the value of VIST (including its subsidiaries) to Tompkins;

  •
  the approval for listing on NYSE-Amex of the Tompkins common stock to be issued in the merger; and

  •
  receipt by Tompkins and VIST of an opinion of their respective legal counsel to the effect that, for federal income tax purposes, the merger will constitute a reorganization or be treated as part of a reorganization, within the meaning of Section 368(a) of the Internal Revenue Code.

        Tompkins' obligation to complete the merger is also separately subject to the satisfaction or waiver of the following conditions, among others:

  •
  the execution and delivery of employment agreements by certain of VIST's key employees, on terms and conditions satisfactory to Tompkins, as described below under "The Merger—Interests of Certain Persons in the Merger—New Employment Agreements" on page 67;

  •
  the approval, on terms and conditions satisfactory to Tompkins, by the Federal Deposit Insurance Corporation, or "FDIC," of the assignment by merger of a certain Shared-Loss Agreement, dated November 19, 2010, by and among the FDIC as Receiver for Allegiance Bank of North America, and VIST and VIST Bank;

  •
  the execution and delivery of resignations from each of the directors of VIST's subsidiaries; and

  •
  VIST's representations and warranties in the merger agreement being true and correct, subject to the materiality standards contained in the merger agreement, and the performance by VIST, in all material respects, of all of its obligations under the merger agreement.

        VIST's obligation to complete the merger is also separately subject to the satisfaction or waiver of the following conditions, among others:

  •
  Tompkins' representations and warranties in the merger agreement being true and correct, subject to the materiality standards contained in the merger agreement, and the performance by Tompkins, in all material respects, of all of its obligations under the merger agreement.

        We cannot provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. For further discussion of the conditions to the merger, see "The Merger—Conditions to the Completion of the Merger," beginning on page 69.

No Solicitation of Other Offers

        VIST has agreed that it, its subsidiaries, and its representatives (including its directors and officers) will not, directly or indirectly:

  •
  initiate, solicit, induce or knowingly encourage, the making or implementation of any alternative acquisition proposal; or

  •
  participate in any discussions or negotiations regarding any alternative acquisition proposal, or furnish information or access to any person that has made an alternative acquisition proposal.

        The merger agreement does not, however, prohibit VIST from furnishing information or access to a third party who has made an alternative acquisition proposal and participating in discussions and negotiating with such person prior to the receipt of shareholder approval if specified conditions are met. Among those conditions is a good faith determination by VIST's board of directors that the acquisition proposal constitutes a proposal that is more favorable to VIST and its shareholders than the transactions contemplated by the merger agreement and is reasonably capable of being completed on its stated terms, taking into account all financial, regulatory, legal and other aspects of the proposal.

        For further discussion of the restrictions on solicitation of acquisition proposals from third parties, see "The Merger—No Solicitation by VIST," beginning on page 75.

Termination and Termination Fee

        The merger agreement contains customary termination provisions for a transaction of this type that may apply even if VIST's and Tompkins' shareholders approve the merger. Tompkins and VIST can agree by mutual consent to terminate the merger agreement, if the board of directors of each determines to do so. In addition, either VIST or Tompkins may decide, without the consent of the other, to terminate the merger agreement if the merger is not completed by December 31, 2012.

        VIST may terminate the merger agreement, without the consent of Tompkins, for the following reasons, among others, which are more fully described in this document:

  •
  if VIST has received a proposal for a competing business combination between VIST and a third party that is financially superior to the merger with Tompkins, and following certain procedures specified in merger agreement, the board of directors of VIST has made a determination to accept such superior proposal; and

  •
  if the average of the closing prices of Tompkins' common stock is less than $32.00 (as adjusted for certain capital transactions) for the 10 consecutive trading days ending on the date on which certain closing conditions to the merger have been satisfied or waived by the party entitled to enforce such conditions.

Tompkins may terminate the merger agreement, without the consent of VIST, for the following reasons, among others, which are more fully described in this document:

  •
  if VIST has entered into an acquisition agreement with respect to a different transaction, or terminated the merger agreement, or if VIST withdraws or modifies, in a manner adverse to Tompkins, its recommendation to its shareholders in order to accept a proposal for a competing business combination between VIST and a third party that is financially superior to the merger with Tompkins; and

  •
  if the aggregate amount of VIST past-due loans and non-performing assets exceeds $65,000,000 as of any month end prior to the closing date of the merger.

In addition, if Tompkins terminates the merger agreement as described above or under certain other circumstances, which are described in detail later in this joint proxy statement/prospectus, VIST will be required either to reimburse Tompkins' out-of-pocket expenses associated with the merger, to reimburse Tompkins for both its out-of-pocket expenses as well as for burdened staff costs, or to pay a termination fee of $3,300,000, depending upon the reason for termination. For further discussion of these reimbursements and the termination fee and the circumstances under which the merger agreement may be terminated, see "The Merger—Termination of the Merger Agreement," beginning on page 77.

Matters to Be Considered at the Meetings

  Tompkins

        Tompkins shareholders will be asked to vote on proposals related to the following:

  •
  the issuance of shares of Tompkins common stock in connection with the merger;

  •
  the election of sixteen (16) Directors for a term of one year expiring in the year 2013;

  •
  the ratification of the appointment of the independent registered public accounting firm, KPMG LLP, as Tompkins' independent auditor for the fiscal year ending December 31, 2012; and

  •
  the adjournment of the Tompkins annual meeting, if necessary, to solicit additional proxies.

        The Tompkins board of directors recommends that Tompkins shareholders vote "FOR" all of the proposals set forth above. For further discussion of the Tompkins annual meeting, see "Tompkins Annual Meeting of Shareholders," beginning on page 318.

  VIST

        VIST shareholders will be asked to consider and vote on the following proposals:

  •
  adoption of the merger agreement;

  •
  approval, in an advisory (non-binding) vote, of the merger-related executive compensation; and

  •
  approval of an adjournment of the VIST special meeting, if necessary, to solicit additional proxies.

        The VIST board of directors recommends that VIST shareholders vote "FOR" all of the proposals set forth above. For further discussion of the VIST special meeting, see "VIST Special Meeting of Shareholders," beginning on page 310.

Rights of VIST Shareholders Will Change as a Result of the Merger

        The rights of Tompkins shareholders are governed by New York law and by Tompkins' restated certificate of incorporation and second amended and restated bylaws. The rights of VIST shareholders are governed by Pennsylvania law and by VIST's articles of incorporation, as amended, and bylaws. Upon the completion of the merger, the rights of VIST shareholders will be governed by New York law and by Tompkins' restated certificate of incorporation and second amended and restated bylaws. Therefore, VIST shareholders receiving merger consideration will have different rights once they become Tompkins shareholders. These differences are described in greater detail under "Comparison of Rights of Holders of VIST Common Stock and Tompkins Common Stock," beginning on page 83.

Litigation Related to the Merger

        On February 2, 2012, Gary Veitch, a purported shareholder of VIST, filed a complaint in the Supreme Court of Pennsylvania, Court of Common Pleas, Berks County against VIST, its directors, Tompkins, and Merger Sub, in connection with merger agreement. The lawsuit is brought on behalf of a putative class of similarly situated shareholders, and alleges that VIST's board of directors breached its fiduciary duties regarding the merger, that Tompkins and Merger Sub aided and abetted the alleged breach of fiduciary duties, and that the merger represents a waste of corporate assets. The plaintiffs ask that, among other equitable remedies, the merger be enjoined and that plaintiffs be reimbursed for costs and reasonable legal fees. Additionally, on February 6, 2012, William K. Serp, a purported shareholder of VIST, made a separate demand under Pennsylvania law on VIST's board of directors, demanding that the VIST board of directors rectify alleged failures of fiduciary duty in connection with the merger. On May 9, 2012, Mr. Serp filed a complaint in the United States District Court for the Eastern District of Pennsylvania against VIST, its directors, Tompkins, and Merger Sub in connection with the merger agreement and this joint proxy statement/prospectus. The lawsuit is brought both individually and derivatively on behalf of a putative class of similarly-situated shareholders, and alleges, among other things, that this joint proxy statement/prospectus does not comply with Section 14(a) of the Securities Exchange Act of 1934 and Rule 14a-9 promulgated thereunder, that VIST's board of directors breached their fiduciary duties regarding the merger, and that VIST, Tompkins and Merger Sub aided and abetted the alleged breach of fiduciary duties. Plaintiff asks that the merger be enjoined or rescinded, that there be an award of damages, and that plaintiff be reimbursed for costs and reasonable legal fees. VIST intends to vigorously defend itself, and Tompkins intends to vigorously defend itself and Merger Sub, against these allegations.

Where You Can Find More Information

        If you would like more information about Tompkins or VIST, you should refer to the documents filed by each of us with the SEC. We have identified these documents and have set out instructions as to how you can obtain copies of these documents beginning on page 364 under the heading "Where You Can Find More Information."

RISK FACTORS

        In considering whether to vote in favor of the proposal to approve the Merger Agreement, you should consider all of the information included in this document and its annexes and all of the information included in the documents we have incorporated by reference. In particular, you should consider the following risk factors.

  Risks Relating to VIST and Tompkins Shareholders in Connection with the Merger

VIST shareholders cannot be sure of the market value of the Tompkins common stock that they will receive in the merger.

        In the proposed merger, VIST shareholders will receive Exchange Ratio. The Exchange Ratio is subject to adjustment based on the average of the closing prices of Tompkins common stock for the 20 consecutive business days ending three days prior to the date of the VIST special meeting of shareholders, which is to be held on July 17, 2012. If this average closing price is greater than $43.98, the Exchange Ratio will be adjusted and fixed at 0.2842 shares of Tompkins common stock for each VIST share of common stock, and if this average closing price is less than $35.98, the Exchange Ratio will be adjusted and fixed at 0.3475 shares of Tompkins common stock for each VIST share of common stock. As a result, the value of the Tompkins shares that VIST shareholders will receive in the merger will change, and we cannot predict what the value will be at the closing of the merger. Further, if the Exchange Ratio decreases to 0.2842, this would increase the total number of shares of Tompkins common stock issued to VIST shareholders, which would have a dilutive effect on the relative ownership interest of each Tompkins shareholder in the combined company. Accordingly, at the time of the mailing of this joint proxy statement/prospectus, neither Tompkins nor VIST shareholders will be able to assess whether and to what extent Tompkins common stock issued in the merger will impact their relative holdings in the combined company following the merger.

        In addition, relative prices of Tompkins common stock and VIST common stock are likely to change between the date of this Joint Proxy Statement/Prospectus and the date that the merger is completed. The market prices of Tompkins and VIST common stock may change as a result of a variety of factors, including general market and economic conditions, changes in business, operations and prospects, and regulatory considerations. Many of these factors are beyond the control of Tompkins and VIST. As Tompkins and VIST market share prices fluctuate, the value of the shares of Tompkins common stock that a VIST shareholder will receive will correspondingly fluctuate. It is impossible to predict accurately the market price of Tompkins common stock upon, or after completion of, the merger. Accordingly, it is also impossible to predict accurately the market value of the consideration to be received by shareholders of VIST in the merger upon their exchange of shares of VIST common stock for shares of Tompkins common stock.

         The market price of Tompkins common stock may be affected by factors different from those affecting VIST common stock.

        Upon completion of the merger, VIST shareholders will own approximately 19% of the combined company. Tompkins' current businesses and markets differ from those of VIST and, accordingly, the results of operations of Tompkins after the merger may be affected by factors different from those currently affecting the results of operations of VIST. For a discussion of the businesses of Tompkins and VIST and of certain factors to consider in connection with those businesses, see "Additional Information About VIST" beginning on page 89, and referred to under "Where You Can Find More Information" beginning on page 364.

         The credit quality of VIST's loans may be poorer than Tompkins expected, which would require Tompkins to increase its allowance for loan losses and negatively affect Tompkins' earnings.

        In the merger Tompkins will acquire from VIST approximately $958 million of corporate, commercial real estate, residential mortgage and construction and development related loans. As part of its due diligence on the merger, Tompkins reviewed a sample of these loans in various categories and has applied a fair value discount of approximately $55 million to reflect the credit risk of the loan portfolio. Tompkins' examination of these loans was made using the same criteria, analyses and collateral evaluations that Tompkins has traditionally used in the ordinary course of our business. Although Tompkins believes the loans that it will acquire are of acceptable credit quality, no assurance can be given as to the future performance of these loans. If the credit quality of these loans deteriorates more than Tompkins expects, it will require Tompkins to increase its allowance for loan losses and could affect Tompkins' earnings in future periods in a material and adverse manner.

         The required regulatory approvals and filings may not be obtained or completed, may delay the date of completion of the merger or may contain materially burdensome conditions.

        Tompkins and VIST will be required to obtain regulatory approvals with respect to certain filings and/or applications regarding the merger. These approvals and filings may include, among other items, applications and notices filed with the Federal Reserve, approval of the listing of Tompkins common stock issued in the merger on NYSE-Amex, approval of the merger by the Pennsylvania Department of Banking and/or related filings pursuant to the Pennsylvania Banking Code, as amended, and such other relevant filings, registrations, authorizations or approvals as may be required by a governmental or regulatory entity. Such filings and approvals must be completed prior to effecting the merger. Tompkins and VIST have agreed to use their reasonable best efforts to complete these filings and obtain these approvals; however, satisfying any requirements of regulatory agencies may delay the date of completion of the merger or such approval may not be obtained at all. In addition, you should be aware that, as in any transaction, it is possible that, among other things, restrictions on Tompkins after the merger may be sought by governmental agencies as a condition to obtaining the required regulatory approvals and these conditions could be materially burdensome to Tompkins following the closing of the merger. We cannot assure you as to whether these regulatory approvals will be received, the timing of the approvals or whether any conditions will be imposed.

         Failure to complete the merger could negatively affect the market price of Tompkins' and VIST's common stock.

        If the merger is not completed for any reason, Tompkins and VIST will be subject to a number of material risks, including the following:

  •
  the market price of their common stock may decline to the extent that the current market prices of their shares already reflect a market assumption that the merger will be completed;

  •
  costs relating to the merger, such as legal, accounting and financial advisory fees, and, in specified circumstances, additional reimbursement and termination fees, must be paid even if the merger is not completed;

  •
  the diversion of management's attention from the day-to-day business operations and the potential disruption to each company's employees and business relationships during the period before the completion of the merger may make it difficult to regain financial and market positions if the merger does not occur.

         If Tompkins does not successfully integrate VIST into its business and operations following the merger, the combined company may not realize the expected benefits from the merger.

        Integration in connection with any merger transaction is difficult and there is a risk that integrating the two companies may take more time and resources than we presently expect. Tompkins' ability to integrate VIST, which currently operates as a stand-alone business, into its operations and business divisions after the merger and its future success depends in large part on the ability of the management teams to work together effectively. The integration efforts may also more difficult and time consuming than the companies anticipate. As with any merger of financial institutions, there may also be disruptions that cause VIST to lose customers or cause customers to withdraw deposits from VIST or Tompkins banking subsidiaries, or other unintended consequences that could have a material adverse effect on Tompkins' results of operations or financial condition.

         Tompkins and VIST will be subject to business uncertainties and contractual restrictions while the merger is pending.

        Uncertainties about the effect of the merger on their businesses may have an adverse effect on Tompkins and VIST. These uncertainties may also impair VIST's ability to attract, retain and motivate strategic personnel until the merger is consummated, and could cause their customers and others that deal with VIST to seek to change their existing business relationship, which could negatively impact Tompkins upon consummation of the merger. In addition, the merger agreement restricts Tompkins and VIST from taking certain specified actions without the other's consent until the merger is consummated. These restrictions may prevent Tompkins and VIST from pursuing or taking advantage of attractive business opportunities that may arise prior to the completion of the merger.

         The merger agreement limits VIST's ability to pursue alternatives to the merger with Tompkins.

        The merger agreement contains terms and conditions that make it more difficult for VIST to engage in a business combination with a party other than Tompkins. Subject to limited exceptions, VIST is required to convene a special meeting and VIST's board of directors is required to recommend approval of the merger agreement. If the VIST board of directors determines to accept a superior acquisition proposal from a competing third party, VIST will be obligated to pay a $3.3 million termination fee to Tompkins. A competing third party may be discouraged from considering or proposing an acquisition of VIST, including an acquisition on better terms than those offered by Tompkins, due to the termination fee and VIST's obligations under the merger agreement. Further, the termination fee might result in a potential competing third party acquiror proposing a lower per share price than it might otherwise have proposed to acquire VIST. See "The Merger—Termination of the Merger Agreement—Termination Fee" beginning on page 78.

         The opinion of VIST's financial advisor does not reflect changes in circumstances since January 24, 2012.

        VIST's financial advisor, Stifel, rendered an opinion dated January 24, 2012, to the VIST board of directors that, as of such date, and subject to and based on the considerations referred to in its opinion, the Exchange Ratio to be received for each VIST share was fair, from a financial point of view, to holders of VIST common stock. The opinion was based on economic, market and other conditions in effect on, and the information made available to it as of, the date thereof. Changes in the operations and prospects of Tompkins or VIST, general market and economic conditions and other factors on which Stifel's opinion to VIST was based, may significantly alter the value of Tompkins or VIST or the prices of shares of Tompkins common stock or VIST common stock by the time the merger is completed. The opinion does not speak as of the time the merger will be completed or as of any date other than the date of such opinion. The VIST board of directors' recommendation that holders of VIST common stock vote "FOR" adoption of the merger agreement, however, is as of the date of this joint proxy statement/prospectus. For a description of the opinion that VIST received from its financial advisor, please refer to "The Merger—Opinion of VIST's Financial Advisor" beginning on page 51. For a description of the other factors considered by VIST's board of directors in deciding to approve the merger, please refer to "The Merger—VIST's Reasons for the Merger" beginning on page 48.

         VIST directors and executive officers may have interests in the merger that differ from your interests.

        Some of VIST's directors and executive officers have interests in the transaction other than their interests as shareholders. These interests include, among others, provisions in the merger agreement regarding board membership, as well as change in control agreements, employment agreements, indemnification, insurance, stock options, vesting of restricted stock, and eligibility to participate in various employee benefit plans. For purposes of the VIST agreements and plans, the completion of the merger will generally constitute a change in control. These additional interests may create potential conflicts of interest and cause some of these persons to view the proposed transaction differently than you may view it as a VIST shareholder. The financial interests of VIST's executive officers and directors in the merger include the following:

  •
  the appointment, effective at the closing of the merger, of two current VIST directors (to be mutually identified by Tompkins and VIST, subject to certain limitations) to the board of directors of Tompkins and the payment of compensation to such individuals in accordance with the policies of Tompkins;

  •
  the appointment, effective at the closing of the merger, of five current VIST directors (to be mutually identified by Tompkins and VIST, subject to certain limitations) the board of directors of VIST Bank and the payment of compensation to such individuals in accordance with the policies of Tompkins;

  •
  the nomination of two (2) members of the current VIST board of directors—which persons may or may not be those selected to fill the vacancies described above-for election at the first annual meeting of Tompkins following the merger;

  •
  the continued indemnification of current directors and executive officers of VIST and its subsidiaries pursuant to the terms of the merger agreement and providing these individuals with director's and officer's liability insurance;

  •
  the retention of certain executive officers of VIST, and the payment of compensation to these executives, including a retention payment, pursuant to employment agreements between Tompkins and these executives that will become effective at the closing of the merger;

  •
  each of VIST's named executive officers, as well as certain other executives, will be entitled to severance benefits upon a termination of their employment following the merger (except in certain limited circumstances); and,

  •
  the acceleration of vesting of unvested VIST stock options and restricted stock held by VIST directors and officers, and either the cashing out or the conversion of VIST stock options held by directors and officers into stock options to purchase shares of Tompkins common stock.

        Please see "The Merger—Interests of Certain Persons in the Merger" beginning on page 63 for a more detailed description of these interests, as well as the costs associated with such interests. Certain officers of VIST and its subsidiaries are expected to be appointed as officers of Tompkins or its subsidiaries upon completion of the merger, and as employees of these surviving entities, they will be eligible for certain employee benefits. Please see "The Merger—Employee Benefit Plans" on page 61 for more information. All of these circumstances may cause some of VIST's directors and executive officers to view the proposed merger differently than VIST shareholders may view it.

         The unaudited pro forma financial data included in this joint proxy statement/prospectus is preliminary and Tompkins' actual financial position and results of operations after the merger may differ materially from the unaudited pro forma financial data included in this joint proxy statement/prospectus.

        The unaudited pro forma financial data in this joint proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what the combined company's actual financial position or results of operations would have been had the merger been completed on the dates indicated. The pro forma financial data reflect adjustments, which are based upon preliminary estimates, to record VIST's identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation reflected in this document is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of VIST as of the date of the completion of the merger. Accordingly, the final purchase accounting adjustments may differ materially from the pro forma adjustments reflected in this document.

         After the merger is completed, VIST shareholders will become Tompkins shareholders and will have different rights that may be less advantageous than their current rights.

        Upon completion of the merger, VIST shareholders will become Tompkins shareholders. Differences between VIST's articles of incorporation and bylaws and Tompkins' restated certificate of incorporation and second amended and restated bylaws will result in changes to the rights of VIST shareholders who become Tompkins shareholders.

         VIST shareholders will have less influence as shareholders of Tompkins than as shareholders of VIST.

        VIST shareholders currently have the right to vote in the election of the board of directors of VIST and on other matters affecting VIST. The amount of Tompkins common stock VIST shareholders will receive for their shares of VIST common stock will result in the transfer of control of VIST to the shareholders of Tompkins. The percentage ownership of VIST shareholders in Tompkins will be much less than their percentage ownership of VIST. Because of this, VIST shareholders in the aggregate will have significantly less influence on the management and policies of Tompkins than they now have on the management and policies of VIST.

         Litigation relating to the merger could require us to incur significant costs and suffer management distraction, as well as delay and/or enjoin the merger.

        On February 2, 2012, Gary Veitch, a purported shareholder of VIST, filed a complaint in the Supreme Court of Pennsylvania, Court of Common Pleas, Berks County against VIST, its directors, Tompkins, and Merger Sub, in connection with the merger agreement. The lawsuit is brought on behalf of a putative class of similarly situated shareholders, and alleges that VIST's board of directors breached its fiduciary duties regarding the merger, that Tompkins and Merger Sub aided and abetted the alleged breach of fiduciary duties, and that the merger represents a waste of corporate assets. The plaintiffs ask that, among other equitable remedies, the merger be enjoined and that plaintiffs be reimbursed for costs and reasonable legal fees. Additionally, on February 6, 2012, William K. Serp, a purported shareholder of VIST, made a separate demand under Pennsylvania law on VIST's board of directors, demanding that the VIST board of directors rectify alleged failures of fiduciary duty in connection with the merger. On May 9, 2012, Mr. Serp filed a complaint in the United States District Court for the Eastern District of Pennsylvania against VIST, its directors, Tompkins, and Merger Sub in connection with the merger agreement and this joint proxy statement/prospectus. The lawsuit is brought both individually and derivatively on behalf of a putative class of similarly-situated shareholders, and alleges, among other things, that this joint proxy statement/prospectus does not comply with Section 14(a) of the Securities Exchange Act of 1934 and Rule 14a-9 promulgated thereunder, that VIST's board of directors breached their fiduciary duties regarding the merger, and that VIST, Tompkins and Merger Sub aided and abetted the alleged breach of fiduciary duties. Plaintiff asks that the merger be enjoined or rescinded, that there be an award of damages, and that plaintiff be reimbursed for costs and reasonable legal fees. VIST intends to vigorously defend itself, and Tompkins intends to vigorously defend itself and Merger Sub, against these allegations. Such actions, however, create additional uncertainty relating to the merger and responding to such demands and defending such actions is costly and distracting to management. While there can be no assurance as to the ultimate outcomes of the demands or the litigation, neither Tompkins nor VIST believes that their resolution will have a material adverse effect on its respective financial position, results of operations or cash flows.

  Risks Relating to Combined Operations Following the Merger

        Tompkins may fail to realize the cost savings estimated for the merger.

        The success of the merger will depend, in part, on Tompkins' ability to realize the estimated cost-savings from combining the businesses of Tompkins and VIST. Tompkins' management estimated at the time the proposed merger was announced that it believes it can achieve total cost-savings of approximately $8.9 million, to be phased in between 2012 and 2014. While Tompkins and VIST continue to believe these cost-savings estimates are possible as of the date of this document, it is possible that the potential cost-savings could turn out to be more difficult to achieve than originally anticipated. The cost-savings estimates also depend on the ability to combine the businesses of Tompkins and VIST in a manner that permits those cost-savings to be realized. If the estimates of Tompkins and VIST turn out to be incorrect or Tompkins and VIST are not able to successfully combine their two companies, the anticipated cost-savings may not be realized fully or at all, or may take longer than expected to realize.

         Unanticipated costs relating to the merger could reduce Tompkins' future earnings per share.

        We believe that we have reasonably estimated the likely incremental costs of the combined operations of Tompkins and VIST following the merger. However, it is possible that unexpected transaction costs such as taxes, fees or professional expenses or unexpected future operating expenses such as unanticipated costs to integrate the two businesses, increased personnel costs or increased taxes, as well as other types of unanticipated adverse developments, including negative changes in the value of VIST's loan portfolio, could have a material adverse effect on the results of operations and financial condition of Tompkins following the merger. In addition, if actual costs are materially different than expected costs, the merger could have a significant dilutive effect on Tompkins' earnings per share.

         Failure to comply with the terms of the Shared-Loss Agreement with the FDIC may result in significant losses.

        It is a condition of closing that the FDIC approve, on terms and conditions satisfactory to Tompkins, the assignment by merger of a certain Shared-Loss Agreement, dated November 19, 2010, by and among the FDIC as Receiver for Allegiance Bank of North America, VIST and VIST Bank. This loss sharing agreement covers approximately $51 million in assets (as of December 31, 2011), and provides that the FDIC will reimburse VIST for 70 percent of net losses on covered assets incurred up to $12.0 million, and 80 percent of net losses exceeding $12.0 million. The term for loss sharing on residential real estate loans is ten years, while the term for loss sharing on non-residential real estate loans is five years in respect to losses and eight years in respect to loss recoveries. If the FDIC consents to the assignment of this loss sharing agreement from VIST to Tompkins, Tompkins must comply with the specific, detailed and cumbersome compliance, servicing, notification and reporting requirements provided in the Shared-Loss Agreement. Tompkins' failure to comply with the terms of the agreements or to properly service the loans and other real estated owned under the requirements of the loss sharing agreements may cause individual loans or large pools of loans to lose eligibility for loss share payments from the FDIC. This could result in material losses that are currently not anticipated.

 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

        This document contains certain forward-looking information about Tompkins, VIST and the combined company that is intended to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. These statements may include statements for the period after the completion of the merger. Representatives of Tompkins and VIST may also make forward-looking statements. Forward-looking statements are statements that are not historical facts. Words such as "expect," "believe," "will," "may," "anticipate," "plan," "estimate," "intend," "should," "can," "likely," "could" and similar expressions are intended to identify forward-looking statements. These statements include statements about the expected benefits of the merger, information about the combined company's objectives, plans and expectations, the likelihood of satisfaction of certain conditions to the completion of the merger and whether and when the merger will be completed. Forward-looking statements are not guarantees of performance. These statements are based upon the current beliefs and expectations of the management of each of Tompkins and VIST and are subject to risks and uncertainties, including the risks described in this joint proxy statement/prospectus under the section "Risk Factors," that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

        In light of these risks, uncertainties, assumptions and factors, the results anticipated by the forward-looking statements discussed in this joint proxy statement/prospectus or made by representatives of Tompkins or VIST may not occur. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof or, in the case of statements made by representatives of Tompkins or VIST, on the date those statements are made. All subsequent written and oral forward-looking statements concerning the merger or the combined company or other matters addressed in this joint proxy statement/prospectus and attributable to Tompkins or VIST or any person acting on behalf of either are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, neither Tompkins nor VIST undertakes any obligation to update or publish revised forward-looking statements to reflect events or circumstances after the date hereof or the date of the forward-looking statements or to reflect the occurrence of unanticipated events.

SELECTED CONSOLIDATED FINANCIAL DATA OF TOMPKINS

        The following tables set forth selected consolidated financial information for Tompkins. The selected income statement data for each of the years ended December 31, 2011, 2010, 2009, 2008, and 2007 and the selected balance sheet data as of December 31, 2011, 2010, 2009, 2008, and 2007 have been derived from Tompkins' consolidated financial statements that were audited by KPMG LLP. The selected income statement data for the three months ended March 31, 2012 and 2011 and the selected balance sheet data as of March 31, 2012 and 2011 have been derived from Tompkins' unaudited consolidated financial statements. You should read this information in conjunction with Tompkins' consolidated financial statements and related notes included in Tompkins' Annual Report on Form 10-K for the year ended December 31, 2011, which are incorporated by reference herein and from which this information is derived. Please see "Where You Can Find More Information" beginning on page 364.

			Year Ended December 31,
	Quarter Ended March 31, 2012	Quarter Ended March 31, 2011
(in thousands, except per share data)			2011	2010	2009	2008	2007
Balance Sheet Data:
Total assets	$3,546,694	$3,278,894	$3,400,248	$3,260,343	$3,153,260	$2,867,722	$2,359,459
Total loans	1,977,569	1,914,344	1,981,849	1,910,358	1,914,818	1,817,531	1,440,122
Deposits	2,859,436	2,612,517	2,660,564	2,495,873	2,439,864	2,134,007	1,720,826
Other borrowings	132,884	140,353	186,075	244,193	208,956	274,791	210,862
Shareholders' equity	305,967	282,237	299,143	273,408	245,008	219,361	198,647
Income Statement Data:
Interest and dividend income	33,128	34,287	137,088	144,062	146,795	140,783	132,441
Interest expense	5,687	6,745	25,682	32,287	39,758	50,393	58,412
Net interest income	27,441	27,542	111,406	111,775	107,037	90,390	74,029
Provision for loan and lease losses	1,125	1,910	8,945	8,507	9,288	5,428	1,529
Net securities gains	2	95	396	178	348	477	384
Net income attributable to Tompkins Financial Corporation	7,811	8,773	35,419	33,831	31,831	29,834	26,371
Per Common Share(1)
Basic earnings per share	0.70	0.80	3.21	3.13	2.98	2.81	2.47
Diluted earnings per share	0.70	0.80	3.20	3.11	2.96	2.78	2.45
Cash dividends per share	0.36	0.34	1.40	1.33	1.24	1.20	1.13
Book value per share	27.32	25.77	26.89	25.09	22.87	20.44	18.71
Tangible book value per share(2)	22.98	21.60	22.58	20.88	18.51	16.05	16.20
Earnings Performance Ratios
Return on average assets(4)	0.91%	1.09%	1.07%	1.06%	1.06%	1.13%	1.16%
Return on average equity(4)	10.35%	12.83%	12.02%	12.72%	13.66%	14.15%	13.88%
Net interest margin(4)	3.51%	3.78%	3.72%	3.86%	3.92%	3.81%	3.63%
Noninterest income to operating revenue	29.82%	31.20%	30.12%	29.23%	30.16%	33.74%	37.31%
Asset Quality Ratios
Nonperforming assets to assets	1.19%	1.40%	1.26%	1.43%	1.12%	0.56%	0.40%
Allowance for loan and lease losses to total loans	1.36%	1.46%	1.39%	1.46%	1.27%	1.03%	1.01%
Allowance for loan and lease losses to nonperforming loans and leases	66.65%	64.33%	66.65%	61.46%	69.72%	116.50%	156.27%
Net loan and lease charge-offs to average loans and leases(4)	0.36%	0.36%	0.48%	0.26%	0.20%	0.18%	0.09%
Capital Ratios
Tangible common equity to tangible assets(3)	7.4%	7.3%	7.5%	7.1%	6.4%	6.1%	7.4%
Tier 1 leverage (to average assets)	8.5%	8.2%	8.5%	8.0%	7.4%	6.7%	7.9%
Tier 1 capital (to risk-weighted assets)	13.1%	12.4%	12.9%	12.2%	10.9%	9.6%	11.3%
Total capital (to risk-weighted assets)	14.4%	13.7%	14.2%	13.4%	12.1%	10.6%	12.2%

(1)
Per share data has been retroactively adjusted to reflect a 10% stock dividend paid on February 15, 2010

(2)
Tangible book value per share is a non-GAAP based financial measure calculated using non-GAAP based amounts. The most directly comparable GAAP based measure is book value per share. To calculate tangible book value per share, we divide tangible common equity, which is a non-GAAP based measure calculated as common shareholders' equity less intangible assets, by the number of shares of common stock outstanding. In contrast, book value per share is calculated by dividing total common shareholders' equity by the number of shares of common stock outstanding. We included tangible book value per share because it is a basis upon which we assess our financial performance and it is a financial measure commonly used in our industry.

(3)
The ratio of tangible common equity to tangible assets is a non-GAAP financial measure calculated using non-GAAP based measures. The most direct comparable GAAP measure is the ratio of common shareholders' equity to total assets. To calculate tangible common shareholders' equity and assets, we subtract intangible assets from both common shareholders' equity and total assets. Tangible common equity is then divided by tangible assets to arrive at the ratio.

(4)
Quarterly ratios have been annualized.

 SELECTED CONSOLIDATED FINANCIAL DATA OF VIST

        The following tables set forth selected consolidated financial information for VIST. The selected income statement data for each of the years ended December 31, 2011, 2010, 2009, 2008, and 2007 and the selected balance sheet data as of December 31, 2011, 2010, 2009, 2008, and 2007 have been derived from VIST's consolidated financial statements that were audited by ParenteBeard LLC (for fiscal years 2007 through 2010) and Grant Thornton LLP (for fiscal year 2011). The selected income statement data for the three months ended March 31, 2012 and 2011 and the selected balance sheet data as of March 31, 2012 and 2011 have been derived from VIST's unaudited consolidated financial statements. You should read this information in conjunction with VIST's consolidated financial statements and related notes which are set forth beginning on page 168.

			Year Ended December 31,
	Quarter Ended March 31, 2012	Quarter Ended March 31, 2011
(in thousands, except per share data)			2011	2010	2009	2008	2007
Financial Condition:
Total assets	$1,409,982	$1,411,844	$1,431,715	$1,425,012	$1,308,719	$1,226,070	$1,124,951
Securities available for sale	364,987	288,952	375,691	279,755	268,030	226,665	186,481
Securities held to maturity	1,534	2,028	1,555	2,022	3,035	3,060	3,078
Federal Home Loan Bank stock	5,514	6,749	5,800	7,099	5,715	5,715	5,562
Loans, net of unearned income	896,055	926,194	907,177	954,363	910,964	886,305	820,998
Covered Loans	47,814	62,818	50,706	66,770	—	—	—
Allowance for loan losses	13,664	15,283	14,049	14,790	11,449	8,124	7,264
Deposits	1,164,996	1,148,968	1,187,449	1,149,280	1,020,898	850,600	712,645
Repurchase agreements	103,121	105,194	103,362	106,843	115,196	120,086	110,881
Federal funds purchased	—	—	—	—	—	53,424	118,210
Borrowings	—	—	—	10,000	20,000	50,000	45,000
Junior subordinated debt	18,431	18,593	18,534	18,437	19,658	18,260	20,232
Shareholders' equity	115,528	132,001	115,683	132,447	125,428	123,629	106,592
Book value per share	13.63	16.29	13.66	16.44	17.22	17.30	18.84
Operating Results:
Interest income	$16,159	$16,893	$67,809	$64,087	$62,740	$65,838	$68,076
Interest expense	5,131	5,373	21,508	23,343	27,318	30,637	34,835

Net interest income before provision for loan losses	11,028	11,520	46,301	40,744	35,422	35,201	33,241
Provision for loan losses	2,200	2,230	9,036	10,210	8,572	4,835	998

Net interest income after provision for loan losses	8,828	9,290	37,265	30,534	26,850	30,366	32,243
Fee based income	4,737	4,149	17,737	18,854	19,555	19,209	20,171
Gain on sale of equity interest	—	—	—	1,875	—	—	—
(Loss) gain on sale of other real estate owned	(151)	(804)	(1,245)	(1,640)	(1,117)	(120)	28
Net realized gains (losses) on sales of securities	577	89	1,473	691	344	(7,230)	(2,324)
Net credit impairment losses	(577)	(64)	(1,519)	(850)	(2,468)	—	—
Non-interest expense	12,525	12,358	74,457	45,945	44,586	43,518	40,902

Income (loss) before income taxes	889	302	(20,746)	3,519	(1,422)	(1,293)	9,216
Income tax (benefit) expense	178	(204)	(165)	(465)	(2,029)	(1,858)	1,746

Net income (loss)	711	506	(20,581)	3,984	607	565	7,470
Preferred stock dividends and discount accretion	436	427	1,709	1,678	1,649	—	—

Net income (loss) available to common shareholders	$275	$79	$(22,290)	$2,306	$(1,042)	$565	$7,470

Per Share Data:
Earnings (loss) per common share—basic	$0.04	$0.01	$(3.39)	$0.37	$(0.18)	$0.10	$1.32
Earnings (loss) per common share—diluted	$0.04	$0.01	$(3.39)	$0.37	$(0.18)	$0.10	$1.31
Cash dividends per common share	$0.05	$0.05	$0.20	$0.20	$0.30	$0.50	$0.77
Selected Ratios:
Return on average assets(1)	0.20%	0.14%	(1.42)%	0.29%	0.05%	0.05%	0.70%
Return on average shareholders' equity(1)	2.47%	1.55%	(14.90)%	3.02%	0.51%	0.54%	7.15%
Dividend payout ratio	120.73%	415.19%	(5.90)%	53.69%	(166.22)%	503.89%	58.53%
Average equity to average assets	8.21%	9.34%	9.41%	9.73%	9.38%	8.95%	9.78%

(1)
Quarterly ratios have been annualized.

UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION

        The following unaudited pro forma combined consolidated financial information assumes that each share of VIST common stock will be exchanged for .3127 shares of Tompkins common stock, and further assumes an average Tompkins common stock price of $39.98 (using the trading day average for the 20-day period ending January 24, 2012, the day before the signing of the merger agreement on January 25, 2012). Utilizing the exchange ratio of .3127, it is anticipated that VIST common shareholders will own approximately 14.5% of the voting stock of the combined company after the merger.

        The unaudited pro forma combined consolidated financial information is based upon the assumption that the total number of shares of VIST common stock outstanding immediately prior to the completion of the merger will be 6,639,762 and utilizes the exchange ratio of .3127 which will result in 2,076,254 Tompkins common shares being issued in the transaction. Upon completion of the merger, all unvested VIST stock options will become fully vested. Of the 922,074 VIST options outstanding, certain options will convert into options to purchase Tompkins common stock and the holders of other options will be paid cash reflecting the difference between the merger consideration and the option exercise price. The unaudited pro forma combined consolidated financial statements assume that a total of $1.1 million is paid in cash for the settlement of 602,689 outstanding stock options and the remaining 319,385 stock options will be converted into options to purchase Tompkins common stock and have an estimated fair value of $1.8 million.

        The following unaudited pro forma combined consolidated financial statements as of March 31, 2012 combines the historical consolidated financial statements of Tompkins and VIST. The unaudited pro forma combined consolidated financial statements give effect to the proposed acquisition as if the acquisition occurred on March 31, 2012 with respect to the consolidated statement of condition, and at the beginning of the period, for the three months ended March 31, 2012 and for the year ended December 31, 2011, with respect to the consolidated statement of income. In addition, the pro forma combined consolidated financial statements assume that immediately prior to or contemporaneously with the completion of the merger, Tompkins will fund the redemption of VIST's TARP in the amount of $25 million, plus any accrued dividends payable at the time of the redemption, using the proceeds of Tompkins' April 2012 issuance of 1,006,250 shares of Tompkins common stock, which issuance raised $38.2 million, net of underwriting discounts but not excluding other offering expenses. The related VIST TARP warrants will also be purchased from the U.S. Treasury for an assumed price of $2.3 million, consistent with VIST's book value of warrants, subject to final negotiation with the U.S. Treasury.

        The notes to the unaudited pro forma combined consolidated financial statements describe the pro forma amounts and adjustments presented below. This pro forma data is not necessarily indicative of the operating results that Tompkins would have achieved had it completed the merger as of the beginning of the period presented and should not be considered as representative of future operations.

        The unaudited pro forma combined consolidated financial information presented below is based on, and should be read together with, the historical financial information that Tompkins and VIST have included in this joint proxy statement/prospectus as of and for the indicated periods.

Selected Unaudited Pro Forma Combined Consolidated Financial Data
(In Thousands, Except Per Share Data)

	For the Twelve Months Ended December 31, 2011	As of or for the Three Months Ended March 31, 2012
Combined consolidated statement of income(1):
Total interest income	$202,149	$48,600
Total interest expense	41,514	9,399

Net interest income	160,635	39,201
Provision for loan and lease losses	17,981	3,325

Net interest income after provision for loan and leases losses	142,654	35,876
Total noninterest income	64,460	16,247
Total noninterest expenses(2)	174,028	39,151

Income before income tax expense	33,086	12,972
Income tax expense	16,972	4,132

Net income attributable to noncontrolling interests and Tompkins Financial Corporation	16,114	8,840
Net income attributable to noncontrolling interests	131	33
Preferred stock dividends and discount accretion	—	—

Net income attributable to Tompkins Financial Corporation	$15,983	$8,807

Net income per share (Basic)	$1.13	$0.62

Net income per share (Diluted)	$1.13	$0.62

Selected combined consolidated statement of condition items(1):
Securities available for sale		$1,598,783
Securities held to maturity		27,912
Total loans and leases, net		2,851,793
Total assets		4,994,377
Total deposits		4,045,822
Borrowing		458,877
Equity		428,095

(1)
The selected unaudited pro forma combined consolidated statement of condition items for Tompkins and VIST include estimated fair value purchase accounting adjustments of assets and liabilities of VIST. The selected unaudited pro forma combined consolidated statement of income does not include anticipated merger-related expenses or cost savings from the merger.

(2)
Total noninterest expenses in 2011 include a $25.1 million noncash expense for goodwill impairment recorded on VIST's books.

Unaudited Pro Forma Combined Consolidated Statement of Condition as of March 31, 2012
(In Thousands, Except Share and Per Share Data)

	Tompkins Financial Corporation	VIST Financial Corp.	Pro Forma Adjustments		Equity Issuance		Pro Forma Combined
Assets
Cash and due from banks	$102,163	$15,647	$—		$—		$117,810
Interest-bearing deposits	1,154	6,104	—		—		7,258

Cash and cash equivalents	103,317	21,751	—		—		125,068

Trading securities, at fair value	18,766	—	—		—		18,766
Available-for-sale securities, at fair value	1,240,598	364,987	(17,524)	(4)(10)	10,722	(12)	1,598,783
Held-to-maturity securities	26,321	1,534	58	(4)	—		27,913
Loans and leases, net of unearned income and deferred costs and fees	1,977,569	900,542	7,839	(5)	—		2,885,950
Credit fair value of loans purchased	—	—	(55,023)	(6)	—		(55,023)

Loans, net of fair value adjustments	1,977,569	900,542	(47,184)		—		2,830,927
Less: allowance for loan and lease losses	26,948	13,664	(13,664)	(6)	—		26,948

Net loans and leases	1,950,621	886,878	(33,520)		—		2,803,979
Covered loans,net	—	47,814	—	(6)	—		47,814
Federal Home Loan Bank stock and Federal Reserve Bank stock	16,460	5,514	—		—		21,974
Premises and equipment, net	45,200	8,650	—	(9)	—		53,850
Bank owned life insurance	43,473	19,932	—		—		63,405
Goodwill	44,653	16,513	42,226	(1)	—		103,392
Other intangible assets, net	3,916	3,253	5,603	(3)	—		12,772
Accrued interest and other assets	53,369	33,156	30,136	(11)(13)	—		116,661

Total Assets	$3,546,694	$1,409,982	$26,979		$10,722		$4,994,377

Liabilities
Deposits:
Interest-bearing
Checking, savings and money market	$1,524,978	$647,177	$—		$—		$2,172,155
Time	729,107	393,438	21,390	(7)	—		1,143,935
Noninterest bearing	605,351	124,381	—		—		729,732

Total Deposits	2,859,436	1,164,996	21,390		—		4,045,822

Federal funds purchased and securities sold under agreements to repurchase	169,456	103,121	14,373	(8)	—		286,950
Other borrowings, including certain amounts at fair value	132,884	—					132,884
Trust preferred debentures	25,066	18,431	(4,454)	(8)	—		39,043
Other liabilities	53,885	7,906	—		(208)	(12)	61,583

Total liabilities	3,240,727	1,294,454	31,309		(208)		4,566,282

Equity
Tompkins Financial Corporation shareholders' equity
Preferred stock	—	24,102	—		(24,102)	(12)	—
Common stock	1,123	33,251	(33,043)	(2)	101	(12)	1,432
Stock warrant	—	2,307	—		(2,307)	(12)	—
Additional paid-in capital	209,472	65,716	18,865	(2)	38,136	(12)	332,189
Retained earnings	100,251	(10,701)	10,701	(2)	(898)	(12)	99,353
Accumulated other comprehensive (loss) income	(3,837)	1,044	(1,044)	(2)	—		(3,837)
Treasury stock, at cost	(2,527)	(191)	191	(2)	—		(2,527)

Total Tompkins Financial Corporation Shareholders' Equity	304,482	115,528	(4,330)		10,930		426,610
Noncontrolling interests	1,485	—	—		—		1,485

Total Equity	305,967	115,528	(4,330)		10,930		428,095

Total liabilities and equity	$3,546,694	$1,409,982	$26,979		$10,722		$4,994,377

Per Share Data
Shares Outstanding	11,197,370	6,639,762	(4,563,508)	(1)	1,006,250	(12)	14,279,874
Book Value Per Share	$27.32	$13.63					$29.98
Tangible Book Value Per Share	$22.98	$10.66					$21.83

Unaudited Pro Forma Combined Consolidated Statement of Income
for the Twelve Months Ended December 31, 2011
(In Thousands, Except Per Share Data)

	Tompkins Financial Corporation	VIST Financial Corp.	Pro Forma Adjustments		Equity Issuance		Pro Forma Combined
Interest Income
Loans	$103,998	$54,592	$(1,960)	(5)	$—		$156,630
Due from banks	12	31	—		—		43
Federal funds sold	7	8	—		—		15
Trading securities	873	—	—		—		873
Available-for-sale securities	30,103	13,067	(1,002)	(4)	214	(12)	42,382
Held-to-maturity securities	1,185	—	—		—		1,185
Other	—	24	—		—		24
Federal Home Loan Bank stock and Federal Reserve Bank stock	910	87	—		—		997

Total interest income	137,088	67,809	(2,962)		214		202,149

Interest Expense
Deposits	13,087	15,103	(3,024)	(7)	—		25,166
Federal funds purchased and securities sold under agreements to repurchase	4,872	4,762	(2,875)	(8)	—		6,759
Trust preferred debentures	1,580	1,636	223	(8)	—		3,439
Other borrowings	6,143	7	—		—		6,150

Total interest expense	25,682	21,508	(5,676)		—		41,514

Net interest income	111,406	46,301	2,714		214		160,635
Provision for loan and lease losses	8,945	9,036	—		—		17,981

Net interest income after provision for loan and lease losses	102,461	37,265	2,714		214		142,654

Other Income
Investment services income	14,287	610	—		—		14,897
Insurance commissions and fees	13,542	12,201	—		—		25,743
Service charges on deposit accounts	8,491	1,673	—		—		10,164
Card services income	5,060	1,404	—		—		6,464
Mark-to-market gain on trading securities	62	—	—		—		62
Mark-to-market loss on liabilities held at fair value	(464)	—	—		—		(464)
Other income	6,705	604	—		—		7,309
Net other-than-temporary impairment losses	(65)	(1,519)	—		—		(1,584)
Net gain on securities transactions	396	1,473	—		—		1,869

Total noninterest income	48,014	16,446	—		—		64,460

Other Expense
Salaries and wages	44,140	21,800	—		—		65,940
Pension and other employee benefits	14,275	2,315	—		—		16,590
Net occupancy expense of premises	7,117	4,977	—		—		12,094
Furniture and fixture expense	4,463	2,760	—		—		7,223
FDIC insurance	2,527	1,827	—		—		4,354
Amortization of intangible assets	589	476	1,019	(3)	—		2,084
Goodwill impairment	—	25,069					25,069
Other operating expense	25,441	15,233	—		—		40,674

Total other expenses	98,552	74,457	1,019		—		174,028

Income (loss) before income tax expense	51,923	(20,746)	1,695		214		33,086
Income tax expense (benefit)	16,373	(165)	678	(11)	86	(11)	16,972

Net income (loss) attributable to noncontrolling interests and Tompkins Financial Corporation	35,550	(20,581)	1,017		128		16,114
Less—net income attributable to noncontrolling interests	131	—	—		—		131
Less—preferred stock dividends and discount accretion	—	1,709	—		(1,709)	(12)	—

Net income (loss) attributable to Tompkins Financial Corporation	$35,419	$(22,290)	$1,017		$1,837		$15,983

Earnings (loss) per common share:
Basic	$3.21	$(3.39)					1.13
Diluted	$3.20	$(3.39)					1.13
Cash dividends per common share	$1.40	$0.20					1.40
Average common shares outstanding:
Basic	11,002	6,577	(4,501)	(1)	1,006	(12)	14,084
Diluted	11,035	6,577	(4,501)	(1)	1,061	(12)	14,172

 Unaudited Pro Forma Combined Consolidated Statement of Income
for the Three Months Ended March 31, 2012
(In Thousands, Except Per Share Data)

	Tompkins Financial Corporation	VIST Financial Corp.	Pro Forma Adjustments		Equity Issuance		Pro Forma Combined
Interest Income
Loans	$25,303	$12,793	$(490)	(5)	$—		$37,606
Due from banks	3	—	—		—		3
Federal funds sold	2	—	—		—		2
Trading securities	198	—	—		—		198
Available-for-sale securities	7,176	3,286	(251)	(4)	54	(12)	10,265
Held-to-maturity securities	225	58	—		—		283
Other	—	1	—		—		1
Federal Home Loan Bank stock and Federal Reserve Bank stock	221	21	—		—		242

Total interest income	33,128	16,159	(741)		54		48,600

Interest Expense
Deposits	2,761	3,538	(756)	(7)	—		5,543
Federal funds purchased and securities sold under agreements to repurchase	1,092	1,187	(719)	(8)	—		1,560
Trust preferred debentures	405	406	56	(8)	—		867
Other borrowings	1,429	—	—		—		1,429

Total interest expense	5,687	5,131	(1,419)		—		9,399

Net interest income	27,441	11,028	678		54		39,201
Provision for loan and lease losses	1,125	2,200	—		—		3,325

Net interest income after provision for loan losses	26,316	8,828	678		54		35,876

Other Income
Investment services income	3,397	159	—		—		3,556
Insurance commissions and fees	3,638	3,094	—		—		6,732
Service charges on deposit accounts	1,785	370	—		—		2,155
Card services income	1,569	—	—		—		1,569
Mark-to-market gain on trading securities	(82)	—	—		—		(82)
Mark-to-market loss on liabilities held at fair value	88	—	—		—		88
Other income	1,264	963	—		—		2,227
Net other-than-temporary impairment losses	—	(577)	—		—		(577)
Net gain on securities transactions	2	577	—		—		579

Total noninterest income	11,661	4,586	—		—		16,247

Other Expense
Salaries and wages	11,300	5,605	—		—		16,905
Pension and other employee benefits	4,299	795	—		—		5,094
Net occupancy expense of premises	1,805	1,191	—		—		2,996
Furniture and fixture expense	1,100	678	—		—		1,778
FDIC insurance	528	316	—		—		844
Amortization of intangible assets	133	66	255	(3)	—		454
Other operating expense	7,206	3,874	—		—		11,080

Total other expenses	26,371	12,525	255		—		39,151

Income before taxes	11,606	889	423		54		12,972
Income tax expense	3,762	178	170	(11)	22	(11)	4,132

Net income attributable to noncontrolling interests and Tompkins Financial Corporation	7,844	711	253		32		8,840
Less—net income attributable to noncontrolling interests	33	—	—		—		33
Less—preferred stock dividends and discount accretion	—	436	—		(436)	(12)	—

Net income attributable to Tompkins Financial Corporation	$7,811	$275	$253		$468		$8,807

Earnings per common share:
Basic	$0.70	$0.04					0.62
Diluted	$0.70	$0.04					0.62
Cash dividends per common share	$0.36	$0.05					0.36
Average common shares outstanding:
Basic	11,103	6,639	(4,563)	(1)	1,006	(12)	14,185
Diluted	11,147	6,804	(4,728)	(1)	1,061	(12)	14,285

NOTES TO UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(1)
The acquisition will be effected by the issuance of shares of Tompkins common stock to VIST's common shareholders. The unaudited pro forma combined consolidated financial information assumes that each share of VIST common stock will be exchanged for .3127 shares of Tompkins common stock based on an average Tompkins common stock price of $39.98 (using the trading day average for the 20-day period ending January 24, 2012, the day before the signing of the merger agreement on January 25, 2012). At the closing date of the merger, the exchange ratio may be adjusted in the manner described in the merger agreement based on the average closing price of Tompkins common stock during the 20 trading days ending on the day that is three days before the VIST shareholder meeting held to adopt the merger agreement. If that average closing price is more than $43.98, then the exchange ratio shall be 0.2842 shares of Tompkins common stock for each share of VIST common stock and, if the average closing price is less than $35.98, then the exchange ratio shall be 0.3475 shares of Tompkins common stock for each share of VIST common stock. The exchange ratios are subject to adjustment for stock splits, stock dividends, recapitalizations and similar transactions with respect to Tompkins common stock. Utilizing the exchange ratio of .3127, it is anticipated that VIST common shareholders will own approximately 14.5% of the voting stock of the combined company after the merger. Upon completion of the merger, unvested VIST stock options will become fully vested. Certain options will convert into options to purchase Tompkins common stock and the holders of other options will be paid cash reflecting the difference between the merger consideration and the option exercise price. The final accounting purchase price assigned to record the shares issued in the acquisition will be based on the closing price of Tompkins common stock on the closing date of the acquisition. Tompkins and VIST cannot predict what the value or price of Tompkins' common stock will be at the closing of the transaction or how the value or price of Tompkins's stock may trade at any time, including the date hereof.

  The unaudited pro forma combined consolidated financial information is based upon the assumption that the total number of shares of VIST common stock outstanding immediately prior to the completion of the merger will be 6,639,762 and utilizes the exchange ratio of .3127, which results in 2,076,254 Tompkins common shares being issued in the transaction. Upon completion of the merger, all unvested VIST stock options will become fully vested. Of the 922,074 VIST options outstanding, certain options will convert into options to purchase Tompkins common stock and the holders of other options will be paid cash reflecting the difference between the merger consideration and the option exercise price. It is anticipated in these unaudited pro forma combined consolidated financials that a total of $1.1 million is paid in cash for the settlement of 602,689 outstanding stock options and the remaining 319,385 stock options will be converted into options to purchase Tompkins common stock and have an estimated fair value of $1.8 million. The final allocation of the purchase price will be determined after the acquisition is completed and additional analyses are performed to determine the fair values of VIST tangible and identifiable intangible assets and liabilities as of the date the acquisition is completed. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein. The unaudited pro forma combined consolidated financial information has been prepared to include the estimated adjustments necessary to record the assets and liabilities of VIST at their respective fair values and represents management's best estimate based upon the information available at this time. These pro forma adjustments included herein are subject to change as additional information becomes available and as additional analyses are performed. Such adjustments, when compared to the information shown in this document, may change the amount of the purchase price allocated to goodwill while changes to other assets and liabilities may impact the statement of income due to adjustments in the yield and/or amortization/accretion of the adjusted assets and liabilities.

  The total estimated purchase price for the purpose of this unaudited pro forma combined consolidated financial information is $85.9 million. The following table provides the calculation and allocation of the purchase price used in the pro forma financial statements and a reconcilement of pro forma shares to be outstanding with estimated goodwill created in the transaction of $58.7 million.

Summary of Purchase Price Calculation and Goodwill Resulting from Merger
And Reconciliation of Pro Forma Shares Outstanding at March 31, 2012

(In thousands except share and per share data)		March 31, 2012
Purchase Price Consideration in Common Stock
VIST common shares settled for stock	6,639,762
Exchange Ratio	0.3127
Tompkins shares to be issued	2,076,254
Value assigned to Tompkins common share	$39.98
Purchase price assigned to VIST common shares exchanged for Tompkins stock		$83,009
Purchase Price Consideration—Cash for Outstanding Options		1,124
Purchase Price Consideration—VIST Options Rolled Over to Tompkins Options		1,780

Total Purchase Price		85,913
Net Assets Acquired:
VIST common shareholders' equity, excluding TARP and TARP Warrants	$89,119
VIST goodwill and intangibles	(19,766)
Estimated adjustments to reflect assets acquired at fair value:
Investments	58
Loans
Interest rate fair value mark	7,839
Credit fair value mark	(55,023)
Allowance for loan losses	13,664
Core deposit intangible	5,603
Other identifiable intangibles, such as customer list and trade mark intangibles	3,253
Deferred tax assets	30,136
Estimated adjustments to reflect liabilities assumed at fair value:
Time deposits	(21,390)
Borrowings	(9,919)
Transaction merger expenses to be incurred by VIST	(16,400)

		27,174

Goodwill resulting from merger		$58,739

Reconcilement of Pro Forma Shares Outstanding
VIST shares outstanding	6,639,762
Exchange ratio	0.3127
Tompkins shares to be issued to VIST	2,076,254
Tompkins shares outstanding*	12,203,620
Pro Forma Tompkins shares outstanding*	14,279,874
Percentage ownership for Tompkins*	85.46%
Percentage ownership for VIST*	14.54%

*
Includes the 1,006,250 common shares issued by Tompkins in April, 2012
(2)
Adjustment to reflect the issuance of common shares of Tompkins common stock with a $0.10 par value in connection with the acquisition and an estimated fair value of VIST options rolled over to Tompkins options and the adjustments to shareholders' equity for the elimination of VIST historical equity accounts (common stock, accumulated other comprehensive loss, cost of treasury stock, and undivided profits) into surplus and adjustment for goodwill created in the transaction.

(3)
Adjustment for core deposit intangible to reflect the fair value of this asset and the related amortization using an accelerated method based upon an expected life of 10 years. The amortization of the core deposit intangible is expected to increase pro forma pre-tax noninterest expense by $1.0 million in the first year following consummation. The fair value of other identifiable intangibles such as a customer list intangible asset are estimated to approximate the March 31, 2012 carrying value of VIST's other identifiable intangible assets. The amortization of the other identifiable intangibles on a proforma combined basis for 2011 is estimated to approximate the amortization of the other identifiable intangibles included in the VIST 2011 consolidated statement of income.

(4)
Adjustment to record held-to-maturity securities at fair value results in a premium of $58 thousand. Income statement adjustments reflect prospective amortization of existing available-for-sale and held-to-maturity unrealized gains, which are amortized based on the expected lives of the securities. These adjustments are expected to decrease pro forma pre-tax interest income by $1.0 million in the first year following consummation.

(5)
A fair value premium of $7.8 million to reflect fair values of loans based on current interest rates of similar loans. The adjustment will be substantially recognized over approximately 7 years using an amortization method based upon the expected life of the loans and is expected to decrease pro forma pre-tax interest income by $2.0 million in the first year following consummation.

(6)
A fair value discount of $55.0 million to reflect the credit risk of the loan portfolio. Included is the reversal of the VIST allowance for loan losses of $13.7 million in accordance with acquisition method of accounting for the acquisition. No pro forma earnings impact was assumed from the loan credit adjustments. The estimated fair value of the covered loans approximates their carrying value.

(7)
A fair value premium of $21.4 million to reflect the fair values of certain interest-bearing time deposit liabilities based on current interest rates for similar instruments. The adjustment will be recognized using an amortization method based upon the estimated maturities of the deposit liabilities. This adjustment is expected to decrease pro forma pre-tax interest expense by $3.0 million in the first year following consummation.

(8)
A fair value premium of $14.4 million to reflect fair values of repurchase agreements with various terms and maturities. The adjustment will be recognized using an amortization method based upon the estimated maturities of these liabilities. This adjustment is expected to decrease pro forma pre-tax interest expense by $2.9 million in the first year following consummation. Also a fair value discount of $4.5 million to reflect fair values of trust preferred debentures with various terms and maturities. The adjustment will be recognized using an amortization method based upon the estimated maturities of these debentures. This adjustment is expected to increase pro forma pre-tax interest expense by $223 thousand in the first year following consummation.

(9)
Tompkins is continuing to evaluate the fair value adjustment for premises and leased facilities. For purposes of these unaudited pro forma combined consolidated financial statements there is not an adjustment made as the fair value adjustment is not expected to be material.

(10)
Adjustment assumes VIST acquisition-related costs and cash settlement of certain VIST stock options will be paid for by the reduction of securities available-for-sale. For purposes of the unaudited pro forma combined consolidated financial statements, merger costs for both VIST and Tompkins are not included in the unaudited pro forma combined consolidated statement of income. The merger costs related to Tompkins and VIST, respectively, associated with the acquisition will be recorded as expense as incurred for GAAP reporting.

(11)
Adjustment assumes a tax rate of 40% related to fair value adjustments on the balance sheet and an effective tax rate of 40% on pre-tax amounts in the unaudited pro forma combined consolidated statement of income. A tax benefit was not taken for certain acquisition obligations and costs that were considered to be not tax deductable.

(12)
Immediately prior to or contemporaneously with the completion of the merger, Tompkins will fund the redemption of VIST's TARP in the amount of $25 million, which is the original purchase price of the preferred stock plus any accrued dividends payable at the time of the redemption, using the proceeds of Tompkins' April 2012 issuance of 1,006,250 shares of Tompkins common stock, which issuance raised $38.2 million, net of underwriting discounts but not excluding other offering expenses. As a result of the redemption, the remaining unamortized discount of $0.9 million was recognized as an additional preferred stock dividend. For purposes of these unaudited pro forma combined consolidated statements, it is assumed that the related VIST TARP warrants will also be purchased from the U.S. Treasury for an assumed price of $2.3 million, subject to final negotiation with Treasury. The unaudited pro forma combined consolidated financial statements assume that the excess funds from the stock issuance are invested in available-for-sale securities.

(13)
Other assets for VIST include a net FDIC Indemnification Asset representing the FDIC's indemnification obligation over the loss sharing agreements for covered loans and other real estate. The unaudited pro forma combined consolidated statements assume transfer of this asset to Tompkins.

COMPARATIVE PER SHARE DATA (UNAUDITED)

        The following table sets forth certain historical VIST and Tompkins per share data. This data should be read together with VIST's and Tompkins' historical financial statements and notes thereto, included elsewhere in this document or incorporated by reference herein, and the Tompkins unaudited pro forma financial statements included in this document. Please see "Additional Information About VIST " beginning on page 89 and "Where You Can Find More Information" beginning on page 364. The per share data is not necessarily indicative of the operating results that Tompkins would have achieved had it completed the merger as of the beginning of the periods presented and should not be considered as representative of future operations.

	For the Twelve Months Ended December 31, 2011	As of and for the Three Months Ended March 31, 2012
	(In dollars)	(In dollars)
Comparative Per Share Data
Basic net income (loss) per share
Tompkins historical	3.21	0.70
VIST historical(4)	(3.39)	0.04
Pro forma combined(1)(2)(4)	1.13	0.62
Equivalent pro forma for one share of VIST common stock(3)	0.35	0.19
Diluted net income (loss) per share
Tompkins historical	3.20	0.70
VIST historical(4)	(3.39)	0.04
Pro forma combined(1)(2)(4)	1.13	0.61
Equivalent pro forma for one share of VIST common stock(3)	0.35	0.19
Cash dividends declared per share
Tompkins historical	1.40	0.36
VIST historical	0.20	0.05
Pro forma combined(1)(2)	1.40	0.36
Equivalent pro forma for one share of VIST common stock(3)	0.44	0.11
Book value per share
Tompkins historical		27.32
VIST historical		13.63
Pro forma combined(1)(2)		29.98
Equivalent pro forma for one share of VIST common stock(3)		9.37

(1)
The pro forma combined basic earnings and diluted earnings of Tompkins common stock is based on the pro forma combined net income for Tompkins and VIST divided by total pro forma common shares or diluted common shares of the combined entity. The pro forma information includes adjustments related to the estimated fair value of assets and liabilities and is subject to adjustment as additional information becomes available and as additional analysis is performed. The pro forma information does not include anticipated cost savings or revenue enhancements.

(2)
The pro forma combined book value of Tompkins common stock is based on the pro forma combined common stockholders' equity of Tompkins and VIST divided by total pro forma common shares of the combined entities. The unaudited pro forma combined consolidated financialinformation does not include anticipated cost savings or revenue enhancements.

(3)
The pro forma equivalent per share amount is calculated by multiplying the pro forma combined per share amount by an assumed exchange ratio of .3127 in accordance with the merger agreement.

(4)
2011 net income (loss) per share amounts for VIST and pro forma combined reflect the impact of $24.4 million noncash expense for goodwill impairment recorded on VIST's books in the fourth quarter of 2011.

 MARKET PRICES, DIVIDENDS AND OTHER DISTRIBUTIONS

        Tompkins common stock trades on the NYSE-Amex under the symbol "TMP," and VIST common stock trades on the NASDAQ Global Market system under the symbol "VIST."

Stock Prices

        The table below sets forth, for the calendar quarters indicated, the high and low closing sales per share of Tompkins common stock, as reported on the NYSE-Amex, and VIST common stock, as reported on the NASDAQ Global Market System. As of May 2, 2012, there were approximately 2,496 record holders of Tompkins' common stock and approximately 820 record holders of VIST's common stock.

	Tompkins Common Stock		VIST Common Stock
	High	Low	High	Low
2009
First Quarter	$50.76	$29.55	$9.40	$5.75
Second Quarter	45.95	36.64	8.43	6.61
Third Quarter	43.59	38.25	7.71	5.71
Fourth Quarter	41.23	35.68	6.21	5.00
2010
First Quarter	39.05	35.00	9.89	5.24
Second Quarter	43.44	36.52	9.40	7.40
Third Quarter	42.03	36.13	7.89	6.57
Fourth Quarter	41.91	38.04	7.65	6.84
2011
First Quarter	41.85	39.15	9.34	7.40
Second Quarter	42.20	36.43	8.61	6.72
Third Quarter	41.00	34.01	7.11	5.41
Fourth Quarter	40.49	33.75	7.34	5.40
2012
First Quarter	42.60	39.29	12.35	6.13
Second Quarter (through May 14, 2012)	40.69	36.32	12.10	11.33

Market Value of Securities

        On January 25, 2012, the last trading day before the public announcement of the signing of the merger agreement, the last sale prices per share of Tompkins common stock on NYSE-Amex and VIST common stock on the NASDAQ Global Market system were $41.01 and $6.90, respectively. On May 14, 2012, the latest practicable date before the date of this joint proxy statement/prospectus, the closing prices per share of Tompkins common stock on NYSE-Amex and VIST common stock on the NASDAQ Global Market system were $36.32 and $11.33, respectively.

        The following table sets forth the market value per share of Tompkins common stock, the market value per share of VIST common stock and the equivalent market value per share of VIST common stock on January 25, 2012 (the last full trading day preceding public announcement of the merger) and May 14, 2012 (the latest practicable trading day prior to the date of this joint proxy statement/prospectus). The equivalent market value per share is based upon an Exchange Ratio of 0.3127 shares of Tompkins common stock for each share of VIST common stock, multiplied by the closing sales price for Tompkins common stock on the date specified, because this Exchange Ratio is the mid-point of the three possible exchange ratios.

	Tompkins Common Stock	VIST Common Stock	Equivalent Value Per Share of VIST Common Stock
January 25, 2012	$41.01	$6.90	$12.82
May 14, 2012	$36.32	$11.33	$11.36

        The market value of the Tompkins common stock to be issued in exchange for shares of VIST common stock upon the completion of the merger will not be known at the time of the VIST special meeting. The above tables show only historical comparisons. Because the market prices of Tompkins common stock and VIST common stock will likely fluctuate prior to the merger, these comparisons may not provide meaningful information to VIST shareholders in determining whether to adopt the merger agreement. VIST shareholders are encouraged to obtain current market quotations for Tompkins common stock and VIST common stock and to review carefully the other information contained, or incorporated by reference, in this joint proxy statement/prospectus. See "Additional Information About VIST " beginning on page 89 and "Where You Can Find More Information," at page 364 of this joint proxy statement/prospectus. Following the merger, Tompkins' common stock will continue to be listed on NYSE-Amex, and there will be no further market for VIST common stock.

Dividends and Other Distributions

        Dividends are paid by Tompkins as and when declared by Tompkins' board of directors. During the two most recent fiscal years, cash dividends on Tompkins common stock have been paid quarterly in the following amounts per share:

Tompkins Payment Date	Amount
5/15/2012	$0.36
2/15/2012	$0.36
11/15/2011	$0.36
8/15/2011	$0.36
5/16/2011	$0.34
2/15/2011	$0.34
11/15/2010	$0.34
8/16/2010	$0.34
5/14/2010	$0.34
2/15/2010	$0.31

        Dividends are paid by VIST as and when declared by VIST's board of directors. During the two most recent fiscal years, cash dividends on VIST common stock have been declared quarterly in the following amounts per share:

VIST Payment Date	Amount
2/27/2012	$0.05
11/15/2011	$0.05
8/15/2011	$0.05
5/13/2011	$0.05
2/15/2011	$0.05
11/15/2010	$0.05
8/13/2010	$0.05
5/14/2010	$0.05
2/22/2010	$0.05

 THE MERGER

Background and Negotiation of the Merger

        Tompkins' strategic initiatives include diversification within its markets, growth of its fee-based businesses, and growth internally and through acquisitions of financial institutions, branches, and financial services businesses. As such, Tompkins from time to time considers acquiring banks, thrift institutions, branch offices of banks or thrift institutions, or other businesses within markets currently served by Tompkins or in other locations that would complement Tompkins' business or its geographic reach. Tompkins generally targets merger or acquisition partners that are culturally similar and have experienced management and either possess significant market presence or have potential for improved profitability through financial management, economies of scale and expanded services. Tompkins has pursued acquisition opportunities in the past, and continues to review new opportunities.

        Tompkins did not make any acquisitions in 2011, 2010 or 2009, other than the acquisition of certain insurance agencies and financial services companies, none of which were material. In 2008, Tompkins acquired Sleepy Hollow Bancorp, Inc, a privately held bank holding company located in Sleepy Hollow, New York. Upon completion of that merger, Sleepy Hollow Bancorp's banking subsidiary was merged into Mahopac National Bank, and its five full service offices and one limited service office, all in Westchester County, New York, became offices of Mahopac National Bank.

        In July 2011, VIST filed a registration statement with the Securities and Exchange Commission registering $30 million of its common stock for a proposed underwritten public offering. VIST intended to use the proceeds from the public offering to, among other things, fund organic growth and also pursue strategic acquisitions consistent with VIST's historic business strategy to expand opportunistically through the purchase of banks and related financial services businesses. The registration statement also provided that, to the extent that VIST was unable to deploy the net proceeds from the offering in a manner that provided attractive risk-adjusted returns or a strategic benefit to its growth strategy, it might use some of the proceeds to redeem a portion of the outstanding shares of preferred stock, with a liquidation value of $25.0 million, previously issued to the United States Department of Treasury in December 2008 in connection with the TARP Capital Purchase Program. Due to continued volatility in the capital markets for financial institution equity offerings through the summer and fall of 2011, the offering was not commenced, although the registration statement remained on file with the SEC and VIST continued to evaluate with its financial advisors the timing of a potential public offering.

        On September 1, 2011, VIST's Chief Executive Officer and its Chief Financial Officer attended an unsolicited meeting requested by senior representatives of a large regional bank holding company ("Company A"), at which meeting Company A indicated its interest in considering a business combination with VIST. The Company A representatives indicated preliminarily that, depending on the results of further investigation, including comprehensive due diligence, Company A might be willing to consider a price in the range of $10.00 to $12.00 per share. Following the meeting on September 1, 2011, VIST's Chief Executive Officer informed VIST's Chairman of the occurrence of the meeting with the Company A representatives.

        On September 14, 2011, VIST publicly announced that it had withdrawn its previously filed application to the U.S. Department of Treasury to participate in Treasury's Small Business Lending Fund, which had been created as part of the Small Business Jobs Act enacted in September 2010. VIST decided to withdraw the application after being notified by Treasury representatives that VIST's application would not be approved. Under the terms of the Small Business Lending Fund program, outstanding preferred stock issued by financial institutions under the TARP Capital Purchase Program, including the preferred stock issued by VIST under the Capital Purchase Program, was required to be redeemed with the proceeds of the securities issued under the Small Business Lending Fund that provided certain favorable interest rate and other terms.

        On September 19, 2011, VIST's board of directors held its annual strategic planning session. As part of those discussions, and in light of the continued volatility in the capital markets and the September 1, 2011 meeting with the representatives of Company A, the board generally discussed the possibility of considering strategic alternatives other than the capital raise pursuant to the registration statement then on file with the SEC. The board of directors concluded to invite representatives of Stifel and representatives of another investment banking firm to make presentations to the board on strategic alternatives, including the capital raise and also consideration of a business combination transaction.

        On October 13, 2011, VIST's board held a special meeting at which representatives of Stifel and the second investment banking institution gave separate presentations on three broad potential strategic alternatives available to VIST: (i) maintain the status quo and continue to operate with no new or additional capital; (ii) continue to pursue the capital raise alternative pursuant to the registration statement then on file, giving due consideration to the size, timing and pricing of any offering in challenging market conditions; and (iii) pursue a business combination transaction with a potential merger partner. At the conclusion of this meeting, the board of directors determined to continue to pursue the public offering alternative in the event that market conditions improved, but also determined to engage Stifel to contact confidentially a select list of potential merger candidates, determined by management in conjunction with input from Stifel, who might have an interest in a business combination with VIST. A representative of VIST's outside general counsel, Stevens & Lee, P.C., also attended this meeting in person.

        From October 14, 2011 through approximately November 7, 2011, VIST and Stifel prepared a confidential information memorandum to be distributed to selected parties to solicit their interest in a potential business combination transaction involving VIST, as well as a form of confidentiality agreement to be executed by such selected parties prior to their receipt of the confidential information memorandum. In addition, during this period VIST and Stifel populated a confidential virtual data room (the "VDR") with due diligence information regarding VIST. On November 7, 2011, management approved the form of confidential information memorandum to be distributed by Stifel to the selected parties.

        From November 7, 2011 through November 10, 2011, Stifel initiated contact with a total of six selected parties provided by management based on discussions with Stifel. Such parties consisted of Tompkins, Company A and four additional publicly- traded financial institutions: "Company B," "Company C," Company D," and "Company E." Tompkins first became aware of the potential business combination with VIST on November 8, 2011, and signed a confidentiality agreement the same day. By November 14, 2011, all six parties had executed confidentiality agreements, received a copy of the confidential information memorandum, and begun to conduct due diligence of VIST via the VDR.

        On November 10, 2011, a representative of Stifel met in person with the President and Chief Executive Officer of Tompkins. At this meeting, Stifel discussed the intended process and timing with Tompkins.

        On November 15, 2011, VIST held a regularly scheduled board meeting. At this meeting, a representative of Stifel's capital markets group (which had been named as sole book running manager for the proposed public underwritten offering under the registration statement filed in July 2011) attended the first portion of the board meeting by telephone and updated the board of directors on the state of the capital markets for financial institution offerings in light of VIST's continued consideration of the capital raising alternative in addition to the potential business combination transaction. Following departure from the meeting of the Stifel capital markets representative (who was not at the time of the board meeting aware of VIST's consideration of a potential business combination transaction), the board acknowledged that the state of the capital markets for financial institutions continued to present challenges to raising capital on acceptable terms, but concluded that the capital raise continue as a potential strategic alternative, in addition to consideration of a potential business combination transaction, in the event that conditions in the capital markets for financial institutions improved. Representatives of Stifel's investment banking group acting as VIST's financial advisor in connection with the business combination transaction, and who were present during the entire board meeting, then updated the board on the status of the discussions with the various potential merger candidates and informed the board of directors that initial written indications of interest had been requested from all parties by November 28, 2011. A representative of Stevens & Lee also attended this meeting by telephone.

        On November 16, 2011, Tompkins contacted Macquarie Capital (USA) Inc. to request that it act as Tompkins' financial advisor should Tompkins determine to pursue a business combination with VIST.

        On November 17, 2011, members of VIST's senior management participated in a conference call with members of Tompkins' senior management.

        On November 22, 2011, members of VIST's senior management and Stifel met separately with representatives of Company B and Company C.

        Also on November 22, 2011, a special meeting of the Tompkins Board of Directors was called to discuss the potential business combination with VIST and review potential transaction terms, at which Tompkins' management was authorized to submit a non-binding indication of interest to Stifel. Representatives of Harris Beach PLLC and Macquarie Capital (USA) Inc. attended this special meeting of the Tompkins board.

        On November 28, 2011, VIST received initial written indications of interest from Company A, Company B and Tompkins. Each of Company C, Company D and Company E elected not to submit initial indications of interest. The initial indication of interest letters received from the three parties provided for per share merger consideration of $11.00 to $12.00 (Company A), $11.50 to $13.50 (Company B), and $11.00 to $12.50 (Tompkins). The indication of interest from Company A provided for consideration in the form of common stock and cash (with a maximum of 25% cash), and the indications of interest from both Company B and Tompkins provided for 100% common stock consideration.

        On December 2, 2011, the board of directors held a special meeting to consider the indications of interest received from the three potential merger candidates. In addition to the board of directors and VIST's Chief Financial Officer, this meeting was attended by representatives of Stifel and a representative of Stevens & Lee. At this meeting, Stifel reviewed with the board a comparison of the financial terms of the indications of interest received, as well as a comparison of the non-financial terms of the indications of interest and a summary of each of Tompkins, Company A and Company B. At the conclusion of this meeting, the board elected to pursue a dual track process consisting of continuing the potential business combination discussions by scheduling on-site due diligence with the three parties that had submitted written indications of interest, while also continuing to consider and evaluate capital raising alternatives.

        On December 5, 2011, VIST's Chairman, its Chief Executive Officer, and its Chief Financial Officer met with select senior executive officers of VIST to advise them that VIST was in discussions with three parties regarding a potential business combination and that due diligence was scheduled for December 8, 2011 through December 15, 2011. Representatives from Stifel and Stevens & Lee attended this meeting. Company A conducted on-site due diligence from December 8, 2011 through December 10, 2011; Tompkins conducted on-site due diligence from December 12, 2011 through December 14, 2011; and Company B conducted on-site due diligence on December 15, 2011 with additional conference calls with VIST's senior management on December 16, 2011.

        From December 19, 2011 through December 23, 2011, Stifel contacted each of Tompkins, Company A and Company B regarding their ongoing due diligence efforts and continued interest in the potential business combination transaction.

        On December 22, 2011 each of Company A and Company B separately advised Stifel that they had elected not to continue in the process and would not be submitting a revised indication of interest. On December 23, 2011, Tompkins submitted a revised indication of interest letter.

        The board of directors considered Tompkins' revised indication of interest at a special meeting of the board held on December 28, 2011. At this meeting, representatives of Stifel first reviewed with the board the status of the equity capital markets, particularly for smaller market capitalization public companies, in light of the public offering registration statement still on file with the SEC. The board concluded that the prospects for a successful equity capital raise in an amount sufficient to meet business objectives that would not result in substantial dilution to existing shareholders were not sufficiently positive under current market conditions. The board then reviewed the terms of the revised indication of interest received from Tompkins. The revised Tompkins offer was for a 100% stock transaction with a fixed exchange ratio within a 10% collar based on Tompkins 20-day average stock price designed to result in a value of $12.50 per share for VIST common shareholders. Based on the 20-day average Tompkins stock price for the period ending December 22, 2011, the fixed exchange ratio within the collars would be 0.319 shares of Tompkins common stock for each VIST share of common stock. As of the date of the board meeting, the price represented a 93% premium to VIST's current market price per share, a 28.4x multiple to last twelve months earnings, and 117% of VIST's tangible book value per share, and also would result in per share dividend accretion of 130% based on Tompkins' common stock dividend rate. At this meeting, the board of directors also reviewed and considered certain non-financial factors of the Tompkins offer, including the fact that VIST Bank would retain its separate bank charter and operate as a wholly owned subsidiary of Tompkins with a board of directors that included local representatives, that Tompkins intended to retain local decision-making authority for the markets served by VIST Bank, that Tompkins supported VIST's current strategic bank branching plans and had no present plans for branch closings or relocations, that the offer contained no financing contingencies, and that severance would be offered to any terminated employees in accordance with VIST's severance policy. The board also noted that Tompkins intended to purchase and retire VIST's outstanding preferred stock and related warrants issued to the United States Department of Treasury in connection with the TARP Capital Purchase Program, which would address VIST's need to refinance such securities at some point in the future. Stevens & Lee also attended this meeting and reviewed with the board its fiduciary duties under Pennsylvania law relating to the transaction under consideration.

        At the conclusion of discussion at the board of directors meeting held on December 28, 2011 the board directed Stifel to contact Tompkins and inform Tompkins that its indication of interest had been accepted unanimously, pending negotiation and approval by the boards of directors of both parties of definitive documentation for a business combination transaction.

        Representatives of Stifel conducted onsite reverse due diligence on Tompkins on January 9, 2012, including management interview telephone calls involving members of VIST's senior management, Stifel, and Stevens & Lee. Additional follow-up due reverse due diligence conference calls involving Stifel, Stevens & Lee and senior management of both VIST and Tompkins were held on January 11, 2012 and January 12, 2012.

        Stevens & Lee received a draft merger agreement from Harris Beach PLLC, Tompkins' outside counsel, on January 9, 2012. The parties and their respective counsel and advisors negotiated the terms of the transaction and the merger agreement from January 9, 2012 through January 24, 2012.

        On January 24, 2012, VIST's board of directors met to consider the final merger proposal as set forth in the proposed definitive merger agreement and related documents negotiated by Tompkins and VIST and their respective counsel and advisors. At this meeting, representatives of Stifel presented a summary of its financial analyses of the proposed transaction and delivered Stifel's oral and written opinion that, as of the date of the meeting, the per share merger consideration to be received from Tompkins by holders of shares of VIST common stock in the merger pursuant to the merger agreement was fair to such holders from a financial point of view. A representative from Stevens & Lee, as counsel to VIST, made a detailed presentation on the terms of the proposed merger and the merger agreement, including the provisions of the voting agreements which each VIST director would be required to execute. Following extensive discussion and after all questions were addressed by VIST's advisors, the board of directors unanimously approved the merger agreement and the transactions set forth in the agreement, and resolved to submit the merger agreement to shareholders for consideration and approval.

        At its regularly scheduled meeting on January 24, 2012, the Tompkins board of directors considered the proposed transaction with VIST. Also attending the meeting were representatives of Harris Beach and Macquarie Capital (USA) Inc. At the meeting, Mr. Romaine reviewed with the board the financial analysis and the financial terms of the proposed transaction with VIST. Representatives of Harris Beach PLLC and Macquarie Capital (USA) Inc. also reviewed with the board of directors the terms of the proposed merger agreement, as well as fiduciary duties of the directors in connection with the transaction. After lengthy discussion, Tompkins' board of directors unanimously approved the merger agreement and agreed to recommend that the Tompkins shareholders approve the merger agreement.

        The merger agreement was executed by the parties on January 25, 2012 and publicly announced on January 26, 2012.

Tompkins' Reasons for the Merger

        Tompkins board of directors reviewed and discussed the transaction with Tompkin's management and its financial and legal advisors in unanimously determining that the merger was advisable and in the best interests of Tompkins and its shareholders. This discussion of the Tompkins board of directors' reasons for approving the merger is forward looking in nature and, therefore, should be read in light of the factors discussed under the heading "Cautionary Statement Regarding Forward Looking Statements" on page 26. In reaching its determination, the Tompkins directors considered a number of factors, including, among others, the following:

  •
  the board's understanding of, and presentations of Tompkin's management and financial advisor regarding, VIST's business, operations, management, financial condition, asset quality and prospects;

  •
  the board's agreement with Tompkin's management that the merger provides Tompkins with a sizeable expansion opportunity in a Southeast Pennsylvania market with attractive demographics and is consistent with Tompkins conservative acquisition strategy of selectively entering into new, attractive markets;

  •
  the board's view that VIST's business mix and branch network is well suited to Tompkin's own product set and will provide Tompkins with an opportunity to accelerate loan growth, grow VIST's trust and investment management business in affluent markets and integrate a well-developed insurance agency into Tompkin's own operations;

  •
  its understanding, based on information then available, that the merger should be accretive to earnings in the first year and therafter;

  •
  the results of management's due diligence investigation of VIST and the reputation ,business practices and management of VIST, including its impression that VIST is a well run bank holding company with a business model very similar to Tompkin's own, and that operation of VIST bank as a separate subsidiary will be consistent with the operations of Tompkin's other bank subsidiaries;

  •
  the board's view as to the potential synergies resulting from a combination of Tompkins and VIST, the potential long term cost savings and the growth prospects associated with the combined operations;

  •
  the board's view that the combined company will have the potential to realize a stronger competitive position and improved long-term operating results, including revenue and earnings enhancements; and,

  •
  the review by Tompkin's board of directors with its legal and financial advisors of the structure of the merger and the financial and other terms of the merger agreement, including deal protections in the event of any termination of the merger.

        This discussion of factors considered by Tompkins board of directors is not exhaustive but sets out the material factors considered by the Tompkins board of directors. The board did not attempt to quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision and individual directors may have given different weights to each factor. Rather, the board of directors considered these factors as a whole and, after its evaluation, including asking questions of Tompkin's management and financial and legal advisors, determined them to be favorable to, and supportive of, its determination.

Recommendation of Tompkins' Board of Directors

        Tompkins' board of directors believes that the terms of the transaction are in the best interests of Tompkins and its shareholders and has approved the issuance of Tompkins common stock pursuant to the merger agreement. Accordingly, Tompkins' board of directors unanimously recommends that Tompkins shareholders vote "FOR" the issuance of shares of Tompkins common stock pursuant to the merger agreement.

VIST's Reasons for the Merger

        VIST's board of directors carefully considered the process by which potentially interested acquirers were identified, the indications of interest that were received, the terms of the merger agreement and the value of the merger consideration to be received by the holders of VIST common stock. After careful consideration, VIST's board of directors determined that it is advisable and in the best interests of VIST for VIST to enter into the merger agreement with Tompkins. Accordingly, VIST's board of directors unanimously recommends that VIST's shareholders vote "FOR" approval and adoption of the merger agreement.

        In the course of making its decision to approve the transaction with Tompkins, VIST's board of directors consulted with VIST's senior management and VIST's financial and legal advisors. VIST's board of directors considered, among other things, the following factors:

  •
  the board's understanding of the current and prospective environment in which VIST operates, including national, regional and local economic conditions, the competitive environment for financial institutions, the increased regulatory burdens on financial institutions and the uncertainties in the regulatory climate going forward, the trend toward consolidation in the financial services industry generally and the likely effect of these factors on VIST's potential growth, profitability and strategic options;

  •
  the board's assessment of the challenges in completing an underwritten public offering under the registration statement on file with the SEC to realize sufficient proceeds to permit VIST to execute its business plan at a price that would not result in significant dilution to existing shareholders;

  •
  the board's view that the size of the institution and related economies of scale, beyond the level it believed to be reasonably achievable on an independent basis, was becoming increasingly important to continued success in the current and prospective financial services environment;

  •
  the comprehensive process conducted by VIST's management and Stifel, VIST's financial advisor, to identify potential merger partners and to solicit proposals as to the terms, structure and other aspects of a potential transaction from potential merger partners;

  •
  the board's understanding of VIST's business, operations, financial condition, earnings and prospects and of Tompkins's business, operations, financial condition, earnings and prospects, including the respective geographic markets in which the companies and their banking subsidiaries each operate;

  •
  the board's perception that VIST's operating philosophy as a community-oriented financial services company with a strong customer focus is compatible with Tompkins's operating philosophy;

  •
  Tompkins commitment to continue VIST Bank as a separately chartered banking subsidiary of Tompkins, and Tompkins' operating history with its current subsidiary banks;

  •
  the board's perception regarding the enhanced future prospects of the combined company compared to those VIST was likely to achieve on a stand-alone basis, including the projected market capitalization and market position of the combined entity and the compatibility of VIST's and Tompkins' business activities, as well as opportunities for increasing revenues as a result of a higher lending limit to originate larger and more profitable commercial loans and revenues associated with fee income products, such as insurance and investment products;

  •
  the board's review with its legal and financial advisors of the structure of the merger and the financial and other terms of the merger agreement and related documents, including the board's assessment of the adequacy of the merger consideration, not only in relation to the current market price of VIST's common stock, but also in relation to the historical, present and anticipated future operating results and financial position of VIST;

  •
  the fact that, as of January 24, 2012, the price resulting from the exchange ratio represented an 81% premium to VIST's market price as of January 23, 2012, a 28.4x multiple to last twelve months earnings, and 117% of VIST's tangible book value, and also would result in dividend accretion of 125% based on current quarterly common stock dividend rates;

  •
  the prices and premiums over book value and market value paid in other recent acquisitions of financial institutions as presented by Stifel to VIST's board of directors;

  •
  Tompkins's historical and current quarterly dividend rate as compared to VIST's historical dividend rate and the board's perception regarding the prospects for maintaining or increasing such dividends;

  •
  the proposed board and management arrangements, including Tompkins's commitment to (i) appoint two VIST directors to the Tompkins board of directors and appoint five existing VIST directors to the VIST Bank board of directors, (ii) employ certain senior executive officers of VIST Bank after the merger and the perceived benefits to the combined institution of the continued service of persons with knowledge and experience regarding VIST's operations and its market area, and (iii) nominate two (2) members of the current VIST board of directors for election at the first annual meeting of Tompkins following the merger;

  •
  the reports of VIST's management and financial presentation by Stifel to VIST's board of directors concerning the operations, financial condition and prospects of Tompkins and the expected financial impact of the merger on the combined company;

  •
  the effects of the merger on VIST's employees and customers, including the prospects for continued employment and the severance and other benefits agreed to be provided to VIST employees;

  •
  the fact that VIST shareholders will receive shares of Tompkins common stock in the merger, which will allow VIST shareholders to participate in a portion of the future performance of the combined company's businesses and synergies resulting from the merger, and the value to VIST's shareholders represented by that consideration; and

  •
  the financial information and analyses presented by Stifel to the board of directors, and the opinion of Stifel to the effect that, as of the date of such opinion, based upon and subject to the factors and assumptions set forth in such opinion, the consideration in the proposed merger was fair to holders of VIST common stock from a financial point of view. A copy of the Stifel written opinion that was delivered to the VIST board is included as Annex B to this joint proxy statement/prospectus and described under "Opinion of VIST's Financial Advisor"; shareholders are encouraged to read the Stifel opinion in its entirety.

        VIST's board of directors also considered certain potentially adverse factors in connection with the merger, including the following:

  •
  the potential challenges associated with obtaining the regulatory approvals required to complete the transaction in a timely manner;

  •
  the fact that certain provisions of the merger agreement prohibit VIST from soliciting, and limit its ability to respond to, proposals for alternative transactions, and the obligation to pay a termination fee in the event that the merger agreement is terminated in certain circumstances, including $3.3 million if VIST terminates the merger agreement to accept a superior offer and $1.5 million if VIST's shareholders fail to approve the merger at the special meeting;

  •
  the fact that pursuant to the merger agreement, VIST must generally conduct its business in the ordinary course and VIST is subject to a variety of other restrictions on the conduct of its business prior to the completion of the merger or termination of the merger agreement, which may delay or prevent VIST from undertaking business opportunities that may arise pending completion of the merger;

  •
  the risk that potential benefits and synergies sought in the merger may not be realized or may not be realized within the expected time period, and the risks associated with the integration of VIST and Tompkins;

  •
  the fact that because the consideration in the merger is a fixed exchange ratio of shares of Tompkins common stock to VIST common stock subject to adjustment within collars, VIST shareholders could be adversely affected by a significant change in the trading price of Tompkins common stock during the 20-day pricing period for determining the value of the Tompkins common stock for purposes of calculating the exchange ratio;

  •
  the potential for diversion of management and employee attention, and for employee attrition, during the period prior to the completion of the merger and the potential effect on VIST's business and relations with customers, service providers and other stakeholders, whether or not the merger is consummated; and

  •
  the risks associated with ownership of shares of Tompkisn common stock, as described in the section entitled "Risk Factors" beginning on page 20.

        VIST's board of directors realizes that there can be no assurance about future results, including results expected or considered in the factors listed above. The board of directors concluded, however, that the potential positive factors outweighed the potential risks of completing the merger.

        During its consideration of the merger, VIST's board of directors was also aware that some of its directors and executive officers may have interests in the merger that are different from or in addition to those of shareholders generally, as described under the heading "The Merger—Interests of Certain Persons in the Merger" beginning on page 63.

        The foregoing discussion of the information and factors considered by VIST's board of directors is not exhaustive, but includes the material factors considered by VIST's board. In view of the wide variety of factors considered by the board of directors in connection with its evaluation of the merger and the complexity of these matters, the board of directors did not consider it practical to, and did not attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. VIST's board of directors evaluated the factors described above, including asking questions of VIST's legal and financial advisors. In considering the factors described above, individual members of VIST's board of directors may have given different weights to different factors. The board of directors relied on the experience and expertise of its legal advisors regarding the structure of the merger and the terms of the merger agreement and on the experience and expertise of its financial advisors for quantitative analysis of the financial terms of the merger. It should also be noted that this explanation of the reasoning of VIST's board of directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading "Cautionary Statement Regarding Forward-Looking Statements" on page 26.

Recommendation of VIST's Board of Directors

        VIST's board of directors believes that the terms of the transaction are in the best interests of VIST and has unanimously approved the merger agreement. Accordingly, VIST's board of directors unanimously recommends that VIST shareholders vote "FOR" approval and adoption of the merger agreement.

 Opinion of VIST's Financial Advisor

        Stifel, Nicolaus & Company, Incorporated ("Stifel") acted as VIST's financial advisor in connection with the merger. Stifel is a nationally recognized investment banking and securities firm with membership on all the principal United States securities exchanges and substantial expertise in transactions similar to the merger. As part of its investment banking activities, Stifel is regularly engaged in the independent valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

        On January 24, 2012, Stifel rendered its oral opinion, which was confirmed in writing, to the board of directors of VIST that, as of the date of Stifel's written opinion, the per share consideration to be received by the holders of shares of VIST common stock pursuant to the merger agreement was fair to such holders, from a financial point of view.

        The full text of Stifel's written opinion dated January 24, 2012, which sets forth the assumptions made, matters considered and limitations of the review undertaken, is attached as Annex B to this joint proxy statement/prospectus and is incorporated herein by reference. Holders of VIST's common stock are urged to, and should, read this opinion carefully and in its entirety in connection with this joint proxy statement/prospectus. The summary of the opinion of Stifel set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. The opinion of Stifel does not reflect any developments that may occur or may have occurred after the date of its opinion and prior to the completion of the merger. Stifel has no obligation to update, revise or reaffirm its opinion and VIST does not currently expect that it will request an updated opinion from Stifel.

        No limitations were imposed by VIST on the scope of Stifel's investigation or the procedures to be followed by Stifel in rendering its opinion. In arriving at its opinion, Stifel did not ascribe a specific range of values to VIST. Stifel's opinion is based on the financial and comparative analyses described below. Stifel's opinion is solely for the information of, and directed to, VIST's board of directors for its information and assistance in connection with VIST's board of directors' consideration of the financial terms of the merger and is not to be relied upon by any shareholder of VIST or Tompkins or any other person or entity. Stifel's opinion was not intended to be and did not constitute a recommendation to VIST's board of directors as to how it should vote on the merger or to any shareholder of VIST or Tompkins as to how any such shareholder should vote at any shareholders' meeting at which the merger is considered, or whether or not any shareholder of VIST should enter into a voting, shareholders' or affiliates' agreement with respect to the merger, or exercise any dissenter's or appraisal rights that may be available to such shareholder. In addition, Stifel's opinion does not compare the relative merits of the merger with any other alternative transaction or business strategy which may have been available to VIST and does not address the underlying business decision of VIST's board of directors or VIST to proceed with the merger or any aspect thereof.

        In connection with its opinion, Stifel, among other things:

  •
  reviewed and analyzed a draft copy of the merger agreement dated January 23, 2012;

  •
  reviewed and analyzed the audited consolidated financial statements of VIST for the three years ended December 31, 2010 and the unaudited consolidated financial statements of VIST for the nine month period ended September 30, 2011;

  •
  reviewed and analyzed the audited consolidated financial statements of Tompkins for the three years ended December 31, 2010 and the unaudited consolidated financial statements of Tompkins for the nine month period ended September 30, 2011;

  •
  reviewed and analyzed certain other publicly available information concerning VIST and Tompkins;

  •
  held discussions with VIST's and Tompkins' senior management and advisors, including, without limitation, discussions regarding estimates of certain cost savings, operating synergies, merger charges and the pro forma financial impact of the merger on Tompkins;

  •
  reviewed certain non-publicly available information concerning VIST, including, without limitation, a review of its internal financial analyses and forecasts prepared by its management, and held discussions with VIST's senior management regarding recent developments and regulatory matters;

  •
  reviewed certain non-publicly available information concerning Tompkins, including, without limitation, a review of its internal financial analyses and forecasts prepared by its management, and held discussions with Tompkins' senior management regarding recent developments and regulatory matters;

  •
  participated in certain discussions and negotiations between representatives of VIST and Tompkins;

  •
  reviewed the reported prices and trading activity of the equity securities of VIST and Tompkins;

  •
  analyzed certain publicly available information concerning the terms of selected merger and acquisition transactions considered relevant to its analysis;

  •
  reviewed and analyzed certain publicly available financial and stock market data relating to selected public companies deemed relevant to its analysis;

  •
  conducted such other financial studies, analyses and investigations and considered such other information as were deemed necessary or appropriate for purposes of its opinion; and

  •
  took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuations and its knowledge of the banking industry generally.

        In connection with its review, Stifel relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information that was provided to it, by or on behalf of VIST or Tompkins, or that was otherwise reviewed by Stifel and did not assume any responsibility for independently verifying any of such information. Stifel further relied upon the assurances by VIST or Tompkins that they were not aware of any facts that would make their respective information incomplete or misleading. With respect to the financial forecasts supplied to it by VIST and Tompkins (including, without limitation, potential cost savings and operating synergies realized by a potential acquirer), Stifel assumed that the forecasts were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of VIST and Tompkins, as applicable, as to the future operating and financial performance of VIST and Tompkins, as applicable, and that they provided a reasonable basis upon which Stifel could form its opinion. Such forecasts and projections were not prepared with the expectation of public disclosure. All such projected financial information was based on numerous variables and assumptions that were inherently uncertain, including, without limitation, factors related to general economic, market and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projected financial information. Stifel relied on this projected information without independent verification or analysis and did not in any respect assume any responsibility for the accuracy or completeness thereof.

        Stifel assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either VIST or Tompkins since the date of the last financial statements of each company made available to Stifel. Stifel also assumed, without independent verification and with VIST's consent, that the aggregate allowances for loan losses set forth in the respective financial statements of VIST and Tompkins were in the aggregate adequate to cover all such losses. Stifel did not make or obtain any independent evaluation, appraisal or physical inspection of either VIST's or Tompkins' assets or liabilities, the collateral securing any of such assets or liabilities, or the collectibility of any such assets nor did it review loan or credit files of VIST or Tompkins. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets could actually be sold. Because such estimates are inherently subject to uncertainty, Stifel assumed no responsibility for their accuracy. Stifel relied on advice of VIST's counsel as to certain legal matters with respect to VIST, the merger agreement and the merger and other matters contained or contemplated therein. Stifel assumed, with VIST's consent, that there were no factors that would delay, or subject to any adverse conditions, any necessary regulatory or governmental approval and that all conditions to the merger would be satisfied and not waived. In addition, Stifel assumed that the definitive merger agreement would not differ materially from the draft it reviewed. Stifel also assumed that the merger would be consummated substantially on the terms and conditions described in the merger agreement, without any waiver of material terms or conditions by VIST or any other party, and that obtaining any necessary regulatory approvals or satisfying any other conditions for consummation of the merger would not have an adverse effect on VIST or Tompkins. Stifel assumed that the merger would be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act, the Securities Exchange Act of 1934 (the "Exchange Act"), as amended, and all other applicable federal and state statutes, rules and regulations.

        Stifel's opinion was necessarily based solely on economic, market, monetary, financial and other conditions as they existed on, and on the information made available to Stifel as of, the date of its opinion. It is understood that subsequent developments may affect the conclusions reached in Stifel's opinion and that Stifel does not have or assume any obligation to update, revise or reaffirm its opinion.

        Stifel's opinion is limited to whether the per share merger consideration is fair to the holders of VIST common stock, from a financial point of view, solely as of the date of its opinion. Stifel's opinion did not consider, address or include: (i) any other strategic alternatives (which were or may have been) contemplated by VIST's board of directors or VIST; (ii) the legal, tax or accounting consequences of the merger on VIST or the holders of VIST's common stock including, without limitation, whether or not the merger would qualify as a tax-free reorganization pursuant to Section 368 of the Internal Revenue Code; (iii) the fairness of the amount or nature of any compensation to any of VIST's officers, directors or employees, or class of such persons, relative to the compensation to the holders of VIST's securities; (iv) the treatment of, or the effect on, VIST's Series A Preferred Stock and related warrants or the holders thereof; (v) the treatment of, or effect of the merger on, VIST's Stock Options (as defined in the merger agreement), or any other class of securities of VIST other than its common stock or the holders thereof; or (vi) any advice or opinions provided by any other advisor to VIST or Tompkins. Furthermore, Stifel did not express any opinion as to the prices, trading range or volume at which Tompkins' securities would trade following public announcement or consummation of the merger.

        In connection with rendering its opinion, Stifel performed a variety of financial analyses that are summarized below. Such summary does not purport to be a complete description of such analyses. Stifel believes that its analyses and the summary set forth herein must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could be misleading. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. The range of valuations resulting from any particular analysis described below should not be taken to be Stifel's view of the actual value of VIST. In its analyses, Stifel made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of VIST or Tompkins. Any estimates contained in Stifel's analyses are not necessarily indicative of actual future values or results, which may be significantly more or less favorable than suggested by such estimates. No company or transaction utilized in Stifel's analyses was identical to VIST or Tompkins or the merger. Accordingly, an analysis of the results described below is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other facts that could affect the public trading value of the companies to which they are being compared. In arriving at its opinion, none of the analyses performed by Stifel were assigned a greater significance by Stifel than any other, nor does the order of analyses described represent relative importance or weight given to those analyses by Stifel. The analyses described below do not purport to be indicative of actual future results, or to reflect the prices at which VIST's or Tompkins's common stock may trade in the public markets, which may vary depending upon various factors, including changes in interest rates, dividend rates, market conditions, economic conditions and other factors that influence the price of securities.

        In accordance with customary investment banking practice, Stifel employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses that Stifel used in providing its opinion. Some of the summaries of financial analyses are presented in tabular format. In order to understand the financial analyses used by Stifel more fully, you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of Stifel's financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by Stifel. The summary data set forth below do not represent and should not be viewed by anyone as constituting conclusions reached by Stifel with respect to any of the analyses performed by it in connection with its opinion. Rather, Stifel made its determination as to the fairness to the shareholders of VIST of the per share merger consideration, from a financial point of view, on the basis of its experience and professional judgment after considering the results of all of the analyses performed. Accordingly, the data included in the summary tables and the corresponding imputed ranges of value for VIST should be considered as a whole and in the context of the full narrative description of all of the financial analyses set forth in the following pages, including the assumptions underlying these analyses.

        In connection with rendering its opinion and based upon the terms of the draft merger agreement reviewed by it, Stifel assumed the aggregate consideration for the common stock to be $86 million and the per share consideration to be $12.50. Stifel noted this represented a premium of 81% over VIST's closing price of $6.91 on January 23, 2012.

        Comparison of Selected Companies.    Stifel reviewed and compared certain multiples and ratios for the merger with a peer group of 13 selected public banking institutions of similar size, geography and asset quality. In order to calculate a range of imputed values for a share of VIST's common stock, Stifel utilized the following financial and valuation metrics in its analysis: price to tangible book value per share, price to latest 12 months earnings per share and premium over tangible book value to core deposits as of or for the quarter and twelve month period ended September 30, 2011. Market price information was as of January 23, 2012. Stifel then applied the resulting range of multiples and ratios for the peer group specified above to the appropriate financial results of VIST. This analysis resulted in a range of imputed values for VIST of between $5.63 and $11.69 based on the median multiples for the peer group.

        Additionally, Stifel calculated the following ratios with respect to the merger and the 13 selected comparable companies:

		Trading Multiples for Selected Peer Group(3)(4)
	Tompkins / VIST Transaction
Ratios		25th Percentile	Median	75th Percentile
Price Per Share/Tangible Book Value Per Share(1)	117%	63%	109%	160%
Price Per Share/Last 12 Months Earnings Per Share	28.4x	11.1x	12.8x	14.2x
Premium over Tangible Book Value/Core Deposits(2)	1.5%	(3.6)%	0.8%	6.0%

(1)
For purposes of this analysis, VIST's tangible book value per share excludes the unaccreted portion of the original issue discount on its Series A Preferred Stock.

(2)
Core deposits defined as total deposits less certificates of deposit with balances greater than $100,000.

(3)
Market data as of January 23, 2012.

(4)
Selected comparable banking institutions include ACNB Corporation, Bancorp, Inc., Bryn Mawr Bank Corporation, Center Bancorp, Inc., Citizens & Northern Corporation, CNB Financial Corporation, Codorus Valley Bancorp, Inc., Eagle Bancorp, Inc., First United Corporation, Metro Bancorp, Inc., Orrstown Financial Services, Inc., Peapack-Gladstone Financial Corporation and Univest Corporation of Pennsylvania.

        Analysis of Selected Bank Merger Transactions.    Stifel analyzed certain information related to two groups of recent transactions in the banking industry. The first group consisted of 17 U.S. bank holding company, bank, thrift holding company and thrift acquisitions announced between September 30, 2009 and January 23, 2012 which involved targets headquartered in New Jersey and Pennsylvania ("Regional" transaction group), excluding merger of equals and terminated transactions. The second group consisted of 11 U.S. bank holding company, bank, thrift holding company and thrift acquisitions announced between September 30, 2009 and January 23, 2012 with announced transaction values between $50 million and $125 million and where the target had nonperforming assets to total assets less than 4.0% at announcement ("Transaction Value and Asset Quality" transaction group), excluding merger of equals and terminated transactions.

        The transactions included in the Regional transaction group were:

Acquiror	Acquiree
ESSA Bancorp, Inc.	First Star Bancorp, Inc.
Beneficial Mutual Bancorp, Inc.	SE Financial Corp.
S&T Bancorp, Inc.	Mainline Bancorp, Inc.
Susquehanna Bancshares, Inc.	Tower Bancorp, Inc.
F.N.B. Corporation	Parkvale Financial Corporation
BCB Bancorp, Inc.	Allegiance Community Bank
Ocean Shore Holding Co.	CBHC Financialcorp, Inc.
GNB Financial Services, Inc.	Herndon National Bank
Susquehanna Bancshares, Inc.	Abington Bancorp, Inc.
Norwood Financial Corp.	North Penn Bancorp, Inc.
Customers Bancorp Inc	Berkshire Bancorp, Inc.
F.N.B. Corporation	Comm Bancorp, Inc.
Kearny Financial Corp.	Central Jersey Bancorp
Bank of Princeton	MoreBank
Roma Financial Corporation	Sterling Banks, Inc.
Tower Bancorp, Inc.	First Chester County Corporation
Bryn Mawr Bank Corporation	First Keystone Financial, Inc.

        The transactions included in the Transaction Value and Asset Quality transaction group were:

Acquiror	Acquiree
ViewPoint Financial Group, Inc.	Highlands Bancshares, Inc.
BankUnited, Inc.	Herald National Bank
Berkshire Hills Bancorp, Inc.	Legacy Bancorp, Inc.
Community Bank System, Inc.	Wilber Corporation
Berkshire Hills Bancorp, Inc.	Rome Bancorp, Inc.
F.N.B. Corporation	Comm Bancorp, Inc.
People's United Financial, Inc.	LSB Corporation
Kearny Financial Corp.	Central Jersey Bancorp
National Australia Bank, Limited	F&M Bank-Iowa Central
Chemical Financial Corporation	O.A.K. Financial Corporation
Tower Bancorp, Inc.	First Chester County Corporation

        Stifel then applied the resulting range of multiples and ratios for the comparable transaction groups specified above to the appropriate financial results of VIST. This analysis resulted in a range of imputed values for VIST common stock of between $9.08 and $12.79 for the Regional group and $8.82 and $14.39 for the Transaction Value and Asset Quality group based upon the median multiples for the selected transactions. Stifel calculated the following ratios with respect to the merger and the selected transactions:

		Regional Group Transaction Multiples
	Tompkins / VIST Transaction
Ratios		25th Percentile	Median	75th Percentile
Price Per Share/Tangible Book Value Per Share(1)	117%	100%	119%	127%
Price Per Share/Last 12 Months Earnings Per Share	28.4x	17.9x	20.6x	33.4x
Premium over Tangible Book Value/Core Deposits(2)	1.5%	0.0%	1.8%	5.2%
Offer Price / One Month Prior Price(3)	91%	38%	69%	117%

(1)
For purposes of this analysis, VIST's tangible book value per share excludes the unaccreted portion of the original issue discount on its Series A Preferred Stock.

(2)
Core deposits defined as total deposits less certificates of deposit with balances greater than $100,000.

(3)
Market data as of January 23, 2012.

		Transaction Value and Asset Quality Group Transaction Multiples
	Tompkins / VIST Transaction
Ratios		25th Percentile	Median	75th Percentile
Price Per Share/Tangible Book Value Per Share(1)	117%	111%	120%	136%
Price Per Share/Last 12 Months Earnings Per Share	28.4x	17.8x	20.1x	31.7x
Premium over Tangible Book Value/Core Deposits(2)	1.5%	1.7%	3.0%	6.6%
Offer Price / One Month Prior Price(3)	91%	55%	67%	88%

(1)
For purposes of this analysis, VIST's tangible book value per share excludes the unaccreted portion of the original issue discount on its Series A Preferred Stock.

(2)
Core deposits defined as total deposits less certificates of deposit with balances greater than $100,000.

(3)
Market data as of January 23, 2012.

        Discounted Dividends Analysis.    Using a discounted dividend analysis, Stifel estimated the net present value of the future streams of after-tax cash flow that VIST could theoretically produce for dividends to common shareholders, referred to below as dividendable net income. In this analysis, Stifel assumed that VIST would perform in accordance with management's estimates and calculated assumed potential after-tax distributions to common shareholders such that VIST's tangible common equity ratio would remain 8.0% of tangible assets. Stifel calculated the range of implied values by taking the sum of (1) the assumed dividendable net income stream per share beginning in the year 2012 and continuing through 2016, and (2) the terminal value of VIST's common stock. These cash flows were then discounted to present values at assumed discount rates ranging from 15.0% to 20.0%. In calculating the terminal value of VIST's common stock, Stifel applied multiples ranging from 10.0 times to 14.0 times 2017 forecasted earnings, which assumed an 8.0% growth rate over management's 2016 earnings estimate. This discounted dividend analysis indicated an implied equity value reference range of $5.97 to $13.31 per share of VIST's common stock. This analysis does not purport to be indicative of actual future results and does not purport to reflect the prices at which shares of VIST's common stock may trade in the public markets. A discounted dividend analysis was included because it is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings and balance sheet growth rates, dividend payout rates and discount rates.

        Pro Forma Effect of the Merger.    Stifel reviewed certain estimated future operating and financial information developed by VIST and Tompkins and certain estimated future operating and financial information for the pro forma combined entity resulting from the merger. In this analysis, Stifel compared certain of VIST's estimated future per share results with such estimated figures for the pro forma combined entity. Based on this analysis on a pro forma basis, the merger is forecast to be accretive to VIST's earnings per share for the 12-month period ended December 31, 2013 and to be dilutive to VIST's book value per share and tangible book value per share as of December 31, 2011. Stifel also noted that on a pro forma basis, the merger is forecast to be accretive to the annual cash dividends per share to be received by the holders of VIST's common stock. Stifel's pro forma analysis also indicated that Tompkins would remain well capitalized under current regulatory capital definitions following the transaction. For all of the pro forma analyses, the actual results achieved following the merger may vary from projected results, and the variations may be material.

        As described above, Stifel's opinion was among the many factors taken into consideration by VIST's board of directors in making its determination to approve the merger. Consequently, the analyses described above should not be viewed as determinative of the views of VIST's Board or VIST's management with respect to the fairness of the per share consideration to be received by the holders of shares of VIST common stock.

        Stifel acted as financial advisor to VIST in connection with the merger and will receive a fee which is contingent upon the completion of the merger. Stifel also acted as financial advisor to VIST's board of directors and received a fee upon the delivery of its opinion that was not contingent upon consummation of the merger. Stifel will not receive any other significant payment or compensation contingent upon the successful consummation of the merger. In addition, VIST agreed to indemnify Stifel for certain liabilities arising out of Stifel's engagement. Stifel has historically provided investment banking services to VIST, including acting as buyside financial advisor in 2010 and 2011 in connection with unconsummated merger transactions for which it received customary fees. Additionally, Stifel was named as sole bookrunning manager on a potential publicly underwritten offering of common equity which was initially filed in July 2011, but which was never publicly marketed and for which it received no fees. Other than the foregoing, there were no other material relationships that existed during the two years prior to the date of Stifel's opinion or that were mutually understood to be contemplated in which any compensation was received or is intended to be received as a result of the relationship between Stifel and any party to the merger. Stifel may seek to provide investment banking services to Tompkins or its affiliates in the future, for which Stifel would seek customary compensation. In the ordinary course of business, Stifel may trade VIST's or Tompkins' securities for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Merger Consideration

        The merger agreement provides that at the effective time of the merger each share of VIST common stock issued and outstanding immediately prior to the effective time will be converted into the Exchange Ratio. The Exchange Ratio is subject to adjustment based on the average of the closing price of Tompkins common stock for the 20 consecutive business days ending three days prior to the date of the VIST special meeting of shareholders, which is to be held on July 17, 2012. We refer to this average price as the "Tompkins Average Closing Price." If the Tompkins Average Closing Price is greater than $43.98, the Exchange Ratio will be adjusted and fixed at 0.2842 shares of Tompkins common stock for each VIST share of common stock, and if the Tompkins Average Closing Price is less than $35.98, the Exchange Ratio will be adjusted and fixed at 0.3475 shares of Tompkins common stock for each VIST share of common stock. We refer to the number of shares of Tompkins common stock to be received by each VIST common stock holder as the "merger consideration."

        It is important to note that the value of the merger consideration may change based on the Tompkins Average Closing Price, and we cannot predict what the value will be at the closing of the merger. The following table illustrates the effective per share value that VIST shareholders would receive for each VIST share, over a range of potential Tompkins Average Closing Prices:

	SAMPLE TOMPKINS AVERAGE CLOSING PRICES
	$32.00	$35.86	$35.87	$39.85	$43.84	$43.85	$47.82
Effective Purchase Price per VIST share:	$11.12	$12.50	$11.25	$12.50	$13.75	$12.50	$13.59

        The board of directors of VIST has the right, but not the obligation, to terminate the merger agreement if the average closing price of Tompkins' common stock is less than $32.00 (as adjusted for certain capital transactions), for the 10 consecutive trading days ending on the date on which certain closing conditions to the merger have been satisfied or waived by the party entitled to enforce such condition.

        Tompkins currently anticipates issuing the merger consideration to VIST shareholders using American Stock Transfer's Direct Registration program, which means that each VIST shareholder's merger consideration will initially be recorded in book entry form only on the records of Tompkins' transfer agent, American Stock Transfer, as opposed to new certificates being issued. VIST shareholders who receive Tompkins shares through the Direct Registration program may request a physical Tompkins stock certificate at no charge.

        If, between the date of the merger agreement and the effective time of the merger, the shares of Tompkins common stock are changed into a different number or class of shares by reason of reclassification, split-up, combination, exchange of shares or readjustment, or a stock dividend is declared with a record date within that period, appropriate adjustments will be made to the merger consideration.

        No fractional shares of Tompkins common stock will be issued to any VIST shareholders upon completion of the merger. Fractional shares of Tompkins common stock resulting from the application of the exchange ratio to a VIST shareholder's holdings of VIST common stock will be converted to the right to receive a cash payment for each such fractional share. The cash payment will equal an amount, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) the average of the daily closing sales prices of a share of Tompkins common stock as reported on NYSE-Amex for the five consecutive trading days immediately preceding the closing of the merger.

        The terms of the merger were determined by Tompkins and VIST on the basis of arm's-length negotiations.

Material Federal Income Tax Consequences

        The following discussion addresses the material United States federal income tax consequences of the merger to a VIST shareholder who holds shares of VIST common stock as a capital asset. This discussion is based upon the Internal Revenue Code, Treasury regulations promulgated under the Internal Revenue Code, judicial authorities, published positions of the Internal Revenue Service (the "IRS") and other applicable authorities, all as in effect on the date of this discussion and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion does not address all aspects of United States federal income taxation that may be relevant to VIST shareholders in light of their particular circumstances and does not address aspects of United States federal income taxation that may be applicable to VIST shareholders subject to special treatment under the Internal Revenue Code (including banks, tax-exempt organizations, insurance companies, dealers in securities, traders in securities that elect to use a mark-to-market method of accounting, investors in pass-through entities, VIST shareholders who hold their shares of VIST common stock as part of a hedge, straddle or conversion transaction, VIST shareholders who acquired their shares of VIST common stock pursuant to the exercise of employee stock options or otherwise as compensation, and holders who are not United States persons, within the meaning of Section 7701(a)(30) of the Internal Revenue Code). In addition, the discussion does not address any aspect of state, local or foreign taxation. No assurance can be given that the IRS would not assert, or that a court would not sustain a position contrary to any of the tax aspects set forth below.

        VIST shareholders are encouraged to consult their tax advisors with respect to the particular United States federal, state, local and foreign tax consequences of the merger.

        The closing of the merger is conditioned upon the receipt by VIST of the opinion of Stevens & Lee P.C. and the receipt by Tompkins of the opinion of Harris Beach PLLC, each dated as of the effective date of the merger, substantially to the effect that, on the basis of facts, representations and assumptions set forth or referred to in those opinions (including factual representations contained in certificates of officers of VIST and Tompkins) which are consistent with the state of facts existing as of the effective date of the merger, the merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. The tax opinions to be delivered in connection with the merger are not binding on the IRS or the courts, and neither VIST nor Tompkins intends to request a ruling from the IRS with respect to the United States federal income tax consequences of the merger. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. In addition, if any of the facts, representations or assumptions upon which such opinions are based are inconsistent with the actual facts, the United States federal income tax consequences of the merger could be adversely affected.

        Assuming that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, the discussion below sets forth the opinions of Stevens and Lee, P.C. and Harris Beach PLLC as to the material United States federal income tax consequences of the merger to VIST shareholders.

        A VIST shareholder will not recognize gain or loss as a result of such shareholder's shares of VIST common stock being exchanged in the merger solely for shares of Tompkins common stock, except as described below with respect to the receipt of cash in lieu of a fractional share of Tompkins common stock. A VIST shareholder's aggregate tax basis in shares of Tompkins common stock received in the merger, including any fractional share deemed received and exchanged as described below, will equal the aggregate tax basis of the shareholder's VIST common shares surrendered in the merger. The holding period of the Tompkins common stock will include the holding period of the shares of VIST common stock surrendered in the merger, provided the VIST shareholder's common shares are held as a capital asset at the time of the merger.

        Cash received by a VIST shareholder in lieu of a fractional share of Tompkins common stock generally will be treated as received in redemption of the fractional share, and gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the portion of the shareholder's aggregate adjusted tax basis of the shares of VIST common stock surrendered that is allocable to the fractional share. Such gain or loss generally will be long-term capital gain or loss if the holding period for such shares of VIST common stock is more than one year at the time of the merger. The deductability of capital losses is subject to limitations.

        The foregoing discussion is not intended to be a complete analysis or description of all potential United States federal income tax consequences of the merger. In addition, the discussion does not address tax consequences that may vary with, or are contingent on, a VIST shareholder's individual circumstances. Moreover, the discussion does not address any non-income tax or any state, local or foreign tax consequences of the merger. Tax matters are very complicated and the tax consequences of the transaction to a VIST shareholder will depend upon the facts of his or her situation. Accordingly, VIST shareholders are strongly encouraged to consult with their tax advisors to determine the particular United States federal, state, local and foreign income and other tax consequences to them of the merger.

 Employee Benefit Plans

        Employee Benefit Plans.    Tompkins may maintain, terminate or continue any or all of VIST's benefit plans. Tompkins will generally provide VIST employees with compensation and benefits that are, in the aggregate, substantially similar to the compensation and benefits provided to similarly situated employees of Tompkins. VIST employees who become participants in any Tompkins benefit plan will, except as otherwise described below, be given credit for service as an employee of VIST for purposes of determining eligibility and for any applicable vesting periods of such employee benefits. However, credit for prior service shall not be given for any purpose under the Tompkins Defined Contribution Retirement Plan, the Tompkins Employee Stock Ownership Plan, and the profit-sharing component of the Tompkins Investment & Stock Ownership Plan. Service credit for benefit accrual purposes will be given only for purposes of Tompkins vacation policies or programs and for purposes of the calculation of severance benefits under any severance compensation plan of Tompkins. After the effective date of the merger, Tompkins may elect not to provide to employees of VIST and its subsidiaries any benefits that are not then provided by Tompkins or its subsidiaries to their own employees, notwithstanding that such benefits were provided to VIST employees immediately prior to the effective date of the merger.

        401(k) Plan.    Following the merger, eligible VIST employees will be able to participate in Tompkins' 401(k) plan and, at such time, Tompkins will amend VIST's 401(k) plan to freeze participation and contributions under the VIST plan. Tompkins will maintain the individual participant accounts under the VIST 401(k) plan until such time as the VIST 401(k) plan is merged with and into the applicable Tompkins 401(k) plan in accordance with the requirements of Internal Revenue Code Section 414(1).

        Employee Stock Purchase Plan.    Pursuant to the terms of the merger agreement, since the date of the merger agreement no participant in VIST's Employee Stock Purchase Plan ("ESPP") has been permitted to increase the rate of payroll deductions to the ESPP. Additionally, upon the closing of the merger, the ESPP will be terminated.

        Dividend Reinvestment Plan.    VIST has suspended the acceptance of dividends and other contributions of participants in its Dividend Reinvestment and Stock Purchase Plan ("DRIP"). In addition, prior to the effective time of the merger, VIST will terminate its DRIP and distribute all shares of VIST common stock and the value of all cash held in a participant's account in accordance with the terms of the DRIP.

        Employment Agreements, Incentive Plans and Deferred Compensation Agreements.    Tompkins has agreed to honor the terms of all employment, consulting and change in control agreements, including provisions relating to incentive payments, which were disclosed to Tompkins prior to the execution of the merger agreement. Pursuant to the terms of the merger agreement, any bonus or incentive plan adopted, continued or implemented by VIST for services performed on or after January 1, 2012 will be administered on terms mutually agreeable to VIST and Tompkins. Tompkins has agreed that, pending closing of the merger, VIST may continue to administer the incentive programs which were disclosed in the merger agreement, with appropriate adjustments to take into account the circumstances of the merger. However, the aggregate amount of payments and grants under VIST bonus and incentive payments cannot exceed an agreed-upon amount, and must be allocated reasonably among VIST employees in accordance with past practice. Tompkins is also entitled to prior notice of such incentive payments or equity grants.

        Retention Bonuses.    Pursuant to the terms of the merger agreement, Tompkins and VIST have agreed to pay out certain retention bonuses to selected employees of VIST and its subsidiaries who remain employed through certain dates following the effective time of the merger. Prior to closing, Tompkins and VIST will mutually determine the date through which each employee must remain employed to be eligible for a retention bonus. The aggregate amount of such retention bonuses will not exceed $250,000.

        Treatment of VIST Stock Options.    The merger agreement distinguishes between "Surviving Options," and all other options, which will be cashed out as described below. The Surviving Options include all outstanding VIST stock options, whether or not vested or exercisable, except for (i) options held by employees who in the aggregate hold less than 1,000 options, (ii) options which have an exercise price of $12.50 or more, and (iii) options held by VIST directors. Each Surviving Option that remains outstanding under a VIST option plan as of the effective time of the merger will be assumed by Tompkins and will continue to have, and be subject to, the same terms and conditions of such VIST option immediately prior to the effective date of the merger, except that (1) each VIST option will be exercisable (or will become exercisable in accordance with its terms) for that number of shares of Tompkins common stock equal to the product of the number of shares of VIST common stock that were issuable upon exercise of such VIST option immediately prior to the effective date of the merger multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Tompkins common stock, and (2) the per share exercise price for the shares of Tompkins common stock issuable upon the exercise of such assumed VIST option will be equal to the quotient determined by dividing the exercise price per share of VIST common stock at which such VIST option was exercisable immediately prior to the effective date of the merger by the Exchange Ratio, rounded up to the nearest whole cent. Holders of VIST options, other than Surviving Options, will be paid cash reflecting the difference between the merger consideration and the option exercise price.

Interests of Certain Persons in the Merger

        In considering the recommendation of the board of directors of VIST that you vote to approve and adopt the merger agreement, VIST shareholders should be aware that VIST directors and executive officers have financial interests in the merger that may be different from, or in addition to, those of VIST shareholders generally. The VIST board of directors was aware of and considered these potential interests, among other matters, in its decision to approve the merger agreement.

        As described in more detail below, these interests include certain payments and benefits that may be provided to VIST's executive officers upon completion of the merger, including accelerated vesting of stock options and restricted stock awards, enhanced cash severance and continued health and welfare benefits. For the non-employee directors, these interests include the accelerated vesting of stock options and restricted stock awards.

        The dates and share prices used below to quantify these interests have been selected for illustrative purposes only. They do not necessarily reflect the dates on which certain events will occur and do not represent a projection about the future value of VIST common stock.

        Share Ownership.    As of May 15, 2012, VIST's executive officers and directors and their affiliates held, or had the right to acquire within 60 days, 1,118,621, representing 16.85% of outstanding shares, of VIST common stock and no shares of Tompkins common stock.

        Treatment of VIST Equity Awards.    VIST's executive officers and directors participate in VIST's equity-based compensation plans and hold VIST stock options and restricted stock awards granted in accordance with the terms of such plans.

        Subject to continued service by the executives and directors, outstanding unvested VIST stock options held by such individuals vest at the rate of 33 1/3% per year beginning on the one year anniversary of the date of grant. Under the terms of VIST's equity-based compensation plan and award agreements, all Surviving Options that have not yet vested will immediately vest in full upon the affirmative vote of shareholders adopting the merger agreement. At the effective time of the merger, the Surviving Options that are not previously exercised shall be converted automatically into Tompkins stock options, which, subject to the terms of the applicable plan, shall remain exercisable for the remainder of the original ten-year term of the VIST stock option. All of the stock options held by VIST's executive officers are considered Surviving Options, and they will not be cashed-out in connection with the merger. As of May 15, 2012, the VIST record date, and, assuming that the special meeting occurs on July 17, 2012, the date of the VIST special meeting, VIST's executive officers and directors (as a group) will hold unvested options to acquire an aggregate of 91,723 shares of VIST common stock on each of those dates.

        Subject to continued service by the executives and directors, VIST restricted stock awards held by executives vest at the rate of 33% per year beginning on the one year anniversary of the date of grant and restricted stock awards held by non-employee directors vest in full on the one year anniversary of the date of grant. Under the terms of the merger agreement and the respective equity-based compensation plan and award agreements, all unvested restricted stock awards will vest in full upon the affirmative vote of shareholders adopting the merger agreement. As of May 15, 2012, the record date for VIST's special meeting, and, assuming that the special meeting occurs on July 17, the date of the VIST special meeting, VIST's executive officers and directors (as a group) will hold 46,171 shares of unvested restricted stock awards that will automatically vest upon the affirmative vote of VIST shareholders adopting the merger agreement.

        The following table summarizes the number of unvested VIST stock options and restricted stock awards held by the executive officers and directors of VIST as of May 15, 2012, the record date of VIST's special meeting. For an estimation of the total value to be received by VIST executive officers as a result of the accelerated vesting of outstanding stock options and restricted stock awards in connection with the merger, please see "Compensation to Executive Officers of VIST in Connection with the Merger" below.

Executive Officer/Director	Number of Unvested Stock Options(1)	Number of Unvested Restricted Stock Awards
James H. Burton	2,000	2,000
Patrick J. Callahan	2,000	2,000
Robert D. Carl, III	2,000	2,000
Robert D. Davis	0	13,501
Charles J. Hopkins	0	2,000
Philip E. Hughes, Jr.	2,000	2,000
Andrew J. Kuzneski, III	2,000	2,000
M. Domer Leibensperger	2,000	2,000
Frank C. Milewski	2,000	2,000
Michael J. O'Donoghue	2,000	2,000
Harry J. O'Neill, III	2,000	2,000
Brent L. Peters	0	0
Karen A. Rightmire	2,000	2,000
Michael L. Shor	0	0
Alfred J. Weber	2,000	2,000
Edward C. Barrett	11,165	1,734
Louis J. DeCesare, Jr.	10,667	1,734
Marc Levengood	3,000	0
Michael C. Herr	11,112	1,734
Christina S. McDonald	12,445	1,734
Neena M. Miller	12,445	1,734
All executive officers as a group (7 persons)	60,834	22,171
All non-executive officer directors as a group (14 persons)	22,000	24,000

(1)
The weighted average exercise price of the unvested VIST stock options held by executive officers and non-executive officer directors is $6.37 and $6.45, respectively.

        For a more detailed explanation of the treatment of VIST stock options, please see "—Treatment of VIST Stock Options" on page 62.

        Indemnification and Insurance.    Tompkins and VIST have agreed in the merger agreement that, from and after the effective time of the merger, and subject to limitations set forth therein, Tompkins will indemnify and hold harmless each present and former director and officer of VIST or any of its subsidiaries against any losses, claims, damages, liabilities, costs, expenses, judgments, fines and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, pertaining or relating to the merger agreement or such person's position as a former director or officer of VIST, to the extent permitted by law. Tompkins has also agreed in the merger agreement that, for a period of six years after the effective time of the merger, and subject to the limits described in the merger agreement, it will cause the former directors and officers of VIST to be covered by the directors' and officers' insurance policy maintained by VIST or by a policy of at least the same coverage and containing terms no less advantageous to its beneficiaries than VIST's policy.

        Tompkins Board of Directors.    Tompkins has agreed in the merger agreement that two (2) current members of VIST's board of directors will be appointed to serve on the board of directors of Tompkins upon consummation of the merger. Such directors will be mutually identified by Tompkins and VIST, and they must meet the minimum qualifications required for service on the Tompkins board of directors. In addition, two (2) members of the current VIST board of directors—which persons may or may not be those selected to fill the vacancies described above—will be nominated for election at the first annual meeting of Tompkins following the merger, and such nominees must also meet the minimum qualifications required for service on the Tompkins board of directors. Finally, Tompkins has agreed, following the merger, to initially nominate and elect to the board of directors of VIST Bank at least five (5) persons selected from the current board of directors of VIST; and such persons must meet the minimum qualifications required for service on the Tompkins board of directors.

        Existing Employment and Change in Control Agreements.    All of VIST's executive officers have agreements which provide them with rights to payment and other compensation upon a change in control of VIST, which includes the merger. The paragraphs below describe the potential payments to which VIST's executive officers could be entitled following the merger:

        Robert D. Davis' existing employment agreement contains a severance provision applicable to a change in control. Generally, if Mr. Davis' employment is terminated involuntarily other than for cause or disability or if Mr. Davis voluntarily terminates his employment, for any reason, and at any time following VIST's change in control, Mr. Davis will be entitled to a cash payment equal to two times his highest annualized base salary paid or payable to him at any time during the three years preceding such termination. In addition, following VIST's change in control, for a period of 24 months following termination, Mr. Davis is entitled to continue participating in VIST's health and other welfare benefit plans; provided, however, that if Mr. Davis is not permitted to participate in any of such plans in accordance with the administrative provisions of those plans and applicable federal and state law, VIST must pay or cause to be paid to Mr. Davis in cash an amount equal to the after-tax cost to him to obtain substantially similar benefits.

        In the event that the amounts and benefits payable under the agreement are such that Mr. Davis becomes subject to the excise tax provisions of Section 4999 of the Internal Revenue Code, VIST will pay Mr. Davis such additional amount or amounts as will result in his retention (after the payment of all federal, state, and local excise, employment, and income taxes on such payments and the value of such benefits) of a net amount equal to the net amount Mr. Davis would have retained had the initially calculated payments and benefits been subject only to income and employment taxation.

        Michael C. Herr's existing employment agreement contains a severance provision applicable to a change in control. If, prior to December 31, 2014, Mr. Herr's employment is terminated involuntarily other than for cause or disability, or if Mr. Herr voluntarily terminates his employment for certain events of good reason in each case at any time following VIST's change in control, Mr. Herr is entitled to receive a cash payment equal to two times his then annual base salary. However, if such termination is on account of a change in control which was approved in advance by at least two-thirds of VIST's directors then in office, in lieu of the foregoing, Mr. Herr is entitled to receive an amount equal to the sum of his current base salary and the average of the amounts paid to him (or otherwise accrued) annually during the employment term as bonuses.

        In the event any payment to Mr. Herr under the agreement would trigger a reduction in tax deductions under Internal Revenue Code Section 280G, the amount of such payment shall be reduced to the maximum amount that can be paid without triggering the reduction in tax deductions.

        For purposes of Mr. Herr's employment agreement, the term "good reason" means any of the following events occurring after a change in control:

  •
  any reduction in responsibilities or authority;

  •
  the assignment to him of duties inconsistent with those in effect as of the change in control;

  •
  any reassignment to a location greater than 50 miles from the location of Mr. Herr's office on the date of the change in control;

  •
  any reduction in salary;

  •
  any failure to continue participation in any commission compensation or bonus plans or any material reduction in the potential benefits under any of such plans;

  •
  any failure to provide benefits at least as favorable as those enjoyed by him under any retirement or pension, life insurance, medical, health and accident, disability or other employee plans, or any material reduction in any of such benefits;

  •
  any requirement that Mr. Herr travel in performance of his duties for a significantly greater period of time than was required prior to a change in control; or

  •
  any sustained pattern of interruption or disruption of Mr. Herr for matters substantially unrelated to Mr. Herr's discharge of his duties.

        Each of the existing change in control agreements with Messrs. Barrett, DeCesare and Levengood and Mses. McDonald and Miller provides the applicable officer with severance benefits in the event that VIST involuntarily terminates their employment without cause or the officer's employment terminates for certain specified events of good reason within eighteen months following VIST's change in control. The agreements generally provide for a benefit in each case equal to:

  •
  the officer's highest annualized base salary in the year of termination of employment or over the two prior years; and

  •
  the highest cash bonus paid to the officer in the year of termination of employment or over the prior two years.

        Payments are made over a 12 month period or 24 month period commencing on the month following termination of employment. The officer is also entitled to a continuation of health and medical benefits for a one-year period. In the event any payment to the officer under the agreement would trigger a reduction in tax deductions under Internal Revenue Code Section 280G, the amount of such payment will be reduced to the maximum amount that can be paid without triggering the reduction in tax deductions.

        For purposes of the change in control agreements, the term "good reason" means any of the following events occurring after a change in control:

  •
  any material reduction in responsibilities or duties;

  •
  any reassignment to a location greater than 35 miles from the location of the officer's primary office on the date of the change in control;

  •
  any material reduction in salary;

  •
  any failure to provide benefits at least as favorable as those enjoyed by the officer under any retirement or pension, life insurance, medical, health and accident, disability or other employee plans, or any material reduction in any of such benefits; or

  •
  any material breach of the agreements by VIST, coupled with a failure to cure.

        New Employment Agreements.    Tompkins' obligation to complete the merger is conditioned upon the execution and delivery of employment agreements by certain of VIST's key employees, on terms and conditions satisfactory to Tompkins. These employment agreements are currently being negotiated between Tompkins and these employees, and the agreements will contain customary confidentiality, non-solicitation and non-competition covenants. It is also expected that most of these agreements will provide for annual retention incentives, or "stay bonuses," of $20,000 for each year of completed service following the merger, for a total of two (2) years, resulting in an aggregate potential retention bonus of $40,000 for each of these VIST executives.

Compensation Payable to Executive Officers of VIST in Connection with the Merger

        Each of VIST's executive officers is eligible to receive compensation that is based on or otherwise relates to the merger with Tompkins (the "Golden Parachute Compensation"), which is summarized in the table below. While the table below includes the Golden Parachute Compensation to be paid to all of VIST's executive officers, only the Golden Parachute Compensation payable to VIST's named executive officers is subject to an advisory (non-binding) vote of the VIST shareholders, as more fully described in the section entitled "Proposal No. 2—Advisory (Non-binding) Vote on Certain Merger-Related Compensation for VIST Named Executive Officers" beginning on page 314. VIST's named executive officers are Edward Barrett, Robert Davis, Louis J. DeCesare, Jr., Michael Herr and Neena Miller.

        Louis J. DeCesare, Jr., Michael Herr, Christina McDonald, Neena Miller and James Turner will be entitled to receive compensation under their new employment agreements with Tompkins, described above under "—New Employment Agreements," in lieu of compensation they would otherwise receive under their existing employment agreements or arrangements with VIST, and Jenette L. Eck and Marc Levengood will be entitled to receive compensation under their existing agreements with VIST, described above under "—Existing Employment and Change in Control Agreements." Edward Barrett will be entitled to receive compensation under his existing Change in Control Agreement, and he will not be entering into a new employment agreement with Tompkins. Robert Davis and Tompkins are currently negotiating an amendment to Mr. Davis' current agreement with VIST, which amendment addresses the timing and calculation of payments to which Mr. Davis is currently entitled under his existing employment agreement with VIST; except for this amendment, there will be no new employment agreement between Tompkins and Mr. Davis.

        In addition to the amounts payable under their employment agreements, each of the executive officers will be entitled to accelerated vesting of outstanding VIST stock options and restricted stock awards upon the affirmative vote of shareholders adopting the merger agreement.

        Assuming that the merger is completed and the employment of each of the executive officers is terminated on June 30, 2012, the following table sets forth the estimated potential severance benefits to VIST's executive officers on termination of employment in connection with a change in control. The amounts reported below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this joint proxy statement/prospectus, and do not reflect certain compensation actions which may occur before completion of the merger or the value of benefits that the executive officers are vested in without regard to the occurrence of a change in control. As a result, the actual amounts, if any, to be received by an executive officer may materially differ from the amounts set forth below.

Golden Parachute Compensation

Name	Cash ($)(1)		Equity ($)(2)	Pension/ NQDC ($)	Perquisites/ Benefits ($)(3)	Tax Reimbursements ($)	Other ($)	Total ($)
Robert D. Davis	$800,000	(4)	$172,925	—	$34,348	—	—	$1,007,273
Edward C. Barrett	$229,747	(5)	$90,872	$615,419	$9,379	—	—	$945,417
Louis J. DeCesare, Jr.	$209,769	(6)	$87,212	—	$17,194	—	—	$314,176
Marc Levengood	$48,976	(7)	—	—	$530	—	—	$49,506
Michael C. Herr	$270,000	(8)	$89,637	—	$—	—	—	$359,637
Christina S.McDonald	$174,808	(9)	$98,135	—	$16,330	—	—	$289,273
Neena M. Miller	$219,758	(10)	$98,135	—	$16,623	—	—	$334,516

(1)
Reflects the total amount of cash severance which would be owed to each individual if he was terminated under circumstances that qualify as a "separation from service" under United States Department of the Treasury Regulation 1-409A-1(h), for reasons other than cause, or, except with respect to Mr. Davis, the executive officer resigns with good reason within 18 months following the closing of the merger (double trigger severance payments).

(2)
These amounts represent equity vesting upon the affirmative vote of VIST shareholders approving the merger agreement as follows:

Name	Aggregate Value of "in-the-Money" Stock Options that will Vest ($)	Aggregate Value of Shares of Restricted Stock that will Vest ($)	Total ($)
Robert D. Davis	$—	$172,925	$172,925
Edward C. Barrett	$69,197	$21,675	$90,872
Louis J. DeCesare, Jr.	$65,537	$21,675	$87,212
Marc Levengood	$—	$—	—
Michael C. Herr	$67,962	$21,675	$89,637
Christina S. McDonald	$76,460	$21,675	$98,135
Neena M. Miller	$76,460	$21,675	$98,135
(3)
Represents the present value of the continuation of medical benefits for the severance period.

(4)
Represents a lump sum cash payment equal to two times Mr. Davis's annual base salary of $400,000.

(5)
Represents the present value of one times Mr. Barrett's annual base salary of $230,000 payable in 12 monthly installments. Under the terms of Mr. Barrett's agreement, payment of cash severance is subject to a restrictive non-solicitation covenant.

(6)
Represents the present value of one times Mr. DeCesare's annual base salary of $210,000 payable in 12 monthly installments. Under the terms of Mr. DeCesare's agreement, payment of cash severance is subject to a restrictive non-solicitation covenant.

(7)
Represents the present value of one-half times Mr. Levengood's annual base salary of $98,000 payable in 6 monthly installment. Under the terms of Mr. Levengood's agreement, payment of cash severance is subject to a restrictive non-solicitation covenant.

(8)
Represents a lump sum cash payment equal to one times Mr. Herr's annual base salary of $270,000. Under the terms of Mr. Herr's agreement, payment of cash severance is subject to restrictive non-solicitation and non-competition covenants.

(9)
Represents the present value of one times Ms. McDonald's annual base salary of $175,000 payable in 12 monthly installments. Under the terms of Ms. McDonald's agreement, payment of cash severance is subject to a restrictive non-solicitation covenant.

(10)
Represents the present value of one times Ms. Miller's annual base salary of $205,000 plus highest bonus over prior 3 years of $15,000 payable in 12 monthly installments. Under the terms of Ms. Miller's agreement, payment of cash severance is subject to a restrictive non-solicitation covenant.

Fractional Shares

        Tompkins will not issue fractional shares in the merger. Instead, fractional shares of Tompkins common stock resulting from the application of the Exchange Ratio to a VIST shareholder's holdings of VIST common stock will be converted into the right to receive a cash payment for such fractional share. The cash payment will equal an amount, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) the average of the daily closing sales prices of a share of Tompkins common stock as reported on NYSE-Amex for the five consecutive trading days immediately preceding the Closing Date.

Effective Time

        We anticipate that the merger will be completed during the third quarter of 2012. However, completion of the merger could be delayed if there is a delay in satisfying any conditions to the merger. There can be no assurances as to whether, or when, Tompkins and VIST will complete the merger. If the merger is not completed on or before December 31, 2012, either Tompkins or VIST may terminate the merger agreement, unless the failure to complete the merger by that date is due to the failure of the party seeking to terminate the merger agreement to perform its covenants in the merger agreement. Please see "—Conditions to the Completion of the Merger" and "—Regulatory Approvals Required for the Merger" for more information.

Conditions to the Completion of the Merger

        Completion of the merger is subject to various conditions. While it is anticipated that all of the applicable conditions will be satisfied, there can be no assurance as to whether or when all of those conditions will be satisfied or, where permissible, waived. These conditions include:

  •
  the approval and adoption of the merger agreement by the affirmative vote of the holders of seventy percent (70%) of the outstanding shares of VIST common stock entitled to vote thereon;

  •
  the approval of the issuance of the shares of Tompkins common stock in the merger by the affirmative vote of the holders of a majority of the votes cast, in person or by proxy, at the Tompkins annual meeting;

  •
  the purchase or redemption of all VIST Series A Preferred Stock, and the warrant to purchase shares of VIST common stock, from the U.S. Treasury, with the result that any and all restrictions, limitations or conditions associated with VIST's participation in TARP will have terminated and no longer be of any force and effect;

  •
  the absence of any injunction that enjoins or prohibits the consummation of the merger, and the absence of any statute, rule or regulation which enjoins or prohibits the consummation of the merger;

  •
  the receipt of all required regulatory approvals, including the expiration of all waiting periods relating to such approvals, without the imposition of any condition or requirement that Tompkins' board of directors reasonably determines would materially and adversely affect the combined enterprise or materially impair the value of VIST (including its subsidiaries) to Tompkins;

  •
  the effectiveness of the registration statement, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering shares of Tompkins common stock to be offered to holders of VIST common stock in connection with the merger, and the absence of any stop order suspending the effectiveness of the registration statement, and the absence of any proceedings for that purpose having been initiated or threatened by the SEC;

  •
  the approval for listing on NYSE-Amex of the Tompkins common stock to be issued in the merger; and

  •
  receipt by Tompkins and VIST of an opinion of their respective legal counsel to the effect that, for federal income tax purposes, the merger will constitute a reorganization or be treated as part of a reorganization, within the meaning of Section 368(a) of the Internal Revenue Code.

        Tompkins' obligation to complete the merger is also separately subject to the satisfaction or waiver of the following conditions, among others:

  •
  the execution and delivery of employment agreements by certain of VIST's key employees, on terms and conditions satisfactory to Tompkins, as described above under "—New Employment Agreement" on page 67;

  •
  the approval, on terms and conditions satisfactory to Tompkins, by the FDIC, of the assignment by merger of a certain Shared-Loss Agreement, dated November 19, 2010, by and among the FDIC as Receiver for Allegiance Bank of North America, and VIST and VIST Bank;

  •
  all trustees of the statutory trusts relating to trust preferred securities issued by VIST shall have consented to the succession of Tompkins to all of the indentures related to the debentures issued by VIST in connection with such trust-preferred securities;

  •
  the VIST common stock shall have its listing deregistered with Nasdaq;

  •
  the execution and delivery of resignations from each of the directors of VIST's subsidiaries;

  •
  VIST's representations and warranties in the merger agreement being true and correct, subject to the materiality standards contained in the merger agreement, and the performance by VIST, in all material respects, of all of its obligations under the merger agreement; and,

  •
  the receipt by VIST of any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the merger.

        VIST's obligation to complete the merger is also separately subject to the satisfaction or waiver of the following conditions, among others:

  •
  Tompkins' representations and warranties in the merger agreement being true and correct, subject to the materiality standards contained in the merger agreement, and the performance by Tompkins, in all material respects, of all of its obligations under the merger agreement;

  •
  the receipt by Tompkins of any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the merger; and

  •
  evidence that Tompkins has delivered to the exchange agent certificates representing the shares of Tompkins common stock, plus an aggregate amount of cash sufficient to cover fractional shares, to be issued to VIST common shareholders.

We cannot provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party.

Representations and Warranties

        Each of VIST and Tompkins has made representations and warranties to the other in the merger agreement. VIST's representations and warranties to Tompkins include:

  •
  corporate existence, good standing and qualification to conduct business;

  •
  due authorization, execution, delivery and enforceability of the merger agreement;

  •
  capital structure;

  •
  governmental and third-party consents necessary to complete the merger;

  •
  financial statements;

  •
  taxes;

  •
  absence of material adverse effect;

  •
  material contracts and the absence of defaults;

  •
  employees and employee benefit matters;

  •
  ownership of property and insurance coverage;

  •
  absence of legal proceedings and regulatory actions;

  •
  compliance with laws;

  •
  fees payable to financial advisors in connection with the merger;

  •
  environmental matters;

  •
  loan portfolio, deposits and trust accounts;

  •
  SEC filings;

  •
  anti-takeover provisions and required vote;

  •
  registration obligations;

  •
  risk management instruments;

  •
  receipt of a fairness opinion from its financial advisor;

  •
  intellectual property; and,

  •
  labor matters.

        Tompkins' representations and warranties to VIST include:

  •
  corporate existence, good standing and qualification to conduct business;

  •
  due authorization, execution, delivery and enforceability of the merger agreement;

  •
  capital structure;

  •
  governmental and third-party consents necessary to complete the merger;

  •
  financial statements;

  •
  taxes;

  •
  absence of material adverse effect;

  •
  absence of legal proceedings and regulatory actions;

  •
  compliance with laws;

  •
  fees payable to financial advisors in connection with the merger;

  •
  SEC filings and required vote; and,

  •
  valid issuance of Tompkins common stock.

        The term "Material Adverse Effect" as used in the merger agreement means, with respect to Tompkins or VIST, respectively, any effect that (i) is material and adverse to the financial condition, results of operations or business of such party and its subsidiaries, taken as a whole, or (ii) does or would materially impair the ability of such party to perform its obligations under the merger agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by the merger agreement. In determining whether a material adverse effect has occurred or is likely, the parties will disregard any effects resulting from any of the following : (a) changes in laws and regulations (including interpretations) affecting banks or their holding companies generally, (b) changes in accounting rules which are generally applicable to financial institutions and their holding companies, (c) actions and omissions of a party which are taken with the prior written consent of the other party, (d) the announcement of the proposed merger, and compliance with the merger agreement on the business, financial condition or results of operations of the parties and their respective subsidiaries, (e) changes in national or international political or social conditions, unless it uniquely and disproportionately affects either party, (f) changes in VIST's stock price or trading volume, or any failure by VIST to meet internal or published projections, forecasts or revenue or earnings predictions for any period, or (g) changes relating to the securities markets in general.

Conduct of Business Pending the Merger

        VIST has agreed, during the period from the date of the merger agreement to the completion of the merger (except as expressly provided in the merger agreement and except as otherwise consented to by Tompkins), to conduct its business in the ordinary course consistent with past practice. In addition, VIST has agreed that it will not, and will not permit any of its subsidiaries to, without the prior written consent of Tompkins:

  •
  amend VIST's articles of incorporation, VIST's bylaws or other similar governing documents;

  •
  undertake any capital transactions, except that VIST may pay its normal quarterly dividend on its preferred stock and its normal quarterly dividend of $0.05 per share with respect to shares of outstanding VIST common stock, with record and payment dates consistent with past practice;

  •
  make any agreements which increase the compensation or fringe benefits of any of VIST's directors, officers or employees, except as disclosed in VIST's disclosure schedule to the merger agreement, and except for pay increases in the ordinary course of business consistent with past practice to non-officer employees;

  •
  make certain promotions, or hire any new employee at an annual rate of compensation in excess of $50,000;

  •
  adopt or continue any incentive plan, except that VIST may continue to administer its incentive programs in accordance with past practice, with appropriate adjustments to take into account the merger and the restrictions imposed in the merger agreement, so long as (i) aggregate value of such incentive grants for the period beginning January 1, 2012 and ending on the effective date of the merger do not exceed mutually agreed amount, (ii) the grants are allocated reasonably among VIST employees and in accordance with past practices, and (iii) VIST notifies Tompkins 10 business days prior to making such grants;

  •
  execute, amend, settle or waive any material contract, other than in the ordinary course of business;

  •
  close or open any branch or automated facility;

  •
  execute or modify any employee benefit plan, except as otherwise permitted by the merger agreement;

  •
  merge or consolidate VIST or any VIST subsidiary with any other entity, sell or lease all or any substantial portion of the assets or business of VIST or any VIST subsidiary, or make any acquisition of all or any substantial portion of another business or assets of any other business other than in connection with foreclosures;

  •
  take any action that would result in any of VIST's representations and warranties being or becoming untrue, or in any conditions to the merger not being satisfied, except as may be required by applicable law;

  •
  change its methods of accounting, except as required by GAAP or regulatory accounting principles;

  •
  purchase any equity securities, or purchase any securities other than certain highly-rated, fairly liquid debt securities;

  •
  change its underwriting and lending policies;

  •
  make any new loans in an amount in excess of (i) $3.5 million for a commercial loan, or in excess of $500,000 for a residential loan, (ii) $1.5 million to any borrower whose existing debts to VIST exceed $7.5 million, or (iii) $100,000 to any person or property located outside of Pennsylvania;

  •
  execute or modify any transaction with an affiliate of VIST, including VIST's officers and directors;

  •
  enter into interest rate hedge contracts;

  •
  take any action that would give rise to an acceleration of the right to payment to any individual under any employment agreement or benefit plan;

  •
  make any capital expenditures in excess of $100,000 individually or $300,000 in the aggregate, other than for pre-existing commitments;

  •
  purchase or sell any assets or incur any liabilities other than in the ordinary course of business;

  •
  enter into any agreement involving a payment of more than $25,000 annually, or containing any financial commitment extending beyond 24 months;

  •
  pay, discharge, settle or compromise any claim in an amount in excess of $25,000 individually or $50,000 in the aggregate;

  •
  foreclose upon any commercial real estate without Tompkins' prior written consent, and without first conducting a Phase I environmental assessment of the property;

  •
  purchase or sell any mortgage loan servicing; or,

  •
  issue any broadly distributed communication of a general nature to employees or customers without prior consultation with Tompkins, except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the merger.

        VIST has agreed to additional covenants which include, among other things, commitments to:

  •
  maintain insurance in reasonable amounts;

  •
  take all actions which are necessary or advisable to complete the merger;

  •
  cause the purchase or redemption of VIST's Series A Preferred Stock (and warrants relating to such stock) from the U.S. Treasury;

  •
  facilitate the FDIC to consent to the assignment by merger of the Shared-Loss Agreement, on terms satisfactory to Tompkins;

  •
  facilitate all trustees of its statutory trusts to consent to the succession of Tompkins to all of the indentures related to the debentures issued by VIST in connection with the trust-preferred securities of such trusts;

  •
  facilitate certain key employees of VIST to enter into agreements of employment on terms and conditions satisfactory to Tompkins;

  •
  obtain as soon as practicable all consents and approvals necessary or desirable to close the merger;

  •
  prohibit additional payroll deductions or other contributions to VIST's ESPP; or,

  •
  suspend the acceptance of dividends and other contributions of participants in, and terminate, the DRIP.

        Tompkins has agreed to certain covenants which include, among other things, commitments to:

  •
  provide certain financial and regulatory information relating to Tompkins to VIST upon request;

  •
  obtain as soon as practicable all consents and approvals necessary or desirable to close the merger;

  •
  take all actions which are necessary or advisable to complete the merger;

  •
  provide employees of VIST who become employees of Tompkins with compensation and benefits that are generally similar to the compensation and benefits provided to similarly situated employees of Tompkins, without limiting Tompkins' ability to terminate the employment of any employee or to change employee benefits programs from time to time;

  •
  for purposes of determining eligibility and vesting for certain Tompkins employee benefit plans (and not for benefit accrual purposes), provide credit for meeting eligibility and vesting requirements in such plans for service as an employee of VIST or any predecessor of VIST, except that credit for prior service will not be given for any purpose under the Tompkins Defined Contribution Retirement Plan, the Tompkins Employee Stock Ownership Plan, and the profit-sharing component of the Tompkins Investment & Stock Ownership Plan;

  •
  honor the terms of all employment, consulting and change in control agreements, as well as VIST's pre-existing severance policy, all as disclosed to Tompkins in the VIST disclosure schedules to the merger agreement;

  •
  following the merger, to amend the VIST 401(k) plan to freeze participation and contributions under such plan contemporaneously with the participation of all eligible VIST employees in the applicable Tompkins 401(k) plan and, thereafter, to maintain the individual participant accounts under the VIST 401(k) plan until the VIST 401(k) plan is merged with and into the applicable Tompkins 401(k) plan;

  •
  for a period of six years after the merger, to indemnify, defend and hold harmless the officers, directors and employees of VIST against all claims which arise out of the fact that such person is or was a director, officer or employee of VIST and which relate to any matter of fact existing at or prior to the merger, to the fullest extent as would have been permitted by VIST under Pennsylvania law and under VIST's articles of incorporation and bylaws;

  •
  maintain, for six years following the merger, VIST's current directors' and officers' liability insurance policies covering the officers and directors of VIST with respect to matters occurring at or prior to the merger, except that Tompkins may substitute similar policies, and that Tompkins is not required spend more than $180,000 in order to obtain this insurance;

  •
  list on NYSE-Amex the shares of Tompkins common stock to be issued in the merger;

  •
  reserve a sufficient number of shares of its common stock and to maintain sufficient liquid accounts or borrowing capacity to fulfill its obligations in connection with the merger;

  •
  take such actions as may be required in connection with the purchase or redemption of the VIST Series A Preferred Stock (and the associated warrants);

  •
  create sufficient vacancies on the Tompkins board of directors to appoint two current VIST directors (to be mutually identified by Tompkins and VIST, subject to certain limitations) to the board of directors of Tompkins, and to nominate at the next Tompkins annual meeting two current VIST directors (who may or may not be those selected to fill the vacancies described above) for election to the Tompkins board of directors;

  •
  appoint to the board of directors of VIST Bank five current VIST directors (to be mutually identified by Tompkins and VIST, subject to certain limitations);

  •
  enter into retention incentive agreements with certain VIST employees; and,

  •
  for a period of two years following the merger, to continue to operate VIST Bank as a separate banking subsidiary of Tompkins.

Additional Agreements

        Under the merger agreement, Tompkins and VIST have also agreed:

  •
  to mail this document to their respective shareholders, and to hold a meeting for the purpose of considering the merger;

  •
  to promptly prepare and file with the SEC this document and the Registration Statement on Form S-4 of which this document is a part;

  •
  to use their reasonable best efforts to have the registration statement on Form S-4 declared effective under the Securities Act as promptly as practicable after such filing;

  •
  to cooperate with each other and use all reasonable efforts to promptly file regulatory applications and obtain required third-party approvals for the merger; and

  •
  to coordinate with the other party regarding the declaration of any dividends in respect of Tompkins common stock and VIST common stock and the record dates and payment dates relating to the same.

No Solicitation by VIST

        VIST has agreed that it will not, and it will not permit any of its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents to, directly or indirectly:

  •
  initiate, solicit, induce or knowingly encourage any inquiries;

  •
  participate in any discussions or negotiations with, or furnish or otherwise afford access to information relating to VIST or any of its subsidiaries by, a third party;

  •
  release, waive, or fail to enforce any of its confidentiality or standstill agreements; or

  •
  enter into any agreement or letter of intent,

        in any case, relating to the following:

  •
  a merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving VIST or any of the VIST Subsidiaries; or

  •
  the acquisition of a 25% equity interest in, or 25% of the assets of, VIST or any of its subsidiaries.

        In this discussion, any offer or proposal of the type described in any of the above points is referred to as an "acquisition proposal."

        In addition, the VIST board of directors (including its committees) has agreed that it will not:

  •
  withdraw, qualify or modify in a manner adverse to Tompkins, its recommendation to its shareholders to approve the merger agreement, except to the extent otherwise permitted and described below;

  •
  approve or recommend any acquisition proposal; or

  •
  enter into (or cause VIST or any of the VIST Subsidiaries to enter into) any letter of intent or other agreement relating to an acquisition proposal (except to the extent otherwise permitted and described below), or requiring VIST to abandon, terminate or fail to close the merger.

        The board of directors of VIST may participate in discussions with, and may furnish information to, a third party in connection with an acquisition proposal if, and only if:

  •
  VIST has received a bona fide unsolicited written acquisition proposal that did not result from a breach of the merger agreement;

  •
  the VIST Board determines in good faith, after consultation with its counsel and advisors, that the acquisition proposal is, or is reasonably likely to become, a superior proposal (as defined below);

  •
  VIST has provided Tompkins with at least one business day's prior notice of of its determination that the acquisition proposal is, or is reasonably likely to become, a superior proposal.

        VIST has also agreed to promptly provide to Tompkins any non-public information about VIST that it provides to the third-party, to the extent such information was not previously provided to Tompkins.

        The term "superior proposal," as defined under the merger agreement, means any bona fide, unsolicited written acquisition proposal made by a person other than Tompkins, which the VIST board of directors in good faith concludes, after consultation with its financial advisors and outside counsel, taking into account, among other things, the type of consideration being offered, regulatory approvals, or other risks associated with the timing of the acquisition proporsal, and all legal, financial, regulatory and other aspects of the acquisition:

  •
  is more favorable to VIST shareholders than the merger with Tompkins, and for which there is no financing contingency; and

  •
  is reasonably likely to be completed on the terms proposed.

        In addition, prior to furnishing any information about VIST relating to an acquisition proposal, VIST must receive a confidentiality agreement with terms no less favorable to VIST than those contained in its confidentiality agreement with Tompkins, and must advise Tompkins of the requests for such information and the terms and conditions relating to that other party's superior proposal within 24 hours of providing such information or engaging in discussions or negotiations with the third party.

        VIST may accept a superior proposal, or withdraw or modify in a manner adverse to Tompkins its recommendation to its shareholders to approve the merger agreement, if and only if:

  •
  the failure to do so would be reasonably likely to be inconsistent with the board of director's fiduciary duties to VIST's shareholders under applicable law; and,

  •
  it has provided notice to Tompkins of its intention to accept a superior proposal, and Tompkins has had the opportunity modify its offer in connection with the merger; and,

  •
  after taking into account such modified offer from Tompkins (if any), the VIST Board has again in good faith determined that the third-party acquisition proposal constitutes a superior proposal.

        Additionally, Tompkins and VIST acknowledged that, while VIST and the VIST Board must comply with the requirements of Rules 14d-9 and 14e-2(a) under the Exchange Act, and other disclosure requirements under applicable law or the rules and regulations of Nasdaq, any such disclosure will be considered an adverse change in the VIST board's recommendation to VIST shareholders unless the VIST Board reaffirms its recommendation for the merger in the required disclosure.

Termination of the Merger Agreement

        The merger agreement contains customary termination provisions for a transaction of this type that may apply even if VIST's and Tompkins' shareholders approve the merger. Tompkins and VIST can agree by mutual consent to terminate the merger agreement, if the board of directors of each determines to do so.

        In addition, either Tompkins or VIST may terminate the merger agreement if:

  •
  the merger is not completed by December 31, 2012;

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  the merger is not approved by both the Tompkins and VIST shareholders; or

  •
  either party receives an unappealable order from a banking regulator which fails to approve the merger, or if any court or other governmental authority has issued an unappealable order which prohibits the merger.

        Either Tompkins or VIST may terminate the merger agreement, provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement, if:

  •
  the non-terminating party has materially breached any of its representations or warranties, which breach by its nature cannot be cured prior to December 31, 2012 or which has not been been cured within 30 days after notice of the breach is providee, but neither party may terminate the merger agreement under this section unless the breach of representation or warranty, together with all other such breaches, is reasonably expected to have a material adverse effect; or

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  either party has failed to perform or comply with any of the covenants or agreements described in the merger agreement, which failure by its nature cannot be cured prior to December 31, 2012 or which has not been cured within 30 days, but neither party may terminate the merger agreement under this section unless the breach of covenant or agreement, together with all other such breaches, is reasonably expected to have a material adverse effect.

    VIST may terminate the merger agreement, without the consent of Tompkins, if:

    •
    VIST has received a superior proposal and the board of directors of VIST has made a determination to accept such superior proposal; or

    •
    The average closing price of Tompkins' common stock is less than $32.00 (as adjusted for certain capital transactions), for the 10 consecutive trading days ending on the date on which certain closing conditions to the merger have been satisfied or waived by the party entitled to enforce such condition.

    Tompkins may terminate the merger agreement, without the consent of VIST, if:

    •
    VIST has received a superior proposal and has entered into an acquisition agreement with respect to that superior proposal, or terminated the merger agreement, or if VIST has withdrawn, modified, or qualified, in a manner adverse to Tompkins, its recommendation, or fails to make a recommendation, to its shareholders in order to accept a superior proposal; and

    •
    if the aggregate amount of VIST past-due loans and non-performing assets exceeds $65,000,000 as of any month end prior to the closing date of the merger.

        Price-based Termination.    According to the terms of the merger agreement, VIST has the right to terminate the merger if the average closing price of Tompkins' common stock is less than $32.00 (as adjusted for certain capital transactions), for the 10 consecutive trading days ending on the date on which certain closing conditions to the merger have been satisfied or waived by the party entitled to enforce such condition. In order to exercise this termination right, VIST would have to give prompt written notice to Tompkins at any time during the three-day period prior to the day that the merger would otherwise become effective.

        It is not possible to know whether the price-based termination right will be triggered until after all of the closing conditions have been satisfied or waived. VIST's board of directors has made no decision as to whether it would exercise its right to terminate the merger agreement if the termination right were triggered. In considering whether to exercise its termination right, the VIST board of directors would, consistent with its fiduciary duties, take into account all relevant facts and circumstances that exist at that time and would consult with its financial advisors and legal counsel. If VIST's shareholders approve the merger agreement at VIST's Annual Meeting and afterward the price-based termination right is triggered, the VIST board of directors will have the authority, consistent with its fiduciary duties, to elect either to complete the merger, without any further action by or re-solicitation of the shareholders of VIST, or to terminate the merger agreement.

        Termination Fee.    VIST must pay Tompkins a termination fee of $3.3 million if:

  •
  Tompkins has terminated the merger agreement because VIST has received a superior proposal, and VIST's board of directors has authorized VIST to enter into an acquisition agreement with respect to the superior proposal, terminated the merger agreement, or withdrawn its recommendation of the merger, or fails to make such recommendation or modifies or qualifies its recommendation in a manner adverse to Tompkins;

  •
  VIST has terminated the merger agreement in order to accept a superior proposal; or

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  an alternate acquisition proposal is announced prior to the VIST special meeting, and the VIST shareholders do not approve the merger, and VIST ultimately signs or completes an alternate acquisition proposal.

        VIST must pay Tompkins a cost and expense reimbursement fee of $1.5 million if VIST's shareholders do not approve the merger. If Tompkins terminates the merger agreement because the aggregate amount of VIST past-due loans and non-performing assets exceeds $65,000,000 as of any month end prior to the Closing Date, VIST must reimburse Tompkins for its actual expenditures related to the merger, not to exceed $1,000,000. If either Tompkins or VIST terminates the merger agreement because of the non-terminating party's breach of representations or warranties, or a failure to perform covenants or obligations, the non-terminating party must provide reimbursement to the terminating party for actual expenditures related to the merger, not to exceed $1,000,000.

        VIST agreed to this termination fee arrangement in order to induce Tompkins to enter into the merger agreement. This arrangement could have the effect of discouraging other companies from trying to acquire VIST.

        Effect of Termination.    If the merger agreement is terminated, it will become void and there will be no liability on the part of Tompkins or VIST or their respective officers or directors, except that:

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  any termination will be without prejudice to the rights of any party arising out of the willful breach by the other party of any provision of the merger agreement;

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  certain provisions of the merger agreement relating to the payment of fees and expenses and the confidential treatment of information will survive the termination; and

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  except as otherwise provided by the merger agreement, Tompkins and VIST each will bear its own expenses in connection with the merger agreement and the transactions contemplated by the merger agreement.

Extension, Waiver and Amendment of the Merger Agreement

        Extension and Waiver.    At any time prior to the completion of the merger, each of Tompkins and VIST may, to the extent legally allowed:

  •
  extend the time for the performance of the obligations under the merger agreement;

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  waive any inaccuracies in the other party's representations and warranties contained in the merger agreement; and

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  waive the other party's compliance with any of its agreements contained in the merger agreement, or waive compliance with any conditions to its obligations to complete the merger.

        Amendment.    Subject to compliance with applicable law, Tompkins and VIST may amend the merger agreement at any time before or after the adoption of the merger agreement by VIST shareholders. However, after adoption of the merger agreement by VIST shareholders, there may not be, without their further approval, any amendment of the merger agreement which reduces the amount, or value, or changes the form of consideration to be delivered to VIST's shareholders.

Regulatory Approvals Required for the Merger

        Completion of the merger is subject to the prior receipt of all consents or approvals of, and the provision of, all notices to federal and state authorities required to complete the merger of Tompkins and VIST.

        Tompkins and VIST have agreed to use their reasonable best efforts to obtain all regulatory approvals required to complete the merger. These approvals include approval from the Federal Reserve and the Pennsylvania Department of Banking. The merger cannot proceed in the absence of these required regulatory approvals.

        Tompkins and VIST are not aware of any material governmental approvals or actions that are required prior to the parties' completion of the merger other than those described below and compliance with the applicable corporation laws of New York and Pennsylvania. If any additional governmental approvals or actions are required, the parties presently intend to seek those approvals or actions.

        Federal Reserve.    VIST is a financial holding company, and VIST Bank is a Pennsylvania state-chartered bank. VIST Bank owns several non-banking subsidiaries that are engaged in activities previously determined by the Federal Reserve to be closely related to banking and therefore permissible activities. The acquisition by Tompkins of VIST Bank by merging with its holding company requires the prior approval of the Federal Reserve under the Bank Holding Company Act (the "BHC Act"), and Tompkins will also request the Federal Reserve's approval to acquire indirectly the other non-banking subsidiaries of VIST Bank.

        The BHC Act requires the Federal Reserve to determine that the proposed acquisition can reasonably be expected to produce benefits to the public that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interests, or unsound banking practices. As part of its evaluation under these public interest factors, the Federal Reserve reviews the financial and managerial resources of the companies involved, the effect of the proposal on competition in the relevant markets, the extent to which the proposed acquisition would result in a greater or more concentrated risk to the U.S. banking or financial system, and the public benefits of the proposal. In acting on a notice to acquire a bank, the Federal Reserve also reviews the records of performance of the relevant insured depository institutions under the Community Reinvestment Act. Applicable regulations require publication of a notice of the BHC Act proposal, affording interested persons an opportunity to submit comments and to request a hearing. Any transaction approved by the Federal Reserve generally may not be completed until 30 days after such approval, during which time the U.S. Department of Justice may challenge such transaction on antitrust grounds and seek divestiture of certain assets and liabilities. With the approval of the Federal Reserve and the U.S. Department of Justice, the waiting period may be reduced to 15 days.

        State Approval and Notices.    The merger is subject to the prior approval of the Pennsylvania Department of Banking under Section 115 of the Pennsylvania Banking Code. In determining whether to approve the merger, the Pennsylvania Department of Banking will consider, among other things, whether the purposes and probable effects of the merger would be consistent with the purposes of the Pennsylvania Banking Code, as set forth in Section 103 thereof, and whether the merger would be prejudicial to the interests of the depositors, creditors, beneficiaries of fiduciary accounts or shareholders of the institutions involved. In determining whether to approve the merger, the Pennsylvania Department of Banking will consider, among other things, whether the merger would be consistent with adequate and sound banking and in the public interest.

        There can be no assurance that all requisite approvals will be obtained or that such approvals will be received on a timely basis.

NYSE-Amex Listing

        Tompkins common stock is listed on the NYSE-Amex. Tompkins has agreed to use its reasonable best efforts to cause the shares of Tompkins common stock to be issued in the merger to be listed with the NYSE-Amex. It is a condition of the merger that those shares be listed with the NYSE-Amex.

Alternative Structure

        The merger agreement provides that Tompkins may, with the consent of VIST, modify the structure of the merger, provided that, as a result of such modification (1) the merger consideration to be paid to VIST shareholders is not changed in kind or reduced in amount, (2) there are no adverse tax consequences to VIST shareholders, and (3) the receipt of any required regulatory approvals will not be jeopardized or materially delayed and the consummation of the merger will not otherwise be impeded or materially delayed.

 Dissenters' Rights

        Dissenters' rights are statutory rights that enable shareholders who object to extraordinary transactions, such as mergers, to demand that the corporation pay such shareholders the fair value of their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. Dissenters' rights are not available in all circumstances and exceptions to those rights are set forth in the New York Business Corporation Law ("NYBCL") and the Pennsylvania Business Corporation Law ("PBCL").

        Neither Tompkins nor VIST shareholders are entitled to dissenters' rights in connection with the merger. VIST shareholders are not entitled to dissenters' rights because VIST stock is listed on the Nasdaq Global Market system. Pennsylvania law generally states that in connection with the consummation of a plan of merger, shareholders of a company whose stock is listed on a national securities exchange are not entitled to dissenters' rights. Tompkins shareholders are not entitled to dissenters' rights because they own shares of Tompkins, and not of Merger Sub, the Tompkins subsidiary which will be affected by the merger.

Accounting Treatment

        For purposes of preparing Tompkins' consolidated financial statements, Tompkins will establish a new accounting basis for VIST's assets (including intangible assets) and liabilities based upon their fair values, recognize the merger consideration based upon stock value on the closing date of the transaction and expense the costs of the merger. A final determination of asset and liability values and required acquisition accounting adjustments has not yet been made. Tompkins will determine the fair value of VIST's assets and liabilities and will make appropriate acquisition accounting adjustments upon completion of that determination. However, for purposes of disclosing pro forma information in this document, Tompkins has made a preliminary determination of the purchase price allocation, based upon current estimates and assumptions, which is subject to revision upon consummation of the merger.

Litigation Related to the Merger

        On February 2, 2012, Gary Veitch, a purported shareholder of VIST, filed a complaint in the Supreme Court of Pennsylvania, Court of Common Pleas, Berks County against VIST, its directors, Tompkins, and Merger Sub, in connection with merger agreement. The lawsuit is brought on behalf of a putative class of similarly situated shareholders, and alleges that VIST's board of directors breached its fiduciary duties regarding the merger, that Tompkins and Merger Sub aided and abetted the alleged breach of fiduciary duties, and that the merger represents a waste of corporate assets. The plaintiffs ask that, among other equitable remedies, the merger be enjoined and that plaintiffs be reimbursed for costs and reasonable legal fees. Additionally, on February 6, 2012, William K. Serp, a purported shareholder of VIST, made a separate demand under Pennsylvania law on VIST's board of directors, demanding that the VIST board of directors rectify alleged failures of fiduciary duty in connection with the merger. On May 9, 2012, Mr. Serp filed a complaint in the United States District Court for the Eastern District of Pennsylvania against VIST, its directors, Tompkins, and Merger Sub in connection with the merger agreement and this joint proxy statement/prospectus. The lawsuit is brought both individually and derivatively on behalf of a putative class of similarly-situated shareholders, and alleges, among other things, that this joint proxy statement/prospectus does not comply with Section 14(a) of the Securities Exchange Act of 1934 and Rule 14a-9 promulgated thereunder, that VIST's board of directors breached their fiduciary duties regarding the merger, and that VIST, Tompkins and Merger Sub aided and abetted the alleged breach of fiduciary duties. Plaintiff asks that the merger be enjoined or rescinded, that there be an award of damages, and that plaintiff be reimbursed for costs and reasonable legal fees. VIST intends to vigorously defend itself, and Tompkins intends to vigorously defend itself and Merger Sub, against these allegations.

 INDEMNIFICATION OF TOMPKINS DIRECTORS, OFFICERS AND EMPLOYEES

        Section 722 of the NYBCL empowers a New York corporation to indemnify any person who is, or is threatened to be, made party to any action or proceeding (other than one by or in the right of the corporation to procure a judgment in its favor), whether civil or criminal, by reason of the fact that such person (or such person's testator or intestate), was an officer or director of such corporation, or served at the request of such corporation as a director, officer, employee, agent, or in any other capacity, of another corporation or enterprise. The indemnity may include judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred by such person as a result of such action or proceeding, or any appeal therein, provided that such officer or director acted in good faith, for a purpose that he or she reasonably believed to be in or, in the case of service for another corporation or enterprise, not opposed to, the best interests of the corporation and, for criminal actions or proceedings, in addition, had no reasonable cause to believe his or her conduct was unlawful. A New York corporation may indemnify any officer or director against amounts paid in settlement and reasonable expenses, including attorneys' fees, under the same conditions, except that no indemnification is permitted in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent judicially approved. Where an officer or director is successful on the merits or otherwise in the defense of an action referred to above, the corporation must indemnify him or her against the expenses which such officer actually and reasonably incurred.

        In accordance with Section 402(b) of the NYBCL, the Certificate of Incorporation of Tompkins contains a provision to limit the personal liability of directors of Tompkins to the fullest extent permitted under the NYBCL; provided, however, that there shall be no limitation of a director's liability for acts or omissions committed in bad faith, or that involved intentional misconduct or a knowing violation of law, or from which a director personally gained a financial profit or other advantage to which he or she was not legally entitled. The effect of this provision is to eliminate personal liability of directors to Tompkins and its shareholders for monetary damages for actions involving a breach of their fiduciary duty of care, including any actions involving gross negligence.

        Tompkins' second amended and restated bylaws provide, in effect, that it will indemnify each of its directors, officers and employees, and any director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise serving at its request who was or is a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact of such person's duties to or on our behalf, to the fullest extent permitted by the NYBCL.

        As permitted by the NYBCL, Tompkins has purchased insurance policies which provide coverage for its directors and officers in certain situations where Tompkins cannot directly indemnify such directors or officers. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Tompkins pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

COMPARISON OF RIGHTS OF HOLDERS OF
VIST COMMON STOCK AND TOMPKINS COMMON STOCK

        The rights of Tompkins' shareholders are governed by the NYBCL and Tompkins' restated certificate of incorporation and second amended and restated bylaws. The rights of VIST's shareholders are governed by the PABCL and VIST's articles of incorporation, as amended, and amended and restated bylaws. After the merger, the rights of VIST's common shareholders that receive Tompkins common shares will be governed by the NYBCL and Tompkins' restated certificate of incorporation and second amended and restated bylaws. The following discussion summarizes the material differences between the rights of VIST's common shareholders and the rights of Tompkins' common shareholders. We urge you to read Tompkins' restated certificate of incorporation and second amended and restated bylaws, VIST's articles of incorporation, as amended, and bylaws, and the NYBCL, the PABCL and federal law governing bank holding companies carefully and in their entirety.

 Authorized Capital Stock

        Tompkins.    Tompkins' restated certificate of incorporation authorizes it to issue up to 25,000,000 shares of common stock, par value $0.10 per share, and 3,000,000 shares of preferred stock, par value $0.01 per share. As of May 4, 2012, there were 12,215,791 shares of Tompkins common stock outstanding and no shares of Tompkins preferred stock outstanding.

        VIST.    VIST's articles of incorporation, as amended, authorize VIST to issue up to 20,000,000 shares of common stock, par value $5.00 per share, and 1,000,000 shares of preferred stock, par value $1.00 per share. As of May 9, 2012, there were 6,639,762 shares of VIST common stock outstanding and 25,000 shares of VIST preferred stock outstanding.

Size of Board of Directors

        Tompkins.    Tompkins' amended and restated bylaws provide that its board of directors shall consist of not less than seven nor more than 19 directors. The exact number of directors may be determined from time to time by resolution of a majority of the entire Tompkins board of directors. The Tompkins board of directors currently has 17 directors. The merger agreement provides that, upon consummation of the merger, Tompkins' board will create a sufficient number of vacancies on its board of directors to appoint two current members of VIST's board of directors to the Tompkins board. Such directors will be mutually identified by Tompkins and VIST, and they must meet the director qualifications of Tompkins. In addition, two members of the current VIST board of directors—which persons may or may not be those selected to fill the vacancies described above—will be nominated for election at the first annual meeting of Tompkins following the merger, and such nominees must also meet the director qualifications of Tompkins.

        VIST.    VIST's articles of incorporation, as amended, provide that its board of directors shall consist of not less than five nor more than 25 directors. The exact number of directors may be fixed from time to time by a resolution passed by a majority of the full board of directors or by resolution of the shareholders at any annual or special meeting. VIST's bylaws provide that every director must be a shareholder and must own the number of shares required by law in order to qualify as a director. VIST's board of directors currently has 15 directors.

Classes of Directors

        Tompkins.    Tompkins' board of directors is not classified. Tompkins' second amended and restated bylaws provide that each director is elected annually.

        VIST.    VIST's board of directors is classified. VIST's amended and restated bylaws provide that the directors (other than directors, if any, elected by the holders of any series of preferred stock) are divided into three classes, as nearly equal in number as possible, with each class of directors serving for successive three-year terms so that each year the term of only one class of directors expires.

Removal of Directors

        Tompkins.    Tompkins' second amended and restated bylaws provide that any Tompkins director may be removed for cause by a vote of shareholders at a meeting duly called, by a vote of a majority of shares entitled to vote in the election of directors.

        VIST.    VIST's amended and restated bylaws do not have any provision governing removal of directors. Under Section 1726 of the PABCL, directors of a corporation with a classified board may only be removed for cause. In order for shareholders of a corporation with a classified board to remove a director without cause, the articles of incorporation must include a specific and unambiguous statement that directors may be removed from office without assigning any cause. VIST's articles of incorporation do not include any such provision.

Filling Vacancies on the Board of Directors

        Tompkins.    Under Tompkins' second amended and restated bylaws, vacancies created by any reason other than removal of directors may be filled by a vote of two-thirds of the directors then in office. Each director elected to fill a vacancy shall remain in office until the next meeting of shareholders at which directors are to be elected, and until his or her successor is elected or appointed and qualified. Tompkins shareholders are not entitled to cumulative voting rights in the election of directors.

        VIST.    Under VIST's amended and restated bylaws, newly created directorships and vacancies may be filled by the affirmative vote of a majority of the remaining directors, whether or not a quorum exists. Any director elected to fill a new directorship or vacancy will hold office for the remainder of the full term of the class of directors in which the new directorship was created (as designated by the board of directors) or in which the vacancy occurred, and until such director's successor has been duly elected and qualified. VIST shareholders are not entitled to cumulative voting rights in the election of directors.

Nomination of Director Candidates by Shareholders

        Tompkins.    Pursuant to Tompkins' Nominating and Corporate Governance Committee charter, the Nominating and Corporate Governance Committee considers nominees recommended by shareholders that are properly submitted in writing to the Chairman of the Committee, which shareholder-recommended nominees are evaluated in the same manner as all other nominees for director.

        VIST.    VIST's bylaws provide that nominations for the election of directors may be made by any shareholder of record entitled to vote in the election of directors who is a shareholder at the record date for the meeting and also on the date of the meeting at which directors are to be elected. The shareholder must provide timely written notice of the nomination to VIST's president. To be timely, the notice must be delivered to or received at VIST's principal executive offices (a) in the case of an annual meeting that is called for a date that is within 30 days before or after the anniversary date of the prior annual meeting, between 60 and 90 days before or after that anniversary date, or (b) in the case of a special meeting of shareholders called for the purpose of electing directors, not later than the fifth day following the earlier of the day on which notice of the meeting was mailed or public disclosure of the meeting date was made. Each such written notice must set forth (i) the name and address of the nominating shareholder, (ii) the name and address of the beneficial owner (if different than the nominating shareholder) of any of the shares owned of record by the nominating shareholder, (iii) the number of shares of each class and series of VIST stock owned of record and beneficially by the nominating shareholder, and the number owned beneficially by any other beneficial holder as described above, (iv) a description of all arrangements and understandings between the nominating shareholder and any beneficial holder and any other person(s) (naming such person(s)) pursuant to which the nomination is being made, (v) the name and address of the person(s) being nominated, (vi) certain representations regarding the nominating shareholder's status as a holder of record of shares entitled to vote at the meeting and intention to appear in person or by proxy at the meeting to nominate the person(s) specified in the notice, (vii) such other information regarding the nominee as would be required to be disclosed under the proxy rules of the SEC in connection with a nominee nominated by the VIST board of directors, and (viii) the written consent of each nominee to serve as a director if elected.

Calling Special Meetings of Shareholders

        Tompkins.    Under Tompkins' second amended and restated bylaws, a special meeting of shareholders may be called by the Chairman of Tompkins' board of directors, the Vice Chairman, the President, or by request of a majority of the shareholders.

        VIST.    Under VIST's amended and restated bylaws, except as otherwise required by law, a special meeting of shareholders may be called only by the board of directors.

Shareholder Proposals

        Tompkins.    Tompkins' second amended and restated bylaws require that all business conducted at a meeting of shareholders be properly brought before the meeting. For business to be properly brought before an annual meeting by a shareholder, the shareholder must (i) be a shareholder of record at the time of giving the notice described below, (ii) be entitled to vote at the meeting, and (iii) have complied with the procedures described below.

        In order for a shareholder proposal to be properly brought before the meeting, any Tompkins shareholder making such a proposal must give timely notice to Tompkins' corporate secretary, and the subject matter of the proposal must be a proper subject matter for shareholder action. To be timely, the notice must be delivered to Tompkins at its principal executive offices no later than the 120th day prior to the date on which Tompkins mailed its proxy materials for the preceding year's annual meeting, or, if the date of the annual meeting is changed by more than 30 days from that of the preceding year, no later than the later of (i) the 60th calendar day prior to such annual meeting, or (ii) the 10th calendar day following the date of the public announcement of the date of any other annual or special meeting. The proposal must also set forth, as to each matter proposed to be brought before the meeting, (a) a reasonably detailed description of the business proposed to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address of the proposing shareholder and the beneficial owner, if any, on whose behalf the proposal is made, (iii) the number of shares of Tompkins stock that are owned beneficially and of record by the proposing shareholder and the beneficial owner, if any, on whose behalf the proposal is made, and (iv) any personal or other material interest of such proposing shareholder and the beneficial owner, if any, on whose behalf the proposal is made, in such business. The proposing shareholder must also provide any other information reasonably requested by Tompkins, and must comply with all applicable requirements of the Exchange Act, as amended, and the rules and regulations thereunder with respect to such proposal.

        VIST.    VIST's amended and restated bylaws provide that business may be brought before an annual meeting of shareholders by or on behalf of any shareholder who was a shareholder of record on the record date for the meeting and continues to be entitled to vote at the meeting, and who delivers written notice of the proposal in accordance with the requirements set forth in VIST's amended and restated bylaws. The shareholder notice must be delivered to or received at VIST's principal executive offices, addressed to its president, (i) in the case of an annual meeting that is called for a date that is within 30 days before or after the anniversary date of the prior year's annual meeting of shareholders, between 60 and 90 days before such anniversary date, except that a proposal that qualifies for inclusion in VIST's proxy statement under Rule 14a-8 under the Exchange Act, as amended, shall be deemed timely submitted under VIST's amended and restated bylaws, and (ii) in the case of an annual meeting called for a date that is not within such 30-day period, not later than the fifth day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the meeting date was made. Each such shareholder notice must set forth (a) the name and address of the proposing shareholder, (b) the name and address of the beneficial owner, if different than the proposing shareholder, of any of the shares owned of record by the proposing shareholder, (c) the number of shares of each class and series of VIST stock which are owned of record and beneficially by the proposing shareholder and the number owned beneficially by any such other beneficial owner, (d) any interest (other than solely as a shareholder) which the proposing shareholder or other such beneficial owner has in the business being proposed, (e) a description of all arrangements and understandings between the proposing shareholder and any such other beneficial owner and any other person(s) (naming such person(s)) pursuant to which the proposal is being made, (f) a description of the business the proposing shareholder seeks to bring before the annual meeting, the reason for doing so and, if a specific action is being proposed, the text of the resolution(s) which the proposing shareholder proposes that VIST adopt, and (g) certain representations regarding the proposing shareholder's status as a holder of record of shares entitled to vote at the meeting and intention to appear in person or by proxy at the meeting to bring the business specified in the notice before the meeting.

Notice of Shareholder Meetings

        Tompkins.    Tompkins' second amended and restated bylaws provide that Tompkins must give written notice between 10 and 60 days before any shareholders meeting to each shareholder entitled to vote at such a meeting. The notice shall state the date, time and place of the meeting, and shall state the purposes of the meeting and indicate the person who called the meeting, if not an annual meeting. The notice shall also indicate if any proposed action to be taken at a meeting would trigger dissenters' appraisal rights. Notice of a meeting may be waived by a shareholder, in writing or electronically, or by attending a meeting, in person or by proxy, without protesting prior to the conclusion of the meeting any lack of notice.

        VIST.    VIST's amended and restated bylaws do not contain any provision regarding notice of shareholder meetings. Section 1704 of the PABCL requires that shareholders of record entitled to vote at a meeting receive notice of the meeting (i) at least 10 days prior to any meeting that will consider a "fundamental change" as defined in Chapter 19 of the PABCL, and (ii) at least five days prior to any other meeting.

Anti-Takeover Provisions and Other Shareholder Protections

        Tompkins.    Section 912 of the NYBCL and Tompkins' restated certificate of incorporation place restrictions on certain business combinations with interested shareholders. These provisions do not apply to the transactions contemplated by the merger agreement.

        In addition, NYBCL §910 provides that a shareholder of a New York corporation has the right, following compliance with certain procedures, to receive payment of the fair value of its shares if the shareholder has the right to vote and does not assent to, among other actions, a merger or consolidation to which the corporation is a party. The right to receive payment of the fair value of the shares is not available in certain circumstances, including if the shares of the corporation are listed on a national securities exchange (as is the case in the present context) or to shareholders of a parent corporation in the case of certain mergers between the parent corporation and a 90%-owned subsidiary corporation. Tompkins shareholders do not have the right to receive fair value described in the immediately preceding sentences in connection with the merger and consummation of the transactions contemplated by the merger agreement.

        VIST.    Under VIST's articles of incorporation, any merger, consolidation, liquidation or dissolution of VIST or any action that would result in the sale or other disposition of all or substantially all of VIST's assets must be approved by the affirmative vote of the holders of at least 70% of the outstanding shares of common stock.

        In addition to any rights granted under Section 910 of the PABCL, Article 13 of VIST's articles of incorporation provides that if any corporation, person, entity or group becomes the owner, directly or indirectly, of 30% or more of the voting power of VIST stock, such corporation, person, entity or group shall within 30 days thereafter offer to purchase all shares of VIST capital stock issued, outstanding and entitled to vote, at a value determined in accordance with the articles of incorporation. This provision will not apply if 80% or more of the members of VIST's board of directors approve in advance such acquisition of beneficial ownership. If both PABCL §910 and Article 13 apply in any given instance, the price per share to be paid for shares of VIST capital stock shall be the higher of the price per share determined under PABCL § 910 or the price per share determined under Article 13 of VIST's articles of incorporation.

Indemnification of Directors and Officers

        Tompkins.    Under Tompkins' second amended and restated bylaws, all current and former officers and directors of Tompkins are indemnified against any threatened, pending or completed actions and appeals to the fullest extent permitted under the NYBCL. An officer or director shall be indemnified for any action initiated by such officer or director if such action was authorized by Tompkins' board of directors.

        NYBCL §721 prohibits indemnification of officers and directors for acts finally adjudicated to be committed in bad faith, resulting from active or deliberate dishonesty, or resulting in a personal gain to which such an officer or director was not legally entitled.

        VIST.    Under VIST's amended and restated bylaws, to the fullest extent permitted by the Directors' Liability Act and the PABCL, a director of VIST will not be personally liable to VIST, its shareholders or others for monetary damages for any act or omission unless such director breached or failed to perform the duties of his or her office as set forth in the Directors' Liability Act, and such breach or failure constitutes self-dealing, willful misconduct, or recklessness. This provision does not affect a director's responsibility or liability under any criminal statute or liability for payment of taxes. VIST shall indemnify directors, officers, employees or agents except in cases of willful misconduct or recklessness, in connection with proceeding initiated by such person (not by way of defense), or for amounts paid in settlement of any action indemnified against by VIST, unless pursuant to the prior written consent of VIST.

Amendments to Articles/Certificate of Incorporation and Bylaws

        Tompkins.    Under the Tompkins second amended and restated bylaws, Tompkins' board of directors has the power to adopt, amend, rescind or repeal the bylaws. Any such action by the Board may be altered, amended or repealed amended or repealed by a vote of a majority of shares of Tompkins entitled to vote in the election of directors. If any bylaw regulating an impending election of directors is adopted, amended or repealed by the board of directors, the notice for the next shareholder meeting for the election of directors shall describe the changes made to such bylaw. Tompkins' amended and restated certificate of incorporation further provides that any bylaw pertaining to the number, classification or removal of directors, call of special meetings of shareholders and adoption, amendment or repeal of the bylaws may not be adopted, altered, rescinded or repealed except by a vote of the majority of shareholders entitled to vote thereon.

        Under NYBCL §803(a), a corporation's certificate of incorporation may be amended or changed by a vote of the board and a vote of a majority of all outstanding shares entitled to vote. A corporation's certificate of incorporation may require a greater vote. Tompkins' amended and restated certificate of incorporation provides that the provisions of the amended and restated certificate of incorporation relating to the number, election, removal, and limitation of liability of Tompkins directors may not be altered, amended, rescinded or repealed unless approved by the affirmative vote of holders of not less than 75% of the outstanding shares of capital stock entitled to vote, and not less than 50% of the shares beneficially owned by shareholders other than interested shareholders and their affiliates and associates, as defined in Tompkins' amended and restated certificate of incorporation.

        VIST.    Under VIST's bylaws, subject to the rights of shareholders under §1504 of the PABCL, VIST's bylaws may be amended, in whole or in part, by a majority vote of the board of directors, except as described below.

        In addition, (i) any amendment to Section 12 of VIST's articles of incorporation (shareholder approval of mergers and similar transactions) requires the affirmative vote of the holders of at least 70% of the outstanding common stock, and (ii) any amendment to Section 212 of VIST's amended and restated bylaws (Liability of Directors; Indemnification) requires the affirmative vote of 75% of the members of VIST's entire board of directors or the affirmative vote of VIST shareholders entitled to cast at least 75% of all votes which VIST shareholders are then entitled to cast (except that Section 212 of VIST's amended and restated bylaws shall be deemed amended automatically if the PABCL or the Directors' Liability Act is amended or otherwise modified to decrease the exposure of directors to liability or to increase their indemnification rights).

 ADDITIONAL INFORMATION ABOUT VIST

VIST's Business

        VIST is a Pennsylvania business corporation headquartered at 1240 Broadcasting Road, Wyomissing, Pennsylvania 19610. VIST was organized as a bank holding company on January 1, 1986. VIST's election with the Board of Governors of the Federal Reserve System to become a financial holding company became effective on February 7, 2002. VIST offers a wide array of financial services through its various subsidiaries. VIST's executive offices are located at 1240 Broadcasting Road, Wyomissing, Pennsylvania 19610.

        VIST's common stock is traded on the NASDAQ Global Market system under the symbol "VIST." At December 31, 2011, VIST had total assets of $1.43 billion, total shareholders' equity of $115.7 million, and total deposits of $1.19 billion.

Subsidiary Activities

        VIST Bank.    VIST Bank is a Pennsylvania chartered commercial bank. VIST Bank operates in Berks, Chester, Delaware, Montgomery, Philadelphia and Schuylkill counties in Pennsylvania.

        On October 1, 2004, VIST acquired 100% of the outstanding voting shares of Madison Bancshares Group, Ltd., the holding company for Madison Bank ("Madison"), a Pennsylvania state-chartered commercial bank and its mortgage banking division, Philadelphia Financial Mortgage Company, now known as VIST Mortgage. Madison and VIST Mortgage are both now divisions of VIST Bank. The transaction enhanced VIST Bank's strong presence in Pennsylvania, particularly in the high growth counties of Berks, Philadelphia, Montgomery and Delaware.

        On November 19, 2010, VIST acquired certain assets and assumed certain liabilities of Allegiance Bank of North America ("Allegiance") of Bala Cynwyd, Pennsylvania, through an FDIC-assisted whole bank acquisition. The Allegiance acquisition added five full-service locations in Chester and Philadelphia counties, of which VIST closed one early in 2011 and plans on closing another one in the second quarter of 2012. As part of the Allegiance acquisition, VIST entered into a loss-sharing agreement with the FDIC that covers a portion of losses incurred after the acquisition date on loans and other real estate owned. As of the acquisition date, VIST recorded $7.0 million as an indemnification asset, which represents the present value of the estimated loss share reimbursements expected to be received from the FDIC for future losses on covered assets. As part of the agreement, the FDIC will reimburse VIST for 70% of any losses incurred related to loans and other real estate owned covered under the loss-sharing agreement. Realized losses in excess of the acquisition date estimates will result in the FDIC increasing its reimbursement to VIST to 80%.

        The acquisition has been accounted for under the acquisition method of accounting. The assets and liabilities, both tangible and intangible, were recorded at their estimated fair values as of the November 19, 2010 acquisition date. Prior to purchase accounting adjustments, VIST assumed approximately $93.0 million in deposit liabilities and acquired certain assets of approximately $106.0 million. The application of the acquisition method of accounting resulted in recorded goodwill of $1.0 million. Fair value adjustments include a write-down of $12.0 million related to the covered loan portfolio, and increased liabilities of $534,000 related to time deposits and $553,000 related to long-term debt.

        Commercial and Retail Banking.    VIST Bank provides services to its customers through twenty-one full service and two limited service financial centers, which operate under VIST Bank's name in Leesport, Blandon, Bern Township, Wyomissing, Breezy Corner, Hamburg, Birdsboro, Northeast Reading, Exeter Township, and Sinking Spring all of which are in Berks County, Pennsylvania. VIST Bank also operates a financial center in Schuylkill Haven, which is located in Schuylkill County, Pennsylvania. VIST Bank also operates financial centers in Blue Bell, Conshohocken, Oaks, Centre

Square, and Worcester all of which are in Montgomery County, Pennsylvania. VIST Bank also operates financial centers in Fox Chase, Bala Cynwyd and Old City all of which are in Philadelphia County, Pennsylvania. VIST Bank also operates a financial center in Berwyn, which is in Chester County, Pennsylvania and another financial center in Strafford in Delaware County, Pennsylvania. VIST Bank closed a King of Prussia location in early 2011 and expects to close the Berwyn location in the second quarter of 2012. VIST Bank also operates limited service facilities in Wernersville and Flying Hills, both in Berks County, Pennsylvania. Most full service financial centers provide automated teller machine services, with the exception of the Bala Cynwyd location. Each financial center that provides an automated teller machine, with the exception of the Wernersville, Exeter, Old City, Worcester, Berwyn and Breezy Corner locations, provides drive-in facilities.

        VIST Bank engages in full service commercial and consumer banking business, including such services as accepting deposits in the form of time, demand and savings accounts. Such time deposits include certificates of deposit, individual retirement accounts and Roth IRAs. VIST Bank' savings accounts include money market accounts, club accounts, NOW accounts and traditional regular savings accounts. In addition to accepting deposits, VIST Bank makes both secured and unsecured commercial and consumer loans, provides equipment lease and accounts receivable financing and makes construction and mortgage loans, including home equity loans. VIST Bank does not engage in sub-prime lending. VIST Bank also provides small business loans and other services including rents for safe deposit facilities.

        At December 31, 2011, VIST and VIST Bank had the equivalent of 302 and 200 full-time employees, respectively.

        Mortgage Banking.    VIST Bank provides mortgage banking services to its customers through VIST Mortgage, a division of VIST Bank. VIST Mortgage operates offices in Reading, Schuylkill Haven and Blue Bell, which are located in Berks County, Pennsylvania, Schuylkill County, Pennsylvania and Montgomery County, Pennsylvania, respectively. VIST Mortgage had 11 full-time employees at December 31, 2011.

        Insurance.    VIST Insurance, LLC ("VIST Insurance"), a full service insurance agency, offers a full line of personal and commercial property and casualty insurance as well as group insurance for businesses, employee and group benefit plans, and life insurance. VIST Insurance is headquartered in Wyomissing, Pennsylvania with sales offices at 1240 Broadcasting Road, Wyomissing, Pennsylvania, Pennsylvania; 1767 Sentry Parkway West (Suite 210) Blue Bell, Pennsylvania; and 5 South Sunnybrook Road (Suite 100), Pottstown, Pennsylvania. VIST Insurance had 64 full-time employees at December 31, 2011.

        Wealth Management.    VIST Capital Management, LLC ("VIST Capital"), a full service investment advisory and brokerage services company, offers a full line of products and services for individual financial planning, retirement and estate planning, investments, corporate and small business pension and retirement planning. VIST Capital is headquartered at 1240 Broadcasting Road, Wyomissing, Pennsylvania and had 6 full-time employees at December 31, 2011.

        Equity Investments. Health Savings Accounts—In July 2005, VIST purchased a 25% equity position in First HSA, LLC a national health savings account ("HSA") administrator. The investment formalized a relationship that existed since 2001. This relationship allowed VIST to be a custodian for HSA customers throughout the country. During the second quarter of 2010, the 25% equity interest in First HSA, LLC was sold, resulting in the transfer of approximately $89.0 million in HSA deposits and a recognized gain of $1.9 million.

        Junior Subordinated Debt.    VIST owns First Leesport Capital Trust I, a Delaware statutory business trust formed on March 9, 2000, in which VIST owns all of the common equity. The trust has outstanding $5.0 million of 10.875% fixed rate mandatory redeemable capital securities. These securities must be redeemed in March 2030, but became callable on March 9, 2010. In October, 2002 VIST entered into an interest rate swap agreement that effectively converts the securities to a floating interest rate of six month LIBOR plus 5.25%. In June, 2003 VIST purchased a six month LIBOR cap to create protection against rising interest rates for the interest rate swap. This interest rate cap matured in March 2010 and the payer exercised their call option to terminate the interest rate swap in September 2010.

        On September 26, 2002, VIST established Leesport Capital Trust II, a Delaware statutory business trust, in which VIST owns all of the common equity. Leesport Capital Trust II issued $10.0 million of mandatory redeemable capital securities carrying a floating interest rate of three month LIBOR plus 3.45%. These securities must be redeemed in September 2032, but became callable on November 7, 2007. In September 2008, VIST entered into an interest rate swap agreement with a start date of February 2009 and a maturity date of November 2013 that effectively converts the $10.0 million of adjustable-rate capital securities to a fixed interest rate of 7.25%.

        On June 26, 2003, Madison established Madison Statutory Trust I, a Connecticut statutory business trust. Pursuant to the purchase of Madison on October 1, 2004, VIST assumed Madison Statutory Trust I in which VIST owns all of the common equity. Madison Statutory Trust I issued $5.0 million of mandatory redeemable capital securities carrying a floating interest rate of three month LIBOR plus 3.10%. These securities must be redeemed in June 2033, but became callable on June 26, 2008. In September 2008, VIST entered into an interest rate swap agreement with a start date of March 2009 and a maturity date of September 2013 that effectively converts the $5.0 million of adjustable-rate capital securities to a fixed interest rate of 6.90%.

Competition

        VIST faces substantial competition in originating loans, attracting deposits, and generating fee-based income. This competition comes principally from other banks, savings institutions, credit unions, mortgage banking companies and, with respect to deposits, institutions offering investment alternatives, including money market funds. Competition also comes from other insurance agencies and direct writing insurance companies. As a result of consolidation in the banking industry, some of VIST's competitors and their respective affiliates may enjoy advantages such as greater financial resources, a wider geographic presence, a wider array of services, or more favorable pricing alternatives and lower origination and operating costs.

Supervision and Regulation

General

        VIST is registered as a bank holding company, which has elected to be treated as a financial holding company, and is subject to supervision and regulation by the Federal Reserve under the Bank Holding Company Act of 1956, as amended. As a bank holding company, VIST's activities and those of its bank subsidiary are limited to the business of banking and activities closely related or incidental to banking. Bank holding companies are required to file periodic reports with and are subject to examination by the Federal Reserve Board. The Federal Reserve has issued regulations under the Bank Holding Company Act that require a bank holding company to serve as a source of financial and managerial strength to its subsidiary banks. As a result, the Federal Reserve, pursuant to such regulations, may require VIST to stand ready to use its resources to provide adequate capital funds to its bank subsidiary during periods of financial stress or adversity.

        The Bank Holding Company Act prohibits VIST from acquiring direct or indirect control of more than 5% of the outstanding shares of any class of voting stock, or substantially all of the assets of any bank, or from merging or consolidating with another bank holding company, without prior approval of the Federal Reserve Board. Additionally, the Bank Holding Company Act prohibits VIST from engaging in or from acquiring ownership or control of more than 5% of the outstanding shares of any class of voting stock of any company engaged in a non-banking business, unless such business is determined by the Federal Reserve Board to be so closely related to banking as to be a proper incident thereto. The types of businesses that are permissible for bank holding companies to own were expanded by the Gramm-Leach-Bliley Act in 1999.

        As a Pennsylvania bank holding company for purposes of the Pennsylvania Banking Code, VIST is also subject to regulation and examination by the Pennsylvania Department of Banking.

        VIST is under the jurisdiction of the SEC and of state securities commissions for matters relating to the offering and sale of its securities. In addition, VIST is subject to the SEC's rules and regulations relating to periodic reporting, proxy solicitation, and insider trading.

Regulation of VIST Bank

        VIST Bank is a Pennsylvania chartered commercial bank, and its deposits are insured (up to applicable limits) by the FDIC. VIST Bank is subject to regulation and examination by the Pennsylvania Department of Banking and by the FDIC. The Community Reinvestment Act requires VIST Bank to help meet the credit needs of the entire community where VIST Bank operates, including low and moderate income neighborhoods. VIST Bank's rating under the Community Reinvestment Act, assigned by the FDIC pursuant to an examination of VIST Bank, is important in determining whether VIST Bank may receive approval for, or utilize certain streamlined procedures in, applications to engage in new activities.

        VIST Bank is also subject to requirements and restrictions under federal and state law, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that may be granted and the interest that may be charged thereon, and limitations on the types of investments that may be made and the types of services that may be offered. Various consumer laws and regulations also affect the operations of VIST Bank. In addition to the impact of regulation, commercial banks are affected significantly by the actions of the Federal Reserve Board as it attempts to control the money supply and credit availability in order to influence the economy.

Capital Adequacy Guidelines

        Bank regulatory authorities in the United States issue risk-based capital standards. These capital standards relate a bank's capital to the risk profile of its assets and provide the basis by which all banks are evaluated in terms of its capital adequacy. VIST and VIST Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet the minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on our consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, VIST and VIST Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require VIST and VIST Bank to maintain minimum amounts and ratios of Tier 1 capital to average assets and of total capital (as defined in the regulations) to risk-weighted assets.

        As of December 31, 2011 and 2010, VIST and VIST Bank exceeded the current regulatory requirements to be considered a quantitatively "well capitalized" financial institution, i.e. a leverage ratio exceeding 5%, Tier 1 risk-based capital exceeding 6%, and total risk-based capital exceeding 10%.

 Prompt Corrective Action Rules

        Immediately upon becoming undercapitalized, a depository institution becomes subject to the provisions of Section 38 of the FDIA, which: (a) restrict payment of capital distributions and management fees; (b) require that the appropriate federal banking agency monitor the condition of the institution on and its efforts to restore its capital; (c) require submission of a capital restoration plan; (d) restrict the growth of the institution's assets; and (e) require prior approval of certain expansion proposals. The appropriate federal banking agency for an undercapitalized institution also may take any number of discretionary supervisory actions if the agency determines that any of these actions is necessary to resolve the problems of the institution at the least possible long-term cost to the deposit insurance fund, subject in certain cases to specified procedures. These discretionary supervisory actions include: (a) requiring the institution to raise additional capital; (b) restricting transactions with affiliates; (c) requiring divestiture of the institution or the sale of the institution to a willing purchaser; and (d) any other supervisory action that the agency deems appropriate. These and additional mandatory and permissive supervisory actions may be taken with respect to significantly undercapitalized and critically undercapitalized institutions.

Regulatory Restrictions on Dividends

        Dividend payments made by VIST Bank to VIST are subject to the Pennsylvania Banking Code, the Federal Deposit Insurance Act, and the regulations of the FDIC. Under VIST Banking Code, no dividends may be paid except from "accumulated net earnings" (generally, retained earnings). The Federal Reserve Bank ("FRB") and the FDIC have formal and informal policies which provide that insured banks and bank holding companies should generally pay dividends only out of current operating earnings, with some exceptions. The Prompt Corrective Action Rules, described above, further limit the ability of banks to pay dividends if they are not classified as well capitalized or adequately capitalized. Under these policies and subject to the restrictions applicable to VIST Bank, VIST Bank had no funds available for payment of dividends to VIST at December 31, 2011, without requiring prior regulatory approval. The issuance of the Series A Preferred Stock also carries certain restrictions with regards to VIST's declaration and payment of cash dividends on common stock.

        Dividends payable by VIST are subject to guidance published by the Board of Governors of the FRB. Consistent with the Federal Reserve guidance, companies are urged to strongly consider eliminating, deferring or significantly reducing dividends if (i) net income available to common shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividend, (ii) the prospective rate of earnings retention is not consistent with the bank holding company's capital needs and overall current and prospective financial condition, or (iii) VIST will not meet, or is in danger of not meeting, its minimum regulatory capital adequacy rations. As a result of this guidance, management intends to consult with the FRB of Philadelphia, and provide the FRB with information on VIST's then current and prospective earnings and capital position, on a quarterly basis in advance of declaring any cash dividends for the foreseeable future.

FDIC Insurance Assessments

        Recent insured institution failures, as well as deterioration in banking and economic conditions, have significantly increased FDIC loss provisions, resulting in a decline in the designated reserve ratio to historical lows. The FDIC expects a higher rate of insured institution failures in the next few years compared to recent years; thus, the reserve ratio may continue to decline. The Dodd-Frank Wall Street Reform and Consumer Protection Act, or Dodd-Frank Act, that was enacted by Congress on July 15, 2010, and was signed into law by President Obama on July 21, 2010, enacted a number of changes to the federal deposit insurance regime that will affect the deposit insurance assessments VIST Bank will be obligated to pay in the future. For example:

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  The law permanently raises the federal deposit insurance limit to $250,000 per account ownership. This change may have the effect of increasing losses to the FDIC insurance fund on future failures of other insured depository institutions.

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  The new law makes deposit insurance coverage unlimited in amount for non-interest bearing transaction accounts until December 31, 2012. This change may also have the effect of increasing losses to the FDIC insurance fund on future failures of other insured depository institutions.

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  The FDIC is required under the Dodd-Frank Act to establish assessment rates that will allow the Deposit Insurance Fund to achieve a reserve ratio of 1.35% of Insurance Fund insured deposits by September 2020. In addition, the FDIC has established a "designated reserve ratio" of 2.0%, a target ratio that, until it is achieved, will not likely result in the FDIC reducing assessment rates. In attempting to achieve the mandated 1.35% ratio, the FDIC is required to implement assessment formulas that charge banks over $10 billion in asset size more than banks under that size. Those new formulas began in the second quarter of 2011 and were beneficial to VIST Bank by calculating less FDIC insurance expense in the second half of 2011. Under the Dodd-Frank Act, the FDIC is authorized to make reimbursements from the insurance fund to banks if the reserve ratio exceeds 1.50%, but the FDIC has adopted the "designated reserve ratio" of 2.0% and has announced that any reimbursements from the fund are indefinitely suspended.

        Each of these changes may increase the rate of FDIC insurance assessments to maintain or replenish the FDIC's deposit insurance fund. This could, in turn, raise VIST Bank's future deposit insurance assessment costs. On the other hand, the law changes the deposit insurance assessment base so that it will generally be equal to average consolidated assets less average tangible equity. As the asset base of the banking industry is larger than the deposit base, the range of assessment rates will change to a low of 2.5 basis points to a high of 45 basis points, per $100 of assets. This change of the assessment base from an emphasis on deposits to an emphasis on assets is generally considered likely to cause larger banking organizations to pay a disproportionately higher portion of future deposit insurance assessments, which may, correspondingly, lower the level of deposit insurance assessments that smaller community banks such as VIST Bank may otherwise have to pay in the future.

        On November 12, 2009, the FDIC approved a rule to require insured institutions to prepay their estimated quarterly risk-based assessments for the fourth quarter of 2009, and for all of 2010, 2011, and 2012. An insured institution's risk-based deposit insurance assessments will continue to be calculated on a quarterly basis, but will be paid from the amount the institution prepaid until the later of the date that amount is exhausted or June 30, 2013, at which point any remaining funds would be returned to the insured institution. Consequently, VIST's prepayment of DIF premiums made in December 2009 resulted in a prepaid asset of $5.7 million. As of December 31, 2011, the amount of the prepaid asset was $2.6 million.

        On May 22, 2009, the FDIC adopted a final rule imposing a 5 basis point special assessment on each insured depository institution's assets minus Tier 1 capital as of June 30, 2009. The amount of the special assessment for any institution did not exceed 10 basis points times the institution's assessment base for the second quarter 2009. The assessment, in the amount of $574,000, was collected from VIST Bank on September 30, 2009.

Federal Home Loan Bank System

        VIST Bank is a member of the Federal Home Loan Bank of Pittsburgh ("FHLB"), which is one of 12 regional FHLB's. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from funds deposited by member institutions and proceeds from the sale of consolidated obligations of the FHLB system. It makes loans to members (i.e., advances) in accordance with policies and procedures established by the board of directors of the FHLB. At December 31, 2011, VIST Bank had no FHLB advances outstanding (see Note 11 of the consolidated financial statements).

        As a member, VIST Bank is required to maintain a minimum stock investment, both as a condition to becoming and remaining a member and as a condition to obtaining advances and Letters of Credit. VIST is required to purchase and hold FHLB stock in an amount equal to the sum of: (a) 4.60% of its current total outstanding advances, (b) 1.60% of its current total issued and outstanding letters of credit, and (c) 0.35% of its total membership asset value, calculated annually, and based on financial data for the most recent calendar year-end. On November 19, 2010, VIST acquired $1.7 million in FHLB stock as a result of the FDIC-assisted whole bank acquisition of Allegiance. At December 31, 2011, VIST Bank had $5.8 million in FHLB stock, which was in compliance with this requirement.

Emergency Economic Stabilization Act of 2008 and Related Programs

        The Emergency Economic Stabilization Act of 2008 ("EESA") was enacted to enable the federal government, under terms and conditions developed primarily by the Secretary of the United States Department of Treasury ("Treasury"), to restore liquidity and stabilize the U.S. economy, including through implementation of TARP. Under the TARP, Treasury authorized a voluntary Capital Purchase Program ("CPP") to purchase up to $250.0 billion of senior preferred shares of qualifying financial institutions that elected to participate by November 14, 2008. As previously disclosed, on December 19, 2008, VIST issued to Treasury, 25,000 shares of Series A Preferred Stock and a warrant to purchase 367,982 shares of VIST's common stock for an aggregate purchase price of $25.0 million under the TARP CPP (see Note 13 of the consolidated financial statements in Exhibit 99.1 attached hereto). Companies participating in the TARP CPP were required to adopt certain standards relating to executive compensation. The terms of the TARP CPP also limit certain uses of capital by the issuer, including with respect to repurchases of securities and increases in dividends.

        The American Recovery and Reinvestment Act of 2009 ("ARRA") was intended to provide a stimulus to the U.S. economy in the wake of the economic downturn brought about by the subprime mortgage crisis and the resulting credit crunch. The bill includes federal tax cuts, expansion of unemployment benefits and other social welfare provisions, and domestic spending in education, healthcare, and infrastructure, including the energy structure. The new law also includes certain noneconomic recovery related items, including a limitation on executive compensation in federally aided financial institutions, including institutions, such as VIST, that had previously received an investment by Treasury under the TARP CPP. Under ARRA, an institution that either will receive funds or which had previously received funds under TARP, will be subject to certain restrictions and standards throughout the period in which any obligation arising under TARP remains outstanding (except for the time during which the federal government holds only warrants to purchase common stock of the issuer).

        The following summarizes the significant requirements of ARRA, which are included in standards established by the Treasury:

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  limits on compensation incentives for risks by senior executive officers;

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  a requirement for recovery of any compensation paid based on inaccurate financial information;

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  a prohibition on "golden parachute payments" to specified officers or employees, which term is generally defined as any payment for departure from a company for any reason;

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  a prohibition on compensation plans that would encourage manipulation of reported earnings to enhance the compensation of employees;

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  a prohibition on bonus, retention award, or incentive compensation to designated employees, except in the form of long-term restricted stock;

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  a requirement that the board of directors adopt a luxury expenditures policy;

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  a requirement that shareholders be permitted a separate nonbinding vote on executive compensation;

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  a requirement that the chief executive officer and the chief financial officer provide a written certification of compliance with the standards, when established, to the SEC.

        Under ARRA, subject to consultation with the appropriate federal banking agency, Treasury is required to permit a recipient of TARP funds to repay any amounts previously provided to or invested in the recipient by Treasury without regard to whether the institution has replaced the funds from any other source or to any waiting period.

Recent Legislation

        The Dodd-Frank Act was enacted on July 21, 2010. This new law will significantly change the current bank regulatory structure and affect the lending, deposit, investment, trading and operating activities of financial institutions and their holding companies.

        The Dodd-Frank Act requires various federal agencies to adopt a broad range of new rules and regulations, and to prepare various studies and reports for Congress. The federal agencies are given significant discretion in drafting such rules and regulations, and consequently, many of the details and much of the impact of the Dodd-Frank Act are still not known.

        Certain provisions of the Dodd-Frank Act are expected to have a near term impact on VIST. For example, effective July 21, 2011, a provision of the Dodd-Frank Act eliminated the federal prohibitions on paying interest on demand deposits, thus allowing businesses to have interest bearing checking accounts.

        The Dodd-Frank Act also broadens the base for Federal Deposit Insurance Corporation insurance assessments. Under the Act, the assessment base will no longer be an institution's deposit base, but rather its average consolidated total assets less its average tangible equity during the assessment period.

        The Dodd-Frank Act also permanently increases the maximum amount of deposit insurance for banks, savings institutions and credit unions to $250,000 per depositor, retroactive to January 1, 2008, and non-interest bearing transaction accounts have unlimited deposit insurance through December 31, 2012. Both of these changes had no impact to VIST Bank's operating results.

        Bank and thrift holding companies with assets of less than $15 billion as of December 31, 2009, such as VIST, will be permitted to include trust preferred securities that were issued before May 19, 2010, as Tier 1 capital; however, trust preferred securities issued by a bank or thrift holding company (other than those with assets of less than $500 million) after May 19, 2010, will no longer count as Tier 1 capital. Trust preferred securities still will be entitled to be treated as Tier 2 capital.

        The Dodd-Frank Act will require publicly traded companies to give stockholders a non-binding vote on executive compensation and so-called "golden parachute" arrangements, and may allow greater access by shareholders to the company's proxy material by authorizing the SEC to promulgate rules that would allow stockholders to nominate their own candidates using a company's proxy materials. The legislation also directs the Federal Reserve Board to promulgate rules prohibiting excessive compensation paid to bank holding company executives, regardless of whether the company is publicly traded.

        The Dodd-Frank Act creates a new Consumer Financial Protection Bureau with broad powers to supervise and enforce consumer protection laws. The Consumer Financial Protection Bureau has broad rule-making authority for a wide range of consumer protection laws that apply to all banks and savings institutions, including the authority to prohibit "unfair, deceptive or abusive" acts and practices. The Consumer Financial Protection Bureau has examination and enforcement authority over all banks and savings institutions with more than $10.0 billion in assets. Banks and savings institutions with $10.0 billion or less in assets such as VIST Bank will continue to be examined for compliance with the consumer laws by their primary bank regulators. The Dodd-Frank Act also weakens the federal preemption rules that have been applicable for national banks and federal savings associations, and gives state attorneys general the ability to enforce federal consumer protection laws.

        It is difficult to predict at this time the specific impact the Dodd-Frank Act and the yet to be written implementing rules and regulations will have on community banks. Given the uncertainty associated with the manner in which the provisions of the Dodd-Frank Act will be implemented by the various regulatory agencies and through regulations, the full extent of the impact such requirements will have on financial institutions' operations is presently unclear. The changes resulting from the Dodd-Frank Act may impact the profitability of our business activities, require changes to certain of our business practices, impose upon us more stringent capital, liquidity and leverage ratio requirements or otherwise adversely affect our business. These changes may also require us to invest significant management attention and resources to evaluate and make necessary changes in order to comply with new statutory and regulatory requirements.

Other Legislation

        VIST Insurance and VIST Capital are subject to additional regulatory requirements. VIST Insurance is subject to Pennsylvania insurance laws and the regulations of the Pennsylvania Department of Insurance. Our securities brokerage activities are conducted exclusively through LPL Financial LLC, an SEC and FINRA registered broker/dealer and SIPC member that is subject to regulation by SEC and the FINRA. Effective August 1, 2011, VIST Capital ceased registered investment advisor operations, with formal notification sent to the SEC in October 2011.

        Congress is often considering some financial industry legislation, and the federal banking agencies routinely propose new regulations. VIST cannot predict how any new legislation, or new rules adopted by federal or state banking agencies, may affect the business of VIST and its subsidiaries in the future. Given that the financial industry remains under stress and severe scrutiny, and given that the U.S. economy has not yet fully recovered to pre-crisis levels of activity, VIST expects that there will be significant legislation and regulatory actions that may materially affect the banking industry for the foreseeable future.

Properties

        VIST's executive office is located in the administration building at 1240 Broadcasting Road, Wyomissing, Pennsylvania. Listed below are the locations of properties owned or leased by VIST and its subsidiaries. Owned properties are not subject to any mortgage, lien or encumbrance.

Property Location	Leased or Owned
Corporate Office, 1240 Broadcasting Road, Wyomissing, PA	Leased
Operations Center, 1044 MacArthur Road, Reading, PA	Leased
North Pointe Financial Center, 241 South Centre Avenue, Leesport, PA	Leased
Northeast Reading Financial Center, 1210 Rockland Street, Reading, PA	Leased
Hamburg Financial Center, 801 South Fourth Street, Hamburg, PA	Leased

Property Location	Leased or Owned
Bern Township Financial Center, 909 West Leesport Road, Leesport, PA	Leased
Wernersville Financial Center, 1 Reading Drive, Wernersville, PA	Leased
Breezy Corner Financial Center, 3401-3 Pricetown Road, Fleetwood, PA	Leased
Blandon Financial Center, 108 Plaza Drive, Blandon, PA	Leased
Wyomissing Financial Center, 1199 Berkshire Boulevard, Wyomissing, PA	Leased
Schuylkill Haven Financial Center, 237 Route 61 South, Schuylkill Haven, PA	Leased
Birdsboro Financial Center, 350 West Main Street, Birdsboro, PA	Leased
Exeter Financial Center, 4361 Perkiomen Avenue, Reading, PA	Leased
Sinking Spring Financial Center, 4708 Penn Ave, Sinking Spring, PA	Leased
Heritage Financial Center, 200 Tranquility Lane, Reading, PA	Leased
Blue Bell Financial Center, 1767 Sentry Parkway West, Blue Bell, PA	Leased
Centre Square Financial Center, 1380 Skippack Pike, Blue Bell, PA	Leased
Conshohocken Financial Center, Plymouth Corporate Center, Suite 600 625 Ridge Pike, Conshohocken, PA	Leased
Fox Chase Financial Center, 8000 Verree Road, Philadelphia, PA	Owned
Oaks Financial Center, 1232 Egypt Road, Oaks, PA	Leased
Strafford Financial Center, 600 West Lancaster Avenue, Strafford, PA	Leased
Bala Cynwyd Financial Center, Suite 105, One Belmont Avenue, Bala Cynwyd, PA	Leased
Old City Financial Center, 36 North Third Street, Philadelphia, PA	Leased
Worcester Financial Center, 2946 Skippack Pike, Worcester, PA	Leased
Berwyn Financial Center(1), 564 Lancaster Avenue, Berwyn, PA	Leased
VIST Insurance, 1767 Sentry Parkway, Suite 210, Blue Bell, PA	Leased
VIST Insurance, 5 South Sunnybrook Road, Pottstown, PA	Leased
VIST Bank (Mortgage Banking Office), 2213 Quarry Drive, West Lawn, PA	Leased

(1)
VIST expects to close its Berwyn Financial Center acquired in the Allegiance acquisition by April 15, 2012.

        VIST Insurance shares offices in VIST's administration building located at 1240 Broadcasting Road, Wyomissing, Pennsylvania. VIST Insurance is charged a pro rata amount of the total lease expense.

        VIST Capital also shares office space in VIST's administration building in Wyomissing, Pennsylvania, as well as in VIST Insurance's office located in Blue Bell, Pennsylvania and are charged accordingly a pro rata amount of the total lease expense.

Legal Proceedings

        A certain amount of litigation arises in the ordinary course of the business of VIST, and VIST's subsidiaries. In the opinion of the management of VIST, there are no proceedings pending to which

VIST, or VIST's subsidiaries are a party or to which their property is subject, that, if determined adversely to VIST or its subsidiaries, would be material in relation to VIST's shareholders' equity or financial condition, nor are there any proceedings pending other than ordinary routine litigation incident to the business of VIST and its subsidiaries. In addition, no material proceedings are pending or are known to be threatened or contemplated against VIST or its subsidiaries by governmental authorities.

        Veitch v. Robert D. Davis, et al., Court of Common Pleas of Berks County, Pennsylvania, No. 12-1918

        A putative shareholder derivative and class action lawsuit relating to VIST's merger with Tompkins Corporation ("Tompkins") was filed in the Court of Common Pleas of Berks County, Pennsylvania, on February 2, 2012, against 11 of VIST's directors ("Director Defendants"), Tompkins, TMP Mergeco, Inc., and VIST (as a nominal defendant). The complaint alleges that the consideration VIST's shareholders will receive in connection with the merger is inadequate and that the Director Defendants breached their fiduciary duties to shareholders and to VIST in negotiating and approving the merger agreement, including agreeing to allegedly "preclusive" merger terms, and engaging in self-dealing. Plaintiff also contends that by entering into the merger agreement with Tompkins, the Director Defendants committed corporate waste. Last, the complaint alleges that Tompkins and TMP Mergeco, Inc. aided and abetted the alleged breaches by the Director Defendants. The complaint seeks various forms of relief, including injunctive relief that would, if granted, prevent the merger from being consummated in accordance with the agreed-upon terms.

        VIST has not yet responded to the complaint. The defendants believe that the allegations are without merit and intend to defend the action vigorously. Because no discovery has been taken, it is too early to assess the likelihood of any liability against VIST and the Director Defendants.

Management's Discussion and Analysis of Financial Condition and Results of Operations

        The following discussion summarizes VIST's results of operations and highlights material changes for the three months ended March 31, 2012 and 2011, the years ended December 31, 2011, 2010 and 2009, and its financial condition as of March 31, 2012, December 31, 2011 and December 31, 2010. This discussion is intended to provide additional information which may not be readily apparent from the consolidated selected financial data included in this joint proxy statement/prospectus. Reference should be made to the selected financial data presented for a complete understanding of the following discussion and analysis.

        Overview.    Management's discussion and analysis represents an overview of the financial condition and results of operations, and highlights the significant changes in the financial condition and results of operations, as presented in the accompanying consolidated financial statements for VIST, VIST Bank, VIST Insurance and VIST Capital Management.

        On January 25, 2012, VIST entered into a definitive merger agreement under which Tompkins will acquire VIST. VIST Bank will operate as a subsidiary of Tompkins with a separate banking charter, local management team, and local Board of Directors. The transaction is expected to close early in the third quarter of 2012, subject to required regulatory approvals and other customary conditions, including required shareholder approval.

        Critical Accounting Policies.    VIST's consolidated financial statements are prepared based upon the application of U.S. generally accepted accounting principles ("U.S. GAAP"). The reporting of our financial condition and results of operations is impacted by the application of accounting policies by management, some of which are particularly sensitive and require significant judgments, estimates and assumptions to be made in matters that are inherently uncertain. These accounting policies, along with the disclosures presented in other financial statement notes and in this financial review, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined. Management views critical accounting policies to be those which are highly dependent on subjective or complex judgments, estimates and assumptions, and where changes in those estimates and assumptions could have a significant impact on the consolidated financial statements. Management currently views the determination of the allowance for loan losses, revenue recognition for insurance activities, stock based compensation, derivative financial instruments, goodwill and intangible assets, fair value measurements including other than temporary impairment losses on available for sale securities, the valuation of junior subordinated debt and related hedges, the valuation of deferred tax assets and the effects of any business combinations.

        Goodwill and Other Intangible Assets.    VIST had goodwill and other intangible assets of $19.8 million at December 31, 2011, related to the acquisition of its banking, insurance and wealth management companies. VIST utilizes a third party valuation service to perform its goodwill impairment test both on an interim and annual basis. A fair value is determined for the banking and financial services, insurance services and investment services reporting units. If the fair value of the reporting business unit exceeds the book value, then no impairment write down of goodwill is necessary (a Step One evaluation). If the fair value is less than the book value, then an additional test (a Step Two evaluation) is necessary to assess goodwill for potential impairment. As a result of the goodwill impairment valuation analysis, VIST determined that a $25.1 million goodwill impairment write-off for all of its reporting units was necessary for the year ended December 31, 2011. For additional information, refer to Note 8—Goodwill and Other Intangible Assets of the consolidated financial statements.

        Reporting unit valuation is inherently subjective, with a number of factors based on assumption and management judgments. Among these are future growth rates, discount rates and earnings capitalization rates. Changes in assumptions and results due to economic conditions, industry factors and reporting business unit performance could result in different assessments of the fair value and could result in impairment charges in the future.

        Framework for Interim Impairment Analysis.    VIST utilizes the following framework from FASB ASC 350 "Intangibles—Goodwill & Other" to evaluate whether an interim goodwill impairment test is required, given the occurrence of events or if circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Examples of such events or circumstances include:

  •
  a significant adverse change in legal factors or in the business climate;

  •
  an adverse action or assessment by a regulator;

  •
  unanticipated competition;

  •
  a loss of key personnel;

  •
  a more-likely-than-not expectation that a reporting unit or a significant portion of a reporting unit will be sold or otherwise disposed of;

  •
  Financing Transactions," of a significant asset group within a reporting unit; and

  •
  recognition of a goodwill impairment loss in the financial statements of a subsidiary that is a component of a reporting unit.

        When applying the framework above, management additionally considers that a decline in VIST's market capitalization could reflect an event or change in circumstances that would more likely than not reduce the fair value of reporting business unit below its carrying value. However, in considering potential impairment of goodwill, management does not consider the fact that our market capitalization is less than the carrying value of our Company to be determinative that impairment exists. This is because there are factors, such as our small size and small market capitalization, which do not take into account important factors in evaluating the value of our Company and each reporting business unit, such as the benefits of control or synergies. Consequently, management's annual process for evaluating potential impairment of our goodwill (and evaluating subsequent interim period indicators of impairment) involves a detailed level analysis and incorporates a more granular view of each reporting business unit than aggregate market capitalization, as well as significant valuation inputs.

        Annual and Interim Impairment Tests and Results.    Management estimates fair value annually utilizing multiple methodologies which include discounted cash flows, comparable companies and comparable transactions. Each valuation technique requires management to make judgments about inputs and assumptions which form the basis for financial projections of future operating performance and the corresponding estimated cash flows. The analyses performed require the use of objective and subjective inputs which include market-price of non-distressed financial institutions, similar transaction multiples, and required rates of return. Management works closely in this process with third party valuation professionals, who assist in obtaining comparable market data and performing certain of the calculations, based on information provided and assumptions made by management.

        FASB ASC 820 "Fair Value Measurements and Disclosures" defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A fair value measurement assumes that the transaction to sell or transfer the asset or transfer the liability occurs in the principal market for the asset or liability, or in the absence of a principal market, the most advantageous market for the asset or liability. FASB ASC 820 further defines market participants as buyers and sellers in the principal market that are (i) independent, (ii) knowledgeable, (iii) able to transact and (iv) willing to transact.

        FASB ASC 820 establishes a fair value hierarchy to prioritize the inputs used in valuation techniques:

          1.     Level 1 inputs are observable inputs that reflect quoted prices for identical assets or liabilities in active markets.

          2.     Level 2 inputs are inputs other than quoted prices included in level 1 that are observable for the asset or liability through corroboration with observable market data

          3.     Level 3 inputs are unobservable inputs, such as a company's own data

        VIST will continue to monitor the interim indicators noted in FASB ASC 350 to evaluate whether an interim goodwill impairment test is required, given the occurrence of events or if circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount, absent those events, VIST will perform its annual goodwill impairment evaluation during the fourth quarter of each calendar year.

        Consideration of Market Capitalization in Light of the Results of Our Annual and Interim Goodwill Assessments.    VIST's stock price, like the stock prices of many other financial services companies, is trading below both book value as well as tangible book value. We believe that VIST's current market value does not represent the fair value of VIST when taken as a whole and in consideration of other relevant factors. Because VIST is viewed by investors predominantly as a community bank, we believe our market capitalization is based on net tangible book value, reduced by nonperforming assets in excess of the allowance for loan losses. We believe that the market place ascribes effectively no value to VIST's fee-based reporting units, the assets of which are composed principally of goodwill and intangibles. Management believes that as a stand-alone business each of these reporting units has value which is not being incorporated in the market's valuation of VIST reflected in the share price. Management also believes that if these reporting units were carved out of VIST and sold, they would command a sales price reflective of their current performance. Management further believes that if these reporting units were sold, the results of the sale would increase both the tangible book value (resulting from, among other things, the reduction in associated goodwill) and therefore market capitalization, given the market's current valuation approach described above.

        Determination of the Allowance for Loan Losses.    The level of the allowance for credit losses and the provision for credit losses involve significant estimates by management. In evaluating the adequacy of the allowance for loan losses, management considers the specific collectability of impaired and nonperforming loans, past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect borrowers ability to repay (including the timing of future payments), the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant qualitative factors. While management uses available information to make such evaluations, future adjustments to the allowance for credit losses and the provision for credit losses may be necessary if economic conditions, loan credit quality, or collateral issues differ substantially from the factors and assumptions used in making the evaluation.

        The allowance for loan losses is evaluated on a regular basis by management and consists of specific and general components. The specific component relates to loans that are classified as either loss, doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan are lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical industry loss experience adjusted for qualitative factors. A loan is considered impaired when, based on current information and events, it is probable that we will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.

        Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and commercial real estate loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

        The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

        Revenue Recognition for Insurance Activities.    Insurance revenues are derived from commissions and fees. Commission revenues, as well as the related premiums receivable and payable to insurance companies, are recognized the later of the effective date of the insurance policy or the date the client is billed, net of an allowance for estimated policy cancellations. The reserve for policy cancellations is periodically evaluated and adjusted as necessary. Commission revenues related to installment premiums are recognized as billed. Commissions on premiums billed directly by insurance companies are generally recognized as income when received. Contingent commissions from insurance companies are generally recognized as revenue when the data necessary to reasonably estimate such amounts is obtained. A contingent commission is a commission paid by an insurance company that is based on the overall profit and/or volume of the business placed with the insurance company. Fee income is recognized as services are rendered.

        Stock-Based Compensation.    FASB Accounting Standards Codification ("ASC") 718, "Share-Based Payment" addresses the accounting for share-based payment transactions subsequent to 2006 in which an enterprise receives employee services in exchange for (a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise's equity instruments or that may be settled by the issuance of such equity instruments. FASB ASC 718 requires an entity to recognize the grant-date fair-value of stock options and its other equity-based compensation issued to the employees in the consolidated statements of operations. The revised Statement generally requires that an entity account for those transactions using the fair-value-based method, and eliminates the intrinsic value method of accounting in APB Opinion No. 25. "Accounting for Stock Issued to Employees," which was permitted under FASB ASC 718, as originally issued. Effective January 1, 2006, VIST adopted FASB ASC 718 using the modified prospective method. Any additional impact the adoption of this statement will have on our results of operations will be determined by share-based payments granted in future periods.

        Derivative Financial Instruments.    VIST maintains an overall interest rate risk-management strategy that incorporates the use of derivative instruments to minimize significant unplanned fluctuations in earnings that are caused by interest rate volatility. VIST's goal is to manage interest rate sensitivity by modifying the repricing or maturity characteristics of certain balance sheet assets and liabilities so that the net interest margin is not, on a material basis, adversely affected by movements in interest rates. As a result of interest rate fluctuations, hedged assets and liabilities will appreciate or depreciate in market value. The effect of this unrealized appreciation or depreciation will generally be offset by income or loss on the derivative instruments that are linked to the hedged assets and liabilities. VIST views this strategy as a prudent management of interest rate sensitivity, such that earnings are not exposed to undue risk presented by changes in interest rates.

        By using derivative instruments, VIST is exposed to credit and market risk. If the counterparty fails to perform, credit risk exists to the extent of the fair value gain in a derivative. When the fair value of a derivative contract is positive, this generally indicates that the counterparty owes VIST, and, therefore, creates a repayment risk for VIST. When the fair value of a derivative contract is negative, VIST owes the counterparty and, therefore, it has no repayment risk. VIST minimizes the credit (or repayment) risk in the derivative instruments by entering into transactions with high quality counterparties.

        Market risk is the adverse effect that a change in interest rates, currency, or implied volatility rates has on the value of a financial instrument. VIST manages the market risk associated with interest rate contracts by establishing and monitoring limits as to the types and degree of risk that may be undertaken. VIST periodically measures this risk by using value-at-risk methodology (refer to Note 14 of the consolidated financial statements for information on interest rate swap and interest rate cap agreements VIST has used to manage its exposure to interest rate risk).

        Investment Securities Impairment Evaluation.    Management evaluates investment securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Factors that may be indicative of impairment include, but are not limited to, the following:

  •
  Fair value below cost and the length of time

  •
  Adverse condition specific to a particular investment

  •
  Rating agency activities (e.g., downgrade)

  •
  Financial condition of an issuer

  •
  Dividend activities

  •
  Suspension of trading

  •
  Management intent

  •
  Changes in tax laws or other policies

  •
  Subsequent market value changes

  •
  Economic or industry forecasts

        Other-than-temporary impairment means management believes the security's impairment is due to factors that could include its inability to pay interest or dividends, its potential for default, and/or other factors. When a held to maturity or available for sale debt security is assessed for other-than-temporary impairment, management has to first consider (a) whether VIST intends to sell the security, and (b) whether it is more likely than not that VIST will be required to sell the security prior to recovery of its amortized cost basis. If one of these circumstances applies to a security, an other-than-temporary impairment loss is recognized in the statement of operations equal to the full amount of the decline in fair value below amortized cost. If neither of these circumstances applies to a security, but VIST does not expect to recover the entire amortized cost basis, an other-than-temporary impairment loss has occurred that must be separated into two categories: (a) the amount related to credit loss, and (b) the amount related to other factors. In assessing the level of other-than-temporary impairment attributable to credit loss, management compares the present value of cash flows expected to be collected with the amortized cost basis of the security. The portion of the total other-than-temporary impairment related to credit loss is recognized in earnings (as the difference between the fair value and the present value of the estimated cash flows), while the amount related to other factors is recognized in other comprehensive income. The total other-than-temporary impairment loss is presented in the statement of operations, less the portion recognized in other comprehensive income. When a debt security becomes other-than-temporarily impaired, its amortized cost basis is reduced to reflect the portion of the total impairment related to credit loss.

        If a decline in market value of a security is determined to be other than temporary, under generally accepted accounting principles, we are required to write these securities down to their estimated fair value. As of December 31, 2011, we owned single issuer and pooled trust preferred securities of other financial institutions, private label collateralized mortgage obligations and equity securities whose aggregate historical cost basis is greater than their estimated fair value (see Note 5 of the consolidated financial statements). We reviewed all investment securities and have identified those securities that are other-than-temporarily impaired. The losses associated with these other-than-temporarily impaired securities have been bifurcated into the portion of non-credit impairment losses recognized in other comprehensive loss and into the portion of credit impairment losses recorded in earnings (see consolidated statements of comprehensive income). We perform an ongoing analysis of all investment securities utilizing both readily available market data and third party analytical models. Future changes in interest rates or the credit quality and strength of the underlying issuers may reduce the market value of these and other securities. If such decline is determined to be other than temporary, we will write them down through a charge to earnings to their then current fair value.

        Federal Home Loan Bank Stock Impairment Evaluation.    VIST Bank is required to maintain certain amounts of FHLB Stock as a member of the FHLB. These equity securities are "restricted" in that they can only be sold back to the respective institutions or another member institution at par. Therefore, they are less liquid than other tradable equity securities, their fair value is equal to amortized cost, and no impairment write-downs have been recorded on these securities during 2011, 2010, or 2009. As a result of the FDIC-assisted whole bank acquisition of Allegiance on November 19, 2010, the bank acquired $1.7 million in FHLB stock.

        In December 2008, the FHLB of Pittsburgh suspended the payment of dividends and the repurchase of excess capital stock from member banks. The FHLB cited a significant reduction in the level of core earnings resulting from lower short-term interest rates, the increased cost of maintaining liquidity and constrained access to the debt markets at attractive rates and maturities as the main reasons for the decision to suspend dividends and the repurchase excess capital stock. As of December 31, 2011, the FHLB last paid a dividend in the third quarter of 2008. As a result of improved core earnings and a decrease in OTTI charges on non-agency investment securities, the FHLB repurchased stock totaling $283,000 and $1.3 million in 2010 and 2011, respectively. Subsequent to December 31, 2011, in February 2012 the FHLB continued its policy of repurchasing 5% of VIST Bank's excess outstanding FHLB Stock investment and reinstated paying a .10% cash dividend on VIST Bank's average outstanding FHLB Stock balance. Accounting guidance indicates that an investor in FHLB Pittsburgh capital stock should recognize impairment if it concludes that it is not probable that it will ultimately recover the par value of its shares. The decision of whether impairment exists is a matter of judgment that should reflect the investor's view of FHLB Pittsburgh's long-term performance, which includes factors such as its operating performance, the severity and duration of declines in the market value of its net assets related to its capital stock amount, its commitment to make payments required by law or regulation and the level of such payments in relation to its operating performance, the impact of legislation and regulatory changes on FHLB Pittsburgh, and accordingly, on the members of FHLB Pittsburgh and its liquidity and funding position. After evaluating all of these considerations, VIST believes the par value of its shares will be recovered. Future evaluations of the above mentioned factors could result in VIST recognizing an impairment charge.

FINANCIAL CONDITION AS OF MARCH 31, 2012 AND DECEMBER 31, 2011

        Total assets decreased by $21.7 million or 1.5%, to $1.41 billion at March 31, 2012 from $1.43 billion at December 31, 2011. The overall decrease in assets was attributable to a $10.7 million, or 2.8% decrease in securities available for sale and by a $14.0 million or 1.5% decrease in the loan portfolio.

Investment Securities Portfolio

        The overall securities portfolio decreased $10.7 million to $366.5 million at March 31, 2012, from $377.2 million at December 31, 2011 primarily due to the sales and principal repayments of available for sale securities. Investment security purchases and sales generally occur to manage VIST Bank's liquidity requirements, pledging requirements, interest rate risk, and to enhance net interest margin and capital management. The available-for-sale securities portfolio is evaluated regularly for possible opportunities to increase earnings through potential sales or portfolio repositioning. During the first three months of 2012, proceeds of $32.0 million were received on sales of available-for-sale securities, and $577,000 was recognized in net gains, while available-for-sale investment securities of $46.4 million were purchased. During the first three months of 2011, proceeds of $16.9 million were received on sales of available-for-sale securities, and $89,000 was recognized in net gains, while available-for-sale securities of $40.0 million were purchased. Securities classified as available for sale are marketable equity securities, and those debt securities that we intend to hold for an undefined period of time, but not necessarily to maturity. Any decision to sell an available-for-sale investment security would be based on various factors, including significant movements in interest rates, changes in maturity mix of assets and liabilities, liquidity needs, regulatory capital considerations, reasonable gain realization, changes in the creditworthiness of the issuing entity, changes in investment strategy and portfolio mix, and other similar factors. Changes in unrealized gains or losses on available-for-sale investment securities, net of taxes, are recorded as other comprehensive income, a component of stockholders' equity. Debt securities that management has the positive ability and intent to hold to maturity are classified as held-to-maturity and recorded at amortized cost.

        The available-for-sale securities portfolio included an after-tax net unrealized gain of $1.1 million at March 31, 2012, as compared to an after-tax net unrealized loss of $1.4 million at December 31, 2011. In addition, the held-to-maturity securities portfolio included an after-tax net unrealized gain of $29,000 at March 31, 2012, as compared to an after-tax net unrealized gain of $18,000 at December 31, 2011. Changes in long-term treasury interest rates, underlying collateral and credit concerns and dislocation and illiquidity in the current market continue to contribute to the decrease in the fair market value of certain securities.

        Securities of $277.3 million were pledged to secure certain public, trust, and government deposits and for other purposes at March 31, 2012, as compared to and $290.1 million at December 31, 2011.

        Management evaluates investment securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Factors that may be indicative of impairment include, but are not limited to, the following:

  •
  Fair value below cost and the length of time

  •
  Adverse condition specific to a particular investment

  •
  Rating agency activities (e.g., downgrade)

  •
  Financial condition of an issuer

  •
  Dividend activities

  •
  Suspension of trading

  •
  Management intent

  •
  Changes in tax laws or other policies

  •
  Subsequent market value changes

  •
  Economic or industry forecasts

        Other-than-temporary impairment means management believes the security's impairment is due to factors that could include the issuer's inability to pay interest or dividends, the issuer's potential for default, and/or other factors. When a held to maturity or available for sale debt security is assessed for other-than-temporary impairment, management has to first consider (a) whether VIST intends to sell the security, and (b) whether it is more likely than not that VIST will be required to sell the security prior to recovery of its amortized cost basis. If one of these circumstances applies to a security, an other-than-temporary impairment loss is recognized in the statement of operations equal to the full amount of the decline in fair value below amortized cost. If neither of these circumstances applies to a security, but VIST does not expect to recover the entire amortized cost basis, an other-than-temporary impairment loss has occurred that must be separated into two categories: (a) the amount related to credit loss, and (b) the amount related to other factors. In assessing the level of other-than-temporary impairment attributable to credit loss, management compares the present value of cash flows expected to be collected with the amortized cost basis of the security. The portion of the total other-than-temporary impairment related to credit loss is recognized in earnings (as the difference between the fair value and the present value of the estimated cash flows), while the amount related to other factors is recognized in other comprehensive income. The total other-than-temporary impairment loss is presented in the statement of operations, less the portion recognized in other comprehensive income. When a debt security becomes other-than-temporarily impaired, its amortized cost basis is reduced to reflect the portion of the total impairment related to credit loss.

Loans, Credit Quality and Credit Risk

        Gross loans decreased by $14.0 million to $943.9 million at March 31, 2012 from $957.9 million at December 31, 2011. The overall decrease in the loan portfolio was the result of commercial loan prepayments exceeding new commercial loan originations.

        The various components of loans at March 31, 2012 and December 31, 2011, were as follows:

	March 31, 2012		December 31, 2011
	Amount	As a % of gross loans	Amount	As a % of gross loans
	(dollars in thousands)
Residential real estate—one to four family	$124,155	13.9%	$129,335	14.3%
Residential real estate—multi family	57,579	6.4%	57,776	6.4%
Commercial, industrial and agricultural	158,104	17.6%	158,018	17.4%
Commercial real estate	415,620	46.4%	418,589	46.1%
Construction	55,508	6.2%	56,824	6.3%
Consumer	1,913	0.2%	2,148	0.2%
Home equity lines of credit	83,176	9.3%	84,487	9.3%

Gross loans, excluding covered loans	896,055	100.0%	907,177	100.0%

Covered loans	47,814		50,706

Total loans	943,869		957,883
Allowance for loan losses	(13,664)		(14,049)

Loans, net of allowance for loan losses	$930,205		$943,834

        Commercial real estate loans are secured by real estate as evidenced by mortgages or other liens on nonfarm nonresidential properties, including business and industrial properties, hotels, motels, churches, hospitals, educational and charitable institutions and similar properties. Commercial real estate loans include owner-occupied and non-owner occupied loans, which amount to $155.6 million and $260.0 million, respectively, at March 31, 2012 as compared to $153.7 million and $264.9 million, respectively, at December 31, 2011.

        VIST Bank is required to pledge residential and commercial real estate secured loans to collateralize its potential borrowing capacity with the FHLB. As of March 31, 2012, VIST Bank had pledged approximately $509.3 million in loans to the FHLB to secure its maximum borrowing capacity, as compared to $503.9 million at December 31, 2011.

        VIST Bank occasionally buys or sells portions of commercial loans through participations with other financial institutions, but no significant transactions occurred during the first quarter of 2012. VIST Bank also performs loans sales of retail mortgage loans on a regular basis. VIST Bank does not buy or sell any retail consumer loans. For the first three months of 2012, VIST Bank sold $12.8 million of residential mortgage loans generating $143,000 of gains recognized on the sale, which were recorded in non-interest income in the Consolidated Statements of Operations. For the first three months of 2011, VIST Bank sold $8.9 million of residential mortgage loans generating $169,000 of gains recognized on the sale.

Covered Loans

        Loans for which VIST Bank will share losses with the FDIC are referred to as "covered loans", and consist of loans acquired from Allegiance Bank as part of an FDIC-assisted transaction during the fourth quarter of 2010. Our covered loans totaled $47.8 million at March 31, 2012 as compared to $50.7 million at December 31, 2011. Under ASC Subtopic 310-30, loans may be aggregated and accounted for as pools of loans if the loans being aggregated have common risk characteristics. Of the loans acquired with evidence of credit deterioration, some of the loans were aggregated into ten pools of loans based on common risk characteristics such as credit risk and loan type. A pool is accounted for as one asset with a single composite interest rate, an aggregate fair value and expected cash flows. The carrying value of covered loans acquired and accounted for in accordance with ASC Subtopic 310-30, "Loans and Debt Securities Acquired with Deteriorated Credit Quality," was $24.9 million at March 31, 2012, as compared to $25.9 million at December 31, 2011.

        The carrying value of covered loans not exhibiting evidence of credit impairment at the time of the acquisition (i.e. loans outside of the scope of ASC 310-30) was $22.9 million at March 31, 2012, as compared to $24.8 million at December 31, 2011. The fair value of the acquired loans not exhibiting evidence of credit impairment was determined by projecting contractual cash flows discounted at risk-adjusted interest rates.

        For those covered loans and pools of covered loans accounted for under ASC Subtopic 310-30, the difference between the contractually required payments due and the cash flows expected to be collected, considering the impact of prepayments, is referred to as the non-accretable difference. The contractually required payments due represents the total undiscounted amount of all uncollected principal and interest payments. Contractually required payments due may increase or decrease for a variety of reasons, e.g. when the contractual terms of the loan agreement are modified, when interest rates on variable rate loans change, or when principal and/or interest payments are received. VIST Bank estimates the undiscounted cash flows expected to be collected by incorporating several key assumptions including probability of default, loss given default, and the amount of actual prepayments after the acquisition dates. The non-accretable difference, which is neither accreted into income nor recorded on our consolidated balance sheet, reflects estimated future credit losses and uncollectable contractual interest expected to be incurred over the life of the loans. The excess of cash flows expected to be collected over the carrying value of the covered loans is referred to as the accretable yield. This amount is accreted into interest income over the remaining life of the loans, or pool of loans, using the level yield method. The accretable yield is affected by changes in interest rate indices for variable rate loans, changes in prepayment assumptions, and changes in expected principal and interest payments over the estimated lives of the loans. Prepayments affect the estimated life of covered loans and could change the amount of interest income, and possibly principal, expected to be collected.

        At both acquisition and subsequent reporting dates, VIST uses a third party service provider to assist with determining the contractual and estimated cash flows. VIST provides the third party with updated loan-level information derived from VIST's main operating system, contractually required loan payments and expected cash flows for each loan and loan pool are individually reviewed by VIST. Using this information, the third party provider determines both the contractual cash flows and cash flows expected to be collected. The loan-level information used to reforecast the cash flows is subsequently aggregated for those loans accounted for on a pool basis. The expected payment data, discount rates, impairment data and changes to the accretable yield received back from the third party are reviewed by VIST to determine whether this information is accurate and the resulting financial statement effects are reasonable.

        Unlike contractual cash flows which are determined based on known factors, significant management assumptions are necessary in forecasting the estimated cash flows. We attempt to ensure the forecasted expectations are reasonable based on the information currently available; however, due to the uncertainties inherent in the use of estimates, actual cash flow results may differ from our forecast and the differences may be significant. To mitigate such differences, we carefully prepare and review the assumptions utilized in forecasting estimated cash flows.

        In reforecasting future estimated cash flow, VIST will adjust the credit loss expectations for loan pools, as necessary. These adjustments are based, in part, on actual loss severities recognized for each loan type, as well as changes in the probability of default.

        The following table summarizes the changes in the carrying amount of those covered loans and pools of covered loans accounted for under ASC Subtopic 310-30, at March 31, 2012 and December 31, 2011.

	Carrying Amount, Net	Accretable Yield
	(in thousands)
Balance at January 1, 2011	$29,719	$5,811
Accretion	2,978	(2,978)
Payments Received	(6,272)	—
Net increase in cash flows	—	4,000
Transfer to OREO	(550)	—
Provision for losses on covered loans	(135)	—

Balance at December 31, 2011	25,740	6,833
Accretion	993	(993)
Payments Received	(1,784)	—
Net decrease in cash flows	—	(223)
Transfer to OREO	—	—
Provision for losses on covered loans	—	—

Balance at March 31, 2012	$24,949	$5,617

        Although we recognized credit impairment for loans and certain pools, on an aggregate basis the acquired portfolio of covered loans are performing better than originally expected. Based on our current estimates, we expect to receive more future cash flows than originally modeled at the acquisition dates. For the loans and pools with better than expected cash flows, the forecasted increase is recorded as a prospective adjustment to our interest income on these loans and loan pools over future periods. A corresponding decrease in the FDIC indemnification asset due to the increase in expected cash flows for these loan pools is recognized on a prospective basis over the shorter period of the lives of the loan pools and the loss-share agreements accordingly. The offsetting expense is recorded as an impairment to the FDIC indemnification asset to other expense in the consolidated statement of operations.

        Impaired Loans.    VIST generally values impaired loans that are accounted for under FASB ASC 310, Accounting by Creditors for Impairment of a Loan ("FASB ASC 310"), based on the fair value of a loan's collateral. Loans are determined to be impaired when management has utilized current information and economic events and judged that it is probable that not all of the principal and interest due under the contractual terms of the loan agreement will be collected. Other than as described herein, management does not believe there are any significant trends, events or uncertainties that are reasonably expected to have a material impact on the loan portfolio to affect future results of operations, liquidity or capital resources. However, based on known information, management believes that the effects of current and past economic conditions and other unfavorable business conditions may impact certain borrowers' abilities to comply with their repayment terms and therefore may have an adverse effect on future results of operations, liquidity, or capital resources. Management closely monitors economic and business conditions and their impact on borrowers' financial strength. At March 31, 2012, the recorded investment in loans that were considered to be impaired under U.S. GAAP totaled $81.2 million, compared to $74.9 million at December 31, 2011. Management continues to diligently monitor and evaluate the existing portfolio, and identify credit concerns and risks, including those resulting from the current economy.

        For the three months ended March 31, 2012, the average recorded investment in impaired loans was $77.8 million and interest income recognized on impaired loans was $693,000. For the three months ended March 31, 2011, the average recorded investment in impaired loans was $52.5 million and interest income recognized on impaired loans was $524,000.

        Impaired Loans With a Related Allowance.    At March 31, 2012, VIST had a recorded investment of $39.2 million in impaired loans with a related allowance, as compared to $45.8 million at December 31, 2011. This group of impaired loans and leases has a related allowance due to the probability that the borrower is not able to continue to make principal and interest payments due under the contractual terms of the loan or lease. Additionally, these loans appear to have insufficient collateral and VIST's principal may be at risk; as a result, a related allowance is established to estimate future potential principal losses.

        Impaired Loans Without a Related Allowance.    At March 31, 2012, VIST had a recorded investment of $42.0 million in impaired loans without a related allowance, as compared to $29.1 million at December 31, 2011. This group of impaired loans is considered impaired due to the likelihood of the borrower not being able to continue to make principal and interest payments due under the contractual terms of the loan. However, these loans appear to have sufficient collateral and VIST's principal does not appear to be at risk of probable principal losses; as a result, management believes a related allowance is not necessary.

        Non-Performing Assets.    Nonperforming assets consist of nonperforming loans and other real estate owned ("OREO"). Nonperforming loans consist of loans where the accrual of interest has been discontinued (i.e. non-accrual loans), and those loans that are 90 days or more past due and still accruing interest. Nonaccruing loans are no longer accruing interest income because of apparent financial difficulties of the borrower. Interest received on nonaccruing loans is recorded as income only after the past due principal is brought current and deemed collectible in full. Non-accrual loans that maintained a current payment status for six consecutive months are placed back on accrual status under

VIST Bank's loan policy. Loans (excluding covered loans) on which the accrual of interest has been discontinued amounted to $41.4 million and $36.3 million at March 31, 2012 and December 31, 2011, respectively. A total of $9.6 million (represented by 22 loans) was added to non-accrual during the first three months of 2012, and a total of $2.3 million (represented by 14 loans) was removed from non-accrual. For the three months ended March 31, 2012, there was also $2.2 million of principal pay-downs on non accrual loans. Of the $9.6 million increase in non-accruals during 2012, $7.1 million or 74% of the increase was related to three loans.

        OREO includes assets acquired through foreclosure, deed in-lieu of foreclosure, and loans identified as in-substance foreclosures. A loan is classified as an in-substance foreclosure when effective control of the collateral has been taken prior to completion of formal foreclosure proceedings. OREO is held for sale and is recorded at fair value less estimated costs to sell. Costs to maintain OREO and subsequent gains and losses attributable to OREO liquidation are included in the Consolidated Statements of Operations in other income and other expense as realized. No depreciation or amortization expense is recognized. OREO was $3.5 million and $3.7 million at March 31, 2012 and December 31, 2011, respectively. The decrease in OREO during the first three months of 2012 was attributable to the sale of two properties. At March 31, 2012, one OREO property amounted to $1.7 million or 49% of VIST's total OREO. VIST had thirteen OREO properties at March 31, 2012 and December 31, 2011.

        The table below presents the various components of VIST's non-performing assets (excluding covered assets) at March 31, 2012 as compared to December 31, 2011:

	March 31, 2012	December 31, 2011
	(Dollar amounts in thousands)
Non-accrual loans:
Residential real estate one to four family	$7,161	$6,123
Residential real estate multi-family	2,485	2,556
Commercial, industrial and agricultural	2,182	2,314
Commercial real estate	5,850	5,686
Construction	21,631	17,457
Consumer	3	2
Home equity lines of credit	2,112	2,206

Total	41,424	36,344
Loans past due 90 days or more and still accruing:
Residential real estate one to four family	1,137	—
Residential real estate multi-family	—	—
Commercial, industrial and agricultural	—	—
Commercial real estate	—	—
Construction	—	—
Consumer	—	—
Home equity lines of credit	13	239

Total	1,150	239

Total non-performing loans	42,574	36,583

Other real estate owned	3,479	3,724

Total non-performing assets	$46,053	$40,307

        Troubled Debt Restructurings ("TDRs")—As a result of adopting the amendments in ASU No. 2011-02 in the third quarter of 2011, VIST reassessed all restructurings that occurred on or after January 1, 2011, for which the borrower was determined to be troubled, for identification as

TDRs. Upon identifying those receivables as TDRs, VIST identified them as impaired under the guidance in Section 310-10-35 of the Accounting Standards Codification. The amendments in ASU No. 2011-02 require prospective application of the impairment measurement guidance in Section 450-20 for those receivables newly identified as impaired.

        TDRs may be modified by means of extended maturity at below market adjusted interest rates, a combination of rate and maturity, or by other means including covenant modifications, forbearance and other concessions. However, VIST generally only restructures loans by modifying the payment structure to interest only or by reducing the actual interest rate. Once a loan becomes a TDR, it will continue to be reported as a TDR until it is ultimately repaid in full, reclassified to loans held for sale, or foreclosed and sold.

        The recorded investment in TDRs was $3.4 million at both March 31, 2012 and December 31, 2011. At March 31, 2012 and December 31, 2011, VIST had $2.5 million and $2.7 million of accruing TDRs while TDRs on nonaccrual status totaled $908,000 and $655,000 at March 31, 2012 and December 31, 2011, respectively. Some loan modifications classified as TDRs may not ultimately result in the full collection of principal and interest, as modified, and result in potential incremental losses. These potential incremental losses have been factored into our overall estimate of the allowance for loan losses. The level of any re-defaults will likely be affected by future economic conditions. At March 31, 2012 and December 31, 2011, the allowance for loan and lease losses included specific reserves of $186,000 and $245,000 related to TDRs, respectively.

        The following table shows information on the troubled and restructured debt by loan portfolio for the three month period ended March 31, 2012:

	Three Months Ended March 31, 2012
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
	(Dollars in thousands)
Troubled Debt Restructurings:
Commercial real estate	1	$150	$150

Total Troubled Debt Restructurings	1	$150	$150

	Three Months Ended March 31, 2011
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
	(Dollars in thousands)
Troubled Debt Restructurings:
Residential real estate one to four family	1	$39	$39
Commercial industrial & agricultural	1	6	6
Commercial real estate	1	335	335

Total Troubled Debt Restructurings	3	$380	$380

        For the three months ended March 31, 2012, VIST added an additional $150,000 in TDRs. VIST had no reserves allocated for loan loss for the additions in troubled debt restructurings made during the three months ending March 31, 2012. A default on a troubled debt restructured loan for purposes of this disclosure occurs when the borrower is 90 days past due or a foreclosure or repossession of the applicable collateral has occurred. There was $365,000 in defaults on troubled debt restructured loans that occurred during the three month periods ending March 31, 2012 on loans modified as a TDR within the previous 12 months.

	March 31, 2012
	Number of Contracts	Recorded Investment
	(Dollar amounts in thousands)
Troubled Debt Restructurings that subsequently defaulted:
Residential real estate one to four family	1	$36
Commercial real estate	1	329

	2	$365

        Allowance for Loan Losses.    The allowance for loan losses at March 31, 2012 was $13.7 million, or 1.45% of outstanding loans, as compared to $14.0 million or 1.47% at December 31, 2011. In accordance with U.S. GAAP, the allowance for loan losses represents management's estimate of losses inherent in the loan and lease portfolio as of the balance sheet date and is recorded as a reduction to loans and leases. The allowance for loan losses is increased by the provision for loan losses, and decreased by charge-offs, net of recoveries. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance. All, or part, of the principal balance of loans receivable are charged off to the allowance as soon as it is determined that the repayment of all, or part, of the principal balance is highly unlikely. Non-residential consumer loans are generally charged off no later than 90 days past due on a contractual basis, earlier in the event of bankruptcy, or if there is an amount deemed uncollectible. Because all identified losses are immediately charged off, no portion of the allowance for loan losses is restricted to any individual loan or groups of loans, and the entire allowance is available to absorb any and all loan losses.

        The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management performs a quarterly evaluation of the adequacy of the allowance, which is based on VIST's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, composition of the loan and lease portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant revision as more information becomes available.

        The allowance consists of specific, general and unallocated components. The specific component relates to loans and leases that are classified as impaired. For such loans and leases, an allowance is established when the (i) discounted cash flows, or (ii) collateral value, or (iii) observable market price of the impaired loan is lower than the carrying value of that loan. The general component covers pools of loans by loan class including commercial loans not considered impaired, as well as smaller balance homogeneous loans, such as residential real estate, home equity loans, home equity lines of credit and other consumer loans. These pools of loans are evaluated for loss exposure based upon historical loss rates for each of these categories of loans, adjusted for relevant qualitative factors. Separate qualitative adjustments are made for higher-risk criticized loans that are not impaired. These qualitative risk factors include:

  1.
  Lending policies and procedures, including underwriting standards and historical-based loss/collection, charge-off, and recovery practices.

  2.
  National, regional, and local economic and business conditions as well as the condition of various market segments, including the value of underlying collateral for collateral dependent loans.

  3.
  Nature and volume of the portfolio and terms of loans.

  4.
  Experience, ability, and depth of lending management and staff.

  5.
  Volume and severity of past due, classified and nonaccrual loans as well as trends and other loan modifications.

  6.
  Quality of VIST's loan review system, and the degree of oversight by VIST's Board of Directors.

  7.
  Existence and effect of any concentrations of credit and changes in the level of such concentrations.

  8.
  Effect of external factors, such as competition and legal and regulatory requirements.

        Each factor is assigned a value to reflect improving, stable or declining conditions based on management's best judgment using relevant information available at the time of the evaluation.

        An unallocated component is maintained to cover uncertainties that could affect management's estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

        A loan is considered impaired when, based on current information and events, it is probable that VIST will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for all criticized and classified loans by either the present value of expected future cash flows discounted at the loan's effective interest rate or the fair value of the collateral if the loan is collateral dependent.

        An allowance for loan losses is established for an impaired loan if its carrying value exceeds its estimated fair value. The estimated fair values of substantially all of VIST's impaired loans are measured based on the estimated fair value of the loan's collateral.

        For commercial loans secured by real estate, estimated fair values are determined primarily through third-party appraisals or evaluations. When a real estate secured loan becomes impaired, a decision is made regarding whether an updated certified appraisal of the real estate is necessary. This decision is based on various considerations, including the age of the most recent appraisal, the loan-to-value ratio based on the original appraisal and the condition of the property. Appraised values are discounted to arrive at the estimated selling price of the collateral, which is considered to be the estimated fair value. The discounts also include estimated costs to sell the property.

        For commercial and industrial loans secured by non-real estate collateral, such as accounts receivable, inventory and equipment, estimated fair values are determined based on the borrower's financial statements, inventory reports, accounts receivable agings or equipment appraisals or invoices. Indications of value from these sources are generally discounted based on the age of the financial information or the quality of the assets.

        For loans that are not rated as criticized or classified, VIST collectively evaluates the loans for impairment based upon homogeneous loan groups.

        Loans whose terms are modified are classified as troubled debt restructurings if VIST grants such borrowers concessions and it is deemed that those borrowers are experiencing financial difficulty.

Concessions granted under a troubled debt restructuring generally involve a temporary reduction in interest rate, an extension of a loan's stated maturity date or a change in the loan payment to interest-only. For troubled debt restructurings on loans that are accruing interest, VIST will continue to accrue interest based upon the modified terms. Troubled debt restructurings on loans not accruing interest are restored to accrual status if principal and interest payments, under the modified terms, are current for six consecutive months after modification. Loans classified as troubled debt restructurings are tested for impairment.

        The allowance calculation methodology includes further segregation of loan classes into risk rating categories. The borrower's overall financial condition, repayment sources, guarantors and value of collateral, if appropriate, are evaluated annually for commercial loans or when credit deficiencies arise, such as delinquent loan payments, for commercial and consumer loans. Credit quality risk ratings include regulatory classifications of special mention, substandard, doubtful and loss. Loans criticized as special mention have potential weaknesses that deserve management's close attention. If uncorrected, the potential weaknesses may result in deterioration of the repayment prospects. Loans classified substandard have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They include loans that are inadequately protected by the current sound net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans classified doubtful have all the weaknesses inherent in loans classified substandard with the added characteristic that collection or liquidation in full, on the basis of current conditions and facts, is highly improbable. Loans classified as a loss are considered uncollectible and are charged to the allowance for loan losses. Loans not classified are rated pass.

        In addition, Federal regulatory agencies, as an integral part of their examination process, periodically review VIST's allowance for loan losses and may require VIST to recognize additions to the allowance based on their judgments about information available to them at the time of their examination, which may not be currently available to management. Based on management's comprehensive analysis of the loan portfolio, management believes the current level of the allowance for loan losses is adequate.

        Amounts were allocated to specific loan categories based upon management's classification of loans under VIST's internal loan grading system and assessment of near-term charge-offs and losses existing in specific larger balance loans that are reviewed in detail by VIST's internal loan review department and pools of other loans that are not individually analyzed. The allocation is made for analytical purposes and is not necessarily indicative of the categories in which future credit losses may occur.

        The following table presents the allocation of VIST's allowance for loan losses ("ALLL") by portfolio segment at March 31, 2012, as compared to December 31, 2011.

	March 31, 2012		December 31, 2011
	Amount	% of ALLL	Amount	% of ALLL
	(Dollar amounts in thousands)
Residential real estate one-to-four family	$2,383	17.4%	$2,562	18.2%
Residential real estate multi-family	1,022	7.5	692	4.9
Commercial, industrial and agricultural	1,718	12.6	1,744	12.4
Commercial real estate	3,407	24.9	3,130	22.3
Construction	3,082	22.6	3,506	25.0
Consumer	120	0.9	116	0.8
Home equity lines of credit	1,794	13.1	2,164	15.4
Covered Loans	135	1.0	135	1.0

Allocated	13,661	100.0	14,049	100.0
Unallocated	3	0.0	—	0.0

Total	$13,664	100.0%	$14,049	100.0%

        The following table presents the activity related to VIST's allowance for loan losses for the three months ended March 31, 2012 and 2011:

	Three Months Ended March 31,
	2012	2011
	(Dollar amounts in thousands)
Balance of allowance for loan losses, beginning of period	$14,049	$14,790

Loans charged-off:
Residential real estate one-to-four family	(366)	(196)
Residential real estate multi-family	—	(190)
Commercial, industrial and agricultural	(100)	(207)
Commercial real estate	(172)	(535)
Construction	(1,420)	(135)
Consumer	(64)	(39)
Home equity lines of credit	(696)	(475)

Total loans charged-off	(2,818)	(1,777)

Recoveries of loans previously charged-off:
Residential real estate one-to-four family	74	14
Residential real estate multi-family	14	1
Commercial, industrial and agricultural	28	11
Commercial real estate	—	1
Construction	106	—
Consumer	1	1
Home equity lines of credit	10	12

Total recoveries	233	40

Net loan charge-offs	(2,585)	(1,737)
Provision for loan losses	2,200	2,230

Balance of allowance for loan losses, end of period	$13,664	$15,283

Net charge-offs to average total loans (annualized)	1.09%	0.69%
Allowance for loan losses to total loans outstanding	1.45%	1.55%
Total loans outstanding at end of period (net of unearned income)	$943,869	$989,012
Average balance of total loans outstanding during the period	$948,244	$1,006,670

FDIC Indemnification Asset Related to Covered Loans and Foreclosed Assets

        The receivable arising from the loss sharing agreements (referred to as the "FDIC indemnification asset" on our statements of financial condition) is measured separately from the covered loans and loan pools because the agreements are not contractually part of the covered loans and are not transferable should VIST Bank choose to dispose of the covered loans. As of the acquisition date of the FDIC-assisted transaction, we recorded an aggregate FDIC indemnification asset of $7.0 million, consisting of the present value of the expected future cash flows VIST Bank expected to receive from the FDIC under the loss sharing agreements. The FDIC indemnification asset is reduced as the loss sharing payments are received from the FDIC for losses realized on covered loans and other real estate owned acquired in the FDIC-assisted transactions. Actual or expected losses in excess of the acquisition date estimates and accretion of the acquisition date present value discount will result in an increase in the FDIC indemnification asset and the immediate recognition of non-interest income in our financial statements.

        A decrease in expected losses would generally result in a corresponding decline in the FDIC indemnification asset and the non-accretable difference. Reductions in the FDIC indemnification asset due to actual or expected losses that are less than the acquisition date estimates are recognized prospectively over the shorter of (i) the estimated life of the applicable pools of covered loans or (ii) the term of the loss sharing agreements with the FDIC.

        The following table presents changes in the FDIC indemnification asset for the three months ended March 31, 2012:

Three Months Ended March 31, 2012
(in thousands)
Balance, beginning of the period	$6,381
Discount accretion of the present value at the acquisition dates	17
Prospective adjustment for additional cash flows	(197)
Increase due to impairment on covered loans	—
Reimbursements from the FDIC	—

Balance, end of period	$6,201

Deposits

        The components of VIST's deposits at March 31, 2012 as compared to December 31, 2011 were as follows:

	March 31, 2012	December 31, 2011
	(in thousands)
Demand, non-interest bearing	$124,381	$129,394
Demand, interest bearing	474,378	469,578
Savings	172,799	168,530
Time, $100,000 and over	221,731	238,749
Time, other	171,707	181,198

Total deposits	$1,164,996	$1,187,449

        Non-interest bearing deposits decreased to $124.4 million at March 31, 2012, from $129.4 million at December 31, 2011, a decrease of $5.0 million or 3.9%. Despite the decrease in non-interest bearing demand accounts, management continues its efforts to promote growth in these types of deposits, such as offering a free checking product, as a strategy to help reduce VIST's overall cost of funds. Interest bearing deposits decreased $17.4 million, or 1.6% during the first three months of 2012. Management continues to promote these types of deposits through a disciplined pricing strategy as a means of managing VIST's overall cost of funds, as well as management's continuing emphasis on increasing market share through commercial and retail marketing programs and customer service.

Borrowings

        Borrowed funds from various sources are generally used to supplement deposit growth. There were no Federal funds purchased at either March 31, 2012 or December 31, 2011. Federal funds purchased typically mature in one day. A decrease in commercial lending levels has reduced the need for VIST to borrow overnight funds. Short-term securities sold under agreements to repurchase were $3.1 million and $3.4 million at March 31, 2012 and December 31, 2011, respectively. Long-term securities sold under agreements to repurchase were at $100.0 million at both March 31, 2012 and December 31, 2011.

 Shareholders' Equity

        Shareholders' equity decreased slightly by $155,000 to $115.5 million at March 31, 2012, as compared to $115.7 million at December 31, 2011. The decrease in shareholders' equity was attributable to a change in unrealized gains on available-for-sale securities (for additional information related to the changes in shareholder's equity, refer to the Consolidated Statement of Changes in Shareholder's Equity in VIST's Consolidated Financial Statements).

Regulatory Capital

        Federal bank regulatory agencies have established certain capital-related criteria that must be met by banks and bank holding companies. The measurements which incorporate the varying degrees of risk contained within the balance sheet and exposure to off-balance sheet commitments were established to provide a framework for comparing different institutions.

        Other than Tier 1 capital restrictions on VIST's junior subordinated debt discussed later, VIST is not aware of any pending recommendations by regulatory authorities that would have a material impact on VIST's capital, resources, or liquidity if they were implemented.

        The adequacy of VIST's regulatory capital is reviewed on an ongoing basis with regard to size, composition and quality of VIST's resources. An adequate capital base is important for continued growth and expansion in addition to providing an added protection against unexpected losses.

        An important indicator in the banking industry is the leverage ratio, defined as the ratio of common shareholders' equity less intangible assets, to average quarterly assets less intangible assets. The leverage ratio was 8.09% and 7.68% at March 31, 2012 and December 31, 2011, respectively.

        As required by the federal banking regulatory authorities, guidelines have been adopted to measure capital adequacy. Under the guidelines, certain minimum ratios are required for core capital and total capital as a percentage of risk-weighted assets and other off-balance sheet instruments. For VIST, Tier 1 risk-based capital generally consists of common shareholders' equity less intangible assets plus the junior subordinated debt, and Tier 2 risk-based capital includes the allowable portion of the allowance for loan losses, currently limited to 1.25% of risk-weighted assets. Any portion of the allowance for loan losses that exceeds the 1.25% limit of risk-weighted assets is disallowed for Tier 2 risk-based capital but is used to adjust the overall risk weighted asset calculation. At March 31, 2012, $1.8 million of the allowance for loan losses was disallowed for Tier 2 risk-based capital, but was used to adjust the overall risk weighted assets used in the regulatory ratio calculations. At December 31, 2011, $2.1 million of the allowance for loan losses was disallowed for Tier 2 risk-based capital, but was used to adjust the overall risk weighted assets used in the regulatory ratio calculations. Under Tier 1 risk-based capital guidelines, any amount of net deferred tax assets that exceeds either forecasted net income for the period or 10% of Tier 1 risk-based capital is disallowed. At March 31, 2012, VIST had no net deferred tax assets disallowed in the Tier 1 risk-based capital calculation. At December 31, 2011, none of net deferred tax assets was disallowed in the Tier 1 risk-based capital calculation. By regulatory guidelines, the separate component of equity for unrealized appreciation or depreciation on available for sale securities is excluded from Tier 1 risk-based capital. In addition, federal banking regulatory authorities have issued a final rule restricting VIST's junior subordinated debt to 25% of Tier 1 risk-based capital. Amounts of junior subordinated debt in excess of the 25% limit generally may be included in Tier 2 risk-based capital. The final rule provided a five-year transition period, ending March 31, 2009. In 2009, the Federal Reserve extended this transition period to March 31, 2011. This will allow bank holding companies more flexibility in managing their compliance with these new limits in light of the current conditions of the capital markets. At March 31, 2012, the entire amount of these securities was allowable to be included as Tier 1 risk-based capital for VIST. At March 31, 2012 and December 31, 2011, VIST's regulatory capital ratios were above minimum regulatory guidelines.

        On December 19, 2008, VIST issued to the Treasury 25,000 shares of Series A Preferred Stock, with a par value of $0.01 per share and a liquidation preference of $1,000 per share, and a warrant to purchase 367,984 shares of VIST's common stock, par value $5.00 per share, for an aggregate purchase price of $25.0 million in cash.

        The Series A Preferred Stock qualifies as Tier 1 capital and will pay cumulative dividends at a rate of 5% per annum for the first five years, and 9% per annum thereafter. The Series A Preferred Stock generally may be redeemed at any time following consultation by VIST's primary bank regulator and Treasury. Participants in the Capital Purchase Program desiring to repay part of an investment by Treasury must repay a minimum of 25% of the issue price of the preferred stock.

        The following table sets forth VIST's capital ratios at March 31, 2012 and December 31, 2011:

	March 31, 2012	December 31, 2011
	(Dollar amounts in thousands)
Tier 1 Capital
Common shareholders' equity excluding unrealized gains (losses) on securities	$115,528	$115,683
Disallowed goodwill, intangible assets and deferred tax assets	(19,766)	(19,832)
Junior subordinated debt	18,281	18,384
Unrealized losses on available for sale debt securities	(1,397)	(1,809)

Total Tier 1 Capital	112,646	112,426

Tier 2 Capital
Allowable portion of allowance for loan losses	12,007	12,117

Total Tier 2 Capital	12,007	12,117

Total risk-based capital	$124,653	$124,543

Risk adjusted assets (including off-balance sheet exposures)	$958,745	$967,298

Leverage ratio	8.09%	7.68%
Tier I risk-based capital ratio	11.75%	11.62%
Total risk-based capital ratio	13.00%	12.88%

        Regulatory guidelines require VIST's Tier 1 capital ratio and the total risk-based capital ratio to be at least 4.0% and 8.0%, respectively.

        On August 5, 2011, Standard & Poor's rating agency lowered the long-term rating of the U.S. government and federal agencies from AAA to AA+. With regard to this action, the federal banking agencies, which include the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the National Credit Union Administration, and the Office of the Comptroller of the Currency, issued a press release which provided the following guidance to banks and bank holding companies:

        For risk-based capital purposes, the risk weights for Treasury securities and other securities issued or guaranteed by the U.S. government, government agencies, and government-sponsored entities will not change. The treatment of Treasury securities and other securities issued or guaranteed by the U.S. government, government agencies, and government-sponsored entities under other federal banking agency regulations, including, for example, the Federal Reserve Board's Regulation W, will also be unaffected.

FINANCIAL CONDITION AS OF DECEMBER 31, 2011 AND DECEMBER 31, 2010

        Total assets were $1.43 billion at both December 31, 2011 and 2010. Overall, assets increased slightly throughout 2011. VIST used the proceeds from $38.2 million of deposit growth and $63.3 million of total loan run-off to fund $95.5 million of additional investment securities.

Investment Securities Portfolio

        The securities portfolio increased to $377.2 million at December 31, 2011, from $281.8 million at December 31, 2010 primarily due to the purchase of available for sale investments in U.S. Government agency securities and agency mortgage-backed debt securities (for additional information, refer to Note 5—Securities Available for Sale and Securities Held to Maturity of the consolidated financial statements). Securities are used to supplement loan growth as necessary, to generate interest and dividend income, to manage interest rate risk, and to provide pledging and liquidity. To accomplish these ends, most of the purchases in the portfolio during 2011 and 2010 were residential agency mortgage-backed securities.

        The following table sets forth the amortized cost of the investment securities at its last three fiscal year ends:

	As of December 31,
	2011	2010	2009
	(Dollar amounts in thousands)
Securities Available For Sale
U.S. Government agency securities	$11,298	$11,648	$23,087
Agency residential mortgage-backed debt securities	318,620	216,956	183,104
Non-Agency collateralized mortgage obligations	8,166	13,663	22,970
Obligations of states and political subdivisions	24,647	33,141	33,436
Trust preferred securities—single issuer	500	500	500
Trust preferred securities—pooled	4,564	5,396	5,957
Corporate and other debt securities	2,570	1,117	2,444
Equity securities	3,224	3,345	3,368

Total	$373,589	$285,766	$274,866

	As of December 31,
	2011	2010	2009
	(Dollar amounts in thousands)
Securities Held to Maturity
Trust preferred securities—single issuer	$978	$2,007	$2,012
Trust preferred securities—pooled	617	650	1,023

Total	$1,595	$2,657	$3,035

        For financial reporting purposes, available for sale securities are carried at fair value.

 Investment Securities Portfolio Maturities and Yields

        The following table sets forth information about the maturities and weighted average yield on VIST's securities portfolio. Floating rate securities are included in the "Due in 1 Year or Less" bucket. Yields are not reported on a tax equivalent basis.

	Amortized Cost at December 31, 2011
	Due in 1 Year or Less	After 1 Year to 5 Years	After 5 Years to 10 Years	After 10 Years	No Stated Maturity	Total	Fair Value
	(Dollars in thousands except percentage data)
Securities Available For Sale
U.S. Government agency securities	$—	$20	$7,366	$3,912	$—	$11,298	$12,087
	—%	7.08%	4.15%	6.24%	—%	4.88%
Obligations of states and political subdivisions	$—	$—	$—	$24,647	$—	$24,647	$25,437
	—%	—%	—%	4.51%	—%	4.51%
Trust preferred securities—single issuer	$—	$—	$—	$500	$—	$500	$125
Trust preferred securities—pooled	—	—	—	4,564	—	4,564	1,828
Corporate and other debt securities	—	—	1,570	1,000	—	2,570	2,455
Equity securities	—	—	—	225	2,999	3,224	2,545

Total	$—	$—	$1,570	$6,289	$2,999	$10,858	$6,953

	—%	—%	5.01%	4.25%	2.30%	3.82%
Agency residential mortgage-backed debt securities	$—	$—	$—	$318,620	—	$318,620	324,971
Non-Agency collateralized mortgage obligations	—	—	—	8,166	—	8,166	6,243

Total	$—	$—	$—	$326,786	$—	$326,786	$331,214

	—%	—%	—%	4.57%	—%	4.57%

	Amortized Cost at December 31, 2011
	Due in 1 Year or Less	After 1 Year to 5 Years	After 5 Years to 10 Years	After 10 Years	No Stated Maturity	Total	Fair Value
	(Dollars in thousands except percentage data)
Securities Held to Maturity
Trust preferred securities—single issuer	$—	$—	$—	$978	$—	$978	$1,036
Trust preferred securities—pooled	—	—	—	617		617	577

Total	$—	$—	$—	$1,595	$—	$1,595	$1,613

	—%	—%	—%	6.16%	—%	6.16%

        The securities portfolio included a net unrealized gain on available for sale securities of $2.1 million and a net unrealized loss on available for sale securities of $6.0 million at December 31, 2011 and 2010, respectively. In addition, net unrealized gains of $18,000 and net unrealized losses of $769,000 were present in the held to maturity securities at December 31, 2011 and 2010, respectively. Changes in longer-term treasury interest rates, government monetary policy, the easing of underlying collateral and credit concerns, and dislocation in the current market were primarily responsible for the change in the fair market value of the securities.

        Debt securities that management has the positive ability and intent to hold to maturity are classified as held-to-maturity and recorded at amortized cost. Securities classified as available for sale are those securities that VIST intends to hold for an indefinite period of time but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movement in interest rates, changes in maturity mix of VIST's assets and liabilities, liquidity needs, regulatory capital considerations and other similar factors. Securities available for sale are carried at fair value. Unrealized gains and losses are reported in other comprehensive income or loss, net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of the specific securities sold, are included in earnings. Purchased premiums and discounts are recognized in interest income using a method which approximates the interest method over the terms of the securities. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses.

        Management evaluates investment securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Factors that may be indicative of impairment include, but are not limited to, the following:

  •
  Fair value below cost and the length of time

  •
  Adverse condition specific to a particular investment

  •
  Rating agency activities (e.g., downgrade)

  •
  Financial condition of an issuer

  •
  Dividend activities

  •
  Suspension of trading

  •
  Management intent

  •
  Changes in tax laws or other policies

  •
  Subsequent market value changes

  •
  Economic or industry forecasts

        Other-than-temporary impairment means management believes the security's impairment is due to factors that could include the issuer's inability to pay interest or dividends, the issuer's potential for default, and/or other factors. When a held to maturity or available for sale debt security is assessed for other-than-temporary impairment, management has to first consider (a) whether VIST intends to sell the security, and (b) whether it is more likely than not that VIST will be required to sell the security prior to recovery of its amortized cost basis. If one of these circumstances applies to a security, an other-than-temporary impairment loss is recognized in the statement of operations equal to the full amount of the decline in fair value below amortized cost. If neither of these circumstances applies to a security, but VIST does not expect to recover the entire amortized cost basis, an other-than-temporary impairment loss has occurred that must be separated into two categories: (a) the amount related to credit loss, and (b) the amount related to other factors. In assessing the level of other-than-temporary impairment attributable to credit loss, management compares the present value of cash flows expected to be collected with the amortized cost basis of the security. The portion of the total other-than-temporary impairment related to credit loss is recognized in earnings (as the difference between the fair value and the present value of the estimated cash flows), while the amount related to other factors is recognized in other comprehensive income. The total other-than-temporary impairment loss is presented in the statement of operations, less the portion recognized in other comprehensive income. When a debt security becomes other-than-temporarily impaired, its amortized cost basis is reduced to reflect the portion of the total impairment related to credit loss.

 Federal Home Loan Bank Stock

        VIST had $5.8 million and $7.1 million of FHLB stock at December 31, 2011 and 2010, respectively. The decrease in FHLB stock was the result of stock repurchases by the FHLB throughout 2011, totaling $1.3 million. As a result of improved core earnings and a decrease in other-than-temporary impairment charges on non-agency investment securities, the FHLB repurchased stock from VIST Bank. VIST Bank is a voluntary member of the FHLB, which is one of 12 regional Federal Home Loan Banks. Each Federal Home Loan Bank serves as a reserve or central bank for its members within its assigned region. It is funded primarily from funds deposited by member institutions and proceeds from the sale of consolidated obligations of the Federal Home Loan Bank System. It makes loans to members (i.e., advances) in accordance with policies and procedures established by the board of directors of the FHLB. Investment in FHLB Stock is "restricted" as it is required to participate in FHLB programs.

Loans, Credit Quality and Credit Risk

        Gross loans decreased by $63.3 million to $957.9 million at December 31, 2011 from $1.0 billion at December 31, 2010. The overall decrease in loans was mainly due to decreases in the one-to-four family portion of our residential real estate loan portfolio, our construction portfolio and our commercial real estate portfolio, partially offset by an increase in our commercial, industrial and agricultural portfolio.

The various components of loans at December 31 were as follows:

	December 31,
	2011	2010	2009	2008	2007
	(Dollar amounts in thousands)
Residential real estate—one to four family	$129,335	$153,499	$168,862	$185,201	$197,540
Residential real estate—multi family	57,776	53,497	38,994	34,869	33,457
Commercial, industrial and agricultural	158,018	150,097	153,404	177,266	167,370
Commercial real estate	418,589	427,546	358,834	322,581	282,983
Construction	56,824	78,202	100,713	89,556	79,414
Consumer	2,148	2,713	3,241	4,196	5,902
Home equity lines of credit	84,487	88,809	86,916	72,137	53,405

Gross loans, excluding covered loans	907,177	954,363	910,964	885,806	820,071
Covered loans	50,706	66,770	—	—	—

Total loans	957,883	1,021,133	910,964	885,806	820,071
Allowance for loan losses	(14,049)	(14,790)	(11,449)	(8,124)	(7,264)

Loans, net of allowance for loan losses	$943,834	$1,006,343	$899,515	$877,682	$812,807

        The table below presents maturities the various components of loans, outstanding at December 31, 2011:

	Maturities of Outstanding Loans
	Within One Year	After One But Within Five Years	After Five Years	Total
	(Dollar amounts in thousands)
Residential real estate—one to four family	$22,375	$37,244	$69,716	$129,335
Residential real estate—multi family	3,760	40,573	13,443	57,776
Commercial, industrial and agricultural	72,837	45,504	39,677	158,018
Commercial real estate	47,102	232,003	139,484	418,589
Construction	37,113	14,041	5,670	56,824
Consumer	1,110	544	494	2,148
Home equity lines of credit	56,810	2,065	25,612	84,487

Gross loans, excluding covered loans	241,107	371,974	294,096	907,177
Covered loans	14,936	21,656	14,114	50,706

Total loans	$256,043	$393,630	$308,210	$957,883

        At December 31, 2011 and 2010, VIST Bank had $530.7 million and $537.2 million in variable rate loans, respectively.

        VIST Bank is required to pledge residential and commercial real estate secured loans to collateralize its potential borrowing capacity with the FHLB. At December 31, 2011, VIST Bank had pledged approximately $503.9 million in loans to the FHLB to secure its maximum borrowing capacity, as compared to $713.5 million at December 31, 2010.

        VIST Bank occasionally buys or sells portions of commercial loans through participations with other financial institutions. During 2011, VIST Bank participated in a shared national credit with VIST Bank taking $15.0 million of the overall loan request. VIST Bank was comfortable in this request based upon the high credit quality of the borrowing entity, the fact that the business was within our lending area, and VIST Bank's commercial loan officer has had a long standing lending relationship with the client for a number of years. VIST Bank transacts sales of residential mortgages on a regular basis through VIST Mortgage. During 2011, VIST Bank sold $35.0 million of residential mortgage loans generating $702,000 of gains recognized on the sale, which were recorded as non-interest income. During 2010, VIST Bank sold $43.5 million of residential mortgage loans generating $963,000 of gains recognized on the sale.

        Loan Policy and Procedure.    VIST Bank's loan policies and procedures have been approved by the Board of Directors, based on the recommendation of VIST Bank's President, Chief Lending Officer, Chief Credit Officer, and the Risk Management Officer, who collectively establish and monitor credit policy issues. Application of the loan policy is the direct responsibility of those who participate either directly or administratively in the lending function.

        VIST Bank's Relationship Managers originate loan requests through a variety of sources which include VIST Bank's existing customer base, referrals from directors and various networking sources (accountants, attorneys, and realtors), and market presence. Over the past several years, the effectiveness of VIST Bank's Relationship Managers have been significantly increased through (1) the hiring of experienced commercial lenders in VIST Bank's geographic markets, (2) VIST Bank's continued participation in community and civic events, (3) strong networking efforts, (4) local decision making, and (5) consolidation and other changes which are occurring with respect to other local financial institutions.

        A credit loan committee comprised of senior management approves commercial and consumer loans with total loan exposures in excess of $2.0 million. The executive loan committee comprised of senior management and 5 independent members from the Board of Directors approves commercial and consumer loans with total exposures in excess of $4.5 million up to VIST Bank's legal lending limit. One of the affirmative votes on both the credit and/or executive loan committee must be either the Chief Credit Officer or the Chief Lending Officer in order to ensure that proper standards are maintained.

        Lending authorities are granted to individuals based on position and experience. All commercial loan approvals require dual signatures. Loans over $1,000,000 and up to $2,000,000 require the additional approval of the Chief Lending Officer, Chief Credit Officer, Senior Credit Officer and/or VIST Bank's Chief Executive Officer . Loans in excess of $2,000,000 are presented to VIST Bank's Credit Committee, comprised of the Chief Lending Officer, Chief Credit Officer, Senior Credit Officer, Chief Risk Officer (non-voting), and selected market Executives. The Credit Committee can approve loans up to $4,500,000 and recommend loans to the Executive Loan Committee for approval up to VIST Bank's legal lending limit of approximately $18.1 million at December 31, 2011. The Executive Loan Committee is comprised of VIST Bank CEO, the Chief Lending Officer, the Chief Credit Officer, the Chief Financial Officer, Senior Credit Officer, the Chief Risk Officer (non-voting member) and selected Board members. At least one affirmative vote in both the Credit Committee and the Executive Loan Committee must come from the CCO or the CLO. Individual joint lending authority is granted based on the level of experience of the individual for commercial loan exposures under $2 million. Higher risk credits (as determined by internal loan ratings) and unsecured facilities (in excess of $100,000) require the signature of an officer with more credit experience.

        VIST Bank has established an "in-house" lending limit of 80% of its legal lending limit and, at December 31, 2011, VIST Bank had no loan relationships in excess of its in-house limit. Although Bank policy does not prohibit going over the 80% limit, these credits need to be generally considered of "high quality".

        VIST Bank does occasionally purchase or sell portions of large dollar amount commercial loans through participations with other financial institutions. VIST Bank also transacts loans sales of retail mortgage loans on a regular basis. Typically, VIST Bank does not buy or sell any retail consumer loans.

        Through the Chief Credit Officer and the Credit Committee, VIST Bank has successfully implemented individual, joint, and committee level approval procedures which have monitored and solidified credit quality as well as provided lenders with a process that is responsive to customer needs.

        VIST Bank manages credit risk in the loan portfolio through adherence to consistent standards, guidelines, and limitations established by the credit policy. VIST Bank's credit department, along with the Relationship Managers, analyzes the financial statements of the borrower, collateral values, loan structure, and economic conditions, to then make a recommendation to the appropriate approval authority. Commercial loans generally consist of real estate secured loans, lines of credit, term, and equipment loans. VIST Bank's underwriting policies impose strict collateral requirements and normally will require the guaranty of the principals. For requests that qualify, VIST Bank will use Small Business Administration guarantees to improve the credit quality and support local small business.

        VIST Bank's written loan policies are continually evaluated and updated as necessary to reflect changes in the marketplace. Annually, credit loan policies are approved by VIST Bank's Board of Directors thus providing Board oversight. These policies require specified underwriting, loan documentation and credit analysis standards to be met prior to funding.

        One of the key components of VIST Bank's commercial loan policy is loan to value. The following guidelines serve as the maximum loan to value ratios which VIST Bank would normally consider for new loan requests. Generally, VIST Bank will use the lower of cost or market when determining a loan to value ratio (except for investment securities). The values are not appropriate in all cases, and Bank lending personnel, pursuant to their responsibility to protect VIST Bank's interest, seek as much collateral as practical.

Commercial Real Estate
a)	Unapproved land (raw land)	50%
b)	Approved but Unimproved land	65%
c)	Approved and Improved land	75%
d)	Improved Real Estate	80%
Investments
a)	Stocks listed on a nationally recognized exchange Stock value should be greater than $10	75%
b)	Bonds, Bills, Notes
c)	US Gov't obligations (fully guaranteed)	95%
d)	State, county, & municipal general obligations rated BBB or higher	varies: 65 - 80%
	Corporate obligations rated BBB or higher	varies: 65 - 80%
Other Assets
a)	Accounts Receivable (eligible)	80%
b)	Inventory (raw material and finished goods)	50%
c)	Equipment (new)	80%
d)	Equipment (purchase money used)	70%
e)	Cash or cash equivalents	100%

        Exception reporting is presented to the audit committee on a quarterly basis to ensure that VIST Bank remains in compliance with the FDIC limits on exceeding supervisory loan of VIST Bank's board of directors to value guidelines established for real estate secured transactions.

        Generally, when evaluating a commercial loan request, VIST Bank will require 3 years of financial information on the borrower and any guarantor. VIST Bank has established underwriting standards that are expected to be maintained by all lending personnel. These requirements include loans being evaluated and underwritten at fully indexed rates. Larger loan exposures are typically analyzed by credit personnel that are independent from the sales personnel.

        VIST Bank has not underwritten any hybrid loans or sub-prime loans. Loans that are generally considered to be sub-prime are loans where the borrower has a FICO score below 640 and shows data on their credit reports associated with higher default rates, limited debt experience, excessive debt, a history of missed payments, failures to pay debts, and recorded bankruptcies.

        All loan closings, loan funding and appraisal ordering and review involve personnel that are independent from the sales function to ensure that bank standards and requirements are met prior to disbursement.

        Impaired Loans.    VIST generally values impaired loans that are accounted for under FASB ASC 310, Accounting by Creditors for Impairment of a Loan, based on the fair value of a loan's collateral. Loans are determined to be impaired when management has utilized current information and economic events and judged that it is probable that not all of the principal and interest due under the contractual terms of the loan agreement will be collected. Other than as described herein, management does not believe there are any significant trends, events or uncertainties that are reasonably expected to have a material impact on the loan portfolio to affect future results of operations, liquidity or capital resources. However, based on known information, management believes that the effects of current and past economic conditions and other unfavorable business conditions may impact certain borrowers' abilities to comply with their repayment terms and therefore may have an adverse effect on future results of operations, liquidity, or capital resources. Management closely monitors economic and business conditions and their impact on borrowers' financial strength. At December 31, 2011, the recorded investment in loans that were considered to be impaired under U.S. GAAP totaled $74.9 million, compared to $49.1 million at December 31, 2010. Management continues to diligently monitor and evaluate the existing portfolio, and identify credit concerns and risks, including those resulting from the current economy.

        For the twelve months ended December 31, 2011, the average recorded investment in impaired loans was $75.8 million and interest income recognized on impaired loans was $5.3 million for the twelve months ended December 31, 2011.

        Impaired Loans With a Related Allowance.    At December 31, 2011, VIST had a recorded investment of $45.8 million in impaired loans with a related allowance, as compared to $40.7 million at December 31, 2010. This group of impaired loans and leases has a related allowance due to the probability that the borrower is not able to continue to make principal and interest payments due under the contractual terms of the loan or lease. Additionally, these loans appear to have insufficient collateral and VIST's principal may be at risk; as a result, a related allowance is established to estimate future potential principal losses.

        Impaired Loans Without a Related Allowance.    At December 31, 2011, VIST had a recorded investment of $29.1 million in impaired loans without a related allowance, as compared to $8.4 million at December 31, 2010. This group of impaired loans is considered impaired due to the likelihood of the borrower not being able to continue to make principal and interest payments due under the contractual terms of the loan. However, these loans appear to have sufficient collateral and VIST's principal does not appear to be at risk of probable principal losses; as a result, management believes a related allowance is not necessary.

        Non-Performing Assets.    Nonperforming assets consist of nonperforming loans and OREO. Nonperforming loans consist of loans where the accrual of interest has been discontinued (i.e. non-accrual loans), and those loans that are 90 days or more past due and still accruing interest. Nonaccruing loans are no longer accruing interest income because of apparent financial difficulties of the borrower. Interest received on nonaccruing loans is recorded as income only after the past due principal is brought current and deemed collectible in full. Non-accrual loans that maintained a current payment status for six consecutive months are placed back on accrual status under VIST Bank's loan policy. Loans (excluding covered loans) on which the accrual of interest has been discontinued amounted to $36.3 million and $26.5 million at December 31, 2011 and December 31, 2010, respectively. A total of $19.5 million (represented by 82 loans) was added to non-accrual during 2011, and a total of $7.5 million (represented by 59 loans) was removed from non-accrual. For the twelve months ended December 31, 2011, there was also $2.2 million of principal pay-downs on non-accrual loans. Of the $19.5 million increase in non-accruals during 2011, $7.9 million or 40% of the increase was related to four loans.

        OREO includes assets acquired through foreclosure, deed in-lieu of foreclosure, and loans identified as in-substance foreclosures. A loan is classified as an in-substance foreclosure when effective control of the collateral has been taken prior to completion of formal foreclosure proceedings. OREO is held for sale and is recorded at fair value less estimated costs to sell. Costs to maintain OREO and subsequent gains and losses attributable to OREO liquidation are included in the Consolidated Statements of Operations in other income and other expense as realized. No depreciation or amortization expense is recognized. OREO was $3.7 million and $5.3 million at December 31, 2011 and 2010, respectively. The decrease in OREO during 2011 was mostly attributable to the sale of one commercial property. VIST decided to sell this property and incur a significant loss because management did not anticipate market conditions for the property to improve significantly over the next 18 to 24 months. Management estimated that selling the property at a significant loss would be preferable to incurring the significant expenses to maintain the property during the time it would likely take to sell. At December 31, 2011, three OREO properties amounted to $2.7 million or 72% of VIST's total OREO. At December 31, 2011, VIST had thirteen OREO properties, as compared to twenty-three at December 31, 2010.

        The table below presents the various components of VIST's non-performing assets (excluding covered loans) at December 31, 2011 as compared to December 31, 2010:

 Non-performing Loans

	As of December 31,
	2011	2010	2009	2008	2007
	(in thousands)
Non-accrual loans:
Real estate	$34,028	$24,482	$24,420	$2,947	$1,160
Consumer	2	15	4	459	259
Commercial	2,314	2,016	716	7,298	2,133

Total	36,344	26,513	25,140	10,704	3,552
Loans past due 90 days or more and still accruing interest:
Real estate	239	594	1,664	28	331
Consumer	—	—	—	—	408
Commercial	—	—	147	112	2,266

Total loans past due 90 days or more	239	594	1,811	140	3,005
Troubled debt restructurings:
Real estate	3,279	10,403	5,938	—	—
Consumer	—	—	—	—	—
Commercial	126	369	307	285	267

Total troubled debt restructurings	3,405	10,772	6,245	285	267

Total non-performing loans	$39,988	$37,879	$33,196	$11,129	$6,824

        Troubled Debt Restructurings—As a result of adopting the amendments in ASU No. 2011-02 in the third quarter of 2011, VIST reassessed all restructurings that occurred on or after January 1, 2011, for which the borrower was determined to be troubled, for identification as TDRs. Upon identifying those receivables as TDRs, VIST identified them as impaired under the guidance in Section 310-10-35 of the Accounting Standards Codification. The amendments in ASU No. 2011-02 require prospective application of the impairment measurement guidance in Section 450-20 for those receivables newly identified as impaired.

        TDRs may be modified by means of extended maturity at below market adjusted interest rates, a combination of rate and maturity, or by other means including covenant modifications, forbearance and other concessions. However, VIST generally only restructures loans by modifying the payment structure to interest only or by reducing the actual interest rate. Once a loan becomes a TDR, it will continue to be reported as a TDR until it is ultimately repaid in full, reclassified to loans held for sale, or foreclosed and sold.

        The recorded investment in TDRs was $3.4 million and $10.8 million at December 31, 2011 and 2010, respectively. At December 31, 2011 and 2010, VIST had $2.7 million and $9.9 million, respectively, of accruing TDRs while TDRs on nonaccrual status totaled $655,000 and $849,000 at

December 31, 2011 and December 31, 2010, respectively. Some loan modifications classified as TDRs may not ultimately result in the full collection of principal and interest, as modified, and result in potential incremental losses. These potential incremental losses have been factored into our overall estimate of the allowance for loan losses. The level of any re-defaults will likely be affected by future economic conditions. At December 31, 2011 and 2010, related to TDRs, the allowance for loan losses included specific reserves of $245,000 and $423,000, respectively.

        The following table presents information on the troubled and restructured debt by loan portfolio (excluding covered loans) for the year-ended December 31, 2011:

	Twelve Months Ended December 31, 2011
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
	(Dollars in thousands)
Troubled Debt Restructurings:
Residential real estate one to four family	3	$156	$156
Commercial real estate	3	909	909
Home equity lines of credit	1	210	210

Total Troubled Debt Restructurings	7	$1,275	$1,275

        For the twelve months ended December 31, 2011, VIST added an additional $1.3 million in TDRS respectively. VIST had reserves allocated for loan loss of $32,000 for the additions in troubled debt restructurings made during the twelve months ending December 31, 2011. A default on a troubled debt restructured loan for purposes of this disclosure occurs when the borrower is 90 days past due or a foreclosure or repossession of the applicable collateral has occurred. As of December 31, 2011, no defaults occurred on loans modified as a TDR within the previous 12 months.

        Allowance for Loan Losses.    Including covered loans, the allowance for loan losses at December 31, 2011 was $14.0 million, or 1.47% of outstanding loans, as compared to $14.8 million or 1.45% at December 31, 2010. In accordance with U.S. GAAP, the allowance for loan losses represents management's estimate of losses inherent in the loan and lease portfolio as of the balance sheet date and is recorded as a reduction to loans and leases. The allowance for loan losses is increased by the provision for loan losses, and decreased by charge-offs, net of recoveries. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance. All, or part, of the principal balance of loans receivable are charged off to the allowance as soon as it is determined that the repayment of all, or part, of the principal balance is highly unlikely. Non-residential consumer loans are generally charged off no later than 90 days past due on a contractual basis, earlier in the event of bankruptcy, or if there is an amount deemed uncollectible. Because all identified losses are immediately charged off, no portion of the allowance for loan losses is restricted to any individual loan or groups of loans, and the entire allowance is available to absorb any and all loan losses.

        The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management performs a quarterly evaluation of the adequacy of the allowance, which is based on VIST's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, composition of the loan and lease portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant revision as more information becomes available.

        The allowance consists of specific, general and unallocated components. The specific component relates to loans and leases that are classified as impaired. For such loans and leases, an allowance is established when the (i) discounted cash flows, or (ii) collateral value, or (iii) observable market price of the impaired loan is lower than the carrying value of that loan. The general component covers pools of loans by loan class including commercial loans not considered impaired, as well as smaller balance homogeneous loans, such as residential real estate, home equity loans, home equity lines of credit and other consumer loans. These pools of loans are evaluated for loss exposure based upon historical loss rates for each of these categories of loans, adjusted for relevant qualitative factors. Separate qualitative adjustments are made for higher-risk criticized loans that are not impaired. These qualitative risk factors include:

  1.
  Lending policies and procedures, including underwriting standards and historical-based loss/collection, charge off, and recovery practices.

  2.
  National, regional, and local economic and business conditions as well as the condition of various market segments, including the value of underlying collateral for collateral dependent loans.

  3.
  Nature and volume of the portfolio and terms of loans.

  4.
  Experience, ability, and depth of lending management and staff.

  5.
  Volume and severity of past due, classified and nonaccrual loans as well as trends and other loan modifications.

  6.
  Quality of VIST's loan review system, and the degree of oversight by VIST's Board of Directors.

  7.
  Existence and effect of any concentrations of credit and changes in the level of such concentrations.

  8.
  Effect of external factors, such as competition and legal and regulatory requirements.

        Each factor is assigned a value to reflect improving, stable or declining conditions based on management's best judgment using relevant information available at the time of the evaluation.

        An unallocated component is maintained to cover uncertainties that could affect management's estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

        A loan is considered impaired when, based on current information and events, it is probable that VIST will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for all criticized and classified loans by either the present value of expected future cash flows discounted at the loan's effective interest rate or the fair value of the collateral if the loan is collateral dependent.

        An allowance for loan losses is established for an impaired loan if its carrying value exceeds its estimated fair value. The estimated fair values of substantially all of VIST's impaired loans are measured based on the estimated fair value of the loan's collateral.

        For commercial loans secured by real estate, estimated fair values are determined primarily through third-party appraisals or evaluations. When a real estate secured loan becomes impaired, a decision is made regarding whether an updated certified appraisal of the real estate is necessary. This decision is based on various considerations, including the age of the most recent appraisal, the loan-to-value ratio based on the original appraisal and the condition of the property. Appraised values are discounted to arrive at the estimated selling price of the collateral, which is considered to be the estimated fair value. The discounts also include estimated costs to sell the property.

        For commercial and industrial loans secured by non-real estate collateral, such as accounts receivable, inventory and equipment, estimated fair values are determined based on the borrower's financial statements, inventory reports, accounts receivable agings or equipment appraisals or invoices. Indications of value from these sources are generally discounted based on the age of the financial information or the quality of the assets.

        For loans that are not rated as criticized or classified, VIST collectively evaluates the loans for impairment based upon homogeneous loan groups.

        Loans whose terms are modified are classified as troubled debt restructurings if VIST grants such borrowers concessions and it is deemed that those borrowers are experiencing financial difficulty. Concessions granted under a troubled debt restructuring generally involve a temporary reduction in interest rate, an extension of a loan's stated maturity date or a change in the loan payment to interest-only. For troubled debt restructurings on loans that are accruing interest, VIST will continue to accrue interest based upon the modified terms. Troubled debt restructurings on loans not accruing interest are restored to accrual status if principal and interest payments, under the modified terms, are current for six consecutive months after modification. Loans classified as troubled debt restructurings are tested for impairment.

        The allowance calculation methodology includes further segregation of loan classes into risk rating categories. The borrower's overall financial condition, repayment sources, guarantors and value of collateral, if appropriate, are evaluated annually for commercial loans or when credit deficiencies arise, such as delinquent loan payments, for commercial and consumer loans. Credit quality risk ratings include regulatory classifications of special mention, substandard, doubtful and loss. Loans criticized as special mention have potential weaknesses that deserve management's close attention. If uncorrected, the potential weaknesses may result in deterioration of the repayment prospects. Loans classified substandard have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They include loans that are inadequately protected by the current sound net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans classified doubtful have all the weaknesses inherent in loans classified substandard with the added characteristic that collection or liquidation in full, on the basis of current conditions and facts, is highly improbable. Loans classified as a loss are considered uncollectible and are charged to the allowance for loan losses. Loans not classified are rated pass.

        In addition, Federal regulatory agencies, as an integral part of their examination process, periodically review VIST's allowance for loan losses and may require VIST to recognize additions to the allowance based on their judgments about information available to them at the time of their examination, which may not be currently available to management. Based on management's comprehensive analysis of the loan portfolio, management believes the current level of the allowance for loan losses is adequate.

        Amounts were allocated to specific loan categories based upon management's classification of loans under VIST's internal loan grading system and assessment of near-term charge-offs and losses existing in specific larger balance loans that are reviewed in detail by VIST's internal loan review department and pools of other loans that are not individually analyzed. The allocation is made for analytical purposes and is not necessarily indicative of the categories in which future credit losses may occur.

        The following table presents a comparative allocation of the allowance for loan losses for each of the past five year-ends.

 Allocation of Allowance for Loan Losses

	As of December 31,
	2011		2010		2009		2008		2007
	Amount	% of Total Loans	Amount	% of Total Loans	Amount	% of Total Loans	Amount	% of Total Loans	Amount	% of Total Loans
	(Dollar amounts in thousands, except percentage data)
Commercial	$8,515	60.6%	$8,960	61.2%	$4,745	56.2%	$6,851	56.4%	$6,125	54.9%
Residential Real Estate	5,418	38.6	5,366	36.7	6,170	43.4	263	43.1	233	44.4
Consumer	116	0.8	310	2.1	527	0.4	738	0.5	622	0.7

Total Allocated	14,049	100.0	14,636	100.0	11,442	100.0	7,852	100.0	6,980	100.0
Unallocated	—	—	154	—	7	—	272	—	284	—

Total	$14,049	100.0%	$14,790	100.0%	$11,449	100.0%	$8,124	100.0%	$7,264	100.0%

        The following table presents the activity related to VIST's allowance for loan losses for the years ended December 31, 2011, 2010, 2009, 2008 and 2007:

 Analysis of the Allowance for Loan Losses

	Year Ended December 31,
	2011	2010	2009	2008	2007
	(Dollars in thousands)
Balance, beginning of year	$14,790	$11,449	$8,124	$7,264	$7,611
Charge-offs:
Commercial	1,375	500	1,226	3,613	1,087
Real estate	8,212	6,838	4,078	30	56
Consumer	352	45	173	430	405

Total	9,939	7,383	5,477	4,073	1,548
Recoveries:
Commercial	59	150	148	79	112
Real estate	99	347	52	—	53
Consumer	4	17	30	19	38

Total	162	514	230	98	203

Net charge-offs	9,777	6,869	5,247	3,975	1,345

Provision	9,036	10,210	8,572	4,835	998

Balance, end of Year	$14,049	$14,790	$11,449	$8,124	$7,264

Average loans(1)	$930,467	$915,009	$895,598	$857,835	$791,440
Ratio of net charge-offs to average loans	1.04%	0.74%	0.58%	0.46%	0.17%
Ratio of allowance for loan losses to total loans	1.47%	1.45%	1.26%	0.92%	0.88%

(1)
Excludes covered loans and mortgage loans held for sale

Covered Loans

        Loans for which VIST Bank will share losses with the FDIC are referred to as "covered loans", and consist of loans acquired from Allegiance Bank as part of an FDIC-assisted transaction during the fourth quarter of 2010. Our covered loans totaled $50.7 million at December 31, 2011 as compared to $66.8 million at December 31, 2010. Under ASC Subtopic 310-30, loans may be aggregated and accounted for as pools of loans if the loans being aggregated have common risk characteristics. Of the loans acquired with evidence of credit deterioration, some of the loans were aggregated into ten pools of loans based on common risk characteristics such as credit risk and loan type. A pool is accounted for as one asset with a single composite interest rate, an aggregate fair value and expected cash flows. The carrying value of covered loans acquired and accounted for in accordance with ASC Subtopic 310-30, "Loans and Debt Securities Acquired with Deteriorated Credit Quality," was $25.9 million at December 31, 2011, as compared to $29.7 million at December 31, 2010.

        The carrying value of covered loans not exhibiting evidence of credit impairment at the time of the acquisition (i.e. loans outside of the scope of ASC 310-30) was $24.8 million at December 31, 2011, as compared to $37.1 million at December 31, 2010. The fair value of the acquired loans not exhibiting evidence of credit impairment was determined by projecting contractual cash flows discounted at risk-adjusted interest rates.

        For those covered loans and pools of covered loans accounted for under ASC Subtopic 310-30, the difference between the contractually required payments due and the cash flows expected to be collected, considering the impact of prepayments, is referred to as the non-accretable difference. The contractually required payments due represents the total undiscounted amount of all uncollected principal and interest payments. Contractually required payments due may increase or decrease for a variety of reasons, e.g. when the contractual terms of the loan agreement are modified, when interest rates on variable rate loans change, or when principal and/or interest payments are received. VIST Bank estimates the undiscounted cash flows expected to be collected by incorporating several key assumptions including probability of default, loss given default, and the amount of actual prepayments after the acquisition dates. The non-accretable difference, which is neither accreted into income nor recorded on our consolidated balance sheet, reflects estimated future credit losses and uncollectable contractual interest expected to be incurred over the life of the loans. The excess of cash flows expected to be collected over the carrying value of the covered loans is referred to as the accretable yield. This amount is accreted into interest income over the remaining life of the loans, or pool of loans, using the level yield method. The accretable yield is affected by changes in interest rate indices for variable rate loans, changes in prepayment assumptions, and changes in expected principal and interest payments over the estimated lives of the loans. Prepayments affect the estimated life of covered loans and could change the amount of interest income, and possibly principal, expected to be collected.

        At both acquisition and subsequent reporting dates, VIST uses a third party service provider to assist with determining the contractual and estimated cash flows. VIST provides the third party with updated loan-level information derived from VIST's main operating system, contractually required loan payments and expected cash flows for each loan and loan pool are individually reviewed by VIST. Using this information, the third party provider determines both the contractual cash flows and cash flows expected to be collected. The loan-level information used to reforecast the cash flows is subsequently aggregated for those loans accounted for on a pool basis. The expected payment data, discount rates, impairment data and changes to the accretable yield received back from the third party are reviewed by VIST to determine whether this information is accurate and the resulting financial statement effects are reasonable.

        Unlike contractual cash flows which are determined based on known factors, significant management assumptions are necessary in forecasting the estimated cash flows. We attempt to ensure the forecasted expectations are reasonable based on the information currently available; however, due to the uncertainties inherent in the use of estimates, actual cash flow results may differ from our forecast and the differences may be significant. To mitigate such differences, we carefully prepare and review the assumptions utilized in forecasting estimated cash flows.

        In reforecasting future estimated cash flow, VIST will adjust the credit loss expectations for loan pools, as necessary. These adjustments are based, in part, on actual loss severities recognized for each loan type, as well as changes in the probability of default.

        The following table summarizes the changes in the carrying amount of those covered loans and pools of covered loans accounted for under ASC Subtopic 310-30, at December 31, 2011 and 2010.

	Carrying Amount, Net	Accretable Yield
	(in thousands)
Balance at November 19, 2010	$30,330	$6,104
Accretion	293	(293)
Payments Received	(904)	—
Net increase in cash flows	—	—
Transfer to OREO	—	—
Provision for losses on covered loans	—	—

Balance at December 31, 2010	29,719	5,811
Accretion	2,978	(2,978)
Payments Received	(6,272)	—
Net increase in cash flows	—	4,000
Transfer to OREO	(550)	—
Provision for losses on covered loans	(135)	—

Balance at December 31, 2011	$25,740	$6,833

        During the twelve months ended December 31, 2011, certain pools of covered loans experienced decreases in their expected cash flows based on higher levels of credit impairment than originally forecasted by us at the acquisition dates. Accordingly, we recorded a $135,000 provision for losses on covered loans as a component of our provision of loan losses in the consolidated statement of operations. The provision for losses on covered loans was partially offset by a $95,000 increase in our FDIC indemnification asset for the FDIC's portion of the additional estimated credit losses under the loss sharing agreements (see table in the next section below). This increase in FDIC loss-share receivable was recorded with an offsetting increase to non-interest income for the twelve months ended December 31, 2011.

        Although we recognized credit impairment for loans and certain pools, on an aggregate basis the acquired portfolio of covered loans are performing better than originally expected. Based on our current estimates, we expect to receive more future cash flows than originally modeled at the acquisition dates. For the loans and pools with better than expected cash flows, the forecasted increase is recorded as a prospective adjustment to our interest income on these loans and loan pools over future periods. A corresponding decrease in the FDIC indemnification asset due to the increase in expected cash flows for these loan pools is recognized on a prospective basis over the shorter period of the lives of the loan pools and the loss-share agreements accordingly. The offsetting expense is recorded as an impairment to the FDIC indemnification asset to other expense in the consolidated statement of operations.

FDIC Indemnification Asset Related to Covered Loans and Foreclosed Assets

        The receivable arising from the loss sharing agreements (referred to as the "FDIC indemnification asset" on our statements of financial condition) is measured separately from the covered loans and loan pools because the agreements are not contractually part of the covered loans and are not transferable should VIST Bank choose to dispose of the covered loans. As of the acquisition date of the FDIC-assisted transaction, we recorded an aggregate FDIC indemnification asset $7.0 million, consisting of the present value of the expected future cash flows VIST Bank expected to receive from the FDIC under the loss sharing agreements. The FDIC indemnification asset is reduced as the loss sharing payments are received from the FDIC for losses realized on covered loans and other real estate owned acquired in the FDIC-assisted transactions. Actual or expected losses in excess of the acquisition date estimates and accretion of the acquisition date present value discount will result in an increase in the FDIC indemnification asset and the immediate recognition of non-interest income in our financial statements.

        A decrease in expected losses would generally result in a corresponding decline in the FDIC indemnification asset and the non-accretable difference. Reductions in the FDIC indemnification asset due to actual or expected losses that are less than the acquisition date estimates are recognized prospectively over the shorter of (i) the estimated life of the applicable pools of covered loans or (ii) the term of the loss sharing agreements with the FDIC.

        The following table presents changes in the FDIC indemnification asset for the twelve months ended December 31, 2011:

Twelve Months Ended December 31, 2011
(in thousands)
Balance, beginning of the period	$7,003
Discount accretion of the present value at the acquisition dates	54
Prospective adjustment for additional cash flows	(226)
Increase due to impairment on covered loans	95
Reimbursements from the FDIC	(545)

Balance, end of period	$6,381

Deposits

        Total deposits were $1.19 billion and $1.15 billion at December 31, 2011 and 2010, respectively. Non-interest bearing deposits increased to $129.4 million at December 31, 2011, from $122.5 million at December 31, 2010, an increase of $6.9 million or 5.7%. The increase in non-interest bearing deposits was primarily due to an increase in non-interest bearing personal accounts. Management continues its efforts to promote growth in these types of deposits, such as offering a free checking product, as a method to help reduce the overall cost of funds. Interest bearing deposits increased by $31.2 million or 3.0%, from $1.0 billion at December 31, 2010 to $1.1 billion at December 31, 2011. The increase in interest bearing deposits was primarily due to an increase in interest bearing core deposits.

        Management continues to promote interest-bearing deposits through a disciplined pricing strategy with a continuing emphasis on commercial and retail marketing programs.

        The components of VIST's deposits at December 31, 2011 as compared to December 31, 2010 were as follows:

	December 31,
	2011	2010
	(In thousands)
Demand, non-interest bearing	$129,394	$122,450
Demand, interest bearing	469,578	399,286
Savings deposits	168,530	129,728
Time, $100,000 and over	238,749	293,703
Time, other	181,198	204,113

Total deposits	$1,187,449	$1,149,280

        The following table sets forth VIST Bank's certificates of deposit of $100,000 or more by maturity:

At December 31, 2011
(in thousands)
Three Months or Less	$37,227
Over Three Through Six Months	27,190
Over Six Through Twelve Months	99,513
Over Twelve Months	74,819

Total	$238,749

        The following table sets forth the average balances of deposits and the average rates paid for the years presented:

	Year Ended December 31,
	2011		2010		2009
	Amount	Rate	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Demand, non-interest bearing	$123,479	—	$111,791	—	$107,629	—
Demand, interest bearing	442,129	1.00%	396,383	1.22%	301,403	1.48%
Savings deposits	147,469	0.59%	110,075	0.70%	77,823	0.97%
Time deposits	466,098	2.10%	452,587	2.44%	460,374	3.20%

Total deposits	$1,179,175		$1,070,836		$947,229

Borrowings

        Borrowed funds from various sources are generally used to supplement deposit growth. There were no Federal funds purchased at either December 31, 2011 or December 31, 2010. Federal funds purchased typically mature in one day. An increase in core deposit levels has reduced the need for VIST to borrow overnight funds. Short-term securities sold under agreements to repurchase were $3.4 million and $6.8 million at December 31, 2011 and 2010, respectively. Borrowings, representing advances from the FHLB, was $0 and $10.0 million at December 31, 2011 and 2010, respectively. Long-term securities sold under agreements to repurchase were at $100.0 million at both December 31, 2011 and 2010.

        Information concerning short-term borrowings is summarized as follows:

	As of December 31,
	2011	2010	2009
	(Dollar amounts in thousands, except percentage data)
Federal funds purchased:
Average balance during the year	$233	$3,650	$2,694
Average rate during the year	0.37%	0.50%	0.66%
Securities sold under agreements to repurchase:
Average balance during the year	5,224	11,265	21,046
Average rate during the year	0.27%	0.54%	0.99%
Maximum month end balance of short-term borrowings during the year	$—	$26,313	$29,444

Shareholders' Equity

        Shareholders' equity decreased by $16.7 million to $115.7 million at December 31, 2011, as compared to $132.4 million at December 31, 2010. The decrease in stockholders' equity was primarily related to a net loss for the twelve months ended December 31, 2011 (largely attributable to a $25.1 million pretax goodwill impairment charge) and dividends paid on common and preferred stock (for additional information related to the changes in shareholder's equity, refer to the Consolidated Statement of Changes in Shareholder's Equity in VIST's Consolidated Financial Statements) offset by unrealized gains on available-for-sale securities.

        On April 21, 2010, VIST entered into separate stock purchase agreements with two institutional investors relating to the sale of an aggregate of 644,000 shares of VIST's authorized but unissued common stock, par value $5.00 per share, at a purchase price of $8.00 per share. VIST completed the issuance of $4.8 million of common stock, net of related offering costs of $321,000, on May 12, 2010.

        VIST declared common stock cash dividends in 2011 of $0.20 per share and $0.20 per share in 2010. The following table presents a few ratios that are used to measure VIST's performance.

	Year Ended December 31,
	2011	2010	2009
Return on average assets	(1.42)%	0.29%	0.05%
Return on average equity	(14.90)%	3.02%	0.51%
Dividend payout ratio	(5.90)%	53.69%	166.22%
Average equity to average assets	9.41%	9.73%	9.38%

Regulatory Capital

        Federal bank regulatory agencies have established certain capital-related criteria that must be met by banks and bank holding companies. The measurements which incorporate the varying degrees of risk contained within the balance sheet and exposure to off-balance sheet commitments were established to provide a framework for comparing different institutions.

        Other than Tier 1 capital restrictions on VIST's junior subordinated debt discussed later, VIST is not aware of any pending recommendations by regulatory authorities that would have a material impact on VIST's capital, resources, or liquidity if they were implemented.

        The adequacy of VIST's regulatory capital is reviewed on an ongoing basis with regard to size, composition and quality of VIST's resources. An adequate capital base is important for continued growth and expansion in addition to providing an added protection against unexpected losses.

        An important indicator in the banking industry is the leverage ratio, defined as the ratio of common shareholders' equity less intangible assets, to average quarterly assets less intangible assets. The leverage ratio was 7.68% and 8.01% at December 31, 2011 and 2010, respectively. The decrease was primarily the result of an increase in average assets in the fourth quarter of 2011.

        As required by the federal banking regulatory authorities, guidelines have been adopted to measure capital adequacy. Under the guidelines, certain minimum ratios are required for core capital and total capital as a percentage of risk-weighted assets and other off-balance sheet instruments. For VIST, Tier 1 risk-based capital generally consists of common shareholders' equity less intangible assets plus the junior subordinated debt, and Tier 2 risk-based capital includes the allowable portion of the allowance for loan losses, currently limited to 1.25% of risk-weighted assets. Any portion of the allowance for loan losses that exceeds the 1.25% limit of risk-weighted assets is disallowed for Tier 2 risk-based capital but is used to adjust the overall risk weighted asset calculation. At December 31, 2011, $2.1 million of the allowance for loan losses was disallowed for Tier 2 risk-based capital, but was used to adjust the overall risk weighted assets used in the regulatory ratio calculations. Under Tier 1 risk-based capital guidelines, any amount of net deferred tax assets that exceeds either forecasted net income for the period or 10% of Tier 1 risk-based capital is disallowed. At December 31, 2011, none of VIST's net deferred tax assets was disallowed in the Tier 1 risk-based capital calculation. By regulatory guidelines, the separate component of equity for unrealized appreciation or depreciation on available for sale securities is excluded from Tier 1 risk-based capital. In addition, federal banking regulatory authorities have issued a final rule restricting VIST's junior subordinated debt to 25% of Tier 1 risk-based capital. Amounts of junior subordinated debt in excess of the 25% limit generally may be included in Tier 2 risk-based capital. At December 31, 2011, the entire amount of these securities was allowable to be included as Tier 1 risk-based capital for VIST. For the periods ended December 31, 2011 and 2010, VIST's regulatory capital ratios were above minimum regulatory guidelines.

        On December 19, 2008, VIST issued to the Treasury 25,000 shares of Series A Preferred Stock, with a par value of $0.01 per share and a liquidation preference of $1,000 per share, and a warrant to purchase 367,982 shares of VIST's common stock, par value $5.00 per share, for an aggregate purchase price of $25.0 million in cash.

        The Series A Preferred Stock qualifies as Tier 1 capital and will pay cumulative dividends at a rate of 5% per annum for the first five years, and 9% per annum thereafter. Under ARRA, the Series A Preferred Stock may be redeemed at any time following consultation by VIST's primary bank regulator and Treasury, notwithstanding the terms of the original transaction documents. Under FAQ's issued recently by Treasury, participants in the Capital Purchase Program desiring to repay part of an investment by Treasury must repay a minimum of 25% of the issue price of the preferred stock.

        In December 2008, VIST infused $10.0 million of capital into VIST Bank. In December 2011, VIST infused an additional $5.0 million of capital into VIST Bank.

        The following table sets forth VIST's capital ratios at December 31, 2011 and 2010:

	At December 31,
	2011	2010
	(Dollars amounts in thousands)
Tier 1 Capital
Shareholders' equity	$115,683	$132,447
Disallowed goodwill, intangible assets and deferred tax assets	(19,832)	(45,787)
Junior subordinated debt	18,384	18,287
Unrealized (gains) losses on available for sale debt securities	(1,809)	3,925

Total Tier 1 Capital	112,426	108,872

Tier 2 Capital
Allowable portion of allowance for loan losses	12,117	12,544

Total Tier 2 Capital	12,117	12,544

Total risk-based capital	$124,543	$121,416

Risk adjusted assets (including off-balance sheet exposures)	$967,298	$1,001,299

Leverage ratio	7.68%	8.01%
Tier I risk-based capital ratio	11.62%	10.87%
Total risk-based capital ratio	12.88%	12.13%

        Regulatory guidelines require VIST's Tier 1 capital ratios and the total risk-based capital ratios to be at least 4.0% and 8.0%, respectively.

        On August 5, 2011, Standard & Poor's rating agency lowered the long-term rating of the U.S. government and federal agencies from AAA to AA+. With regard to this action, the federal banking agencies, which include the Federal Reserve, the FDIC, the National Credit Union Administration, and the Office of the Comptroller of the Currency, issued a press release which provided the following guidance to banks and bank holding companies:

        For risk-based capital purposes, the risk weights for Treasury securities and other securities issued or guaranteed by the U.S. government, government agencies, and government-sponsored entities will not change. The treatment of Treasury securities and other securities issued or guaranteed by the U.S. government, government agencies, and government-sponsored entities under other federal banking agency regulations, including, for example, the Federal Reserve's Regulation W, will also be unaffected.

RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2012 AND 2011

        Overview.    Net income for the first quarter of 2012 was $711,000, as compared to $506,000 for the same period in 2011. Basic and diluted earnings per common share were $0.04 for the first quarter of 2012, as compared to basic and diluted earnings per common share of $0.01 for the same period in 2011.

Net Interest Income

        Net interest income, our primary source of revenue, is the amount by which interest income on loans, investments and interest-earning cash balances exceeds interest incurred on deposits and other non-deposit sources of funds, such as repurchase agreements and borrowings from the FHLB and other correspondent banks. The amount of net interest income is affected by changes in interest rates and by changes in the volume and mix of interest-sensitive assets and liabilities. Net interest income and corresponding yields are presented in the discussion and analysis below on a fully taxable-equivalent basis. Income from tax-exempt assets, primarily loans to or securities issued by state and local governments, is adjusted by an amount equivalent to the federal income taxes which would have been paid if the income received on these assets was taxable at the statutory rate of 34%. Net interest margin is the difference between the gross (tax-effected) yield on earning assets and the cost of interest bearing funds as a percentage of earning assets.

        Net interest income as adjusted for tax-exempt financial instruments was $11.4 million for the three months ended March 31, 2012, as compared to $11.9 million for the same period in 2011. The combination of a lower cost of funds which resulted in less interest paid on average interest-bearing liabilities, and a more significant decrease in the yield on interest-earning assets resulted in a lower net interest margin for the three months ended March 31, 2012, as compared to the same period in 2011. The taxable-equivalent net interest margin percentage for the first quarter of 2012 was 3.46%, as compared to 3.73% for the same period in 2011. The interest rate paid on average interest-bearing liabilities decreased by 13 basis points to 1.76% for the first quarter of 2012, as compared to 1.89% for the same period in 2011. The yield on interest-earning assets decreased by 40 basis points to 4.93% for the first quarter of 2012, as compared to 5.33% for the same period in 2011.

        The tables below provide average asset and liability balances and the corresponding interest income and expense along with the average interest yields (assets) and interest rates (liabilities) for the three months ended March 31, 2012 and 2011:

	Three Months Ended March 31,
	2012			2011
	Average Balances	Interest Income/ Expense	% Rate	Average Balances	Interest Income/ Expense	% Rate
	(Dollars in thousands, except percentage data)
Interest Earning Assets:
Interest bearing deposits in other banks and federal funds sold	$936	$1	0.04%	$9,785	$5	0.20%
Securities (taxable)	349,339	3,092	3.54	249,955	2,586	4.14
Securities (tax-exempt)(1)	25,060	420	6.70	29,953	504	6.73
Loans(1)(2)	950,363	13,016	5.42	1,007,949	14,209	5.64

Total interest earning assets	1,325,698	16,529	4.93	1,297,642	17,304	5.33
Interest Bearing Liabilities:
Interest bearing transaction accounts	469,559	1,100	0.94	418,370	1,083	1.04
Savings deposits	169,739	221	0.52	120,294	179	0.60
Time deposits	404,561	2,217	2.20	490,552	2,522	2.08

Total interest bearing deposits	1,043,859	3,538	1.36	1,029,216	3,784	1.49

Short-term borrowings	4,765	4	0.34	389	—	0.38
Repurchase agreements	103,508	1,183	4.52	106,804	1,176	4.39
Borrowings	—	—	—	1,000	7	2.75
Junior subordinated debt	18,531	406	8.81	18,438	406	8.93

Total interest bearing liabilities	1,170,663	5,131	1.76	1,155,847	5,373	1.89

Noninterest bearing deposits	$117,458			$118,970
Net interest income		$11,398			$11,931

Net interest margin			3.46%			3.73%

(1)
Interest income and rates on loans and investment securities are reported on a tax-equivalent basis using a tax rate of 34%.

(2)
Held for sale and non-accrual loans have been included in average loan balances.

        Interest and fees on loans on a taxable equivalent basis decreased by $1.2 million, or 8.4% to $13.0 million for the three months ended March 31, 2012, as compared to $14.2 million for the same period in 2011. The decrease in interest and fees on loans was primarily the result of a lower level of loans and a decrease in the overall yield. The average balance of loans (including covered loans) for the first three months of 2012 decreased by $57.6 million or 5.7%, to $950.4 million, as compared to $1.0 billion for the same period in 2011. Management continues to promote commercial loan growth in the well established market in the Reading, Pennsylvania area as well as continued promotion into the Philadelphia, Pennsylvania market through marketing initiatives.

        Interest on securities on a taxable-equivalent basis was $3.5 million for the three months ended March 31, 2012 as compared to $3.1 million for the same period in 2011. The average balance of securities increased $94.5 million to $374.4 million for the first quarter of 2012, as compared to $279.9 million for the same period in 2011. The taxable-equivalent yield decreased by 67 basis points to 3.75% for the first quarter of 2012, as compared 4.42% for the same period in 2011. The benefit of additional interest income generated from an increase in investment portfolio volume was partially offset by less interest income that resulted from the decrease in the taxable-equivalent yield for the first quarter of 2012.

        Interest expense on deposits decreased by $246,000, or 6.5%, to $3.5 million for the first quarter of 2012, as compared to $3.8 million for the same period in 2011. A benefit of a lower cost of deposits resulted in less interest paid on deposits, which more than offset the increase in the average balance of deposits. The average rate paid on deposits decreased by 13 basis points to 1.36% for the first quarter of 2012, as compared to 1.49% for the same period in 2011. For the first quarter of 2012, the average balance of interest-bearing deposits increased by $14.6 million to $1.04 billion, as compared to $1.03 billion for the same period in 2011. The increase in interest bearing deposits for the three months ended March 31, 2012, was primarily due to an increase in interest bearing core deposits.

        VIST incurred no interest expense on borrowings for the first quarter of 2012, as compared to $7,000 for the same period in 2011. VIST reduced borrowings by $10.0 million during the first quarter of 2011. The reductions in borrowings were the result of scheduled maturities.

        The average interest rate paid on repurchase agreements increased to 4.52% for the three months ended March 31, 2012 as compared to 4.39% for the same period in 2011. The increase in the average interest rate paid on repurchase agreements was the result of less volume in retail repurchase agreements that have lower yields. Average repurchase agreement balances decreased $3.3 million or 3.1% for the first quarter of 2012 as compared to the same period in 2011. The increase in the average rate paid on repurchase agreements for the first quarter of 2012, was offset by the benefit received from the reduction in average balance for the first quarter of 2012, as compared to the same period in 2011.

Provision for Loan Losses

        Management closely monitors the loan portfolio and the adequacy of the allowance for loan losses considering underlying borrower financial performance and collateral values, and increasing credit risks. Future material adjustments may be necessary to the provision for loan losses, and consequently the allowance for loan losses, if economic conditions or loan credit quality differ substantially from the assumptions management used in making our evaluation of the level of the allowance for loan losses as compared to the balance of outstanding loans. The provision for loan losses is an expense charged against net interest income to provide for estimated losses attributable to uncollectible loans. The provision is based on management's analysis of the adequacy of the allowance for loan losses. The provision for loan losses was $2.2 million for both the first quarter of 2012 and for the same period in 2011 (for additional information refer to the related discussions on the "Allowance for Loan Losses" on page 113).

 Non-Interest Income

        Non-interest income increased by $1.2 million, or 36.1%, to $4.6 million for the first quarter of 2012, as compared to $3.4 million for the same period in 2011.

        Increases (decreases) in the components of non-interest income when comparing the three months ended March 31, 2012 to the same period in 2011 are as follows:

	Three Months Ended March 31,
	2012	2011	Increase / (Decrease)%
	(Dollars in thousands)
Commissions and fees from insurance sales	$3,094	$2,837	$257	9.1
Customer service fees	370	417	(47)	(11.3)
Mortgage banking activities	190	169	21	12.4
Brokerage and investment advisory commissions and fees	159	180	(21)	(11.7)
Earnings on bank owned life insurance	102	98	4	4.1
Other commissions and fees	471	438	33	7.5
Loss on sale of and write downs on other real estate owned	(151)	(804)	653	(81.2)
Other income	351	10	341	3,410.0
Net realized gains on sales of securities	577	89	488	548.3
Net credit impairment loss recognized in earnings	(577)	(64)	(513)	801.6

Total non-interest income	$4,586	$3,370	$1,216	36.1

        Revenue from commissions and fees from insurance sales increased by $257,000 to $3.1 million for the first quarter of 2012 as compared to $2.8 million for the same period in 2011. The increase for the comparative three month period is mainly attributed to an increase in income on commercial group insurance products offered through VIST Insurance, LLC, a wholly owned subsidiary of VIST.

        Net realized losses on the sale of other real estate owned were $151,000 for the three months ended March 31, 2012 as compared to $804,000 for the same period in 2011. The losses incurred during the first quarter of 2011, was mostly attributable to a loss incurred on the sale of one commercial property. VIST decided to sell this property and incur the loss because management did not anticipate market conditions for the properties to improve significantly over the next 18 to 24 months. Management estimated that selling these properties at a loss would be preferable to incurring the significant expenses to maintain the properties during a longer selling process.

        Other income increased $341,000 to $351,000 for the three months ended March 31, 2012 as compared to income of $10,000 for the same period in 2011. Changes in other income were primarily due to fair market value adjustments on junior subordinated debt, interest rate caps, swaps and the cash surrender value on a deferred benefit plan.

        Net realized gains on sales of available for sale securities were $577,000 for the three months ended March 31, 2012 as compared to $89,000 for the same period in 2011. Available for sale securities sold during the three months ended March 31, 2012 and 2011 were the result of liquidity and asset/liability management strategies.

        For the three month period ended March 31, 2012, net credit impairment losses recognized in earnings resulting from OTTI losses on investment securities were $577,000, as compared to $64,000 for the same period in 2011. The net credit impairment losses for the comparative three month period relates to available for sale and held to maturity pooled trust preferred securities with continuing collateral defaults and deferrals as a result of stressed economic conditions affecting the financial services industry resulting in changes in the underlying cash flow assumptions used in determining the credit losses. Management regularly reviews the investment securities portfolio to determine whether to record other-than-temporary impairment. These impairment losses reflect the entire difference between the fair value and amortized cost basis of each individual security (additional information regarding investment securities, related gains and losses and the process of reviewing the portfolio for other-than-temporary impairment, is provided in Note 5—Securities Available For Sale and Securities Held To Maturity to the consolidated financial statements).

Non-Interest Expense

        Non-interest expense was $12.5 million for the three months ended March 31, 2012, as compared to $12.4 million for the same period in 2011.

        Increases (decreases) in the components of non-interest expense when comparing the three months ended March 31, 2012, to the same period in 2011, are as follows:

	Three Months Ended March 31,
	2012	2011	Increase / (Decrease)%
	(Dollars in thousands)
Salaries and employee benefits	$6,400	$5,911	$489	8.3
Occupancy expense	1,191	1,300	(109)	(8.4)
Furniture and equipment expense	678	665	13	2.0
Outside processing services	865	1,069	(204)	(19.1)
Professional services	696	1,056	(360)	(34.1)
Marketing and advertising expense	185	319	(134)	(42.0)
FDIC deposit and other insurance expense	420	683	(263)	(38.5)
Amortization of identifiable intangible assets	66	138	(72)	(52.2)
Other real estate owned expense	518	412	106	25.7
Merger related costs	478	—	478	—
Other expense	1,028	805	223	27.7

Total non-interest expense	$12,525	$12,358	$167	1.4

        Salaries and employee benefits, the largest component of non-interest expense, increased $489,000 to $6.4 million, or 8.3% for the three months ended March 31, 2012, as compared to $5.9 million for the same period in 2011. Most of the increase in salaries and employee benefits for the comparative three month period was related to annual employee salary increases. The total number of full-time equivalent employees was 297 at both March 31, 2012 and March 31, 2011. Included in salaries and employee benefits were stock-based compensation costs of $106,000 for the first quarter of 2012, as compared to $95,000 for the same period in 2011.

        Outside processing services expense decreased $204,000 or 19.1% to $865,000 for the first quarter of 2012 as compared to $1.1 million for the same period in 2011. The decrease in outside processing expense for the comparative three month period is due primarily to a decrease in costs incurred for computer services and network fees.

        Professional services decreased $360,000 or 34.1% to $696,000 for the first quarter of 2012 as compared to $1.1 million for the same period in 2011. The decrease in professional service expense was primarily due to a decrease in legal and professional expenses related to the Allegiance conversion that occurred early in 2011.

        FDIC deposit and other insurance expense decreased $263,000 or 38.5% to $420,000 for the first quarter of 2012 as compared to $683,000 for the same period in 2011. This decrease was due primarily to a reduction in FDIC insurance assessments resulting from a decrease in base assessment rates, as determined by the FDIC.

        VIST had $478,000 in merger related costs during the first quarter of 2012 related to the upcoming merger with Tompkins Financial. There were no merger related costs during the same period in 2011.

        Other expense increased $223,000 or 27.7% to $1.0 million for the first quarter of 2012 as compared to $805,000 for the same period in 2011. The increase in other expense was due primarily to the impairment of the FDIC indemnification asset and costs incurred in conjunction with VIST's previously aborted capital raise.

Income Taxes

        Generally, VIST's effective tax rate is below the statutory rate due to tax-exempt earnings on loans, investments, bank-owned life insurance, and the impact of tax credits. VIST recorded income tax expense of $178,000 for the first quarter of 2012, as compared to an income tax benefit of $204,000 for the same period in 2011.

Interest Rate Sensitivity

        The banking industry has been required to adapt to an environment in which interest rates may be volatile and in which deposit deregulation has provided customers with the opportunity to invest in liquid, interest rate-sensitive deposits. The banking industry has adapted to this environment by using a process known as asset/liability ("ALM") management.

        VIST remains slightly asset sensitive and will continue its strategy to originate fixed rate and adjustable rate commercial loans and use excess federal funds sold to purchase investment securities to maintain a more neutral gap position.

        ALM management is intended to provide for adequate liquidity and interest rate sensitivity by matching interest rate-sensitive assets and liabilities and coordinating maturities on assets and liabilities. With the exception of the majority of residential mortgage loans, loans generally are written having terms that provide for a readjustment of the interest rate at specified times during the term of the loan. In addition, interest rates offered for all types of deposit instruments are reviewed weekly and are established on a basis consistent with funding needs and maintaining a desirable spread between cost and return.

        During October 2002, VIST entered into an interest rate swap agreement with a notional amount of $5.0 million. This derivative financial instrument effectively converted fixed interest rate obligations of outstanding junior subordinated debt instruments to variable interest rate obligations, decreasing the asset sensitivity of its balance sheet by more closely matching VIST's variable rate assets with variable rate liabilities. In September 2010, the fixed rate payer exercised an imbedded call option and terminated the interest rate swap agreement.

        During 2008, VIST entered into two interest rate swap agreements with a combined notional amount of $15.0 million. These derivative financial instruments effectively converted floating rate interest rate obligations of outstanding junior subordinated debt instruments to fixed interest rate obligations, decreasing the asset sensitivity of its balance sheet by more closely matching VIST's fixed rate assets with fixed rate liabilities.

Liquidity

        Liquidity management ensures that adequate funds will be available to meet anticipated and unanticipated deposit withdrawals, debt servicing payments, investment commitments, commercial and consumer loan demand and ongoing operating expenses. Funding sources include principal repayments on loans and investment securities, sales of loans, growth in core deposits, short and long-term borrowings and repurchase agreements. Regular loan payments are typically a dependable source of funds, while the sale of loans and investment securities, deposit flows, and loan prepayments are significantly influenced by general economic conditions and level of interest rates. In 2012, the increase in impaired loans continued to lessen the dependability of regular loan payments.

        VIST Bank's objective is to maintain adequate liquidity to meet funding needs at a reasonable cost and to provide contingency plans to meet unanticipated funding needs or a loss of funding sources, while minimizing interest rate risk. Adequate liquidity provides resources for credit needs of borrowers, for depositor withdrawals and for funding corporate operations. Sources of liquidity are as follows:

  •
  Deposit generation;

  •
  Investment securities portfolio scheduled cash flows, prepayments, maturities and sales;

  •
  Payments received on loans; and,

  •
  Overnight correspondent bank borrowings credit lines, and borrowing capacity available from the Federal Reserve Bank and the Federal Home Loan Bank of Pittsburgh.

        VIST considers its primary source of liquidity to be its core deposit base, which includes non-interest-bearing and interest-bearing demand deposits, savings, and time deposits under $100,000. This funding source has grown steadily over the years through organic growth and acquisitions and consists of deposits from customers throughout VIST's financial center network. VIST will continue to promote the growth of deposits through its financial center offices. At March 31, 2012, a portion of VIST's assets were funded by core deposits acquired within its market area and by VIST's equity. These two components provide a substantial and stable source of funds.

        Management believes that VIST Bank's core deposits remain fairly stable. Liquidity and funds management is governed by policies and measured on a daily basis, with supplementary weekly and monthly analyses. These measurements indicate that liquidity generally remains stable and exceeds our minimum defined levels of adequacy. Other than the trends of continued competitive pressures and volatile interest rates, there are no known demands, commitments, events or uncertainties that will result in, or that are reasonably likely to result in, liquidity increasing or decreasing in any material way. Considering all factors involved, management believes that liquidity is being maintained at an adequate level.

        At March 31, 2012, VIST had a maximum borrowing capacity with the Federal Home Loan Bank of approximately $249.4 million. In the event that additional short-term liquidity is needed, VIST Bank has established relationships with several correspondent banks to provide short-term borrowings in the form of federal funds purchased.

        VIST Bank is required to pledge residential and commercial real estate secured loans to collateralize its potential borrowing capacity with the FHLB. As of March 31, 2012, VIST Bank has pledged approximately $509.3 million in loans to the FHLB to secure its maximum borrowing capacity of $249.4 million.

        At March 31, 2012, VIST maintained $21.8 million in cash and cash equivalents primarily consisting of cash and due from banks. In addition, VIST had $365.0 million in available for sale securities and $1.5 million in held to maturity securities. Cash and investment securities totaled $388.3 million which represented 27.5% of total assets at March 31, 2012 compared to 27.9% at December 31, 2011.

Off Balance Sheet Commitments

        VIST Bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet.

        VIST Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and letters of credit is represented by the contractual amount of those instruments. VIST Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

        A summary of the contractual amount of VIST's financial instrument commitments is as follows:

	March 31, 2012	December 31, 2011
	(in thousands)
Commitments to extend credit:
Unfunded loan origination commitments	$44,135	$51,640
Unused home equity lines of credit	46,692	46,841
Unused business lines of credit	117,638	110,222

Total commitments to extend credit	$208,465	$208,703

Standby letters of credit	$11,220	$9,416

        VIST's financial statements do not reflect various off-balance sheet arrangements that are made in the normal course of business, which may involve some liquidity risk. These commitments consist mainly of unfunded loans and letters of credit made under the same standards as on-balance sheet instruments.

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. VIST Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by VIST Bank upon extension of credit, is based on management's credit evaluation. Collateral held varies but may include personal or commercial real estate, accounts receivable, inventory and equipment. At March 31, 2012 the amount of commitments to extend credit was $208.5 million as compared to $208.7 million at December 31, 2011.

        Standby letters of credit written are conditional commitments issued by VIST Bank to guarantee the performance of a customer to a third party. The majority of these standby letters of credit expire within the next twenty-four months. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending other loan commitments. VIST Bank requires collateral supporting these letters of credit as deemed necessary. Management believes that the proceeds obtained through a liquidation of such collateral would be sufficient to cover the maximum potential amount of future payments required under the corresponding guarantees. The current amount of the liability as of March 31, 2012 for guarantees under standby letters of credit issued was $11.2 million, as compared to $9.4 million at December 31, 2011.

        Because these instruments have fixed maturity dates, and because many of them will expire without being drawn upon, they do not generally present any significant liquidity risk to VIST. Any amounts actually drawn upon, management believes, can be funded in the normal course of operations. VIST has no investment in or financial relationship with any unconsolidated entities that are reasonably likely to have a material effect on liquidity or the availability of capital resources.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

        Overview.    Net loss for the twelve months ended December 31, 2011 was $20.6 million, as compared to net income of $4.0 million for the same period in 2010. Return on average assets was -1.42% for 2011, as compared to 0.29% for 2010. Return on average shareholder's equity was -14.9% for 2011, as compared to 3.02% for 2010. The discussion that follows explains the changes in the components of our operating results when comparing the twelve months ended December 31, 2011, to the same period in 2010.

Net Interest Income

        Net interest income, our primary source of revenue, is the amount by which interest income on loans, investments and interest-earning cash balances exceeds interest incurred on deposits and other non-deposit sources of funds, such as repurchase agreements and borrowings from the FHLB and other correspondent banks. The amount of net interest income is affected by changes in interest rates and by changes in the volume and mix of interest-sensitive assets and liabilities. Net interest income and corresponding yields are presented in the discussion and analysis below on a fully taxable-equivalent basis. Income from tax-exempt assets, primarily loans to or securities issued by state and local governments, is adjusted by an amount equivalent to the federal income taxes which would have been paid if the income received on these assets was taxable at the statutory rate of 34%. Net interest margin is the difference between the gross (tax-effected) yield on earning assets and the cost of interest bearing funds as a percentage of earning assets.

 Average Balances, Rates and Net Yield

        The table below provides average asset and liability balances and the corresponding interest income and expense along with the average interest yields (assets) and interest rates (liabilities) for the twelve months ended December 31, 2011 and 2010.

	Year Ended December 31,
	2011			2010
	Average Balances	Interest Income/ Expense	% Rate	Average Balances	Interest Income/ Expense	% Rate
	(Dollars in thousands, except percentage data)
Interest Earning Assets:
Interest bearing deposits in other banks and federal funds sold	$19,068	$63	0.33%	$46,361	$304	0.66%
Securities (taxable)	296,292	11,891	4.01	234,786	11,006	4.69
Securities (tax-exempt)(1)	27,900	1,914	6.86	36,748	2,489	6.77
Loans(1)(2)(3)	990,090	55,530	5.54	923,531	52,195	5.65

Total interest earning assets	1,333,350	69,398	5.16	1,241,426	65,994	5.32
Interest Bearing Liabilities:
Interest bearing transaction accounts	442,129	4,436	1.00	396,383	4,851	1.22
Savings deposits	147,469	870	0.59	110,075	767	0.70
Time deposits	466,098	9,797	2.10	452,587	11,046	2.44

Total interest bearing deposits	1,055,696	15,103	1.43	959,045	16,664	1.74

Short-term borrowings	233	1	0.43	3,650	18	0.49
Repurchase agreements	105,224	4,761	4.52	111,265	4,789	4.30
Borrowings	247	7	2.83	11,041	408	3.70
Junior subordinated debt	18,523	1,636	8.83	19,166	1,464	7.64

Total interest bearing liabilities	1,179,923	21,508	1.82	1,104,167	23,343	2.11

Noninterest bearing deposits	$123,479			$111,791
Net interest income		$47,890			$42,651

Net interest margin			3.59%			3.44%

(1)
Interest income and rates on loans and investment securities are reported on a tax-equivalent basis using a tax rate of 34%.

(2)
Held for sale and non-accrual loans have been included in average loan balances.

(3)
For 2010, covered loans acquired in the Allegiance acquisition on November 19, 2010 were included in the average balance of loans. As a result of being included for only the 42 day period, the impact on average balance, interest income and yield was minimal for 2010. For 2011, the full year impact of covered loans were reflected in average balance, interest income and yield.

        Net interest income as adjusted for tax-exempt financial instruments was $47.9 million for the twelve months ended December 31, 2011, as compared to $42.7 million for the same period in 2010. A benefit of a lower cost of funds resulted in less interest paid on average interest-bearing liabilities, which more than offset the decrease in the yield on interest-earning assets, resulted in a higher net interest margin for 2011, as compared to 2010. The taxable-equivalent net interest margin percentage for 2011 was 3.59%, as compared to 3.44% for 2010. The interest rate paid on average interest-bearing liabilities decreased by 29 basis points to 1.82% for 2011, as compared to 2.11% for 2010. The yield on interest-earning assets decreased by 18 basis points to 5.14% for 2011, as compared to 5.32% for 2010.

        Interest and fees on loans on a taxable equivalent basis increased by $3.3 million, or 6.4% to $55.5 million for the year ended December 31, 2011, as compared to $52.2 million for the same period in 2010. The increase in interest and fees on loans was primarily the result of a $66.6 million increase in the average balance of loans as compared to 2010, due primarily to the loan volume acquired with the purchase of Allegiance.

        Interest on securities on a taxable-equivalent basis was $13.8 million for the twelve months ended December 31, 2011 and $13.5 million for the same period in 2010. The average balance of securities increased $52.7 million to $324.2 million for 2011, as compared to $271.5 million for 2010. The taxable-equivalent yield decreased by 71 basis points to 4.26% for 2011, as compared 4.97% for 2010. The additional interest income generated in 2011 from a higher average balance of securities was mostly offset by the decrease in yield for 2011, as compared to 2010.

        Interest expense on deposits decreased by $1.6 million, or 9.4%, to $15.1 million for the twelve months ended December 31, 2011, as compared to $16.7 million for the same period in 2010. A benefit of a lower cost of deposits resulted in less interest paid on deposits, which more than offset the increase in the average balance of interest bearing deposits. The average rate paid on interest bearing deposits decreased by 31 basis points to 1.43% for 2011, as compared to 1.74% for 2010. The average balances of interest bearing deposits increased by $96.7 million to $1.1 billion for 2011, as compared to $959.0 million for 2010. The growth in interest-bearing deposits provided the funding needed for the growth in interest-earning assets.

        Interest expense on borrowings decreased by $401,000, or 98.3%, to $7,000 for the twelve months ended December 31, 2011, as compared to $408,000 for the same period in 2010. VIST reduced long-term borrowings by $10.0 million during 2011 to zero, which created a $10.8 million decrease in the average balance of borrowings for 2011, as compared to 2010.

        The average interest rate paid on repurchase agreements increased to 4.52% for the twelve months ended December 31, 2011 as compared to 4.30% for the same period in 2010. The increase in the average interest rate paid on repurchase agreements was the result of increases in average interest rates paid on longer-term, wholesale repurchase agreements. Average repurchase agreement balances decreased $6.0 million or 5.4% for 2011 as compared to the same period in 2010. The increase in the average rate paid on repurchase agreements for 2011, was offset by the benefit received from the reduction in average balance for 2011, as compared to the same period in 2010. The reduction in borrowings was the result of scheduled maturities.

Changes in Interest Income and Interest Expense

        The following table sets forth certain information regarding changes in interest income and interest expense of VIST for the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to (1) changes in volume (period to period changes in average balance multiplied by beginning rate), and (2) changes in rate (period to period changes in rate multiplied by beginning average balance).

        The following table shows an analysis of changes in interest income and expense(1)(2)(3):

	2011/2010 Increase (Decrease) Due to Change in
	Volume	Rate	Net
	(Dollars in thousands, except percentage data)
Interest-bearing deposits in other banks and federal funds sold	$(22)	$(219)	$(241)
Securities (taxable)	2,248	(1,323)	925
Securities (tax-exempt)	(568)	(8)	(576)
Loans	3,349	(15)	3,334

Total Interest Income	5,007	(1,565)	3,442

Interest-bearing transaction accounts	449	(864)	(415)
Savings deposits	224	(121)	103
Time deposits	208	(1,457)	(1,249)
Short-term borrowed funds	(12)	(5)	(17)
Repurchase agreements	(18)	(10)	(28)
Borrowings	(303)	(98)	(401)
Junior subordinated debt	(56)	228	172

Total Interest Expense	492	(2,327)	(1,835)

Increase in net interest income	$4,515	$762	$5,277

(1)
Loan fees have been included in the change in interest income totals presented. Non-accrual loans have been included in average loan balances.

(2)
Changes due to both volume and rates have been allocated in proportion to the relationship of the dollar amount change in each.

(3)
Interest income on loans and securities is presented on a taxable-equivalent basis.

Provision for Loan Losses

        Management closely monitors the loan portfolio and the adequacy of the allowance for loan losses considering underlying borrower financial performance and collateral values, and increasing credit risks. Future material adjustments may be necessary to the provision for loan losses, and consequently the allowance for loan losses, if economic conditions or loan credit quality differ substantially from the assumptions management used in making our evaluation of the level of the allowance for loan losses as compared to the balance of outstanding loans. The provision for loan losses is an expense charged against net interest income to provide for estimated losses attributable to uncollectible loans. The provision is based on management's analysis of the adequacy of the allowance for loan losses. The provision for loan losses was $9.0 million for the twelve months ended December 31, 2011, as compared to $10.2 million for the same period in 2010. The provision for both periods reflects the elevated level of charge-offs for the respective period, an increase in the specific allowance required on impaired loans due to underlying collateral values being more depressed in 2010 and the increased credit risk related to the loan portfolio resulting from the prolonged economic downturn. (Refer to the related discussions on the "Allowance for Loan Losses" on page 129).

Non-Interest Income

        Non-interest income decreased by $2.5 million, or 13.1%, to $16.4 million for the twelve months ended December 31, 2011, as compared to $18.9 million for the same period in 2010.

        Increases (decreases) in the components of non-interest income when comparing the year ended December 31, 2011 to the same period in 2010 are as follows:

	2011 versus 2010
	2011	2010	Increase/ (Decrease)%
	(Dollars in thousands)
Commissions and fees from insurance sales	$12,201	$11,915	$286	2.4
Customer service fees	1,673	2,046	(373)	(18.2)
Mortgage banking activities	832	1,082	(250)	(23.1)
Brokerage and investment advisory commissions and fees	610	737	(127)	(17.2)
Earnings on bank owned life insurance	457	423	34	8.0
Other commissions and fees	1,808	1,901	(93)	(4.9)
Gain on sale of equity interest	—	1,875	(1,875)	(100.0)
Loss on sale of and write downs on other real estate owned	(1,245)	(1,640)	395	(24.1)
Other income	156	750	(594)	(79.2)
Net realized gains on sales of securities	1,473	691	782	113.2
Total other-than-temporary impairment losses:
Total other-than-temporary impairment losses on investments	(1,210)	(869)	(341)	39.2
Portion of loss recognized in other comprehensive income	(309)	19	(328)	(1,726.3)

Net credit impairment loss recognized in earnings	(1,519)	(850)	(669)	78.7

Total non-interest income	$16,446	$18,930	$(2,484)	(13.1)

        A significant portion of the $2.5 million decrease in non-interest income for the twelve months ended December 31, 2011 compared to the same period in 2010 was related to a $1.9 million gain recognized on the sale of a 25% equity interest in First HSA, LLC related to the transfer of approximately $89.0 million of health savings account deposits in the second quarter of 2010.

        Other income decreased to $156,000 for the twelve months ended December 31, 2011 from $750,000 for the same period in 2010. Changes in other income reflect fair market value adjustments on junior subordinated debt, interest rate caps, swaps and the cash surrender value of a deferred benefit. In 2010, other income also included a premium of $272,000 that was paid to VIST resulting from a counterparty exercising a call option to terminate an interest rate swap.

        Net realized losses on the sale and write-down of other real estate owned were $1.2 million for the twelve months ended December 31, 2011 compared to $1.6 million for the same period in 2010. The losses incurred during 2011 and 2010 were attributable to 34 and 48 properties, respectively. However, the losses incurred on one commercial property accounted for 53% of the losses incurred during 2011. Three commercial properties accounted for 64% of the losses incurred during 2010. VIST decided to sell these properties and incur the loss because management did not anticipate market conditions for these properties to improve significantly over the next 18 to 24 months. Management estimated that selling these properties at a loss would be preferable to incurring the significant expenses to maintain these properties during the time it would likely take to sell at or above the respective appraised value.

        Customer service fees decreased 18.2% to $1.7 million for the twelve months ended December 31, 2011 as compared to $2.0 million for the same period in 2010. The decrease in customer service fees for the comparative twelve month period was primarily due to new regulations that took effect during the third quarter of 2010, which require VIST to receive the customer's permission before covering overdrafts for debit card transactions made with ATM or debit cards. The implementation of this legislation significantly reduced income related to service charges on deposit accounts.

        VIST's primary source of non-interest income is from commissions and other revenue generated through sales of insurance products through its insurance subsidiary, VIST Insurance. Revenues from insurance operations totaled $12.2 million in 2011 compared to $11.9 million for 2010. The increase in revenue in 2011 from insurance operations was due mainly to an increase in contingency income on insurance products.

        VIST generates income from the sale of newly originated mortgage loans, which is recorded in non-interest income as mortgage banking activities. The income recognized from mortgage banking activities was $832,000 for the twelve months ended December 31, 2011, as compared to $1.1 million in 2010. The decrease in mortgage banking revenue in 2011 was mainly attributable to a decrease in the volume of mortgage loan originations sold into the secondary mortgage market through VIST's mortgage banking division, VIST Mortgage.

        VIST also recognizes non-interest income from broker and investment advisory commissions generated through VIST Capital, VIST's investment subsidiary, which totaled $610,000 for the twelve months ended December 31, 2011, as compared to $737,000 for the same period in 2010.

        Investment securities activities accounted for $113,000 of the increase in non-interest income. Net realized gains on the sale of available for sale securities were $1.5 million for 2011, as compared to $691,000 for 2010. Sales of available for sale securities during 2011 were the result of liquidity and asset/liability management strategies. The 2010 net realized gain on sales of available for sale securities included $122,000 of net realized losses on the sale of available for sale investment securities related to the Allegiance acquisition. Net credit impairment losses recognized in earnings were $1.5 million during 2011, as compared to $850,000 in 2010. During 2011, the net credit impairment losses recognized in earnings include other-than-temporary impairment ("OTTI") charges for estimated credit losses on available for sale and held to maturity pooled trust preferred securities, available for sale non-agency securities and available for sale equity securities that resulted primarily from changes in the underlying cash flow assumptions and credit downgrades used in determining credit losses (see Note 5 of the consolidated financial statements).

Non-Interest Expense

        Non-interest expense was $74.5 million for the year ended December 31, 2011, as compared to $45.9 million for the same period in 2010.

        Increases (decreases) in the components of non-interest expense when comparing the year ended December 31, 2011, to the same period in 2010, are as follows:

	2011 versus 2010
	2011	2010	Increase/ (Decrease)%
	(Dollars in thousands)
Salaries and employee benefits	$24,115	$21,979	$2,136	9.7
Occupancy expense	4,977	4,415	562	12.7
Furniture and equipment expense	2,760	2,559	201	7.9
Outside processing services	3,778	3,908	(130)	(3.3)
Professional services	3,528	3,093	435	14.1
Marketing and advertising expense	1,575	1,022	553	54.1
FDIC deposit and other insurance expense	1,827	2,128	(301)	(14.1)
Amortization of identifiable intangible assets	476	543	(67)	(12.3)
Other real estate owned expense	1,704	2,558	(854)	(33.4)
Goodwill impairment	25,069	—	25,069	—
Other expense	4,648	3,740	908	24.3

Total non-interest expense	$74,457	$45,945	$28,512	62.1

        A significant portion of the increase in non interest expense for the twelve months ended December 31, 2011 to the same period in 2010 was due to the $25.1million goodwill impairment charge. During the fourth quarter of 2011, VIST recorded a goodwill impairment charge of $25.1 million, resulting from the decrease in market value caused by underlying capital and credit concerns which was valued through the Agreement and Plan of Merger dated January 25, 2012 between Tompkins Corp and VIST, which will be merged into Tompkins. This impairment was determined based upon the announced sale price of VIST to Tompkins for $12.50 per share. For further information related to the merger, see Note 2—Merger with Tompkins Corp.

        Salaries and employee benefits, the largest component of non-interest expense, increased by $2.1 million to $24.1 million for the twelve months ended December 31, 2011, as compared to $22.0 million for the same period in 2010. The increase in 2011 was primarily the result of a full year's expense of additional staffing for the branches acquired from Allegiance. VIST's total number of full-time equivalent employees increased to 302 at December 31, 2011, as compared to 295 at December 31, 2010. Included in salaries and benefits were stock-based compensation costs of $359,000 and $148,000 for the twelve months ended December 31, 2011 and 2010, respectively.

        Other expense was $4.6 million for the twelve months ended December 31, 2011 as compared to $3.7 million for the same period in 2010. The $908,000 increase in other expense was primarily due to $520,000 of expenses incurred in conjunction with VIST's planned capital raise, $227,000 in impairment charges related to the FDIC indemnification asset and a $138,000 provision for unfunded commitments.

        OREO decreased $854,000, or 33.4%, to $1.7 million for the twelve months ended December 31, 2011, as compared to $2.6 million for the same period in 2010. OREO expense for 2011 reflects fewer properties that have been acquired and sold by VIST, which has reduced the overall costs to foreclose, operate and maintain OREO properties. VIST sold a total of 34 and 48 properties during 2011 and 2010, respectively. Additionally, VIST had a total of 15 and 26 properties in OREO at December 31, 2011 and 2010, respectively. OREO expenses for the twelve months ended December 31, 2010 also included $246,000 of past due real estate taxes related to two commercial properties.

        Occupancy and furniture and equipment expense increased to $7.7 million for the twelve months ended December 31, 2011 as compared to $7.0 million for the same period in 2010. The increase in occupancy and furniture and equipment expense for the comparative twelve month periods was primarily due to an increase in building lease expense resulting from the additional retail branch locations from the Allegiance acquisition.

        Marketing and advertising expense increased $553,000 to $1.6 million for the twelve months ended December 31, 2011 as compared to $1.0 million for the same period in 2010. The increase for the comparative period was primarily due to increased media space expense in the Philadelphia market area promoting the Allegiance branches.

        Total professional services increased by $435,000, or 14.1%, to $3.5 million for the twelve months ended December 31, 2011, as compared to $3.1 million for the same period in 2010. The increase for the comparative period was primarily due to integration expenses associated with the Allegiance acquisition.

        FDIC and other insurance expense decreased by $301,000 to $1.8 million for the twelve months ended December 31, 2011, as compared to $2.1 million for the same period in 2010. The decrease in expense for the comparative period was related to a decrease in FDIC insurance assessments resulting from a decrease in base assessment rates, as determined by the FDIC, partially offset by an increase in VIST's overall deposit balances.

 Income Taxes

        Generally, VIST's effective tax rate is below the statutory rate due to tax-exempt earnings on loans, investments, and bank-owned life insurance, and the impact of tax credits. Included in the income tax provision is a federal tax benefit related to our $5.0 million investment in an affordable housing, corporate tax credit limited partnership of $195,000 and $495,000 for the twelve months ended December 31, 2011 and 2010, respectively. VIST recorded a $25.1 million goodwill impairment charge in 2011 with an associated tax benefit of $665,000.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

        Overview.    Net income for the twelve months ended December 31, 2010 was $3,984,000, as compared to $607,000 for the same period in 2009. Return on average assets was 0.29% for 2010, as compared to 0.05% for 2009. Return on average shareholder's equity was 3.02% for 2010, as compared to 0.51% for 2009. The discussion that follows explains the changes in the components of net income when comparing the twelve months ended December 31, 2010, to the same period in 2009.

Net Interest Income

        Net interest income, our primary source of revenue, is the amount by which interest income on loans, investments and interest-earning cash balances exceeds interest incurred on deposits and other non-deposit sources of funds, such as repurchase agreements and borrowings from the FHLB and other correspondent banks. The amount of net interest income is affected by changes in interest rates and by changes in the volume and mix of interest-sensitive assets and liabilities. Net interest income and corresponding yields are presented in the discussion and analysis below on a fully taxable-equivalent basis. Income from tax-exempt assets, primarily loans to or securities issued by state and local governments, is adjusted by an amount equivalent to the federal income taxes which would have been paid if the income received on these assets was taxable at the statutory rate of 34%. Net interest margin is the difference between the gross (tax-effected) yield on earning assets and the cost of interest bearing funds as a percentage of earning assets.

 Average Balances, Rates and Net Yield

        The table below provides average asset and liability balances and the corresponding interest income and expense along with the average interest yields (assets) and interest rates (liabilities) for 2010 and 2009.

	Year Ended December 31,
	2010			2009
	Average Balances	Interest Income/ Expense	% Rate	Average Balances	Interest Income/ Expense	% Rate
	(Dollars in thousands, except percentage data)
Interest Earning Assets:
Interest bearing deposits in other banks and federal funds sold	$46,361	$304	0.66%	$12,137	$19	0.15%
Securities (taxable)	234,786	11,006	4.69	213,906	11,620	5.43
Securities (tax-exempt)(1)	36,748	2,489	6.77	28,492	1,895	6.65
Loans(1)(2)(3)	923,531	52,195	5.65	899,105	50,934	5.59

Total interest earning assets	1,241,426	65,994	5.32	1,153,640	64,468	5.51
Interest Bearing Liabilities:
Interest bearing transaction accounts	396,383	4,851	1.22	301,403	4,481	1.48
Savings deposits	110,075	767	0.70	77,823	751	0.97
Time deposits	452,587	11,046	2.44	460,374	14,757	3.20

Total interest bearing deposits	959,045	16,664	1.74	839,600	19,989	2.38

Short-term borrowings	3,650	18	0.49	2,694	18	0.66
Repurchase agreements	111,265	4,789	4.30	121,046	4,421	3.60
Borrowings	11,041	408	3.70	40,672	1,509	3.66
Junior subordinated debt	19,166	1,464	7.64	19,756	1,381	6.99

Total interest bearing liabilities	1,104,167	23,343	2.11	1,023,768	27,318	2.67

Noninterest bearing deposits	$111,791			$107,629
Net interest income		$42,651			$37,150

Net interest margin			3.44%			3.22%

(1)
Interest income and rates on loans and investment securities are reported on a tax-equivalent basis using a tax rate of 34%.

(2)
Held for sale and non-accrual loans have been included in average loan balances.

(3)
For 2010, covered loans acquired in the Allegiance acquisition on November 19, 2010 are included in loans. The impact on average balance, interest income and yield was not significant for 2010.

        Net interest income as adjusted for tax-exempt financial instruments was $42.7 million for the twelve months ended December 31, 2010, as compared to $37.2 million for the same period in 2009. A benefit of a lower cost of funds resulted in less interest paid on average interest-bearing liabilities, which more than offset the decrease in the yield on interest-earning assets, which resulted in a higher net interest margin for 2010, as compared to 2009. The taxable-equivalent net interest margin percentage for 2010 was 3.44%, as compared to 3.22% for 2009. The interest rate paid on average interest-bearing liabilities decreased by 56 basis points to 2.11% for 2010, as compared to 2.67% for 2009. The yield on interest-earning assets decreased by 19 basis points to 5.32% for 2010, as compared to 5.51% for 2009.

        Interest and fees on loans on a taxable equivalent basis increased by $1.3 million, or 2.4% to $52.2 million for the year ended December 31, 2010, as compared to $50.9 million for the same period in 2009. The increase in interest and fees on loans was primarily the result of an increase in the average balance of loans resulting from strong commercial loan growth, which increased by $24.4 million in 2010, as compared to 2009. Management attributes this increase in organic commercial loan growth to a well established market in the Reading, Pennsylvania area as well as continued penetration into the Philadelphia, Pennsylvania market through successful marketing initiatives. The Allegiance acquisition which occurred on November 19, 2010 did not have a significant impact on the year-over-year increase related to interest and fees on loans.

        Interest on securities on a taxable-equivalent basis was $13.5 million for both the twelve months ended December 31, 2010 and 2009. The average balance of securities increased $29.1 million to $271.5 million for 2010, as compared to $242.4 million for 2009. The taxable-equivalent yield decreased by 60 basis points to 4.97% for 2010, as compared 5.57% for 2009. The additional interest income generated in 2010 resulting from a higher average balance of securities was mostly offset by the decrease in yield for 2010, as compared to 2009.

        Interest expense on deposits decreased by $3.3 million, or 16.5%, to $16.7 million for the twelve months ended December 31, 2010, as compared to $20.0 million for the same period in 2009. A benefit of a lower cost of deposits resulted in less interest paid on deposits, which more than offset the increase in the average balance of deposits. The average rate paid on deposits decreased by 64 basis points to 1.74% for 2010, as compared to 2.38% for 2009. The average balance of deposits increased by $119.4 million to $959.0 million for 2010, as compared to $839.6 million for 2009. The growth in interest-bearing deposits provided the funding needed for the growth in interest-earning assets.

        Interest expense on borrowings decreased by $1.1 million, or 73%, to $408,000 for the twelve months ended December 31, 2010, as compared to $1.5 million for the same period in 2009. VIST reduced long-term borrowings by $10.0 million and $30.0 million during 2010 and 2009, respectively, which contributed to a $29.7 million decrease in the average balance of borrowings for 2010, as compared to 2009.

        The average interest rate paid on repurchase agreements increased to 4.30% for the twelve months ended December 31, 2010 as compared to 3.60% for the same period in 2009. The increase in the average interest rate paid on repurchase agreements was the result of increases in average interest rates paid on longer-term, wholesale repurchase agreements. Average repurchase agreement balances decreased $9.8 million or 8.1% for 2010 as compared to the same period in 2009. The increase in the average rate paid on repurchase agreements for 2011, was partially offset by the benefit received from the reduction in average balance for 2010, as compared to the same period in 2009.

Changes in Interest Income and Interest Expense

        The following table sets forth certain information regarding changes in interest income and interest expense of VIST for the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to (1) changes in volume (period to period changes in average balance multiplied by beginning rate), and (2) changes in rate (period to period changes in rate multiplied by beginning average balance).

        The following table shows an analysis of changes in interest Income and expense(1)(2)(3):

	2010/2009 Increase (Decrease) Due to Change in
	Volume	Rate	Net
	(Dollars in thousands, except percentage data)
Interest-bearing deposits in other banks and federal funds sold	$281	$4	$285
Securities (taxable)	714	(1,328)	(614)
Securities (tax-exempt)	560	34	594
Loans	1,011	250	1,261

Total Interest Income	2,566	(1,040)	1,526

Interest-bearing transaction accounts	1,155	(785)	370
Savings deposits	226	(210)	16
Time deposits	(511)	(3,200)	(3,711)
Short-term borrowed funds	4	(4)	—
Repurchase agreements	(47)	415	368
Borrowings	(1,093)	(8)	(1,101)
Junior subordinated debt	(45)	128	83

Total Interest Expense	(311)	(3,664)	(3,975)

Increase in net interest income	$2,877	$2,624	$5,501

(1)
Loan fees have been included in the change in interest income totals presented. Non-accrual loans have been included in average loan balances.

(2)
Changes due to both volume and rates have been allocated in proportion to the relationship of the dollar amount change in each.

(3)
Interest income on loans and securities is presented on a taxable-equivalent basis.

Provision for Loan Losses

        Management closely monitors the loan portfolio and the adequacy of the allowance for loan losses considering underlying borrower financial performance and collateral values, and increasing credit risks. Future material adjustments may be necessary to the provision for loan losses, and consequently the allowance for loan losses, if economic conditions or loan credit quality differ substantially from the assumptions management used in making our evaluation of the level of the allowance for loan losses as compared to the balance of outstanding loans. The provision for loan losses is an expense charged against net interest income to provide for estimated losses attributable to uncollectible loans. The provision is based on management's analysis of the adequacy of the allowance for loan losses. The provision for loan losses was $10.2 million for the twelve months ended December 31, 2010, as compared to $8.6 million for the same period in 2009. The provision for both periods reflects both the level of charge-offs for the respective period, the depression of the underlying collateral values and the increased credit risk related to the loan portfolio at December 31, 2010, as compared to December 31, 2009 (refer to the related discussions on the "Allowance for Loan Losses" on page 129).

Non-Interest Income

        Non-interest income increased by $2.6 million, or 16.0%, to $18.9 million for the twelve months ended December 31, 2010, as compared to $16.3 million for the same period in 2009.

        Increases (decreases) in the components of non-interest income when comparing the twelve months ended December 31, 2010 to the same period in 2009 are as follows:

	2010 versus 2009
	2010	2009	Increase/ (Decrease)%
	(Dollars in thousands, except percentage data)
Commissions and fees from insurance sales	$11,915	$12,254	$(339)	(2.8)
Customer service fees	2,046	2,443	(397)	(16.3)
Mortgage banking activities	1,082	1,255	(173)	(13.8)
Brokerage and investment advisory commissions and fees	737	714	23	3.2
Earnings on bank owned life insurance	423	391	32	8.2
Other commissions and fees	1,901	1,933	(32)	(1.7)
Gain on sale of equity interest	1,875	—	1,875	—
Loss on sale of and write downs on other real estate owned	(1,640)	(1,117)	(523)	46.8
Other income	750	565	185	32.7
Net realized gains on sales of securities	691	344	347	100.9
Total other-than-temporary impairment losses:
Total other-than-temporary impairment losses on investments	(869)	(5,569)	4,700	(84.4)
Portion of loss recognized in other comprehensive income	19	3,101	(3,082)	(99.4)

Net credit impairment loss recognized in earnings	(850)	(2,468)	1,618	(65.6)

Total non-interest income	$18,930	$16,314	$2,616	16.0

        A significant portion of the $2.6 million increase in non-interest income was related to a $1.9 million gain recognized on the sale of a 25% equity interest in First HSA, LLC related to the transfer of approximately $89.0 million of health savings account deposits in the second quarter of 2010.

        Investment securities activities accounted for $2.0 million of the increase in non-interest income. Net realized gains on the sale of available for sale securities were $691,000 for 2010, as compared to $344,000 for 2009. Sales of available for sale securities during 2010 were the result of liquidity and asset/liability management strategies. The 2010 gain on sales of available for sale securities included $122,000 of net losses on the sale of available for sale investment securities related to the Allegiance acquisition. Net credit impairment losses recognized in earnings were $850,000 during 2010, as compared to $2.5 million in 2009. During 2010, the net credit impairment losses recognized in earnings include other-than-temporary impairment ("OTTI") charges for estimated credit losses on both available for sale and held to maturity pooled trust preferred securities that resulted primarily from changes in the underlying cash flow assumptions used in determining credit losses due to provisions related to such securities included in the Dodd-Frank Wall Street Reform and Consumer Protection Act (see Note 5 of the consolidated financial statements).

        In 2010, a premium of $272,000 was paid to VIST resulting from a counterparty exercising a call option to terminate an interest rate swap, which was recognized in other income. Other income also primarily includes service fee income on SBA commercial loans and market value adjustments on junior subordinated debt and interest rate swaps. The portion of other income associated with fair market value adjustments was $193,000 for the twelve months ended December 31, 2010 as compared to ($184,000) for the same period in 2009. Income related to a settlement of a previously accrued contingent payment of $575,000 was recognized in 2009 and included in other income. Fees generated on servicing health savings account deposits were $21,000 and $84,000 for 2010 and 2009, respectively. The decrease in HSA servicing fees was attributable to the sale and transfer of the HSA deposits to a third party.

        VIST's primary source of non-interest income is from commissions and other revenue generated through sales of insurance products through its insurance subsidiary, VIST Insurance. Revenues from insurance operations totaled $11.9 million in 2010 compared to $12.3 million for 2009. The decrease in revenue in 2010 from insurance operations was due mainly to a decrease in contingency income on insurance products.

        The income recognized from customer service fees was approximately $2.0 million for the twelve months ended December 31, 2010, as compared to $2.4 million for the same period in 2009. During the third quarter of 2010, new regulations took effect, which requires VIST to receive the customer's permission before covering overdrafts for debit card transactions made with ATM or debit cards. The implementation of this new legislation significantly reduced income related to non-sufficient funds charges.

        VIST generates income from the sale of newly originated mortgage loans, which is recorded in non-interest income as mortgage banking activities. The income recognized from mortgage banking activities was $1.1 million for the twelve months ended December 31, 2010, as compared to $1.3 million in 2009. The decrease in mortgage banking revenue from 2009 to 2010 was mainly attributable to a decrease in the volume of mortgage loan originations sold into the secondary mortgage market through VIST's mortgage banking division, VIST Mortgage.

        Other commissions and fees were $1.9 million for both the twelve months ended December 31, 2010 and 2009. Most of these fees are generated through ATM surcharges and interchange income generated from debit card transactions.

        VIST also recognizes non-interest income from broker and investment advisory commissions generated through VIST Capital, VIST's investment subsidiary, which totaled $737,000 for the twelve months ended December 31, 2010, as compared to $714,000 for the same period in 2009.

        Earnings on investment in life insurance represent the change in cash value of Bank Owned Life Insurance ("BOLI") policies. The BOLI policies of VIST are designed to offset the costs of employee benefit plans and to enhance tax-free earnings. The income recognized from earnings on investment in life insurance was $423,000 for the twelve months ended December 31, 2010, as compared to $391,000 for the same period in 2009.

Non-Interest Expense

        Non-interest expense was $45.9 million for the year ended December 31, 2010, as compared to $44.6 million for the same period in 2009.

        Increases (decreases) in the components of non-interest expense when comparing the year ended December 31, 2010, to the same period in 2009, are as follows:

	2010 versus 2009
	2010	2009	Increase/ (Decrease)%
	(Dollars in thousands, except percentage data)
Salaries and employee benefits	$21,979	$22,134	$(155)	(0.7)
Occupancy expense	4,415	4,160	255	6.1
Furniture and equipment expense	2,559	2,495	64	2.6
Outside processing services	3,908	3,983	(75)	(1.9)
Professional services	3,093	2,480	613	24.7
Marketing and advertising expense	1,022	1,011	11	1.1
FDIC deposit and other insurance expense	2,128	2,479	(351)	(14.2)
Amortization of identifiable intangible assets	543	647	(104)	(16.1)
Other real estate owned expense	2,558	1,445	1,113	77.0
Other expense	3,740	3,752	(12)	(0.3)

Total non-interest expense	$45,945	$44,586	$1,359	3.0

        A significant portion of the increase in non-interest expense for 2010 was related to other real estate owned expense ("OREO"), which increased $1.1 million, or 77.0%, to $2.6 million for the twelve months ended December 31, 2010, as compared to $1.4 million for the same period in 2009. The increase in OREO expense for 2010 reflects a higher volume of properties that have been acquired and sold by VIST, which has increased the overall costs to foreclose, operate and maintain OREO properties.

        Total professional services increased by $613,000, or 24.7%, to $3.1 million for the twelve months ended December 31, 2010, as compared to $2.5 million for the same period in 2009. The increase in professional services was primarily due to accounting related services and consulting fees associated with various corporate projects. Professional service fees for 2010 included $150,000 of investment banking fees related to the Allegiance acquisition.

        Total occupancy expense and equipment expense increased by $319,000, or 4.8%, in 2010 compared to 2009 primarily due to increases in building lease expense and equipment and software maintenance expenses.

        FDIC and other insurance expense decreased by $351,000 to $2.1 million for the twelve months ended December 31, 2010, as compared to $2.5 million for the same period in 2009. The twelve months ended December 31, 2009 included an expense of $574,000 related to an FDIC special assessment on deposit-insured institutions, which resulted in a decrease of expense for 2010 as there was no such special assessment during 2010. As noted in the table below (in thousands), the total expense associated with FDIC insurance assessments decreased when comparing the twelve months ended December 31, 2010, to the same period in 2009. However, the expense associated with FDIC base insurance assessments increased by $266,000, or 16.8% , to $1.8 million for the twelve months ended December 31, 2010, as compared to $1.6 million for the same period in 2009. The increase in expense associated with FDIC base insurance assessments was the result of increased base assessment rates, as determined by the FDIC, and an increase in VIST's overall deposit balances.

        The following table shows the breakdown of the FDIC insurance expense by assessment type:

 FDIC Insurance Expense

	Twelve Months Ended December 31,
			Increase (Decrease)
	2010	2009
	(in thousands)
Base insurance assessments	$1,848	$1,582	$266
Special insurance assessments	—	574	(574)

Total FDIC insurance expense	$1,848	$2,156	$(308)

        Salaries and employee benefits, the largest component of non-interest expense, decreased by $155,000 to $22.0 million for the twelve months ended December 31, 2010, as compared to $22.1 million for the same period in 2009. The decrease was primarily the result of a decrease in commissions paid resulting from less fees generated from insurance sales, which decreased by $300,000 to $1.1 million for the twelve months ended December 31, 2010, as compared to $1.4 million for the same period in 2009. VIST's total number of full-time equivalent employees increased to 295 at December 31, 2010, as compared to 283 at December 31, 2009. The increase in full-time equivalent employees during 2010 was primarily attributable to additions in staff related to the Allegiance acquisition. Included in salaries and benefits were stock-based compensation costs of $148,000 and $198,000 for the twelve months ended December 31, 2010 and 2009, respectively.

        Marketing and advertising expense includes costs associated with market research, corporate donations, direct mail production and business development. Expenses associated with outside processing services includes charges related to VIST's core operating software system, computer network and system upgrades, and data line charges. Other expense includes utility expense, postage expense, stationary and supplies expense, as well as, other miscellaneous expense items.

Income Taxes

        The effective income tax rate for VIST for the twelve months ended December 31, 2010 and 2009 was (13.2%) and 142.7%, respectively. The decrease in effective tax rate for 2010 was primarily due to the increase in the income tax benefit resulting from an increase in tax exempt investment securities and loans. Generally, VIST's effective tax rate is below the statutory rate due to tax-exempt earnings on loans, investments, and bank-owned life insurance, and the impact of tax credits. Included in the income tax provision is a federal tax benefit related to our $5.0 million investment in an affordable housing, corporate tax credit limited partnership of $495,000 and $550,000 for the twelve months ended December 31, 2010 and 2009, respectively.

Interest Rate Sensitivity

        Through the years, the banking industry has adapted to an environment in which interest rates have fluctuated dramatically and in which depositors have been provided with liquid, rate sensitive investment options. The industry utilizes a process known as asset/liability management as a means of managing this adaptation.

        Asset/liability management is intended to provide for adequate liquidity and interest rate sensitivity by analyzing and understanding the underlying cash flow structures of interest rate sensitive assets and liabilities and coordinating maturities and repricing characteristics on those assets and liabilities.

        Interest rate risk management involves managing the extent to which interest-sensitive assets and interest-sensitive liabilities are matched. Interest rate sensitivity is the relationship between market interest rates and earnings volatility due to the repricing characteristics of assets and liabilities. VIST's net interest income is affected by changes in the level of market interest rates. In order to maintain consistent earnings performance, VIST seeks to manage, to the extent possible, the repricing characteristics of its assets and liabilities.

        One major objective of VIST when managing the rate sensitivity of its assets and liabilities is to stabilize net interest income. The management of and authority to assume interest rate risk is the responsibility of VIST's Asset/Liability Committee ("ALCO"), which is comprised of senior management and Board members. The ALCO meets quarterly to monitor the ratio of interest sensitive assets to interest sensitive liabilities. The process to review interest rate risk management is a regular part of management of VIST. In addition, there is an annual process to review the interest rate risk policy and the assumptions used to determine VIST's interest rate risk with the Board of Directors which includes limits on the impact to earnings and value from shifts in interest rates.

        To manage the interest rate sensitivity position, an asset/liability model called "gap analysis" is used to monitor the difference in the volume of VIST's interest sensitive assets and liabilities that mature or reprice within given periods. A positive gap (asset sensitive) indicates that more assets reprice during a given period compared to liabilities, while a negative gap (liability sensitive) has the opposite effect.

        VIST remains slightly asset sensitive and will continue its strategy to originate fixed rate and adjustable rate commercial loans and use excess federal funds sold to purchase investment securities to maintain a more neutral gap position.

        Asset Liability management is intended to provide for adequate liquidity and interest rate sensitivity by matching interest rate-sensitive assets and liabilities and coordinating maturities on assets and liabilities. With the exception of the majority of residential mortgage loans, loans generally are written having terms that provide for a readjustment of the interest rate at specified times during the term of the loan. In addition, interest rates offered for all types of deposit instruments are reviewed weekly and are established on a basis consistent with funding needs and maintaining a desirable spread between cost and return.

        During 2002, VIST entered into an interest rate swap agreement with a notional amount of $5 million. This derivative financial instrument effectively converted fixed interest rate obligations of outstanding junior subordinated debt to variable interest rate obligations, decreasing the asset sensitivity of its balance sheet by more closely matching VIST's variable rate assets with variable rate liabilities. In September 2010, the fixed rate payer exercised a call option to terminate this interest rate swap.

        During 2008, VIST entered into two interest rate swap agreements with an aggregate notional amount of $15 million. These interest rate swap transactions involved the exchange of VIST's floating rate interest rate payment on $15.0 million in floating rate junior subordinated debt for a fixed rate interest payment without the exchange of the underlying principal amount.

        Interest rate caps are generally used to limit the exposure from the repricing and maturity of liabilities and to limit the exposure created by interest rate swaps. In June of 2003, VIST purchased a six month LIBOR cap to create protection against rising interest rates for the above mentioned $5 million interest rate swap. This interest rate cap matured in March 2010.

        In October of 2010, VIST purchased a three month LIBOR interest rate cap to create protection against rising interest rates. The notional amount of this interest rate cap was $5 million and the initial premium paid for the interest rate cap was $206,000. At December 31, 2011, the recorded value of the interest rate cap was $54,000.

        Also, VIST Bank can sell fixed and adjustable rate residential mortgage loans to limit the interest rate risk of holding longer-term assets on its balance sheet. VIST did not sell any fixed and adjustable rate loans in 2011, 2010 or 2009.

        At December 31, 2011, VIST was in a positive one-year cumulative gap position. Commercial and construction loans decreased $22.4 million or 3.4% from $655.8 million at December 31, 2010 to $633.4 million at December 31, 2011. Consumer and home equity lines of credit loans decreased $4.9 million or 5.3% from $91.5 million at December 31, 2010 to $86.6 million at December 31, 2011. During 2011, targeted short-term interest rates continued to remain low. Both the national prime rate and the overnight federal funds rates remained unchanged throughout 2011. Throughout 2011, the low interest rate environment contributed to lower yields on VIST Bank's adjustable and variable rate commercial and consumer loan portfolios as well as contributing to lower yields on federal funds sold and taxable investment securities. Also, decreases in interest-bearing core deposit and time deposit interest rates contributed to the reduction of VIST Bank's overall cost of funds. As a result of the prolonged economic downturn fueled in part by a continued depressed housing market, the mortgage refinance market remained somewhat flat in 2011 but did produce an increase in prepayments on loans and investment securities throughout the year. The increase in loan and investment securities prepayments helped limit extension risk within the fixed rate loan and investment securities portfolios. In order to augment the funding needs for new commercial and consumer loan originations and investment security purchases during 2011, non interest-bearing core deposits, interest-bearing core deposits and time deposits increased $38.2 million or 3.3% from $1.1 billion at December 31, 2010 to $1.2 billion at December 31, 2011. These factors contributed to VIST's positive one-year cumulative gap position. In 2012, VIST will continue its strategy to originate fixed and adjustable rate commercial and consumer loans and use investment security cash flows and interest-bearing and non-interest bearing deposits to rebalance wholesale borrowings to maintain a more neutral gap position.

Interest Sensitivity Gap at December 31, 2011

	0 - 3 months	3 to 12 months	1 - 3 years	over 3 years
	(Dollars in thousands)
Interest bearing deposits and federal funds sold	$6,314	$—	$—	$—
Securities(1)(2)	54,096	71,853	122,154	134,943
Mortgage loans held for sale	3,365	—	—	—
Loans(2)	328,162	105,069	208,333	302,271

Total rate sensitive assets (RSA)	391,937	176,922	330,487	437,214

Interest bearing deposits(3)	31,905	95,716	255,242	255,244
Time deposits	71,009	203,444	125,984	19,510
Securities sold under agreements to repurchase	103,362	—	—	—
Borrowings	—	—	—	—
Junior subordinated debt	10,150	—	—	8,384

Total rate sensitive liabilities	216,426	299,160	381,226	283,138

Interest rate swap (notional)	(15,000)	—	—	—

As of December 31, 2011
Interest sensitivity gap	$190,511	$(122,238)	$(50,739)	$154,076

Cumulative gap	$190,511	$68,273	$17,534	$171,610
RSA/RSL	1.8%	0.6%	0.9%	1.5%

(1)
Includes gross unrealized gains/losses on available for sale securities.

(2)
Securities and loans are included in the earlier of the period in which interest rates were next scheduled to adjust or the period in which they are due.

(3)
Demand and savings accounts are generally subject to immediate withdrawal. However, management considers a certain amount of such accounts to be core accounts having significantly longer effective maturities based on the retention experiences of such deposits in changing interest rate environments.

        Certain shortcomings are inherent in the method of analysis presented in the above table. Although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types of assets and liabilities may lag behind changes in market interest rates. Certain assets, such as adjustable-rate mortgages, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. In the event of a change in interest rates, prepayment and early withdrawal levels may deviate significantly from those assumed in calculating the table. The ability of many borrowers to service their adjustable-rate debt may decrease in the event of an interest rate increase.

        VIST also measures its near-term sensitivity to interest rate movements through simulations of the effects of rate changes upon its net interest income. Net interest income simulations evaluate the effect that interest rate changes have on the prepayment, repricing and maturity attributes of VIST's interest earning assets and interest bearing liabilities over the next twelve months. Interest rate movements of up 100, 200, 300 and 400 basis points and down 100, 200 and 300 basis points, adjusted for activity in the current and forecasted interest rate environment, were applied to VIST's interest earning assets and interest bearing liabilities as of December 31, 2011.

        The results of these simulations on net interest income for 2011 are as follows:

Simulated % change in 2011 Net Interest Income
Assumed Changes in Interest Rates	% Change
-300	(1.0)%
-200	1.0%
-100	1.0%
0	0.0%
+100	0.0%
+200	(1.0)%
+300	(1.0)%
+400	(2.0)%

        VIST also measures its longer-term sensitivity to interest rate movements through simulations of the effects of rate changes upon its economic value of shareholders' equity. Economic value of shareholders' equity simulations evaluate the effect that interest rate changes have on the prepayment, repricing and maturity attributes of VIST's interest earning assets and interest bearing liabilities over the life of each financial instrument. Interest rate movements of up 100, 200, 300 and 400 basis points and down 100, 200 and 300 basis points, adjusted for activity in the current and forecasted interest rate environment, were applied to VIST's interest earning assets and interest bearing liabilities as of December 31, 2011.

        The results of these simulations on economic value of shareholders' equity for 2011 are as follows:

Simulated % change in Economic Value of Shareholders' equity
Assumed Changes in Basis Points	% Change
-300	(14.0)%
-200	(7.0)%
-100	0.0%
0	0.0%
+100	(7.0)%
+200	(16.0)%
+300	(25.0)%
+400	(34.0)%

Liquidity and Funds Management

        Liquidity management ensures that adequate funds will be available to meet anticipated and unanticipated deposit withdrawals, debt servicing payments, investment commitments, commercial and consumer loan demand and ongoing operating expenses. Funding sources include principal repayments on loans and investment securities, sales of loans, growth in core deposits, short and long-term borrowings and repurchase agreements. Regular loan payments are typically a dependable source of funds, while the sale of loans and investment securities, deposit flows, and loan prepayments are significantly influenced by general economic conditions and level of interest rates. In 2011, the increase in impaired loans continued to lessen the dependability of regular loan payments.

        VIST Bank's objective is to maintain adequate liquidity to meet funding needs at a reasonable cost and to provide contingency plans to meet unanticipated funding needs or a loss of funding sources, while minimizing interest rate risk. Adequate liquidity provides resources for credit needs of borrowers, for depositor withdrawals and for funding corporate operations. Sources of liquidity are as follows:

  •
  Deposit generation;

  •
  Investment securities portfolio scheduled cash flows, prepayments, maturities and sales;

  •
  Payments received on loans; and,

  •
  Overnight correspondent bank borrowings credit lines, and borrowing capacity available from the Federal Reserve Bank and the Federal Home Loan Bank of Pittsburgh.

        VIST considers its primary source of liquidity to be its core deposit base, which includes non-interest-bearing and interest-bearing demand deposits, savings, and time deposits under $100,000. This funding source has grown steadily over the years through organic growth and acquisitions and consists of deposits from customers throughout VIST's financial center network. VIST will continue to promote the growth of deposits through its financial center offices. At December 31, 2011, a portion of VIST's assets were funded by core deposits acquired within its market area and by VIST's equity. These two components provide a substantial and stable source of funds.

        Management believes that VIST Bank's core deposits remain fairly stable. Liquidity and funds management is governed by policies and measured on a daily basis, with supplementary weekly and monthly analyses. These measurements indicate that liquidity generally remains stable and exceeds our minimum defined levels of adequacy. Other than the trends of continued competitive pressures and volatile interest rates, there are no known demands, commitments, events or uncertainties that will result in, or that are reasonably likely to result in, liquidity increasing or decreasing in any material way. Considering all factors involved, management believes that liquidity is being maintained at an adequate level.

        At December 31, 2011, VIST had a maximum borrowing capacity with the Federal Home Loan Bank of approximately $260.0 million. In the event that additional short-term liquidity is needed, VIST Bank has established relationships with several correspondent banks to provide short-term borrowings in the form of federal funds purchased.

        VIST Bank is required to pledge residential and commercial real estate secured loans to collateralize its potential borrowing capacity with the FHLB. As of December 31, 2011, VIST Bank has pledged approximately $503.9 million in loans to the FHLB to secure its maximum borrowing capacity of $260.0 million.

        At December 31, 2011, VIST maintained $22.7 million in cash and cash equivalents primarily consisting of cash and due from banks. In addition, VIST had $375.7 million in available for sale securities and $1.6 million in held to maturity securities. Cash and investment securities totaled $400.0 million which represented 27.9% of total assets at December 31, 2011 compared to 21.0% at December 31, 2010.

Off-Balance Sheet Arrangements

        VIST Bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet.

        VIST Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and letters of credit is represented by the contractual amount of those instruments. VIST Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. VIST Bank reviews all outstanding commitments for risk and maintains an allowance for potential credit losses related to these obligations.

        A summary of the contractual amount of VIST's financial instrument commitments is as follows:

	December 31,
	2011	2010
	(in thousands)
Commitments to extend credit:
Unfunded loan origination commitments	$51,640	$41,803
Unused home equity lines of credit	46,841	38,089
Unused business lines of credit	110,222	132,486

Total commitments to extend credit	$208,703	$212,378

Standby letters of credit	$9,416	$9,235

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. VIST Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by VIST Bank upon extension of credit, is based on management's credit evaluation. Collateral held varies but may include personal or commercial real estate, accounts receivable, inventory and equipment. At December 31, 2011 the amount of commitments to extend credit was $208.7 million as compared to $212.4 million at December 31, 2010.

        Standby letters of credit written are conditional commitments issued by VIST Bank to guarantee the performance of a customer to a third party. The majority of these standby letters of credit expire within the next twenty-four months. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending other loan commitments. VIST Bank requires collateral supporting these letters of credit as deemed necessary. Management believes that the proceeds obtained through a liquidation of such collateral would be sufficient to cover the maximum potential amount of future payments required under the corresponding guarantees. The current amount of the liability as of December 31, 2011 for guarantees under standby letters of credit issued was $9.4 million, as compared to $9.2 million at December 31, 2010.

        VIST's financial statements do not reflect various off-balance sheet arrangements that are made in the normal course of business, which may involve some liquidity risk. These commitments consist mainly of unfunded loans and letters of credit made under the same standards as on-balance sheet instruments. Unused commitments, at December 31, 2011 totaled $208.7 million. This consisted of $34.3 million in commercial real estate and construction loans, $51.6 million in home equity lines of credit, $122.7 million in unused business lines of credit and $9.4 million in standby letters of credit. Because these instruments have fixed maturity dates, and because many of them will expire without being drawn upon, they do not generally present any significant liquidity risk to VIST. Any amounts actually drawn upon, management believes, can be funded in the normal course of operations. VIST has no investment in or financial relationship with any unconsolidated entities that are reasonably likely to have a material effect on liquidity or the availability of capital resources.

Contractual Obligations

        The following table represents VIST's aggregate contractual obligations to make future payments.

	December 31, 2011
	Less than 1 year	1 - 3 Years	4 - 5 Years	Over 5 Years	Total
	(Dollar amounts in thousands)
Time deposits	$274,453	$125,984	$19,030	$480	$419,947
Repurchase agreements	100,000	—	—	—	100,000
Junior subordinated debt(1)	20,150	—	—	—	20,150
Operating leases	3,034	5,255	4,595	11,285	24,169
Unconditional purchase obligations	2,168	4,349	2,718	—	9,235

Total	$399,805	$135,588	$26,343	$11,765	$573,501

(1)
Junior subordinated debt is classified based on the earliest date on which it may be redeemed and not contractual maturity.

Quantitative and Qualitative Disclosures about Market Risk.

        The discussion concerning the effects of interest rate changes on VIST's estimated net interest income for the year ended December 31, 2011 set forth under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations—Interest Rate Sensitivity" above, is incorporated herein by reference. There have been no material changes in VIST's assessment of its sensitivity to market risk since the aforementioned presentation.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

        None.

VIST FINANCIAL CORP.

Financial Statements

VIST FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	March 31, 2012	December 31, 2011
	(Unaudited)
ASSETS
Cash and due from banks	$15,647	$16,361
Interest-bearing deposits in banks	6,104	6,314

Total cash and cash equivalents	21,751	22,675
Securities available for sale	364,987	375,691
Securities held to maturity, fair value of $1,591 at March 31, 2012 and $1,613 at December 31, 2011	1,534	1,555
Federal Home Loan Bank stock	5,514	5,800
Mortgage loans held for sale	4,487	3,365
Loans, excluding covered loans	896,055	907,177
Covered loans	47,814	50,706

Total loans	943,869	957,883
Allowance for loan losses	(13,664)	(14,049)

Net loans	930,205	943,834
Premises and equipment, net	8,650	6,587
Other real estate owned	3,479	3,724
Covered other real estate owned	408	596
Goodwill	16,513	16,513
Identifiable intangible assets, net	3,253	3,319
Bank owned life insurance	19,932	19,830
FDIC prepaid deposit insurance	2,309	2,604
FDIC indemnification asset	6,201	6,381
Other assets	20,759	19,241

Total assets	$1,409,982	$1,431,715

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Non-interest bearing	$124,381	$129,394
Interest bearing	1,040,615	1,058,055

Total deposits	1,164,996	1,187,449
Repurchase agreements	103,121	103,362
Junior subordinated debt, at fair value	18,431	18,534
Other liabilities	7,906	6,687

Total liabilities	1,294,454	1,316,032
Shareholders' equity:
Preferred stock: $0.01 par value; authorized 1,000,000 shares; $1,000 liquidation preference per share; 25,000 shares of Series A 5% (increasing to 9% in 2014) cumulative preferred stock issued and outstanding; Less: discount of $898 at March 31, 2012 and $1,021 at December 31, 2011	24,102	23,979
Common stock, $5.00 par value; authorized 20,000,000 shares; issued: 6,650,246 shares at March 31, 2012 and 6,649,087 shares at December 31, 2011	33,251	33,245
Stock warrant	2,307	2,307
Surplus	65,716	65,626
Retained deficit	(10,701)	(10,644)
Accumulated other comprehensive income	1,044	1,361
Treasury stock: 10,484 shares at cost	(191)	(191)

Total shareholders' equity	115,528	115,683

Total liabilities and shareholders' equity	$1,409,982	$1,431,715

See Notes to Unaudited Consolidated Financial Statements.

VIST FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited; in thousands, except share data)

	Three Months Ended March 31,
	2012	2011
Interest and dividend income:
Interest and fees on loans	$12,793	$13,979
Interest on securities:
Taxable	3,061	2,553
Tax-exempt	283	334
Dividend income	21	22
Other interest income	1	5

Total interest and dividend income	16,159	16,893

Interest expense:
Interest on deposits	3,538	3,784
Interest on short-term borrowings	4	—
Interest on repurchase agreements	1,183	1,176
Interest on borrowings	—	7
Interest on junior subordinated debt	406	406

Total interest expense	5,131	5,373

Net interest income	11,028	11,520
Provision for loan losses	2,200	2,230

Net interest income after provision for loan losses	8,828	9,290

Non-interest income:
Commissions and fees from insurance sales	3,094	2,837
Customer service fees	370	417
Mortgage banking activities	190	169
Brokerage and investment advisory commissions and fees	159	180
Earnings on bank owned life insurance	102	98
Other commissions and fees	471	438
Loss on sale of and write downs on other real estate owned	(151)	(804)
Other income	351	10
Net realized gains on sales of securities	577	89
Total other-than-temporary impairment losses:
Total other-than-temporary impairment losses on investments	(790)	8
Portion of loss recognized in other comprehensive income	213	(72)

Net credit impairment loss recognized in earnings	(577)	(64)

Total non-interest income	4,586	3,370

Non-interest expense:
Salaries and employee benefits	6,400	5,911
Occupancy expense	1,191	1,300
Furniture and equipment expense	678	665
Outside processing services	865	1,069
Professional services	696	1,056
Marketing and advertising expense	185	319
FDIC deposit and other insurance expense	420	683
Amortization of identifiable intangible assets	66	138
Other real estate owned expense	518	412
Merger related costs	478	—
Other expense	1,028	805

Total non-interest expense	12,525	12,358

Income before income taxes	889	302
Income tax expense (benefit)	178	(204)

Net income	711	506
Preferred stock dividends and discount accretion	436	427

Net income available to common shareholders	$275	$79

EARNINGS PER COMMON SHARE DATA
Average shares outstanding for basic earnings per common share	6,638,784	6,561,492
Basic earnings per common share	$0.04	$0.01
Average shares outstanding for diluted earnings per common share	6,804,475	6,615,779
Diluted earnings per common share	$0.04	$0.01
Cash dividends declared per actual common shares outstanding	$0.05	$0.05

See Notes to Unaudited Consolidated Financial Statements.

VIST FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Unaudited; in thousands)

	Three Months Ended March 31,
	2012	2011
Net income	$711	$506

Other comprehensive income:
Change in unrealized holding (losses) gains on available for sale securities	310	(687)
Change in non-credit impairment losses on available for sale securities	(801)	2
Reclassification adjustment for credit related impairment on available for sale securities realized in income	577	64
Change in non-credit impairment losses on held to maturity securities	11	7
Reclassification adjustment for credit related impairment on held to maturity securities realized in income	—	—
Reclassification adjustment for net investment gains realized in income	(577)	(89)

Net unrealized losses	(480)	(703)
Income tax effect	163	239

Other comprehensive loss	(317)	(464)

Total comprehensive income	$394	$42

See Notes to Unaudited Consolidated Financial Statements.

VIST FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

Three Months Ended March 31, 2012 and 2011

(Unaudited; Dollar amounts in thousands, except share data)

	Preferred Stock		Common Stock
								Accumulated Other Comprehensive Income
	Number of Shares Issued	Liquidation Value	Number of Shares Issued	Par Value	Stock Warrant	Surplus	Retained Deficit		Treasury Stock	Total
Balance, January 1, 2012	25,000	$23,979	6,649,087	$33,245	$2,307	$65,626	$(10,644)	$1,361	$(191)	$115,683
Comprehensive income:
Net income	—	—	—	—	—	—	711	—	—	711
Change in net unrealized gains on securities available for sale, net of tax effect and reclassification adjustments for gains and impairment charges	—	—	—	—	—	—	—	(324)	—	(324)
Change in net unrealized losses on securities held to maturity, net of tax effect and reclassification adjustments for gains and impairment charges	—	—	—	—	—	—	—	7	—	7

Total comprehensive income										394

Cancellation of restricted stock issued in connection with employee compensation	—	—	(6,766)	(34)	—	34	—	—	—	—
Common stock issued in connection with directors' compensation	—	—	5,993	30	—	8	—	—	—	38
Compensation expense related to stock options and restricted stock	—	—	—	—	—	42	—	—	—	42
Issuance of common stock from stock option exercises	—	—	1,932	10	—	6	—	—	—	16
Preferred stock discount accretion	—	123	—	—	—	—	(123)	—	—	—
Common stock cash dividends paid ($0.05 per share)	—	—	—	—	—	—	(332)	—	—	(332)
Preferred stock cash dividends paid or declared	—	—	—	—	—	—	(313)	—	—	(313)

Balance, March 31, 2012	25,000	$24,102	6,650,246	$33,251	$2,307	$65,716	$(10,701)	$1,044	$(191)	$115,528

	Preferred Stock		Common Stock
								Accumulated Other Comprehensive Loss
	Number of Shares Issued	Liquidation Value	Number of Shares Issued	Par Value	Stock Warrant	Surplus	Retained Earnings		Treasury Stock	Total
Balance, January 1, 2011	25,000	$23,520	6,546,273	$32,732	$2,307	$65,506	$12,960	$(4,387)	$(191)	$132,447
Comprehensive income:
Net income	—	—	—	—	—	—	506	—	—	506
Change in net unrealized gains on securities available for sale, net of tax effect and reclassification adjustments for gains and impairment charges	—	—	—	—	—	—	—	(469)	—	(469)
Change in net unrealized losses on securities held to maturity, net of tax effect and reclassification adjustments for gains and impairment charges	—	—	—	—	—	—	—	5	—	5

Total comprehensive income										42

Restricted stock issued in connection with employee compensation	—	—	26,000	129	—	(129)	—	—	—	—
Cancellation of restricted stock issued in connection with employee compensation	—	—	(417)	(2)	—	2	—	—	—	—
Common stock issued in connection with directors' compensation	—	—	5,546	28	—	11	—	—	—	39
Common stock issued in connection with director and employee stock purchase plans	—	—	1,724	9	—	7	—	—	—	16
Tax benefits from employee stock transactions	—	—	—	—	—	1	—	—	—	1
Compensation expense related to stock options and restricted stock	—	—	—	—	—	95	—	—	—	95
Issuance of common stock from stock option exercises	—	—	500	2	—	—	—	—	—	2
Preferred stock discount accretion	—	115	—	—	—	—	(115)	—	—	—
Common stock cash dividends paid ($0.05 per share)	—	—	—	—	—	—	(328)	—	—	(328)
Preferred stock cash dividends paid or declared	—	—	—	—	—	—	(313)	—	—	(313)

Balance, March 31, 2011	25,000	$23,635	6,579,626	$32,898	$2,307	$65,493	$12,710	$(4,851)	$(191)	$132,001

See Notes to Unaudited Consolidated Financial Statements.

VIST FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; Dollar amounts In thousands)

	For The Three Months Ended March 31,
	2012	2011
Cash Flows From Operating Activities
Net income	$711	$506
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	2,200	2,230
Provision for depreciation and amortization of premises and equipment	327	302
Amortization of identifiable intangible assets	66	138
Deferred tax benefit	—	(377)
Director stock compensation	38	39
Net amortization of securities premiums	962	518
Amortization of mortgage servicing rights	—	16
Accretion of fair value discounts related to the FDIC indemnification asset	(17)	(11)
Accretion of fair value discounts related to covered loans	(464)	(128)
Net realized losses on sales of and write downs on other real estate owned	151	804
Impairment charge on investment securities recognized in earnings	577	64
Net realized gains on sales of securities	(577)	(89)
Proceeds from sales of loans held for sale	12,798	8,875
Net gains on sales of loans held for sale (included in mortgage banking activities)	(143)	(169)
Loans originated for sale	(13,777)	(5,209)
Earnings on bank owned life insurance	(102)	(98)
Decrease in FDIC prepaid deposit insurance	295	557
Decrease in FDIC indemnification asset	112	—
Impairment of FDIC indemnification asset	85	—
Compensation expense related to stock options and restricted stock	42	95
Net change in fair value of junior subordinated debt	(103)	156
Net change in fair value of interest rate swaps	(73)	(124)
Increase in accrued interest receivable and other assets	(1,355)	(1,068)
Increase (decrease) in accrued interest payable and other liabilities	1,292	(796)

Net Cash Provided by Operating Activities	3,045	6,231

Cash Flow From Investing Activities
Investment securities:
Purchases—available for sale	(46,385)	(39,953)
Principal repayments, maturities and calls—available for sale	23,700	12,607
Proceeds from sales—available for sale	31,968	16,946
Net decrease in loans receivable	8,356	25,582
Net decrease in covered loans	3,355	4,080
Net decrease in Federal Home Loan Bank stock	286	350
Sales of other real estate owned	464	3,116
Purchases of premises and equipment	(2,390)	(525)
Disposals of premises and equipment	—	18

Net Cash Provided by Investing Activities	19,354	22,221

Cash Flow From Financing Activities
Net decrease in deposits	(22,453)	(312)
Net decrease in repurchase agreements	(241)	(1,649)
Repayments of long-term debt	—	(10,000)
Proceeds from stock purchase plans	16	18
Tax benefits from employee stock transactions	—	1
Cash dividends paid on preferred and common stock	(645)	(638)

Net Cash Used In Financing Activities	(23,323)	(12,580)

Increase in cash and cash equivalents	(924)	15,872
Cash and Cash Equivalents:
January 1	22,675	17,815

March 31	$21,751	$33,687

Cash Payments For:
Interest	$5,475	$5,728

Taxes	$—	$600

Supplemental Schedule of Non-cash Investing and Financing Activities
Transfer of loans receivable to other real estate owned	$182	$850

See Notes to Unaudited Consolidated Financial Statements.

VIST FINANCIAL CORP.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Summary of Significant Accounting Policies

Basis of Presentation:

        The unaudited consolidated financial statements include the accounts of VIST Financial Corp. (the "Company"), a bank holding company, which has elected to be treated as a financial holding company, and its wholly-owned subsidiaries, VIST Bank (the "Bank"), VIST Insurance, LLC ("VIST Insurance") and VIST Capital Management, LLC ("VIST Capital"). As of March 31, 2012, the Bank's wholly-owned subsidiary was VIST Mortgage Holdings, LLC. All significant inter-company accounts and transactions have been eliminated.

        Certain information and footnote disclosures normally included in consolidated financial statements prepared in accordance with generally accepted accounting principles in the United States of America ("U.S. GAAP") have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). The unaudited consolidated financial statements contain all adjustments (consisting only of normal recurring accruals and adjustments) necessary to fairly present our financial position as of March 31, 2012 and December 31, 2011, and the related consolidated statements of operations, comprehensive income, changes in shareholders' equity and cash flows for each of the periods ended March 31, 2012 and 2011. The results of operations for interim periods are not necessarily indicative of operating results expected for the full year. These interim consolidated financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2011 and with the Company's other reports that were filed during 2012 with the SEC.

Use of Estimates:

        The process of preparing consolidated financial statements in conformity with U.S. GAAP requires the use of estimates and assumptions that affect the reported amounts of certain types of assets, liabilities, revenues and expenses. Accordingly, actual results may differ from estimated amounts. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of deferred tax assets, the assessment of other-than-temporary impairment of investment securities, the potential impairment of restricted stock and fair value disclosures.

Note 2. Merger with Tompkins Financial Corp.

        On January 25, 2012, the Company entered into a definitive merger agreement under which Tompkins Financial will acquire VIST Financial Corp. Based on the average of the closing prices of Tompkins Financial common stock for the 20 trading days ending January 24, 2012, the all stock transaction is valued at approximately $86.0 million at the time of signing the merger agreement, or $12.50 per VIST common share. Under the terms of the merger agreement, VIST shareholders will receive 0.3127 shares of Tompkins Financial common stock for each share of VIST common stock held. The exchange ratio is subject to adjustment based on the average of the closing prices of Tompkins Financial common stock for the 20 business days ending three business days prior to the VIST shareholder meeting called to consider the merger agreement (the "Average Closing Price"). If the Average Closing Price is more than $43.98, the Exchange Ratio shall be 0.2842; and if the Average Closing Price is less than $35.98, the Exchange Ratio shall be 0.3475.

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

Note 2. Merger with Tompkins Financial Corp. (Continued)

        The Merger Agreement provides certain termination rights for both Tompkins and VIST, including a right of Tompkins to terminate if certain past due loans and nonperforming assets of VIST exceed $65.0 million (for additional information refer to Note 6—Loans and Related Allowance for Credit Losses on page 192) and a right of VIST to terminate if the average closing price of Tompkins common stock for the ten consecutive trading days ending on that date that all material conditions to closing have been satisfied is less than $32.00. The Merger Agreement also provides that, under certain circumstances, VIST will be obligated to pay Tompkins a termination fee of $3.3 million.

        VIST Bank will operate as a subsidiary of Tompkins Financial with a separate banking charter, local management team, and local Board of Directors. The Boards of Directors of both companies have approved the transaction, which is expected to close early in the third quarter of 2012, subject to required regulatory approvals and other customary conditions, including required shareholder approval.

Note 3. Recently Issued Accounting Standards

        In April 2011, the FASB issued (ASU) 2011-03 Transfers and Servicing (Topic 860) Reconsideration of Effective Control for Repurchase Agreements. The purpose of this Update is to improve the accounting for repurchase agreements and other agreements that entitle and obligate transferors to repurchase or redeem financial assets prior to their maturity. This Update removes from the assessment of effective control, the criterion requiring the transferor to have the ability to repurchase or redeem financial assets at substantially the agreed terms even in the event of default by the transferee and the collateral maintenance implementation guidance related to that criterion. The amendments in this Update are effective for the first interim or annual period beginning on or after December 15, 2011 and should be applied prospectively to new or modification transactions that occur after the effective date. No significant impact to amounts reported in the consolidated financial position or results of operations is expected from the adoption of ASU 2011-03.

        In May 2011, the FASB issued (ASU) 2011-04 Fair Value Measurement (Topic 820) Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. The purpose of this Update is to change the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. This Update clarifies the Board's intent about the application of existing fair value measurement and disclosure requirements and includes changes to particular principles or requirements for measuring fair value or for disclosing information about fair value measurements. In addition, to improve consistency in application across jurisdictions some changes in wording are necessary to ensure that U.S. GAAP and IFRS fair value measurement and disclosure requirements are described in the same way. The amendments in this Update are effective during interim and annual period beginning on or after December 15, 2011. Early application by public entities is not permitted. No significant impact to amounts reported in the consolidated financial position or results of operations is expected from the adoption of ASU 2011-04, other than the required additional disclosures.

        In June 2011, the FASB issued (ASU) 2011-05 Comprehensive Income (Topic 220) Presentation of Comprehensive Income. The purpose of this Update is to indicate that an entity has the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

Note 3. Recently Issued Accounting Standards (Continued)

component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. Regardless of whether an entity chooses to present comprehensive income in a single continuous statement or in two separate but consecutive statements, the entity is required to present on the face of the financial statements reclassification adjustments for items that are reclassified from other comprehensive income to net income in the statement(s) where the components of net income and the components of other comprehensive income are presented. In December 2011, the FASB issued (ASU) 2011-12 which deferred the effective date of this amendment until the first interim or annual period beginning on or after December 15, 2011 which should be applied retrospectively. No significant impact to amounts reported in the consolidated financial position or results of operations is expected from the adoption of ASU 2011-05. The Company has presented a Statement of Comprehensive income for the three months ended March 31, 2012 and 2011.

        In September 2011, the FASB issued (ASU) 2011-08 Intangibles—Goodwill and Other (Topic 350) Testing Goodwill for Impairment. The purpose of this amendment is to simplify how entities test goodwill for impairment. This amendment permits an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test described in Topic 350. The more-likely-than-not threshold is defined as having a likelihood of more than 50 percent. These amendments are effective for interim and annual goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early application is permitted, including for annual and interim goodwill impairment tests performed as of a date before September 15, 2011, if an entity's financial statements for the most recent annual or interim period have not yet been issued. No significant impact to amounts reported in the consolidated financial position or results of operations is expected from the adoption of ASU 2011-08.

        In December 2011, the FASB issued (ASU) 2011-11 Balance Sheet (Topic 210) Disclosures about Offsetting Assets and Liabilities. The purpose of this amendment is to facilitate comparison between those entities that prepare their financial statements on the basis of U.S. GAAP and those entities that prepare their financial statements on the basis of IFRS. This amendment requires an entity to address significant differences in amounts presented in the statements of financial position by disclosing both gross and net information about instruments and transactions eligible for offset. This amendment covers derivatives, sale and repurchase agreements and reverse sale and repurchase agreements. These amendments are effective for annual reporting periods beginning on or after January 1, 2013. No significant impact to amounts reported in the consolidated financial position or results of operations is expected from the adoption of ASU 2011-11.

Note 4. Earnings Per Common Share

        Basic earnings per common share is computed by dividing net income available to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted earnings per common share reflect the potential dilution that could occur if options to issue common stock were exercised. Potential common shares that may be issued related to outstanding stock options are determined using the treasury stock method. Stock options with exercise prices that exceed the average market price of the Company's common stock during the periods presented are excluded from

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

Note 4. Earnings Per Common Share (Continued)

the dilutive earnings per common share calculation. For the three months ended March 31, 2012, weighted average anti-dilutive common stock options totaled 379,481. For the three months ended March 31, 2011, weighted average anti-dilutive common stock options totaled 712,975.

        Earnings per common share for the respective periods indicated have been computed based upon the following:

	Three Months Ended March 31,
	2012	2011
	(Dollar amounts in thousands)
Net income	$711	$506
Less: preferred stock dividends	(313)	(313)
Less: preferred stock discount accretion	(123)	(114)

Net income available to common shareholders	$275	$79

Average common shares outstanding	6,638,784	6,561,492
Effect of dilutive stock options	165,691	54,287

Average number of common shares used to calculate diluted earnings per common share	6,804,475	6,615,779

EARNINGS PER COMMON SHARE DATA
Basic earnings per common share	$0.04	$0.01
Diluted earnings per common share	$0.04	$0.01

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

Note 5. Securities Available For Sale and Securities Held to Maturity

        The amortized cost and estimated fair values of securities available for sale and held to maturity were as follows at March 31, 2012 and December 31, 2011:

Securities Available For Sale

	March 31, 2012				December 31, 2011
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollar amounts in thousands)
U.S. Government agency securities	$13,198	$909	$(179)	$13,928	$11,298	$853	$(64)	$12,087
Agency residential mortgage-backed debt securities	307,278	6,670	(1,418)	312,530	318,620	7,407	(1,056)	324,971
Non-Agency collateralized mortgage obligations	6,537	—	(1,477)	5,060	8,166	5	(1,928)	6,243
Obligations of states and political subdivisions	25,516	962	(31)	26,447	24,647	790	—	25,437
Trust preferred securities—single issuer	500	—	(373)	127	500	—	(375)	125
Trust preferred securities—pooled	4,564	—	(2,666)	1,898	4,564	—	(2,736)	1,828
Corporate and other debt securities	2,559	—	(251)	2,308	2,570	—	(115)	2,455
Equity securities	3,224	49	(584)	2,689	3,224	38	(717)	2,545

Total investment securities available for sale	$363,376	$8,590	$(6,979)	$364,987	$373,589	$9,093	$(6,991)	$375,691

Securities Held To Maturity

	March 31, 2012
	Amortized Cost	Other-Than- Temporary Impairment Recognized In Accumulated Other Comprehensive Loss	Carrying Value	Gross Unrealized Holding Gains	Gross Unrealized Holding Losses	Fair Value
	(Dollar amounts in thousands)
Trust preferred securities—single issuer	$978	$—	$978	$57	$—	$1,035
Trust preferred securities—pooled	584	(28)	556	—	—	556

Total investment securities held to maturity	$1,562	$(28)	$1,534	$57	$—	$1,591

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

Note 5. Securities Available For Sale and Securities Held to Maturity (Continued)

Securities Held To Maturity

	December 31, 2011
	Amortized Cost	Other-Than- Temporary Impairment Recognized In Accumulated Other Comprehensive Loss	Carrying Value	Gross Unrealized Holding Gains	Gross Unrealized Holding Losses	Fair Value
	(Dollar amounts in thousands)
Trust preferred securities—single issuer	$978	$—	$978	$58	$—	$1,036
Trust preferred securities—pooled	617	(40)	577	—	—	577

Total investment securities held to maturity	$1,595	$(40)	$1,555	$58	$—	$1,613

        The age of unrealized losses and fair value of related investment securities available for sale and investment securities held to maturity at March 31, 2012 and December 31, 2011 were as follows:

Securities Available for Sale

	March 31, 2012
	Less than Twelve Months			More than Twelve Months			Total
	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses	Number of Securities
	(Dollar amounts in thousands)
U.S. Government agency securities	$7,008	$(179)	3	$—	$—	—	$7,008	$(179)	3
Agency residential mortgage-backed debt securities	96,415	(1,251)	44	6,185	(167)	2	102,600	(1,418)	46
Non-Agency collateralized mortgage obligations	139	(2)	1	4,921	(1,475)	6	5,060	(1,477)	7
Obligations of states and political subdivisions	2,545	(31)	3	—	—	—	2,545	(31)	3
Trust preferred securities—single issuer	—	—	—	127	(373)	1	127	(373)	1
Trust preferred securities—pooled	—	—	—	1,898	(2,666)	6	1,898	(2,666)	6
Corporate and other debt securities	1,316	(244)	2	993	(7)	1	2,309	(251)	3
Equity securities	1,005	(11)	2	1,058	(573)	22	2,063	(584)	24

Total investment securities available for sale	$108,428	$(1,718)	55	$15,182	$(5,261)	38	$123,610	$(6,979)	93

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

Note 5. Securities Available For Sale and Securities Held to Maturity (Continued)

Securities Held To Maturity

	March 31, 2012
	Less than Twelve Months			More than Twelve Months			Total
	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses	Number of Securities
	(Dollar amounts in thousands)
Trust preferred securities—single issue	$—	$—	—	$—	$—	—	$—	$—	—
Trust preferred securities—pooled	—	—	—	556	(28)	1	556	(28)	1

Total investment securities held to maturity	$—	$—	—	$556	$(28)	1	$556	$(28)	1

Securities Available for Sale

	December 31, 2011
	Less than Twelve Months			More than Twelve Months			Total
	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses	Number of Securities
	(Dollar amounts in thousands)
U.S. Government agency securities	$5,201	$(64)	1	$—	$—	—	$5,201	$(64)	1
Agency residential mortgage-backed debt securities	101,487	(957)	39	10,233	(99)	4	111,720	(1,056)	43
Non-Agency collateralized mortgage obligations	136	(11)	1	5,611	(1,917)	6	5,747	(1,928)	7
Obligations of states and political subdivisions	—	—	—	—	—	—	—	—	—
Trust preferred securities—single issuer	125	(375)	1	—	—	—	125	(375)	1
Trust preferred securities—pooled	—	—	—	1,828	(2,736)	6	1,828	(2,736)	6
Corporate and other debt securities	1,444	(56)	1	1,011	(59)	2	2,455	(115)	3
Equity securities	1,067	(48)	3	870	(669)	21	1,937	(717)	24

Total investment securities available for sale	$109,460	$(1,511)	46	$19,553	$(5,480)	39	$129,013	$(6,991)	85

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

Note 5. Securities Available For Sale and Securities Held to Maturity (Continued)

Securities Held To Maturity

	December 31, 2011
	Less than Twelve Months			More than Twelve Months			Total
	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses	Number of Securities
	(Dollar amounts in thousands)
Trust preferred securities—single issue	$—	$—	—	$—	$—	—	$—	$—	—
Trust preferred securities—pooled	—	—	—	577	(40)	1	577	(40)	1

Total investment securities held to maturity	$—	$—	—	$577	$(40)	1	$577	$(40)	1

        At March 31, 2012, there were 55 securities with unrealized losses in the less than twelve month category and 39 securities with unrealized losses in the twelve month or more category.

        Management evaluates investment securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Factors that may be indicative of impairment include, but are not limited to, the following:

  •
  Fair value below cost and the length of time

  •
  Adverse condition specific to a particular investment

  •
  Rating agency activities (e.g., downgrade)

  •
  Financial condition of an issuer

  •
  Dividend activities

  •
  Suspension of trading

  •
  Management intent

  •
  Changes in tax laws or other policies

  •
  Subsequent market value changes

  •
  Economic or industry forecasts

        Other-than-temporary impairment means management believes the security's impairment is due to factors that could include its inability to pay interest or dividends, its potential for default, and/or other factors. When a held to maturity or available for sale debt security is assessed for other-than-temporary impairment, management has to first consider (a) whether the Company intends to sell the security, and (b) whether it is more likely than not that the Company will be required to sell the security prior to recovery of its amortized cost basis. If one of these circumstances applies to a security, an other-than-temporary impairment loss is recognized in the statement of operations equal to the full amount of the decline in fair value below amortized cost. If neither of these circumstances applies to a security, but the Company does not expect to recover the entire amortized cost basis, an other-than-temporary impairment loss has occurred that must be separated into two categories: (a) the amount related to credit loss, and (b) the amount related to other factors. In assessing the level of

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

Note 5. Securities Available For Sale and Securities Held to Maturity (Continued)

other-than-temporary impairment attributable to credit loss, management compares the present value of cash flows expected to be collected with the amortized cost basis of the security. The portion of the total other-than-temporary impairment related to credit loss is recognized in earnings (as the difference between the fair value and the present value of the estimated cash flows), while the amount related to other factors is recognized in other comprehensive income. The total other-than-temporary impairment loss is presented in the statement of operations, less the portion recognized in other comprehensive income. When a debt security becomes other-than-temporarily impaired, its amortized cost basis is reduced to reflect the portion of the total impairment related to credit loss.

        If a decline in market value of a security is determined to be other than temporary, under U.S. GAAP, we are required to write these securities down to their estimated fair value. As of March 31, 2012, we owned single issuer and pooled trust preferred securities of other financial institutions, private label collateralized mortgage obligations and equity securities whose aggregate historical cost basis is greater than their estimated fair value. We reviewed all investment securities and have identified those securities that are other-than-temporarily impaired. The losses associated with these other-than-temporarily impaired securities have been bifurcated into the portion of non-credit impairment losses recognized in other comprehensive loss and into the portion of credit impairment losses recorded in earnings. We perform an ongoing analysis of all investment securities utilizing both readily available market data and third party analytical models. Future changes in interest rates or the credit quality and strength of the underlying issuers may reduce the market value of these and other securities. If such decline in these securities is determined to be other than temporary, we will write them down through a charge to earnings to their then current fair value.

        A.    Obligations of U. S. Government Agencies and Corporations.    The net unrealized losses on the Company's investments in obligations of U.S. Government agencies were caused by changing credit spreads in the market as a result of current monetary policy and fluctuating interest rates. At March 31, 2012, the fair value of the U. S. Government agencies and corporations bonds represented 3.8% of the total fair value of the available for sale securities held in the investment securities portfolio. The contractual cash flows are guaranteed by an agency of the U.S. Government. Because the Company does not have the intent to sell these securities, nor is it more likely than not that the Company will be required to sell these securities, the Company does not consider these investments to be other-than-temporarily impaired at March 31, 2012. Future evaluations of the above mentioned factors could result in the Company recognizing an impairment charge.

        B.    Mortgage-Backed Debt Securities.    The net unrealized losses on the Company's investments in federal agency residential mortgage-backed securities and corporate (non-agency) collateralized mortgage obligations ("CMO") were primarily caused by changing credit and pricing spreads in the market and fluctuating interest rates. At March 31, 2012, federal agency residential mortgage-backed securities and collateralized mortgage obligations represented 85.6% of the total fair value of available for sale securities held in the investment securities portfolio. Corporate (non-agency) collateralized mortgage obligations represented 1.4% of the total fair value of available for sale securities held in the investment securities portfolio. The Company purchased those securities at a price relative to the market at the time of the purchase. The contractual cash flows of those federal agency residential mortgage-backed securities are guaranteed by the U.S. Government. Because the decline in the market value of agency residential mortgage-backed debt securities is primarily attributable to changes in

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(UNAUDITED)

Note 5. Securities Available For Sale and Securities Held to Maturity (Continued)

market pricing since the time of purchase and not credit quality, and because the Company does not have the intent to sell these securities, nor is it more likely than not that the Company will be required to sell these securities, the Company does not consider those investments to be other-than-temporarily impaired at March 31, 2012. Future evaluations of the above mentioned factors could result in the Company recognizing an impairment charge.

        As of March 31, 2012, the Company owned 6 corporate (non-agency) collateralized mortgage obligation issues in super senior or senior tranches of which the aggregate historical cost basis is greater than estimated fair value. At March 31, 2012, all 6 non-agency CMO's with an amortized cost basis of $6.5 million were collateralized by residential real estate. During the first quarter of 2012, the Company sold 2 non-agency CMO securities with an amortized cost basis of $564,000 for a slight gain. None of the 6 non-agency CMO's whose aggregate historical cost basis is greater than their estimated fair value are currently deferring or are in default of interest payments to the Company.

        The Company uses a two step modeling approach to analyze each non-agency CMO issue to determine whether or not the current unrealized losses are due to credit impairment and therefore other-than-temporarily impaired ("OTTI"). Step one in the modeling process applies default and severity credit vectors to each security based on current credit data detailing delinquency, bankruptcy, foreclosure and real estate owned (REO) performance. The results of the credit vector analysis are compared to the security's current credit support coverage to determine if the security has adequate collateral support. If the security's current credit support coverage falls below certain predetermined levels, step two is utilized. In step two, the Company uses a third party to assist in calculating the present value of current estimated cash flows to ensure there are no adverse changes in cash flows during the quarter leading to an other-than-temporary-impairment. Management's assumptions used in step two include default and severity vectors and prepayment assumptions along with various other criteria including: percent decline in fair value; credit rating downgrades; probability of repayment of amounts due, credit support and changes in average life. For the three month period ended March 31, 2012, 4 non-agency CMO securities qualified for the step two modeling approach. The Company recognized an initial net credit impairment charge to earnings of $195,000 on 2 non-agency CMO securities and a subsequent net credit impairment charge to earnings of $382,000 on 2 non-agency CMO securities. As a result of the modeling process and because the Company has no intention to sell these securities, nor is it more likely than not that the Company will be required to sell these securities, the Company does not consider the remaining 2 non-agency CMO investments with no prior OTTI charges to be other-than-temporarily impaired at March 31, 2012. Future changes in interest rates or the credit quality and credit support of the underlying issuers may reduce the market value of these and other securities. If such decline is determined to be other than temporary, the Company will record the necessary charge to earnings and/or AOCI to reduce the securities to their then current fair value.

        C.    State and Municipal Obligations.    The net unrealized losses on the Company's investments in state and municipal obligations were primarily caused by changing credit spreads in the market as a result of current monetary policy and fluctuating interest rates. At March 31, 2012, state and municipal obligation bonds represented 7.2% of the total fair value of available for sale securities held in the investment securities portfolio. The Company purchased those obligations at a price relative to the market at the time of the purchase, and the tax advantaged benefit of the interest earned on these investments reduces the Company's federal tax liability. Because the Company does not have the intent

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(UNAUDITED)

Note 5. Securities Available For Sale and Securities Held to Maturity (Continued)

to sell these securities, nor is it more likely than not that the Company will be required to sell these securities, the Company does not consider those investments to be other-than-temporarily impaired at March 31, 2012. Future evaluations of the above mentioned factors could result in the Company recognizing an impairment charge.

        D.    Corporate and Other Debt Securities and Trust Preferred Securities.    Included in corporate and other debt securities available for sale at March 31, 2012, was 1 asset-backed security and 2 corporate debt issues representing 0.6% of the total fair value of available for sale securities. The net unrealized losses on other debt securities relate primarily to changing pricing due to the ongoing economic downturn affecting these markets and not necessarily the expected cash flows of the individual securities. Due to market conditions, it is unlikely that the Company would be able to recover its investment in these securities if the Company sold the securities at this time. Because the Company has analyzed the credit risk and cash flow characteristics of these securities and the Company does not have the intent to sell these securities, nor is it more likely than not that the Company will be required to sell these securities, the Company does not consider these investments to be other-than-temporarily impaired at March 31, 2012.

        Included in trust preferred securities were single issue, trust preferred securities ("TRUPS" or "CDO") representing 0.1% and 65.1% of the total fair value of available for sale securities and the total held to maturity securities, respectively, and pooled TRUPS representing 0.5% and 35.0% of the total fair value of available for sale securities and the total held to maturity securities, respectively.

        As of March 31, 2012, the Company owned 2 single issuer TRUPS issues and 7 pooled TRUPS issues of other financial institutions. At March 31, 2012, the historical cost basis of 1 single issuer TRUPS and 7 pooled TRUPS was greater than each security's estimated fair value. Investments in TRUPs in which the historical cost basis was greater than each security's estimated fair value included (a) amortized cost of $500,000 of single issuer TRUPS of other financial institutions with a fair value of $127,000 and (b) amortized cost of $5.1 million of pooled TRUPS of other financial institutions with a fair value of $2.5 million. The issuers in these securities are primarily banks, but some of the pools do include a limited number of insurance companies. The Company has evaluated these securities and determined that the decreases in estimated fair value are temporary with the exception of 5 pooled TRUPS which were other than temporarily impaired at March 31, 2012. For the three months ended March 31, 2012, the Company did not recognize any credit impairment charges to earnings on any available for sale or held to maturity pooled TRUPS investment security as the Company's estimate of projected cash flows it expects to receive for these TRUPs was greater than the security's carrying value.

        The Company performs an ongoing analysis of these securities utilizing both readily available market data and third party analytical models. Future changes in interest rates or the credit quality and strength of the underlying issuers may reduce the market value of these and other securities. If such decline is determined to be other than temporary, the Company will record the necessary charge to earnings and/or AOCI to reduce the securities to their then current fair value.

        For pooled TRUPS, on a quarterly basis, the Company uses a third party model ("model") to assist in calculating the present value of current estimated cash flows to the previous estimate to ensure there are no adverse changes in cash flows. The model's valuation methodology is based on the premise

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

Note 5. Securities Available For Sale and Securities Held to Maturity (Continued)

that the fair value of a CDO's collateral should approximate the fair value of its liabilities. Conceptually, this premise is supported by the notion that cash generated by the collateral flows through the CDO structure to bond and equity holders, and that the CDO structure neither enhances nor diminishes its value. This approach was designed to value structured assets like TRUPS that currently do not have an active trading market, but are secured by collateral that can be benchmarked to comparable, publicly traded securities. The following describes the model's assumptions, cash flow projections, and the valuation approach developed using the market value equivalence approach:

Collateral Cash Flows

        The aggregated loan level cash flows are primarily dependent on the estimated speeds at which the trust preferred securities are expected to prepay, the estimated rates at which the trust preferred securities are expected to defer payments, the estimated rates at which the trust preferred securities are expected to default, and the severity of the losses on securities which default.

Prepayment Assumptions

        Trust preferred securities generally allow for prepayment without a prepayment penalty any time after five years. Prior to August 2007, the spread to the benchmark on trust preferred securities narrowed. Because of the narrowing of spreads, many financial institutions prepaid their outstanding trust preferred securities at the five year mark and refinanced. As a result, many industry experts valuing the CDOs were using relatively high prepayment speed assumptions. However, due to the lack of new trust preferred issuances and the relatively poor conditions of the financial institution industry, the model is forecasting relatively modest rates of prepayment over the long-term.

        Nevertheless, the recently enacted Dodd-Frank act could affect prepayments of trust preferred securities in the collateral pool. Depository institution holding companies with more than $15 billion of total assets at December 31, 2009 will no longer be able to count trust preferred securities as Tier 1 regulatory capital beginning January 1, 2013. Similarly, US bank holding company subsidiaries of foreign banking organizations with more than $15 billion in total assets will no longer be able to count trust preferred securities as Tier 1 capital beginning July 1, 2015.

        On the other hand, many of the trust preferred securities contained in the collateral pools of trust preferred collateralized debt obligations were issued at relatively favorable interest rates, including floating rate securities with relatively modest spreads compared to the rates in the marketplace today. The model believes that many of these issues represent an efficient long-term funding mechanism and will not necessarily be prepaid based on the change in capital treatment. In order to estimate the increase in near-term prepayments resulting from this legislation, the model first identified all fixed rate trust preferred securities issued by banks with more than $15 billion in total assets at December 31, 2009. The model also identified the holding companies' approximate cost of long-term funding given their rating and marketplace interest rates. The model assumed that any holding company that could refinance for a cost savings of more than 2 percent will refinance and will do so on January 1, 2013, or July 1, 2015 at the end of the respective transition period.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

Note 5. Securities Available For Sale and Securities Held to Maturity (Continued)

        Prepayments affect the securities in three ways. First, prepayments lower the absolute amount of excess spread, an important credit enhancement. Second, the prepayments are directed to the senior tranches, the effect of which is to increase the overcollateralization of the mezzanine layer. However, the prepayments can lead to adverse selection in which the strongest institutions have prepaid, leaving the weaker institutions in the pool, thus mitigating the effect of the increased overcollateralization. Third, prepayments can limit the numeric and geographic diversity of the pool, leading to concentration risks.

Bank Deferral and Default Rates

        Trust preferred securities include a provision that allows the issuing bank to defer interest payments for up to five years. The model's estimates for the rates of deferral are based on the financial condition of the trust preferred issuers in the pool. The model first estimates a near-term rate of deferral based on the financial condition of these issuers. The model then assumes the deferrals will return to their historical levels.

        The model's estimates for the conditional default rates (CDR) are based on the payment characteristics of the trust preferred securities themselves (e.g. current, deferred, or defaulted) as well as the financial condition of the trust preferred issuers in the pool. The model first estimates a near-term CDR based on the financial condition of the issuers in the pool. In 2013 and beyond, the CDR rate is calculated based upon a comparison of certain key financial ratios of the active issuers in the deal to all FDIC insured bank institutions. The model's estimates for the near-term rates of deferral and CDR are based on key financial ratios relating to the financial institutions' capitalization, asset quality, profitability and liquidity. Also, the model considers the CDO's most recent ratings from outside services including Standard & Poors, Moody's, and Fitch, as well as, the most recent stock price information for each financial institution in the CDO, whether or not the financial institution has received TARP funding, recent summaries of regulatory actions to the extent they are available as well as any news related to the banks we are analyzing, including offers to redeem the trust preferred securities, and whether the bank has the ability to generate additional capital—internally or externally.

        The model bases the assumption of longer-term rates of deferral and defaults on historical averages as detailed in readily available third party research reports. The research report defines a default as any instance when a regulator takes an active role in a bank's operations under a supervisory action. This definition of default is distinct from failure. The research report considers a bank to have defaulted if it falls below minimum capital requirements or becomes subject to regulatory actions including a written agreement, or a cease and desist order. The research report calculates the default rate as a fraction in which the numerator represents the number of issuers that default and the denominator represents the number of banks at risk of defaulting. The research also performed a "cohort" analysis, the purpose of which is to determine the default rate of the original population over a number of years.

        The fact that an issuer defaults on a loan, does not necessarily mean that the investor will lose all of their investment. Thus, it is important to understand not only the default assumption, but also the expected loss given a default, or the loss severity assumption. The model uses published rating agency methodology for rating trust preferred/hybrid securities loss severity assumptions.

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

Note 5. Securities Available For Sale and Securities Held to Maturity (Continued)

Note Waterfall

        The trust preferred securities CDOs have several tranches: Senior tranches, Mezzanine tranches, and the Residual or income tranches. Financial institutions generally invested in the mezzanine tranches, which were usually rated A or BBB at the time of purchase.

        The Senior and Mezzanine tranches were over-collateralized at issuance, meaning that the par value of the underlying collateral was more than the balance issued on these tranches. The terms generally provide that if the performing collateral balances fall below certain "triggers", then income is diverted from the residual tranches to pay the Senior and Mezzanine Tranches. If significant deferrals occur, income could also be diverted from the Mezzanine tranches to pay the Senior tranches.

        Collateral cash flows are calculated based on the attributes of the trust preferred securities as of the collateral cut-off date corresponding to the disclosure date referenced in this document along with the model's valuation input assumptions for the underlying collateral. Cash flows are then allocated to securities by priority based upon the cash flow waterfall rules provided in the prospectus supplement. The allocations are based on the overcollateralization and interest coverage tests (triggers), events of default and liquidation, deferrals of interest, mandatory auction calls, optional redemptions and any interest rate hedge agreements.

Internal Rate of Return

        Internal rates of return (IRR) are the pre-tax yield rates used to discount the future cash flow stream expected from the collateral cash flows. The marketplace for the pooled trust security CDOs is not active. This is evidenced by a significant widening of the bid/ask spreads in the markets in which the CDOs trade and then by a significant decrease in the volume of trades relative to historical levels. The new issue market is also inactive and only a very small number of trust preferred CDOs have been issued since 2007.

        The model explicitly calculates the credit component utilizing conditional default and loss severity vectors within the cash flow valuation model. The model relies on FASB ASC paragraph 820-10-55-5 to provide guidance on the discount rates to be used when a market is not active. According to the standard, the discount rate should take into account all of the following factors: (1) the time value of money (risk free rate), (2) price for bearing the uncertainty in the cash flows (risk premium), and (3) other case specific factors that would be considered by market participants, including a liquidity adjustment.

        The model combines the risk free rate to the corporate bond spread for banks to determine the credit valuation adjustment is included within these values. To remove the credit component the model uses the credit default swap rates for financial companies as a proxy for credit based on various terms and provides discount rates that are exclusive of the credit component. The model then backs out the Swap / LIBOR curve in order to get back to a floating rate spread. Characteristics of the securities and their related collateral may cause adjustment to these values. Additionally, the model's discount rate estimates come from conversations with major financial institutions regarding assumptions they are using for highly rated assets, from opportunistic hedge funds regarding assumptions they are using to bid on lower and unrated assets, and other industry experts. The model has observed a relatively wide range of discount rates used to estimate fair value.

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

Note 5. Securities Available For Sale and Securities Held to Maturity (Continued)

        In addition to the above factors, our evaluation of impairment also includes a stress test analysis which provides an estimate of excess subordination for each tranche. We stress the cash flows of each pool by increasing current default assumptions to the level of defaults which results in an adverse change in estimated cash flows. This stressed breakpoint is then used to calculate excess subordination levels for each pooled trust preferred security.

        Future evaluations of the above mentioned factors could result in the Company recognizing additional impairment charges on its TRUPS portfolio.

        The following table provides additional information related to our pooled trust preferred securities as of:

March 31, 2012
Deal	Class	Amortized Cost	Fair Value	Unrealized Gain/Loss	Lowest Credit Rating	# of Performing Issuers	Actual Deferrals/ Defaults	Expected Deferrals/ Defaults	Current Outstanding Collateral Balance	Current Tranche Subordination	Actual Defaults/ Deferrals as a % of Outstanding Collateral	Expected Deferrals/ Defaults as a % of Remaining Collateral	Excess Subordination as a % of Current Performing Collateral
(Dollar amounts in thousands)
Pooled trust preferred available for sale securities for which an other-than-temporary inpairment charge has been recognized:
Holding #2	Class B-2	$585	$330	$(255)	Ca (Moody's)	16	$121,250	$—	$239,250	$33,000	50.7%	0.0%	0.0%
Holding #3	Class B	487	255	(232)	Caa3 (Moody's)	18	134,100	—	345,500	62,650	38.8%	0.0%	0.0%
Holding #4	Class B-2	894	382	(512)	Ca (Moody's)	19	99,750	—	267,000	38,500	37.4%	0.0%	0.0%
Holding #5	Class B-3	335	118	(217)	Ca (Moody's)	43	185,280	7,500	573,745	53,600	32.3%	1.9%	0.0%

	Total	$2,301	$1,085	$(1,216)

Pooled trust preferred held to maturity securities for which an other-than-temporary inpairment charge has been recognized:
Holding #9	Mezzanine	584	555	(29)	Ca (Moody's)	15	79,000	—	200,000	20,289	39.5%	0.0%	0.0%

	Total	$584	$555	$(29)

Pooled trust preferred available for sale securities for which an other-than-temporary inpairment charge has not been recognized:
Holding #6	Class B-1	1,300	598	(702)	CCC-(S&P)	14	$32,500	$5,000	$188,500	$109,380	17.2%	3.2%	15.3%
Holding #7	Class C	963	215	(748)	CCC-(S&P)	25	36,000	10,000	272,050	31,550	13.2%	4.2%	15.6%

	Total	$2,263	$813	$(1,450)

Grand Total		$5,148	$2,453	$(2,695)

        The following table provides additional information related to our single issuer trust preferred securities:

	March 31, 2012
	Amortized Cost	Fair Value	Gross Unrealized Gains/Losses	Number of Securities
	(Dollar amounts in thousands)
Investment grades:
BBB Rated	978	1,035	57	1
Not rated	500	127	(373)	1

Total	$1,478	$1,162	$(316)	$2

        There were no interest deferrals or defaults in any of the single issuer trust preferred securities in our investment portfolio as of March 31, 2012.

        As of March 31, 2012, no OTTI charges were recorded on any of the single issue TRUPs. Future changes in interest rates or the credit quality and strength of the underlying issuers may reduce the market value of these and other securities. If such decline is determined to be other than temporary, the Company will record the necessary charge to earnings and/or AOCI to reduce the securities to their then current fair value.

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

Note 5. Securities Available For Sale and Securities Held to Maturity (Continued)

        E.    Equity Securities.    Included in equity securities available for sale at March 31, 2012, were equity investments in 27 financial services companies. The Company owns 1 qualifying Community Reinvestment Act ("CRA") equity investment with an amortized cost and fair value of approximately $1.0 million and $990,000, respectively. The remaining 26 equity securities have an average amortized cost of approximately $86,000 and an average fair value of approximately $65,000. Testing for other-than-temporary-impairment for equity securities is governed by FASB ASC 320-10. Approximately $1.1 million in fair value of the equity securities has been below amortized cost for a period of more than twelve months. Although the Company has recognized net credit impairment charges to earnings on equity securities in the past, steady improvements in the market value of the equity investments with no national credit rating agency downgrades in the first quarter of 2012 leads the Company to believe that the decline in the market value of the Company's equity investments in financial services companies is primarily attributable to changes in market pricing and not fundamental changes in the earnings potential of the individual companies. As a result, the Company did not recognize an OTTI credit impairment charge to earnings for the three months ended March 31, 2012. The Company has the intent and ability to retain its investment in its equity securities for a period of time sufficient to allow for any anticipated recovery in market value. The Company does not consider the equity securities to be any further other-than-temporarily-impaired as of March 31, 2012.

        As of March 31, 2012, the fair value of all securities available for sale that were pledged to secure public deposits, repurchase agreements, and for other purposes required by law, was $277.3 million.

        The contractual maturities of investment securities at March 31, 2012, are set forth in the following table. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be prepaid without any penalties. Therefore, mortgage-backed securities are not included in the maturity categories in the following summary.

	At March 31, 2012
	Securities Available for Sale		Securities Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(Dollar amounts in thousands)
Due in one year or less	$—	$—	$—	$—
Due after one year through five years	—	—	—	—
Due after five years through ten years	10,842	10,677	—	—
Due after ten years	35,495	34,031	1,562	1,591
Agency residential mortgage-backed debt securities	307,278	312,530	—	—
Non-Agency collateralized mortgage obligations	6,537	5,060	—	—
Equity securities	3,224	2,689	—	—

	$363,376	$364,987	$1,562	$1,591

        Actual maturities of debt securities may differ from those presented above since certain obligations provide the issuer the right to call or prepay the obligation prior to the scheduled maturity without penalty.

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

Note 5. Securities Available For Sale and Securities Held to Maturity (Continued)

        Net realized gains on the sale of investment securities available for sale and included in earnings for the three months ended March 31, 2012 and 2011 were as follows:

	Three Months Ended March 31,
	2012	2011
	(Dollar amounts in thousands)
Gross gains	$577	$89

Net realized gains on sales of securities	$577	$89

        The specific identification method was used to determine the cost basis for all investment security available for sale transactions.

        There are no securities classified as trading, therefore, there were no gains or losses included in earnings that were a result of transfers of securities from the available for sale category into a trading category.

        There were no sales or transfers from securities classified as held to maturity.

        Other-than-temporary impairment recognized in earnings for credit impaired debt securities is presented as additions in two components based upon whether the current period is the first time the debt security was credit impaired (initial credit impairment) or is not the first time the debt security was credit impaired (subsequent credit impairments). The credit loss component is reduced if the Company sells, intends to sell or believes it will be required to sell previously credit impaired debt securities. Additionally, the credit loss component is reduced if (i) the Company receives the cash flows in excess of what it expected to receive over the remaining life of the credit impaired debt security, (ii) the security matures or (iii) the security is fully written down.

        The following table presents the changes in the credit loss component of cumulative other-than-temporary impairment losses on debt securities classified as either held to maturity or available for sale that the Company has recognized in earnings, for which a portion of the impairment loss (non-credit factors) was recognized in other comprehensive income (for additional information refer to the consolidated statements of comprehensive income):

	Three Months Ended March 31,
	2012	2011
	(Dollar amounts in thousands)
Balance, beginning of period	$3,776	$2,256

Additions:
Initial credit impairments	195	—
Subsequent credit impairments	382	64

Balance, end of period	$4,353	$2,320

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

Note 6. Loans and Related Allowance for Credit Losses

        The components of loans by portfolio class as of March 31, 2012 and December 31, 2011 were as follows:

	March 31, 2012		December 31, 2011
	Amount	As a % of gross loans	Amount	As a % of gross loans
	(dollars in thousands)
Residential real estate—one to four family	$124,155	13.9%	$129,335	14.3%
Residential real estate—multi family	57,579	6.4%	57,776	6.4%
Commercial, industrial and agricultural	158,104	17.6%	158,018	17.4%
Commercial real estate	415,620	46.4%	418,589	46.1%
Construction	55,508	6.2%	56,824	6.3%
Consumer	1,913	0.2%	2,148	0.2%
Home equity lines of credit	83,176	9.3%	84,487	9.3%

Gross loans, excluding covered loans	896,055	100.0%	907,177	100.0%

Covered loans	47,814		50,706

Total loans	943,869		957,883
Allowance for loan losses	(13,664)		(14,049)

Loans, net of allowance for loan losses	$930,205		$943,834

        Commercial real estate loans are secured by real estate as evidenced by mortgages or other liens on nonfarm nonresidential properties, including business and industrial properties, hotels, motels, churches, hospitals, educational and charitable institutions and similar properties. Commercial real estate loans include owner-occupied and non-owner occupied loans, which amount to $155.6 million and $260.0 million, respectively, at March 31, 2012 as compared to $153.7 million and $264.9 million, respectively, at December 31, 2011.

        Residential real estate loans—one to four family—serviced for other financial institutions are not reflected in the Company's consolidated balance sheets as they are not owned by the Company. The unpaid principal balance of these loans serviced for other financial institutions as of March 31, 2012 and December 31, 2011 was $8.6 million and $9.0 million, respectively. The Company did not have any capitalized servicing rights at March 31, 2012 and December 31, 2011.

        At March 31, 2012, the Company had $47.8 million (net of fair value adjustments) of covered loans (covered under loss share agreements with the FDIC) as compared to $50.7 million at December 31, 2011. Covered loans were recorded at fair value pursuant to the purchase accounting guidelines in FASB ASC 805—"Fair Value Measurements and Disclosures". Upon acquisition, the Company evaluated whether each acquired loan (regardless of size) was within the scope of ASC 310-30, "Receivables—Loans and Debt Securities Acquired with Deteriorated Credit Quality".

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

Note 6. Loans and Related Allowance for Credit Losses (Continued)

        The carrying value of covered loans not exhibiting evidence of credit impairment at the time of the acquisition (i.e. loans outside of the scope of ASC 310-30) was $22.9 million at March 31, 2012 as compared to $24.8 million at December 31, 2011. The fair value of the acquired loans not exhibiting evidence of credit impairment was determined by projecting contractual cash flows discounted at risk-adjusted interest rates.

        The carrying value of covered loans acquired and accounted for in accordance with ASC Subtopic 310-30, "Loans and Debt Securities Acquired with Deteriorated Credit Quality," was $24.9 million at March 31, 2012 as compared to $25.9 million at December 31, 2011. Under ASC Subtopic 310-30, loans may be aggregated and accounted for as pools of loans if the loans being aggregated have common risk characteristics. Of the loans acquired with evidence of credit deterioration, a portion of the loans were aggregated into ten pools of loans based on common risk characteristics such as credit risk and loan type. Other loans acquired in the acquisition evidencing credit deterioration are recorded individually at fair value. For pools or loans or individual loans evidencing credit deterioration, the expected cash flows in excess of fair value is recorded as interest income over the remaining life of the loan or pool (accretable yield). The excess of the pool or loan's contractual principal and interest over expected cash flows is not recorded (nonaccretable difference). There were no material increases or decreases in the expected cash flows of covered loans in each of the pools during 2012. Overall, the Company accreted income of $993,000 and $603,000 for the three months ended March 31, 2012 and 2011, respectively, on the loans acquired with evidence of credit deterioration.

        An analysis of changes in the Company's allowance for credit losses is presented in the table below:

	Three Months Ended March 31, 2012	Year Ended December 31, 2011	Three Months Ended March 31, 2011
	(in thousands)
Beginning balance	$14,049	$14,790	$14,790
Charge offs	(2,818)	(9,939)	(1,777)
Recoveries	233	162	40
Provision for loan losses	2,200	9,036	2,230

Ending balance	$13,664	$14,049	$15,283

        An analysis of changes in the Company's allowance for credit losses by portfolio class is presented in the table below:

	For The Three Months Ended March 31, 2012
	Residential Real Estate 1-4 Family	Residential Real Estate Multi Family	Commerical Industrial & Agricultural	Commercial Real Estate	Construction	Consumer	Home Equity Lines of Credit	Covered Loans	Unallocated	Total Loans
	(in thousands)
Allowance for Loan Losses:
Beginning balance, January 1, 2012	$2,562	$692	$1,744	$3,130	$3,506	$116	$2,164	$135	$—	$14,049
Charge offs	(366)	—	(100)	(172)	(1,420)	(64)	(696)	—	—	(2,818)
Recoveries	74	14	28	—	106	1	10	—	—	233
Provision for loan losses	113	316	46	449	890	67	316	—	3	2,200

Ending balance, March 31, 2012	$2,383	$1,022	$1,718	$3,407	$3,082	$120	$1,794	$135	$3	$13,664

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

Note 6. Loans and Related Allowance for Credit Losses (Continued)

	For The Year Ended December 31, 2011
	Residential Real Estate 1-4 Family	Residential Real Estate Multi Family	Commerical Industrial & Agricultural	Commercial Real Estate	Construction	Consumer	Home Equity Lines of Credit	Covered Loans	Unallocated	Total Loans
	(in thousands)
Allowance for Loan Losses:
Beginning balance, January 1, 2011	$2,918	$735	$2,576	$3,321	$3,063	$310	$1,713	$—	$154	$14,790
Charge offs	(1,303)	(2,373)	(1,374)	(2,214)	(1,513)	(353)	(809)	—	—	(9,939)
Recoveries	22	11	59	33	4	3	30	—	—	162
Provision for loan losses	925	2,319	483	1,990	1,952	156	1,230	135	(154)	9,036

Ending balance, December 31, 2011	$2,562	$692	$1,744	$3,130	$3,506	$116	$2,164	$135	$—	$14,049

        The following table presents the Company's loans that were individually and collectively evaluated for impairment and their related allowance for loan loss by loan portfolio class as of March 31, 2012 and December 31, 2011.

	At March 31, 2012
	Residential Real Estate One to Four Family	Residential Real Estate Multi-Family	Commerical Industrial & Agricultural	Commercial Real Estate	Construction	Consumer	Home Equity Lines of Credit	Covered Loans	Unallocated	Total Loans
	(in thousands)
ALLL ending balance:
Individually evaluated for impairment	$1,373	$634	$802	$1,852	$2,289	$3	$896	$135	$—	$7,984
Collectively evaluated for impairment	1,010	388	916	1,555	793	117	898	—	—	5,677
Unallocated balance	—	—	—	—	—	—	—	—	3	3

Total	$2,383	$1,022	$1,718	$3,407	$3,082	$120	$1,794	$135	$3	$13,664

Loans ending balance:
Individually evaluated for impairment	12,736	2,804	12,910	19,792	22,336	3	3,032	7,608	—	81,221
Collectively evaluated for impairment	111,419	54,775	145,194	395,828	33,172	1,910	80,144	40,206	—	862,648

Total	$124,155	$57,579	$158,104	$415,620	$55,508	$1,913	$83,176	$47,814	$—	$943,869

	At December 31, 2011
	Residential Real Estate One to Four Family	Residential Real Estate Multi-Family	Commerical Industrial & Agricultural	Commercial Real Estate	Construction	Consumer	Home Equity Lines of Credit	Covered Loans	Unallocated	Total Loans
	(in thousands)
ALLL ending balance:
Individually evaluated for impairment	$1,370	$483	$721	$1,968	$2,746	$2	$1,240	$135	$—	$8,665
Collectively evaluated for impairment	1,192	209	1,023	1,162	760	114	924	—	—	5,384
Unallocated balance	—	—	—	—	—	—	—	—	—	—

Total	$2,562	$692	$1,744	$3,130	$3,506	$116	$2,164	$135	$—	$14,049

Loans ending balance:
Individually evaluated for impairment	13,917	2,876	5,648	16,950	23,861	2	3,479	8,173	—	74,906
Collectively evaluated for impairment	115,418	54,900	152,370	401,639	32,963	2,146	81,008	42,533	—	882,977

Total	$129,335	$57,776	$158,018	$418,589	$56,824	$2,148	$84,487	$50,706	$—	$957,883

        The recorded investment in impaired loans not requiring an allowance for loan losses was $42.0 million at March 31, 2012 as compared to $29.1 million at December 31, 2011. The recorded investment in impaired loans requiring an allowance for loan losses was $39.2 million at March 31, 2012 as compared to $45.8 million at December 31, 2011 and the related allowance for loan losses associated with these loans was $8.0 million and $8.7 million at March 31, 2012 and December 31, 2011, respectively.

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

Note 6. Loans and Related Allowance for Credit Losses (Continued)

        The following table presents the Company's impaired loans along with their related allowance for loan loss by loan portfolio class as of March 31, 2012 and December 31, 2011.

	At March 31, 2012			At December 31, 2011
Impaired Loans:	Recorded Investment	Unpaid Principal Balance	Related Allowance	Recorded Investment	Unpaid Principal Balance	Related Allowance
	(in thousands)
With no specific allowance recorded:
Residential real estate 1-4 family	$8,170	$8,767	$—	$7,388	$7,791	$—
Residential real estate multi family	1,424	1,712	—	1,326	1,413	—
Commercial industrial & agricultural	6,346	6,642	—	2,434	2,821	—
Commercial real estate	11,671	11,825	—	8,115	8,457	—
Construction	13,588	19,197	—	8,900	9,408	—
Consumer	—	—	—	—	—	—
Home equity lines of credit	816	826	—	962	971	—
Covered loans	—	—	—	—	—	—

Total	42,015	48,969	—	29,125	30,861	—
With an allowance recorded:
Residential real estate 1-4 family	4,566	4,779	1,373	6,529	6,914	1,370
Residential real estate multi family	1,380	1,538	634	1,550	1,856	483
Commercial industrial & agricultural	6,564	7,434	802	3,214	4,167	721
Commercial real estate	8,121	9,139	1,852	8,835	9,669	1,968
Construction	8,748	11,884	2,289	14,961	21,828	2,746
Consumer	3	3	3	2	2	2
Home equity lines of credit	2,216	2,409	896	2,517	2,548	1,240
Covered loans	7,608	8,586	135	8,173	8,682	135

Total	39,206	45,772	7,984	45,781	55,666	8,665
Total:
Residential real estate 1-4 family	12,736	13,546	1,373	13,917	14,705	1,370
Residential real estate multi family	2,804	3,250	634	2,876	3,269	483
Commercial industrial & agricultural	12,910	14,076	802	5,648	6,988	721
Commercial real estate	19,792	20,964	1,852	16,950	18,126	1,968
Construction	22,336	31,081	2,289	23,861	31,236	2,746
Consumer	3	3	3	2	2	2
Home equity lines of credit	3,032	3,235	896	3,479	3,519	1,240
Covered loans	7,608	8,586	135	8,173	8,682	135

Total	$81,221	$94,741	$7,984	$74,906	$86,527	$8,665

        For the three months ended March 31, 2012 and 2011, the average recorded investment in impaired loans was $77.8 million and $52.5 million, respectively, and interest income recognized on impaired loans was $694,000 and $524,000 for the three months ended March 31, 2012 and 2011, respectively.

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

Note 6. Loans and Related Allowance for Credit Losses (Continued)

        The following presents the average balance of impaired loans by portfolio class along with the related interest income recognized by the Company for the three months ended March 31, 2012 and 2011.

	For The Three Months Ended March 31, 2012		For The Three Months Ended March 31, 2011
Impaired Loans:	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized
	(in thousands)
With no specific allowance recorded:
Residential real estate 1-4 family	$7,777	$59	$2,483	$24
Residential real estate multi family	1,375	41	185	—
Commercial industrial & agricultural	4,379	77	363	1
Commercial real estate	9,883	142	843	8
Construction	11,231	17	4,045	15
Consumer	—	—	—	—
Home equity lines of credit	889	3	732	3
Covered loans	—	—	—	—

Total	35,534	339	8,651	51
With an allowance recorded:
Residential real estate 1-4 family	5,553	48	9,363	107
Residential real estate multi family	1,466	14	3,040	39
Commercial industrial & agricultural	4,880	46	5,145	66
Commercial real estate	8,480	79	10,431	135
Construction	11,871	11	14,153	112
Consumer	3	0	267	2
Home equity lines of credit	2,367	21	1,425	12
Covered loans	7,640	136	—	—

Total	42,260	355	43,824	473
Total:
Residential real estate 1-4 family	13,330	107	11,846	131
Residential real estate multi family	2,840	54	3,225	39
Commercial industrial & agricultural	9,259	123	5,508	67
Commercial real estate	18,363	221	11,274	143
Construction	23,102	28	18,198	127
Consumer	3	0	267	2
Home equity lines of credit	3,257	24	2,157	15
Covered loans	7,640	136	—	—

Total	$77,794	$693	$52,475	$524

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

Note 6. Loans and Related Allowance for Credit Losses (Continued)

        The following table presents loans that are no longer accruing interest by portfolio class. These loans are considered impaired and included in the previous impaired loan tables.

	March 31, 2012	December 31, 2011
	(in thousands)
Non-accrual loans:
Residential real estate one to four family	$7,161	$6,123
Residential real estate multi-family	2,485	2,556
Commercial industrial & agricultural	2,182	2,314
Commercial real estate	5,850	5,686
Construction	21,631	17,457
Consumer	3	2
Home equity lines of credit	2,112	2,206

Non-accrual loans, excluding covered loans	$41,424	$36,344

Covered loans	3,284	5,581

Total non-accrual loans	$44,708	$41,925

        Non-accrual loans that maintained a current payment status for six consecutive months are placed back on accrual status under the Bank's loan policy. Loans on which the accrual of interest has been discontinued amounted to $44.7 million and $41.9 million at March 31, 2012 and December 31, 2011, respectively. Loan balances past due 90 days or more and still accruing interest, but which management expects will eventually be paid in full, amounted to $1.2 million and $449,000 at March 31, 2012 and December 31, 2011, respectively.

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

Note 6. Loans and Related Allowance for Credit Losses (Continued)

        The performance and credit quality of the loan portfolio is also monitored by analyzing the age of the loans receivable as determined by the length of time a recorded payment is past due. The following tables present the classes of the loan portfolio summarized by the past due status as of March 31, 2012 and December 31, 2011:

	March 31, 2012
	31 - 60 days Past Due	61 - 90 days Past Due	>90 days Past Due	Total Past Due	Current	Total Financing Receivables	90 days and Accruing
	(in thousands)
Age Analysis of Past Due Loans:
Residential real estate one to four family	$1,210	$2,406	$5,068	$8,684	$115,471	$124,155	$1,137
Residential real estate multi-family	376	—	1,450	1,826	55,753	57,579	—
Commercial industrial and agricultural	165	157	1,914	2,236	155,868	158,104	—
Commercial real estate	1,256	515	4,856	6,627	408,993	415,620	—
Construction	—	160	20,914	21,074	34,434	55,508	—
Consumer	5	—	3	8	1,905	1,913	—
Home equity lines of credit	819	154	1,510	2,483	80,693	83,176	13

Total, excluding covered loans	$3,831	$3,392	$35,715	$42,938	$853,117	$896,055	$1,150

Covered loans	—	—	3,248	3,248	44,566	47,814	36

Total loans	$3,831	$3,392	$38,963	$46,186	$897,683	$943,869	$1,186

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

Note 6. Loans and Related Allowance for Credit Losses (Continued)

	December 31, 2011
	31 - 60 days Past Due	61 - 90 days Past Due	>90 days Past Due	Total Past Due	Current	Total Financing Receivables	90 days and Accruing
	(in thousands)
Age Analysis of Past Due Loans:
Residential real estate one to four family	$1,275	$2,770	$4,458	$8,503	$120,832	$129,335	$—
Residential real estate multi-family	65	—	2,297	2,362	55,414	57,776	—
Commercial industrial and agricultural	252	1,374	625	2,251	155,767	158,018	—
Commercial real estate	1,886	538	3,558	5,982	412,607	418,589	—
Construction	6,030	191	16,399	22,620	34,204	56,824	—
Consumer	6	62	—	68	2,080	2,148	—
Home equity lines of credit	1,197	351	2,003	3,551	80,936	84,487	239

Total, excluding covered loans	$10,711	$5,286	$29,340	$45,337	$861,840	$907,177	$239

Covered loans	467	71	4,075	4,613	46,093	50,706	210

Total loans	$11,178	$5,357	$33,415	$49,950	$907,933	$957,883	$449

        The following tables present the classes of the loan portfolio(excluding covered loans) summarized by the aggregate pass, watch, special mention, substandard and doubtful rating within the Company's internal risk rating system as of March 31, 2012 and December 31, 2011:

	March 31, 2012
	Residential Real Estate 1-4 Family	Residential Real Estate Multi Family	Commerical Industrial & Agricultural	Commercial Real Estate	Construction	Consumer	Home Equity Lines of Credit	Gross Loans
	(in thousands)
Credit Rating:
Pass	$107,928	$53,777	$141,548	$351,724	$32,903	$1,661	$78,786	$768,327
Watch	3,492	997	3,646	44,253	269	249	1,358	54,264
Special Mention	621	—	7,394	6,718	705	—	75	15,513
Substandard	12,114	2,805	5,516	12,925	21,631	3	2,957	57,951
Doubtful	—	—	—	—	—	—	—	—

	$124,155	$57,579	$158,104	$415,620	$55,508	$1,913	$83,176	$896,055

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

Note 6. Loans and Related Allowance for Credit Losses (Continued)

	December 31, 2011
	Residential Real Estate 1 - 4 Family	Residential Real Estate Multi Family	Commerical Industrial & Agricultural	Commercial Real Estate	Construction	Consumer	Home Equity Lines of Credit	Gross Loans
	(in thousands)
Credit Rating:
Pass	$111,732	$53,896	$149,038	$358,269	$28,399	$1,905	$79,792	$783,031
Watch	3,745	1,004	3,332	43,699	4,564	241	1,216	57,801
Special Mention	627	—	3,209	3,649	1,254	—	75	8,814
Substandard	13,231	2,876	2,439	12,972	22,607	2	3,404	57,531
Doubtful	—	—	—	—	—	—	—	—

	$129,335	$57,776	$158,018	$418,589	$56,824	$2,148	$84,487	$907,177

        TDRs may be modified by means of extended maturity at below market adjusted interest rates, a combination of rate and maturity, or by other means including covenant modifications, forbearance and other concessions. However, the Company generally only restructures loans by modifying the payment structure to interest only or by reducing the actual interest rate. Once a loan becomes a TDR, it will continue to be reported as a TDR during the term of the restructure. After the loan reverts to the original terms and conditions, it will still be considered a TDR until it has paid current for six consecutive months, at which time the loan will no longer be reported as a TDR.

        The recorded investment in TDRs was $3.4 million at both March 31, 2012 and December 31, 2011. At March 31, 2012 and December 31, 2011, the Company had $2.5 million and $2.7 million of accruing TDRs while TDRs on nonaccrual status totaled $908,000 and $655,000 at March 31, 2012 and December 31, 2011, respectively. Some loan modifications classified as TDRs may not ultimately result in the full collection of principal and interest, as modified, and result in potential incremental losses. These potential incremental losses have been factored into our overall estimate of the allowance for loan losses. The level of any re-defaults will likely be affected by future economic conditions. At March 31, 2012 and December 31, 2011, the allowance for loan and lease losses included specific reserves of $186,000 and $245,000 related to TDRs, respectively.

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

Note 6. Loans and Related Allowance for Credit Losses (Continued)

        The following table shows information on the troubled and restructured debt by loan portfolio for the three month periods ended March 31, 2012.

	Three Months Ended March 31, 2012
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
	(Dollars in thousands)
Troubled Debt Restructurings:
Commercial real estate	1	$150	$150

Total Troubled Debt Restructurings	1	$150	$150

	Three Months Ended March 31, 2011
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
	(Dollars in thousands)
Troubled Debt Restructurings:
Residential real estate one to four family	1	$39	$39
Commercial industrial & agricultural	1	6	6
Commercial real estate	1	335	335

Total Troubled Debt Restructurings	3	$380	$380

        For the three months ended March 31, 2012, the Company added an additional $150,000 in TDRs respectively. The Company had no reserves allocated for loan loss for the additions in troubled debt restructurings made during the three months ending March 31, 2012. A default on a troubled debt restructured loan for purposes of this disclosure occurs when the borrower is 90 days past due or a foreclosure or repossession of the applicable collateral has occurred.

        There was $365,000 in defaults on troubled debt restructured loans occurred during the three month periods ending March 31, 2012 on loans modified as a TDR within the previous 12 months.

	March 31, 2012
	Number of Contracts	Recorded Investment
	(Dollar amounts in thousands)
Troubled Debt Restructurings that subsequently defaulted:
Residential real estate one to four family	1	$36
Commercial real estate	1	329

	2	$365

        The Merger Agreement with Tompkins Financial provides certain termination rights for both Tompkins and VIST, including a right of Tompkins to terminate if certain past due loans and nonperforming assets of VIST exceed $65.0 million as of any month-end prior to the closing date. VIST past due loans and non-performing assets as defined in the Merger Agreement is the aggregate amount of: (i) all loans of VIST with principal and/or interest that are 30-89 days past due and still

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

Note 6. Loans and Related Allowance for Credit Losses (Continued)

accruing, (ii) all VIST loans with principal and/or interest that are at least 90 days past due and still accruing, (iii) all loans with principal or interest that are non-accruing, (iv) net charge-offs after the date of the Agreement, (v) real estate acquired through foreclosure or in lieu of foreclosure, (vi) troubled debt restructures (TDRs), and (vii) loss on sale of loans; provided, however, that any loan covered by the FDIC Loss Share Agreement shall be excluded from this computation.

        The following table presents information on the Company's past due loans and non-performing assets at March 31, 2012 as defined in the Merger Agreement with Tompkins Financial.

March 31, 2012
Delinquencies (30 - 89 Days)—accruing	$4,530
Delinquencies (90 + Days)—accruing	1,150
Non-accrual loans	41,424
ALLL net charge-offs	785
Other real estate owned	3,479
Troubled debt restructurings (accruing)	2,526

Total	$53,894

Note 7. Goodwill and Other Intangible Assets

        The Company had $16.5 million of recorded goodwill at March 31, 2012 and December 31, 2011. The goodwill balance resulted from previous acquisitions. During the fourth quarter of 2011, the Company recorded a goodwill impairment charge of $25.1 million, resulting from the decrease in market value caused by underlying capital and credit concerns which was valued through the Agreement and Plan of Merger dated January 25, 2012 between Tompkins Financial Corp and the Company, which will be merged into Tompkins Financial. This impairment was determined based upon the announced sale price of the Company to Tompkins Financial for $12.50 per share. For further information related to the merger, see Note 2—Merger with Tompkins Financial Corp.

        Management performs a review of goodwill and other identifiable intangibles for potential impairment on an annual basis, or more often, if events or circumstances indicate there may be impairment. Goodwill is tested for impairment at the reporting unit level and an impairment loss is recorded to the extent that the carrying amount of goodwill exceeds its implied fair value.

        A step two goodwill impairment test was completed for all three of its reporting units (i) banking and financial services, (ii) insurance, and (iii) brokerage and investment services. Based on the results of the step two goodwill impairment test, the Company recorded an impairment charge to each reporting unit, which is disclosed in the table below.

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

Note 7. Goodwill and Other Intangible Assets (Continued)

        The changes in the carrying amount of goodwill for the first three months of 2012 and for the year ended December 31, 2011 were as follows:

	Banking and Financial Services	Insurance	Brokerage and Investment Services	Total
	(Dollar amounts in thousands)
Balance as of December 31, 2010	29,316	11,521	1,021	41,858
Goodwill impairment	(22,374)	(2,363)	(332)	(25,069)
Purchase accounting adjustment*	(526)	—	—	(526)
Contingent payments	—	250	—	250

Balance as of December 31, 2011	6,416	9,408	689	16,513
Goodwill acquired	—	—	—	—
Contingent payments	—	—	—	—

Balance as of March 31, 2012	$6,416	$9,408	$689	$16,513

*
Purchase accounting adjustment related to the Allegiance Bank NA acquisition

Other Intangible Assets

        The Company had other intangible assets of $3.3 million at March 31, 2012, and December 31, 2011. In accordance with the provisions of FASB ASC 350, the Company amortizes other intangible assets over the estimated remaining life of each respective asset.

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

Note 7. Goodwill and Other Intangible Assets (Continued)

  Amortizable intangible assets were composed of the following:

	March 31, 2012		December 31, 2011
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
	(in thousands)
Amortizable intangible assets:
Purchase of client accounts (20 year weighted average useful life)	$4,957	$1,800	$4,957	$1,736
Employment contracts (7 year weighted average useful life)	1,135	1,135	1,135	1,135
Assets under management (20 year weighted average useful life)	184	88	184	86
Trade name (20 year weighted average useful life)	196	196	196	196
Core deposit intangible (7 year weighted average useful life)	1,852	1,852	1,852	1,852

Total	$8,324	$5,071	$8,324	$5,005

Aggregate Amortization Expense:
For the three months ended March 31, 2012	$66
For the three months ended March 31, 2011	$138

Note 8. Junior Subordinated Debt

        First Leesport Capital Trust I, a Delaware statutory business trust, was formed on March 9, 2000 and is a wholly-owned subsidiary of the Company. The Trust issued $5.0 million of 10 7/8% fixed rate capital trust pass-through securities to investors. First Leesport Capital Trust I purchased $5.0 million of fixed rate junior subordinated deferrable interest debentures from VIST Financial Corp. The debentures are the sole asset of the Trust. The terms of the junior subordinated debentures are the same as the terms of the capital securities. The obligations under the debentures constitute a full and unconditional guarantee by VIST Financial Corp. of the obligations of the Trust under the capital securities. The capital securities are redeemable by VIST Financial Corp. on or after March 9, 2010, at stated premiums, or earlier if the deduction of related interest for federal income taxes is prohibited, classification as Tier 1 Capital is no longer allowed, or certain other contingencies arise. The capital securities must be redeemed upon final maturity of the subordinated debentures on March 9, 2030. As of March 31, 2012, the Company has not exercised the call option on these debentures. In October 2002, the Company entered into an interest rate swap agreement with a notional amount of $5.0 million that effectively converted the securities to a floating interest rate of six month LIBOR plus 5.25%. In 2010, a premium of $272,000 was paid to the Company resulting from the counterparty exercising a call option to terminate this interest rate swap, which was recognized in other income during the year ended December 31, 2010. In June 2003, the Company purchased a six month LIBOR plus 5.75% interest rate cap to create protection against rising interest rates for the above mentioned $5.0 million interest rate swap. This interest rate cap matured in March 2010.

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

Note 8. Junior Subordinated Debt (Continued)

        On September 26, 2002, the Company established Leesport Capital Trust II, a Delaware statutory business trust, in which the Company owns all of the common equity. Leesport Capital Trust II issued $10.0 million of mandatory redeemable capital securities carrying a floating interest rate of three month LIBOR plus 3.45% (3.95% at March 31, 2012). These debentures are the sole assets of the Trust. The terms of the junior subordinated debentures are the same as the terms of the capital securities. The obligations under the debentures constitute a full and unconditional guarantee by VIST Financial Corp. of the obligations of the Trust under the capital securities. These securities must be redeemed in September 2032, but may be redeemed on or after November 7, 2007 or earlier in the event that the interest expense becomes non-deductible for federal income tax purposes or if the treatment of these securities is no longer qualified as Tier 1 capital for the Company. As of March 31, 2012, the Company has not exercised the call option on these debentures. In September 2008, the Company entered into an interest rate swap agreement with a start date of February 2009 and a maturity date of November 2013 that effectively converts the $10.0 million of adjustable-rate capital securities to a fixed interest rate of 7.25%. Interest began accruing on the Leesport Capital Trust II swap in February 2009.

        On June 26, 2003, Madison established Madison Statutory Trust I, a Connecticut statutory business trust. Pursuant to the purchase of Madison on October 1, 2004, the Company assumed Madison Statutory Trust I in which the Company owns all of the common equity. Madison Statutory Trust I issued $5.0 million of mandatory redeemable capital securities carrying a floating interest rate of three month LIBOR plus 3.10% (3.57% at March 31, 2012). These debentures are the sole assets of the Trust. The terms of the junior subordinated debentures are the same as the terms of the capital securities. The obligations under the debentures constitute a full and unconditional guarantee by VIST Financial Corp. of the obligations of the Trust under the capital securities. These securities must be redeemed in June 2033, but may be redeemed on or after September 26, 2008 or earlier in the event that the interest expense becomes non-deductible for federal income tax purposes or if the treatment of these securities is no longer qualified as Tier 1 capital for the Company. As of March 31, 2012, the Company has not exercised the call option on these debentures. In September 2008, the Company entered into an interest rate swap agreement with a start date of March 2009 and a maturity date of September 2013 that effectively converted the $5.0 million of adjustable-rate capital securities to a fixed interest rate of 6.90%. Interest began accruing on the Madison Statutory Trust I swap in March 2009.

        In January 2003, the Financial Accounting Standards Board issued FASB ASC 810, "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51" which was revised in December 2003. This Interpretation provides guidance for the consolidation of variable interest entities (VIEs). First Leesport Capital Trust I, Leesport Capital Trust II and Madison Statutory Trust I (the "Trusts") each qualify as a variable interest entity under FASB ASC 810. The Trusts issued mandatory redeemable preferred securities (Trust Preferred Securities) to third-party investors and loaned the proceeds to the Company. The Trusts hold, as their sole assets, subordinated debentures issued by the Company.

        FASB ASC 810 required the Company to deconsolidate First Leesport Capital Trust I and Leesport Capital Trust II from the consolidated financial statements as of March 21, 2004 and to deconsolidate Madison Statutory Trust I as of December 31, 2004. There has been no restatement of prior periods. The impact of this deconsolidation was to increase junior subordinated debentures by $20,150,000 and reduce the mandatory redeemable capital debentures line item by $20,150,000 which had represented the trust preferred securities of the trust. For regulatory reporting purposes, the

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

Note 8. Junior Subordinated Debt (Continued)

Federal Reserve Board has indicated that the preferred securities will continue to qualify as Tier 1 Capital subject to previously specified limitations, until further notice. If regulators make a determination that Trust Preferred Securities can no longer be considered in regulatory capital, the securities become callable and the Company may redeem them. The adoption of FASB ASC 810 did not have an impact on the Company's results of operations or liquidity.

Note 9. Regulatory Matters and Capital Adequacy

        The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on their financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk-weightings and other factors.

        Federal bank regulatory agencies have established certain capital-related criteria that must be met by banks and bank holding companies. The measurements which incorporate the varying degrees of risk contained within the balance sheet and exposure to off-balance sheet commitments were established to provide a framework for comparing different institutions. Regulatory guidelines require that Tier 1 capital and total risk-based capital to risk-adjusted assets must be at least 4.0% and 8.0%, respectively. In order for the Company to be considered "well capitalized" under the guidelines of the banking regulators, the Company must have Tier 1 capital and total risk-based capital to risk-adjusted assets of at least 6.0% and 10.0%, respectively. As of March 31, 2012, the Company and the Bank met the criteria to be considered a well capitalized institution.

        As of March 31, 2012, the most recent notification from the Bank's primary regulator categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed its category.

        The Company's regulatory capital ratios are presented below for the periods indicated:

	March 31, 2012	December 31, 2011
Leverage ratio	8.09%	7.68%
Tier I risk-based capital ratio	11.75%	11.62%
Total risk-based capital ratio	13.00%	12.88%

        On December 19, 2008, the Company issued to the United States Department of the Treasury ("Treasury") 25,000 shares of Series A, Fixed Rate, Cumulative Perpetual Preferred Stock ("Series A Preferred Stock"), with a par value of $0.01 per share and a liquidation preference of $1,000 per share, and a warrant ("Warrant") to initially purchase 376,984 shares of the Company's common stock, par value $5.00 per share, for an aggregate purchase price of $25,000,000 in cash.

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

Note 9. Regulatory Matters and Capital Adequacy (Continued)

        The Series A Preferred Stock qualifies as Tier 1 capital and will pay cumulative dividends at a rate of 5% per annum for the first five years, and 9% per annum thereafter. Under ARRA, the Series A Preferred Stock may be redeemed at any time following consultation by the Company's primary bank regulator and Treasury, not withstanding the terms of the original transaction documents. Under FAQ's issued recently by Treasury, participants in the Capital Purchase Program desiring to repay part of an investment by Treasury must repay a minimum of 25% of the issue price of the preferred stock.

        Prior to the earlier of the third anniversary date of the issuance of the Series A Preferred Stock (December 19, 2011) or the date on which the Series A Preferred Stock have been redeemed in whole or the Treasury has transferred all of the Series A Preferred Stock to third parties which are not affiliates of the Treasury, the Company can not increase its common stock dividend from the last quarterly cash dividend per share ($0.10) declared on the common stock prior to October 14, 2008 without the consent of the Treasury.

        The Warrant has a 10-year term and is immediately exercisable upon its issuance, with an exercise price subject to anti-dilution adjustments presently equal to $10.19 per share of common stock. As a result of the sale of 644,000 shares of the Company's common stock to two institutional investors, the number of shares of common stock into which the Warrant is now exercisable is 367,984. In the event that the Company redeems the Series A Preferred Stock, the Company can repurchase the warrant at "fair value" as defined in the investment agreement with Treasury.

        Dividends payable by the Company are subject to guidance published by the Board of Governors of the Federal Reserve System. Consistent with the Federal Reserve guidance, companies are urged to strongly consider eliminating, deferring or significantly reducing dividends if (i) net income available to shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividend, (ii) the prospective rate of earnings retention is not consistent with the bank holding company's capital needs and overall current and prospective financial condition, or (iii) the company will not meet, or is in danger of not meeting, its minimum regulatory capital adequacy rations. As a result of this guidance, management intends to consult with the Federal Reserve Bank of Philadelphia, and provide the Reserve Bank with information on the Company's then current and prospective earnings and capital position, on a quarterly basis in advance of declaring any cash dividends for the foreseeable future.

        Loans or advances are limited to 10% of the Bank's capital stock and surplus on a secured basis. At March 31, 2012 and at December 31, 2011, the Bank had a $1.3 million loan outstanding to VIST Insurance.

Note 10. Financial Instruments with Off-Balance Sheet Risk

Commitments to Extend Credit and Letters of Credit:

        The Bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets.

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

Note 10. Financial Instruments with Off-Balance Sheet Risk (Continued)

        The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet investments.

        A summary of the Bank's financial instrument commitments is as follows:

	March 31, 2012	December 31, 2011
	(in thousands)
Commitments to extend credit:
Unfunded loan origination commitments	$44,135	$51,640
Unused home equity lines of credit	46,692	46,841
Unused business lines of credit	117,638	110,222

Total commitments to extend credit	$208,465	$208,703

Standby letters of credit	$11,220	$9,416

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation. Collateral held varies but may include personal or commercial real estate, accounts receivable, inventory and equipment. The allowance for unfunded commitments was $130,000 as of March 31, 2012 as compared to $138,500 at December 31, 2011.

        Standby letters of credit written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The majority of these standby letters of credit expire within the next twelve months. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending other loan commitments. The Bank requires collateral supporting these letters of credit as deemed necessary. Management believes that the proceeds obtained through a liquidation of such collateral would be sufficient to cover the maximum potential amount of future payments required under the corresponding guarantees. The amount of the liability as of March 31, 2012 and 2011 for guarantees under standby letters of credit issued was not considered to be material.

Junior Subordinated Debt:

        The Company has elected to record its junior subordinated debt at fair value with changes in fair value reflected in other income in the consolidated statements of operations. The fair value is estimated utilizing the income approach whereby the expected cash flows over the remaining estimated life of the debentures are discounted using the Company's estimated credit spread over the current fully indexed yield based on an expectation of future interest rates derived from observed market interest rate curves and volatilities. At March 31, 2012 and December 31, 2011, the estimated fair value

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

Note 10. Financial Instruments with Off-Balance Sheet Risk (Continued)

of the junior subordinated debt was $18.4 million and $18.5 million, respectively, and was offset by changes in the fair value of the related interest rate swaps.

        During October 2002, the Company entered into an interest rate swap agreement with a notional amount of $5 million to manage its exposure to interest rate risk. This derivative financial instrument effectively converted fixed interest rate obligations of outstanding mandatory redeemable capital debentures to variable interest rate obligations, decreasing the asset sensitivity of its balance sheet by more closely matching the repricing of the Company's variable rate assets with variable rate liabilities. The Company considers the credit risk inherent in the contracts to be negligible. This swap had a notional amount equal to the outstanding principal amount of the related trust preferred securities, together with the same payment dates, maturity date and call provisions as the related trust preferred securities.

        Under the swap, the Company paid interest at a variable rate equal to nine month LIBOR plus 5.25%, adjusted semiannually, and the Company received a fixed rate equal to the interest that the Company is obligated to pay on the related trust preferred securities (10.875%). In September 2010, included in other income was a $272,000 premium paid to the Company resulting from the fixed rate payer exercising a call option to terminate this interest rate swap.

        In September 2008, the Company entered into two interest rate swaps to manage its exposure to interest rate risk. The interest rate swap transactions involved the exchange of the Company's floating rate interest rate payment on its $15 million in floating rate junior subordinated debt for a fixed rate interest payment without the exchange of the underlying principal amount. The first interest rate swap agreement effectively converts the $10 million of adjustable-rate capital securities to a fixed interest rate of 7.25%. Interest began accruing on this swap in February 2009. The second interest rate swap agreement effectively converts the $5 million of adjustable-rate capital securities to a fixed interest rate of 6.90%. Interest began accruing on this swap in March 2009. Entering into interest rate derivatives potentially exposes the Company to the risk of counterparties' failure to fulfill their legal obligations including, but not limited to, potential amounts due or payable under each derivative contract. Notional principal amounts are often used to express the volume of these transactions, but the amounts potentially subject to credit risk are much smaller. These interest rate swaps are recorded on the balance sheet at fair value through adjustments to other income in the consolidated results of operations. The fair value measurement of the interest rate swaps is determined by netting the discounted future fixed or variable cash payments and the discounted expected fixed or variable cash receipts based on an expectation of future interest rates derived from observed market interest rate curves and volatilities.

        The estimated fair values of the interest rate swap agreements represent the amount the Company would have expected to receive to terminate such contract. At March 31, 2012 and December 31, 2011, the estimated fair values of the interest rate swap agreements was $774,000 and $846,000, respectively, and was offset by changes in the fair value of the related trust preferred debt. The swap agreements expose the Company to market and credit risk if the counterparty fails to perform. Credit risk is equal to the extent of a fair value gain on the swaps. The Company manages this risk by entering into these transactions with high quality counterparties.

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

Note 10. Financial Instruments with Off-Balance Sheet Risk (Continued)

        Interest rate caps are generally used to limit the exposure from the repricing and maturity of liabilities and to limit the exposure created by other interest rate swaps. In June 2003, the Company purchased a nine month LIBOR cap to create protection against rising interest rates for the above mentioned $5 million interest rate swap. Interest rate caps are generally used to limit the exposure from the repricing and maturity of liabilities and to limit the exposure created by other interest rate swaps. This interest rate cap matured in March 2010.

        In October 2010, the Company purchased a three month LIBOR interest rate cap to create protection against rising interest rates. The notional amount of this interest rate cap was $5.0 million and the initial premium paid for the interest rate cap was $206,000. At March 31, 2012, the recorded value of the interest rate cap was $47,000.

        The following table provides the fair values of the Company's derivative instruments included in the consolidated balance sheet at March 31, 2012 and December 31, 2011:

	Derivative Instruments
	March 31, 2012		December 31, 2011
Derivatives Not Designated as Hedging Instruments under FASB ASC 815:	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
	(Dollar amounts in thousands)
Interest rate cap	Other assets	$47	Other assets	$54
Interest rate swap contracts	Other liabilities	(774)	Other liabilities	(846)

Total derivatives		$(727)		$(792)

        The following table provides the changes in fair values of the Company's derivative instruments included in the consolidated statement of operations for the three months ended March 31, 2012 and 2011:

		Amount of Gain or (Loss) Recognized in Income on Derivative
		For the Three Months Ended March 31,
	Location of Gain or (Loss) Recognized in Income on Derivative
Derivatives Not Designated as Hedging Instruments under FASB ASC 815:		2012	2011
		(Dollar amounts in thousands)
Interest rate cap	Other income	$(7)	$(40)
Interest rate swap contracts	Other income	72	$124

Total derivatives		$65	$84

        During the three month period ended March 31, 2012 and 2011, the Company accrued net interest due to counterparties under the interest rate swap agreements of $124,000 and $131,000, respectively, which was recorded as an increase in interest expense on the trust preferred securities.

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

Note 11. Employee Benefit Plans

401(k) Salary Deferral Plan

        The Company has a 401(k) Salary Deferral Plan. This plan covers all eligible employees who elect to contribute to the Plan. An employee who has attained 18 years of age and has been employed for at least 30 calendar days is eligible to participate in the Plan effective with the next quarterly enrollment period. Employees become eligible to receive the Company contribution to the Salary Deferral Plan at each future enrollment period upon completion of one year of service.

        During the third quarter of 2011, the Company's Board of Directors approved a discretionary match of 50% for the first 3% of a participant's pay deferred into the 401(k) Retirement Savings Plan. Contributions from the Company vest to the employee over a five year schedule. The expense associated with the Company's contribution was $51,000 for the three months ended March 31, 2012, compared to $33,000 for the same period in 2011, and was included in salaries and employee benefits expense in the Consolidated Statements of Operations.

Deferred Compensation Agreements and Salary Continuation Plan

        The Company has entered into deferred compensation agreements with certain directors and a salary continuation plan for certain key employees. The present value of the future liability for these agreements was $2.0 million at both March 31, 2012 and December 31, 2011. For the three months ended March 31, 2012 and 2011, $51,000 and $48,000, respectively, was charged to expense in connection with these agreements. To fund the benefits under these agreements, the Company is the owner and beneficiary of life insurance policies on the lives of certain directors and employees. These bank-owned life insurance policies had an aggregate cash surrender value of $19.9 million and $19.8 million at March 31, 2012 and December 31, 2011, respectively.

Employee Stock Purchase Plan

        The Company has a non-compensatory Employee Stock Purchase Plan ("ESPP"). Under the ESPP, employees of the Company who elect to participate are eligible to purchase shares of common stock at prices up to a 5 percent discount from the market value of the stock. The ESPP does not allow the discount in the event that the purchase price would fall below the Company's most recently reported book value per share. The ESPP allows an employee to make contributions through payroll deductions to purchase shares of common stock up to 15 percent of annual compensation. At March 31, 2012, the total number of remaining shares of common stock that may be issued pursuant to the ESPP was 216,421. As of March 31, 2012, a total of 87,455 shares had been issued under the ESPP. For the first three months of 2012 and 2011, the market value of the Company's stock was below the Company's book value per share. The employees of the Company did not receive a 5% discount on purchases made under the ESPP during this timeframe. As a result, the Company did not recognize any expense relative to its ESPP for the three months ended March 31, 2012 and 2011.

        As required by the proposed merger agreement with Tompkins Financial, the Company suspended the ESPP during the first quarter of 2012.

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

Note 12. Stock-based Compensation

        The Company has an Employee Stock Incentive Plan ("ESIP") that covered all officers and key employees of the Company and its subsidiaries and is administered by a committee of the Board of Directors. The ESIP plan expired on November 10, 2008, and as a result, no additional stock option awards remain to be granted. At March 31, 2012, there were 270,833 options granted and still outstanding under the ESIP. The option price for options previously issued under the ESIP was equal to 100% of the fair market value of the Company's common stock on the date of grant and was not less than the stock's par value when granted. Options granted under the ESIP have various vesting periods ranging from immediate up to 5 years, 20% exercisable not less than one year after the date of grant, but no later than ten years after the date of grant in accordance with the vesting. Vested options expire on the earlier of ten years after the date of grant, three months from the participant's termination of employment or one year from the date of the participant's death or disability. At March 31, 2012, a total of 150,504 options had been exercised under the ESIP and common stock shares were issued accordingly.

        The Company has an Independent Directors Stock Option Plan ("IDSOP"). The IDSOP plan expired on November 10, 2008, and as a result, no additional stock option awards remain to be granted. At March 31, 2012, there were 67,588 stock options granted and still outstanding under the IDSOP. The IDSOP covers all directors of the Company who are not employees and former directors who continue to be employed by the Company. The option price for stock option awards previously issued under the ESIP was equal to the fair market value of the Company's common stock on the date of grant. Options are exercisable from the date of grant and expire on the earlier of ten years after the date of grant, three months from the date the participant ceases to be a director of the Company or the cessation of the participant's employment, or twelve months from the date of the participant's death or disability. A total of 21,166 options had been exercised under the IDSOP and common stock shares were issued accordingly as of March 31, 2012.

        On April 17, 2007, the Company's shareholders approved the VIST Financial Corp. 2007 Equity Incentive Plan ("EIP"). The total number of options which may be granted under the EIP is equal to 12.5% of the outstanding shares of the Company's common stock on the date of approval of the Plan. At March 31, 2012, there were 583,653 options granted and still outstanding under the EIP. At March 31, 2012, there were 91,487 shares authorized for issuance for potential future equity awards pursuant to the EIP subject to automatic annual increases by an amount equal to 12.5% of any increase in the number of the Company's outstanding shares of common stock during the preceding year or such lesser number as determined by the Company's board of directors. The EIP covers all employees and non-employee directors of the Company and its subsidiaries. Incentive stock options, nonqualified stock options and restricted stock grants are authorized for issuance under the EIP (see below "Restricted Stock Grants" for additional information on restricted stock awards). The exercise price for stock options granted under the EIP must equal the fair market value of the Company's common stock on the date of grant. Vesting of option awards under the EIP is determined by the Human Resources Committee of the board of directors, but must be at least one year. The committee may also subject an award to one or more performance criteria. Stock option and restricted stock awards generally expire upon termination of employment. In certain instances after an optionee terminates employment or service, the Committee may extend the exercise period for a vested nonqualified stock option up to the remaining term of the option. A vested incentive stock option must be exercised within three months following termination of employment if such termination is for

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

Note 12. Stock-based Compensation (Continued)

reasons other than cause. However, a vested incentive stock option generally expires upon voluntary termination of employment. As of March 31, 2012, 1,432 options had been exercised under the EIP. The EIP expires on April 17, 2017.

        Restricted Stock Grants.    When granted, restricted stock shares are unvested stock, issuable one year after the date of the grant for non-employee directors and employees ("Vest Date"). Due to TARP restrictions, restricted stock grants vest over two years for certain employees. The Vest Date accelerates in the event there is a change in control of the Company, if the recipients are then still non-employee directors or employees by Company. Upon issuance of the shares, resale of the shares is restricted for an additional year, during which the shares may not be sold, pledged or otherwise disposed of. Prior to the vest date and in the event the recipient terminates association with the Company for reasons other than death, disability or change in control, the recipient forfeits all rights to the shares that would otherwise be issued under the grant. Restricted stock awards granted under the EIP were recorded at the date of award based on the market value of shares. The weighted average price per share of shares outstanding as of March 31, 2012 was $6.66 as compared to $7.33 at December 31, 2011.

        A summary of restricted stock award activity is presented below:

Rollforward of Restricted Stock Awards

	Shares	Weighted Average Fair Value on Award Date
Outstanding at December 31, 2010	21,500	6.61
Additions	73,500	7.41
Vested and distributed	(4,519)	(5.49)
Forfeitures	(417)	(5.15)

Outstanding at December 31, 2011	90,064	7.33

Additions	—	—
Vested and distributed	(20,798)	(9.08)
Forfeitures	(6,766)	(8.09)

Outstanding at March 31, 2012	62,500	6.66

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

Note 12. Stock-based Compensation (Continued)

        Stock option activity for the three months ended March 31, 2012 is summarized in the table below:

	Options	Weighted- Average Exercise Price	Aggregate Intrinsic Value	Weighted- Average Remaining Term (in years)
Outstanding at the beginning of the year	976,618	$12.61
Granted	3,000	6.71
Exercised	(1,932)	8.23
Expired	(18,257)	12.24
Forfeited	(37,355)	7.89

Outstanding as of March 31, 2012	922,074	$12.80	$2,622,193	6.5

Exercisable as of March 31, 2012	670,742	$15.15	$1,274,868	5.5

        There was $16,000 of cash proceeds received from stock option exercises related to the director and employee stock purchase plans during the first three months of 2012. There was $2,600 in proceeds received from stock option exercises related to director and employee stock purchase plans in 2011.

        As of March 31, 2012, the aggregate intrinsic value of options outstanding was $2.6 million, as compared to $399,000 at December 31, 2011. As of March 31, 2012, the weighted average remaining term of options outstanding was 6.5 years, as compared to 6.7 years at December 31, 2011.

        The aggregate intrinsic value of a stock option represents the total pre-tax intrinsic value (the amount by which the current market value of the underlying stock exceeds the exercise price of the option) that would have been received by the option holder had all option holders exercised their options. The aggregate intrinsic value of a stock option will change based on fluctuations in the market value of the Company's stock.

        Stock-Based Compensation Expense.    The Company adopted the provisions of FASB ASC 718 on January 1, 2006. FASB ASC 718 requires that stock-based compensation to employees be recognized as compensation cost in the consolidated statements of operations based on their fair values on the measurement date, which, for the Company, is the date of grant. For the three months ended March 31, 2012 and 2011, stock-based compensation expense totaled $106,000 and $95,000, respectively. At March 31, 2012 there was approximately $321,000, of total unrecognized compensation cost related to non-vested stock options under the plans, as compared to $813,000 at December 31, 2011. Total unrecognized compensation cost related to non-vested stock options could be impacted by the performance of the Company as it relates to options granted which include performance-based goals.

        Valuation of Stock-Based Compensation.    There were 3,000 stock options granted during the first three months of 2012 and no stock options were granted for the same period in 2011. The fair value of

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

Note 12. Stock-based Compensation (Continued)

options granted during the three months ended March 31, 2012 was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions:

For the Three Months Ended March 31, 2012
Dividend yield	3.55%
Expected life	7 years
Expected volatility	33.62%
Risk-free interest rate	1.54%
Weighted average fair value of options granted	$1.57

        The expected volatility is based on historic volatility. The risk-free interest rates for periods within the contractual life of the awards are based on the U.S. Treasury yield curve in effect at the time of the grant. The expected life is based on historical exercise experience. The dividend yield assumption is based on the Company's history and expectation of dividend payouts.

Note 13. Segment Information

        Under the standards set for public business enterprises regarding a company's reportable operating segments in FASB ASC 280, "Segment Reporting", the Company has four reportable segments: (i) banking and financial services (the "Bank"), (ii) insurance services ("VIST Insurance"), (iii) mortgage banking ("VIST Mortgage"), and (iv) wealth management services ("VIST Capital Management"). The Company's insurance services, mortgage banking and wealth management services are managed separately from the Bank.

The Bank

        The Bank consists of twenty full service, two limited access retirement community financial centers, and performs commercial and consumer loan, deposit and other banking services. The Bank engages in full service commercial and consumer banking business, including such services as accepting deposits in the form of time, demand and savings accounts. Such time deposits include certificates of deposit, individual retirement accounts and Roth IRAs. The Bank's savings accounts include money market accounts, club accounts, NOW accounts and traditional regular savings accounts. In addition to accepting deposits, the Bank makes both secured and unsecured commercial and consumer loans, accounts receivable financing and makes construction and mortgage loans, including home equity loans. The Bank does not engage in sub-prime lending. The Bank also provides small business loans and other services including rents for safe deposit facilities.

        Commercial and consumer lending provides revenue through interest accrued monthly and service fees generated on the various classes of loans. Deferred fees are amortized monthly into revenue based on loan portfolio type. Most commercial loan deferred fees are amortized utilizing the interest method over an average loan life. Most consumer and mortgage loans are amortized utilizing the interest method over the term of the loan. However, commercial and home equity lines of credit, as well as commercial interest only loans utilize a straight line method over an average loan life to amortized

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

Note 13. Segment Information (Continued)

revenue on a monthly basis. Bank lending and mortgage operations are funded primarily through the retail and commercial deposits and other borrowing provided by the community banking segment.

Mortgage Banking

        The Bank provides mortgage banking services to its customers through VIST Mortgage, a division of the Bank. VIST Mortgage operates offices in Reading, Schuylkill Haven and Blue Bell, which are located in Berks County, Pennsylvania, Schuylkill County, Pennsylvania and Montgomery County, Pennsylvania, respectively. The mortgage banking operation offers residential lending products and generates revenue primarily through gains recognized on loan sales.

Insurance

        VIST Insurance, LLC ("VIST Insurance"), a full service insurance agency, offers a full line of personal and commercial property and casualty insurance as well as group insurance for businesses, employee and group benefit plans, and life insurance. VIST Insurance utilizes insurance companies and acts as an agent or broker to provide coverage for commercial, individual, surety bond, and group and personal benefit plans. VIST Insurance is headquartered in Wyomissing, Pennsylvania with sales offices at 1240 Broadcasting Road, Wyomissing, Pennsylvania; 1767 Sentry Parkway West (Suite 210) Blue Bell, Pennsylvania; 5 South Sunnybrook Road (Suite 100), Pottstown, Pennsylvania; and 237 Route 61 South, Schuylkill Haven, Pennsylvania.

Wealth Management

        VIST Capital Management, LLC ("VIST Capital Management") a full service investment advisory and brokerage services company, offers a full line of products and services for individual financial planning, retirement and estate planning, investments, corporate and small business pension and retirement planning. VIST Capital Management is headquartered at 1240 Broadcasting Road, Wyomissing, Pennsylvania.

        The following table shows the Company's reportable business segments for the three months ended March 31, 2012 and 2011. All inter-segment transactions are recorded at cost and eliminated as part of the consolidation process. Each of these segments perform specific business activities in order to generate

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

Note 13. Segment Information (Continued)

revenues and expenses, which in turn, are evaluated by the Company's senior management for the purpose of making resource allocation and performance evaluation decisions.

	VIST
	Bank	Insurance	Mortgage	Capital Management	Total
	(in thousands)
As of and for the three months ended March 31, 2012
Net interest income and other income from external sources	$11,677	$3,096	$682	$159	$15,614
Income (loss) before income taxes	372	387	200	(70)	889
Total assets	1,321,563	16,262	71,330	827	1,409,982
Purchase of premises and equipment	2,715	2	—	—	2,717
As of and for the three months ended March 31, 2011
Net interest income and other income from external sources	$11,027	$2,905	$774	$204	$14,910
Income (loss) before income taxes	(604)	256	647	3	302
Total assets	1,317,626	17,646	75,468	1,104	1,411,844
Purchase of premises and equipment	499	22	3	1	525

        Income (loss) before income taxes, as presented above, does not reflect management fees paid to the Company by VIST Insurance, VIST Mortgage and VIST Capital Management of approximately $408,000, $147,000 and $44,000, respectively, for the three months ended March 31, 2012. Income (loss) before income taxes, as presented above, does not reflect management fees paid to the Company by VIST Insurance, VIST Mortgage and VIST Capital Management of approximately $283,000, $147,000 and $37,000, respectively, for the three months ended March 31, 2011.

Note 14. Fair Value Measurements and Fair Value of Financial Instruments

        FASB ASC 820, "Fair Value Measurements and Disclosures" defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. This guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. A fair value measurement assumes that a transaction to sell an asset or transfer a liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or liability. The price in the principal (or most advantageous) market used to measure the fair value of the asset or liability shall not be adjusted for transaction costs. An orderly transaction is not a forced transaction, but rather a transaction that assumes exposure to the market for a period prior to the measurement date to allow for marketing activities that are usual and customary for transactions involving such assets and liabilities.

        Market participants are buyers and sellers in the principal market that are (i) independent, (ii) knowledgeable, (iii) able to transact, and (iv) willing to transact. FASB ASC 820 requires the use of

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

Note 14. Fair Value Measurements and Fair Value of Financial Instruments (Continued)

valuation techniques that are consistent with the market approach, the income approach and/or the cost approach. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets and liabilities. The income approach uses valuation techniques to convert future amounts such as cash flows or earnings, to a single present amount on a discounted basis. The cost approach is based on the amount that currently would be required to replace the service capacity of an asset (replacement cost). Valuation techniques should be consistently applied. Inputs to valuation techniques refer to the assumptions that market participants would use in pricing the asset or liability. Inputs may be observable, meaning those that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from independent sources, or unobservable, meaning those that reflect the reporting entity's own assumptions about the assumptions market participants would use in pricing the asset or liability based upon the best information available in the circumstances. In that regard, ASC Topic 820 establishes a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.

        The three levels defined by FASB ASC 820 hierarchy are as follows:

Level 1:	Inputs to the valuation methodology are quoted prices, unadjusted, for identical assets or liabilities in active markets. A quoted price in an active market provides the most reliable evidence of fair value and shall be used to measure fair value whenever available. A contractually binding sales price also provides reliable evidence of fair value.
Level 2:
Inputs to the valuation methodology include quoted prices for similar assets or liabilities in active markets; inputs to the valuation methodology include quoted prices for identical or similar assets or liabilities in markets that are not active; or inputs to the valuation methodology that utilize model-based techniques for which all significant assumptions are observable in the market.
Level 3:
Inputs to the valuation methodology are unobservable and significant to the fair value measurement; inputs to the valuation methodology that utilize model-based techniques for which significant assumptions are not observable in the market; or inputs to the valuation methodology that requires significant management judgment or estimation, some of which may be internally developed.

        Management maximizes the use of observable inputs and minimizes the use of unobservable inputs when determining fair value measurements. Management reviews and updates the fair value hierarchy classifications of the Company's assets and liabilities on a quarterly basis.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

Investment Securities Available-for-Sale

        Fair values of investment securities available-for-sale were primarily measured using information from a third-party pricing service and, in instances where the third-party pricing service valuation is unavailable, from non-binding third party broker quotes. These services provide pricing for securities

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

Note 14. Fair Value Measurements and Fair Value of Financial Instruments (Continued)

that represent, in good faith, what a buyer in the marketplace would pay for a given security in a current sale.

        Security pricing evaluations from the third-party pricing service are based on contemporaneous market information available and are generated using proprietary evaluated pricing models and methodologies. These evaluated pricing models vary by asset class and incorporate available trade, bid and other market information. For structured securities, the evaluated pricing models utilize cash flow data and, when available, loan performance data. Because many fixed income securities do not trade on a daily basis, the evaluated pricing applications apply available information as applicable through processes such as benchmark curves, benchmarking of like securities, sector groupings, and matrix pricing. In addition, the evaluated pricing models use model processes, such as the Option Adjusted Spread model, to assess interest rate impact and develop prepayment scenarios.

        These evaluated pricing models take into account market convention. For each asset class, the third-party pricing service gathers information from market sources and integrates relevant credit information, perceived market movements and sector news into the evaluated pricing applications and models. The market inputs used in the evaluations of securities, listed in approximate order of priority, include:

  •
  Benchmark yields,

  •
  Reported trades,

  •
  Broker-dealer quotes,

  •
  Issuer spreads,

  •
  Two sided markets,

  •
  Benchmark securities,

  •
  Bids,

  •
  Offers, and

  •
  Reference data including market research publications.

        The third-party pricing service also monitors market indicators, industry and economic events. Information of this nature is a trigger to acquire further market data. For certain security types, additional inputs may be used, or some of the standard inputs may not be applicable. Evaluations may prioritize inputs differently for any given valuation period for any security based on market conditions, and not all inputs listed are available for use in the evaluation process for each security evaluation for any given valuation period.

        The third-party pricing service also receives market data from third party sources, including clients who may hold the securities being evaluated. Market information received from clients is verified before use as an input into the evaluation process. Verification may be based on information from other sources, such as reportable trades, broker-dealers, trustee/paying agents, issuers, or from information prepared by the third party's internal credit analysis or by reviewing market sector correlations. If the third-party pricing service determines that it does not have sufficient objectively

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

Note 14. Fair Value Measurements and Fair Value of Financial Instruments (Continued)

verifiable information to continue to support a security's evaluation, they will discontinue evaluating the securities on an issue, issuer and/or deal level until such information can be obtained.

        On a quarterly basis, management reviews the pricing information received from the Company's third-party pricing service. This review process includes a comparison to non-binding third-party broker quotes, as well as a review of market-related conditions impacting the information provided by the Company's third-party pricing service. As part of the review process, management primarily identifies investment securities which may have traded in illiquid or inactive markets. As of March 31, 2012 and December 31, 2011, management did not make adjustments to prices provided by the third-party pricing service or from non-binding third party broker quotes as a result of illiquid or inactive markets. Based on this review, management determines whether the current placement of the security in the fair value hierarchy is appropriate or whether transfers may be warranted.

Loans Held for Sale

        The fair value of mortgage loans held for sale is determined, when possible, using Level 2 quoted secondary-market prices. If no such quoted price exists, the fair value of a loan is determined based on expected proceeds based on sales contracts and commitments.

        All mortgage loans held for sale are sold 100% servicing released and made in compliance with applicable loan criteria and underwriting standards established by the buyers. These loans are originated according to applicable federal and state laws and follow proper standards for securing valid liens.

Derivative Financial Instruments

        Derivative financial instruments recorded at fair value on a recurring basis are comprised of interest rate swap agreements and an interest rate cap agreement. The fair values of interest rate swap agreements and the interest rate cap agreement are calculated using a discounted cash flow approach and utilize Level 2 observable inputs such as the LIBOR swap curve, effective date, maturity date, notional amount, and stated interest rate. In addition, the Company included into its fair value calculation a credit factor adjustment which was based primarily on management judgment. Thus, interest rate swap agreements and the interest rate cap agreement are classified as a Level 3 measurement, with unrealized gains and losses reflected in other income in the consolidated statements of operations.

        The Company is exposed to credit risk if borrowers or counterparties fail to perform. The Company seeks to minimize credit risk through credit approvals, limits, monitoring procedures, and collateral requirements. The Company generally enters into transactions with borrowers and counterparties that carry high quality credit ratings. Credit risk associated with borrowers or counterparties as well as the Company's non-performance risk is factored into the determination of the fair value of derivative financial instruments.

Junior subordinated debt

        Junior subordinated debt instruments recorded at fair value on a recurring basis are comprised of trust preferred securities issued by the Company (see Note 8). The fair values of the junior

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

Note 14. Fair Value Measurements and Fair Value of Financial Instruments (Continued)

subordinated debt instruments are calculated using a discounted cash flow approach and utilize Level 2 observable inputs such as the LIBOR swap curve, effective date, maturity date, and stated interest rate. In addition, the Company included into its fair value calculation a credit factor adjustment which was based primarily on management judgment. Thus, junior subordinated debt instruments are classified as a Level 3 measurement, with unrealized gains and losses reflected in other income in the consolidated statements of operations. The fair value is estimated utilizing the income approach whereby the expected cash flows over the remaining estimated life of the debentures are discounted using the Company's credit spread over the current fully indexed yield based on an expectation of future interest rates derived from observed market interest rate curves and volatilities. The Company's credit spread was estimated based on market activity for similar instruments and estimates from published financial data and from a national credit rating agency.

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

Note 14. Fair Value Measurements and Fair Value of Financial Instruments (Continued)

        The following table below presents the balances of assets and liabilities measured at fair value on a recurring basis as of March 31, 2012 and December 31, 2011:

	Quoted Prices in Active Markets for Identical Assets an Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
	(In thousands)
As of March 31, 2012
Assets:
Securities Available-For-Sale:
U.S. Government agency securities	$—	$13,928	$—	$13,928
Agency mortgage-backed debt securities	—	312,530	—	312,530
Non-Agency collateralized mortgage obligations	—	5,060	—	5,060
Obligations of states and political subdivisions	—	26,447	—	26,447
Trust preferred securities—single issue	—	127	—	127
Trust preferred securities—pooled	—	1,898	—	1,898
Corporate and other debt securities	—	2,308	—	2,308
Equity securities	2,190	499	—	2,689

Total Securities Available-for-Sale	2,190	362,797	—	364,987

Loans Held for Sale	—	4,487	—	4,487
Interest rate cap (included in other assets)	—	—	47	47

Total Assets	$2,190	$367,284	$47	$369,521

Liabilities:
Junior subordinated debt	$—	$—	$18,431	$18,431
Interest rate swaps (included in other liabilities)	—	—	774	774

Total Liabilities	$—	$—	$19,205	$19,205

As of December 31, 2011
Assets:
Securities Available-For-Sale:
U.S. Government agency securities	$—	$12,087	$—	$12,087
Agency mortgage-backed debt securities	—	324,971	—	324,971
Non-Agency collateralized mortgage obligations	—	6,243	—	6,243
Obligations of states and political subdivisions	—	25,437	—	25,437
Trust preferred securities—single issue	—	125	—	125
Trust preferred securities—pooled	—	1,828	—	1,828
Corporate and other debt securities	—	2,455	—	2,455
Equity securities	1,997	548	—	2,545

Total Securities Available-for-Sale	1,997	373,694	—	375,691

Loans Held for Sale	—	3,365	—	3,365
Interest rate cap (included in other assets)	—	—	54	54

Total Assets	$1,997	$377,059	$54	$379,110

Liabilities:
Junior subordinated debt	$—	$—	$18,534	$18,534
Interest rate swaps (included in other liabilities)	—	—	846	846

Total Liabilities	$—	$—	$19,380	$19,380

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

Note 14. Fair Value Measurements and Fair Value of Financial Instruments (Continued)

        The changes in Level 3 assets and liabilities measured at fair value on a recurring basis are summarized as follows:

		Total realized and Unrealized Gains (Losses)
	Fair Value at December 31, 2011	Recorded in Revenue	Recorded in Other Comprehensive Income	Purchases	Transfers Into and/or Out of Level 3	Fair Value at March 31, 2011
	(in thousands)
Three Months Ended March 31, 2012
Assets:
Interest rate cap	$54	$(7)	$—	$—	$—	$47

Total Assets	$54	$(7)	$—	$—	$—	$47

Liabilities:
Junior subordinated debt	$18,534	$103	$—	$—	$—	$18,431
Interest rate swaps	846	72	—	—	—	774

Total Liabilities	$19,380	$175	$—	$—	$—	$19,205

		Total realized and Unrealized Gains (Losses)
	Fair Value at December 31, 2010	Recorded in Revenue	Recorded in Other Comprehensive Income	Purchases	Transfers Into and/or Out of Level 3	Fair Value at March 31, 2011
	(in thousands)
Three Months Ended March 31, 2011
Assets:
Interest rate cap	$300	$(40)	$—	$—	$—	$260

Total Assets	$300	$(40)	$—	$—	$—	$260

Liabilities:
Junior subordinated debt	$18,437	$(156)	$—	$—	$—	$18,593
Interest rate swaps	1,139	124	—	—	—	1,015

Total Liabilities	$19,576	$(32)	$—	$—	$—	$19,608

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

Note 14. Fair Value Measurements and Fair Value of Financial Instruments (Continued)

        For Level 3 assets and liabilities measured at fair value on a recurring or non-recurring basis, the significant unobservable inputs used in the fair value measurement were as follows:

	Fair Value at March 31, 2012 (In Thousands)	Valuation Technique	Significant Unobservable Inputs	Significant Unobservable Input Value
Assets:
Interest rate cap	$47	Discounted Cash Flow	Weighted Average Credit Spread	5.10%

Total Assets	$47

Liabilities:
Junior subordinated debt	$18,431	Discounted Cash Flow	Weighted Average Credit Spread	5.31%
Interest rate swaps	774	Discounted Cash Flow	Weighted Average Credit Spread	3.33%

Total Liabilities	$19,205

        The significant unobservable input used in the fair value measurement of the Company's interest rate cap, junior subordinated debt, and interest rate swap agreements is the credit spread. The credit spread represents the risk premium assigned to these instruments as a measure of the expected rate of return above the stated benchmark interest rate. A significant increase (decrease) in the credit spread could result in a significantly lower (higher) fair value measurement. The Company's credit spread was estimated based on market activity for similar instruments and estimates from published financial data and from a national credit rating agency.

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis

        Certain assets, including goodwill, mortgage servicing rights, core deposits, other intangible assets, certain impaired loans and other long-lived assets, such as other real estate owned, are written down to fair value on a nonrecurring basis through recognition of an impairment charge to the consolidated statements of operations. There were no material impairment charges incurred on financial instruments carried at fair value on a nonrecurring basis during the three months ended March 31, 2012 and 2011, respectively.

Disclosures about Fair Value of Financial Instruments

        The assumptions listed below are expected to approximate the assumptions that market participants would use in valuing the following financial instruments:

Securities held to maturity

        Fair values for securities classified as held to maturity are obtained from an independent pricing service with which the Company has historically transacted both purchases and sales of investment securities. Prices obtained from these sources include prices derived from market quotations and matrix pricing. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U. S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayments speeds, credit information and the bond's terms and conditions.

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

Note 14. Fair Value Measurements and Fair Value of Financial Instruments (Continued)

Loans, net

        For non-impaired loans, fair values are estimated by discounting the projected future cash flows using market discount rates that reflect the credit and interest-rate risk inherent in the loan. Projected future cash flows are calculated based upon contractual maturity or call dates, projected repayments and prepayments of principal. Impaired loans are accounted for under FASB ASC 310, Accounting by Creditors for Impairment of a Loan ("FASB ASC 310"), and fair value is generally determined by using the fair value of the loan's collateral. Loans are determined to be impaired when management determines, based upon current information and events, it is probable that all principal and interest payments due according to the contractual terms of the loan agreement will not be collected. Impaired loans are measured on a loan by loan basis based upon the present value of expected future cash flows discounted at the loan's effective interest rate or the fair value of the collateral if the loan is collateral dependent.

Covered loans

        Acquired loans are recorded at fair value on the date of acquisition. The fair values of loans with evidence of credit deterioration (impaired loans) are recorded net of a non-accretable difference and, if appropriate, an accretable yield. The difference between contractually required payments at acquisition and the cash flows expected to be collected at acquisition is the non-accretable difference, which is included in the carrying amount of acquired loans.

FDIC indemnification asset

        The indemnification asset represents the present value of the estimated cash payments expected to be received from the FDIC for future losses on covered assets based on the credit adjustment estimated for each covered asset and the loss sharing percentages. These cash flows are discounted at a market-based rate to reflect the uncertainty of the timing and receipt of the loss sharing reimbursement from the FDIC.

Time Deposits

        The fair values of the Company's time deposits were estimated using discounted cash flow analyses. The discount rates used were based on rates currently offered for deposits with similar remaining maturities. The fair values of the Company's time deposit liabilities do not take into consideration the value of the Company's long-term relationships with depositors, which may have significant value.

Securities Sold Under Agreements to Repurchase

        The fair value of the Company's securities sold under agreements to repurchase was calculated using discounted cash flow analyses, applying discount rates currently offered for new agreements with similar remaining maturities and considering the Company's non-performance risk.

        The following table presents the carrying amount, fair value, and placement in the fair value hierarchy of the Company's financial instruments as of March 31, 2012 and December 31, 2011. The information in the table should not be interpreted as an estimate of the fair value of the Company in its entirety since a fair

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

Note 14. Fair Value Measurements and Fair Value of Financial Instruments (Continued)

value calculation is only provided for a limited portion of the Company's assets and liabilities. This table excludes financial instruments for which the carrying amount approximates fair value. For short-term financial assets and liabilities such as cash and cash equivalents and accrued interest receivable and accrued interest payable, the carrying amount is a reasonable estimate of fair value due to the relatively short time between the origination of the instrument and its expected realization. For financial assets such as Federal Home Loan Bank Stock and Bank Owned Life Insurance, the carrying amount is a reasonable estimate of fair value due to the limited marketability of these instruments. For financial liabilities such as interest bearing demand, non-interest bearing demand and savings deposits, the carrying amount is a reasonable estimate of fair value due to these products having no stated maturity. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company's disclosures and those of other companies may not be meaningful.

			Fair Value Measurements
(in thousands)	Carrying Amount	Fair Value	Quoted Prices in Active Markets for Identical Assets or Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
March 31, 2012
Financial Assets:
Securities held to maturity	$1,534	$1,591	$—	$1,591	$—
Loans, net	896,055	908,765	—	—	908,765
Covered loans	47,814	47,814	—	—	47,814
FDIC indemnification asset	6,201	6,201	—	—	6,201
Financial Liabilities:
Time deposits	393,438	400,487	—	400,487	—
Securities sold under agreements to repurchase	103,121	113,789	—	113,789	—
December 31, 2011
Financial Assets:
Securities held to maturity	$1,555	$1,613	$—	$1,613	$—
Loans, net	893,128	926,881	—	—	926,881
Covered loans	50,706	50,706	—	—	50,706
FDIC indemnification asset	6,381	6,381	—	—	6,381
Financial Liabilities:
Time deposits	419,947	426,101	—	426,101	—
Securities sold under agreements to repurchase	103,362	114,293	—	114,293	—

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders
VIST Financial Corp.

        We have audited the accompanying consolidated balance sheet of VIST Financial Corp. (a Pennsylvania corporation) and subsidiaries (the "Company") as of December 31, 2011, and the related consolidated statements of operations, comprehensive income (loss) changes in stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of VIST Financial Corp. and subsidiaries as of December 31, 2011, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

        We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), VIST Financial Corp. and subsidiaries' internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 28, 2012 expressed an unqualified opinion.

/s/ Grant Thornton, LLP
Philadelphia, Pennsylvania
March 28, 2012

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders
VIST Financial Corp.
Wyomissing, Pennsylvania

        We have audited the accompanying consolidated balance sheets of VIST Financial Corp. and its subsidiaries (the "Company") as of December 31, 2010 and 2009, and the related consolidated statements of operations, shareholders' equity and cash flows for the years then ended. The Company's management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of VIST Financial Corp. and its subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ ParenteBeard LLC
Reading, Pennsylvania
March 21, 2011, except for the Troubled Debt Restructurings disclosure in Note 6, as to which the date is July 20, 2011

VIST FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollar amounts in thousands, except share data)

	December 31,
	2011	2010
ASSETS
Cash and due from banks	$16,361	$15,443
Federal funds sold	—	1,500
Interest-bearing deposits in banks	6,314	872

Total cash and cash equivalents	22,675	17,815
Securities available for sale	375,691	279,755
Securities held to maturity, fair value of $1,613 and $1,888 at December 31, 2011 and 2010, respectively	1,555	2,022
Federal Home Loan Bank stock	5,800	7,099
Mortgage loans held for sale	3,365	3,695
Loans, excluding covered loans	907,177	954,363
Covered loans	50,706	66,770

Total loans	957,883	1,021,133
Allowance for loan losses	(14,049)	(14,790)

Net loans	943,834	1,006,343
Premises and equipment, net	6,587	5,639
Other real estate owned	3,724	5,303
Covered other real estate owned	596	247
Goodwill	16,513	41,858
Identifiable intangible assets, net	3,319	3,795
Bank owned life insurance	19,830	19,373
FDIC prepaid deposit insurance	2,604	3,985
FDIC indemnification asset	6,381	7,003
Other assets	19,241	21,080

Total assets	$1,431,715	$1,425,012

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Non-interest bearing	$129,394	$122,450
Interest bearing	1,058,055	1,026,830

Total deposits	1,187,449	1,149,280
Repurchase agreements	103,362	106,843
Borrowings	—	10,000
Junior subordinated debt, at fair value	18,534	18,437
Other liabilities	6,687	8,005

Total liabilities	1,316,032	1,292,565
Shareholders' equity:
Preferred stock: $0.01 par value; authorized 1,000,000 shares; $1,000 liquidation preference per share; 25,000 shares of Series A 5% (increasing to 9% in 2014) cumulative preferred stock issued and outstanding; Less: discount of $1,021 at December 31, 2011 and $1,480 at December 31, 2010	23,979	23,520
Common stock, $5.00 par value; authorized 20,000,000 shares; issued: 6,649,087 shares at December 31, 2011 and 6,546,273 shares at December 31, 2010	33,245	32,732
Stock warrant	2,307	2,307
Surplus	65,626	65,506
Retained (deficit) earnings	(10,644)	12,960
Accumulated other comprehensive income (loss)	1,361	(4,387)
Treasury stock: 10,484 shares at cost	(191)	(191)

Total shareholders' equity	115,683	132,447

Total liabilities and shareholders' equity	$1,431,715	$1,425,012

See Notes to Consolidated Financial Statements.

VIST FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited; Dollar amounts in thousands)

	Years Ended December 31,
	2011	2010	2009
Interest and dividend income:
Interest and fees on loans	$54,592	$51,158	$49,900
Interest on securities:
Taxable	11,804	10,920	11,453
Tax-exempt	1,263	1,646	1,253
Dividend income	87	59	115
Other interest income	63	304	19

Total interest and dividend income	67,809	64,087	62,740

Interest expense:
Interest on deposits	15,103	16,664	19,989
Interest on short-term borrowings	1	18	18
Interest on repurchase agreements	4,761	4,789	4,421
Interest on borrowings	7	408	1,509
Interest on junior subordinated debt	1,636	1,464	1,381

Total interest expense	21,508	23,343	27,318

Net interest income	46,301	40,744	35,422
Provision for loan losses	9,036	10,210	8,572

Net interest income after provision for loan losses	37,265	30,534	26,850

Non-interest income:
Commissions and fees from insurance sales	12,201	11,915	12,254
Customer service fees	1,673	2,046	2,443
Mortgage banking activities	832	1,082	1,255
Brokerage and investment advisory commissions and fees	610	737	714
Earnings on bank owned life insurance	457	423	391
Other commissions and fees	1,808	1,901	1,933
Gain on sale of equity interest	—	1,875	—
Loss on sale of other real estate owned	(1,245)	(1,640)	(1,117)
Other income	156	750	565
Net realized gains on sales of securities	1,473	691	344
Total other-than-temporary impairment losses:
Total other-than-temporary impairment losses on investments	(1,210)	(869)	(5,569)
Portion of (gain) loss recognized in other comprehensive loss	(309)	19	3,101

Net credit impairment loss recognized in earnings	(1,519)	(850)	(2,468)

Total non-interest income	16,446	18,930	16,314

Non-interest expense:
Salaries and employee benefits	24,115	21,979	22,134
Occupancy expense	4,977	4,415	4,160
Furniture and equipment expense	2,760	2,559	2,495
Outside processing services	3,778	3,908	3,983
Professional services	3,528	3,093	2,480
Marketing and advertising expense	1,575	1,022	1,011
FDIC deposit and other insurance expense	1,827	2,128	2,479
Amortization of identifiable intangible assets	476	543	647
Other real estate owned expense	1,704	2,558	1,445
Goodwill impairment	25,069	—	—
Other expense	4,648	3,740	3,752

Total non-interest expense	74,457	45,945	44,586

(Loss) income before income taxes	(20,746)	3,519	(1,422)
Income tax benefit	(165)	(465)	(2,029)

Net (loss) income	(20,581)	3,984	607
Preferred stock dividends and discount accretion	1,709	1,678	1,649

Net (loss) income available to common shareholders	$(22,290)	$2,306	$(1,042)

EARNINGS PER SHARE DATA
Basic (loss) earnings per common share	$(3.39)	$0.37	$(0.18)
Diluted (loss) earnings per common share	$(3.39)	$0.37	$(0.18)

See Notes to Consolidated Financial Statements.

VIST FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

Years Ended December 31, 2011, 2010 and 2009

(Dollars in thousands, except share data)

	Preferred Stock		Common Stock
								Accumulated Other Comprehensive (Loss)/Income
	Number of Shares Issued	Liquidation Value	Number of Shares Issued	Par Value	Stock Warrant	Surplus	Retained Earnings/ (Deficit)		Treasury Stock	Total
Balance, January 1, 2009	25,000	22,693	5,768,429	28,842	2,307	64,349	14,757	(7,834)	(1,485)	123,629
Comprehensive income:
Net income	—	—	—	—	—	—	607	—	—	607
Change in net unrealized gains (losses) on securities available for sale, net of tax effect and reclassification adjustments for restated losses and impairment charges	—	—	—	—	—	—	—	3,322	—	3,322

Total comprehensive income										3,929

Preferred stock discount accretion	—	399	—	—	—	—	(399)	—	—	—
Reissuance of 57,870 shares of treasury stock	—	—	—	—	—	(870)	—	—	1,294	424
Restricted stock issued in connection with employee compensation	—	—	7,000	35	—	(35)	—	—	—	—
Common stock issued in connection with directors' compensation	—	—	28,243	141	—	77	—	—	—	218
Common stock issued in connection with director and employee stock purchase plans	—	—	15,502	78	—	25	—	—	—	103
Compensation expense related to stock options and restricted stock	—	—	—	—	—	198	—	—	—	198
Common stock cash dividends paid ($0.30 per share)	—	—	—	—	—	—	(1,732)	—	—	(1,732)
Preferred stock cash dividends paid or declared	—	—	—	—	—	—	(1,341)	—	—	(1,341)

Balance, December 31, 2009	25,000	23,092	5,819,174	29,096	2,307	63,744	11,892	(4,512)	(191)	125,428

Comprehensive income:
Net income	—	—	—	—	—	—	3,984	—	—	3,984
Change in net unrealized gains on securities available for sale, net of tax effect and reclassification adjustments for losses and impairment charges	—	—	—	—	—	—	—	544	—	544
Change in net unrealized losses on securities held to maturity, net of tax effect and reclassification adjustments for losses and impairment charges	—	—	—	—	—	—	—	(419)	—	(419)

Total comprehensive income										4,109

Issuance of common stock, net of costs of $321	—	—	644,000	3,220	—	1,611	—	—	—	4,831
Preferred stock discount accretion	—	428	—	—	—	—	(428)	—	—	—
Restricted stock issued in connection with employee compensation	—	—	14,500	73	—	(73)	—	—	—	—
Common stock issued in connection with directors' compensation	—	—	58,569	293	—	50	—	—	—	343
Common stock issued in connection with director and employee stock purchase plans	—	—	10,030	50	—	26	—	—	—	76
Compensation expense related to stock options and restricted stock	—	—	—	—	—	148	—	—	—	148
Common stock cash dividends paid ($0.20 per share)	—	—	—	—	—	—	(1,238)	—	—	(1,238)
Preferred stock cash dividends paid or declared	—	—	—	—	—	—	(1,250)	—	—	(1,250)

Balance, December 31, 2010	25,000	$23,520	6,546,273	$32,732	$2,307	$65,506	$12,960	$(4,387)	$(191)	$132,447

Comprehensive income:
Net loss	—	—	—	—	—	—	(20,581)	—	—	(20,581)
Change in net unrealized gains on securities available for sale, net of tax effect and reclassification adjustments for losses and impairment charges	—	—	—	—	—	—	—	5,355	—	5,355
Change in net unrealized losses on securities held to maturity, net of tax effect and reclassification adjustments for losses and impairment charges	—	—	—	—	—	—	—	393	—	393

Total comprehensive loss										(14,833)

Preferred stock discount accretion	—	459	—	—	—	—	(459)	—	—	—
Restricted stock issued in connection with employee compensation	—	—	73,083	365	—	(365)	—	—	—	—
Common stock issued in connection with directors' compensation	—	—	20,298	101	—	43	—	—	—	144
Common stock issued in connection with director and employee stock purchase plans	—	—	9,433	47	—	18	—	—	—	65
Compensation expense related to stock options and restricted stock	—	—	—	—	—	424	—	—	—	424
Common stock cash dividends paid ($0.20 per share)	—	—	—	—	—	—	(1,314)	—	—	(1,314)
Preferred stock cash dividends paid or declared	—	—	—	—	—	—	(1,250)	—	—	(1,250)

Balance, December 31, 2011	25,000	$23,979	6,649,087	$33,245	$2,307	$65,626	$(10,644)	$1,361	$(191)	$115,683

See Notes to Consolidated Financial Statements.

VIST FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

Years Ended December 31, 2011, 2010 and 2009

(Dollars in thousands)

	Years Ended December 31,
	2011	2010	2009
Net (loss) income	$(20,581)	$3,984	$607

Other comprehensive income:
Change in unrealized holding gains on available for sale securities	8,353	895	3,679
Change in non-credit impairment losses on available for sale securities	(286)	139	(769)
Reclassification adjustment for credit related impairment on available for sale securities realized in income	1,519	481	2,468
Change in non-credit impairment losses on held to maturity securities	596	(1,004)	—
Reclassification adjustment for credit related impairment on held to maturity securities realized in income	—	369	—
Reclassification adjustment for investment gains realized in income	(1,473)	(691)	(344)

Net unrealized gains	8,709	189	5,034
Income tax effect	(2,961)	(64)	(1,712)

Other comprehensive income	5,748	125	3,322

Total comprehensive income (loss)	$(14,833)	$4,109	$3,929

See Notes to Consolidated Financial Statements.

VIST FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars In thousands)

	Years Ended December 31,
	2011	2010	2009
Cash Flows From Operating Activities
Net (loss) income	$(20,581)	$3,984	$607
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Provision for loan losses	9,036	10,210	8,572
Provision for depreciation and amortization of premises and equipment	1,255	1,288	1,332
Amortization of identifiable intangible assets	476	543	647
Goodwill impairment	25,069	—	—
Deferred tax benefit	(146)	(674)	(3,958)
Director stock compensation	144	343	218
Net amortization of securities premiums	3,380	1,224	851
Amortization of mortgage servicing rights	31	114	150
Accretion of fair value discounts related to FDIC indemnification asset	(54)	(3)	—
Accretion of fair value discounts related to covered loans	(1,189)	(61)	—
Net realized losses on sales of and writedowns on other real estate owned	1,245	1,640	1,117
Impairment charge on investment securities recognized in earnings	1,519	850	2,468
Net realized gains on sales of securities	(1,473)	(691)	(344)
Gain on sale of equity interest	—	(1,875)	—
Proceeds from sales of loans held for sale	35,741	44,439	65,514
Net gains on sales of loans held for sale (included in mortgage banking activities)	(702)	(963)	(1,168)
Loans originated for sale	(34,709)	(45,209)	(64,025)
Realized gain on sale of premises and equipment	—	—	(25)
Earnings on bank owned life insurance	(457)	(423)	(398)
Decrease (increase) in FDIC prepaid deposit insurance	1,381	1,727	(5,712)
Decrease in FDIC indemnification asset	676	—	—
Compensation expense related to stock options and restricted stock	424	148	198
Net change in fair value of junior subordinated debt	97	(1,221)	1,398
Net change in fair value of interest rate swaps	(292)	1,027	(1,214)
(Decrease) increase in accrued interest receivable and other assets	(480)	6,052	82
Decrease in accrued interest payable and other liabilities	(1,028)	(435)	(1,528)

Net Cash Provided by Operating Activities	19,363	22,034	4,782

Cash Flow From Investing Activities
Investment securities:
Purchases—available for sale	(243,687)	(146,953)	(182,598)
Principal repayments, maturities and calls—available for sale	61,013	68,638	77,405
Principal repayments, maturities and calls—held to maturity	—	51	—
Proceeds from sales—available for sale	92,488	73,579	65,912
Net decrease (increase) in loans receivable	32,656	(57,519)	(41,232)
Net decrease in covered loans	16,546	1,986	—
Net decrease in Federal Home Loan Bank stock	1,299	283	—
Sales of other real estate owned	5,446	5,641	5,251
Proceeds from the sale of premises and equipment	—	—	259
Purchases of premises and equipment	(2,330)	(876)	(1,165)
Disposals of premises and equipment	127	65	76
Contingent payments	(250)	(250)	(250)
Net cash received from acquisitions	—	18,275	—

Net Cash Used In Investing Activities	(36,692)	(37,080)	(76,342)

VIST FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

(Dollars In thousands)

	Years Ended December 31,
	2011	2010	2009
Cash Flow From Financing Activities
Net increase in deposits	38,169	34,584	170,298
Net decrease in federal funds purchased	—	—	(53,424)
Net decrease in short-term securities sold under agreements to repurchase	(3,481)	(8,353)	(4,890)
Repayments of long-term debt	(10,000)	(23,161)	(30,000)
Issuance of common stock	—	4,831	—
Reissuance of treasury stock	—	—	424
Proceeds from stock purchase plans	64	76	103
Tax benefits from employee stock transactions	1	—	—
Cash dividends paid on preferred and common stock	(2,564)	(2,488)	(2,863)

Net Cash Provided By Financing Activities	22,189	5,489	79,648

Increase (decrease) in cash and cash equivalents	4,860	(9,557)	8,088
Cash and Cash Equivalents:
January 1	17,815	27,372	19,284

December 31	$22,675	$17,815	$27,372

Cash Payments For:
Interest	$21,614	$23,569	$27,989

Taxes	$1,800	$600	$—

Supplemental Schedule of Non-cash Investing and Financing Activities
Transfer of loans receivable to other real estate owned	$4,753	$7,252	$11,326

Acquisitions (for more information, refer to Note 9—FDIC-Assisted Acquisition):
Assets acquired at fair value	$—	$105,084	$—
Liabilities assumed at fair value	—	(106,632)	—

Net liabilities assumed	$—	$(1,548)	$—

See Notes to Consolidated Financial Statements.

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Summary of Significant Accounting Policies

Principles of Consolidation:

        The consolidated financial statements include the accounts of VIST Financial Corp. (the "Company"), a bank holding company, which has elected to be treated as a financial holding company, and its wholly-owned subsidiaries, VIST Bank (the "Bank"), VIST Insurance, LLC ("VIST Insurance") and VIST Capital Management, LLC ("VIST Capital"). As of December 31, 2011, the Bank's wholly-owned subsidiary, VIST Mortgage Holdings, LLC was inactive. All significant inter-company accounts and transactions have been eliminated.

Nature of Operations:

        The Bank provides full banking services. VIST Insurance provides risk management services, employee benefits insurance and personal and commercial insurance coverage through multiple insurance companies. VIST Capital provides investment advisory and brokerage services. VIST Mortgage Holdings, LLC provides mortgage brokerage services through its limited partnership agreements with unaffiliated third parties involved in the real estate services industry. First Leesport Capital Trust I, Leesport Capital Trust II and Madison Statutory Trust I are trusts formed for the purpose of issuing mandatory redeemable debentures on behalf of the Company. These trusts are wholly-owned subsidiaries of the Company, but are not consolidated for financial statement purposes. See "Junior Subordinated Debt" in Note 12 to the consolidated financial statements. The Company and the Bank are subject to the regulations of various federal and state agencies and undergo periodic examinations by various regulatory authorities.

Basis of Presentation:

        The accompanying audited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for year end financial information and with the instructions to Form 10-K. All significant inter-company accounts and transactions have been eliminated. In the opinion of management, all adjustments (including normal recurring adjustments) considered necessary for a fair presentation of the results for the year ended December 31, 2011 have been included.

Subsequent Events:

        Effective April 1, 2009, the Company adopted FASB ASC 855, Subsequent Events. FASB ASC 855 establishes general standards for accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued. FASB ASC 855 sets forth the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition in the financial statements, identifies the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and the disclosures that should be made about events or transactions that occur after the balance sheet date. In preparing these financial statements, the Company evaluated the events and transactions that occurred after December 31, 2011 through the date these financial statements were issued and determined that no further disclosures were required.

        On January 25, 2012, the Company entered into a its definitive merger agreement under which Tompkins Financial will acquire VIST Financial Corp. VIST Bank will operate as a subsidiary of Tompkins Financial with a separate banking charter, local management team, and local Board of

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1. Summary of Significant Accounting Policies (Continued)

Directors. The transaction is expected to close early in the third quarter of 2012, subject to required regulatory approvals and other customary conditions, including required shareholder approval. For further information related to the merger, see Note 2—Merger with Tompkins Financial Corp.

Use of Estimates:

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the potential impairment of goodwill, intangible assets, the potential impairment on restricted stock, the valuation of deferred tax assets, the calculations of income tax provisions, fair value disclosures and the determination of other-than-temporary impairment on investment securities.

Significant Group Concentrations of Credit Risk:

        Most of the Company's banking, insurance and wealth management activities are with customers located within Berks, Schuylkill, Philadelphia, Montgomery, Chester and Delaware Counties, as well as, within other southeastern Pennsylvania market areas. Note 5 to the consolidated financial statements included in this Form 10-K details the Company's investment securities portfolio for both available for sale and held to maturity investments. Note 6 to the consolidated financial statements included in this Form 10-K details the Company's loan concentrations. Although the Company has a diversified loan portfolio, its debtors' ability to honor contracts is influenced by the region's economy.

Reclassifications:

        Certain amounts previously reported have been reclassified to conform to the financial statement presentation for 2011. Such reclassifications did not have a material impact on the presentation of the overall financial statements.

Cash and Cash Equivalents:

        For purposes of reporting the consolidated statement of cash flows, cash and cash equivalents include cash on hand, amounts due from banks, interest-bearing demand deposits with banks, and federal funds sold. Generally, federal funds sold are for one-day periods. The Federal Reserve Bank requires the Bank to maintain reserve balances. For the year 2011 and 2010, the average of the daily reserve balances required to be maintained approximated $689,000 and $3.3 million, respectively.

Investment Securities and Related Impairment Evaluation:

        Certain debt securities that management has the positive intent and ability to hold to maturity are classified as "held to maturity" and recorded at amortized cost. Securities not classified as held to maturity, including equity securities with readily determinable fair values, are classified as "available for sale" and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income. Purchase premiums and discounts are recognized in interest income

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1. Summary of Significant Accounting Policies (Continued)

using the interest method over the terms of the securities. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method. For the years ended December 31, 2011, 2010 and 2009, respectively, there were no securities classified as trading, therefore, there were no gains or losses included in earnings that were a result of transfers of securities from the available for sale category into a trading category. There were no sales or transfers from securities classified as held to maturity.

        For equity securities, when the Company has decided to sell an impaired available for sale security and the entity does not expect the fair value of the security to fully recover before the expected time of sale, the security is deemed other-than-temporarily impaired in the period in which the decision to sell is made. The Company recognizes an impairment loss when the impairment is deemed other than temporary even if the decision to sell has not been made.

        Management evaluates investment securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Factors that may be indicative of impairment include, but are not limited to, the following:

  •
  Fair value below cost and the length of time

  •
  Adverse condition specific to a particular investment

  •
  Rating agency activities (e.g., downgrade)

  •
  Financial condition of an issuer

  •
  Dividend activities

  •
  Suspension of trading

  •
  Management intent

  •
  Changes in tax laws or other policies

  •
  Subsequent market value changes

  •
  Economic or industry forecasts

        Other-than-temporary impairment means management believes the security's impairment is due to factors that could include its inability to pay interest or dividends, its potential for default, and/or other factors. When a held to maturity or available for sale debt security is assessed for other-than-temporary impairment, management has to first consider (a) whether the Company intends to sell the security, and (b) whether it is more likely than not that the Company will be required to sell the security prior to recovery of its amortized cost basis. If one of these circumstances applies to a security, an other-than-temporary impairment loss is recognized in the statement of operations equal to the full amount of the decline in fair value below amortized cost. If neither of these circumstances applies to a security, but the Company does not expect to recover the entire amortized cost basis, an other-than-temporary impairment loss has occurred that must be separated into two categories: (a) the amount related to credit loss, and (b) the amount related to other factors. In assessing the level of other-than-temporary impairment attributable to credit loss, management compares the present value of cash flows expected to be collected with the amortized cost basis of the security. The portion of the total other-than-temporary impairment related to credit loss is recognized in earnings (as the difference between the fair value and the present value of the estimated cash flows), while the amount related to

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1. Summary of Significant Accounting Policies (Continued)

other factors is recognized in other comprehensive income. The total other-than-temporary impairment loss is presented in the statement of operations, less the portion recognized in other comprehensive income. When a debt security becomes other-than-temporarily impaired, its amortized cost basis is reduced to reflect the portion of the total impairment related to credit loss.

Federal Home Loan Bank Stock and Related Impairment Evaluation:

        The Bank is required to maintain certain amounts of FHLB Stock as a voluntary member of the FHLB. These equity securities are "restricted" in that they can only be sold back to the respective institutions or another member institution at par; therefore, they are less liquid than other tradable equity securities and are carried at amortized cost.

        The FHLB announced in December 2008 that it voluntarily suspended the payment of dividends and the repurchase of excess capital stock from member banks. As of December 31, 2011, the FHLB last paid a dividend in the third quarter of 2008. Accounting guidance indicates that an investor in FHLB capital stock should recognize impairment if it concludes that it is not probable that it will ultimately recover the par value of its shares. The decision of whether impairment exists is a matter of judgment that should reflect the investor's view of FHLB's long-term performance, which includes factors such as its operating performance, the severity and duration of declines in the market value of its net assets related to its capital stock amount, its commitment to make payments required by law or regulation and the level of such payments in relation to its operating performance, the impact of legislation and regulatory changes on FHLB, and accordingly, on the members of FHLB and its liquidity and funding position. As a result of improved core earnings and a decrease in OTTI charges on non-agency investment securities, the FHLB repurchased stock totaling $283,000 and $1.3 million in 2010 and 2011, respectively. Also, subsequent to December 31, 2011, in February 2012 the FHLB continued its policy of repurchasing 5% of the Bank's excess outstanding FHLB Stock investment and reinstated paying a .10% cash dividend on the Bank's average outstanding FHLB Stock balance. Based on the financial results of the FHLB for the year-ended December 31, 2011 and 2010, management believes that the suspension of both the dividend payments and excess capital stock repurchase is temporary in nature. Management further believes that the FHLB will continue to be a primary source of wholesale liquidity for both short-term and long-term funding and has concluded that its investment in FHLB Stock is not other-than-temporarily impaired. After evaluating all of these considerations, the Company believes the par value of its shares will be recovered. Future evaluations of the above mentioned factors could result in the Company recognizing an impairment charge.

Loans Held for Sale:

        Mortgage loans originated and intended for sale in the secondary market at the time of origination are carried at the lower of cost or estimated fair value on an aggregate basis. The fair value of mortgage loans held for sale is determined, when possible, using Level 2 quoted secondary-market prices. If no such quoted price exists, the fair value of a loan is determined based on expected proceeds based on sales contracts and commitments.

        These loans are all sold 100% servicing released to various financial institutions, usually within a 30 day period after origination. The loans are generally sold to institutions approved by the Company. Loan sales are typically subject to recourse agreements ranging from 90 to 150 days. Recourse only becomes an issue in the instance of payment delinquency or fraud during the recourse period which

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1. Summary of Significant Accounting Policies (Continued)

rarely occurs due to the strictness of the underwriting guidelines. The Company does not engage in any subprime lending. These loan sales are not subject to any other agreements or indemnifications. The Company is not currently involved in any servicing, pooling or securitization of these loans. There are no reserves set up for any contingencies or litigation that may occur with regard to this portfolio due to the portfolio's immateriality to the Company's balance sheet.

Rate Lock Commitments:

        The Company enters into commitments to originate loans whereby the interest rate on the loan is determined prior to funding (rate lock commitments). Rate lock commitments on mortgage loans that are intended to be sold are considered to be derivatives. Accordingly, such commitments, along with any related fees received from potential borrowers, are recorded at fair value in derivative assets or liabilities, with changes in fair value recorded in the net gain or loss on sale of mortgage loans. Fair value is based on fees currently charged to enter into similar agreements, and for fixed-rate commitments also considers the difference between current levels of interest rates and the committed rates.

Loans:

        Loans that management has the intent and ability to hold for the foreseeable future, or until maturity or pay-off, generally are stated at their outstanding unpaid principal balances, net of any deferred fees or costs on originated loans or unamortized premiums or discounts on purchased loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the yield (interest income) of the related loans. These amounts are generally being amortized over the contractual life of the loan. Discounts and premiums on purchased loans are amortized to income using the interest method over the expected lives of the loans. The Bank has not underwritten any hybrid loans or sub-prime loans.

        The accrual of interest is generally discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectability of principal or interest. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on non-accrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for loan losses. Interest received on non-accrual loans generally is either applied against principal or reported as interest income, according to management's judgment as to the collectability of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectability of the total contractual principal and interest is no longer in doubt.

Covered Loans:

        In connection with the acquisition discussed in Note 9, the Bank has purchased loans of a failed bank, some of which have shown evidence of credit deterioration since origination. These purchased loans were recorded at the amount paid, such that there was no carryover of the seller's allowance for loan losses. After acquisition, losses are recognized by an increase in the allowance for loan losses. Of the loans acquired with evidence of credit deterioration, some of the loans were aggregated into ten pools of loans based on common risk characteristics such as credit risk and loan type. The cash flows

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1. Summary of Significant Accounting Policies (Continued)

expected over the life of the pools are estimated using an internal cash flow model that projects cash flows and calculates the carrying values of the pools, book yields, effective interest income and impairment, if any, based on pool level events. Assumptions as to cumulative loss rates and prepayment speeds are utilized to calculate the expected cash flows. Other loans acquired in the acquisition evidencing credit deterioration were recorded initially at the amount paid. For pools or loans or individual loans evidencing credit deterioration, the expected cash flows in excess of amount paid is recorded as interest income over the remaining life of the loan or pool (accretable yield). The excess of the pool or loan's contractual principal and interest over expected cash flows is not recorded (nonaccretable difference).

        Over the life of the loan or pool, expected cash flows continue to be estimated. If the present value of expected cash flows is less than the carrying amount, a loss is recorded as a provision for loan losses. If the present value of expected cash flows is greater than the carrying amount, it is recognized as part of future interest income.

        Our determination of the initial fair value of loans purchased in the FDIC-assisted acquisitions involved a high degree of judgment and complexity. The carrying value of the acquired loans reflects management's best estimate of the amount to be realized from the acquired loan and lease portfolios. However, the amounts the Company actually realizes on these loans could differ materially from the carrying value reflected in these financial statements, based upon the timing of collections on the acquired loans in future periods, underlying collateral values and the ability of borrowers to continue to make payments.

        Purchased performing loans were recorded at fair value, including a credit discount. Credit losses on acquired performing loans are estimated based on analysis of the performing portfolio. Such estimated credit losses are recorded as non-accretable discounts in a manner similar to purchased impaired loans. The fair value discount other than for credit loss is accreted as an adjustment to yield over the estimated lives of the loans. Interest is accrued daily on the outstanding principal balances of purchased performing loans. Fair value adjustments are also accreted into income over the estimated lives of the loans on a level yield basis.

        Prospective losses incurred on Covered loans are eligible for partial reimbursement by the FDIC under loss sharing agreements. Subsequent decreases in the amount expected to be collected result in a provision for credit losses, an increase in the allowance for loan losses, and a proportional adjustment to the FDIC receivable for the estimated amount to be reimbursed. Subsequent increases in the amount expected to be collected result in the reversal of any previously-recorded provision for credit losses and related allowance for loan loss and adjustments to the FDIC receivable, or prospective adjustment to the accretable yield if no provision for credit losses had been recorded.

        In accordance with the loss sharing agreements with the FDIC, certain expenses relating to covered assets of external parties such as legal, property taxes, insurance, and the like may be reimbursed by the FDIC at 70% or if certain levels of reimbursement are reached, 80%, as defined.

Allowance for Loan Losses:

        In accordance with U.S. GAAP, the allowance for loan losses represents management's estimate of losses inherent in the loan and lease portfolio as of the balance sheet date and is recorded as a reduction to loans and leases. The allowance for loan losses is increased by the provision for loan

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1. Summary of Significant Accounting Policies (Continued)

losses, and decreased by charge-offs, net of recoveries. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance. All, or part, of the principal balance of loans receivable are charged off to the allowance as soon as it is determined that the repayment of all, or part, of the principal balance is highly unlikely. Non-residential consumer loans are generally charged off no later than 90 days past due on a contractual basis, earlier in the event of bankruptcy, or if there is an amount deemed uncollectible. Because all identified losses are immediately charged off, no portion of the allowance for loan losses is restricted to any individual loan or groups of loans, and the entire allowance is available to absorb any and all loan losses.

        The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management performs a quarterly evaluation of the adequacy of the allowance, which is based on the Company's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, composition of the loan and lease portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant revision as more information becomes available.

        The allowance consists of specific, general and unallocated components. The specific component relates to loans and leases that are classified as impaired. For such loans and leases, an allowance is established when the (i) discounted cash flows, or (ii) collateral value, or (iii) observable market price of the impaired loan is lower than the carrying value of that loan. The general component covers pools of loans by loan class including commercial loans not considered impaired, as well as smaller balance homogeneous loans, such as residential real estate, home equity loans, home equity lines of credit and other consumer loans. These pools of loans are evaluated for loss exposure based upon historical loss rates for each of these categories of loans, adjusted for relevant qualitative factors. Separate qualitative adjustments are made for higher-risk criticized loans that are not impaired. These qualitative risk factors include:

  1.
  Lending policies and procedures, including underwriting standards and historical-based loss/collection, charge-off, and recovery practices.

  2.
  National, regional, and local economic and business conditions as well as the condition of various market segments, including the value of underlying collateral for collateral dependent loans.

  3.
  Nature and volume of the portfolio and terms of loans.

  4.
  Experience, ability, and depth of lending management and staff.

  5.
  Volume and severity of past due, classified and nonaccrual loans as well as trends and other loan modifications.

  6.
  Quality of the Company's loan review system, and the degree of oversight by the Company's Board of Directors.

  7.
  Existence and effect of any concentrations of credit and changes in the level of such concentrations.

  8.
  Effect of external factors, such as competition and legal and regulatory requirements.

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1. Summary of Significant Accounting Policies (Continued)

        Each factor is assigned a value to reflect improving, stable or declining conditions based on management's best judgment using relevant information available at the time of the evaluation.

        An unallocated component is maintained to cover uncertainties that could affect management's estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

        A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for all criticized and classified loans by either the present value of expected future cash flows discounted at the loan's effective interest rate or the fair value of the collateral if the loan is collateral dependent.

        An allowance for loan losses is established for an impaired loan if its carrying value exceeds its estimated fair value. The estimated fair values of substantially all of the Company's impaired loans are measured based on the estimated fair value of the loan's collateral.

        For commercial loans secured by real estate, estimated fair values are determined primarily through third-party appraisals or evaluations. When a real estate secured loan becomes impaired, a decision is made regarding whether an updated certified appraisal of the real estate is necessary. This decision is based on various considerations, including the age of the most recent appraisal, the loan-to-value ratio based on the original appraisal and the condition of the property. Appraised values are discounted to arrive at the estimated selling price of the collateral, which is considered to be the estimated fair value. The discounts also include estimated costs to sell the property.

        For commercial and industrial loans secured by non-real estate collateral, such as accounts receivable, inventory and equipment, estimated fair values are determined based on the borrower's financial statements, inventory reports, accounts receivable agings or equipment appraisals or invoices. Indications of value from these sources are generally discounted based on the age of the financial information or the quality of the assets.

        The Company collectively evaluates certain smaller balance homogeneous loans for impairment.

        The allowance calculation methodology includes further segregation of loan classes into risk rating categories. The borrower's overall financial condition, repayment sources, guarantors and value of collateral, if appropriate, are evaluated annually for commercial loans or when credit deficiencies arise, such as delinquent loan payments, for commercial and consumer loans. Credit quality risk ratings include regulatory classifications of special mention, substandard, doubtful and loss. Loans classified as special mention have potential weaknesses that deserve management's close attention. If uncorrected, the potential weaknesses may result in deterioration of the repayment prospects. Loans classified substandard have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt.

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1. Summary of Significant Accounting Policies (Continued)

They include loans that are inadequately protected by the current sound net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans classified doubtful have all the weaknesses inherent in loans classified substandard with the added characteristic that collection or liquidation in full, on the basis of current conditions and facts, is highly improbable. Loans classified as a loss are considered uncollectible and are charged to the allowance for loan losses. Loans not classified are rated pass.

        In addition, Federal regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses and may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination, which may not be currently available to management. Based on management's comprehensive analysis of the loan portfolio, management believes the current level of the allowance for loan losses is adequate.

        Loans whose terms are modified are classified as troubled debt restructurings if the Company grants such borrowers concessions and it is deemed that those borrowers are experiencing financial difficulty. Concessions granted under a troubled debt restructuring generally involve a temporary reduction in interest rate, an extension of a loan's stated maturity date or a change in the loan payment to interest-only. For troubled debt restructurings on loans that are accruing interest, the Company will continue to accrue interest based upon the modified terms. Troubled debt restructurings on loans not accruing interest are restored to accrual status if principal and interest payments, under the modified terms, are current for six consecutive months after modification. Loans classified as troubled debt restructurings are classified as impaired.

Other Real Estate Owned

        Other real estate owned ("OREO") includes assets acquired through foreclosure, deed in-lieu of foreclosure, and loans identified as in-substance foreclosures. A loan is classified as an in-substance foreclosure when effective control of the collateral has been taken prior to completion of formal foreclosure proceedings. OREO is held for sale and is recorded at fair value of the property, based on current independent appraisals obtained at the time of acquisition less estimated costs to sell. Costs to maintain OREO and subsequent gains and losses attributable to OREO liquidation are included in the Consolidated Statements of Operations in other income and other expense as realized. No depreciation or amortization expense is recognized.

Covered Other Real Estate Owned

        Other real estate acquired through foreclosure covered under loss sharing agreements with the FDIC is reported exclusive of expected reimbursement cash flows from the FDIC. Subsequent decreases to the estimated recoverable value of covered other real estate result in a reduction of covered other real estate, and a charge to non-interest income, and an increase in the FDIC receivable for the estimated amount to be reimbursed, with a corresponding amount recorded in non-interest income.

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1. Summary of Significant Accounting Policies (Continued)

Premises and Equipment:

        Land and land improvements are stated at cost. Premises and equipment are stated at cost less accumulated depreciation. Depreciation expense is calculated principally on the straight-line method over the respective assets estimated useful lives as follows:

Years
Buildings and leasehold improvements	10 - 40
Furniture and equipment	3 - 10

Transfer of Financial Assets:

        Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (i) the assets have been isolated from the Company, (ii) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets and (iii) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Bank Owned Life Insurance:

        The Bank invests in bank owned life insurance ("BOLI") as a source of funding for employee benefit expenses. BOLI involves the purchasing of life insurance by the Bank on a chosen group of employees. The Bank is the owner and beneficiary of the policies. This life insurance investment is carried at the cash surrender value of the underlying policies. Income from the increase in cash surrender value of the policies is reflected in non-interest income on the consolidated statements of operations.

FDIC Indemnification Asset

        Under the terms of the loss sharing agreements with the FDIC, which is a significant component of the acquisition discussed in Note 9, the FDIC will absorb 70% of the losses and certain related expenses and share in loss recoveries on loans and other real estate owned covered under the loss share agreements. The FDIC indemnification asset is measured separately from each of the covered asset categories. The indemnification asset represents the present value of the estimated cash payments expected to be received from the FDIC for future losses on covered assets based on the credit adjustment estimated for each covered asset and the loss sharing percentages. These cash flows are discounted at a rate to reflect the uncertainty of the timing and receipt of the loss sharing reimbursement from the FDIC. The FDIC indemnification asset will be reduced as losses are recognized on covered assets and loss sharing payments are received from the FDIC.

        When cash flow estimates are adjusted downward for a particular loan or pool, the FDIC indemnification asset is increased. An allowance for loan losses is established for the impairment of the loans. A provision for loan losses is recognized for the difference between the increase in the FDIC indemnification asset and the decrease in cash flows.

        When cash flow estimates are adjusted upward for a particular loan pool, the FDIC indemnification asset is decreased. The difference between the decrease in the FDIC indemnification

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1. Summary of Significant Accounting Policies (Continued)

asset and the increase in cash flows is accreted over the estimated life of the loan pool or individual loans.

FDIC Assisted Acquisition:

        U.S. GAAP requires that the acquisition method of accounting, formerly referred to as purchase method, be used for all business combinations and that an acquirer be identified for each business combination. Under U.S. GAAP, the acquirer is the entity that obtains control of one or more businesses in the business combination, and the acquisition date is the date the acquirer achieves control. U.S. GAAP requires that the acquirer recognize the fair value of assets acquired, liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date.

        The Company's wholly-owned subsidiary acquired Allegiance Bank of North America ("Allegiance") headquartered in Bala Cynwyd, Pennsylvania. The acquisition was completed with the assistance of the Federal Deposit Insurance Corporation ("FDIC"). The acquired assets and assumed liabilities of Allegiance were measured at estimated fair value as of the date of the acquisition. Management made significant estimates and exercised significant judgment in accounting for the acquisition of Allegiance. Management judgmentally assigned risk ratings to loans based on appraisals and estimated collateral values, expected cash flows, and estimated loss factors to measure fair values for loans. Other real estate acquired through foreclosure was valued based upon pending sales contracts and appraised values, adjusted for current market conditions. Management used quoted or current market prices to determine the fair value of investment securities, short-term borrowings and long-term obligations that were assumed from Allegiance.

Stock-Based Compensation:

        On January 1, 2006, the Company transitioned to fair-value based accounting for stock-based compensation using the modified-prospective transition method. Under the modified-prospective method, the Company is required to record compensation cost for new awards and to awards modified, purchased or cancelled after January 1, 2006. Additionally, compensation cost for the portion of non-vested awards (awards for which the requisite service has not been rendered) that were outstanding as of January 1, 2006 are being recognized prospectively over the remaining vesting period of such awards.

Mortgage Servicing Rights:

        Capitalized servicing rights are reported in other assets and are amortized into non-interest income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets. Servicing rights are evaluated for impairment based upon the fair value of the rights as compared to amortized cost. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Impairment is recognized through a valuation allowance to the extent that fair value is less than the capitalized amount. As of December 31, 2011, the Company had no mortgage servicing rights.

Revenue Recognition for Insurance Activities:

        Insurance revenues are derived from commissions and fees. Commission revenues, as well as the related premiums receivable and payable to insurance companies, are recognized the later of the

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1. Summary of Significant Accounting Policies (Continued)

effective date of the insurance policy or the date the client is billed, net of an allowance for estimated policy cancellations. The reserve for policy cancellations is periodically evaluated and adjusted as necessary. Commission revenues related to installment premiums are recognized as billed. Commissions on premiums billed directly by insurance companies are generally recognized as income when received. Contingent commissions from insurance companies are generally recognized as revenue when the data necessary to reasonably estimate such amounts is obtained. A contingent commission is a commission paid by an insurance company that is based on the overall profit and/or volume of the business placed with the insurance company. Fee income is recognized as services are rendered.

Goodwill and Other Intangible Assets:

        The excess of the cost of an acquisition over the fair value of the net assets acquired consists of goodwill. Under the provisions of ASC Topic 350, goodwill is subject to at least annual assessments for impairment by applying a fair value based test. The Company tests for goodwill impairment at least annually, or more frequently if events and circumstances indicate that the asset might be impaired.

        Other intangible assets include typically include core deposit intangibles, customer related intangibles and covenants not to compete. Core deposit intangibles represent a premium paid to acquire a base of stable, low cost deposits in the acquisition of a bank, or a bank branch, using purchase accounting. The amortization period for core deposit intangible is 7 years using a straight-line method. The covenants not to compete are amortized on a straight-line basis over 3 to 7 years, while the customer related intangible is amortized on an accelerated basis over a range of 10 to 20 years. The amortization period is monitored to determine if circumstances require such periods to be revised. The Company periodically reviews its intangible assets for changes in circumstances that may indicate the carrying amount of the asset is impaired.

Income Taxes:

        Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences, operating loss carry-forwards and tax credit carry-forwards, while deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Equity Method Investment:

        On December 29, 2003, the Bank entered into a limited partner subscription agreement with Midland Corporate Tax Credit XVI Limited Partnership, where the Bank receives special tax credits and other tax benefits. The Bank subscribed to a 6.2% interest in the partnership, which is subject to an adjustment depending on the final size of the partnership at a purchase price of $5.0 million. This investment of $2.5 million and $2.8 million is recorded in other assets as of December 31, 2011 and 2010, respectively, and is not guaranteed; therefore, it is accounted for in accordance with FASB ASC 970, "Accounting for Investments in Real Estate Ventures" using the equity method.

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1. Summary of Significant Accounting Policies (Continued)

Segment Reporting:

        The Bank acts as an independent community financial services provider which offers traditional banking and related financial services to individual, business and government customers. Through its branch and automated teller machine networks, the Bank offers a full array of commercial and retail financial services, including the taking of time, savings and demand deposits; the making of commercial, consumer and mortgage loans; and the providing of other financial services.

        The Company's insurance, investment and mortgage banking operations are managed separately from the Bank. The mortgage banking operation offers residential lending products and generates revenue primarily through gains recognized on loan sales. VIST Insurance provides coverage for commercial, individual, surety bond, and group and personal benefit plans. VIST Capital Management provides services for individual financial planning, retirement and estate planning, investments, corporate and small business pension and retirement planning (See Note 18—Segment and Related Information, for segment related information on the Bank, mortgage banking, VIST Insurance and VIST Capital Management).

Marketing and Advertising:

        Marketing and advertising costs are expensed as incurred.

Off-Balance Sheet Financial Instruments:

        In the ordinary course of business, the Bank has entered into off-balance sheet financial instruments consisting of commitments to extend credit and letters of credit. Such financial instruments are recorded in the consolidated balance sheets when they become receivable or payable.

Derivative Financial Instruments:

        The Company maintains an overall interest rate risk-management strategy that incorporates the use of derivative instruments to minimize significant unplanned fluctuations in earnings that are caused by interest rate volatility. The Company's goal is to manage interest rate sensitivity by modifying the repricing or maturity characteristics of certain balance sheet assets and liabilities so that the net interest margin is not, on a material basis, adversely affected by movements in interest rates. As a result of interest rate fluctuations, hedged assets and liabilities will appreciate or depreciate in market value. The effect of this unrealized appreciation or depreciation will generally be offset by income or loss on the derivative instruments that are linked to the hedged assets and liabilities. The Company views this strategy as a prudent management of interest rate sensitivity, such that earnings are not exposed to undue risk presented by changes in interest rates.

        By using derivative instruments, the Company is exposed to credit and market risk. If the counterparty fails to perform, credit risk exists to the extent of the fair value gain in a derivative. When the fair value of a derivative contract is positive, this generally indicates that the counterparty owes the Company, and, therefore, creates a repayment risk for the Company. When the fair value of a derivative contract is negative, the Company owes the counterparty and, therefore, it has no repayment risk. The Company minimizes the credit (or repayment) risk in the derivative instruments by entering into transactions with high quality counterparties.

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1. Summary of Significant Accounting Policies (Continued)

        Market risk is the adverse effect that a change in interest rates, currency, or implied volatility rates has on the value of a financial instrument. The Company manages the market risk associated with interest rate contracts by establishing and monitoring limits as to the types and degree of risk that may be undertaken. The Company periodically measures this risk by using value-at-risk methodology.

Note 2. Merger with Tompkins Financial Corp.

        On January 25, 2012, the Company entered into a definitive merger agreement under which Tompkins Financial will acquire VIST Financial Corp. Based on the average of the closing prices of Tompkins Financial common stock for the 20 trading days ending January 24, 2012, the all stock transaction is valued at approximately $86.0 million at the time of signing the merger agreement, or $12.50 per VIST common share. Under the terms of the merger agreement, VIST shareholders will receive 0.3127 shares of Tompkins Financial common stock for each share of VIST common stock held. The exchange ratio is subject to adjustment based on the average of the closing prices of Tompkins Financial common stock for the 20 business days ending three business days prior to the VIST shareholder meeting called to consider the merger agreement (the "Average Closing Price"). If the Average Closing Price is more than $43.98, the Exchange Ratio shall be 0.2842; and if the Average Closing Price is less than $35.98, the Exchange Ratio shall be 0.3475.

        VIST Bank will operate as a subsidiary of Tompkins Financial with a separate banking charter, local management team, and local Board of Directors. The Boards of Directors of both companies have approved the transaction, which is expected to close early in the third quarter of 2012, subject to required regulatory approvals and other customary conditions, including required shareholder approval.

Note 3. Recently Issued Accounting Standards:

        In April 2011, the FASB issued (ASU) 2011-02 Receivables (Topic 310) A Creditor's Determination of Whether a Restructuring Is a Troubled Debt Restructuring. This Update gives creditors additional guidance and clarification for evaluating whether or not a creditor has granted a concession and whether or not a debtor is experiencing financial difficulties for purposes of determining whether a restructuring constitutes a troubled debt restructuring. The amendments in this Update are effective for the first interim or annual period beginning on or after June 15, 2011 and should be applied retrospectively to the beginning of the annual period of adoption. No significant impact to amounts reported in the consolidated financial position or results of operations occurred from the adoption of ASU 2011-02.

        In April 2011, the FASB issued (ASU) 2011-03 Transfers and Servicing (Topic 860) Reconsideration of Effective Control for Repurchase Agreements. The purpose of this Update is to improve the accounting for repurchase agreements and other agreements that entitle and obligate transferors to repurchase or redeem financial assets prior to their maturity. This Update removes from the assessment of effective control, the criterion requiring the transferor to have the ability to repurchase or redeem financial assets at substantially the agreed terms even in the event of default by the transferee and the collateral maintenance implementation guidance related to that criterion. The amendments in this Update are effective for the first interim or annual period beginning on or after December 15, 2011 and should be applied prospectively to new or modification transactions that occur after the effective date. No significant impact to amounts reported in the consolidated financial position or results of operations is expected from the adoption of ASU 2011-03.

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3. Recently Issued Accounting Standards: (Continued)

        In May 2011, the FASB issued (ASU) 2011-04 Fair Value Measurement (Topic 820) Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. The purpose of this Update is to change the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. This Update clarifies the Board's intent about the application of existing fair value measurement and disclosure requirements and includes changes to particular principles or requirements for measuring fair value or for disclosing information about fair value measurements. In addition, to improve consistency in application across jurisdictions some changes in wording are necessary to ensure that U.S. GAAP and IFRS fair value measurement and disclosure requirements are described in the same way. The amendments in this Update are effective during interim and annual period beginning on or after December 15, 2011. Early application by public entities is not permitted. No significant impact to amounts reported in the consolidated financial position or results of operations is expected from the adoption of ASU 2011-04.

        In June 2011, the FASB issued (ASU) 2011-05 Comprehensive Income (Topic 220) Presentation of Comprehensive Income. The purpose of this Update is to indicate that an entity has the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. Regardless of whether an entity chooses to present comprehensive income in a single continuous statement or in two separate but consecutive statements, the entity is required to present on the face of the financial statements reclassification adjustments for items that are reclassified from other comprehensive income to net income in the statement(s) where the components of net income and the components of other comprehensive income are presented. In December 2011, the FASB issued (ASU) 2011-12 which deferred the effective date of this amendment until the first interim or annual period beginning on or after December 15, 2011 which should be applied retrospectively. The Bank elected to early adopt this update. There were no significant impact to amounts reported in the consolidated financial position or results of operations.

        In September 2011, the FASB issued (ASU) 2011-08 Intangibles—Goodwill and Other (Topic 350) Testing Goodwill for Impairment. The purpose of this amendment is to simplify how entities test goodwill for impairment. This amendment permits an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test described in Topic 350. The more-likely-than-not threshold is defined as having a likelihood of more than 50 percent. These amendments are effective for interim and annual goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early application is permitted, including for annual and interim goodwill impairment tests performed as of a date before September 15, 2011, if an entity's financial statements for the most recent annual or interim period have not yet been issued. No significant impact to amounts reported in the consolidated financial position or results of operations is expected from the adoption of ASU 2011-08. The Bank elected not to early adopt this update.

        In December 2011, the FASB issued (ASU) 2011-11 Balance Sheet (Topic 210) Disclosures about Offsetting Assets and Liabilities. The purpose of this amendment is to facilitate comparison between

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3. Recently Issued Accounting Standards: (Continued)

those entities that prepare their financial statements on the basis of U.S. GAAP and those entities that prepare their financial statements on the basis of IFRS. This amendment requires an entity to address significant differences in amounts presented in the statements of financial position by disclosing both gross and net information about instruments and transactions eligible for offset. This amendment covers derivatives, sale and repurchase agreements and reverse sale and repurchase agreements. These amendments are effective for annual reporting periods beginning on or after January 1, 2013. No significant impact to amounts reported in the consolidated financial position or results of operations is expected from the adoption of ASU 2011-11.

Note 4. Earnings Per Common Share:

        Basic earnings per common share is computed by dividing net income (loss) available to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted earnings (loss) per common share reflects the potential dilution that could occur if options to issue common stock were exercised. Potential common shares that may be issued related to outstanding stock options are determined using the treasury stock method. Stock options with exercise prices that exceed the average market price of the Company's common stock during the periods presented are excluded from the dilutive earrings per common share calculation. For the years ended December 31, 2011, 2010 and 2009, anti-dilutive common stock options totaled 870,569, 579,270 and 645,036, respectively.

        The Company's calculation of earnings (loss) per common share for the years ended December 31, 2011, 2010, and 2009 is presented below:

	Years ended December 31,
	2011	2010	2009
	(Dollar amounts in thousands)
Net (loss) income	$(20,581)	$3,984	$607
Less: preferred stock dividends	(1,250)	(1,250)	(1,250)
Less: preferred stock discount accretion	(459)	(428)	(399)

Net (loss) income available to common shareholders	$(22,290)	$2,306	$(1,042)

Average common shares outstanding	6,577,137	6,275,341	5,780,541
Effect of dilutive stock options	—	42,444	—

Average common shares used to calculate diluted earnings per common share	6,577,137	6,317,785	5,780,541

EARNINGS PER SHARE DATA
Basic (loss) earnings per common share	$(3.39)	$0.37	$(0.18)
Diluted (loss) earnings per common share	$(3.39)	$0.37	$(0.18)

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5. Securities Available For Sale and Securities Held to Maturity

        The amortized cost and estimated fair values of securities available for sale and securities held to maturity were as follows at December 31, 2011 and 2010:

	December 31, 2011				December 31, 2010
Securities Available For Sale	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollar amounts in thousands)
U.S. Government agency securities	$11,298	$853	$(64)	$12,087	$11,648	$366	$(224)	$11,790
Agency residential mortgage-backed debt securities	318,620	7,407	(1,056)	324,971	216,956	6,220	(811)	222,365
Non-Agency collateralized mortgage obligations	8,166	5	(1,928)	6,243	13,663	—	(3,648)	10,015
Obligations of states and political subdivisions	24,647	790	—	25,437	33,141	18	(2,252)	30,907
Trust preferred securities—single issuer	500	—	(375)	125	500	1	—	501
Trust preferred securities—pooled	4,564	—	(2,736)	1,828	5,396	—	(4,912)	484
Corporate and other debt securities	2,570	—	(115)	2,455	1,117	—	(69)	1,048
Equity securities	3,224	38	(717)	2,545	3,345	30	(730)	2,645

Total investment securities available for sale	$373,589	$9,093	$(6,991)	$375,691	$285,766	$6,635	$(12,646)	$279,755

	December 31, 2011
Securities Held To Maturity	Amortized Cost	Other-Than- Temporary Impairment Recognized In Accumulated Other Comprehensive Loss	Carrying Value	Gross Unrealized Holding Gains	Gross Unrealized Holding Losses	Fair Value
	(Dollar amounts in thousands)
Trust preferred securities—single issuer	$978	$—	$978	$58	$—	$1,036
Trust preferred securities—pooled	617	(40)	577	—	—	577

Total investment securities held to maturity	$1,595	$(40)	$1,555	$58	$—	$1,613

	December 31, 2010
	Amortized Cost	Other-Than- Temporary Impairment Recognized In Accumulated Other Comprehensive Loss	Carrying Value	Gross Unrealized Holding Gains	Gross Unrealized Holding Losses	Fair Value
	(Dollar amounts in thousands)
Trust preferred securities—single issuer	$2,007	$—	$2,007	$26	$(160)	$1,873
Trust preferred securities—pooled	650	(635)	15	—	—	15

Total investment securities held to maturity	$2,657	$(635)	$2,022	$26	$(160)	$1,888

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5. Securities Available For Sale and Securities Held to Maturity (Continued)

        The age of unrealized losses and fair value of related investment securities available for sale and investment securities held to maturity at December 31, 2011 and December 31, 2010 were as follows:

	December 31, 2011
	Less than Twelve Months			More than Twelve Months			Total
Securities Available for Sale	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses	Number of Securities
	(Dollar amounts in thousands)
U.S. Government agency securities	$5,201	$(64)	1	$—	$—	—	$5,201	$(64)	1
Agency residential mortgage-backed debt securities	101,487	(957)	39	10,233	(99)	4	111,720	(1,056)	43
Non-Agency collateralized mortgage obligations	136	(11)	1	5,611	(1,917)	6	5,747	(1,928)	7
Obligations of states and political subdivisions	—	—	—	—	—	—	—	—	—
Trust preferred securities—single issuer	125	(375)	1	—	—	—	125	(375)	1
Trust preferred securities—pooled	—	—	—	1,828	(2,736)	6	1,828	(2,736)	6
Corporate and other debt securities	1,444	(56)	1	1,011	(59)	2	2,455	(115)	3
Equity securities	1,067	(48)	3	870	(669)	21	1,937	(717)	24

Total investment securities available for sale	$109,460	$(1,511)	46	$19,553	$(5,480)	39	$129,013	$(6,991)	85

	December 31, 2011
	Less than Twelve Months			More than Twelve Months			Total
Securities Held To Maturity	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses	Number of Securities
	(Dollar amounts in thousands)
Trust preferred securities—single issue	$—	$—	—	$—	$—	—	$—	$—	—
Trust preferred securities—pooled	—	—	—	577	(40)	1	577	(40)	1

Total investment securities held to maturity	$—	$—	—	$577	$(40)	1	$577	$(40)	1

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5. Securities Available For Sale and Securities Held to Maturity (Continued)

	December 31, 2010
	Less than Twelve Months			More than Twelve Months			Total
Securities Available for Sale	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses	Number of Securities
	(Dollar amounts in thousands)
U.S. Government agency securities	$4,244	$(224)	3	$—	$—	—	$4,244	$(224)	3
Agency residential mortgage-backed debt securities	43,774	(811)	21	—	—	—	43,774	(811)	21
Non-Agency collateralized mortgage obligations	1,510	(6)	1	7,450	(3,642)	8	8,960	(3,648)	9
Obligations of states and political subdivisions	27,200	(2,130)	31	965	(122)	2	28,165	(2,252)	33
Trust preferred securities—single issuer	—	—	—	—	—	—	—	—	—
Trust preferred securities—pooled	—	—	—	484	(4,912)	8	484	(4,912)	8
Corporate and other debt securities	934	(66)	1	114	(3)	1	1,048	(69)	2
Equity securities	989	(11)	1	1,031	(719)	22	2,020	(730)	23

Total investment securities available for sale	$78,651	$(3,248)	58	$10,044	$(9,398)	41	$88,695	$(12,646)	99

	December 31, 2010
	Less than Twelve Months			More than Twelve Months			Total
Securities Held To Maturity	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses	Number of Securities
	(Dollar amounts in thousands)
Trust preferred securities—single issue	$870	$(160)	1	$—	$—	—	$870	$(160)	1
Trust preferred securities—pooled	—	—	—	15	(635)	1	15	(635)	1

Total investment securities held to maturity	$870	$(160)	1	$15	$(635)	1	$885	$(795)	2

        At December 31, 2011, there were 46 securities with unrealized losses in the less than twelve month category and 40 securities with unrealized losses in the twelve month or more category.

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5. Securities Available For Sale and Securities Held to Maturity (Continued)

        Management evaluates investment securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Factors that may be indicative of impairment include, but are not limited to, the following:

  •
  Fair value below cost and the length of time

  •
  Adverse condition specific to a particular investment

  •
  Rating agency activities (e.g., downgrade)

  •
  Financial condition of an issuer

  •
  Dividend activities

  •
  Suspension of trading

  •
  Management intent

  •
  Changes in tax laws or other policies

  •
  Subsequent market value changes

  •
  Economic or industry forecasts

        Other-than-temporary impairment means management believes the security's impairment is due to factors that could include its inability to pay interest or dividends, its potential for default, and/or other factors. When a held to maturity or available for sale debt security is assessed for other-than-temporary impairment, management has to first consider (a) whether the Company intends to sell the security, and (b) whether it is more likely than not that the Company will be required to sell the security prior to recovery of its amortized cost basis. If one of these circumstances applies to a security, an other-than-temporary impairment loss is recognized in the statement of operations equal to the full amount of the decline in fair value below amortized cost. If neither of these circumstances applies to a security, but the Company does not expect to recover the entire amortized cost basis, an other-than-temporary impairment loss has occurred that must be separated into two categories: (a) the amount related to credit loss, and (b) the amount related to other factors. In assessing the level of other-than-temporary impairment attributable to credit loss, management compares the present value of cash flows expected to be collected with the amortized cost basis of the security. The portion of the total other-than-temporary impairment related to credit loss is recognized in earnings (as the difference between the fair value and the present value of the estimated cash flows), while the amount related to other factors is recognized in other comprehensive income. The total other-than-temporary impairment loss is presented in the statement of operations, less the portion recognized in other comprehensive income. When a debt security becomes other-than-temporarily impaired, its amortized cost basis is reduced to reflect the portion of the total impairment related to credit loss.

        If a decline in market value of a security is determined to be other than temporary, under U.S. GAAP, we are required to write these securities down to their estimated fair value. As of December 31, 2011, we owned single issuer and pooled trust preferred securities of other financial institutions, private label collateralized mortgage obligations and equity securities whose aggregate historical cost basis is greater than their estimated fair value. We reviewed all investment securities and have identified those securities that are other-than-temporarily impaired. The losses associated with these other-than-temporarily impaired securities have been bifurcated into the portion of non-credit

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5. Securities Available For Sale and Securities Held to Maturity (Continued)

impairment losses recognized in other comprehensive loss and into the portion of credit impairment losses recorded in earnings. We perform an ongoing analysis of all investment securities utilizing both readily available market data and third party analytical models. Future changes in interest rates or the credit quality and strength of the underlying issuers may reduce the market value of these and other securities. If such decline in these securities is determined to be other than temporary, we will write them down through a charge to earnings to their then current fair value.

        A.    Obligations of U. S. Government Agencies and Corporations.    The net unrealized losses on the Company's investments in obligations of U.S. Government agencies were caused by changing credit spreads in the market as a result of current monetary policy and fluctuating interest rates. At December 31, 2011, the fair value of the U. S. Government agencies and corporations bonds represented 3.2% of the total fair value of the available for sale securities held in the investment securities portfolio. The contractual cash flows are guaranteed by an agency of the U.S. Government. Because the Company does not have the intent to sell these securities, nor is it more likely than not that the Company will be required to sell these securities, the Company does not consider these investments to be other-than-temporarily impaired at December 31, 2011. Future evaluations of the above mentioned factors could result in the Company recognizing an impairment charge.

        B.    Mortgage-Backed Debt Securities.    The net unrealized losses on the Company's investments in federal agency residential mortgage-backed securities and corporate (non-agency) collateralized mortgage obligations ("CMO") were primarily caused by changing credit and pricing spreads in the market and fluctuating interest rates. At December 31, 2011, federal agency residential mortgage-backed securities and collateralized mortgage obligations represented 86.5% of the total fair value of available for sale securities held in the investment securities portfolio. Corporate (non-agency) collateralized mortgage obligations represented 1.7% of the total fair value of available for sale securities held in the investment securities portfolio. The Company purchased those securities at a price relative to the market at the time of the purchase. The contractual cash flows of those federal agency residential mortgage-backed securities are guaranteed by the U.S. Government. Because the decline in the market value of agency residential mortgage-backed debt securities is primarily attributable to changes in market pricing since the time of purchase and not credit quality, and because the Company does not have the intent to sell these securities, nor is it more likely than not that the Company will be required to sell these securities, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2011. Future evaluations of the above mentioned factors could result in the Company recognizing an impairment charge.

        As of December 31, 2011, the Company owned 8 corporate (non-agency) collateralized mortgage obligation issues in super senior or senior tranches of which 7 corporate (non-agency) collateralized mortgage obligation issues aggregate historical cost basis is greater than estimated fair value. At December 31, 2011, all 8 non-agency CMO's with an amortized cost basis of $8.2 million were collateralized by residential real estate. The Company uses a two step modeling approach to analyze each non-agency CMO issue to determine whether or not the current unrealized losses are due to credit impairment and therefore other-than-temporarily impaired ("OTTI"). Step one in the modeling process applies default and severity credit vectors to each security based on current credit data detailing delinquency, bankruptcy, foreclosure and real estate owned (REO) performance. The results of the credit vector analysis are compared to the security's current credit support coverage to determine if the security has adequate collateral support. If the security's current credit support coverage falls below certain predetermined levels, step two is utilized. In step two, the Company uses a third party to

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5. Securities Available For Sale and Securities Held to Maturity (Continued)

assist in calculating the present value of current estimated cash flows to ensure there are no adverse changes in cash flows during the quarter leading to an other-than-temporary-impairment. Management's assumptions used in step two include default and severity vectors and prepayment assumptions along with various other criteria including: percent decline in fair value; credit rating downgrades; probability of repayment of amounts due, credit support and changes in average life. Two non-agency CMO securities qualified for the step two modeling approach which produced an OTTI credit loss for the three and twelve month periods ended December 31, 2011 of $566,000 and $1,182,000, respectively. None of the 8 non-agency CMO's are currently deferring or are in default of interest payments to the Company. Because of the results of the modeling process and because the Company does not have the intent to sell these securities, nor is it more likely than not that the Company will be required to sell these securities, the Company does not consider the remaining non-agency CMO investments with no prior OTTI charges to be other-than-temporarily impaired at September 30, 2011. Future changes in interest rates or the credit quality and credit support of the underlying issuers may reduce the market value of these and other securities. If such decline is determined to be other than temporary, the Company will record the necessary charge to earnings and/or AOCI to reduce the securities to their then current fair value.

        C.    State and Municipal Obligations.    The net unrealized losses on the Company's investments in state and municipal obligations were primarily caused by changing credit spreads in the market as a result of current monetary policy and fluctuating interest rates. At December 31, 2011, state and municipal obligation bonds represented 6.8% of the total fair value of available for sale securities held in the investment securities portfolio. The Company purchased those obligations at a price relative to the market at the time of the purchase, and the tax advantaged benefit of the interest earned on these investments reduces the Company's federal tax liability. Because the Company does not have the intent to sell these securities, nor is it more likely than not that the Company will be required to sell these securities, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2011. Future evaluations of the above mentioned factors could result in the Company recognizing an impairment charge.

        D.    Corporate and Other Debt Securities and Trust Preferred Securities.    Included in corporate and other debt securities available for sale at December 31, 2011, was 1 asset-backed security and 2 corporate debt issues representing 0.7% of the total fair value of available for sale securities. The net unrealized losses on other debt securities relate primarily to changing pricing due to the ongoing economic downturn affecting these markets and not necessarily the expected cash flows of the individual securities. Due to market conditions, it is unlikely that the Company would be able to recover its investment in these securities if the Company sold the securities at this time. Because the Company has analyzed the credit risk and cash flow characteristics of these securities and the Company does not have the intent to sell these securities, nor is it more likely than not that the Company will be required to sell these securities, the Company does not consider these investments to be other-than-temporarily impaired at December 31, 2011.

        Included in trust preferred securities were single issue, trust preferred securities ("TRUPS" or "CDO") representing 0.1% and 64.2% of the total fair value of available for sale securities and the total held to maturity securities, respectively, and pooled TRUPS representing 0.5% and 35.8% of the total fair value of available for sale securities and the total held to maturity securities, respectively.

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5. Securities Available For Sale and Securities Held to Maturity (Continued)

        As of December 31, 2011, the Company owned 2 single issuer TRUPS issues and 7 pooled TRUPS issues of other financial institutions. In the fourth quarter of 2011, 1 single issuer TRUPS issue and 1 pooled TRUPS issue prepaid in full. At December 31, 2011, the historical cost basis of 1 single issuer TRUPS and 7 pooled TRUPS was greater than each security's estimated fair value. Investments in TRUPs in which the historical cost basis was greater than each security's estimated fair value included (a) amortized cost of $500,000 of single issuer TRUPS of other financial institutions with a fair value of $375,000 and (b) amortized cost of $5.2 million of pooled TRUPS of other financial institutions with a fair value of $2.4 million. The issuers in these securities are primarily banks, but some of the pools do include a limited number of insurance companies. The Company has evaluated these securities and determined that the decreases in estimated fair value are temporary with the exception of 5 pooled TRUPS which were other than temporarily impaired at December 31, 2011. For the three months ended December 31, 2011, the Company did not recognized any credit impairment charges to earnings on any available for sale or held to maturity pooled TRUPS investment security as the Company's estimate of projected cash flows it expects to receive for these TRUPs was greater than the security's carrying value. For the year ended December 31, 2011, the Company recognized a net credit impairment charge to earnings of $296,000 on 4 available for sale pooled TRUPS as the Company's estimate of projected cash flows it expected to receive for these TRUPs prior to the fourth quarter of 2011 was less than the security's carrying value. For the year ended December 31, 2011, the OTTI losses recognized on available for sale pooled trust preferred securities resulted primarily from higher estimates for collateral defaults and deferrals as a result of stressed economic conditions affecting the financial services industry. During the fourth quarter of 2011, the Company adjusted its estimates for collateral defaults and deferrals based on many issuers prepaying issues or curing previous defaults and deferrals through recapitalization or through mergers and acquisitions.

        The Company performs an ongoing analysis of these securities utilizing both readily available market data and third party analytical models. Future changes in interest rates or the credit quality and strength of the underlying issuers may reduce the market value of these and other securities. If such decline is determined to be other than temporary, the Company will record the necessary charge to earnings and/or AOCI to reduce the securities to their then current fair value.

        For pooled TRUPS, on a quarterly basis, the Company uses a third party model ("model") to assist in calculating the present value of current estimated cash flows to the previous estimate to ensure there are no adverse changes in cash flows. The model's valuation methodology is based on the premise that the fair value of a CDO's collateral should approximate the fair value of its liabilities. Conceptually, this premise is supported by the notion that cash generated by the collateral flows through the CDO structure to bond and equity holders, and that the CDO structure neither enhances nor diminishes its value. This approach was designed to value structured assets like TRUPS that currently do not have an active trading market, but are secured by collateral that can be benchmarked to comparable, publicly traded securities. The following describes the model's assumptions, cash flow projections, and the valuation approach developed using the market value equivalence approach:

Collateral Cash Flows

        The aggregated loan level cash flows are primarily dependent on the estimated speeds at which the trust preferred securities are expected to prepay, the estimated rates at which the trust preferred securities are expected to defer payments, the estimated rates at which the trust preferred securities are expected to default, and the severity of the losses on securities which default.

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5. Securities Available For Sale and Securities Held to Maturity (Continued)

Prepayment Assumptions

        Trust preferred securities generally allow for prepayment without a prepayment penalty any time after five years. Prior to August 2007, the spread to the benchmark on trust preferred securities narrowed. Because of the narrowing of spreads, many financial institutions prepaid their outstanding trust preferred securities at the five year mark and refinanced. As a result, many industry experts valuing the CDOs were using relatively high prepayment speed assumptions. However, due to the lack of new trust preferred issuances and the relatively poor conditions of the financial institution industry, the model is forecasting relatively modest rates of prepayment over the long-term.

        Nevertheless, the recently enacted Dodd-Frank act could affect prepayments of trust preferred securities in the collateral pool. Depository institution holding companies with more than $15 billion of total assets at December 31, 2009 will no longer be able to count trust preferred securities as Tier 1 regulatory capital beginning January 1, 2013. Similarly, US bank holding company subsidiaries of foreign banking organizations with more than $15 billion in total assets will no longer be able to count trust preferred securities as Tier 1 capital beginning July 1, 2015.

        On the other hand, many of the trust preferred securities contained in the collateral pools of trust preferred collateralized debt obligations were issued at relatively favorable interest rates, including floating rate securities with relatively modest spreads compared to the rates in the marketplace today. The model believes that many of these issues represent an efficient long-term funding mechanism and will not necessarily be prepaid based on the change in capital treatment. In order to estimate the increase in near-term prepayments resulting from this legislation, the model first identified all fixed rate trust preferred securities issued by banks with more than $15 billion in total assets at December 31, 2009. The model also identified the holding companies' approximate cost of long-term funding given their rating and marketplace interest rates. The model assumed that any holding company that could refinance for a cost savings of more than 2 percent will refinance and will do so on January 1, 2013, or July 1, 2015 at the end of the respective transition period.

        Prepayments affect the securities in three ways. First, prepayments lower the absolute amount of excess spread, an important credit enhancement. Second, the prepayments are directed to the senior tranches, the effect of which is to increase the overcollateralization of the mezzanine layer. However, the prepayments can lead to adverse selection in which the strongest institutions have prepaid, leaving the weaker institutions in the pool, thus mitigating the effect of the increased overcollateralization. Third, prepayments can limit the numeric and geographic diversity of the pool, leading to concentration risks.

Bank Deferral and Default Rates

        Trust preferred securities include a provision that allows the issuing bank to defer interest payments for up to five years. The model's estimates for the rates of deferral are based on the financial condition of the trust preferred issuers in the pool. The model first estimates a near-term rate of deferral based on the financial condition of these issuers. The model then assumes the deferrals will return to their historical levels.

        The model's estimates for the conditional default rates (CDR) are based on the payment characteristics of the trust preferred securities themselves (e.g. current, deferred, or defaulted) as well as the financial condition of the trust preferred issuers in the pool. The model first estimates a

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5. Securities Available For Sale and Securities Held to Maturity (Continued)

near-term CDR based on the financial condition of the issuers in the pool. In 2013 and beyond, the CDR rate is calculated based upon a comparison of certain key financial ratios of the active issuers in the deal to all FDIC insured bank institutions. The model's estimates for the near-term rates of deferral and CDR are based on key financial ratios relating to the financial institutions' capitalization, asset quality, profitability and liquidity. Also, the model considers the CDO's most recent ratings from outside services including Standard & Poors, Moodys, and Fitch, as well as, the most recent stock price information for each financial institution in the CDO, whether or not the financial institution has received TARP funding, recent summaries of regulatory actions to the extent they are available as well as any news related to the banks we are analyzing, including offers to redeem the trust preferred securities, and whether the bank has the ability to generate additional capital—internally or externally.

        The model bases the assumption of longer-term rates of deferral and defaults on historical averages as detailed in readily available third party research reports. The research report defines a default as any instance when a regulator takes an active role in a bank's operations under a supervisory action. This definition of default is distinct from failure. The research report considers a bank to have defaulted if it falls below minimum capital requirements or becomes subject to regulatory actions including a written agreement, or a cease and desist order. The research report calculates the default rate as a fraction in which the numerator represents the number of issuers that default and the denominator represents the number of banks at risk of defaulting. The research also performed a "cohort" analysis, the purpose of which is to determine the default rate of the original population over a number of years.

        The fact that an issuer defaults on a loan, does not necessarily mean that the investor will lose all of their investment. Thus, it is important to understand not only the default assumption, but also the expected loss given a default, or the loss severity assumption. The model uses published rating agency methodology for rating trust preferred/hybrid securities loss severity assumptions.

Note Waterfall

        The trust preferred securities CDOs have several tranches: Senior tranches, Mezzanine tranches, and the Residual or income tranches. Financial institutions generally invested in the mezzanine tranches, which were usually rated A or BBB at the time of purchase.

        The Senior and Mezzanine tranches were over-collateralized at issuance, meaning that the par value of the underlying collateral was more than the balance issued on these tranches. The terms generally provide that if the performing collateral balances fall below certain "triggers", then income is diverted from the residual tranches to pay the Senior and Mezzanine Tranches. If significant deferrals occur, income could also be diverted from the Mezzanine tranches to pay the Senior tranches.

        Collateral cash flows are calculated based on the attributes of the trust preferred securities as of the collateral cut-off date corresponding to the disclosure date referenced in this document along with the model's valuation input assumptions for the underlying collateral. Cash flows are then allocated to securities by priority based upon the cash flow waterfall rules provided in the prospectus supplement. The allocations are based on the overcollateralization and interest coverage tests (triggers), events of default and liquidation, deferrals of interest, mandatory auction calls, optional redemptions and any interest rate hedge agreements.

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5. Securities Available For Sale and Securities Held to Maturity (Continued)

Internal Rate of Return

        Internal rates of return (IRR) are the pre-tax yield rates used to discount the future cash flow stream expected from the collateral cash flows. The marketplace for the pooled trust security CDOs is not active. This is evidenced by a significant widening of the bid/ask spreads in the markets in which the CDOs trade and then by a significant decrease in the volume of trades relative to historical levels. The new issue market is also inactive and only a very small number of trust preferred CDOs have been issued since 2007.

        The model explicitly calculates the credit component utilizing conditional default and loss severity vectors within the cash flow valuation model. The model relies on FASB ASC paragraph 820-10-55-5 to provide guidance on the discount rates to be used when a market is not active. According to the standard, the discount rate should take into account all of the following factors: (1) the time value of money (risk free rate), (2) price for bearing the uncertainty in the cash flows (risk premium), and (3) other case specific factors that would be considered by market participants, including a liquidity adjustment.

        The model combines the risk free rate to the corporate bond spread for banks to determine the credit valuation adjustment is included within these values. To remove the credit component the model uses the credit default swap rates for financial companies as a proxy for credit based on various terms and provides discount rates that are exclusive of the credit component. The model then backs out the Swap / LIBOR curve in order to get back to a floating rate spread. Characteristics of the securities and their related collateral may cause adjustment to these values. Additionally, the model's discount rate estimates come from conversations with major financial institutions regarding assumptions they are using for highly rated assets, from opportunistic hedge funds regarding assumptions they are using to bid on lower and unrated assets, and other industry experts. The model has observed a relatively wide range of discount rates used to estimate fair value.

        In addition to the above factors, our evaluation of impairment also includes a stress test analysis which provides an estimate of excess subordination for each tranche. We stress the cash flows of each pool by increasing current default assumptions to the level of defaults which results in an adverse change in estimated cash flows. This stressed breakpoint is then used to calculate excess subordination levels for each pooled trust preferred security.

        Future evaluations of the above mentioned factors could result in the Company recognizing additional impairment charges on its TRUPS portfolio.

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5. Securities Available For Sale and Securities Held to Maturity (Continued)

        The following table provides additional information related to our pooled trust preferred securities as of December 31, 2011:

December 31, 2011
Deal	Class	Amortized Cost	Fair Value	Unrealized Gain/Loss	Lowest Credit Rating	# of Performing Issuers	Actual Deferrals/ Defaults	Expected Deferrals/ Defaults	Current Outstanding Collateral Balance	Current Tranche Subordination	Actual Defaults/ Deferrals as a % of Outstanding Collateral	Expected Deferrals/ Defaults as a % of Remaining Collateral	Excess Subordination as a % of Current Performing Collateral
	(Dollar amounts in thousands)
Pooled trust preferred available for sale securities for which an other-than-temporary inpairment charge has been recognized:
Holding #2	Class B-2	$585	$300	$(285)	Ca (Moody's)	16	$121,250	$—	$239,250	$33,000	50.7%	0.0%	0.0%
Holding #3	Class B	487	245	(242)	Caa3 (Moody's)	18	134,100	—	345,500	62,650	38.8%	0.0%	0.0%
Holding #4	Class B-2	894	368	(526)	Ca (Moody's)	19	99,750	—	267,000	38,500	37.4%	0.0%	0.0%
Holding #5	Class B-3	335	115	(220)	Ca (Moody's)	43	185,280	7,500	573,745	53,600	32.3%	1.9%	0.0%

	Total	$2,301	$1,028	$(1,273)

Pooled trust preferred held to maturity securities for which an other-than-temporary inpairment charge has been recognized:
Holding #9	Mezzanine	617	577	(40)	Ca (Moody's)	18	87,000	—	228,500	20,289	38.1%	0.0%	0.0%

	Total	$617	$577	$(40)

Pooled trust preferred available for sale securities for which an other-than-temporary inpairment charge has not been recognized:
Holding #6	Class B-1	1,300	585	(715)	CCC- (S&P)	15	$32,500	$5,000	$193,500	$109,202	16.8%	3.1%	13.5%
Holding #7	Class C	963	215	(748)	CCC- (S&P)	26	23,000	10,000	272,550	31,550	8.4%	4.0%	13.4%

	Total	$2,263	$800	$(1,463)

Grand Total		$5,181	$2,405	$(2,776)

        The following table provides additional information related to our single issuer trust preferred securities:

	December 31, 2011
	Amortized Cost	Fair Value	Gross Unrealized Gains/Losses	Number of Securities
	(Dollar amounts in thousands)
Investment grades:
BBB Rated	978	1,036	58	1
Not rated	500	125	(375)	1

Total	$1,478	$1,161	$(317)	$2

        There were no interest deferrals or defaults in any of the single issuer trust preferred securities in our investment portfolio as of December 31, 2011.

        As of December 31, 2011, no OTTI charges were recorded on any of the single issue TRUPs. Future changes in interest rates or the credit quality and strength of the underlying issuers may reduce the market value of these and other securities. If such decline is determined to be other than temporary, the Company will record the necessary charge to earnings and/or AOCI to reduce the securities to their then current fair value.

        E.    Equity Securities.    Included in equity securities available for sale at December 31, 2011, were equity investments in 27 financial services companies. The Company owns 1 qualifying Community Reinvestment Act ("CRA") equity investment with an amortized cost and fair value of approximately $1.0 million and $991,000, respectively. The remaining 26 equity securities have an average amortized cost of approximately $86,000 and an average fair value of approximately $60,000. Testing for

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5. Securities Available For Sale and Securities Held to Maturity (Continued)

other-than-temporary-impairment for equity securities is governed by FASB ASC 320-10. Approximately $638,000 in fair value of the equity securities has been below amortized cost for a period of more than twelve months. The Company believes the decline in market value of the equity investment in financial services companies is primarily attributable to changes in market pricing and not fundamental changes in the earning potential of the individual companies. In the fourth quarter of 2011, a national credit rating agency downgraded the credit rating of two of the financial service companies held in the Company's equity investment portfolio. As a result, the Company recognized an OTTI credit impairment charge to earnings of $42,000 for the three and twelve months ended December 31, 2011, respectively. The Company has the intent and ability to retain its fair value investment of $870,000 in equity securities with losses greater than twelve months for a period of time sufficient to allow for any anticipated recovery in market value. The Company does not consider the remaining equity securities to be other-than-temporarily-impaired as December 31, 2011.

        As of December 31, 2011, the fair value of all securities available for sale that were pledged to secure public deposits, repurchase agreements, and for other purposes required by law, was $290.1 million.

        The contractual maturities of investment securities at December 31, 2011, are set forth in the following table. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be prepaid without any penalties. Therefore, mortgage-backed securities are not included in the maturity categories in the following summary.

	At December 31, 2011
	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(in thousands)
Due in one year or less	$—	$—	$—	$—
Due after one year through five years	20	20	—	—
Due after five years through ten years	8,936	9,045	—	—
Due after ten years	34,623	32,867	1,595	1,613
Agency residential mortgage-backed debt securities	318,620	324,971	—	—
Non-Agency collateralized mortgage obligations	8,166	6,243	—	—
Equity securities	3,224	2,545	—	—

	$373,589	$375,691	$1,595	$1,613

        Actual maturities of debt securities may differ from those presented above since certain obligations provide the issuer the right to call or prepay the obligation prior to the scheduled maturity without penalty.

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5. Securities Available For Sale and Securities Held to Maturity (Continued)

        The following gross gains (losses) were realized on sales of investment securities available for sale included in earnings for the years ended December 31, 2011 and 2010:

	Year ended December 31,
	2011	2010	2009
	(in thousands)
Gross gains	$1,993	$827	$556
Gross losses	(520)	(136)	(212)

Net realized gains on sales of securities	$1,473	$691	$344

        The specific identification method was used to determine the cost basis for all investment security available for sale transactions.

        There are no securities classified as trading, therefore, there were no gains or losses included in earnings that were a result of transfers of securities from the available for sale category into a trading category.

        There were no sales or transfers from securities classified as held to maturity.

        Other-than-temporary impairment recognized in earnings for credit impaired debt securities is presented as additions in two components based upon whether the current period is the first time the debt security was credit impaired (initial credit impairment) or is not the first time the debt security was credit impaired (subsequent credit impairments). The credit loss component is reduced if the Company sells, intends to sell or believes it will be required to sell previously credit impaired debt securities. Additionally, the credit loss component is reduced if (i) the Company receives the cash flows in excess of what it expected to receive over the remaining life of the credit impaired debt security, (ii) the security matures or (iii) the security is fully written down.

        The following table presents the changes in the credit loss component of cumulative other-than-temporary impairment losses on debt securities classified as either held to maturity or available for sale that the Company has recognized in earnings, for which a portion of the impairment loss (non-credit factors) was recognized in other comprehensive income (see Note 18 to the consolidated financial statements):

	Year ended December 31,
	2011	2010
	(in thousands)
Balance, beginning of period	$2,256	$2,468

Additions:
Initial credit impairments	356	81
Subsequent credit impairments	1,164	769
Reductions:
Fully written down credit impaired debt and equity securities	—	(1,062)

Balance, end of period	$3,776	$2,256

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 6. Loans and Related Allowance for Credit Losses

        The components of loans by portfolio class as of December 31, 2011 and 2010 were as follows:

	December 31, 2011		December 31, 2010
	Amount	As a % of gross loans	Amount	As a % of gross loans
	(in thousands)
Residential real estate—one to four family	$129,335	14.3%	$153,499	16.1%
Residential real estate—multi family	57,776	6.4%	53,497	5.6%
Commercial industrial and agricultural	158,018	17.4%	150,097	15.7%
Commercial real estate	418,589	46.1%	427,546	44.8%
Construction	56,824	6.3%	78,202	8.2%
Consumer	2,148	0.2%	2,713	0.3%
Home equity lines of credit	84,487	9.3%	88,809	9.3%

Gross loans, excluding covered loans	907,177	100.0%	954,363	100.0%

Covered loans	50,706		66,770

Total loans	957,883		1,021,133
Allowance for loan losses	(14,049)		(14,790)

Loans, net of allowance for loan losses	$943,834		$1,006,343

        Commercial real estate loans are secured by real estate as evidenced by mortgages or other liens on nonfarm nonresidential properties, including business and industrial properties, hotels, motels, churches, hospitals, educational and charitable institutions and similar properties. Commercial real estate loans include owner-occupied and non-owner occupied loans, which amount to $153.7 million and $264.9 million, respectively, at December 31, 2011 as compared to $158.4 million and $269.1 million, respectively, at December 31, 2010.

        Residential real estate loans—one to four family—serviced for other financial institutions are not reflected in the Company's consolidated balance sheets as they are not owned by the Company. The unpaid principal balance of these loans serviced for other financial institutions as of December 31, 2011 and December 31, 2010 was $9.0 million and $11.3 million, respectively. The balance of capitalized servicing rights, which reflects fair value is included in other assets in the consolidated balance sheets was $0 and $31,000 at December 31, 2011 and 2010, respectively.

        At December 31, 2011, the Company had $50.7 million (net of fair value adjustments) of covered loans (covered under loss share agreements with the FDIC) as compared to $66.8 million at December 31, 2010. Covered loans were recorded at fair value pursuant to the purchase accounting guidelines in FASB ASC 805—"Fair Value Measurements and Disclosures". Upon acquisition, the Company evaluated whether each acquired loan (regardless of size) was within the scope of ASC 310-30, "Receivables—Loans and Debt Securities Acquired with Deteriorated Credit Quality".

        The carrying value of covered loans not exhibiting evidence of credit impairment at the time of the acquisition (i.e. loans outside of the scope of ASC 310-30) was $24.8 million at December 31, 2011 as compared to $37.1 million at December 31, 2010. The fair value of the acquired loans not exhibiting evidence of credit impairment was determined by projecting contractual cash flows discounted at risk-adjusted interest rates.

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 6. Loans and Related Allowance for Credit Losses (Continued)

        The carrying value of covered loans acquired and accounted for in accordance with ASC Subtopic 310-30, "Loans and Debt Securities Acquired with Deteriorated Credit Quality," was $25.9 million at December 31, 2011 as compared to $29.7 million at December 31, 2010. Under ASC Subtopic 310-30, loans may be aggregated and accounted for as pools of loans if the loans being aggregated have common risk characteristics. Of the loans acquired with evidence of credit deterioration, a portion of the loans were aggregated into ten pools of loans based on common risk characteristics such as credit risk and loan type. Other loans acquired in the acquisition evidencing credit deterioration are recorded individually at fair value. For pools or loans or individual loans evidencing credit deterioration, the expected cash flows in excess of fair value is recorded as interest income over the remaining life of the loan or pool (accretable yield). The excess of the pool or loan's contractual principal and interest over expected cash flows is not recorded (nonaccretable difference). There were no material increases or decreases in the expected cash flows of covered loans in each of the pools during 2011. Overall, the Company accreted income of $3.0 million and $293,000 for the twelve months ended December 31, 2011 and 2010, respectively, on the loans acquired with evidence of credit deterioration.

        The following summarizes mortgage servicing rights capitalized and amortized:

	Years Ended December 31,
	2011	2010	2009
	(In thousands)
Mortgage servicing rights capitalized	$—	$—	$—

Mortgage servicing rights amortized	$31	$114	$150

        An analysis of changes in the allowance for credit losses for the years ended December 31, 2011, 2010 and 2009 is as follows:

	Year Ended December 31,
	2011	2010	2009
	(in thousands)
Beginning Balance	$14,790	$11,449	$8,124
Charge offs	(9,939)	(7,383)	(5,477)
Recoveries	162	514	230
Provision for loan losses	9,036	10,210	8,572

Ending Balance	$14,049	$14,790	$11,449

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 6. Loans and Related Allowance for Credit Losses (Continued)

        The following tables represent the changes in the allowance for loan loss for 2011 and 2010 based on the Company's loan portfolio class.

	Year Ended December 31, 2011
	Residential Real Estate 1 - 4 Family	Residential Real Estate Multi Family	Commercial Industrial & Agricultural	Commercial Real Estate	Construction	Consumer	Home Equity Lines of Credit	Covered Loans	Unallocated	Total Loans
	(in thousands)
Allowance for Loan Losses:
Beginning balance, January 1, 2011	$2,918	$735	$2,576	$3,321	$3,063	$310	$1,713	$—	$154	$14,790
Charge offs	(1,303)	(2,373)	(1,374)	(2,214)	(1,513)	(353)	(809)	—	—	(9,939)
Recoveries	22	11	59	33	4	3	30	—	—	162
Provision for loan losses	925	2,319	483	1,990	1,952	156	1,230	135	(154)	9,036

Ending balance, December 31, 2011	$2,562	$692	$1,744	$3,130	$3,506	$116	$2,164	$135	$—	$14,049

	Year Ended December 31, 2010
	Residential Real Estate 1 - 4 Family	Residential Real Estate Multi-Family	Commercial Industrial & Agricultural	Commercial Real Estate	Construction	Consumer	Home Equity Lines of Credit	Covered Loans	Unallocated	Total Loans
	(in thousands)
Allowance for Loan Losses:
Beginning balance, January 1, 2010	$1,159	$205	$2,027	$2,723	$4,413	$526	$389	$—	$7	$11,449
Charge offs	(1,978)	(62)	(500)	(440)	(2,983)	(45)	(1,375)	—	—	(7,383)
Recoveries	101	—	150	18	46	17	182	—	—	514
Provision for loan losses	3,636	592	899	1,020	1,587	(188)	2,517	—	147	10,210

Ending balance, December 31, 2010	$2,918	$735	$2,576	$3,321	$3,063	$310	$1,713	$—	$154	$14,790

        The following tables represent the loans evaluated individually or collectively for impairment for 2011 and 2010 based on the Company's loan portfolio class.

	At December 31, 2011
	Residential Real Estate One to Four Family	Residential Real Estate Multi-Family	Commercial Industrial & Agricultural	Commercial Real Estate	Construction	Consumer	Home Equity Lines of Credit	Covered Loans	Unallocated	Total Loans
	(in thousands)
ALLL ending balance:
Individually evaluated for impairment	$1,370	$483	$721	$1,968	$2,746	$2	$1,240	$135	$—	$8,665
Collectively evaluated for impairment	1,192	209	1,023	1,162	760	114	924	—	—	5,384
Unallocated balance	—	—	—	—	—	—	—	—	—	—

Total	$2,562	$692	$1,744	$3,130	$3,506	$116	$2,164	$135	$—	$14,049

Loans ending balance:
Individually evaluated for impairment	13,917	2,876	5,648	16,950	23,861	2	3,479	8,173	—	74,906
Collectively evaluated for impairment	115,418	54,900	152,370	401,639	32,963	2,146	81,008	42,533	—	882,977

Total	$129,335	$57,776	$158,018	$418,589	$56,824	$2,148	$84,487	$50,706	$—	$957,883

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 6. Loans and Related Allowance for Credit Losses (Continued)

	At December 31, 2010
	Residential Real Estate One to Four Family	Residential Real Estate Multi-Family	Commercial Industrial & Agricultural	Commercial Real Estate	Construction	Consumer	Home Equity Lines of Credit	Covered Loans	Unallocated	Total Loans
	(in thousands)
ALLL ending balance:
Individually evaluated for impairment	$2,163	$633	$1,155	$1,895	$2,203	$276	$1,193	$—	$—	$9,518
Collectively evaluated for impairment	755	102	1,421	1,426	860	34	520	—	—	5,118
Unallocated Balance	—	—	—	—	—	—	—	—	154	154

Total	$2,918	$735	$2,576	$3,321	$3,063	$310	$1,713	$—	$154	$14,790

Loans ending balance:
Individually evaluated for impairment	11,658	2,432	4,477	9,655	18,412	277	2,175	—	—	49,086
Collectively evaluated for impairment	141,841	51,065	145,620	417,891	59,790	2,436	86,634	66,770	—	972,047

Total	$153,499	$53,497	$150,097	$427,546	$78,202	$2,713	$88,809	$66,770	$—	$1,021,133

        The recorded investment in impaired loans not requiring an allowance for loan losses was $29.1 million at December 31, 2011 and $8.4 million at December 31, 2010. The recorded investment in impaired loans requiring an allowance for loan losses was $45.8 million and $40.7 million at December 31, 2011 and 2010, respectively. At December 31, 2011 and 2010, the related allowance for loan losses associated with those loans was $8.7 million and $9.5 million, respectively.

        Loans (excluding covered loans) on which the accrual of interest has been discontinued amounted to $36.3 million and $26.5 million at December 31, 2011 and 2010, respectively. Loan balances (excluding covered loans) past due 90 days or more and still accruing interest but which management expects will eventually be paid in full, amounted to $239,000 and $594,000 at December 31, 2011 and 2010, respectively. Non accrual loans that maintained a current payment status for six consecutive months are placed back on accrual status under the Bank's loan policy.

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 6. Loans and Related Allowance for Credit Losses (Continued)

        The following table presents loans that are individually and collectively evaluated for impairment and their related allowance for loan loss by loan portfolio class as of December 31, 2011 and December 31, 2010.

	At December 31, 2011			At December 31, 2010
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Recorded Investment	Unpaid Principal Balance	Related Allowance
	(in thousands)
Impaired Loans:
With no specific allowance recorded:
Residential real estate 1 - 4 family	$7,388	$7,791	$—	$1,866	$2,146	$—
Residential real estate multi family	1,326	1,413	—	365	427	—
Commercial industrial & agricultural	2,434	2,821	—	363	363	—
Commercial real estate	8,115	8,457	—	900	900	—
Construction	8,900	9,408	—	4,123	4,242	—
Consumer	—	—	—	—	—	—
Home equity lines of credit	962	971	—	755	755	—
Covered loans	—	—	—	—	—	—

Total	29,125	30,861	—	8,372	8,833	—
With an allowance recorded:
Residential real estate 1 - 4 family	6,529	6,914	1,370	9,792	9,828	2,163
Residential real estate multi family	1,550	1,856	483	2,067	2,067	633
Commercial industrial & agricultural	3,214	4,167	721	4,114	4,114	1,155
Commercial real estate	8,835	9,669	1,968	8,755	8,932	1,895
Construction	14,961	21,828	2,746	14,289	15,145	2,203
Consumer	2	2	2	277	277	276
Home equity lines of credit	2,517	2,548	1,240	1,420	1,456	1,193
Covered loans	8,173	8,682	135	—	—	—

Total	45,781	55,666	8,665	40,714	41,819	9,518
Total:
Residential real estate 1 - 4 family	13,917	14,705	1,370	11,658	11,974	2,163
Residential real estate multi family	2,876	3,269	483	2,432	2,494	633
Commercial industrial & agricultural	5,648	6,988	721	4,477	4,477	1,155
Commercial real estate	16,950	18,126	1,968	9,655	9,832	1,895
Construction	23,861	31,236	2,746	18,412	19,387	2,203
Consumer	2	2	2	277	277	276
Home equity lines of credit	3,479	3,519	1,240	2,175	2,211	1,193
Covered loans	8,173	8,682	135	—	—	—

Total	$74,906	$86,527	$8,665	$49,086	$50,652	$9,518

        For the years ended December 31, 2011 and 2010, the average recorded investment in impaired loans was $75.8 million and $41.2 million, respectively, and interest income recognized on impaired loans was $2.8 and $1.5 million for the years ended December 31, 2011 and 2010, respectively.

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 6. Loans and Related Allowance for Credit Losses (Continued)

        The following presents the average balance of impaired loans by portfolio class along with the related interest income recognized by the Company for the years ended December 31, 2011 and 2010.

	For The Year Ended December 31, 2011		For The Year Ended December 31, 2010
	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized
	(in thousands)
Impaired Loans:
With no specific allowance recorded:
Residential real estate 1 - 4 family	$9,209	$257	$2,150	$14
Residential real estate multi family	2,571	15	92	—
Commercial industrial & agricultural	4,334	220	280	—
Commercial real estate	12,762	458	895	5
Construction	10,367	222	2,867	—
Consumer	170	6	—	—
Home equity lines of credit	1,040	8	596	1
Covered loans	—	—	—	—

Total	40,453	1,186	6,880	20
With an allowance recorded:
Residential real estate 1 - 4 family	5,522	205	8,815	323
Residential real estate multi family	1,552	18	1,592	26
Commercial industrial & agricultural	3,247	94	4,212	270
Commercial real estate	6,684	290	5,846	264
Construction	12,802	305	12,550	512
Consumer	—	—	198	10
Home equity lines of credit	1,444	49	1,155	38
Covered loans	4,086	680	—	—

Total	35,337	1,641	34,368	1,443
Total:
Residential real estate 1 - 4 family	14,731	462	10,965	337
Residential real estate multi family	4,123	33	1,684	26
Commercial industrial & agricultural	7,581	314	4,492	270
Commercial real estate	19,446	748	6,741	269
Construction	23,169	527	15,417	512
Consumer	170	6	198	10
Home equity lines of credit	2,484	57	1,751	39
Covered loans	4,086	680	—	—

Total	$75,790	$2,827	$41,248	$1,463

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 6. Loans and Related Allowance for Credit Losses (Continued)

        The following table presents loans that are no longer accruing interest by portfolio class. These loans are considered impaired and included in the previous impaired loan table.

	December 31,
	2011	2010
	(in thousands)
Non-accrual loans:
Residential real estate one to four family	$6,123	$5,595
Residential real estate multi-family	2,556	1,950
Commercial industrial & agricultural	2,314	2,016
Commercial real estate	5,686	5,477
Construction	17,457	10,393
Consumer	2	15
Home equity lines of credit	2,206	1,067

Non-accrual loans, excluding covered loans	$36,344	$26,513

Covered loans	5,581	4,408

Total non-accrual loans	$41,925	$30,921

        Non-accrual loans that maintained a current payment status for six consecutive months are placed back on accrual status under the Bank's loan policy. Loans on which the accrual of interest has been discontinued amounted to $41.9 million and $30.9 million at December 31, 2011 and December 31, 2010, respectively. Loan balances past due 90 days or more and still accruing interest, but which management expects will eventually be paid in full, amounted to $449,000 and $930,000 at December 31, 2011 and December 31, 2010, respectively.

        The performance and credit quality of the loan portfolio is also monitored by analyzing the age of the loans receivable as determined by the length of time a recorded payment is past due. The following

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 6. Loans and Related Allowance for Credit Losses (Continued)

table presents the classes of the loan portfolio summarized by the past due status as of December 31, 2011 and December 31, 2010:

	December 31, 2011
	31 - 60 days Past Due	61 - 90 days Past Due	>90 days Past Due	Total Past Due	Current	Total Financing Receivables	>90 days and Accruing
	(in thousands)
Age Analysis of Past Due Loans:
Residential real estate one to four family	$1,275	$2,770	$4,458	$8,503	$120,832	$129,335	$—
Residential real estate multi-family	65	—	2,297	2,362	55,414	57,776	—
Commercial industrial and agricultural	252	1,374	625	2,251	155,767	158,018	—
Commercial real estate	1,886	538	3,558	5,982	412,607	418,589	—
Construction	6,030	191	16,399	22,620	34,204	56,824	—
Consumer	6	62	—	68	2,080	2,148	—
Home equity lines of credit	1,197	351	2,003	3,551	80,936	84,487	239

Total, excluding covered loans	$10,711	$5,286	$29,340	$45,337	$861,840	$907,177	$239

Covered loans	467	71	4,075	4,613	46,093	50,706	210

Total loans	$11,178	$5,357	$33,415	$49,950	$907,933	$957,883	$449

	December 31, 2010
	31 - 60 days Past Due	61 - 90 days Past Due	>90 days Past Due	Total Past Due	Current	Total Financing Receivables	>90 days and Accruing
	(in thousands)
Age Analysis of Past Due Loans:
Residential real estate one to four family	$914	$1,659	$4,204	$6,777	$146,722	$153,499	$249
Residential real estate multi-family	549	465	1,400	2,414	51,083	53,497	—
Commercial industrial and agricultural	582	417	1,693	2,692	147,405	150,097	—
Commercial real estate	857	756	4,625	6,238	421,308	427,546	—
Construction	—	—	10,610	10,610	67,592	78,202	245
Consumer	5	17	15	37	2,676	2,713	—
Home equity lines of credit	557	550	534	1,641	87,168	88,809	100

Total, excluding covered loans	$3,464	$3,864	$23,081	$30,409	$923,954	$954,363	$594

Covered loans	1,231	646	4,408	6,285	60,485	66,770	336

Total loans	$4,695	$4,510	$27,489	$36,694	$984,439	$1,021,133	$930

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 6. Loans and Related Allowance for Credit Losses (Continued)

        The following table presents the classes of the loan portfolio (excluding covered loans) summarized by the aggregate pass, watch, special mention, substandard and doubtful rating within the Company's internal risk rating system as of year end 2011 and 2010:

	December 31, 2011
	Residential Real Estate 1 - 4 Family	Residential Real Estate Multi Family	Commercial Industrial & Agricultural	Commercial Real Estate	Construction	Consumer	Home Equity Lines of Credit	Gross Loans
	(in thousands)
Credit Rating:
Pass	$111,732	$53,896	$149,038	$358,269	$28,399	$1,905	$79,792	$783,031
Watch	3,745	1,004	3,332	43,699	4,564	241	1,216	57,801
Special Mention	627	—	3,209	3,649	1,254	—	75	8,814
Substandard	13,231	2,876	2,439	12,972	22,607	2	3,404	57,531
Doubtful	—	—	—	—	—	—	—	—

	$129,335	$57,776	$158,018	$418,589	$56,824	$2,148	$84,487	$907,177

	December 31, 2010
	Residential Real Estate 1 - 4 Family	Residential Real Estate Multi Family	Commercial Industrial & Agricultural	Commercial Real Estate	Construction	Consumer	Home Equity Lines of Credit	Gross Loans
	(in thousands)
Credit Rating:
Pass	$135,231	$49,136	$136,978	$358,853	$48,878	$2,224	$85,075	$816,375
Watch	2,519	1,621	6,460	49,945	5,863	212	1,425	68,045
Special Mention	1,653	—	476	2,554	6,351	—	75	11,109
Substandard	14,096	2,740	6,183	16,194	17,110	277	2,234	58,834
Doubtful	—	—	—	—	—	—	—	—

	$153,499	$53,497	$150,097	$427,546	$78,202	$2,713	$88,809	$954,363

        Troubled Debt Restructurings ("TDRs")—As a result of adopting the amendments in ASU No. 2011-02 in the third quarter of 2011, the Company reassessed all restructurings that occurred on or after January 1, 2011, for which the borrower was determined to be troubled, for identification as TDRs. Upon identifying those receivables as TDRs, the Company identified them as impaired under the guidance in Section 310-10-35 of the Accounting Standards Codification. The amendments in ASU No. 2011-02 require prospective application of the impairment measurement guidance in Section 450-20 for those receivables newly identified as impaired.

        TDRs may be modified by means of extended maturity at below market adjusted interest rates, a combination of rate and maturity, or by other means including covenant modifications, forbearance and other concessions. However, the Company generally only restructures loans by temporarily modifying the payment structure to interest only or by reducing the actual interest rate. Once a loan becomes a TDR, it will continue to be reported as a TDR during the term of the restructure. After the loan reverts to the original terms and conditions, it will still be considered a TDR until it has paid current for six consecutive months, at which time the loan will no longer be reported as a TDR.

        The recorded investment in TDRs was $3.4 million and $10.8 million at December 31, 2011 and December 31, 2010, respectively. At December 31, 2011 and December 31, 2010, the Company had $2.7 million and $9.9 million of accruing TDRs while TDRs on nonaccrual status totaled $655,000 and

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 6. Loans and Related Allowance for Credit Losses (Continued)

$849,000 at December 31, 2011 and December 31, 2010, respectively. Some loan modifications classified as TDRs may not ultimately result in the full collection of principal and interest, as modified, and result in potential incremental losses. These potential incremental losses have been factored into our overall estimate of the allowance for loan losses. The level of any re-defaults will likely be affected by future economic conditions. At December 31, 2011 and December 31, 2010, the allowance for loan and lease losses included specific reserves of $245,000 and $423,000 related to TDRs, respectively.

        The following table shows information on the troubled and restructured debt by loan portfolio (excluding covered loans) for the year ended December 31, 2011:

	At December 31, 2011
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
	(Dollars in thousands)
Troubled Debt Restructurings:
Residential real estate one to four family	3	$156	$156
Commercial real estate	3	909	909
Home equity lines of credit	1	210	210

Total Troubled Debt Restructurings	7	$1,275	$1,275

        For the twelve months ended December 31, 2011, the Company added an additional $1.3 million in TDRS. The Company had reserves allocated for loan loss of $32,000 for the additions in troubled debt restructurings made during the twelve months ending December 31, 2011. A default on a troubled debt restructured loan for purposes of this disclosure occurs when the borrower is 90 days past due or a foreclosure or repossession of the applicable collateral has occurred. No defaults on troubled debt restructured loans occurred during the twelve month period ending December 31, 2011.

Transactions with Executive Officers and Directors

        The Bank has had banking transactions in the ordinary course of business with its executive officers and directors and their related interests on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other parties not affiliated with the Bank. At December 31, 2011 and 2010, these persons were indebted to the Bank for loans totaling $8.9 million and $8.3 million, respectively. During 2011, $2.4 million of new loans were made and repayments totaled $1.8 million.

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 7. Premises and Equipment

        Components of premises and equipment were as follows:

	December 31,
	2011	2010
	(In thousands)
Land and land improvements	$263	$263
Buildings	554	532
Leasehold improvements	4,719	4,438
Furniture and equipment	11,635	9,814

	17,171	15,047
Less accumulated depreciation	10,584	9,408

Premises and equipment, net	$6,587	$5,639

        For the years ended December 31, 2011, 2010 and 2009, depreciation and amortization expense on premises, leasehold improvements and equipment was $1.3 million, 1.3 million and $1.3 million, respectively.

        Future minimum rental commitments under non-cancelable leases as of December 31, 2011 were as follows (in thousands):

2012	3,214
2013	2,931
2014	2,712
2015	2,520
2016	2,284
Subsequent to 2016	11,285

Total minimum payments	$24,946

        Certain facilities and equipment are leased under various operating leases. Total gross rental expense amounted to $3.5 million, $2.9 million and $2.8 million for the years ended December 31, 2011, 2010 and 2009, respectively.

Note 8. Goodwill and Other Intangible Assets

        At December 31, 2011, and 2010, the Company had Goodwill of $16.5 million and $41.9 million, respectively. The goodwill balances resulted from previous acquisitions. During the fourth quarter of 2011, the Company recorded a goodwill impairment charge of $25.1 million, resulting from the decrease in market value caused by underlying capital and credit concerns which was valued through the Agreement and Plan of Merger dated January 25, 2012 between Tompkins Financial Corp and the Company, which will be merged into Tompkins Financial. This impairment was determined based upon the announced sale price of the Company to Tompkins Financial for $12.50 per share. For further information related to the merger, see Note 2—Merger with Tompkins Financial Corp. Also during 2011, the Company recorded purchase accounting adjustments related to the Allegiance acquisition which reduced goodwill by $526,000. For further information related to the acquisitions, see Note 9—FDIC-Assisted Acquisition.

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8. Goodwill and Other Intangible Assets (Continued)

        Management performs a review of goodwill and other identifiable intangibles for potential impairment on an annual basis, or more often, if events or circumstances indicate there may be impairment. Goodwill is tested for impairment at the reporting unit level and an impairment loss is recorded to the extent that the carrying amount of goodwill exceeds its implied fair value.

        A step two goodwill impairment test was completed for all three of its reporting units (i) banking and financial services, (ii) insurance, and (iii) brokerage and investment services. Based on the results of the step two goodwill impairment test, the Company recorded an impairment charge to each reporting unit, which is disclosed in the table below.

        The changes in the carrying amount of goodwill for the years ended December 31, 2011 and 2010 were as follows:

	Banking and Financial Services	Insurance	Brokerage and Investment Services	Total
	(Dollar amounts in thousands)
Balance as of January 1, 2010	$27,768	$11,193	$1,021	$39,982
Goodwill acquired	1,548	78	—	1,626
Contingent payments	—	250	—	250

Balance as of December 31, 2010	29,316	11,521	1,021	41,858
Goodwill impairment	(22,374)	(2,363)	(332)	(25,069)
Purchase accounting adjustment*	(526)	—	—	(526)
Contingent payments	—	250	—	250

Balance as of December 31, 2011	$6,416	$9,408	$689	$16,513

*
Purchase accounting adjustment related to the Allegiance Bank NA acquisition

        In 2010, management performed its annual review of goodwill and other identifiable intangibles by reporting unit and determined there was no impairment of goodwill and other identifiable intangibles.

Other Intangible Assets

        At December 31, 2011, and 2010, the Company had other intangible assets of $3.3 million and $3.8 million, respectively. In accordance with the provisions of FASB ASC 350, the Company amortizes other intangible assets over the estimated remaining life of each respective asset.

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8. Goodwill and Other Intangible Assets (Continued)

        Amortizable intangible assets were composed of the following:

	VIST
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
	(Dollar amounts in thousands)
Amortizable intangible assets:
Purchase of client accounts (20 year weighted average useful life)	$4,957	$1,736	$4,957	$1,481
Employment contracts (7 year weighted average useful life)	1,135	1,135	1,135	1,122
Assets under management (20 year weighted average useful life)	184	86	184	77
Trade name (20 year weighted average useful life)	196	196	196	196
Core deposit intangible (7 year weighted average useful life)	1,852	1,852	1,852	1,653

Total	$8,324	$5,005	$8,324	$4,529

Aggregate Amortization Expense:
For the year ended December 31, 2011	$476
For the year ended December 31, 2010	543
For the year ended December 31, 2009	647
Estimated Amortization Expense:
For the year ending December 31, 2012	265
For the year ending December 31, 2013	265
For the year ending December 31, 2014	265
For the year ending December 31, 2015	265
For the year ending December 31, 2016	265
Subsequent to 2016	1,995

Note 9. FDIC-Assisted Acquisition

        On November 19, 2010, the Bank acquired certain assets and assumed certain liabilities of Allegiance Bank of North America ("Allegiance") from the FDIC, as Receiver of Allegiance. Allegiance operated five community banking branches within Chester and Philadelphia counties. The Bank's bid to purchase Allegiance included the purchase of certain Allegiance assets at a discount of $5.9 million and time deposits at a premium of $534,000, in exchange for assuming certain Allegiance deposits and certain other liabilities. Based on the terms of this transaction, the FDIC paid the Company $1.8 million ($2.0 million less a settlement of approximately $200,000), resulting in $1.5 million of goodwill. No cash or other consideration was paid by the Bank. The Bank and the FDIC entered into loss sharing agreements regarding future losses incurred on loans and other real estate acquired through foreclosure existing at the acquisition date. Under the terms of the loss sharing agreements, the FDIC will reimburse the Bank for 70 percent of net losses on covered assets incurred up to $12.0 million, and 80 percent of net losses exceeding $12.0 million. The term for loss sharing on residential real estate loans is ten years, while the term for loss sharing on non-residential real estate loans is five years in respect to losses and eight years in respect to loss recoveries. As a result of the

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9. FDIC-Assisted Acquisition (Continued)

loss sharing agreements with the FDIC, the Bank recorded an indemnification asset of $7.0 million at the time of acquisition (for additional information, refer to "FDIC Indemnification Asset" on page 243. As of December 31, 2011, the Company has submitted $979,000 in cumulative net losses for reimbursement to the FDIC under the loss-sharing agreements. The loss sharing agreements include clawback provisions should losses not meet the specified thresholds and other conditions not be met. Based on the current estimate of principal loss, the Company would not be subject to a clawback indemnification and no liability for this arrangement has been recognized in the consolidated financial statements.

        The acquisition of Allegiance was accounted for under the acquisition method of accounting. A summary of net assets acquired and liabilities assumed is presented in the following table. The purchased assets and assumed liabilities were recorded at the acquisition date fair value. Fair values are preliminary and subject to refinement for up to one year after the closing date of the acquisition as additional information regarding the closing date fair values become available. During the fourth quarter of 2011, a purchase accounting adjustment of $526,000 was made to the goodwill originally recorded from the Allegiance acquisition resulting in net goodwill of $1.0 million as noted in the table below.

	As of November 19, 2011
	(ORIGINAL)	Purchase Accounting Adjustment	(REVISED)
	(in thousands)
Assets
Cash and due from banks	$16,283	$—	$16,283
Securities	7,221	—	7,221
FHLB stock	1,666	—	1,666
Covered loans, net of unearned income	68,696	—	68,696
Covered other real estate owned	358	—	358
Goodwill	1,548	(526)	1,022
FDIC Indemnification Asset	6,999	—	6,999
Other assets	1,839	526	2,365

Total assets acquired	$104,610	$—	$104,610

Liabilities
Deposits	93,797	—	93,797
FHLB advances	13,161	—	13,161
Other liabilities	(326)	—	(326)

Total liabilities assumed	$106,632	$—	$106,632

Cash received on acquisition	$2,022	$—	$2,022

        Results of operations for Allegiance prior to the acquisition date are not included in the consolidated statements of operations for the year ended December 31, 2010. Due to the significant amount of fair value adjustments, the resulting accretion of those fair value adjustments and the protection resulting from the FDIC loss sharing agreements, historical results of Allegiance are not relevant to the Company's results of operations. Therefore, no pro forma information is presented.

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9. FDIC-Assisted Acquisition (Continued)

        U.S. GAAP prohibits carrying over an allowance for loan losses for impaired loans purchased in the Allegiance FDIC-assisted acquisition. On the acquisition date, the preliminary estimate of the unpaid principal balance for all loans evidencing credit impairment acquired in the Allegiance acquisition was $41.5 million and the estimated fair value of the loans was $30.3 million. Total contractually required payments on these loans including interest at the acquisition date was $46.8 million. However, the Company's preliminary estimate of expected cash flows was $36.4 million. At such date, the Company established a credit risk related non-accretable discount (a discount representing amounts which are not expected to be collected from the customer nor liquidation of collateral) of $10.3 million relating to these impaired loans, reflected in the recorded net fair value. Such amount is reflected as a non-accretable fair value adjustment to loans and a portion is also reflected in a receivable from the FDIC. The Bank further estimated the timing and amount of expected cash flows in excess of the estimated fair value and established an accretable discount of $6.1 million on the acquisition date relating to these impaired loans.

        The carrying value of covered loans acquired and accounted for in accordance with ASC Subtopic 310-30, "Loans and Debt Securities Acquired with Deteriorated Credit Quality," was determined by projecting contractual cash flows discounted at risk-adjusted interest rates.

        The table below presents the components of the purchase accounting adjustments related to the purchased impaired loans acquired in the Allegiance acquisition:

As of November 19, 2010
Unpaid principal balance	$41,459
Interest	5,321

Contractual cash flows	46,780
Non-accretable discount	(10,346)

Expected cash flows	36,434
Accretable difference	(6,104)

Estimated fair value	$30,330

        On the acquisition date, the preliminary estimate of the unpaid principal balance for all other loans acquired in the acquisition was $39.2 million and the estimated fair value of these loans was $38.4 million. The difference between unpaid principal balance and fair value of these loans which will be recognized in income on a level yield basis over the life of the loans, representing periods up to sixty months.

        At the time of acquisition, the Company also recorded a net FDIC Indemnification Asset of $7.0 million representing the present value of the FDIC's indemnification obligations under the loss sharing agreements for covered loans and other real estate. Such indemnification asset has been discounted by $465,000 for the expected timing of receipt of these cash flows.

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 10. Deposits

        The components of deposits were as follows:

	December 31,
	2011	2010
	(In thousands)
Demand, non-interest bearing	$129,394	$122,450
Demand, interest bearing	469,578	399,286
Savings deposits	168,530	129,728
Time, $100,000 and over	238,749	293,703
Time, other	181,198	204,113

Total deposits	$1,187,449	$1,149,280

        At December 31, 2011, the scheduled maturities of time deposits were as follows (in thousands):

2012	$274,453
2013	103,825
2014	22,159
2015	8,479
2016	10,551
Thereafter	480

$419,947

Note 11. Borrowings and Other Obligations

  Borrowings

        At December 31, 2011 and 2010, the Bank did not have any purchased federal funds from the FHLB or any correspondent bank.

        During 2011 and 2010, the Bank did not enter into any securities sold under agreements to repurchase. The Bank currently has securities sold under agreements to repurchase that have 8 to 10 year terms, a fixed rate or a variable interest rate spread to the three month LIBOR rate ranging from 3.89% to 5.85%, and, at the contractual reset dates, these may be called. Total borrowings under these repurchase agreements were $100.0 million for both periods ending December 31, 2011 and 2010.

        These repurchase agreements are treated as financings with the obligations to repurchase securities sold reflected as a liability in the balance sheet. The dollar amount of securities underlying the agreements remains recorded as an asset, although the securities underlying the agreements are delivered to the broker who arranged the transactions. In certain instances, the brokers may have sold, loaned, or disposed of the securities to other parties in the normal course of their operations, and have agreed to deliver to the Company substantially similar securities at the maturity of the agreement. The broker/dealers who participated with the Company in these agreements are primarily broker/dealers reporting to the Federal Reserve Bank of New York. Securities underlying sales of securities sold under repurchase agreements consisted of agency backed investment securities that had an amortized cost of $123.5 million and a market value of $128.3 million at December 31, 2011.

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 11. Borrowings and Other Obligations (Continued)

        Securities sold under agreements to repurchase at December 31, 2011 and 2010 consisted of the following:

	Amount			Weighted Average Rate
	2011		2010	2011	2010
	(In thousands)
Securities sold under agreements to repurchase maturing:
2015	$30,000	(1)	$30,000	4.07%	4.07%
2017	50,000	(2)	50,000	4.57	4.57
2018	20,000	(3)	20,000	5.85	5.85

Total securities sold under agreements to repurchase	$100,000		$100,000	4.68%	4.68%

(1)
$15 million adjustable rate, callable 01/17/2010; $15 million adjustable rate, callable 03/26/2010

(2)
$5 million fixed rate, callable 03/05/2010; $20 million adjustable rate, callable 01/30/2010; $25 million adjustable rate, callable 03/22/2010

(3)
$20 million adjustable rate, callable 02/22/2010

        In addition, the Bank enters into agreements with bank customers as part of cash management services where the Bank sells securities to the customer overnight with the agreement to repurchase them at par. Securities sold under agreements to repurchase generally mature one day from the transaction date.

        The securities underlying the agreements are under the Bank's control. The outstanding customer balances and related information of securities sold under agreements to repurchase are summarized as follows:

	Year Ended December 31,
	2011	2010	2009
	(Dollars in thousands)
Average balance during the year	$5,224	$11,265	$21,046
Average interest rate during the year	0.27%	0.54%	0.99%
Weighted average interest rate at year-end	0.10%	0.36%	0.85%
Maximum month-end balance during the year	$7,054	$17,787	$29,183
Balance as of year-end	$3,362	$6,843	$15,196

        Borrowings maturing at December 31, 2011 and 2010 consisted of the following:

	Amount		Weighted Average Rate
	2011	2010	2011	2010
	(In thousands)
Fixed rate FHLB advances maturing:
2011	$—	$10,000	—%	3.53%

Total borrowings	$—	$10,000	—%	3.53%

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 11. Borrowings and Other Obligations (Continued)

        The Bank has a maximum borrowing capacity with the FHLB of approximately $260.0 million, of which there were letters of credit of $9.4 million and no fixed rate term advances outstanding at December 31, 2011. The letters of credit are used to collateralize public deposits. Advances and letters of credit from the FHLB are secured by qualifying assets of the Bank.

  Long-Term Contract

        The Company has entered into a contract with our core data processor for certain services, such as customer account transaction processing, through April 2016. The Company is required to make minimum payments based on 90% of the average of the monthly payments from the fourth quarter of the prior year. This minimum amount will be recalculated on an annual basis. For 2012, the minimum payments will be approximately $181,000 per month, whether or not the Company utilizes the services of the information system provider. Total expenditures during 2011, 2010 and 2009 in connection with the contract were $2.3 million, $2.1 million and $2.3 million, respectively.

Note 12. Junior Subordinated Debt

        First Leesport Capital Trust I, a Delaware statutory business trust, was formed on March 9, 2000 and is a wholly-owned subsidiary of the Company. The Trust issued $5.0 million of 10 7/8% fixed rate capital trust pass-through securities to investors. First Leesport Capital Trust I purchased $5.0 million of fixed rate junior subordinated deferrable interest debentures from VIST Financial Corp. The debentures are the sole asset of the Trust. The terms of the junior subordinated debentures are the same as the terms of the capital securities. The obligations under the debentures constitute a full and unconditional guarantee by VIST Financial Corp. of the obligations of the Trust under the capital securities. The capital securities are redeemable by VIST Financial Corp. on or after March 9, 2010, at stated premiums, or earlier if the deduction of related interest for federal income taxes is prohibited, classification as Tier 1 Capital is no longer allowed, or certain other contingencies arise. The capital securities must be redeemed upon final maturity of the subordinated debentures on March 9, 2030. As of December 31, 2011, the Company has not exercised the call option on these debentures. In October 2002, the Company entered into an interest rate swap agreement with a notional amount of $5.0 million that effectively converted the securities to a floating interest rate of six month LIBOR plus 5.25%. In 2010, a premium of $272,000 was paid to the Company resulting from the counterparty exercising a call option to terminate this interest rate swap, which was recognized in other income during the year ended December 31, 2010. In June 2003, the Company purchased a six month LIBOR plus 5.75% interest rate cap to create protection against rising interest rates for the above mentioned $5.0 million interest rate swap. This interest rate cap matured in March 2010.

        On September 26, 2002, the Company established Leesport Capital Trust II, a Delaware statutory business trust, in which the Company owns all of the common equity. Leesport Capital Trust II issued $10.0 million of mandatory redeemable capital securities carrying a floating interest rate of three month LIBOR plus 3.45% (3.90% at December 31, 2011). These debentures are the sole assets of the Trust. The terms of the junior subordinated debentures are the same as the terms of the capital securities. The obligations under the debentures constitute a full and unconditional guarantee by VIST Financial Corp. of the obligations of the Trust under the capital securities. These securities must be redeemed in September 2032, but may be redeemed on or after November 7, 2007 or earlier in the event that the interest expense becomes non-deductible for federal income tax purposes or if the treatment of these securities is no longer qualified as Tier 1 capital for the Company. As of December 31, 2011, the

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 12. Junior Subordinated Debt (Continued)

Company has not exercised the call option on these debentures. In September 2008, the Company entered into an interest rate swap agreement with a start date of February 2009 and a maturity date of November 2013 that effectively converts the $10.0 million of adjustable-rate capital securities to a fixed interest rate of 7.25%. Interest began accruing on the Leesport Capital Trust II swap in February 2009.

        On June 26, 2003, Madison established Madison Statutory Trust I, a Connecticut statutory business trust. Pursuant to the purchase of Madison on October 1, 2004, the Company assumed Madison Statutory Trust I in which the Company owns all of the common equity. Madison Statutory Trust I issued $5.0 million of mandatory redeemable capital securities carrying a floating interest rate of three month LIBOR plus 3.10% (3.67% at December 31, 2011). These debentures are the sole assets of the Trust. The terms of the junior subordinated debentures are the same as the terms of the capital securities. The obligations under the debentures constitute a full and unconditional guarantee by VIST Financial Corp. of the obligations of the Trust under the capital securities. These securities must be redeemed in June 2033, but may be redeemed on or after September 26, 2008 or earlier in the event that the interest expense becomes non-deductible for federal income tax purposes or if the treatment of these securities is no longer qualified as Tier 1 capital for the Company. As of December 31, 2011, the Company has not exercised the call option on these debentures. In September 2008, the Company entered into an interest rate swap agreement with a start date of March 2009 and a maturity date of September 2013 that effectively converted the $5.0 million of adjustable-rate capital securities to a fixed interest rate of 6.90%. Interest began accruing on the Madison Statutory Trust I swap in March 2009.

        In January 2003, the Financial Accounting Standards Board issued FASB ASC 810, "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51" which was revised in December 2003. This Interpretation provides guidance for the consolidation of variable interest entities (VIEs). First Leesport Capital Trust I, Leesport Capital Trust II and Madison Statutory Trust I (the "Trusts") each qualify as a variable interest entity under FASB ASC 810. The Trusts issued mandatory redeemable preferred securities (Trust Preferred Securities) to third-party investors and loaned the proceeds to the Company. The Trusts hold, as their sole assets, subordinated debentures issued by the Company.

        FASB ASC 810 required the Company to deconsolidate First Leesport Capital Trust I and Leesport Capital Trust II from the consolidated financial statements as of March 21, 2004 and to deconsolidate Madison Statutory Trust I as of December 31, 2004. There has been no restatement of prior periods. The impact of this deconsolidation was to increase junior subordinated debentures by $20,150,000 and reduce the mandatory redeemable capital debentures line item by $20,150,000 which had represented the trust preferred securities of the trust. For regulatory reporting purposes, the Federal Reserve Board has indicated that the preferred securities will continue to qualify as Tier 1 Capital subject to previously specified limitations, until further notice. If regulators make a determination that Trust Preferred Securities can no longer be considered in regulatory capital, the securities become callable and the Company may redeem them. The adoption of FASB ASC 810 did not have an impact on the Company's results of operations or liquidity.

Note 13. Regulatory Matters and Capital Adequacy

        The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on their financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 13. Regulatory Matters and Capital Adequacy (Continued)

capital guidelines that involve quantitative measures of its assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk-weightings and other factors.

        Federal bank regulatory agencies have established certain capital-related criteria that must be met by banks and bank holding companies. The measurements which incorporate the varying degrees of risk contained within the balance sheet and exposure to off-balance sheet commitments were established to provide a framework for comparing different institutions. Regulatory guidelines require that Tier 1 capital and total risk-based capital to risk-adjusted assets must be at least 4.0% and 8.0%, respectively. In order for the Company to be considered "well capitalized" under the guidelines of the banking regulators, the Company must have Tier 1 capital and total risk-based capital to risk-adjusted assets of at least 6.0% and 10.0%, respectively. As of December 31, 2011, the Company met the criteria to be considered "well capitalized".

        As of December 31, 2011, the most recent notification from the Bank's primary regulator categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed its category.

        The Company's and the Bank's actual capital amounts and ratios are presented below:

	Actual		Minimum For Capital Adequacy Purposes		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollar amounts in thousands)
As of December 31, 2011:
Total Capital (to risk-weighted assets):
VIST Financial Corp.,	$124,543	12.88%	$77,384	8.00%	N/A	N/A
VIST Bank	116,351	12.17	76,509	8.00	$95,637	10.00%
Tier 1 capital (to risk-weighted assets):
VIST Financial Corp.,	112,426	11.62	38,692	4.00	N/A	N/A
VIST Bank	104,366	10.91	38,255	4.00	57,382	6.00
Tier 1 capital (to average assets):
VIST Financial Corp.,	112,426	7.68	58,528	4.00	N/A	N/A
VIST Bank	104,366	7.17	58,204	4.00	72,755	5.00
As of December 31, 2010:
Total Capital (to risk-weighted assets):
VIST Financial Corp.,	$121,416	12.13%	$80,104	8.00%	N/A	N/A
VIST Bank	104,565	10.53	79,429	8.00	$99,286	10.00%
Tier 1 capital (to risk-weighted assets):
VIST Financial Corp.,	108,872	10.87	40,052	4.00	N/A	N/A
VIST Bank	92,135	9.28	39,714	4.00	59,572	6.00
Tier 1 capital (to average assets):
VIST Financial Corp.,	108,872	8.01	54,393	4.00	N/A	N/A
VIST Bank	92,135	6.80	54,208	4.00	67,759	5.00

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 13. Regulatory Matters and Capital Adequacy (Continued)

        On December 19, 2008, the Company issued to the United States Department of the Treasury ("Treasury") 25,000 shares of Series A, Fixed Rate, Cumulative Perpetual Preferred Stock ("Series A Preferred Stock"), with a par value of $0.01 per share and a liquidation preference of $1,000 per share, and a warrant ("Warrant") to purchase 367,982 shares of the Company's common stock, par value $5.00 per share, for an aggregate purchase price of $25.0 million in cash.

        The Series A Preferred Stock qualifies as Tier 1 capital and will pay cumulative dividends at a rate of 5% per annum for the first five years, and 9% per annum thereafter. Under ARRA, the Series A Preferred Stock may be redeemed at any time following consultation by the Company's primary bank regulator and Treasury, not withstanding the terms of the original transaction documents. Under FAQ's issued recently by Treasury, participants in the Capital Purchase Program desiring to repay part of an investment by Treasury must repay a minimum of 25% of the issue price of the preferred stock.

        Prior to the earlier of the third anniversary date of the issuance of the Series A Preferred Stock (December 19, 2011) or the date on which the Series A Preferred Stock has been redeemed in whole or the Treasury has transferred all of the Series A Preferred Stock to third parties which are not affiliates of the Treasury, the Company cannot increase its common stock dividend from the last quarterly cash dividend per share ($0.10) declared on the common stock prior to October 14, 2008 without the consent of the Treasury.

        The Warrant has a 10-year term and is immediately exercisable upon its issuance, with an exercise price, subject to anti-dilution adjustments, equal to $10.19 per share of common stock. As a result of the sale of 644,000 shares of the Company's common stock to two institutional investors, the number of shares of common stock into which the Warrant is now exercisable is 367,984. In the event that the Company redeems the Series A Preferred Stock, the Company can repurchase the warrant at "fair value" as defined in the investment agreement with Treasury.

        On April 21, 2010, the Company entered into separate stock purchase agreements with two institutional investors relating to the sale of an aggregate of 644,000 shares of the Company's authorized but unissued common stock, par value $5.00 per share, at a purchase price of $8.00 per share. The Company completed the issuance of $4.8 million of common stock, net of related offering costs, on May 12, 2010.

        Federal and state banking regulations place certain restrictions on dividends paid and loans or advances made by the Bank to the Company. At December 31, 2011, the Bank had no funds available for payment of dividends to the Company. Dividends paid by the Bank to the Company would be prohibited if the effect thereof would cause the Bank's capital to be reduced below applicable minimum capital requirements.

        Dividends payable by the Company are subject to guidance published by the Board of Governors of the Federal Reserve System. Consistent with the Federal Reserve guidance, companies are urged to strongly consider eliminating, deferring or significantly reducing dividends if (i) net income available to shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividend, (ii) the prospective rate of earnings retention is not consistent with the bank holding company's capital needs and overall current and prospective financial condition, or (iii) the company will not meet, or is in danger of not meeting, its minimum regulatory capital adequacy rations. As a result of this guidance, management intends to consult with the Federal Reserve Bank of Philadelphia, and provide the Reserve Bank with information on the Company's then current

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 13. Regulatory Matters and Capital Adequacy (Continued)

and prospective earnings and capital position, on a quarterly basis in advance of declaring any cash dividends for the foreseeable future.

        Loans or advances are limited to 10 percent of the Bank's capital stock and surplus on a secured basis. At December 31, 2011 and 2010, the Bank had a $1.3 million loan outstanding to VIST Insurance.

        The Company paid $1.3 million in common stock cash dividends during 2011 and $1.2 million during 2010. The Company also paid $1.3 million in dividends on its Series A Preferred Stock during both 2011 and 2010.

Note 14. Financial Instruments with Off-Balance Sheet Risk

  Commitments to Extend Credit and Letters of Credit:

        The Bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets.

        The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet investments.

        A summary of the Bank's financial instrument commitments is as follows:

	December 31,
	2011	2010
	(in thousands)
Commitments to extend credit:
Unfunded loan origination commitments	$51,640	$41,803
Unused home equity lines of credit	46,841	38,089
Unused business lines of credit	110,222	132,486

Total commitments to extend credit	$208,703	$212,378

Standby letters of credit	$9,416	$9,235

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation. Collateral held varies but may include personal or commercial real estate, accounts receivable, inventory and equipment. The Bank reviews all outstanding commitments for risk and maintains an allowance for potential credit losses related to these obligations. The allowance for unfunded commitments was $138,500 as of December 31, 2011.

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 14. Financial Instruments with Off-Balance Sheet Risk (Continued)

        Standby letters of credit written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The majority of these standby letters of credit expire within the next twelve months. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending other loan commitments. The Bank requires collateral supporting these letters of credit as deemed necessary. Management believes that the proceeds obtained through a liquidation of such collateral would be sufficient to cover the maximum potential amount of future payments required under the corresponding guarantees. The amount of the liability as of December 31, 2011 and 2010 for guarantees under standby letters of credit issued is not considered to be material.

  Junior Subordinated Debt:

        The Company has elected to record its junior subordinated debt at fair value with changes in fair value reflected in other income in the consolidated statements of operations. The fair value is estimated utilizing the income approach whereby the expected cash flows over the remaining estimated life of the debentures are discounted using the Company's estimated credit spread over the current fully indexed yield based on an expectation of future interest rates derived from observed market interest rate curves and volatilities. At December 31, 2011 and 2010, the estimated fair value of the junior subordinated debt was $18.5 million and $18.4 million, respectively, which was offset by changes in the fair value of the related interest rate swaps.

        During October 2002, the Company entered into an interest rate swap agreement with a notional amount of $5.0 million to manage its exposure to interest rate risk. This derivative financial instrument effectively converted fixed interest rate obligations of outstanding mandatory redeemable capital debentures to variable interest rate obligations, decreasing the asset sensitivity of its balance sheet by more closely matching the repricing of the Company's variable rate assets with variable rate liabilities. The Company considers the credit risk inherent in the contracts to be negligible. This swap has a notional amount equal to the outstanding principal amount of the related trust preferred securities, together with the same payment dates, maturity date and call provisions as the related trust preferred securities.

        Under the swap, the Company pays interest at a variable rate equal to six month LIBOR plus 5.25%, adjusted semiannually, and the Company receives a fixed rate equal to the interest that the Company is obligated to pay on the related trust preferred securities (10.875%). In September 2010, included in other income was a $272,000 premium paid to the Company resulting from the fixed rate payer exercising a call option to terminate this interest rate swap.

        In September 2008, the Company entered into two interest rate swaps to manage its exposure to interest rate risk. The interest rate swap transactions involved the exchange of the Company's floating rate interest rate payment on its $15 million in floating rate junior subordinated debt for a fixed rate interest payment without the exchange of the underlying principal amount. The first interest rate swap agreement with a start date of February 2009 and a maturity date of November 2013 effectively converts the $10.0 million of adjustable-rate capital securities to a fixed interest rate of 7.25%. Interest began accruing on this swap in February 2009. The second interest rate swap agreement with a start date of March 2009 and a maturity date of September 2013 effectively converts the $5.0 million of adjustable-rate capital securities to a fixed interest rate of 6.90%. Interest began accruing on this swap in March 2009. Entering into interest rate derivatives potentially exposes the Company to the risk of counterparties' failure to fulfill their legal obligations including, but not limited to, potential amounts

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 14. Financial Instruments with Off-Balance Sheet Risk (Continued)

due or payable under each derivative contract. Notional principal amounts are often used to express the volume of these transactions, but the amounts potentially subject to credit risk are much smaller. These interest rate swaps are recorded on the balance sheet at fair value through adjustments to other income in the consolidated results of operations. The fair value measurement of the interest rate swaps is determined by netting the discounted future fixed or variable cash payments and the discounted expected fixed or variable cash receipts based on an expectation of future interest rates derived from observed market interest rate curves and volatilities.

        The estimated fair values of the interest rate swap agreements represent the amount the Company would expect to receive to terminate such contract. At December 31, 2011 and 2010, the estimated fair value of the interest rate swap agreements was $846,000 and $1.1 million, respectively, which was offset by changes in the fair value of junior subordinated debt. The swap agreements expose the Company to market and credit risk if the counterparty fails to perform. Credit risk is equal to the extent of a fair value gain on the swaps. The Company manages this risk by entering into these transactions with high quality counterparties.

        Interest rate caps are generally used to limit the exposure from the repricing and maturity of liabilities and to limit the exposure created by other interest rate swaps. In June 2003, the Company purchased a six month LIBOR cap with a rate of 5.75% to create protection against rising interest rates for the above mentioned $5.0 million interest rate swap. Interest rate caps are generally used to limit the exposure from the repricing and maturity of liabilities and to limit the exposure created by other interest rate swaps. This interest rate cap matured in March 2010.

        In October of 2010, the Company purchased a three month LIBOR interest rate cap to create protection against rising interest rates. The notional amount of this interest rate cap was $5.0 million and the initial premium paid for the interest rate cap was $206,000. At December 31, 2011 and 2010, the recorded value of the interest rate cap was $54,000 and $300,000, respectively.

        The following table details the fair values of the derivative instruments included in the consolidated balance sheets for the year ended December 31, 2011 and 2010:

	Derivative Instruments
	December 31, 2011		December 31, 2010
Derivatives Not Designated as Hedging Instruments under FASB ASC 815:	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
	(Dollar amounts in thousands)
Interest rate cap	Other assets	$54	Other assets	$300
Interest rate swap contracts	Other liabilities	(846)	Other liabilities	(1,139)

Total derivatives		$(792)		$(839)

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 14. Financial Instruments with Off-Balance Sheet Risk (Continued)

        The following table details the effect of the change in fair values of the derivative instruments included in the consolidated statements of operations for the year ended December 31, 2011, 2010 and 2009:

		Amount of Gain or (Loss) Recognized in Income on Derivative
		For the Year Ended December 31,
	Location of Gain or (Loss) Recognized in Income on Derivative
Derivatives Not Designated as Hedging Instruments under FASB ASC 815:		2011	2010	2009
Interest rate cap	Other income	$(246)	$94	$—
Interest rate swap contracts	Other income	293	(1,028)	(1,214)

Total derivatives		$47	$(934)	$(1,214)

        During the years ended December 31, 2011, 2010 and 2009, the Company paid or accrued net interest due to counterparties under the interest rate swap agreements of $532,000, $357,000 and $199,000, which was recorded as an increase in interest expense on junior subordinated debt.

Note 15. Employee Benefits

  401(k) Salary Deferral Plan

        The Company has a 401(k) Salary Deferral Plan. This plan covers all eligible employees who elect to contribute to the Plan. An employee who has attained 18 years of age and has been employed for at least 30 calendar days is eligible to participate in the Plan effective with the next quarterly enrollment period. Employees become eligible to receive the Company contribution to the Salary Deferral Plan at each future enrollment period upon completion of one year of service.

        In July 2009, the Company's Board of Directors approved a discretionary match of 50% for the first 2% of a participant's pay deferred into the 401(k) Retirement Savings Plan. Contributions from the Company vest to the employee over a five year schedule. The expense associated with the Company's contribution was $167,000, $133,000, and $445,000 for the years ended December 31, 2011, 2010, and 2009, respectively, and was included in salaries and employee benefits expense.

        During the second quarter of 2011, the Company's Board of Directors approved a discretionary match of 50% for the first 3% of a participant's pay deferred into the 401(k) Retirement Savings Plan.

  Deferred Compensation Agreements and Salary Continuation Plan

        The Company has entered into deferred compensation agreements with certain directors and a salary continuation plan for certain key employees. At December 31, 2011 and 2010, the present value of the future liability for these agreements was $2.0 million and $1.8 million, respectively. For the years ended December 31, 2011, 2010 and 2009, there was $232,000, $200,000 and $184,000, respectively, charged to expense in connection with these agreements. To fund the benefits under these agreements, the Company is the owner and beneficiary of life insurance policies on the lives of certain directors and employees. These bank-owned life insurance policies had an aggregate cash surrender value of $19.8 million and $19.4 million at December 31, 2011 and 2010, respectively.

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 15. Employee Benefits (Continued)

  Employee Stock Purchase Plan

        The Company has a non-compensatory Employee Stock Purchase Plan ("ESPP"). Under the ESPP, employees of the Company who elect to participate are eligible to purchase shares of common stock at prices up to a 5 percent discount from the market value of the stock. The ESPP does not allow the discount in the event that the purchase price would fall below the Company's most recently reported book value per share. The ESPP allows an employee to make contributions through payroll deductions to purchase shares of common shares up to 15 percent of annual compensation. The total number of shares of common stock that may be issued pursuant to the ESPP is 216,421. As of December 31, 2011, a total of 87,455 shares have been issued under the ESPP. Throughout 2011, 2010 and 2009, the market value of the Company's stock was below the Company's book value per share. The employees of the Company did not receive a 5% discount on purchases made under the ESPP during this timeframe. As a result, the Company did not recognize any expense relative to its ESPP for the years ended December 31, 2011, 2010 and 2009.

        As required by the proposed merger agreement with Tompkins Financial, the Company suspended the ESPP during the first quarter of 2012.

Note 16. Stock Option Plans and Shareholders' Equity

        The Company has an Employee Stock Incentive Plan ("ESIP") that covered all officers and key employees of the Company and its subsidiaries and is administered by a committee of the Board of Directors. The ESIP plan expired on November 10, 2008, and as a result, no additional stock option awards remain to be granted. At December 31, 2011, there were 284,595 options granted and still outstanding under the ESIP. The option price for options previously issued under the ESIP was equal to 100% of the fair market value of the Company's common stock on the date of grant and was not less than the stock's par value when granted. Options granted under the ESIP have various vesting periods ranging from immediate up to 5 years, 20% exercisable not less than one year after the date of grant, but no later than ten years after the date of grant in accordance with the vesting. Vested options expire on the earlier of ten years after the date of grant, three months from the participant's termination of employment or one year from the date of the participant's death or disability. A total of 148,572 options have been exercised under the ESIP and common stock shares were issued accordingly as of December 31, 2011.

        The Company has an Independent Directors Stock Option Plan ("IDSOP"). The IDSOP plan expired on November 10, 2008, and as a result, no additional stock option awards remain to be granted. At December 31, 2011, there were 76,100 stock options granted and still outstanding under the IDSOP. The IDSOP covers all directors of the Company who are not employees and former directors who continue to be employed by the Company. The option price for stock option awards previously issued under the IDSOP was equal to the fair market value of the Company's common stock on the date of grant. Options are exercisable from the date of grant and expire on the earlier of ten years after the date of grant, three months from the date the participant ceases to be a director of the Company or the cessation of the participant's employment, or twelve months from the date of the participant's death or disability. A total of 21,166 options had been exercised under the IDSOP and common stock shares were issued accordingly as of December 31, 2011.

        On April 17, 2007, the Company's shareholders approved the VIST Financial Corp. 2007 Equity Incentive Plan ("EIP"). The total number of options which may be granted under the EIP is equal to

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 16. Stock Option Plans and Shareholders' Equity (Continued)

12.5% of the outstanding shares of the Company's common stock on the date of approval of the Plan. At December 31, 2011, there were 615,923 options granted and still outstanding under the EIP, at December 31, 2011, there were 197,199 shares authorized for issuance for potential future equity awards pursuant to the EIP subject to automatic annual increases by an amount equal to 12.5% of any increase in the number of the Company's outstanding shares of common stock during the preceding year or such lesser number as determined by the Company's board of directors. The EIP covers all employees and non-employee directors of the Company and its subsidiaries. Incentive stock options, nonqualified stock options and restricted stock grants are authorized for issuance under the EIP (see below "Restricted Stock Grants" for additional information on restricted stock awards). The exercise price for stock options granted under the EIP must equal the fair market value of the Company's common stock on the date of grant. Vesting of option awards under the EIP is determined by the Human Resources Committee of the board of directors, but must be at least one year. The committee may also subject an award to one or more performance criteria. Stock option and restricted stock awards generally expire upon termination of employment. In certain instances after an optionee terminates employment or service, the Committee may extend the exercise period for a vested nonqualified stock option up to the remaining term of the option. A vested incentive stock option must be exercised within three months following termination of employment if such termination is for reasons other than cause. However, a vested incentive stock option generally expires upon voluntary termination of employment. As of December 31, 2011, 500 options have been exercised under the EIP and common stock shares were issued accordingly. The EIP expires on April 17, 2017.

        Restricted Stock Grants.    When granted, restricted stock shares are unvested stock, issuable one year after the date of the grant for non-employee directors and employees ("Vest Date"). Due to TARP restrictions, restricted stock grants vest over two years for employees. The Vest Date accelerates in the event there is a change in control of the Company, if the recipients are then still non-employee directors or employees by Company. Upon issuance of the shares, resale of the shares is restricted for an additional year, during which the shares may not be sold, pledged or otherwise disposed of. Prior to the vest date and in the event the recipient terminates association with the Company for reasons other than death, disability or change in control, the recipient forfeits all rights to the shares that would otherwise be issued under the grant. Restricted stock awards granted under the EIP were recorded at the date of award based on the market value of shares. The weighted average price per share of shares outstanding as of December 31, 2011 and 2010 was $7.33 and $6.61, respectively. At December 31, 2011, there were 6,594 vested restricted stock grants.

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 16. Stock Option Plans and Shareholders' Equity (Continued)

        A summary of restricted stock award activity is presented below:

Rollforward of Restricted Stock Awards

	Shares	Weighted Average Fair Value on Award Date
Outstanding at December 31, 2009	7,000	$5.15
Additions	15,500	7.18
Forfeitures	(1,000)	(5.15)

Outstanding at December 31, 2010	21,500	6.61

Additions	73,500	7.41
Vested and distributed	(4,519)	(5.49)
Forfeitures	(417)	(5.15)

Outstanding at December 31, 2011	90,064	$7.33

        Stock option activity for the years ended December 31, 2011, 2010 and 2009, is summarized in the table below:

	Years Ended December 31,
	2011		2010		2009
	Options	Weighted- Average Exercise Price	Options	Weighted- Average Exercise Price	Options	Weighted- Average Exercise Price
Outstanding at the beginning of the year	858,912	$13.66	773,529	$14.85	708,889	$17.23
Granted	154,500	6.66	151,450	6.86	184,500	5.39
Exercised	(500)	5.18	—	—	—	—
Forfeited	(15,808)	8.34	(31,817)	8.23	(22,695)	17.83
Expired	(20,486)	15.20	(34,250)	15.58	(97,165)	13.57

Outstanding at the end of the year	976,618	$12.61	858,912	$13.66	773,529	$14.85

Exercisable at December 31	673,461	$15.31	540,053	$17.37	458,533	$19.08

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 16. Stock Option Plans and Shareholders' Equity (Continued)

        Other information regarding options outstanding and exercisable as of December 31, 2011 is as follows:

	Options Outstanding			Options Exercisable
Range of Exercise Price	Options Outstanding	Average Remaining Term in Years	Weighted Average Exercise Price	Options Outstanding	Weighted Average Exercise Price
$ 5.00 to $ 7.99	433,469	8.9	$6.16	146,778	$5.50
8.00 to 9.99	106,364	7.3	9.24	89,898	9.36
10.00 to 11.99	10,173	6.8	11.02	10,173	11.02
12.00 to 13.99	29,757	2.6	12.82	29,757	12.82
14.00 to 15.49	8,511	0.8	14.61	8,511	14.61
15.50 to 16.99	20,217	1.0	16.00	20,217	16.00
17.00 to 18.49	83,847	6.0	17.43	83,847	17.43
18.50 to 21.49	152,254	3.7	21.22	152,254	21.22
21.50 to 22.99	117,955	4.8	22.91	117,955	22.91
23.00 to 24.49	14,071	5.0	23.29	14,071	23.29

	976,618	6.7	$12.61	673,461	$15.31

        There were no proceeds received from stock option exercises related to director and employee stock purchase plans in either 2010 or 2009. There was $2,600 received from stock option exercises related to the director and employee stock purchase plans during 2011.

        As of December 31, 2011, 2010 and 2009, the aggregate intrinsic value of options and restricted stock outstanding was $399,000, $479,000 and $18,000, respectively. As of December 31, 2011, 2010 and 2009, the weighted average remaining term of options outstanding was 6.7 years, 6.9 years and 7.2 years, respectively.

        The aggregate intrinsic value of a stock option represents the total pre-tax intrinsic value (the amount by which the current market value of the underlying stock exceeds the exercise price of the option) that would have been received by the option holder had all option holders exercised their options on December 31, 2011. The aggregate intrinsic value of a stock option will change based on fluctuations in the market value of the Company's stock.

        Stock-Based Compensation Expense.    As stated in Note 1—Summary of Significant Accounting Policies, the Company adopted the provisions of FASB ASC 718 on January 1, 2006. FASB ASC 718 requires that stock-based compensation to employees be recognized as compensation cost in the consolidated statements of operations based on their fair values on the measurement date, which, for the Company, is the date of grant. For the years ended December 31, 2011, 2010 and 2009, stock-based compensation expenses totaled $359,000, $148,000 and $198,000, respectively. There were minimal cash inflows from excess tax benefits related to stock compensation for the years ended December 31, 2011 and no cash inflows for the same period in 2010. As of December 31, 2011 and 2010, there were approximately $813,000 and $465,000, respectively, of total unrecognized compensation costs. Total unrecognized compensation cost related to non-vested stock options could be impacted by the performance of the Company as it relates to options granted which include performance-based goals.

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 16. Stock Option Plans and Shareholders' Equity (Continued)

        Valuation of Stock-Based Compensation.    There were 154,500 stock options granted during the year ended 2011, as compared to 151,450 for the year ended 2010. The fair value of options granted during 2011, 2010 and 2009 was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions:

	Years ended December 31,
	2011	2010	2009
Dividend yield	3.55%	3.12%	5.32%
Expected life	7 years	7 years	7 years
Expected volatility	33.62%	31.66%	24.92%
Risk-free interest rate	1.54%	2.93%	3.00%
Weighted average fair value of options granted	$1.57	$1.80	$0.47

        The expected volatility is based on historic volatility. The risk-free interest rates for periods within the contractual life of the awards are based on the U.S. Treasury yield curve in effect at the time of the grant. The expected life is based on historical exercise experience. The dividend yield assumption is based on the Company's history and expectation of dividend payouts.

        Stock Repurchase Plan.    On July 17, 2007, the Company announced that it has increased the number of shares remaining for repurchase under its stock repurchase plan, originally effective January 1, 2003, and extended May 20, 2004, to 150,000 shares. During 2011, the Company repurchased no shares of common stock. At December 31, 2011, the maximum number of shares that may yet be purchased under the plan was 115,000.

        As a result of the issuance of the Series A Preferred Stock, prior to the earlier of the third anniversary date of the issuance of the Series A Preferred Stock (December 19, 2011) or the date on which the Series A Preferred Stock have been redeemed in whole or the Treasury has transferred all of the Series A Preferred Stock to third parties which are not affiliates of the Treasury, the Company is restricted against redeeming, purchasing or acquiring any shares of Common Stock or other capital stock or other equity securities of any kind of the Company without the consent of the Treasury.

Note 17. Income Taxes

        The components of federal and state income tax expense (benefit) were as follows:

	Years ended December 31,
	2011	2010	2009
	(in thousands)
Current federal income tax (benefit) expense	$(19)	$138	$1,830
Current state income tax expense	—	71	99
Deferred federal and state income tax benefit	(146)	(674)	(3,958)

	$(165)	$(465)	$(2,029)

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 17. Income Taxes (Continued)

        Reconciliation of the statutory federal income tax expense (benefit) computed at 34% to the income tax expense (benefit) included in the consolidated statements of operations is as follows:

	Years ended December 31,
	2011	2010	2009
	(in thousands)
Federal income tax expense at statutory rate of 34%	$(7,054)	$1,196	$(484)
Increase (decrease) in taxes resulting from:
Goodwill impairment	7,859	—	—
State tax expense	130	71	65
Tax exempt income, net	(1,172)	(1,329)	(1,202)
Tax credits	(195)	(495)	(550)
Incentive stock option expense	108	37	73
Other, net	159	55	69

Income tax benefit	$(165)	$(465)	$(2,029)

        Deferred income taxes reflect temporary differences in the recognition of revenue and expenses for tax reporting and financial statement purposes, principally because certain items, such as, the allowance for loan losses and loan fees are recognized in different periods for financial reporting and tax return purposes. A valuation allowance has not been established for deferred tax assets. Realization of the deferred tax assets is dependent on generating sufficient taxable income. Although realization is not assured, management believes it is more likely than not that all of the deferred tax asset will be realized. Deferred tax assets are recorded in other assets.

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 17. Income Taxes (Continued)

        Net deferred tax assets consisted of the following components:

	December 31,
	2011	2010
	(in thousands)
Deferred tax assets:
Allowance for loan losses	$4,777	$5,029
Deferred compensation	672	616
Net operating loss carryovers	433	470
Net unrealized losses on available for sale securities	—	2,260
Non-qualified stock option expense	43	14
Deferred issuance costs	119	124
Tax credits	2,644	1,742
OTTI impairment	1,284	767
OREO FMV	23	270
Tax deductible goodwill	665	—
Other	294	302

Total deferred tax assets	10,954	11,594
Valuation Reserve	(181)	—

Deferred tax liabilities:
Premises and equipment	(330)	(448)
Identifiable Intangibles	(663)	(627)
Core deposit intangible	—	(67)
Mortgage servicing rights	—	(11)
Net unrealized gains on available for sale securities	(701)	—
FMV Trups Swaps	(262)	(196)
Purchase accounting adjustments, net	(288)	(212)
Prepaid expense and deferred loan costs	(551)	(470)
Joint Venture	(195)	—

Total deferred tax liabilities	(2,990)	(2,031)

Net deferred tax assets	$7,783	$9,563

        The Company has had $6.6 million and approximately $3.8 million of state net operating loss carryovers at December 31, 2011 and 2010, respectively, which will expire in 2024.

        The Company evaluated its tax positions as of December 31, 2011. A tax position is recognized as a benefit only if it is "more likely than not" that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that has a likelihood of being realized on examination of more than 50 percent. For tax positions not meeting the "more likely than not" test, no tax benefit is recorded. Under the "more likely than not" threshold guidelines, the Company believes no significant uncertain tax positions exist, either individually or in the aggregate, that would give rise to the non-recognition of an existing tax benefit. As of December 31, 2011, the Company had no material unrecognized tax benefits or accrued interest and penalties. The Company's policy is to account for interest as a component of

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 17. Income Taxes (Continued)

interest expense and penalties as a component of other expense. The Company and its subsidiaries are subject to U.S. federal income tax as well as income tax of the Commonwealth of Pennsylvania. Years that remain open for potential review by the Internal Revenue Service and the Pennsylvania Department of Revenue are 2007 through 2010.

        In 2011, the Company recorded a valuation reserve of $181,000. This valuation reserve primarily relates to the state net operating losses.

Note 18. Segment and Related Information

        Under the standards set for public business enterprises regarding a company's reportable operating segments in FASB ASC 280, "Segment Reporting", the Company has four reportable segments: (i) banking and financial services (the "Bank"), (ii) insurance services ("VIST Insurance"), (iii) mortgage banking ("VIST Mortgage"), and (iv) wealth management services ("VIST Capital Management"). The Company's insurance services, mortgage banking and wealth management services are managed separately from the Bank.

The Bank

        The Bank consists of twenty-one full service, two limited access retirement community financial centers, and performs commercial and consumer loan, deposit and other banking services. The Bank engages in full service commercial and consumer banking business, including such services as accepting deposits in the form of time, demand and savings accounts. Such time deposits include certificates of deposit, individual retirement accounts and Roth IRAs. The Bank's savings accounts include money market accounts, club accounts, NOW accounts and traditional regular savings accounts. In addition to accepting deposits, the Bank makes both secured and unsecured commercial and consumer loans, accounts receivable financing and makes construction and mortgage loans, including home equity loans. The Bank does not engage in sub-prime lending. The Bank also provides small business loans and other services including rents for safe deposit facilities.

        Commercial and consumer lending provides revenue through interest accrued monthly and service fees generated on the various classes of loans. Deferred fees are amortized monthly into revenue based on loan portfolio type. Most commercial loan deferred fees are amortized utilizing the interest method over an average loan life. Most consumer and mortgage loans are amortized utilizing the interest method over the term of the loan. However, commercial and home equity lines of credit, as well as commercial interest only loans utilize a straight line method over an average loan life to amortized revenue on a monthly basis. Bank lending and mortgage operations are funded primarily through the retail and commercial deposits and other borrowing provided by the community banking segment.

        As a result of the fair value calculation process that occurred with the pending merger with Tompkins Financial, the banking segment had a goodwill impairment charge of $22.4 million which was taken during the fourth quarter of 2011.

Mortgage Banking

        The Bank provides mortgage banking services to its customers through VIST Mortgage, a division of the Bank. VIST Mortgage operates offices in Reading, Schuylkill Haven and Blue Bell, which are located in Berks County, Pennsylvania, Schuylkill County, Pennsylvania and Montgomery County,

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 18. Segment and Related Information (Continued)

Pennsylvania, respectively. The mortgage banking operation offers residential lending products and generates revenue primarily through gains recognized on loan sales.

Insurance

        VIST Insurance, LLC ("VIST Insurance"), a full service insurance agency, offers a full line of personal and commercial property and casualty insurance as well as group insurance for businesses, employee and group benefit plans, and life insurance. VIST Insurance utilizes insurance companies and acts as an agent or broker to provide coverage for commercial, individual, surety bond, and group and personal benefit plans. VIST Insurance is headquartered in Wyomissing, Pennsylvania with sales offices at 1240 Broadcasting Road, Wyomissing, Pennsylvania; 1767 Sentry Parkway West (Suite 210) Blue Bell, Pennsylvania; 5 South Sunnybrook Road (Suite 100), Pottstown, Pennsylvania; and 237 Route 61 South, Schuylkill Haven, Pennsylvania.

        As a result of the fair value calculation process that occurred with the pending merger with Tompkins Financial, the insurance segment had a goodwill impairment charge of $2.4 million which was taken during the fourth quarter of 2011.

Wealth Management

        VIST Capital Management, LLC ("VIST Capital") a full service investment advisory and brokerage services company, offers a full line of products and services for individual financial planning, retirement and estate planning, investments, corporate and small business pension and retirement planning. VIST Capital is headquartered at 1240 Broadcasting Road, Wyomissing, Pennsylvania.

        As a result of the fair value calculation process that occurred with the pending merger with Tompkins Financial, the wealth management segment had a goodwill impairment charge of $332,000 which was taken during the fourth quarter of 2011.

        The following table shows the Company's reportable business segments for the three and twelve months ended December 31, 2011 and 2010. All inter-segment transactions are recorded at cost and eliminated as part of the consolidation process. Each of these segments perform specific business activities in order to generate revenues and expenses, which in turn, are evaluated by the Company's

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 18. Segment and Related Information (Continued)

senior management for the purpose of making resource allocation and performance evaluation decisions.

	VIST
	Bank	Insurance	Mortgage	Capital Management	Total
	(in thousands)
December 31, 2011
Net interest income and other income from external customers	$46,673	$12,156	$3,087	$831	$62,747
(Loss) income before income taxes	(21,274)	(797)	1,731	(406)	(20,746)
Goodwill impairment included in (loss) income before income taxes	(22,374)	(2,363)	—	(332)	(25,069)
Total assets	1,343,408	15,243	72,245	819	1,431,715
Purchases of premises and equipment	1,472	125	21	8	1,626
December 31, 2010
Net interest income and other income from external customers	$43,457	$11,934	$3,469	$814	$59,674
Income (loss) before income taxes	342	1,745	1,641	(209)	3,519
Goodwill impairment included in (loss) income before income taxes	—	—	—	—	—
Total assets	1,326,137	17,521	80,196	1,158	1,425,012
Purchases of premises and equipment	580	262	7	27	876
December 31, 2009
Net interest income and other income from external customers	$34,575	$12,758	$3,616	$787	$51,736
Income (loss) before income taxes	(5,890)	2,331	2,212	(75)	(1,422)
Goodwill impairment included in (loss) income before income taxes	—	—	—	—	—
Total assets	1,211,470	16,795	79,072	1,382	1,308,719
Purchases of premises and equipment	994	157	—	14	1,165

        Income (loss) before income taxes, as presented above, does not reflect management fees of approximately $588,000, $1.2 million and $175,000 that the mortgage banking operation, insurance operation and brokerage and investment services operation, respectively, paid to the Company during 2011. Income (loss) before income taxes, as presented above, does not reflect management fees of approximately $588,000, $1.1 million and $140,000 that the mortgage banking operation, insurance operation and the brokerage and investment operation, respectively, paid to the Company during 2010. Income (loss) before income taxes, as presented above, does not reflect management fees of approximately $588,000, $1.5 million and $195,000 that the mortgage banking operation, insurance operation and brokerage and investment services operation, respectively, paid to the Company during 2009.

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 19. Fair Value Measurements and Fair Value of Financial Instruments

        FASB ASC 820, "Fair Value Measurements and Disclosures" defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. This guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. A fair value measurement assumes that a transaction to sell an asset or transfer a liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or liability. The price in the principal (or most advantageous) market used to measure the fair value of the asset or liability shall not be adjusted for transaction costs. An orderly transaction is not a forced transaction, but rather a transaction that assumes exposure to the market for a period prior to the measurement date to allow for marketing activities that are usual and customary for transactions involving such assets and liabilities.

        Market participants are buyers and sellers in the principal market that are (i) independent, (ii) knowledgeable, (iii) able to transact, and (iv) willing to transact. FASB ASC 820 requires the use of valuation techniques that are consistent with the market approach, the income approach and/or the cost approach. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets and liabilities. The income approach uses valuation techniques to convert future amounts such as cash flows or earnings, to a single present amount on a discounted basis. The cost approach is based on the amount that currently would be required to replace the service capacity of an asset (replacement cost). Valuation techniques should be consistently applied. Inputs to valuation techniques refer to the assumptions that market participants would use in pricing the asset or liability. Inputs may be observable, meaning those that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from independent sources, or unobservable, meaning those that reflect the reporting entity's own assumptions about the assumptions market participants would use in pricing the asset or liability based upon the best information available in the circumstances. In that regard, ASC Topic 820 establishes a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.

        The three levels defined by FASB ASC 820 hierarchy are as follows:

Level 1:	Quoted prices are available in active markets for identical assets or liabilities as of the reported date.
Level 2:
Pricing inputs are other than quoted prices in active markets, which are either directly or indirectly observable as of the reported date. The nature of these assets and liabilities include items for which quoted prices are available but traded less frequently, and items whose fair valued is calculated using observable data from other financial instruments.
Level 3:
Assets and liabilities that have little to no pricing observability as of the reported date. These items do not have two-way markets and are measured using management's best estimate of fair value, where the inputs into the determination of fair value require significant management judgment or estimation.

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 19. Fair Value Measurements and Fair Value of Financial Instruments (Continued)

        The following tables summarize securities available for sale, junior subordinated debentures and derivatives, measured at fair value on a recurring basis as of December 31, 2011 and 2010, segregated by the level of the valuation inputs within the hierarchy utilized to measure fair value.

	As of December 31, 2011
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
	(In thousands)
ASSETS:
Securities Available For Sale:
U.S. Government agency securities	$—	$12,087	$—	$12,087
Agency mortgage-backed debt securities	—	324,971	—	324,971
Non-Agency collateralized mortgage obligations	—	6,243	—	6,243
Obligations of states and political subdivisions	—	25,437	—	25,437
Trust preferred securities—single issue	—	125	—	125
Trust preferred securities—pooled	—	1,828	—	1,828
Corporate and other debt securities	—	2,455	—	2,455
Equity securities	1,997	548	—	2,545
Interest rate cap (included in other assets)	—	—	54	54

	$1,997	$373,694	$54	$375,745

LIABILITIES:
Junior subordinated debt	$—	$—	$18,534	$18,534
Interest rate swaps (included in other liabilities)	—	—	846	846

	$—	$—	$19,380	$19,380

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 19. Fair Value Measurements and Fair Value of Financial Instruments (Continued)

	As of December 31, 2010
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
	(In thousands)
ASSETS:
Securities Available For Sale:
U.S. Government agency securities	$—	$11,790	$—	$11,790
Agency mortgage-backed debt securities	—	222,365	—	222,365
Non-Agency collateralized mortgage obligations	—	10,015	—	10,015
Obligations of states and political subdivisions	—	30,907	—	30,907
Trust preferred securities—single issue	—	501	—	501
Trust preferred securities—pooled	—	484	—	484
Corporate and other debt securities	—	1,048	—	1,048
Equity securities	1,656	989	—	2,645
Interest rate cap (included in other assets)	—	—	300	300

	$1,656	$278,099	$300	$280,055

LIABILITIES:
Junior subordinated debt	$—	$—	$18,437	$18,437
Interest rate swaps (included in other liabilities)	—	—	1,139	1,139

	$—	$—	$19,576	$19,576

        The following table summarizes financial assets and financial liabilities measured at fair value on a nonrecurring basis as of December 31, 2011 and 2010, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value:

	As of December 31, 2011
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
	(in thousands)
Assets:
Impaired loans	$—	$—	$29,078	$29,078
Covered loans	—	—	8,038	8,038
OREO	—	—	3,724	3,724
Covered OREO	—	—	596	596

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 19. Fair Value Measurements and Fair Value of Financial Instruments (Continued)

	As of December 31, 2010
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
	(in thousands)
Assets:
Impaired loans	$—	$—	$31,196	$31,196
Covered loans	—	—	29,719	29,719
OREO	—	—	5,303	5,303
Covered OREO	—	—	247	247

        The changes in Level 3 liabilities measured at fair value on a recurring basis are summarized as follows:

	Year ended December 31, 2011
		Total realized and Unrealized Gains (Losses)
	Fair Value at December 31, 2010	Recorded in Revenue	Recorded in Other Comprehensive Income	Purchases	Transfers Into and/or Out of Level 3	Fair Value at December 31, 2011
	(Dollar amounts in thousands)
Assets:
Interest rate cap	$300	$(246)	$—	$—	$—	$54

	$300	$(246)	$—	$—	$—	$54

Liabilities:
Junior subordinated debt	$18,437	$(97)	$—	$—	$—	$18,534
Interest rate swaps	1,139	293	—	—	—	846

	$19,576	$196	$—	$—	$—	$19,380

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 19. Fair Value Measurements and Fair Value of Financial Instruments (Continued)

	Year ended December 31, 2010
		Total realized and Unrealized Gains (Losses)
	Fair Value at December 31, 2009	Recorded in Revenue	Recorded in Other Comprehensive Income	Purchases	Transfers Into and/or Out of Level 3	Fair Value at December 31, 2010
	(in thousands)
Assets:
Interest rate cap	$—	$94	$—	$206	$—	$300
Liabilities:
Junior subordinated debt	$19,658	$1,221	$—	$—	$—	$18,437
Interest rate swaps	111	(1,028)	—	—	—	1,139

	$19,769	$193	$—	$—	$—	$19,576

        Certain assets, including goodwill, mortgage servicing rights, core deposits, other intangible assets, certain impaired loans and other long-lived assets, such as other real estate owned, are written down to fair value on a nonrecurring basis through recognition of an impairment charge to the consolidated statements of operations. As of December 31, 2011, there was a nonrecurring material goodwill impairment charge of $25.1 million incurred due to the Company fair valuation process for the merger with Tompkins Financial. There were no other material impairment charges incurred for financial instruments carried at fair value on a nonrecurring basis during the twelve months ended December 31, 2011. There were no material impairment charges incurred for financial instruments carried at fair value on a nonrecurring basis during the twelve months ended December 31, 2010.

Fair Value of Financial Instruments

        ASC Topic 825, "Financial Instruments" requires disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. The estimated fair values of financial instruments as of December 31, 2011 and 2010, are set forth in the table below. The information in the table should not be interpreted as an estimate of the fair value of the Company in its entirety since a fair value calculation is only provided for a limited portion of the Company's assets and liabilities. Due to a wide range of valuation techniques and the

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 19. Fair Value Measurements and Fair Value of Financial Instruments (Continued)

degree of subjectivity used in making the estimates, comparisons between the Company's disclosures and those of other companies may not be meaningful.

	December 31, 2011		December 31, 2010
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(in thousands)
Financial Assets:
Cash and cash equivalents	$22,675	$22,675	$16,315	$16,315
Federal funds sold	—	—	1,500	1,500
Mortgage loans held for sale	3,365	3,365	3,695	3,695
Securities available for sale	375,691	375,691	279,755	279,755
Securities held to maturity	1,555	1,613	2,022	1,888
Federal Home Loan Bank stock	5,800	5,800	7,099	7,099
Loans, net	893,128	926,881	939,573	955,148
Covered loans	50,706	50,706	66,770	66,770
Mortgage servicing rights	—	—	31	31
Bank owned life insurance	19,830	19,830	19,373	19,373
FDIC indemnification asset	6,381	6,381	7,003	7,003
Accrued interest receivable	5,307	5,307	5,205	5,205
Interest rate cap	54	54	300	300
Financial Liabilities:
Deposits	1,187,449	1,174,094	1,149,280	1,132,887
Securities sold under agreements to repurchase	103,362	114,293	106,843	111,300
Borrowings	—	—	10,000	10,008
Junior subordinated debt	18,534	18,534	18,437	18,437
Accrued interest payable	2,409	2,409	2,515	2,515
Interest rate swap	846	846	1,139	1,139
Off-balance Sheet Financial Instruments:
Commitments to extend credit	—	—	—	—
Standby letters of credit	—	—	—	—

        The following methods and assumptions were used to estimate the fair value of the company's financial assets and financial liabilities:

Cash and cash equivalents:

        The carrying amounts reported in the balance sheet for cash and cash equivalents approximate those assets' fair values.

Securities available for sale:

        Certain common equity securities are reported at fair value utilizing Level 1 inputs (exchange quoted prices). All other securities classified as available for sale are reported at fair value utilizing Level 2 inputs. For these securities, the Company obtains fair value measurements from an independent pricing service with which the Company has historically transacted both purchases and

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 19. Fair Value Measurements and Fair Value of Financial Instruments (Continued)

sales of investment securities. Prices obtained from these sources include prices derived from market quotations and matrix pricing. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U. S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayments speeds, credit information and the bond's terms and conditions.

Securities held to maturity:

        Fair values for securities classified as held to maturity are obtained from an independent pricing service with which the Company has historically transacted both purchases and sales of investment securities. Prices obtained from these sources include prices derived from market quotations and matrix pricing. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U. S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayments speeds, credit information and the bond's terms and conditions.

Federal Home Loan Bank stock:

        Federal law requires a member institution of the Federal Home Loan Bank to hold stock of its district FHLB according to a predetermined formula. The redeemable carrying amount of Federal Home Loan Bank stock with limited marketability is carried at cost.

Mortgage loans held for sale:

        The fair value of mortgage loans held for sale is determined, when possible, using Level 2 quoted secondary-market prices. If no such quoted price exists, the fair value of a loan is determined based on expected proceeds based on sales contracts and commitments.

        All mortgage loans held for sale are sold 100% servicing released and made in compliance with applicable loan criteria and underwriting standards established by the buyers. These loans are originated according to applicable federal and state laws and follow proper standards for securing valid liens.

Loans, net:

        For non-impaired loans, fair values are estimated by discounting the projected future cash flows using market discount rates that reflect the credit and interest-rate risk inherent in the loan. Projected future cash flows are calculated based upon contractual maturity or call dates, projected repayments and prepayments of principal. Impaired loans are accounted for under FASB ASC 310, Accounting by Creditors for Impairment of a Loan ("FASB ASC 310"), and fair value is generally determined by using the fair value of the loan's collateral. Loans are determined to be impaired when management determines, based upon current information and events, it is probable that all principal and interest payments due according to the contractual terms of the loan agreement will not be collected. Impaired loans are measured on a loan by loan basis based upon the present value of expected future cash flows discounted at the loan's effective interest rate or the fair value of the collateral if the loan is collateral dependent.

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 19. Fair Value Measurements and Fair Value of Financial Instruments (Continued)

Covered loans:

        Acquired loans are recorded at fair value on the date of acquisition. The fair values of loans with evidence of credit deterioration (impaired loans) are recorded net of a non-accretable difference and, if appropriate, an accretable yield. The difference between contractually required payments at acquisition and the cash flows expected to be collected at acquisition is the non-accretable difference, which is included in the carrying amount of acquired loans.

Mortgage servicing rights:

        Fair value is based on market prices for comparable mortgage servicing contracts, when available, or alternatively, is based on a valuation model that calculates the present value of estimated future net servicing income.

Bank owned life insurance:

        Bank owned life insurance ("BOLI") policies are carried at their cash surrender value. The Company recognizes tax-free income from the periodic increases in the cash surrender value of these policies and from death benefits.

FDIC Indemnification Asset:

        The indemnification asset represents the present value of the estimated cash payments expected to be received from the FDIC for future losses on covered assets based on the credit adjustment estimated for each covered asset and the loss sharing percentages. These cash flows are discounted at a market-based rate to reflect the uncertainty of the timing and receipt of the loss sharing reimbursement from the FDIC.

Accrued interest receivable:

        The carrying amount of accrued interest receivable approximates its fair value.

Interest rate cap:

        The Company records the fair value of its interest rate cap utilizing Level 3 inputs, with unrealized gains and losses reflected in other income in the consolidated statements of operations. The fair value measurement of the interest rate cap is based on valuation techniques including a discounted cash flow analysis. The discounted cash flow analysis reflects the contractual remaining term of the interest rate cap, future interest rates derived from observed market interest rate curves, volatility, and expected cash payments.

Deposit liabilities:

        The fair values disclosed for demand deposits (e.g., interest and non-interest checking, savings and certain types of money market accounts) are considered to be equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate time deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered on time deposits to a schedule of aggregated expected monthly maturities on time deposits.

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 19. Fair Value Measurements and Fair Value of Financial Instruments (Continued)

Federal funds purchased and securities sold under agreements to repurchase:

        The fair value of federal funds purchased and securities sold under agreements to repurchase is based on the discounted value of contractual cash flows using estimated rates currently offered for alternative funding sources of similar remaining maturities.

Borrowings:

        The fair value of borrowings is calculated based on the discounted value of contractual cash flows, using rates currently available for borrowings with similar features and maturities.

Junior subordinated debt:

        The Company records the fair value of its junior subordinated debt utilizing Level 3 inputs, with unrealized gains and losses reflected in other income in the consolidated statements of operations. The fair value is estimated utilizing the income approach whereby the expected cash flows over the remaining estimated life of the debentures are discounted using the Company's credit spread over the current fully indexed yield based on an expectation of future interest rates derived from observed market interest rate curves and volatilities. The Company's credit spread was calculated based on similar trust preferred securities issued within the last twelve months.

Accrued interest payable:

        The carrying amount of accrued interest payable approximates its fair value.

Interest rate swap:

        The Company records the fair value of its interest rate swaps utilizing Level 3 inputs, with unrealized gains and losses reflected in non-interest income in the consolidated statements of operations. The fair value measurement of the interest rate swaps is determined by netting the discounted future fixed or variable cash payments and the discounted expected fixed or variable cash receipts based on an expectation of future interest rates derived from observed market interest rate curves and volatilities.

Off-balance sheet financial instruments:

        Fair values for off-balance sheet, credit related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 20. VIST Financial Corp. (Parent Company Only) Financial Information

BALANCE SHEET

	December 31,
	2011	2010
	(In thousands)
ASSETS
Cash and short-term investments	$5,100	$16,362
Investment in bank subsidiary	112,838	117,669
Investment in non-bank subsidiary	12,749	14,629
Securities available for sale	1,518	1,949
Premises and equipment and other assets	2,836	2,593

Total assets	$135,041	$153,202

LIABILITIES AND SHAREHOLDERS' EQUITY
Other liabilities	825	2,318
Junior subordinated debt, at fair value	18,534	18,437
Shareholders' equity	115,682	132,447

Total liabilities and shareholders' equity	$135,041	$153,202

STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2011	2010	2009
	(In thousands)
Dividends from subsidiaries	$—	$—	$—
Other income	7,034	8,759	7,330
Interest expense on junior subordinated debt	(1,636)	(1,464)	(1,381)
Other expense	(8,483)	(6,966)	(6,643)

(Loss) income before equity in undistributed net income (loss) of subsidiaries and income taxes	(3,085)	329	(694)
Income tax expense (benefit)	(267)	182	(131)
Net equity in undistributed net income (loss) of subsidiaries	(17,763)	3,837	1,170

Net (loss) income	$(20,581)	$3,984	$607

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 20. VIST Financial Corp. (Parent Company Only) Financial Information (Continued)

STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2011	2010	2009
	(In thousands)
Cash Flows From Operating Activities
Net (loss) income	$(20,581)	$3,984	$607
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	—	991	295
Equity in undistributed loss (income) of subsidiaries	17,763	(3,837)	(1,170)
Directors' and employee stock compensation	568	343	218
Loss (gain) on sale of available for sale securities	122	(1)	198
(Increase) decrease other liabilities	(1,493)	335	—
(Decrease) increase in other assets	(96)	(203)	5
Other, net	452	322	247

Net Cash (Used In) Provided by Operating Activities	(3,265)	1,934	400

Cash Flow From Investing Activities
Purchase of available for sale investment securities	(15)	—	—
Sales and principal repayments, maturities and calls of available for sale securities	15	34	47
Purchase of premises and equipment	(397)	(878)	(523)
Investment in bank subsidiary	(5,000)	—	—
Investment in non-bank subsidiary	(100)	(150)	(300)

Net Cash Used In Investing Activities	(5,497)	(994)	(776)

Cash Flow From Financing Activities
Proceeds from the exercise of stock options and stock purchase plans	65	76	103
Issuance of common stock	—	4,831	—
Reissuance of treasury stock	—	—	424
Cash dividends paid	(2,565)	(2,488)	(2,863)

Net Cash (Used In) Provided By Financing Activities	(2,500)	2,419	(2,336)

(Increase) decrease in cash and cash equivalents	(11,262)	3,359	(2,712)
Cash:
Beginning	16,362	13,003	15,715

Ending	$5,100	$16,362	$13,003

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 21. Quarterly Data (Unaudited)

	Year Ended December 31, 2011
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
	(Dollars in thousands, except per share data)
Interest income	$17,013	$16,921	$16,982	$16,893
Interest expense	5,304	5,405	5,426	5,373

Net interest income	11,709	11,516	11,556	11,520
Provision for loan losses	2,969	1,977	1,860	2,230

Net interest income after provision for loan losses	8,740	9,539	9,696	9,290
Other income	4,705	4,403	4,480	4,149
Loss on sale of and write downs on OREO	(65)	(168)	(208)	(804)
Net realized gains on sales of securities	601	490	293	89
Other-than-temporary impairment losses on investments	(607)	(606)	(242)	(64)
Goodwill impairment	25,069	—	—	—
Other expense	12,900	11,969	12,161	12,358

(Loss) income before income taxes	(24,595)	1,689	1,858	302
Income taxes (benefit)	(781)	270	550	(204)

Net (loss) income	$(23,814)	$1,419	$1,308	$506

Earnings per common share:
Basic (loss) earnings per common share	$(3.69)	$0.15	$0.14	$0.01

Diluted (loss) earnings per common share	$(3.69)	$0.15	$0.14	$0.01

	Year Ended December 31, 2010
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
	(Dollars in thousands, except per share data)
Interest income	$16,462	$15,788	$16,033	$15,804
Interest expense	5,717	5,612	5,887	6,127

Net interest income	10,745	10,176	10,146	9,677
Provision for loan losses	2,050	3,550	2,010	2,600

Net interest income after provision for loan losses	8,695	6,626	8,136	7,077
Gain on sale of equity interest	—	—	1,875	—
Other income	4,627	4,829	4,892	4,553
Loss on sale of and write downs on OREO	(195)	(838)	(578)	(16)
Net realized gains on sales of securities	226	179	194	92
Other-than-temporary impairment losses on investments	(79)	(622)	(53)	(96)
Other expense	11,819	11,825	11,286	11,075

Income (loss) before income taxes	1,455	(1,651)	3,180	535
Income taxes (benefit)	108	(1,049)	654	(178)

Net income (loss)	$1,347	$(602)	$2,526	$713

Earnings per common share:
Basic earnings (loss) per common share	$0.14	$(0.16)	$0.34	$0.05

Diluted earnings (loss) per common share	$0.14	$(0.16)	$0.34	$0.05

VIST SPECIAL MEETING OF SHAREHOLDERS

        This joint proxy statement/ prospectus is being furnished to VIST shareholders by VIST's board of directors in connection with the solicitation of proxies from the holders of VIST common stock for use at the special meeting of VIST shareholders and any adjournments or postponements of the special meeting. This joint proxy statement/ prospectus also is being furnished to VIST shareholders as a prospectus of Tompkins in connection with the issuance by Tompkins of shares of Tompkins common stock to VIST shareholders in connection with the merger.

Date, Time and Place

        The special meeting of shareholders of VIST will be held at the Crowne Plaza-Reading, 1741 Papermill Road, Wyomissing, PA 19610, at 10:00 a.m., local time, on Tuesday, July 17, 2012.

Matters to Be Considered

        At the special meeting, VIST shareholders will be asked to consider and vote upon the following proposals:

  1.
  approval and adoption of the merger agreement as described in detail under the heading "The Merger" beginning on page 43;

  2.
  approval, in an advisory (non-binding) vote, of the merger-related executive compensation;

  3.
  approval of a proposal to authorize the board of directors to adjourn the special meeting, if necessary, to solicit additional proxies to approve the proposals described herein; and

  4.
  transaction of any such other business as may properly be presented at the meeting or any adjournment or postponement of the meeting.

        At this time, the VIST board of directors is unaware of any matters, other than those set forth above, that may properly come before the special meeting.

Shareholders Entitled to Vote

        The close of business on May 15, 2012 has been fixed by VIST's board of directors as the record date for the determination of those holders of VIST common stock who are entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting.

        At the close of business on May 9, 2012 there were 6,639,762 shares of VIST common stock outstanding and entitled to vote, held by approximately 822 holders of record. A list of the shareholders of record entitled to vote at the special meeting will be available for examination by VIST shareholders. A list of such shareholders will be available for inspection at the special meeting and for ten days prior to the meeting at VIST's headquarters located at 1240 Broadcasting Road, Wyomissing, PA 19610, during normal business hours.

Quorum and Required Vote

        Each holder of record of shares of VIST common stock as of the VIST record date is entitled to cast one vote per share at the special meeting on each proposal. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of VIST common stock entitled to vote at the special meeting constitutes a quorum for the transaction of business at the special meeting. The affirmative vote of the holders of at least 70% of the shares of VIST common stock outstanding on May 15, 2012 is required to adopt the merger agreement. The affirmative vote of a majority of all votes cast, in person and by proxy, at the meeting is required to approve the other matters to be considered at the special meeting.

        As of the VIST record date, directors and executive officers of VIST and their affiliates beneficially owned an aggregate of 1,118,621 shares of VIST common stock entitled to vote at the special meeting. Simultaneously with the execution of the merger agreement, the directors and executive officers of VIST holding approximately 17% of the outstanding shares of VIST common stock each entered into a voting agreement with Tompkins pursuant to which each executive officer and director agreed that he or she will vote his or her shares of VIST common stock (i) in favor of adoption of the merger agreement and (ii) against any proposal made in opposition to or in competition with the merger agreement or that would impede, interfere with, delay or otherwise adversely affect the consummation of the merger.

How Shares Will Be Voted at the Special Meeting

        All shares of VIST common stock represented by properly executed proxies received before or at the special meeting, and not properly revoked, will be voted as specified in the proxies. Properly executed proxies that do not contain voting instructions will be voted "FOR" the approval and adoption of the merger agreement, "FOR" the approval, on an advisory (non-binding) basis, of the merger-related executive compensation and "FOR" the adjournment or postponement of the special meeting, if necessary, to permit further solicitation of proxies as included in this joint proxy statement/prospectus.

        If you hold shares of VIST common stock in street name through a bank, broker or other nominee holder, the nominee holder may only vote your shares in accordance with your instructions. If you do not give specific instructions to your nominee holder as to how you want your shares voted, your nominee will indicate that it does not have authority to vote on the proposal, which will result in what is called a "broker non-vote." Broker non-votes will be counted for purposes of determining whether there is a quorum present at the special meeting, but they will not be deemed to have been voted on any of the proposals. Abstentions and broker non-votes will have the same effect as a vote against adoption of the merger agreement (Proposal 1) but will not affect the outcomes of the other proposals.

        If any other matters are properly brought before the special meeting, the proxies named in the proxy card will have discretion to vote the shares represented by duly executed proxies in their sole discretion.

How to Vote Your Shares

        VIST shareholders may vote in person at the special meeting or by one of the following methods:

        Voting by Mail.    You may vote by completing and returning the enclosed proxy card. Your proxy will be voted in accordance with your instructions. If you do not specify a choice on one of the proposals described in this joint proxy statement, your proxy will be voted in favor of that proposal.

        Voting by Internet.    If you are a registered shareholder, you may vote electronically through the Internet by following the instructions included with your proxy card. If your shares are registered in the name of a broker or other nominee, your nominee may be participating in a program provided through ADP Investor Communication Services that allows you to vote via the Internet. If so, the voting form your nominee sends you will provide Internet instructions.

        Voting in Person.    If you attend the meeting, you may deliver your completed proxy card in person or may vote by completing a ballot which will be available at the meeting. If your shares are registered in the name of a broker or other nominee and you wish to vote at the meeting, you will need to obtain a legal proxy from your bank or brokerage firm. Please consult the voting form sent to you by your bank or broker to determine how to obtain a legal proxy in order to vote in person at the special meeting. Should you have any questions on the procedure for voting your shares, please contact

Phoenix Advisory Partners, our proxy solicitor, toll-free at (877) 478-5038 (brokers and banks should call (212) 493-3910).

How to Change Your Vote

        If you are a registered shareholder, you may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) re-voting by Internet (only the last vote that you enter by Internet will be counted), (3) delivering a written revocation letter to the Secretary of VIST, or (4) attending the special meeting in person, notifying the Secretary and voting by ballot at the special meeting. The VIST Secretary's mailing address is VIST Financial Corp., P.O. Box 6219, Wyomissing PA 19610. If your shares are registered in the name of a broker or other nominee, you may later revoke your proxy instructions by informing the holder of record in accordance with that entity's procedures.

Confidential Voting

        The manner in which you vote on any particular issue shall, subject to federal or state law requirements, be strictly confidential. Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner designed to protect your voting privacy. Your vote is not disclosed either within VIST or to third parties except (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, or (3) to facilitate a successful proxy solicitation by the board. Occasionally, shareholders provide written comments on their proxy card, which are then forwarded to management, separate from your voting instructions.

Solicitation of Proxies

        In addition to solicitation by mail, directors, officers and employees of VIST may solicit proxies for the special meeting from VIST shareholders personally or by telephone and other electronic means without compensation other than reimbursement for their actual expenses.

        Tompkins will pay the cost of preparing, assembling, printing, mailing and distributing this joint proxy statement/prospectus. In addition to the mailing of this joint proxy statement/prospectus, the solicitation of proxies or votes from VIST shareholders may be made in person, by telephone, or by electronic communication by VIST directors, officers, and employees, who will not receive any additional compensation for such solicitation activities. VIST has retained the services of Phoenix Advisory Partners to aid in the solicitation of proxies from banks, brokers, nominees and intermediaries, and to tabulate votes at the meeting. VIST estimates that it will pay a fee of $7,000, plus expenses for these services. In addition, VIST may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners.

VIST SPECIAL MEETING—PROPOSAL NO. 1
APPROVAL AND ADOPTION OF THE MERGER AGREEMENT

        VIST is asking its shareholders to approve and adopt the merger agreement. For a detailed discussion of the merger, including the terms and conditions of the merger agreement, see "The Merger," beginning on page 43. As discussed in detail in the sections entitled "The Merger—VIST's Reasons for the Merger", and "—Recommendation of VIST's Board of Directors", beginning on pages 48 and 51, respectively, after careful consideration, the VIST board of directors determined that the terms of the merger agreement and the transactions contemplated by it are in the best interests of VIST a and the board unanimously approved the merger agreement. Accordingly, VIST's board of directors unanimously recommends that VIST shareholders vote "FOR" approval and adoption of the merger agreement.

Required Vote

        Approval and adoption of the merger agreement requires the affirmative vote of the holders of at least 70% of the shares of VIST common stock outstanding on the record date for the VIST special meeting. Failure to vote, abstentions and broker non-votes, if any, will have the effect of a vote "AGAINST" the proposal.

 VIST SPECIAL MEETING—PROPOSAL NO. 2
ADVISORY (NON-BINDING) VOTE ON CERTAIN MERGER-RELATED
COMPENSATION FOR VIST NAMED EXECUTIVE OFFICERS

Golden Parachute Compensation

        This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each named executive officer of VIST that is based on or otherwise relates to the VIST merger. This compensation is referred to as "golden parachute" compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the merger-related compensation payable to our named executive officers. The "golden parachute" compensation payable to these individuals is subject to a non-binding advisory vote of VIST's shareholders, as described below in this section.

        All outstanding equity awards will vest upon receipt of the requisite affirmative vote of the VIST shareholders approving the merger. Other than Mr. Davis, the named executive officers of VIST are also entitled to certain "double-trigger" severance payments and benefits upon a termination of employment by VIST or Tompkins without "cause" or a resignation by the named executive officer for "good reason" (in either case, a "qualifying termination") as described in the section titled "The Merger—Interests of Certain Persons in the Merger-Existing Employment and Change in Control Agreements." The qualifying termination must occur within 18 months following the merger. For Mr. Davis, under his employment agreement he is entitled to certain "single-trigger" severance payments and benefits upon his voluntary termination of employment or an involuntary termination of employment by VIST or Tompkins without "cause" at any time, as described in the section titled "The Merger—Interests of Certain Persons in the Merger-Existing Employment and Change in Control Agreements."

        Assuming that the merger is completed and the employment of each of the named executive officers is terminated on June 30, 2012, the following table sets forth the estimated potential severance benefits to VIST's named executive officers on termination of employment in connection with a change in control. The amounts reported below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this joint proxy statement/prospectus, and do not reflect certain compensation actions occurring before completion of the merger or the value of benefits that the named executive officers are vested in without regard to the occurrence of a change in control. As a result, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

Golden Parachute Compensation

Name	Cash ($)(1)		Equity ($)(2)	Pension/NQDC ($)	Perquisites/ Benefits ($)(3)	Tax Reimbursements ($)	Other ($)	Total ($)
Robert D. Davis	$800,000	(4)	$172,925	—	$34,348	—	—	$1,007,273
Edward C. Barrett	$229,747	(5)	$90,872	$615,419	$9,379	—	—	$945,417
Louis J. DeCesare, Jr.	$209,769	(6)	$87,212	—	$17,194	—	—	$314,176
Michael C. Herr	$270,000	(7)	$89,637	—	—	—	—	$359,637
Neenu M. Miller	$219,758	(8)	$98,135	—	$16,623	—	—	$334,516

(1)
Reflects the total amount of cash severance which would be owed to each individual if he was terminated under circumstances that qualify as a "separation from service" under United States Department of the Treasury Regulation 1-409A-1(h), for reasons other than cause, or, except with respect to Mr. Davis, the executive officer resigns with good reason within 18 months following the closing of the merger (double trigger severance payments).

(2)
These amounts represent equity vesting upon the affirmative vote of VIST shareholders approving the merger agreement as follows:

Name	Aggregate Value of "in-the-Money" Stock Options that will Vest ($)	Aggregate Value of Shares of Restricted Stock that will Vest ($)	Total ($)
Robert D. Davis	$—	$172,925	$172,925
Edward C. Barrett	$69,197	$21,675	$90,872
Louis J. DeCesare, Jr.	$65,537	$21,675	$87,212
Michael C. Herr	$67,962	$21,675	$89,637
Neena M. Miller	$76,460	$21,675	$98,135
(3)
Represents the present value of the continuation of medical benefits for the severance period.

(4)
Represents a lump sum cash payment equal to two times Mr. Davis's annual base salary of $400,000.

(5)
Represents the present value of one times Mr. Barrett's annual base salary of $230,000 payable in 12 monthly installments. Under the terms of Mr. Barrett's agreement, payment of cash severance is subject to a restrictive non-solicitation covenant.

(6)
Represents the present value of one times Mr. DeCesare's annual base salary of $210,000 payable in 12 monthly installments. Under the terms of Mr. DeCesare's agreement, payment of cash severance is subject to a restrictive non-solicitation covenant.

(7)
Represents a lump sum cash payment equal to one times Mr. Herr's annual base salary of $270,000. Under the terms of Mr. Herr's agreement, payment of cash severance is subject to restrictive non-solicitation and non-competition covenants.

(8)
Represents the present value of one times Ms. Miller's annual base salary of $205,000 plus highest bonus over prior 3 years of $15,000 payable in 12 monthly installments. Under the terms of Ms. Miller's agreement, payments of cash severance is subject to a restrictive non-solicitation covenant.

Prohibition on Golden Parachute Payments by a TARP Recipient.

        Notwithstanding the foregoing, due to VIST's participation in the TARP Capital Purchase Program, whereby VIST issued and sold (i) 25,000 shares of noncumulative perpetual preferred stock with a liquidation preference of $1 thousand per share, and (ii) a ten year warrant to purchase up to 364,078 shares of VIST's common stock at an exercise price of $10.19 per share, to the U.S. Department of Treasury (collectively, the "TARP Securities"), certain of VIST's officers, including Mr. Davis, currently are prohibited from receiving any payments as a result of the individual's departure or upon a change in control. The prohibition applies to all amounts that such individuals are entitled to at the time of departure or change in control, regardless of when the amounts are actually paid. The prohibition also applies to the acceleration of vesting due to such individual's departure or a change in control. The prohibition does not apply to certain payments, including payments made pursuant to a tax-qualified retirement plan, such as a 401(k) Plan, and to certain vested benefits under a deferred compensation plan. Unless otherwise changed pursuant to the merger agreement, prior to the effective time of the merger, VIST and Tompkins intend that Tompkins will fund the purchase of the TARP Securities by VIST or Tompkins.

        However, if the TARP restrictions continue to apply as of the effective time of the merger, certain executive officers of VIST (the "Restricted Executives"), who terminate employment as of the effective time of the merger and do not become employees of Tompkins, will be prohibited from receiving any severance payments, including any severance payments that would be otherwise payable under a settlement agreement or severance plan. In addition, the Restricted Executives will be prohibited from receiving (i) a cash payment in cancellation of any non-vested VIST stock options, which is otherwise payable in accordance with the terms of the merger agreement, and (ii) accelerated vesting of any non-vested restricted stock awards, which would otherwise become vested in accordance with the terms of the merger agreement, regardless of whether the Restricted Executives remain employed with Tompkins following the effective time of the merger. We believe that it is unlikely that the TARP restrictions will continue to apply at the effective time of the merger, since the purchase of the TARP Securities is a condition precedent to the closing of the merger.

Merger-Related Compensation Proposal

        Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21(c) of the Exchange Act, VIST is seeking non-binding, advisory shareholder approval of the compensation of VIST's named executive officers that is based on or otherwise relates to the VIST merger as disclosed above in this section. The proposal gives VIST's shareholders the opportunity to express their views on the merger-related compensation of VIST's named executive officers.

        Accordingly, VIST is requesting shareholders to adopt the following resolution, on a non-binding, advisory basis:

        "RESOLVED, that the compensation that may be paid or become payable to VIST's named executive officers, in connection with the merger, and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in "Advisory (Non-Binding) Vote on Certain Merger-Related Compensation for VIST Named Executive Officers—Golden Parachute Compensation," be, and they hereby are APPROVED."

Recommendation of the VIST Board of Directors

        The vote on this proposal is a vote separate and apart from the vote to approve the merger agreement. Accordingly, you may vote not to approve this proposal on merger-related executive compensation and vote to approve the merger agreement and vice versa. Because the vote is advisory in nature, it will not be binding on VIST, regardless of whether the merger agreement is adopted. Approval of the non-binding, advisory proposal with respect to the compensation that may be received by VIST's named executive officers in connection with the merger is not a condition to completion of the merger, and failure to approve this advisory matter will have no effect on the vote to approve the merger agreement. Because the merger-related executive compensation to be paid in connection with the merger is based on contractual arrangements with the named executives, such compensation will be payable, regardless of the outcome of this advisory vote, if the merger agreement is approved (subject only to the contractual conditions applicable thereto).

        THE VIST BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE ADVISORY (NON-BINDING) PROPOSAL ON MERGER-RELATED COMPENSATION FOR VIST NAMED EXECUTIVE OFFICERS. The affirmative vote of a majority of all votes cast at the meeting is required to approve this proposal. Abstentions and broker non-votes will not constitute or be counted as votes cast for purposes of this proposal. All proxies will be voted "FOR" approval of this proposal unless a shareholder specifies to the contrary on such shareholder's proxy card.

 VIST SPECIAL MEETING—PROPOSAL NO. 3
AUTHORIZATION TO VOTE ON ADJOURNMENT OF THE VIST SPECIAL MEETING

        If, at the VIST special meeting, the number of shares of VIST common stock, present in person or by proxy, is insufficient to constitute a quorum or the number of shares of VIST common stock voting in favor of the other proposals is insufficient, VIST management intends to move to adjourn the special meeting in order to enable the VIST board of directors more time to solicit additional proxies. In that event, VIST will ask its shareholders to vote upon the adjournment proposal.

        In this proposal, VIST is asking you to grant discretionary authority to the holder of any proxy solicited by the VIST board of directors so that such holder can vote in favor of the proposal to adjourn the special meeting to solicit additional proxies. If the shareholders of VIST approve the adjournment proposal, VIST could adjourn the special meeting, and any adjourned session of the special meeting, and use the additional time to solicit additional proxies, including the solicitation of proxies from shareholders who have previously voted.

        Generally, if the special meeting is adjourned, no notice of the adjourned meeting is required to be given to shareholders, other than an announcement at the special meeting of the place, date and time to which the meeting is adjourned.

Recommendation of the VIST Board of Directors

        THE VIST BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO AUTHORIZE THE BOARD OF DIRECTORS TO ADJOURN THE SPECIAL MEETING OF SHAREHOLDERS TO ALLOW TIME FOR THE FURTHER SOLICITATION OF PROXIES. The affirmative vote of a majority of all votes cast at the meeting is required to approve this proposal. Abstentions and broker non-votes will not constitute or be counted as votes cast for purposes of this proposal. All proxies will be voted "FOR" approval of this proposal unless a shareholder specifies to the contrary on such shareholder's proxy card.

FUTURE SHAREHOLDER PROPOSALS

        Because VIST and Tompkins anticipate that the merger will close during the third quarter of 2012, VIST does not intend to hold a 2012 annual meeting of shareholders. In the event that the merger is not approved at the special meeting, VIST intends to schedule an annual meeting of shareholders for the election of directors. The date for the 2012 annual meeting is to be determined and VIST will advise VIST shareholders on a current report on Form 8-K of the date and time for 2012 annual meeting as soon as possible, if necessary.

BY ORDER OF THE BOARD OF DIRECTORS
/s/ Donna O. Kowalski
Donna O. Kowalski, Assistant Secretary

TOMPKINS ANNUAL MEETING OF SHAREHOLDERS

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JULY 18, 2012

        This joint proxy statement/prospectus together with the form of proxy is being mailed to stockholders on or about May 28, 2012 in connection with the solicitation by the Tompkins board of directors of proxies to be used at Tompkins' annual meeting of stockholders (the "Tompkins Meeting") to be held at the Country Club of Ithaca, 189 Pleasant Grove Road, Ithaca, New York on July 18, 2012, and any adjournment thereof.

Voting

        Only stockholders of record at the close of business on May 25, 2012 will be entitled to vote. On May 4, 2012, there were 12,215,791 shares of Tompkins common stock, par value $0.10 per share, outstanding and eligible to vote. Each share of Tompkins common stock is entitled to one vote on each matter to be voted on at the Tompkins Meeting.

        Tompkins stockholders whose shares are registered in their own names may vote by mailing a completed proxy, via the Internet or by telephone or by voting in person at the Tompkins Meeting. Instructions for voting via the Internet or by telephone are set forth on the enclosed form of proxy. To vote by mailing a proxy, sign and return the enclosed form of proxy in the enclosed pre-addressed postage-paid envelope. Shares of Tompkins common stock covered by a proxy that is properly executed and returned will be voted and, if the stockholder who executes such proxy specifies therein how such shares shall be voted on such proposals, the shares will be voted as so specified. Executed proxies with no instructions will be voted "FOR" each proposal for which no instruction is given. Other than the issuance of common stock in the merger, the election of Tompkins directors, the proposal to ratify the appointment of the independent registered public accounting firm, KPMG LLP, as Tompkins' independent auditor for the fiscal year ending December 31, 2012, and the adjournment proposal, the Tompkins Board is not aware of any other matters to be presented for stockholder action at the Tompkins Meeting. However, if other matters do properly come before the Tompkins Meeting or any adjournments thereof, the Tompkins board of directors intends that the persons named in the accompanying proxy will vote the shares represented by all properly executed proxies on any such matters in accordance with the judgment of the person or persons acting under the proxy.

        The presence of a stockholder at the Tompkins Meeting will not automatically revoke a proxy previously delivered by that stockholder. A Tompkins stockholder may, however, revoke his or her proxy at any time prior to its exercise by: (1) delivering to the Tompkins Corporate Secretary a written notice of revocation prior to the Tompkins Meeting, (2) delivering to the Tompkins Corporate Secretary a duly executed proxy bearing a later date, or (3) attending the Tompkins Meeting and filing a written notice of revocation with the Tompkins Corporate Secretary at the Tompkins Meeting prior to the vote and voting in person.

        The presence, in person or by proxy, of the holders of at least a majority of the shares of Tompkins common stock entitled to vote at the Tompkins Meeting is necessary to constitute a quorum for the conduct of business at the Tompkins Meeting and, in the event there are not sufficient votes on any matter, the Tompkins Meeting may be adjourned.

 Vote Required and Tompkins Board Recommendations

Proposal No. 1	Vote Required	Tompkins Board of Directors Recommendation
Issuance of Tompkins common stock in the Merger	An affirmative vote of a majority of all votes cast by the holders of Tompkins common stock entitled to vote thereon	"FOR" the issuance of Tompkins common stock in the Merger

Proposal No. 2	Vote Required	Tompkins Board of Directors Recommendation
Election of Directors	A plurality of votes cast by holders of shares of Tompkins common stock entitled to vote thereon	"FOR" all Tompkins Director nominees

Proposal No. 3	Vote Required	Tompkins Board of Directors Recommendation
Ratification of the appointment of the independent registered public accounting firm, KPMG LLP, as Tompkins' independent auditor for the fiscal year ending December 31, 2012	An affirmative vote of a majority of all votes cast by the holders of Tompkins common stock entitled to vote thereon	"FOR" the ratification of the appointment of the independent registered public accounting firm, KPMG LLP, as Tompkins' independent auditor for the fiscal year ending December 31, 2012

Proposal No. 4	Vote Required	Tompkins Board of Directors Recommendation
Adjournment of Meeting	An affirmative vote of a majority of all votes cast by the holders of Tompkins common stock entitled to vote thereon	"FOR" the adjournment proposal

Abstentions and Broker Non-votes

        At the Tompkins Meeting, abstentions, in person or by proxy, and broker non-votes will each be counted for purposes of determining the presence of a quorum. A "broker non-vote" occurs when a broker, bank, or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power on that matter and has not received instructions from the beneficial owner. At the Tompkins Meeting, broker non-votes and abstentions will have no effect on any of the Tompkins proposals.

Solicitation of Proxies

        The total cost of solicitation of proxies in connection with the Tompkins Meeting will be borne by Tompkins. In addition to solicitation by mail, Tompkins' directors, officers and employees may solicit proxies for the Tompkins Meeting personally or by telephone or electronic communication without additional remuneration. Tompkins will also provide brokers and other record owners holding shares in their names or in the names of nominees, in either case which are beneficially owned by others, proxy material for transmittal to such beneficial owners and will reimburse such record owners for their expenses in doing so.

 TOMPKINS ANNUAL MEETING—PROPOSAL NO. 1
ISSUANCE OF COMMON STOCK IN THE MERGER

        At the Tompkins Meeting, Tompkins stockholders will consider and vote on a proposal to approve the issuance of Tompkins common stock in the merger contemplated by the merger agreement between Tompkins, VIST, and TMP Mergeco. Inc. Details about the merger, including Tompkins' reasons for the merger, the effect of approval and adoption of the merger agreement and the timing of effectiveness of the merger, are discussed in the section entitled "The Merger" beginning on page 43 of this document.

Vote Required and Recommendation

        Approval of the merger proposal requires the presence of a quorum and the affirmative vote of a majority of all votes cast by the holders of Tompkins common stock entitled to vote on the merger proposal. TOMPKINS' BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ISSUANCE OF TOMPKINS COMMON STOCK IN THE MERGER CONTEMPLATED BY THE MERGER AGREEMENT AMONG TOMPKINS, VIST, AND TMP MERGECO. INC.

 TOMPKINS ANNUAL MEETING—PROPOSAL NO. 2
ELECTION OF TOMPKINS DIRECTORS

        At the Tompkins Meeting, 16 directors will be elected for a one-year term expiring at the 2013 Tompkins Annual Meeting and, with respect to each director, until his or her successor is elected and qualified. All 16 Tompkins director nominees—John E. Alexander, Paul J. Battaglia, James J. Byrnes, Daniel J. Fessenden, James W. Fulmer, Reeder D. Gates, James R. Hardie, Carl E. Haynes, Susan A. Henry, Patricia A. Johnson, Sandra A. Parker, Thomas R. Rochon, Stephen S. Romaine, Michael H. Spain, William D. Spain, Jr. and Craig Yunker—are currently serving as Tompkins directors. Their terms expire in 2012, and each is standing for re-election at the Tompkins Meeting. Each Tompkins director was identified and nominated by the Tompkins Nominating and Corporate Governance Committee for election at the Tompkins Meeting. The 16 nominees receiving the highest number of affirmative votes of the shares entitled to vote at the Tompkins Meeting will be elected to the Tompkins board of directors.

        The persons named in the proxy to represent stockholders at the Tompkins Meeting are Francis M. Fetsko and Linda M. Carlton. The proxies will vote as directed and, in the absence of instructions, will vote the shares represented by the proxies in favor of the election of nominees named below.

        In the event any nominee is unable or declines to serve as a Director at the time of the Tompkins Meeting, the proxies will be voted for the nominee, if any, who may be designated by the board of directors, upon recommendation of Tompkins' Nominating and Corporate Governance Committee, to fill the vacancy. As of the date of this joint proxy statement, the Tompkins board of directors is not aware that any nominee is unable or will decline to serve as a Tompkins Director.

        Tompkins has agreed in the merger agreement that two (2) current members of VIST's board of directors will be appointed to serve on the board of directors of Tompkins upon consummation of the merger. Such directors will be mutually identified by Tompkins and VIST, and they must meet the minimum qualifications required for service on the Tompkins board of directors. In addition, two (2) members of the current VIST board of directors—which persons may or may not be those selected to fill the vacancies described above—will be nominated for election at the first annual meeting of Tompkins following the merger, and such nominees must also meet the minimum qualifications required for service on the Tompkins board of directors.

Vote Required and Recommendation

        A plurality of votes cast by holders of shares of Tompkins common stock entitled to vote thereon. THE TOMPKINS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE TOMPKINS DIRECTOR NOMINEES.

        The following table sets forth each Tompkins director nominee and each continuing Tompkins director and includes such person's name, age, the year he or she first became a Tompkins director and whether he or she has been determined to be an independent director, as that term is defined in the listing standards of the NYSE Amex Company Guide. Biographies of the Tompkins director nominees follow the table. Unless otherwise indicated, all Tompkins directors have been employed in their current positions for at least five years.

Name	Age	Year First Elected Tompkins Director		Term to Expire	Independent(1)
Tompkins Board Nominees for Terms to Expire in 2013:
John E. Alexander	59	1993	(2)	2013	Yes
Paul J. Battaglia	60	2010		2013	Yes
James J. Byrnes	70	1989	(2)	2013	Yes
Daniel J. Fessenden	46	2009		2013	Yes
James W. Fulmer	60	2000		2013	No
Reeder D. Gates	66	1985	(2)	2013	Yes
James R. Hardie	69	2001		2013	No
Carl E. Haynes	66	1996	(3)	2013	Yes
Susan A. Henry	65	2010		2013	Yes
Patricia A. Johnson	56	2006		2013	Yes
Sandra A. Parker	63	2010		2013	Yes
Thomas R. Rochon	59	2009		2013	Yes
Stephen S. Romaine	47	2007		2013	No
Michael H. Spain	54	2000		2013	No
William D. Spain, Jr.	60	2000		2013	No
Craig Yunker	61	2000		2013	Yes

(1)
Independence has been determined in accordance with Section 803A of the listing standards of NYSE Amex Company Guide.

(2)
Served as a director of Tompkins Trust Company, prior to the formation of Tompkins in 1995.

(3)
Served as a director of Tompkins from 1996 until 2000, and was re-appointed on February 20, 2007.

Tompkins Director Qualifications, including Tompkins Director Nominees

        The following paragraphs provide information as of the date of this joint proxy statement/prospectus regarding each nominee's specific experience, qualifications, attributes and skills that led Tompkins' Board to the conclusion that he or she should serve as a Tompkins director. The information presented includes information each Tompkins director has given us about positions he or she holds, his or her principal occupation and business experience for the past five years, and the names of other publicly-held companies of which he or she currently serves as a director or has served as a director during the past five years.

        John E. Alexander has served as a director of Tompkins since 1995 and as a director of Tompkins Trust Company since 1993. Mr. Alexander was a principal stockholder and served as President and Chief Executive Officer of The CBORD Group, Inc. ("CBORD"), a computer software company which Mr. Alexander founded in 1975, until July 1, 2004. Mr. Alexander served as Chairman of the Board through February 2008. Prior to CBORD, Alexander was a Vice President in the Money Market Division of Bankers Trust Company. He currently serves on the board of the United Way of Tompkins County and the Food Bank of the Southern Tier, as well as serving as a Trustee Emeritus of Cornell University. We believe Mr. Alexander's qualifications to sit on our Board of Tompkins directors include his executive leadership and management experience, as well as the financial expertise he has brought to bear during nearly two decades of board service with our organization. Mr. Alexander has a long track record of community involvement in the Ithaca area, including the aforementioned service on the board of the United Way of Tompkins County and as Trustee Emeritus of Cornell University.

        Paul J. Battaglia has served as a director of Tompkins since May 2010 and was a director of AM&M Financial Services, Inc. from April-December 2010. He has served as a director for The Bank of Castile since January 2011. He became Chairman of the Tompkins Audit Committee in May 2011. Mr. Battaglia is a Managing Director of Freed Maxick & Battaglia, P.C., a public accounting firm headquartered in Western New York. As a managing director, Mr. Battaglia consults on various transactions, including mergers and acquisitions, design and implementation of financing plans, estate planning and business succession planning. Among his other professional qualifications, he is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants. Mr. Battaglia currently serves as a Commissioner of the Rochester Genesee Regional Transportation Authority. Mr. Battaglia has served as a director or volunteer for over thirty not-for-profit or educational organizations, and he is currently a member of the board of directors of Catholic Charities of Western New York and the Genesee Business Education Alliance. In 2010, Mr. Battaglia received the "Distinguished Citizen" award from the Boy Scouts of America (Iroquois Trail Council). We believe Mr. Battaglia's qualifications to sit on our board of directors include his thirty-seven years' experience with public and financial accounting matters for complex financial organizations. He has acquired a deep understanding of the Western New York business environment during his years of working with commercial clients in the region. We note that Mr. Battaglia has demonstrated significant involvement with local civic organizations through his years of service on the above-referenced boards of directors.

        James J. Byrnes served as Tompkins' Chief Executive Officer from its formation in 1995 until his retirement on December 31, 2006, and has served as the Chairman of the board of directors of Tompkins since its formation in 1995. He served as President of Tompkins Trust Company beginning in 1989 through 2002 and again in 2006. He serves as Chairman of the board of directors of Tompkins Trust Company, and as a Director of Mahopac National. He also serves as Chairman of the Board of New York Business Development Corporation. Prior to 1989, Mr. Byrnes was an officer with other banking companies. Mr. Byrnes has been involved as a director or volunteer with over twenty local not for profit and civic organizations. He is currently an instructor at Cornell University, where he also serves on numerous advisory boards, as well as on the Cornell University Council. In 2009, he and his wife were named "Volunteers of the Year" by the Tompkins County Society of Professional Development Officers. We believe Mr. Byrnes' qualifications to sit on our board of directors include his management experience of more than forty-five years in the banking industry, including aspects of domestic and international banking, his seventeen years as a successful CEO of our own company, leadership with many civic organizations in our market area, and his leadership as chair and director of state banking associations and the New York Business Development Corporation.

        Daniel J. Fessenden has served as a director of Tompkins since 2010 and was elected as a director of Tompkins Trust Company effective January 2009. Mr. Fessenden served as a member of the New York State Assembly from 1993 to 1999. He currently serves as the Executive Director of the Fred L. Emerson Foundation, a fourth generation family foundation located in Auburn, New York. From 2004 to 2006 he served as the founding Executive Director of the Cornell & Food Technology Park, Geneva, New York. Prior to 2004, Mr. Fessenden served as a key member of the government relations team for the Carrier Corporation, Syracuse, New York. Mr. Fessenden has been actively engaged with various business, civic and educational organizations throughout the Central New York region for more than 20 years. He currently serves on the Cornell University Council, in addition to several other civic and charitable commitments. We believe Mr. Fessenden's qualifications to sit on our board of directors include his extensive experience in government and public service (as well as executive experience in the private sector), his active engagement with civic organizations, and his deep connections to the Central New York business community.

        James W. Fulmer served as President of Tompkins from 2000 through 2006, as a Director of Tompkins since 2000, and as Vice Chairman of Tompkins since January 1, 2007. He serves as the Chairman, President and Chief Executive Officer of The Bank of Castile, a wholly-owned subsidiary of Tompkins, and has served in such capacity since 1988. Mr. Fulmer also serves as: a Director of Mahopac National Bank; Chairman of Tompkins Insurance Agencies; and Chairman of AM&M Financial Services, Inc. He served as the President and Chief Executive Officer of Letchworth Independent Bancshares Corporation from 1991 until its merger with Tompkins in 1999. In 2006, he was appointed to serve as a member of the board of director of the Federal Home Loan Bank of New York, effective January 2007. Mr. Fulmer is a past president of the Independent Bankers Association of New York State, and he also actively serves as a member of the board of directors of Erie and Niagara Insurance Association of Williamsville, the Cherry Valley Cooperative Insurance Company of Williamsville, the United Memorial Medical Center, the Genesee County Economic Development Center and WXXI Public Broadcasting Council. We believe Mr. Fulmer's qualifications to sit on our board of directors include his thirty-seven years of experience in the banking industry, including service as our Vice Chairman and as President and Chief Executive Officer of The Bank of Castile. Mr. Fulmer is also actively involved with the prominent Western New York community organizations described above.

        Reeder D. Gates has served as a director of Tompkins since 1995 and as a director of Tompkins Trust Company since 1985. Prior to his retirement in 2005, Mr. Gates was the President of R. D. Gates, Ltd., a company engaged in owning and operating community pharmacies, since January 1972. He was a consultant pharmacist to several not-for-profit organizations and educational institutions, such as Hospicare of Tompkins County, Cornell University, Ithaca College, Lakeside Nursing Home, and the George Junior Republic. Mr. Gates was also a member of the Urgent RX Program Committee, the Friends of Ithaca College, and a past president and board member of the Country Club of Ithaca. We believe Mr. Gates' qualifications to sit on our board of directors include his deep understanding of our people and our products that he has acquired over his twenty-six years of service on the board of Tompkins Trust Company, as well as his executive experience founding and leading his company.

        James R. Hardie has served as a director of Tompkins since 2001. Mr. Hardie has been Vice Chairman of the board of directors of Tompkins Insurance Agencies ("TIA"), a wholly-owned subsidiary of Tompkins, since August 1, 2002. He was President of Austin, Hardie, Wise Agency, Inc. from 1974 until January 1, 2001, when he became President, Chief Executive Officer and a director of TIA. Effective January 1, 2003, Mr. Hardie ceased serving as President and Chief Executive Officer of TIA. He continues to be employed by TIA as a producer. Mr. Hardie is the managing member of Bennington Farms, LLC, a property leasing company. His community service includes serving as a Director of the Wyoming County Hospital Foundation, as well as service on the Wyoming County Chamber Legislative Committee. We believe Mr. Hardie's qualifications to sit on our board of directors include his forty years of management experience in the insurance industry, including thirty years as chief executive officer, as well as his prior experience as a bank director before joining the Tompkins organization. In addition, Mr. Hardie has served in various capacities with numerous civic organizations throughout his career.

        Carl E. Haynes served as a director of Tompkins from 1996 until 2000 and was re-appointed on February 20, 2007. He has served as a director of Tompkins Trust Company since 1996. Dr. Haynes has been President of Tompkins Cortland Community College since 1995, and he served as Chairman of the board of directors of Cayuga Medical Center until May 2007. He also serves on the board of directors of the TC3 Foundation, Therm, Inc., CNY Regional Alliance, Cortland County Business Development Corporation, Cayuga-Cortland Workforce Investment Board, Tompkins County Area Development Corporation, Tompkins County Community Advisory Panel, Tompkins County Workforce Investment Board, among others. We believe Dr. Haynes' qualifications to sit on our board of directors include his nearly fifteen years of service as a bank director, as well as his executive experience leading a large, non-profit educational organization. Dr. Haynes has demonstrated civic leadership through service on the boards of many local charitable and business-related organizations.

        Susan A. Henry has served as a director of Tompkins since May 2010 and as a Director of Tompkins Trust Company since April 2010. Dr. Henry is the Ronald P. Lynch Dean emerita, College of Agriculture and Life Sciences, Cornell University, where she is a Professor of Molecular Biology and Genetics. Prior to her appointment at Cornell, Dr. Henry was Dean of Science of the Mellon College of Science at Carnegie Mellon University. Dr. Henry is a member of the board of directors of Seneca Foods Corporation, where she serves on the Compensation and Nominating Committee, and she is also a member of the board of directors of Agrium, Inc., where she serves on the Governance Committee, and as Chair of the Environmental Health and Safety Committee. We believe Dr. Henry's qualifications to sit on our board of directors include her extensive experience in the management and administration of a large non-profit organization, coupled with her experience serving on the boards of other publicly-traded companies.

        Patricia A. Johnson has served as a director of Tompkins since 2006, and as a director of Tompkins Trust Company since 2002. Ms Johnson began with Cornell University as the Assistant Treasurer in 1995 and has been Treasurer since March 1999. In 2007, Ms. Johnson was appointed Associate Vice President & Treasurer. Ms. Johnson currently serves as Treasurer of the Cornell Research Foundation and Cornell Club of New York and as Chair of the Finance Committee of the Tompkins Cortland Community College Foundation, serves on the finance committee of Planned Parenthood of the Southern Finger Lakes, and is a director of the Legacy Foundation, the Social Service League, and the Tompkins County Public Library Foundation, currently serving as the Chair of the Finance Committee. She was also a member of the NACUBO Accounting Principles Council and the Association for Financial Professionals. We believe Ms. Johnson's qualifications to sit on our board of directors include her accounting expertise and her ability to understand and evaluate Tompkins' complex financial operations, based in part on her prior work in the banking industry. Ms. Johnson has demonstrated civic leadership through service on the boards of many local charitable organizations.

        Sandra A. Parker has served as a director of Tompkins since May 2010 and as a director of The Bank of Castile since April 2010. Ms. Parker is the President and Chief Executive Officer of the Rochester Business Alliance, where she has served in various capacities since 2003. Previously, Ms. Parker was the President and Chief Executive Officer of the Industrial Management Council (Rochester, New York). She is a founder of Unshackle Upstate, and serves on the Committee to Save New York. Ms. Parker serves on numerous local boards of directors, including the Excellus Health Plan Regional board of directors, Monroe Community College Foundation, and the Center for Governmental Research, among others. Her extensive involvement with local civic organizations includes service on the boards of directors of the Rochester Area Community Foundation and the YMCA of Greater Rochester. We believe Ms. Parker's qualifications to sit on our board of directors include her extensive executive experiences, particularly in human resource management, coupled with her strong connections to the business community of Western New York and her involvement with the civic organizations noted above.

        Thomas R. Rochon has served as a director of Tompkins since 2009 and as a director of Tompkins Trust Company since January 2009. In July, 2008, Dr. Rochon was appointed President of Ithaca College. Prior to his appointment, he served from 2003 to July, 2008 as the Executive Vice President and Chief Academic Officer for the University of St. Thomas in Minnesota. Dr. Rochon also served as a Professor in St. Thomas's Political Science Department. From 2000 to 2003, he was the Executive Director of the Graduate Record Examinations program at the Educational Testing Service (ETS). He is on the board of directors of New York Campus Compact, an association of colleges and universities committed to community service. We believe Dr. Rochon's qualifications to sit on our board of directors include his many years of management experience, including as the President of Ithaca

College, as well as an understanding of the challenges faced by an organization which operates in a heavily regulated sector. Dr. Rochon is also actively involved with several local charitable organizations.

        Stephen S. Romaine was appointed to serve as a director of Tompkins on January 1, 2007. Pursuant to the management succession plan adopted by Tompkins' board of directors (the "Succession Plan"), Mr. Romaine was appointed President and Chief Executive Officer of Tompkins effective January 1, 2007. He had served as President and Chief Executive Officer of Mahopac National Bank from January 1, 2003 through December 31, 2006. Prior to this appointment, Mr. Romaine was Executive Vice President, Chief Financial Officer of Mahopac National Bank. Mr. Romaine currently serves on the boards of the New York Bankers Association, and on the Listed Company Council of the NYSE-Amex. His civic involvement includes service as a member of the board of directors of the Food Bank of the Southern Tier, the TC3 Foundation, and the Friends of Ithaca College. We believe Mr. Romaine's qualifications to sit on our board of directors include his 24 years as an executive in the financial services industry, including his current position as President and Chief Executive Officer of Tompkins.

        Michael H. Spain has served as a director of Tompkins since 2000, and as a director of Mahopac National Bank since 1992. Mr. Spain owns and serves as the President of the Spain Agency, an insurance agency located in Mahopac, New York. Mr. Spain is also a General Partner in W. D. Spain & Sons, LLP, a family limited partnership that owns Tompkins common stock of Tompkins; President of Sleeping Indian, LLC, and Trail Property, Inc., real estate holding companies; and President of Wind River, LLC and Indian Paintbrush, LLC, companies engaged in real estate development, and President of Risk Mitigation Advisors, LLC, a company engaged in loss control risk management. Mr. Spain currently serves on the Westchester/Putnam United Way advisory board. He has demonstrated civic leadership through service on the boards of several charitable organizations in the Hudson Valley. We believe Mr. Spain's qualifications to sit on our board of directors include his extensive executive experience in the financial services industry and his involvement with the civic organizations noted above, along with nearly twenty years of service as a bank director.

        William D. Spain, Jr. has served as a director of Tompkins since 2000, as a director of Mahopac National Bank since 1991, and as Chairman of the board of directors of Mahopac National Bank since 2000. He has been the Managing Partner of Spain & Spain, PC, a law firm in Mahopac, New York, since 1983. Mr. Spain is also a General Partner in W. D. Spain & Sons, LLP, a family limited partnership that owns Tompkins common stock of Tompkins. Mr. Spain is a member of the Mahopac Volunteer Fire Department, among other community organizations. We believe Mr. Spain's qualifications to sit on our board of directors include his strong connections to the business community in and around the Hudson Valley, coupled with his nearly twenty years of service as a bank director. We also note Mr. Spain's involvement, through board service and in other capacities, with civic organizations in the Hudson Valley.

        Craig Yunker has served as a director of Tompkins since 2000 and as a director of The Bank of Castile since 1991. He is the Managing Member of CY Farms, LLC, CY Properties, LLC, CY Heifer Farm, LLC, and Batavia Turf, LLC, companies engaged in farming. Since 2001, he has served as a Trustee of Cornell University. Mr. Yunker is closely involved with the Western and Central New York business community, and he currently serves in leadership roles on both state and national agricultural organizations, including the New York State Agriculture Society, and the Farm Foundation Roundtable. We believe Mr. Yunker's qualifications to sit on our board of directors include his extensive executive experience, particularly in the agribusiness sector, and his corporate strategy acumen, along with nearly twenty years of service as a bank director.

        The names and ages of Tompkins' executive officers, including the Named Executive Officers identified in the Summary Compensation Table in this joint proxy statement/prospectus, their positions and offices held with Tompkins, their term of office and experience is set forth in Part I of Tompkins'

Annual Report on Form 10-K for Tompkins' 2011 fiscal year, a copy of which is enclosed with this joint proxy statement/prospectus.

Matters Relating To the Tompkins Board of Directors

Tompkins Board of Directors Meetings and Committees; Tompkins Annual Meeting Attendance

        During fiscal 2011, the Tompkins board of directors held four regular meetings, a strategic planning meeting, and three special meetings. As a matter of practice John E. Alexander, Paul J. Battaglia, James J. Byrnes, Daniel J. Fessenden, Reeder D. Gates, Carl E. Haynes, Susan A. Henry, Patricia A. Johnson, Sandra A. Parker, Thomas R. Rochon, Thomas R. Salm, and Craig Yunker (the "Independent Directors") met in Executive Session at the end of each regular meeting. Thus, during 2011, the Tompkins Independent Directors held four meetings. During this period, all of the Tompkins directors attended or participated in at least 75% of the aggregate of the total number of meetings of the board of directors and the total number of meetings held by all committees of the board of directors on which each such director served.

        The Tompkins Annual Meeting of Stockholders for fiscal 2010 was held on May 16, 2011 and, with the exception of James R. Hardie and Sandra A. Parker, all of Tompkins' directors were in attendance.

        The Tompkins Board currently maintains and appoints the members of the following five standing committees: Executive, Compensation, Audit/Examining, Nominating and Corporate Governance, and Pension Investment Review.

Tompkins Board of Directors: Committee Membership

Director	Executive	Compensation	Audit/ Examining	Nominating/Corporate Governance	Pension Investment Review
John E. Alexander	—	—	—	—	X
Paul J. Battaglia	X	—	Chair	—	—
James J. Byrnes	Chair	—	—	—	Chair
Daniel J. Fessenden	—	—	X	—	—
James W. Fulmer	X	—	—	—	—
Reeder D. Gates	—	—	—	X	—
Carl E. Haynes	—	—	—	X	—
Susan A. Henry	—	X	—	—	X
Patricia A. Johnson	—	—	X	—	—
Sandra A. Parker	—	X	—	—	—
Thomas R. Rochon	—	—	—	X	—
Stephen S. Romaine	X	—	—	—	X
Thomas R. Salm	X	X	—	Chair	—
Michael H. Spain	X	—	—	—	—
Craig Yunker	X	Chair	X	—	—

        The Tompkins board of directors has adopted a written charter for the Executive Committee (as used in this paragraph, the "Committee"). A copy of the Executive Committee's charter is posted in the "Corporate Governance" section of Tompkins' website (www.tompkinsfinancial.com). The Committee did not meet during fiscal 2011. The Committee acts, as necessary, on behalf of the board of directors pursuant to Tompkins' Bylaws, as amended.

        The Tompkins board of directors has adopted a written charter for the Compensation Committee (as used in this paragraph, the "Committee"). A copy of the Committee's charter is posted in the "Corporate Governance" section of Tompkins' website (www.tompkinsfinancial.com). The Committee met four times during fiscal 2011. Among its duties and responsibilities, the Committee assesses executive performance and reviews, determines and recommends salaries and other matters relating to executive compensation, except that the compensation of Tompkins' Chief Executive Officer is determined by the full Board upon recommendation by the Committee. It also administers Tompkins' stock option plans, including reviewing and granting stock options to executive officers and other employees. The Committee also reviews and approves various other Tompkins compensation policies and matters, senior management planning, and is responsible for ensuring that Tompkins' executive officers are compensated effectively and in a manner consistent with Tompkins' objectives. Each of the members of this Committee is an "independent Director" as defined in Section 803A of the NYSE Amex Company Guide. The responsibilities and activities of the Committee are described in greater detail in the "Compensation Discussion and Analysis" beginning on page 337 of this joint proxy statement/prospectus.

        The Tompkins board of directors has adopted a written charter for the Audit/Examining Committee (as used in this paragraph, the "Committee"). A copy of the Committee's charter is posted in the "Corporate Governance" section of Tompkins' website (www.tompkinsfinancial.com). The Committee met nine times during fiscal 2011. This Committee assists the Board in its general oversight of Tompkins' accounting and financial reporting, internal controls and audit functions, and is directly responsible for the appointment, compensation and oversight of the work of Tompkins' independent auditors. The responsibilities and activities of the Committee are described in greater detail in the "Report of the Audit/Examining Committee of the Board of Directors" included in this joint proxy statement. The board of directors has determined that Paul J. Battaglia, Daniel J. Fessenden, and Patricia A. Johnson each qualify as an "audit committee financial expert" as defined in Item 407(d) of Regulation S-K and that each of the members of the Audit/Examining Committee satisfies the independence standards of Section 803A of the NYSE Amex Company Guide and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

        The Tompkins board of directors has adopted a written charter for the Nominating and Corporate Governance Committee (as used in this paragraph and hereafter, the "Committee"). A copy of the Committee's charter is posted in the "Corporate Governance" section of Tompkins' website (www.tompkinsfinancial.com). The Committee met three times during the 2011 fiscal year. This Committee is responsible for assisting the Board in developing corporate governance policies and practices that comply with applicable laws and regulations, including NYSE Amex listing and corporate governance requirements, and the corporate governance requirements of the Sarbanes-Oxley Act of 2002.

        The Committee is also responsible for identifying, evaluating and recommending qualified candidates for election to the board of directors. The Committee will evaluate candidates who are identified by shareholders, by other members of the board of directors, and occasionally by members of Tompkins' leadership team, which is comprised of the company's executive officers. The same procedures are used to evaluate all candidates, regardless of the source of the recommendation. To be considered, each candidate must possess the following minimum qualifications and attributes: highest personal values, judgment and integrity; an ability to understand the regulatory and policy environment in which Tompkins conducts its business; a demonstrated, significant engagement in one of the market areas served by Tompkins, based on one or more of the following within such market area—professional/business relationships, residence, and involvement with civic, cultural or charitable organizations; and experience which demonstrates an ability to deal with the key business, financial and management challenges that face financial service companies. The Committee believes that such connections with one of Tompkins' local communities fosters ties between Tompkins and that community, and also allows the Director to better understand the banking and financial services needs of its local stakeholders.

        In identifying potential nominees, the Committee also considers whether a particular candidate adds to the overall diversity of the Tompkins Board. The Committee seeks nominees with a broad diversity of experience, professions, skills, geographic representation and backgrounds. The Tompkins Board believes that the backgrounds and qualifications of the directors, considered as a group, should comprise an array of experience, knowledge and abilities to allow the Board to most effectively carry out its responsibilities. Although the Committee does take diversity into account when evaluating a particular candidate, it is only one of several criteria used during the Committee's assessment process, and the Committee has not formalized its diversity practices into a written policy.

        While individual experiences and qualifications serve as a baseline for consideration, the Committee recognizes that the board of directors governs as a whole, and not as a collection of individuals. The effectiveness of the Board is not a function of the individual attributes of its members; rather, it depends on the overall chemistry of the Board. Therefore, the Committee assesses whether a particular candidate will be able to function within this broader context by evaluating his or her: ability to understand, and willingness to engage, the issues presented to the Board; ability to exercise prudence and judgment, but also decisiveness; and ability to effectively communicate his or her ideas to the other members of the Board. In the case of incumbent Directors, these assessments are made based on past experience with a particular Director and, in the case of first-time nominees, these issues are explored during the interview and vetting process described below.

        Once the Committee has determined its interest in a potential nominee, it begins discussions with him or her as to his or her willingness to serve on the Board and one of Tompkins' subsidiary boards and, for first-time nominees, an interview will be conducted. If the nominee is an incumbent Director, the Committee will consider prior Board performance and contributions as described above; in the case of a first-time nominee, the Committee will evaluate its discussions with the candidate, and the Committee may also seek to verify its preliminary assessment of the candidate by discussing his or her particular attributes with other appropriate parties who have had prior professional experiences with him or her. At the conclusion of this process, the Committee will recommend qualified candidates that best meet Tompkins' needs to the full Board, which then selects candidates to be nominated for election at the next annual meeting of stockholders. The Committee uses the same process for evaluating all candidates, whether recommended by stockholders, directors or management.

        The Tompkins board of directors has adopted a written charter for the Pension Investment Review Committee (as used in this paragraph, the "Committee"). This Committee met two times during fiscal 2011, and it is responsible for reviewing the assets held in the Tompkins Financial Corporation Retirement Plan.

Tompkins Director Compensation

        It is the general policy of the Tompkins Board that employee directors are not paid for their service on Tompkins' board of directors beyond their regular employee compensation.

2011 Tompkins Director Compensation

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	All Other Compensation		Total
	($)	($)		($)	($)	($)		($)
Alexander	—	35,600						35,600
Battaglia	14,200	23,750						37,950
Byrnes	75,000	—						75,000
Fessenden	12,150	27,200						39,350
Gates	—	—			43,750			43,750
Hardie	18,000	—				20,800	(4)	38,800
Haynes	25,150	14,100						39,250
Henry	—	34,500						34,500
Johnson	35,600	—						35,600
Parker	35,200	—						35,200
Rochon	—	34,450						34,450
Salm	24,000	23,500						47,500
Spain, M.	13,500	18,000						31,500
Spain, Wm.	31,500	—						31,500
Yunker	—	42,200						42,200

(1)
Amounts disclosed for certain directors include cash compensation for service on subsidiary boards. For a more detailed discussion of such fees, see "Tompkins Subsidiary Board Service Compensation" below.

(2)
The stock awards disclosed here were earned by the directors and deferred under Tompkins' Amended and Restated Plan for Eligible Directors of Tompkins Financial Corporation and Wholly-Owned Subsidiaries (the "Retainer Plan"). The stock awards under the Retainer Plan are discussed in more detail below under the heading "Timing and Manner of Payment of Tompkins Director Compensation." The aggregate number of stock awards outstanding at fiscal year end was 59,195 shares. Dividends paid on the stock are reinvested pursuant to Tompkins' Dividend Reinvestment and Stock Purchase and Sale Plan.

(3)
Reflects nonqualified deferred compensation earnings paid into the Tompkins Trust Company Deferred Compensation Plan, for service on the Tompkins Trust Company board.

(4)
Represents compensation for Mr. Hardie's service as a producer for Tompkins Insurance Agencies.

        Effective January 1, 2011, Tompkins' non-employee directors were compensated for service on Tompkins' board of directors as follows. An annual $13,000 retainer payable in quarterly installments of $3,250 each was paid at the beginning of each quarter to Tompkins' non-employee directors. In addition, non-employee directors received $1,250 for each of the four regularly-scheduled Board meetings the director attended, as well as $750 for each Audit/Examining, Compensation, Nominating and Corporate Governance Committee meeting attended and $400 for each Pension Investment Review Committee meeting attended. The Chair of the Audit/Examining, Compensation and Nominating, and Corporate Governance Committees received an additional $4,000 annual fee paid in quarterly installments of $1,000. All non-employee directors' fees paid for service on Tompkins' board of directors are paid in cash or, if a valid election was made by the director prior to January 1, 2011, such directors' fees were paid pursuant to the Retainer Plan, as described below under "Timing and Manner of Payment of Tompkins Director Compensation." In addition to these fees, directors are eligible to receive options granted pursuant to Tompkins' 2009 Equity Plan, though none were issued to directors during fiscal 2011.

        In lieu of any meeting and/or committee fees or stipends, an annual retainer was paid to the individual serving in the office of Vice Chair of the Tompkins Financial Corporation and Tompkins Trust Company board of directors in the amount of $47,500 paid in quarterly installments of $11,875. The Vice Chair's fee was paid in cash and stock pursuant to the Retainer Plan, as described above under "Timing and Manner of Payment of Tompkins Director Compensation." In lieu of any meeting and/or committee fees or stipends, an annual retainer was paid to the individual serving in the office of Chairman of the Tompkins Financial Corporation and Tompkins Trust Company board of directors in the amount of $75,000 paid in quarterly installments of $18,750. The Chairman's fee was paid in cash.

Tompkins Subsidiary Board Service Compensation

        Any non-employee member of Tompkins' board of directors who also sits on the board of The Bank of Castile received an additional annual $14,200 Board Retainer Fee, paid in quarterly installments of $3,550. All non-employee Directors' fees were paid in cash, or if a valid election was made by the Director prior to January 1, 2011, deferred pursuant to (i) the Retainer Plan or (ii) pursuant to a Deferred Compensation Agreement.

        Any non-employee member of Tompkins' board of directors who also sits on the board of Mahopac National Bank received an additional annual fee of $18,000 paid in quarterly installments of $4,500 for service on the Mahopac National Bank's board of directors. All non-employee Directors' fees were paid in cash, or if a valid election was made by the Director prior to January 1, 2011, deferred pursuant to (i) the Retainer Plan or (ii) pursuant to a Deferred Compensation Agreement.

        Any non-employee member of Tompkins' board of directors who also sits on the board of Tompkins Trust Company received an additional annual $14,200 Board Retainer Fee paid in quarterly installments of $3,550. Committee Fees (Trust and Board Loan) of $400 per meeting attended (plus $1,000 annual fee paid in quarterly installments of $250 at the beginning of each quarter to Committee Chair) were paid to non-employee Directors in 2011. The aforementioned fees were be pro-rated as necessary for Directors completing less than a full year of service. All non-employee Directors' fees were paid in cash, or if a valid election was made by the Director prior to January 1, 2011, deferred pursuant to (i) the Retainer Plan or (ii) pursuant to a Deferred Compensation Agreement.

        The non-employee member of Tompkins' board of directors who also sits on the board of Tompkins Insurance is not compensated for such service.

Timing and Manner of Payment of Tompkins Director Compensation

        All retainer and meeting fees were paid quarterly by Tompkins, either in cash or, if a timely election was made by the Director, in Tompkins stock pursuant to the Retainer Plan. Non-employee Directors may also elect to receive compensation in deferred cash pursuant to a Deferred Compensation Agreement. If a Director elects to receive deferred stock compensation under the Retainer Plan, his or her fees are transferred to a Rabbi Trust. The trustee acquires shares of Tompkins' common stock pursuant to Tompkins' Dividend Reinvestment and Stock Purchase and Sale Plan. A Director has no rights in or to the shares of common stock held in the Rabbi Trust until distribution is made in accordance with the Retainer Plan. An aggregate of 6,942 shares of Tompkins common stock was acquired by the Rabbi Trust under the Retainer Plan in 2011 representing board and committee fees and retainers paid and expensed in 2011.

 Tompkins Corporate Governance Matters

Tompkins Stockholder Communications with Tompkins Directors

        Tompkins stockholders may communicate with Tompkins' board of directors by writing to the following address: Board of Directors, Tompkins Financial Corporation, P.O. Box 460, Ithaca, New York 14851. Both the Chairman and Vice Chair, each of whom is an independent director of Tompkins, will review all correspondence and, if either of them determines that a communication should be reviewed by the full board of directors, it will be presented to the Board for its review and consideration.

Tompkins Policy Regarding Director Attendance at Annual Meetings

        Tompkins does not have a formal policy in place requiring the attendance of all directors at annual meetings of stockholders, although the Board strongly encourages such attendance.

Tompkins Code of Ethics

        Tompkins' board of directors has adopted the Tompkins Financial Corporation Code of Ethics for the Chief Executive Officer and Senior Financial Officer which applies to Tompkins' Chief Executive Officer and Chief Financial Officer. A copy of the Code of Ethics is available in the "Corporate Governance" section of Tompkins' website (www.tompkinsfinancial.com). Tompkins will post amendments to or waivers from the Code of Ethics for Chief Executive Officer and Senior Financial Officer at this location on its website.

Tompkins Board Leadership Structure and Risk Oversight

        Presently, the roles of Chief Executive Officer and Chairman of the Board are separate, as the Tompkins Board feels this offers advantages of including additional input and a range of prior experience within our leadership structure. However, no single leadership model is right for Tompkins at all times, and the Tompkins Board does not have a policy that these roles will always be separate. The Tompkins Board recognizes that other leadership models can be appropriate for Tompkins, given different circumstances.

        The Board has an active role, both at the full Board and also at the committee level, in overseeing management of Tompkins' risks. The Board regularly reviews information regarding asset quality, capital, securities portfolio, liquidity, operations and other matters, as well as the risks associated with each. The Compensation Committee oversees risks associated with compensation arrangements and the Audit Committee oversees management of financial risks. The Board's role in the risk oversight process has not directly impacted its leadership structure.

Risk and Influence on Compensation Programs

        Tompkins' Compensation Committee also considers risk and its influence on Tompkins' compensation programs. This Committee reviews each compensation element individually and in the aggregate to ensure that the overall compensation program provides a balanced perspective that ultimately aligns pay with performance while also ensuring bonus / incentive programs do not motivate inappropriate risk-taking. Since the bonuses are discretionary, the Committee has the ability to reduce bonus amounts should it be determined that certain actions or practices by the executive officers are promoting unnecessary or excessive risk. Equity award levels and practices are set to foster shared interests between management and stockholders, but are not considered by the Committee to be at levels that would drive inappropriate behavior. In the Committee's judgment, the compensation policies and practices of Tompkins do not give rise to material risks.

Bylaw Amendment

        On January 25, 2011, the Board voted to approve an amendment (the "Bylaw Amendment") to Article IV, Section 4 of the Amended and Restated Bylaws of Tompkins, effective immediately, to provide that upon a Director's reaching the mandatory retirement age of 72, such Director may serve out the remainder of his or her elected term until the next Annual Meeting of Stockholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following tables set forth certain information, as of May 4, 2012, with respect to the beneficial ownership of the Company's Common Stock by: (1) each stockholder known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock; (2) each Director and nominee; (3) each executive officer named in the Summary Compensation Table; and (4) all executive officers and Directors as a group. Except as otherwise indicated, each of the stockholders named below has sole voting and investment power with respect to the outstanding shares of Common Stock beneficially owned.

	Common Stock Ownership
Names	Phantom Stock Held in Deferred Trust(1)		Number of Shares Beneficially Owned		Percent of Outstanding Shares(2)
Directors, Nominees and Executive Officers
John E. Alexander+,++	8,827		30,164	(3)	**
Paul J. Battaglia+,++	1,207		3,473	(4)	**
James J. Byrnes+,++			45,036		**
Daniel J. Fessenden+,++	1,481		916		**
Francis M. Fetsko*			47,332	(5)	**
James W. Fulmer*,+,++			132,685	(6)	1.08
Reeder D. Gates+,++	5,380		125,707	(7)	1.03
James R. Hardie+,++	1,463		69,668	(8)	**
Gregory J. Hartz*			29,493	(9)	**
Carl E. Haynes+,++	4,579		3,334		**
Susan A. Henry+,++	1,774		1,056		**
Patricia A. Johnson+,++	2,387		108		**
Gerald J. Klein, Jr.*			42,398	(10)	**
Sandra A. Parker+,++			200		**
Thomas R. Rochon+,++	2,646		233	(11)	**
Stephen S. Romaine*,+,++			67,339	(12)	**
Thomas R. Salm+	7,030		6,615	(13)	**
Michael H. Spain+,++	3,572		470,080	(14)	3.85
William D. Spain, Jr.+,++	2,366		465,893	(15)	3.81
Craig Yunker+,++	6,058		12,853		**
All Directors and executive officers as a group (25 persons)			1,274,254		10.23
Tompkins Trust Company in the fiduciary capacity indicated:
Executor, Trustee or Co-Trustee	780,676	(16)			6.39
Agent or Custodian	775,765	(16)			6.35
Tompkins Trust Company in the fiduciary capacity indicated (Plan shares held in custody by Prudential Investment Management Services, LLC) :
Trustee for the Tompkins Financial Employee Stock Ownership and Investment & Stock Ownership Plans	726,896	(17)			5.95

*
Named Executive Officer

+
Currently a Director of the Company

++
Director Nominee

**
Less than 1 percent

(1)
Each share of phantom stock is the economic equivalent of one share of common stock. Phantom stock represents deferred stock compensation under the Amended and Restated Retainer Plan for Eligible Directors of Tompkins Financial Corporation and its Wholly-Owned Subsidiaries. These shares are held in a Rabbi Trust pending distribution upon the occurrence of certain events specified in the Plan. The reporting person has no voting or investment power over the shares prior to such distribution. The shares of Common Stock held in deferred trust accounts for non-employee Directors are voted by the Trust Company, as trustee of the Rabbi Trust.

(2)
The number of shares beneficially owned by each person or group as of May 4, 2012, includes shares of Common Stock that such person or group had the right to acquire on or within 60 days after May 4, 2012, including, but not limited to, upon the exercise of options. References to options in these footnotes include only options to purchase shares that were exercisable on or within 60 days after May 4, 2012. For each individual and group included in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the 12,215,791 shares of Common Stock outstanding and eligible to vote on May 4, 2012 plus the number of shares of Common Stock that such person or group had the right to acquire on or within 60 days after May 4, 2012. The percentages listed in this column do not include shares acquired pursuant to the Company's Amended and Restated Retainer Plan for Eligible Directors of Tompkins Financial Corporation and its wholly-owned subsidiaries (the "Retainer Plan") and held in a deferred trust account (the "Rabbi Trust"); Directors have no voting or investment power with respect to such shares. For a more detailed discussion of the Retainer Plan, refer to "Timing and Manner of Payment of Company Board Compensation," page 331.

(3)
Includes 470 shares owned by Mr. Alexander's spouse.

(4)
Includes 2,973 shares owned by Mr. Battaglia's spouse.

(5)
Includes 4,597 shares held in the Company's Employee Stock Ownership and Investment & Stock Ownership Plans, 1,650 restricted stock shares granted Aug. 19, 2011 with an expiration date of Aug. 19, 2021 that have a seven year vesting schedule with zero percent vesting in year one, 17% vesting in years 2 through 6 and 15% vesting in year seven, and 38,530 shares that Mr. Fetsko may acquire by exercise of options exercisable at May 4, 2012, or 60 days thereafter.

(6)
Includes 9,218 shares held in the Company's Employee Stock Ownership Plan, 1,650 restricted stock shares granted Aug. 19, 2011 with an expiration date of Aug. 19, 2021 that have a seven year vesting schedule with zero percent vesting in year one, 17% vesting in years 2 through 6 and 15% vesting in year seven, 25,597 shares owned by Mr. Fulmer's spouse, 467 shares held by Mr. Fulmer as Custodian for his son under the Uniform Transfers to Minors Act, and 31,076 shares that Mr. Fulmer may acquire by exercise of options exercisable at May 4, 2012, or 60 days thereafter.

(7)
Includes 3,201 shares owned by Mr. Gates' spouse.

(8)
Includes 668 shares held in the Company's Employee Stock Ownership Plan.

(9)
Includes 3,738 shares held in the Company's Employee Stock Ownership Plan, 1,650 restricted stock shares granted Aug. 19, 2011 with an expiration date of Aug. 19, 2021 that have a seven year vesting schedule with zero percent vesting in year one, 17% vesting in years 2 through 6 and 15% vesting in year seven, 44 shares held by Mr. Hartz's son, 15 shares held by each of his two daughters, and 23,227 shares that Mr. Hartz may acquire by exercise of options exercisable at May 4, 2012, or 60 days thereafter.

(10)
Includes 2,704 shares held in the Company's Employee Stock Ownership and Investment & Stock Ownership Plans, 1,650 restricted stock shares granted Aug. 19, 2011 with an expiration date of

  Aug. 19, 2021 that have a seven year vesting schedule with zero percent vesting in year one, 17% vesting in years 2 through 6 and 15% vesting in year seven, and 33,771 shares that Mr. Klein may acquire by exercise of options exercisable at May 4, 2012, or 60 days thereafter.

(11)
Includes 5 shares owned by Dr. Rochon's spouse as Custodian for each of their two sons (10 shares).

(12)
Includes 6,328 shares held in the Company's Employee Stock Ownership and Investment & Stock Ownership Plans, 3,300 restricted stock shares granted Aug. 19, 2011 with an expiration date of Aug. 19, 2021 that have a seven year vesting schedule with zero percent vesting in year one, 17% vesting in years 2 through 6 and 15% vesting in year seven, and 56,822 shares that Mr. Romaine may acquire by exercise of options exercisable at May 4, 2012, or 60 days thereafter.

(13)
Includes 1,279 shares owned by Mr. Salm's spouse.

(14)
Includes 420,707 shares of Common Stock held by W. D. Spain & Sons Limited Partnership, of which Mr. Michael Spain is a General Partner and shares voting and investment control. Mr. Spain disclaims beneficial ownership of all shares of Common Stock owned by W. D. Spain & Sons Limited Partnership, except to the extent of 84,140 shares which represent his indirect pecuniary interest, through his ownership of 20% of W. D. Spain & Sons Limited Partnership.

(15)
Includes 420,707 shares of Common Stock held by W. D. Spain & Sons Limited Partnership, of which Mr. William Spain, Jr. is a General Partner and shares voting and investment control. Mr. Spain disclaims beneficial ownership of all shares of Common Stock owned by W. D. Spain & Sons Limited Partnership, except to the extent of 84,140 shares which represent his indirect pecuniary interest, through his ownership of 20% of W. D. Spain & Sons Limited Partnership.

(16)
As of May 4, 2012, Tompkins Trust Company (the "Trust Company"), which is a wholly-owned subsidiary of the Company, held 1,556,441 shares of Common Stock of the Company, representing 12.74% of the outstanding shares of Common Stock. Of such shares, 780,676 shares, or 6.39% of the outstanding shares, are held in a fiduciary capacity as executor, trustee or co-trustee. Where the Trust Company is sole executor or trustee, such shares, generally, will be voted only if the legal instrument provides for voting the stock at the direction of the donor or a beneficiary and such direction is in fact received. When acting in a co-fiduciary capacity, such shares will be voted by the co-fiduciary or fiduciaries in the same manner as if the co-fiduciary or fiduciaries were the sole fiduciary. In addition, 775,765 shares are held as agent or custodian with the voting power retained by the owner. Such shares represent 6.35% of the Common Stock outstanding. Tompkins Trust Company's address is P.O. Box 460, Ithaca, New York 14851.

(17)
The Trust Company is also Trustee of 726,896 shares identified in the above table, or 5.95% of the outstanding shares that are held and administered by Prudential Investment Management Services, LLC. Of which 569,722 shares, or 4.66% of the outstanding shares, are held by the Company's Employee Stock Ownership Plan and 157,174 shares, or 1.29% of the outstanding shares, are held by the Company's Investment & Stock Ownership Plan for which all shares have been allocated to participant accounts. Individual plan participants are entitled to vote these shares, and as a result these shares are not voted by the Trustee.

        As of December 31, 2011, other than as listed in the Common Stock Ownership table above, no person was known by the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company's common stock, except as follows:

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Class
BlackRock, Inc. (formerly Barclays Global Investors, NA)(1)	729,197	6.56%
40 East 52nd Street, New York, NY 10022

(1)
This information is based on a Schedule 13G filed by BlackRock, Inc. (formerly Barclays Global Investors, NA) on January 20, 2012. BlackRock Japan Co. Ltd., BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Asset Management Australia, BlackRock Advisors, LLC, BlackRock Investment Management, LLC, BlackRock Asset Management Ireland Limited, and BlackRock International Ltd. have sole voting power over all of the shares and sole dispositive power over all of the shares. These shares are held in trust accounts for the economic benefit of the beneficiaries of those accounts.

TOMPKINS' COMPENSATION DISCUSSION AND ANALYSIS

Overview

        It is the position of Tompkins' Compensation Committee and its board of directors that Tompkins has long operated within the spirit of the guidance provided by the Dodd-Frank Wall Street Reform and Consumer Protection Act and other recently enacted regulations. Tompkins management and its board of directors have been careful to avoid many of the risks of incentive programs, choosing to reward proven results on a discretionary basis as opposed to tying payments to any particular metric; therefore, not providing an individual or group the incentive to take unnecessary risk with respect to a customer, the organization or our shareholders. These efforts are supported by an effective risk management system and strong corporate governance.

        Tompkins has delegated to the Compensation Committee (the "Committee") the responsibility for determining or recommending to the full Board the compensation of Tompkins' executive officers, including the executive officers identified in the Summary Compensation Table (the "Named Executive Officers").

        Tompkins has exhibited strong recent financial performance relative to its industry. In recognition of Tompkins' financial performance and the contributions made by the Named Executive Officers in 2010 - 2011 the following compensation actions were approved:

  •
  Merit Increases.  Effective April 2011, most of Tompkins' executives received salary rate increases, including all of the Named Executive Officers.

  •
  Bonuses.  In February 2011 and 2012, bonus awards (non-equity) were paid to many senior officers of Tompkins, including all of the Named Executive Officers.

  •
  Long-Term Equity-Based Awards.  The Committee uses discretion in determining the frequency of awards and has generally considered awards every 18 to 24 months. In August 2011, a number of executives received long-term equity-based awards. Among that group were the Named Executive Officers who each received stock-settled stock appreciation rights (SARs) and shares of restricted stock.

        These decisions as well as the Committee's process in making compensation recommendations are described below.

Tompkins' Compensation Philosophy and Objectives

        A goal of the Committee is to offer executive compensation that is fair and reasonable, consistent with Tompkins' size and the compensation practices of the financial services industry generally. Key objectives of the compensation package are to attract, develop, and retain high caliber executives who are capable of maximizing Tompkins' performance for the benefit of its stockholders. The Board and the Committee maintain full discretion over the components and payment of compensation in order to preserve the flexibility necessary to ensure its ability to act in Tompkins' best interests.

Tax and Accounting Considerations

        The accounting and tax treatment of compensation generally has not been a significant factor in determining the amounts of compensation for our executive officers. However, the Compensation Committee and management have considered the accounting and tax impact of various program designs to balance the potential cost to Tompkins with the benefit/value to the executive.

Tompkins' Compensation Committee and Process

Role of the Compensation Committee, Management, and Consultants

        The Committee is responsible for general oversight of personnel policies for Tompkins and its subsidiaries, including review and administration of: deferred compensation; retirement and supplemental executive retirement plans; long-term equity compensation; and executive compensation plans. The Committee makes determinations or recommends to the Board actions concerning the compensation of executive officers and Company compensation programs. Tasks outlined by the Compensation Committee Charter include, but are not limited to, the following: reviewing the competitiveness of Tompkins' compensation programs; reviewing and approving annual performance goals and objectives; and evaluating the Chief Executive Officer's and other executive officers' performance as it relates to these goals. The Committee supports the succession planning process in consultation with the Chief Executive Officer. The Committee also discusses and considers the results of the stockholders' non-binding vote on say-on-pay. As permitted by law, the Committee may delegate all or a portion of its duties and responsibilities to a subcommittee of the Committee.

        Executive officers do not play a role in determining their own compensation decisions, but they are called on to make recommendations concerning those individuals that report to them. The Committee also has the authority to retain such outside counsel, experts, and other advisors as it determines appropriate to assist it in the full performance of its functions.

Process of Determining Tompkins' Named Executive Officer Compensation

        In furtherance of its objective to attract, develop and retain high caliber executives who are capable of maximizing Tompkins' performance for the benefit of its stockholders, the Committee periodically compares its compensation levels, practices, and financial performance to survey and publicly available data for a group of banking institutions of similar size, geographic market or structure.

        Toward that end, the Committee utilized information from the publicly filed proxy statements of the following companies when considering the compensation of its Chief Executive Officer and the other Named Executive Officers:

  Arrow Financial Corporation

  NBT Bancorp Inc.

  Financial Institutions, Inc.

  Park National Corporation

  Alliance Financial Corporation

  First Niagara Financial Group, Inc.

  Hudson Valley Holding Corp.

  Bryn Mawr Bank Corporation

        In addition to the selected group of banking institutions, the Committee utilized data from the 2010 Executive Compensation Review for banks and thrifts provided by SNL Financial. The list of companies that participated in the surveys contained in the review can be found in the appendix at the end of the Compensation Discussion and Analysis section.

        The Committee believes that a certain level of discretion is appropriate in determining the Named Executive Officers' compensation. Information from these comparative groups and compensation survey data is only one factor in the Committee's assessment of appropriate compensation levels, policies, and practices. The Committee does not have a formal policy of targeting a certain percentile of the market data or using market data to establish the mix of compensation (including the allocation between cash and non-cash compensation and short and long-term equity compensation). The Committee also does not have a formal policy regarding the relationship between compensation levels provided to the Chief Executive Officer and other Named Executive Officers.

        For fiscal 2011, the Committee considered a number of quantitative and qualitative performance factors to evaluate the performance of its executive officers, including its Chief Executive Officer. The 2010 annual performance factors were considered for the purpose of determining 2011 merit increases while the 2011 annual performance factors were used to determine executive bonuses earned for 2011 and paid in 2012. The factors considered for fiscal 2011 compensation were:

  •
  Tompkins' net income as compared to Tompkins' internal targets (in thousands of dollars)

	Actual	Plan
2011	$35,419	$33,831	+4.7%
2010	$33,831	$34,345	-1.5%
  •
  Increases in earnings per share (diluted EPS)

2011	3.20	+2.89%
2010	3.11	+5.07%
  •
  Tompkins' return on assets (ROA), as ranked in the Federal Reserve Bank Holding Company Performance Report for its peer group

2011	1.07%	69th percentile
2010	1.06%	83rd percentile
  •
  Tompkins' total return as compared to KBW Regional Banking Index over the following time periods (Annual Equivalent)

	1 Year	5 Year	10 Year
TMP	(1.31)%	1.81%	6.29%
KBW	(6.46)%	(10.78)%	(2.03)%
  •
  Tompkins' return on equity (ROE), as ranked in the Federal Reserve Bank Holding Company Performance Report for its peer group

2011	12.02%	86th percentile
2010	12.72%	91st percentile

        The Committee believes that the total compensation provided to Tompkins' executive officers is competitive, particularly given Tompkins' relative performance, and that Tompkins' compensation practices for fiscal 2011 were appropriate.

Consideration of Say-on-Pay Results

        The Compensation Committee considered the results of Tompkins' 2011 advisory, non-binding "say-on-pay" proposal in connection with the discharge of its responsibilities. The result of this non-binding vote was that 79.16% of our stockholders voting on the "say-on-pay" proposal voted affirmatively to approve the compensation of our NEOs described in our proxy statement in 2011. The Compensation Committee considered this result, and did not implement significant changes to Tompkins' executive compensation program as a result of the stockholder advisory vote.

Components of Compensation

        The major components of Tompkins' executive officer compensation are: (i) base salary, (ii) annual bonus, (iii) long-term, equity-based awards, and (iv) retirement and other benefits.

        Base Salary.    Tompkins' base salary program is designed to recognize the roles and responsibilities of executive officers' positions and their performance in those roles. The Committee annually reviews the salaries of Tompkins' executives. When setting base salary levels for recommendation to the full Board, the Committee considers (a) competitive market conditions for executive compensation, (b) Tompkins' performance and (c) the individual's performance. Tompkins' performance is measured by Tompkins' strategic and financial performance in the fiscal year, with particular emphasis on earnings per share growth and return on stockholders' equity for the year. Although the Committee considers year-to-year changes in stock price in its evaluation of Company performance, the Committee does not emphasize this criterion because the Committee does not believe that short-term fluctuations in stock price necessarily reflect the underlying strength or future prospects of Tompkins. Individual performance is measured by the strategic and financial performance of the particular executive officer's operational responsibility in comparison to targeted performance criteria.

        Tompkins maintains a common anniversary date for the merit review process and related increases in compensation rates occur in April. Most of Tompkins' executives received salary rate increases at this time including all of the Named Executive Officers. Mr. Romaine's annual salary rate was increased to $457,000 representing an increase of 5.0%. Messrs. Fulmer, Fetsko, Hartz and Klein received annual salary rate increases to $296,400 (+4.0%), $254,800 (+4.0%), $230,800 (+3.5%), and $234,600 (+2.0%) respectively.

        Annual Bonus.    Tompkins chooses to pay annual cash bonuses in order to motivate executives to work effectively to achieve Tompkins' financial performance objectives and to reward them if objectives are met. The Board maintains full discretion on the payment of bonuses in order to preserve the flexibility necessary to ensure its ability to act in Tompkins' best interests. The Compensation Committee considers a number of quantitative and qualitative performance factors to evaluate the performance of its Named Executive Officers. These performance factors include, but are not limited to: (i) achievement of individual goals; (ii) contribution to business unit results; and (iii) contribution to corporate results measured by (a) Tompkins' net income as compared to Tompkins' internal targets, (b) increases in earnings per share of Tompkins' common stock for the latest 12 months, (c) Tompkins' return on assets, as ranked in the Federal Reserve Bank Holding Company Performance Report (Peer Group Percentile), (d) increases in Tompkins' stock price over 12 months, and (e) Tompkins' return on equity, as ranked in the Federal Reserve Bank Holding Company Performance Report (Peer Group percentile). In February 2012, bonus awards were paid to several executives of Tompkins, including all of the Named Executive Officers. These bonus awards were reflective of the performance of Tompkins in 2011. Mr. Romaine received a bonus of $175,000 and Messrs. Fulmer, Fetsko, Hartz, and Klein received $84,500, $70,950, $64,050, and $57,000 respectively.

        Long-Term, Equity-Based Awards.    Tompkins chooses to award equity-based compensation in the form of Stock Options, Stock-Settled Stock Appreciation Rights and Restricted Stock because such grants (1) align executive interests with stockholder interests by creating a direct link between compensation and stockholder return, (2) give executives a significant, long-term interest in Tompkins' success and (3) help retain key executives in a competitive market for executive talent. While the Committee recognizes that the executives of Tompkins can exert very little influence on short-term fluctuations in stock price, the Committee does believe that long-term stock price appreciation reflects achievement of strategic goals and objectives. Equity awards are based on the performance of the individual executive and his or her anticipated contribution to the achievement of Tompkins' strategic goals and objectives. The Committee has traditionally authorized grants vesting over five or more years to encourage retention of executives. This practice means that at any time there are a significant number of shares granted that are not vested and therefore not exercisable.

        In 2009, the stockholders approved the Tompkins Financial Corporation 2009 Equity Plan which replaced Tompkins' 2001 Plan. This plan gives Tompkins more flexibility in the types of equity grants available to better and more efficiently align executive and stockholder interests. A total of 820,000 shares were reserved under the 2009 plan, of which 392,595 have been issued as of the date of this joint proxy statement/prospectus. In addition, executives may receive Tompkins common stock through the profit sharing component of the Tompkins Financial Corporation Employee Stock Ownership Plan. For a more detailed discussion of the profit sharing component, and other deferred compensation and retirement plans, please see the text accompanying the tables following this section.

        The Committee uses discretion in determining the frequency and level of awards. Generally, the Committee will consider market data, Tompkins' financial performance, and individuals' performance before deciding whether an award should be made and the number of shares to be granted. The Committee is careful to grant equity-based compensation only at times when participants are not in possession of material non-public information. In August 2011, a number of executives received long-term equity-based awards. Among that group were the Named Executive Officers who each received stock-settled stock appreciation rights (SARs) and shares of restricted stock. Stock-settled SARs are a right to receive compensation in shares of Tompkins common stock equal to the difference between "grant price" and the fair market value of our common stock at the time the right is exercised. Mr. Romaine received stock settled SARs for 10,500 shares and 3,300 shares of restricted stock, and Messrs. Fulmer, Fetsko, Hartz, and Klein each received stock settled SARs for 5,250 shares and 1,650 shares of restricted stock. More information about the terms and conditions of these grants is available in the "Long-Term Equity-Based Award" tables.

  Retirement and Other Benefits.

        Retirement Plans.    Tompkins maintains several retirement programs that are designed to assist Company employees with their long-term retirement planning. Substantially all Company employees, including the Named Executive Officers, are eligible to participate in the Investment Stock Ownership (401(k)) Plan and the Tompkins Employee Stock Ownership Plan. The Committee believes that, in addition to providing retirement income, these plans have the added benefit of tying compensation to Tompkins' stock performance. Tompkins also maintains defined contribution and defined benefit pension plans.

        Named Executive Officers may also participate in a non-qualified deferred compensation plan and Messrs. Romaine, Fulmer, Fetsko, Hartz and Klein are parties to Supplemental Executive Retirement Plan (SERP) Agreements with Tompkins. These plans provide retirement income that may be limited in the qualified plans due to IRS limitations or are intended to provide additional retirement benefits. The Committee believes that the plans and the level of benefits that are provided are appropriate to promote retention and to recognize and reward long-term service to Tompkins.

        For more information regarding these plans, please refer to the narrative accompanying the "Pension Benefit" and "2011 Non-Qualified Deferred Compensation" tables on pages 348 and 352, respectively, in this joint proxy statement/prospectus. Information regarding SERP benefits is explained under "Potential Payments upon Termination or Change in Control."

        Life Insurance Benefits.    As a part of its comprehensive and competitive approach to compensation, Tompkins provides life insurance benefits to certain officers of Tompkins, with respect to which Tompkins has entered into life insurance contracts. These insurance contracts are carried at cash surrender value on Tompkins' consolidated statements of financial condition. Increases in the cash surrender value of the insurance are reflected as noninterest income, and the related mortality expense is recognized as other employee benefits expense, in Tompkins' consolidated statements of income.

Taxable amounts paid with respect to such life insurance on behalf of the Named Executive Officers are included as "All Other Compensation" in the Summary Compensation Table.

        Post-Retirement Life Insurance and Medical Insurance.    Tompkins offers post-retirement life insurance coverage to employees who have worked for Tompkins for 10 or more years and who retire at or after age 55. All of the Named Executive Officers are entitled to receive life insurance coverage under this policy.

        Additionally, Tompkins Trust Company offered post-retirement medical coverage to certain employees. Retiree medical insurance subsidized by Tompkins has been eliminated for new hires after December 31, 2004. The current Tompkins Trust Company retirees and active eligible employees (at least 55 years of age and 10 years of service as of December 31, 2004) are a "grandfathered group" and as such continue to receive a portion of the premium cost of their retiree medical insurance from Tompkins. There is currently a $3,000 annual cap on the employer payments. None of the Named Executive Officers are part of the "grandfathered group" eligible to receive these premium contributions in retirement.

        Perquisites.    Perquisites for the Named Executive Officers are limited to personal use of a Tompkins-owned vehicle.

        Termination of Employment and Change-in-Control Arrangements.    Tompkins does not have employment contracts with the Named Executive Officers. However, Tompkins is obligated to provide certain payments to Messrs. Romaine, Fulmer, Fetsko, Hartz, and Klein upon termination as part of their Supplemental Executive Retirement Plan (SERP) Agreements. Some of these agreements contain severance provisions carried over from previous agreements with acquired companies. SERP payments due upon termination are explained under the "Potential Payments upon Termination or Change in Control" section of this joint proxy statement/prospectus.

Compensation Recovery Policies

        The Compensation Committee intends to formulate a compensation recovery policy once regulatory guidance is issued on this topic.

Compensation Committee Report

        The information contained in this report shall not be deemed to be "soliciting material" or "filed" or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Tompkins specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

        The Compensation Committee has reviewed and discussed the "Compensation Discussion and Analysis" with the management of Tompkins. Based on the Compensation Committee's review and discussion, the Committee recommended to the Board that the "Compensation Discussion and Analysis" be included in Tompkins' Annual Report on Form 10-K and in this joint proxy statement/prospectus.

  Members of the Compensation Committee:

  Craig Yunker, Chair

  Susan A. Henry

  Sandra A. Parker

  Thomas R. Salm

Compensation Committee Interlocks and Insider Participation

        The members of Tompkins' Compensation Committee are identified above under "Compensation Committee Report." No member of the Compensation Committee was during fiscal 2011 or before an officer or employee of Tompkins or any of Tompkins' subsidiaries, or had any relationship requiring disclosure under "Transactions with Related Persons" in this joint proxy statement/prospectus. No executive officer of Tompkins has served on the board of Directors or compensation committee of any other entity, one of whose executive officers served as a member of Tompkins' board of directors or the Compensation Committee during fiscal 2011.

2011 Summary Compensation Table

        The following table sets forth information concerning the total compensation earned by Tompkins' Chief Executive Officer and Chief Financial Officer and the three other most highly compensated executive officers of Tompkins in the fiscal year ended December 31, 2011. These five officers are referred to as the "Named Executive Officers" in this joint proxy statement/prospectus.

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total
		($)	($)	($)	($)	($)	($)	($)	($)
Stephen S. Romaine	2011	451,923	175,000	127,083	97,276		637,170	75,614	1,564,066
President & CEO of	2010	444,596	165,000		0		242,604	43,076	895,276
Tompkins	2009	390,058	155,000		288,860		166,343	43,287	1,043,548
James W. Fulmer	2011	293,769	84,500	63,542	48,638		474,268	37,140	1,001,857
Vice Chair of the	2010	292,865	80,400		0		192,452	141,685	707,402
Company; Chairman,	2009	270,000	75,100		144,430		144,880	168,940	803,350
President & CEO of The Bank of Castile
Francis M. Fetsko	2011	252,538	70,950	63,542	48,638		272,595	30,895	739,158
Executive Vice	2010	250,546	68,000		0		106,813	31,685	457,044
President & CFO of	2009	225,054	67,450		144,430		68,726	29,957	535,617
Tompkins
Gregory J. Hartz	2011	229,000	64,050	63,542	48,638		441,513	37,837	884,580
President & CEO of	2010	228,808	61,500		0		34,097	27,570	351,975
Tompkins Trust	2009	211,635	61,300		144,430		24,205	28,959	470,529
Company
Gerald J. Klein, Jr	2011	233,538	57,000	63,542	48,638		327,823	41,517	772,058
President & CEO of	2010	235,481	57,600		0		135,294	30,473	458,848
Mahopac National	2009	213,058	59,050		144,430		100,461	26,510	543,509
Bank

(1)
These amounts represent cash awards for performance bonuses, including amounts of such bonuses deferred under the Tompkins Financial Corporation Deferred Compensation Plan for Selected Officers.

(2)
We report restricted stock awards using the market close price on December 30, 2012, the last trading day of the reporting year.

(3)
The Black Scholes value for the 2011 stock-settled SARs was $9.26 per share, and for the 2009 SARs was $13.13 per share. We report these equity awards using the aggregate grant date fair value in accordance with FASB ASC Topic 718.

(4)
These values are based on the Tompkins Financial Corporation Retirement Plan and the Supplemental Executive Retirement Plan, and are composed entirely of the changes in pension value. The following assumptions were used by the retirement plan actuaries to calculate the Change in Pension Value from year-end 2010 to year-end 2011:

  Discount Rate: Pension plan(s) 5.50% at 12/31/2010, 4.38% at 12/31/2011; SERP(s) 5.50% at 12/31/2010, 4.60% at 12/31/2011.

  Retirement Plan Mortality: RP 2000

(5)
Includes perquisites and other personal benefits or property, with an aggregate value equal to or greater than $10,000. Includes amounts matched on salary deferral pursuant to Company's Investment & Stock Ownership Plan, and amounts paid pursuant to the profit sharing portion of Tompkins' Investment & Stock Ownership Plan and Tompkins' Employee Stock Ownership Plan, and reflects value realized as a result of stock options exercised and taxable amounts of the applicable life insurance premiums paid on the Named Executive Officers' behalf by Tompkins.

        For Mr. Romaine the amounts were as follows: Profit Sharing paid from the Tompkins Financial Corporation Investment and Stock Ownership Plan—$31,205; company match on salary deferral to the 401k—$9,800; taxable amounts applicable to life insurance—$2,008; taxable compensation realized as a result of stock options exercised $32,396; personal use of company-owned vehicle—$205.

        For Mr. Fulmer the amounts were as follows: Profit Sharing paid from the Tompkins Financial Corporation Investment and Stock Ownership Plan—$21,600; company match on salary deferral to the 401k—$9,800; taxable amounts applicable to life insurance—$2,745; personal use of company-owned vehicle—$2,995.

        For Mr. Fetsko the amounts were as follows: Profit Sharing paid from the Tompkins Financial Corporation Investment and Stock Ownership Plan—$17,538; company match on salary deferral to the 401k—$9,800; taxable amounts applicable to life insurance—$581; personal use of company-owned vehicle—$2,976.

        For Mr. Hartz the amounts were as follows: Profit Sharing paid from the Tompkins Financial Corporation Investment and Stock Ownership Plan—$16,060; company match on salary deferral to the 401k—$9,160; taxable amounts applicable to life insurance—$544; personal use of company-owned vehicle—$2,073; $10,000 payment for interim leadership of Tompkins Financial Advisors.

        For Mr. Klein the amounts were as follows: Profit Sharing paid from the Tompkins Financial Corporation Investment and Stock Ownership Plan—$16,483; company match on salary deferral to the 401k—$9,342; taxable amounts applicable to life insurance—$1,050; taxable compensation realized as a result of stock options exercised $10,640; personal use of company-owned vehicle—$4,002.

  Long-Term Equity-Based Awards

        Tompkins maintains the 2009 Equity Plan as a vehicle to encourage the continued employment of key employees of Tompkins and its subsidiaries, and to align their interests with those of Tompkins' stockholders by facilitating their ownership of a stock interest in Tompkins Financial Corporation. The Committee believes that an equity plan is in the best interests of Tompkins and its stockholders since it enhances Tompkins' ability to continue to attract and retain qualified Directors, officers and other key employees.

  Option/Equity Grants in Fiscal 2011

Grants of Plan-Based Awards

Name	Grant date	All other stock awards; Number of shares of stock or units	All other option awards; Number of securities underlying options	Exercise or base price of the option awards ($/Sh)	Grant date fair value of stock and option awards
		(#)	(#)		($)
Stephen S. Romaine	08/19/2011		10,500	37.00	97,276
	08/19/2011	3,300			122,100
James W. Fulmer	08/19/2011		5,250	37.00	48,638
	08/19/2011	1,650			61,050
Francis M. Fetsko	08/19/2011		5,250	37.00	48,638
	08/19/2011	1,650			61,050
Gregory J. Hartz	08/19/2011		5,250	37.00	48,638
	08/19/2011	1,650			61,050
Gerald J. Klein, Jr	08/19/2011		5,250	37.00	48,638
	08/19/2011	1,650			61,050

        The 2009 Equity Plan allows awards at the discretion of the Committee and does not have threshold, target, or maximum amounts payable for performance; therefore, it is not an equity incentive plan as defined under ASC718 (formerly FAS 123).

Outstanding Equity Awards of Named Executive Officers

        The following table shows the aggregate number of unexercised options, stock appreciation rights, and unvested restricted stock awards outstanding as of December 31, 2011 for each of the Named Executive Officers.

2011 Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexcercised Unearned Options	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)
Stephen S. Romaine	0	10,500	—	$37.00	08/19/2021	3,300	127,083
	3,740	18,260	—	$41.71	09/17/2019
	0	57	—	$37.28	11/29/2017
	8,415	8,029	—	$37.28	11/29/2017
	7,368	4,328	—	$39.56	01/18/2017
	1,048	3,757	—	$39.56	01/18/2017
	4,114	0	—	$38.54	01/23/2016
	4,114	3,872	—	$38.54	01/23/2016
	7,718	0	—	$35.77	05/03/2014
	6,658	0	—	$35.77	05/03/2014
	8,785	0	—	$29.30	09/30/2012

Total	51,960	48,803				3,300	127,083

James W. Fulmer	0	5,250	—	$37.00	08/19/2021	1,650	63,542
	1,870	9,130	—	$41.71	09/17/2019
	4,499	2,379	—	$37.28	11/29/2017
	1,111	3,012	—	$37.28	11/29/2017
	4,114	0	—	$38.54	01/23/2016
	4,114	3,872	—	$38.54	01/23/2016
	2,130	0	—	$35.77	05/03/2014
	11,181	0	—	$35.77	05/03/2014

Total	29,019	23,643				1,650	63,542

Francis M. Fetsko	0	5,250	—	$37.00	08/19/2021	1,650	63,542
	1,870	9,130	—	$41.71	09/17/2019
	4,499	2,379	—	$37.28	11/29/2017
	1,111	3,012	—	$37.28	11/29/2017
	4,114	0	—	$38.54	01/23/2016
	4,114	3,872	—	$38.54	01/23/2016
	5,322	0	—	$35.77	05/03/2014
	6,658	0	—	$35.77	05/03/2014
	8,785	0	—	$29.30	09/30/2012

Total	36,473	23,643				1,650	63,542

Gregory J. Hartz	0	5,250	—	$37.00	08/19/2021	1,650	63,542
	1,870	9,130	—	$41.71	09/17/2019
	5,218	3,633	—	$37.28	11/29/2017
	393	1,757	—	$37.28	11/29/2017
	4,208	4,042	—	$39.56	01/18/2017
	4,114	1,936	—	$38.54	01/23/2016

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexcercised Unearned Options	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)
	2,996	0	—	$35.77	05/03/2014
	1,997	0	—	$35.69	09/16/2013

Total	20,796	25,748				1,650	63,542

Gerald J. Klein, Jr	0	5,250	—	$37.00	08/19/2021	1,650	63,542
	1,870	9,130	—	$41.71	09/17/2019
	5,610	3,953	—	$37.28	11/29/2017
	0	1,438	—	$37.28	11/29/2017
	231	77	—	$39.56	01/18/2017
	3,977	3,965	—	$39.56	01/18/2017
	4,937	2,323	—	$38.54	01/23/2016
	1,927	0	—	$35.77	05/03/2014
	5,262	0	—	$35.77	05/03/2014
	7,321	0	—	$29.30	09/30/2012

Total	31,135	26,136				1,650	63,542

(1)
Options reported in this column are vested and currently exercisable.

(2)
Options granted with an expiration date of May 3, 2014 and Sept. 30, 2012, have 5 year vesting schedules with zero percent vesting in year one and 25% vesting at the end of each of years two, three, four, and five. Options granted with expiration dates of Jan. 18, 2017, Nov. 29, 2017, Jan. 23, 2016, Sept. 17, 2019 and August 19, 2021 all have a seven year vesting schedule with zero percent vesting in year one, 17% vesting in years 2 through 6 and 15% vesting in year seven.

(3)
Restricted stock awards were granted on August 19, 2011, and carry a seven year vesting schedule with zero percent vesting in year one, 17% vesting in years 2 through 6 and 15% vesting in year seven.

(4)
Market value for shares of stock that have not vested is calculated using the stock close price from Dec. 30, 2011.

Options Exercised and Value for Fiscal 2011

        The following table sets forth information concerning the exercise of options by each Named Executive Officer during fiscal 2011 and the potential value realized.

2011 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
	(#)	($)	(#)	($)
Stephen S. Romaine	2,563	32,396	—	—
James W. Fulmer	0	0	—	—
Francis M. Fetsko	0	0	—	—
Gregory J. Hartz	0	0	—	—
Gerald J. Klein, Jr	1,000	10,640	—	—

  Deferred Profit-Sharing Plan

        Tompkins maintains an Investment and Stock Ownership Plan (the "ISOP") that covers substantially all of the employees of Tompkins and its subsidiaries. The ISOP is a profit-sharing plan with a salary deferral arrangement meeting the requirements of Section 401(k) of the Internal Revenue Code of 1986, as amended. Pursuant to the ISOP, an employee may defer a portion of the employee's base pay, within limits specified in the ISOP. The ISOP further provides that Tompkins will match 100% of an employee's contribution up to 3% of the employee's base pay, and will match 50% of an employee's additional contribution to the ISOP that is greater than 3%, but not more than 5%, of the employee's base pay. In addition, the ISOP has an employer-funded profit sharing component. Profit sharing contributions are discretionary contributions determined by Tompkins' board of directors and are limited to a maximum amount as stipulated in the ISOP. The ISOP allows employees to elect to defer a portion of their profit sharing component (which deferral is not eligible for matching by Tompkins), or to receive cash. Amounts contributed by Tompkins for the accounts of the Named Executive Officers are included as "All Other Compensation" in the Summary Compensation Table and described in Note 4 to that table.

        Tompkins also maintains the Tompkins Financial Corporation Employee Stock Ownership Plan (the "ESOP"), which covers substantially all employees of Tompkins. The purpose of the ESOP is to permit Tompkins to make discretionary profit sharing contributions to employees in the form of shares of Tompkins common stock in order to facilitate stock ownership by employees. Contributions are determined by Tompkins' board of directors and are limited to a maximum amount as stipulated in the ESOP. Amounts accrued for the accounts of the Named Executive Officers are included as "All Other Compensation" in the Summary Compensation Table and described in Note 4 to that table.

  Retirement Plans

        Tompkins has a defined benefit pension plan, called the Tompkins Financial Corporation Retirement Plan (the "Retirement Plan"), which covers substantially all employees of Tompkins employed prior to January 1, 2010. The retirement plan does not require or allow employee contributions. The assets of the Retirement Plan are held in a separate trust and administered by the Pension Investment Review Committee of the board of directors.

        The following table provides information with respect to each pension plan that provides for payments or other benefits at, following, or in connection with retirement. This includes a tax-qualified defined benefit plan and a supplemental executive retirement plan, but it does not include defined contribution plans (whether tax-qualified or not).

 Pension Benefits

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit	Payments During the Last Fiscal Year
Stephen S. Romaine	Tompkins Financial Corporation Retirement Plan	11.00	$214,041	$—
	Tompkins Financial Corporation Supplemental Executive Retirement Plan	17.83	$1,261,139	$—

	Total		$1,475,180	$—
James W. Fulmer	Tompkins Financial Corporation Retirement Plan	23.00	$410,586	$—
	Tompkins Financial Corporation Supplemental Executive Retirement Plan	34.58	$1,499,121	$—

	Total		$1,909,707	$—
Francis M. Fetsko	Tompkins Financial Corporation Retirement Plan	15.17	$454,509	$—
	Tompkins Financial Corporation Supplemental Executive Retirement Plan	15.25	$302,672	$—

	Total		$757,181	$—
Gregory J. Hartz	Tompkins Financial Corporation Retirement Plan	9.33	$178,405	$—
	Tompkins Financial Corporation Supplemental Executive Retirement Plan	9.42	$366,018	$—

	Total		$544,423	$—
Gerald J. Klein, Jr.	Tompkins Financial Corporation Retirement Plan	11.00	$227,309	$—
	Tompkins Financial Corporation Supplemental Executive Retirement Plan	16.75	$709,947	$—

	Total		$937,256	$—

        The Retirement Plan provides a monthly benefit payable at retirement. This benefit is determined by the accumulation of credits which are earned as the participant works for Tompkins. The credits earned for each plan year are based on the sum of the participant's age and years of service at the beginning of that plan year. When a participant terminates employment or retires, the credits earned for all plan years are summed and multiplied by the "Average Final Earnings" under the Plan, and the result is then converted into a monthly annuity. This type of plan is often referred to as a "pension equity plan."

        A participant's retirement benefit is fully vested upon the completion of three years of service. The Normal Retirement Age under the Plan is age 65. The accrued benefit is payable at this age; however, a reduced benefit may be payable as early as age 55.

        Benefits under the Retirement Plan are not subject to any reduction for Social Security benefits or other offset amounts. Benefits may be paid in certain alternative forms having actuarial equivalent values.

        On January 1, 2010, in order to more effectively control the volatility of plan expense, Tompkins closed the Tompkins Financial Retirement Plan to new employees and adopted the Tompkins Financial Corporation Defined Contribution Retirement Plan. The Plan provides a benefit contribution to participating employees based on age and length of service.

  Potential Payments upon Termination or Change in Control

        In December 2005, Messrs. Fulmer, Romaine, Klein, and Fetsko, each a Named Executive Officer, entered into Supplemental Executive Retirement Agreements with Tompkins, which, among other things, replaced the SERP agreements and employment agreements that were previously in place with Mr. Fulmer, Mr. Klein and Mr. Romaine. Mr. Hartz entered in a Supplemental Executive Retirement Agreement with Tompkins effective May 2011. The December 2005 and May 2011 SERP agreements provide the covered executive officers with the following retirement, death, disability and change of control benefits:

  •
  Retirement Benefits.  Upon retirement, covered executive officers are eligible to receive payment of his or her annual retirement benefit amount, which is equal to 75% of the executive's earnings, less (a) the annual amount payable under any single life annuity provided under Tompkins' Retirement Plan and (b) any social security benefits. This benefit is also reduced by 5% for each year the Executive's service, as defined in the agreement, is less than 20 years. The retirement benefit is payable monthly until the executive officer's death and is subject to reduction depending upon the executive's age as of the date of benefit commencement prior to age 65. For purposes of this benefit, an executive officer's "earnings" will be the average of the executive officer's five highest calendar years of base salary.

  •
  Death Benefits.  In the event of the covered executive officer's death (i) after retirement, his or her spouse will be paid (monthly) 50% of the executive officer's annual retirement benefit until the spouse's death, and (ii) prior to retirement, his or her spouse will be paid (monthly) 50% of the vested portion of the executive officer's annual retirement benefit until the spouse's death, provided the spouse survives until the executive officer's designated retirement age in the SERP agreement.

  •
  Disability Benefits.  Upon a covered executive officer becoming disabled, he or she is entitled to payment of his or her retirement benefits commencing at the executive officer's designated retirement date in the SERP agreement, but with the assumption that the executive officer has completed 20 years of service and is 100% vested in the benefit under the SERP agreement as of the date of his or her disability. In the event of the executive officer's death after disability, the executive officer's spouse will be entitled to payment of the death benefits described above.

  •
  Change of Control Benefits.  In the event of a change in control, the covered executive officer will be deemed to have completed twenty (20) years of service and will be 100% vested in the benefit under the SERP agreement. Covered executive officers could be entitled to certain severance benefits following a change of control of Tompkins (as defined in the SERP agreements). If, within three years following a change in control the executive officer is terminated, other than for cause or the executive officer's duties or compensation are significantly reduced and as a result the executive voluntarily resigns his or her employment, the executive officer is entitled for a period of three years to (a) payment of his or her base salary in effect immediately prior to the change in control, but subject to reduction by 20% to 100% depending on the executive's age at the time of his or her termination, (b) the executive's bonus and profit sharing compensation, which will be the average of the executive's bonus and profit sharing compensation earned for the two most recently completed fiscal years of Tompkins and (c) continuation of all welfare benefits that he or she was participating in immediately prior to the change in control.

    Upon termination or a change in control of Tompkins, our Named Executive Officers are also entitled to certain rights with respect to their equity awards. As described below, these rights may include acceleration of vesting, or additional time periods in which to exercise a vested award.

        2001 Stock Option Plan.    Under the 2001 Stock Option Plan, all outstanding options become fully vested and immediately exercisable upon the change in control of Tompkins. In the event of an optionee's termination of employment without "cause," other than by reason of death, disability, or retirement, this plan provides that the optionee will have the right to exercise the vested portion of his unexercised options for up to 30 days following his termination date, as long as the option period does not otherwise expire during such 30-day period. In the event that the optionee retires from Tompkins or any of its subsidiaries on a scheduled retirement date, the optionee will have the right to exercise the vested portion of his unexercised options for up to 90 days following his retirement date, as long as the option period does not otherwise expire during such 90-day period. Upon the death of an optionee, any vested but unexercised options may be exercised within one (1) year after the date of the optionee's death, but only (i) by the optionee's estate or other legal representative, and (ii) prior to the expiration of the term of the option. If an optionee's employment is terminated because he has become permanently and totally disabled (as defined in Section 22(e)(3) of the Internal Revenue Code), the optionee will have the right to exercise the vested portion of his unexercised options for up to one (1) year following his termination date, as long as the option period does not otherwise expire during such one-year period. Finally, if an optionee is terminated for "cause," all of his outstanding options—whether or not exercisable—are terminated. Under the 2001 Stock Option Plan, "cause" is defined as the optionee's dishonesty, malfeasance, misfeasance or the commission of a criminal offense.

        2009 Equity Incentive Plan.    If Tompkins is not the surviving corporation following a change in control, and the acquirer does not assume the outstanding equity awards, or does not substitute equivalent equity awards, then all of the equity awards held by its Named Executive Officers will become immediately and fully exercisable and/or vested. In addition, the Tompkins board of directors may, in its sole discretion, provide for a cash payment to be made to all awardees under the 2009 Equity Plan for their outstanding awards, determined on the basis of the fair market value that would be received in the change in control by the holders of our common stock. However, any stock option intended to be an Incentive Stock Option under Section 422 of the Internal Revenue Code will be adjusted in a manner to preserve such status. If an awardee'e employment is terminated without "cause" within twenty-four (24) months following a change in control, and Tompkins is the surviving corporation following such change in control, or if the acquirer assumes the outstanding equity awards, or substitutes equivalent equity awards, then all of the equity awards held by our Named Executive Officers will become immediately and fully exercisable and/or vest upon such termination. In this case, the Named Executive Officer would have the right to exercise the vested portion of his unexercised awards for up to one (1) year following his termination date, as long as the award period does not otherwise expire during such one-year period. If an awardee'e employment is terminated for "cause" within twenty-four (24) months following a change in control, and Tompkins is the surviving corporation following such change in control, or if the acquiror assumes the outstanding equity awards, or substitutes equivalent equity awards, then any equity awards held by the Named Executive Officers will expire or be forfeited, and any rights under such awards will terminate immediately.

        For purposes of the 2009 Equity Plan, the term "cause" is defined to mean (a) gross negligence or gross neglect of duties; or (b) commission of a felony or of a gross misdemeanor involving moral turpitude in connection with the employee's employment with Tompkins; or (c) fraud, disloyalty, dishonesty or willful violation of any law or significant Company policy committed in connection with the employee's employment; or (d) issuance of an order for removal of the employee by any agency which regulates the activities of Tompkins. Any determination of "Cause" under the plan is made by Tompkins' Compensation Committee in its sole discretion.

        Under the 2009 Equity Plan, unvested or unexercisable awards are forfeited or terminated upon an awardee's termination of employment. If the Named Executive Officer's employment is terminated for any reason other than death, disability, retirement or "cause," he would have the right to exercise the vested portion of his unexercised awards for up to three (3) months following his termination date, as long as the award period does not otherwise expire during such three-month period. Upon a termination for "cause," any equity awards (whether or not exercisable) will terminate immediately, and any unvested restricted stock awards will be forfeited. If a Named Executive Officer dies, any equity awards which are exercisable will continue to be exercisable at any time before the earlier of (i) one year following his death or (ii) the expiration date of the award. Similarly, if a Named Executive Officer's termination is due to disability or retirement, his equity awards which are exercisable will continue to be exercisable at any time before the earlier of (i) one year following his termination of employment or (ii) the expiration date of the award. However, a stock option which is intended to qualify as an Incentive Stock Option will only be treated as such to the extent it complies with the requirements of Section 422 of the Internal Revenue Code.

        In addition, the SERP agreements with Messrs. Fulmer, Klein and Romaine provide that in the event the executive officer's employment is terminated without cause (other than upon a change of control, death or disability), then the executive officer is entitled to (a) payment of his or her base salary in effect immediately prior to the executive officer's termination of employment and (b) participate (but not required to) in Tompkins' welfare benefits. These severance benefits are payable for a period of 24 months to Mr. Fulmer and 12 months to Messrs. Klein and Romaine. At the discretion of the Compensation Committee Messers Fetsko and Hartz may be eligible for severance under a practice that has historically been used in connection with reductions in force. Under this practice Messers Fetsko and Hartz might receive 4 weeks salary plus an additional 2 weeks salary for each completed year of service. If severance were to be granted, Messers Fetsko and Hartz would also be eligible to participate in the company's welfare benefits for the period covered by their severance. This historical severance practice is not pursuant to any written plan, and there are no assurances that the Compensation Committee would elect to continue this practice in the future.

        Further, under the SERP agreements, in the event Messrs. Fulmer's, Romaine's, Klein's, Hartz's or Fetsko's employment is involuntarily terminated (other than for cause) at any time, or the executive voluntarily resigns after reaching age 55 and after completing 10 years of service, but prior to his designated retirement age in his SERP agreement, he will be entitled to payment of his retirement benefits on his designated retirement date, or, in the event of his death, his spouse will be entitled to payment of the death benefits described above.

        No benefits are payable under the SERP agreements if the covered executive officer's employment is terminated for cause, or he or she engages in competition with Tompkins. If the executive officer voluntarily terminates his or her employment before age 55 and completion of 10 years of service, other than because of death, disability or change of control, he or she will not be entitled to payment of any retirement benefits. The SERP agreements are not employment agreements and do not confer upon the covered executive officers any right to continued employment with Tompkins or any of its subsidiaries.

 Potential Payments upon Change in Control as of December 31, 2011

Name	SERP Accumulated Annual Benefit prior to Change of Control	SERP Accumulated Annual Benefit after Change of Control	Increase in Benefit	Other Benefits Due to Change of Control(1)
	$	$	$
Stephen S. Romaine	203,231	227,922	24,691	$1,616,992 payable in year one; $659,621 payable for years 2 and 3.
James W. Fulmer	136,155	136,155	—	$848,776 payable in year one; $399,300 payable for years 2 and 3.
Francis M. Fetsko	48,230	63,252	15,022	$800,833 payable in year one; $351,357 payable for years 2 and 3.
Gregory J. Hartz	50,204	106,628	56,424	$850,297 payable in year one; $319,758 payable for years 2 and 3.
Gerald J. Klein, Jr.	87,023	103,908	16,885	$867,885 payable in year one; $322,404 payable for years 2 and 3.

(1)
If terminated, or duties or compensation of Named Executive Officer are significantly reduced due to Change of Control, Named Executive Officer receives for a period of three years continuation of compensation (base pay plus average of bonus and profit sharing compensation for last two years) as well as all current employee welfare benefits. Year one includes value of accelerated vesting of equity incentive awards, calculated as of December 31, 2011.

  Deferred Compensation Plan for Selected Officers

        Tompkins maintains a nonqualified deferred compensation plan for a select group of officers, including the Named Executive Officers. This plan allows participating employees to defer receipt of all or a portion of bonuses and profit sharing payments otherwise payable to them until a future date. Amounts deferred under the deferred compensation plan on the part of the Named Executive Officers are included as "Bonus" or included in "Other Compensation" in the Summary Compensation Table.

        The bonuses listed in the Summary Compensation Table are reported for the year that they were "earned." The payment for said bonuses is made in the following year. If the Named Executive Officer elected to defer a bonus or profit sharing, the payment to the deferred compensation plan is the net amount after Social Security and Medicare are withheld.

2011 Non-Qualified Deferred Compensation

Name and Principal Position	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate withdrawals / Distributions	Aggregate Balance at Last FYE
	($)	($)	($)	($)	($)
Stephen S. Romaine	n/a	—	—	—	n/a
James W. Fulmer(1)	12,960	—	2,357	—	58,188
Francis M. Fetsko(2)	11,728	—	3,321	—	79,146
Gregory J. Hartz(3)	17,669	—	1,361	—	37,405
Gerald J. Klein, Jr	n/a	—	—	—	n/a

(1)
Mr. Fulmer has elected to defer his profit sharing payment, which is the amount included in the "Executive Contributions in the Last Fiscal Year." The aggregate balance includes deferrals since Mr. Fulmer's election to participate in the plan since 2006.

(2)
Mr. Fetsko has elected to defer 15% of his bonus and profit sharing payment. The aggregate balance includes deferrals since Mr. Fetsko's election to participate in the plan in 2002.

(3)
Mr. Hartz has elected to defer 25% of his bonus, which is the amount included in the "Executive Contributions in the Last Fiscal Year." The aggregate balance includes deferrals since Mr. Hartz's election to participate in the plan since 2008.

Appendix

(Participants in SNL Financial Compensation Review)

CEO Average Base Salary - All Banks and Thrifts $500 Million to $1 Billion (National)

1st Constitution Bancorp	Community Bank of South Florida, Inc.
1st Enterprise Bank	Community Bank Shares of Indiana, Inc.
1st Summit Bancorp of Johnstown, Inc.	Community Financial Corporation
Access National Corporation	Community National Bank
Adirondack Trust Company	Community Partners Bancorp
Alliance Bankshares Corporation	Community West Bancshares
American Bank Incorporated	Cortland Bancorp
American River Bankshares	Crescent Financial Bancshares, Inc.
AmeriServ Financial, Inc.	Croghan Bancshares, Inc.
ASB Bancorp, Inc.	CSB Bancorp, Inc.
Atlantic Coast Financial Corporation	DCB Financial Corp
Auburn National Bancorporation, Inc.	Dimeco, Inc.
Baker Boyer Bancorp	DNB Financial Corporation
Bank of Commerce Holdings	Eagle Financial Services, Inc.
Bank of Southside Virginia Corporation	Elmira Savings Bank
Bank of Utica	ENB Financial Corp
BCSB Bancorp, Inc.	Evans Bancorp, Inc.
Blackhawk Bancorp, Inc.	F & M Bank Corp.
BNCCORP, Inc.	Farmers & Merchants Bancorp, Inc.
BSB Bancorp, Inc.	Fauquier Bankshares, Inc.
C&F Financial Corporation	Fidelity Bancorp, Inc.
California United Bank	Fidelity D & D Bancorp, Inc.
Carolina Bank Holdings, Inc.	First Bancshares, Inc.
Carver Bancorp, Inc.	First Bankers Trustshares, Inc.
CB Financial Services, Inc.	First Capital Bancorp, Inc.
CCFNB Bancorp, Inc.	First Community Corporation
Central Bancorp, Inc.	First Internet Bancorp
Central Service Corporation	First Keystone Corporation
Central Valley Community Bancorp	First Manitowoc Bancorp, Inc.
Centrix Bank & Trust	First National Bank of Shelby
Chesapeake Financial Shares, Inc.	First National Corporation
Cheviot Financial Corp.	First Northern Community Bancorp
Chicopee Bancorp, Inc.	First Savings Financial Group, Inc.
Citizens Community Bancorp, Inc.	First South Bancorp, Inc.
Citizens Financial Services, Inc.	FNB Bancorp
Citizens Holding Company	FNB Bancorp, Inc.
Community Bancorp.	Foresight Financial Group, Inc.
Franklin Financial Services Corporation	Northway Financial, Inc.
Great Lakes Financial Resources, Inc.	NorthWest Indiana Bancorp
Greene County Bancorp, Inc. (MHC)	Northwestern Bancorp
Guaranty Federal Bancshares, Inc.	Norwood Financial Corp.
Hampden Bancorp, Inc.	Oak Valley Bancorp
Harleysville Savings Financial Corporation	Ocean Shore Holding Co.
Heartland BancCorp	Ohio Valley Banc Corp.
Heritage Oaks Bancorp	Old Line Bancshares, Inc.
High Point Bank Corporation	Old Point Financial Corporation

HMN Financial, Inc.	Oneida Financial Corp.
Home Bancorp, Inc.	Pacific City Financial Corporation
Honat Bancorp, Inc.	Pacific Financial Corporation
Independent Alliance Banks, Inc.	Pacific Premier Bancorp, Inc.
Indiana Community Bancorp	Parke Bancorp, Inc.
Intermountain Community Bancorp	Patriot National Bancorp, Inc.
Jeff Davis Bancshares, Inc.	Penns Woods Bancorp, Inc.
Jefferson Bancshares, Inc.	Penseco Financial Services Corporation
Kaiser Federal Financial Group, Inc.	Peoples Bancorporation, Inc.
Kentucky Bancshares, Inc.	Peoples Federal Bancshares, Inc.
Keweenaw Financial Corporation	Peoples Financial Corporation
Kish Bancorp, Inc.	Peoples Financial Services Corp.
Landmark Bancorp, Inc.	Premier Valley Bank
LCNB Corp.	Private Bank of California
Lyons Bancorp, Inc.	Prudential Bancorp, Inc. of Pennsylvania (MHC)
Magyar Bancorp, Inc. (MHC)	PSB Holdings, Inc.
Malaga Financial Corporation	PVF Capital Corp.
Malvern Federal Bancorp, Inc. (MHC)	QNB Corp.
Mid Penn Bancorp, Inc.	Riverview Bancorp, Inc.
Middlefield Banc Corp.	Rurban Financial Corp.
Monarch Financial Holdings, Inc.	Saehan Bancorp
MVB Financial Corp.	Salisbury Bancorp, Inc.
Naugatuck Valley Financial Corporation	Savannah Bancorp, Inc.
NB&T Financial Group, Inc.	Security Federal Corporation
New England Bancshares, Inc.	Severn Bancorp, Inc.
New Peoples Bankshares, Inc.	SI Financial Group, Inc.
North Valley Bancorp	Solvay Bank Corporation
Northeast Bancorp	Southern First Bancshares, Inc.
Southern Michigan Bancorp, Inc.
Southern Missouri Bancorp, Inc.
Southern National Bancorp of Virginia, Inc.
Stonegate Bank
Sunwest Bank
Sussex Bancorp
Teche Holding Company
TF Financial Corporation
Tidelands Bancshares, Inc.
Timberland Bancorp, Inc.
Tower Financial Corporation
Tri-County Financial Corporation
Tri-County Financial Group, Inc.
Two Rivers Financial Group, Inc.
Union Bankshares, Inc.
United Bancorp, Inc.
United Bancshares, Inc.
Unity Bancorp, Inc.
Uwharrie Capital Corp
Valley Financial Corporation
Virginia Heritage Bank
WashingtonFirst Bankshares, Inc.

 CEO Total Compensation All Banks and Thrifts $500 Million to $1 Billion (New England region)

BSB Bancorp, Inc.	New England Bancshares, Inc.
Central Bancorp, Inc.	Northeast Bancorp
Centrix Bank & Trust	Northway Financial, Inc.
Chicopee Bancorp, Inc.	Patriot National Bancorp, Inc.
Community Bancorp.	Peoples Federal Bancshares, Inc.
Hampden Bancorp, Inc.	Salisbury Bancorp, Inc.
Katahdin Bankshares Corporation	SI Financial Group, Inc.
Naugatuck Valley Financial Corporation	Union Bankshares, Inc.

Appendix

(Participants in SNL Financial Compensation Review)

CEO Total Compensation All Banks and Thrifts $500 Million to $1 Billion (Mid Atlantic region)

1st Constitution Bancorp	Harleysville Savings Financial Corporation
1st Summit Bancorp of Johnstown, Inc.	Honat Bancorp, Inc.
Adirondack Trust Company	Kish Bancorp, Inc.
American Bank Incorporated	Lyons Bancorp, Inc.
AmeriServ Financial, Inc.	Magyar Bancorp, Inc. (MHC)
Bank of Utica	Malvern Federal Bancorp, Inc. (MHC)
BCSB Bancorp, Inc.	Mid Penn Bancorp, Inc.
Carver Bancorp, Inc.	Norwood Financial Corp.
CB Financial Services, Inc.	Ocean Shore Holding Co.
CCFNB Bancorp, Inc.	Old Line Bancshares, Inc.
Citizens Financial Services, Inc.	Oneida Financial Corp.
Community National Bank	Parke Bancorp, Inc.
Community Partners Bancorp	Penns Woods Bancorp, Inc.
Dimeco, Inc.	Penseco Financial Services Corporation
DNB Financial Corporation	Peoples Financial Services Corp.
Elmira Savings Bank	Prudential Bancorp, Inc. of Pennsylvania (MHC)
ENB Financial Corp	QNB Corp.
Evans Bancorp, Inc.	Severn Bancorp, Inc.
Fidelity Bancorp, Inc.	Solvay Bank Corporation
Fidelity D & D Bancorp, Inc.	Sussex Bancorp
First Keystone Corporation	TF Financial Corporation
FNB Bancorp, Inc.	Tri-County Financial Corporation
Franklin Financial Services Corporation	Unity Bancorp, Inc.
Greene County Bancorp, Inc. (MHC)

TOMPKINS ANNUAL MEETING—PROPOSAL NO. 3
RATIFY THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, KPMG LLP,
AS TOMPKINS' INDEPENDENT AUDITOR

        The Audit/Examining Committee of the board of directors of Tompkins has appointed the independent registered public accounting firm, KPMG LLP, as Tompkins' independent auditor for the fiscal year ending December 31, 2012. Although our Second Amended and Restated Bylaws do not require the submission of the selection of the independent auditor to our shareholders for approval, the board of directors believes it is appropriate to give shareholders the opportunity to ratify the decision of the Audit/Examining Committee. Neither the Audit/Examining Committee nor the Board will be bound by the shareholders' vote at the meeting but may take the shareholders' vote into account in future determinations regarding the retention of Tompkins' independent auditor.

        Representatives of KPMG LLP are expected to be present at the Tompkins Annual Meeting. They will have an opportunity to make a statement, if they so desire, and are expected to be available to respond to appropriate questions from shareholders.

  Vote Required and Recommendation

        The affirmative vote of a majority of the votes cast on the proposal. Abstentions and broker non-votes will not constitute or be counted as votes cast for purposes of this proposal. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, KPMG LLP, AS THE INDEPENDENT AUDITOR OF TOMPKINS FOR FISCAL YEAR ENDING DECEMBER 31, 2012. SHARES OF COMMON STOCK COVERED BY EXECUTED PROXIES RECEIVED BY THE BOARD OF DIRECTORS WILL BE VOTED "FOR" PROPOSAL NO. 3, UNLESS STOCKHOLDERS SPECIFY A DIFFERENT CHOICE.

TOMPKINS ANNUAL MEETING—PROPOSAL NO. 4
AUTHORIZATION TO ADJOURN OF THE TOMPKINS ANNUAL MEETING

        If, at the Tompkins annual meeting, the number of shares of Tompkins common stock, present in person or by proxy, is insufficient to constitute a quorum or the number of shares of Tompkins common stock voting in favor is insufficient to approve the issuance of Tompkins common stock pursuant to the merger agreement, Tompkins management intends to move to adjourn the annual meeting in order to enable the Tompkins board of directors more time to solicit additional proxies. In that event, Tompkins will ask its shareholders to vote only upon the election of directors, the ratification of KPMG LLP as Tompkins' independent auditor for the fiscal year ending December 31, 2012, and the adjournment proposal and not the proposal relating to the issuance of Tompkins common stock pursuant to the merger agreement.

        In this proposal, Tompkins is asking you to grant discretionary authority to the holder of any proxy solicited by the Tompkins board of directors so that such holder can vote in favor of the proposal to adjourn the annual meeting, if necessary, to solicit additional proxies. If the shareholders of Tompkins approve the adjournment proposal, Tompkins could adjourn the annual meeting, and any adjourned session of the annual meeting, and use the additional time to solicit additional proxies, including the solicitation of proxies from shareholders who have previously voted.

        Generally, if the annual meeting is adjourned, no notice of the adjourned meeting is required to be given to shareholders, other than an announcement at the annual meeting of the place, date and time to which the meeting is adjourned.

Vote Required and Recommendation of the Tompkins Board of Directors

        The affirmative vote of a majority of all votes cast at the meeting is required to approve this proposal. All proxies will be voted "FOR" approval of this proposal unless a shareholder specifies to the contrary on such shareholder's proxy card. THE TOMPKINS BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO AUTHORIZE THE BOARD OF DIRECTORS TO ADJOURN THE ANNUAL MEETING OF SHAREHOLDERS TO ALLOW TIME FOR THE FURTHER SOLICITATION OF PROXIES TO APPROVE THE ISSUANCE OF TOMPKINS COMMON STOCK PURSUANT TO THE MERGER AGREEMENT.

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Tompkins' Directors and officers, and persons who own more than 10% of Tompkins common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of Tompkins' capital stock. Officers, Directors and greater than 10% stockholders are required by SEC regulation to furnish Tompkins with copies of all Section 16(a) forms they file.

        To Tompkins' knowledge, based upon on a review of the copies of such reports furnished to Tompkins and written representations that no other reports were required, during fiscal 2011 all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% stockholders were satisfied, except that directors Alexander, Battaglia, Fessenden, Haynes, Henry, Rochon, Salm, M. Spain, and Yunker each failed to timely report acquisitions of phantom stock pursuant to the Amended and Restated Retainer Plan for Eligible Directors of Tompkins Financial Corporation and its Wholly-Owned Subsidiaries on January 3, 2011, April 8, 2011 and July 8, 2011. Each of these acquisitions was reported on a Form 4 filed on October 11, 2011.

TRANSACTIONS WITH RELATED PERSONS

        Certain directors and executive officers of Tompkins, members of their immediate families and companies or firms with which they are associated, were customers of, or had other transactions with, Tompkins or its wholly-owned subsidiaries in the ordinary course of business during fiscal 2011. Any and all loans and commitments to lend to such individuals were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Tompkins and did not involve more than the normal risk of collectability or present other unfavorable features. As of December 31, 2011, the balance of all such loans was $2,521,933. None of the loans outstanding to Directors or executive officers of Tompkins, or members of their immediate families or companies or firms with which they are associated, were nonperforming at December 31, 2011.

        The Board maintains a policy governing the procedures by which Tompkins and any of its subsidiaries may enter into transactions with related parties (the "Policy"). The Policy defines an "Interested Transaction" as any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) Tompkins or any if its subsidiaries is a participant, and (3) any Related Party has or will have a direct or indirect interest (other than solely as a result of being a director or beneficial owner of less than 10 percent of another entity). A "Related Party" is any (a) person who is or was an executive officer of Tompkins, Director of Tompkins or nominee for election as a Director of Tompkins, (b) greater than 5 percent beneficial owner of Tompkins' common stock, or (c) immediate family member of any of the foregoing. Tompkins' Nominating and Corporate Governance Committee is apprised of any potential Interested Transaction, and this Committee is charged with evaluating and approving, as appropriate, any such transactions. The Committee takes into account, among other factors it deems appropriate, whether the Interested Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the Related Party's interest in the transaction. In its implementation of the Policy, the Committee also has reviewed certain types of Interested Transactions and has established standing pre-approval for these types of transactions, subject in all cases to compliance with applicable regulations of the SEC, federal and state bank regulatory authorities, and other regulatory agencies.

REPORT OF THE AUDIT/EXAMINING COMMITTEE OF THE BOARD OF DIRECTORS

        The information contained in this report shall not be deemed to be "soliciting material" or "filed" or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Tompkins specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

        The Audit/Examining Committee is appointed by the board of directors to assist the Board in fulfilling its oversight responsibilities. The Audit/Examining Committee is composed of four non-employee Directors, and one alternate non-employee Director, all of whom are "independent directors" under Section 803(A) of the NYSE Amex Company Guide and Rule 10A-3 under the Exchange Act.

        The Audit/Examining Committee operates under a written charter approved by the board of directors. The Audit/Examining Committee's primary duties and responsibilities are: to oversee Tompkins' accounting and financial reporting process and the audit of Tompkins' financial statements and to monitor the integrity of Tompkins' financial statements; to monitor the independence and qualifications of Tompkins' independent auditor; monitor the performance of Tompkins' independent auditor and internal auditing department; provide an avenue of communication among Tompkins' independent auditor, management, the internal auditing department, and the board of directors; and to monitor compliance by Tompkins with legal and regulatory requirements. The Audit/Examining Committee is also directly responsible for the appointment and compensation of Tompkins' independent auditor.

        The Audit/Examining Committee met nine times during fiscal 2011 and reports to the board of directors on a quarterly basis. The Audit/Examining Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. The Audit/Examining Committee's meetings include, whenever appropriate, executive sessions with Tompkins' independent auditors and with Tompkins' internal auditors, in each case without the presence of Tompkins' management.

        The Audit/Examining Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities. It has direct access to the independent auditors and to any employee or officer of Tompkins it deems necessary. The Audit/Examining Committee has the ability to retain, at Tompkins' expense and at compensation it deems appropriate, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

        Management is responsible for Tompkins' internal controls and financial reporting process. Tompkins' independent registered public accounting firm, KPMG LLP ("KPMG"), is responsible for performing an independent audit of Tompkins' consolidated financial statements and an audit of Tompkins' internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States).

        In connection with its responsibilities, the Audit/Examining Committee met with management and with KPMG to review and discuss Tompkins' audited consolidated financial statements for the fiscal year ended December 31, 2011. The Audit/Examining Committee also discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, as adopted by Public Company Accounting Oversight Board in Rule 3200T, received written disclosures and a letter from KPMG required by the applicable requirements of the Public Company Accounting Oversight Board relating to that firm's independence from Tompkins, and has discussed with KPMG its independence.

        Based upon the Audit/Examining Committee's discussions with management, Tompkins' internal auditor, and KPMG and the Audit/Examining Committee's review of the information described in the preceding paragraph, the Audit/Examining Committee recommended to the board of directors that Tompkins' audited consolidated financial statements for the fiscal year ended December 31, 2011, be included in Tompkins' Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the SEC.

  Members of the Audit/Examining Committee:

  Paul Battaglia, Chair

  Dan Fessenden

  Patricia A. Johnson

  Craig Yunker

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit/Examining Committee has appointed KPMG LLP ("KPMG") to continue as Tompkins' independent registered public accounting firm engaged for the purpose of auditing the consolidated financial statements of Tompkins for the fiscal year ending December 31, 2012. A representative of KPMG is expected to attend the Tompkins Meeting and will have an opportunity to make statements and respond to appropriate questions from stockholders.

  Audit and Non-Audit Fees

        KPMG, a registered public accounting firm, is engaged as Tompkins' independent auditor. The following table sets forth the aggregate audit fees billed to Tompkins for the fiscal years ended December 31, 2011 and December 31, 2010 by KPMG. Crowe Horwath, LLP performed professional tax services for Tompkins for the fiscal years ended December 31, 2011 and December 31, 2010.

	2011 ($)	2010 ($)
Audit Fees:	366,500	366,500
Audit-Related Fees:	0	0
Tax Fees:	0	0
All Other Fees:	0	0

        Audit Fees:    These are fees for professional services rendered for the audit of Tompkins' consolidated annual financial statements and review of the consolidated financial statements included in Tompkins' periodic reports under the Exchange Act, and for services that would normally be provided by Tompkins' auditor in connection with statutory and regulatory filings or engagements for the periods covered. Audit Fees also include activities related to internal control reporting under Section 404 of the Sarbanes-Oxley Act.

        Audit-Related Fees:    No audit-related fees are disclosed in this joint proxy statement/prospectus because the fees billed in 2011 and 2010 for the audit of internal controls over financial reporting in accordance with the Public Company Accounting Oversight Board, including FDICIA reporting, are included in the chart above as "Audit Fees."

        Tax Fees:    These are fees for professional services rendered regarding tax compliance, tax advice or tax planning. More specifically, these include fees billed for tax return preparation, quarterly estimates, tax planning, and tax related research. No tax fees are disclosed in this joint proxy statement/prospectus because these services were not performed by KPMG.

        All Other Fees:    These are fees for all other products and services provided by Tompkins' principal independent auditor that do not fall within the previous categories. Tompkins' principal independent auditor, KPMG, did not perform any services other than financial audit services during fiscal 2011 nor 2010.

  Audit/Examining Committee Pre-Approval Policy

        The Audit/Examining Committee pre-approves all audit services and permitted non-audit services (including the fees and terms of such services) to be provided to Tompkins by its independent auditor, other than non-audit services falling within the de minimis exception described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit/Examining Committee prior to the completion of the audit. The Audit/Examining Committee may delegate to one or more designated members of the Audit/Examining Committee the authority to grant pre-approvals of audit services and permitted non-audit services, provided that decisions of such designated member(s) to pre-approve one or more such services shall be reported to the full Audit/Examining Committee at its next scheduled meeting.

        All audit and non-audit services provided by KPMG, the independent registered public accounting firm engaged for the purpose of auditing the consolidated financial statements of Tompkins for fiscal 2011and fiscal 2010, were pre-approved by Tompkins' Audit/Examining Committee.

STOCKHOLDER PROPOSALS

        Proposals of stockholders of Tompkins that are intended to be presented by such stockholders at Tompkins' 2013 annual meeting and that stockholders desire to have included in Tompkins' proxy materials relating to such meeting must be received by Tompkins no later than January 28, 2013, which is 120 calendar days prior to the anniversary of Tompkins' mailing of this joint proxy statement/prospectus, and must be in compliance with SEC Rule 14a-8 in order to be considered for possible inclusion in the proxy statement and form of proxy for that meeting.

        Under Tompkins' Bylaws, in order for a matter to be deemed properly presented, notice must be delivered to the Corporate Secretary of Tompkins at the principal executive offices of Tompkins no later than the close of business on January 28, 2013 (120 calendar days prior to the anniversary of Tompkins' mailing of this joint proxy statement/prospectus). The stockholder's notice must set forth, as to each matter the stockholder proposes to bring before the annual meeting (a) a description in reasonable detail of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on Tompkins' books of the stockholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made, (c) the number of shares of Tompkins that are owned beneficially and of record by the stockholder proposing such business and by the beneficial owner, if any, on whose behalf the proposal is made, and (d) any personal or other material interest of such stockholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made in such business. In addition, a stockholder seeking to submit such business at an annual meeting shall promptly provide any other information reasonably requested by the Corporation. If a stockholder gives notice of such a proposal after the Bylaw deadline, the stockholder will not be permitted to present the proposal to the stockholders for a vote at the meeting.

FORM 10-K

        A copy of Tompkins' Annual Report on Form 10-K filed with the SEC is available without charge at our website (http://www.tompkinsfinancial.com) or by writing to: Tompkins Financial Corporation, ATTN: Francis M. Fetsko, Executive Vice President & Chief Financial Officer, P.O. Box 460, Ithaca, New York 14851. In addition, the Annual Report on Form 10-K (with exhibits) is available at the SEC's Internet site (http://www.sec.gov).

OTHER MATTERS

        The Tompkins board of directors knows of no business to be presented for stockholder action at the Tompkins annual meeting other than the issuance of Tompkins common stock pursuant to the merger agreement, the election of directors, the ratification of the selection of the independent registered public accounting firm, KPMG LLP, as Tompkins' independent auditor for the fiscal year ending December 31, 2012, and the adjournment proposal. If any additional matters should be presented, it is intended that the enclosed proxy will be voted in accordance with the judgment of the person or persons acting under the proxy.

        Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the Tompkins annual meeting, you are urged to vote your proxy promptly. You may vote by telephone, via the Internet, or mark, sign, date, and return the enclosed proxy card in the accompanying pre-addressed postage-paid envelope. Your proxy may be revoked prior to its exercise by delivering to Tompkins' Corporate Secretary prior to the Tompkins annual meeting a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Tompkins annual meeting, filing a written notice of revocation with the Corporate Secretary at the Tompkins annual meeting prior to the vote, and voting in person.

Dated: May 16, 2012	By Order of the Board of Directors
/s/ Linda M. Carlton
Linda M. Carlton Asst. Vice President & Corporate Secretary

LEGAL MATTERS

        The legality of the Tompkins common stock to be issued in connection with the merger will be passed upon by Harris Beach PLLC, counsel to Tompkins. Certain legal matters will be passed upon for VIST by Stevens & Lee, P.C., counsel to VIST. In addition, Harris Beach will deliver an opinion to Tompkins concerning various federal income tax consequences of the merger, and Stevens & Lee will deliver an opinion to VIST concerning various federal income tax consequences of the merger. Please see "The Merger—Material Federal Income Tax Consequences" beginning on page 60 for more information.

EXPERTS

Tompkins

        The consolidated financial statements of Tompkins Financial Corporation and its subsidiaries as of December 31, 2011 and 2010, and for each of the years in the three-year period ended December 31, 2011, and the assessment of the effectiveness of internal control over financial reporting as of December 31, 2011, included in Tompkins' Annual Report on Form 10-K for the year ended December 31, 2011, incorporated by reference herein, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, included in Tompkins' Annual Report on Form 10-K for the year ended December 31, 2011, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

VIST

        The consolidated financial statements of VIST Financial Corp. as of December 31, 2011, for the one-year period ended December 31, 2011, have been so included in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, and upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of VIST Financial Corp. as of December 31, 2010, and for the two-year period ended December 31, 2010, have been included herein in reliance upon the report of ParenteBeard LLC, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

 WHERE YOU CAN FIND MORE INFORMATION

        Tompkins and VIST file annual, quarterly and special reports, proxy and other information statements with the SEC. You may read and copy any reports, statements or other information that Tompkins and VIST file with the SEC at the SEC's public reference room at 100 F Street, N.E., Room 1850, Washington, D.C. 20549. Please call 1-800-732-0330 for further information on the public reference room. These SEC filings are also available to the public at the SEC's Internet site at http://www.sec.gov. Our reference to the SEC's Internet site is intended to be an inactive textual reference only. You may also obtain filed documents from commercial document retrieval services (some of which also provide online delivery).

        Tompkins has filed with the SEC a Registration Statement on Form S-4 under the Securities Act, with respect to the Tompkins common stock to be issued in the merger. This document is part of that Registration Statement and constitutes a prospectus of Tompkins. This document does not contain all of the information discussed in the Registration Statement or the exhibits to the Registration Statement, parts of which have been omitted in accordance with the rules and regulations of the SEC. For further information, you should refer to the Registration Statement, copies of which may be obtained from the SEC as set forth above.

        The SEC allows Tompkins to "incorporate by reference" the information Tompkins files with it, which means that Tompkins can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this document and information that Tompkins files later with the SEC will automatically update and supersede this information.

        This document incorporates by reference the documents set forth below that Tompkins has previously filed with the SEC, and any future filings that Tompkins makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the completion of the merger or the termination of the merger agreement. These documents contain important information about Tompkins and VIST and their respective businesses and financial condition.

  Tompkins' SEC filings for incorporation by reference

  •
  Tompkins' Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on March 9, 2012

  •
  Tompkins' Current Report on Form 8-K, filed with the SEC on April 4, 2012

  •
  Tompkins' Current Report on Form 8-K, filed with the SEC on March 29, 2012

  •
  Tompkins' Current Report on Form 8-K, filed with the SEC on March 27, 2012

  •
  Tompkins' Current Report on Form 8-K, filed with the SEC on January 26, 2012

  •
  The description of Tompkins common stock set forth in its Registration Statement on Form 8-A as originally filed with the SEC on January 30, 1997, as subsequently amended, is hereby incorporated by reference.

        Any statements contained in this document concerning the provisions of any document filed with the SEC are not necessarily complete, and, in each instance, you should refer to the document in its entirety for complete information.

        Documents incorporated by reference are available from Tompkins without charge by first class mail or equally prompt means within one business day of receipt of your request, excluding exhibits unless the exhibit has been specifically incorporated by reference into the information that this document incorporates. If you want to receive a copy of any document incorporated by reference, please request it in writing or by telephone from the appropriate company at the following address:

  VIST Financial Corp.
  P.O. Box 6219
  1240 Broadcasting Road
  Wyomissing, PA 19610
  Attention: Ms. Donna O. Kowalski, Assistant Corporate Secretary
  Telephone: (610) 603-7211

  Tompkins Financial Corporation
  The Commons
  P.O. Box 460
  Ithaca, NY 14851

  Attention: Ms. Linda M. Carlton, Assistant Vice President and Corporate Secretary
  Telephone: (607) 273-3210

        You should rely only on the information contained or incorporated by reference in this document in connection with deciding your vote upon the approval of the merger. Neither VIST nor Tompkins has authorized anyone to provide you with information different from what is contained in this document. This joint proxy statement/prospectus is dated May 16, 2012. You should not assume that the information contained in this document is accurate as of any date other than such date, and neither the mailing of this document to shareholders nor the issuance of Tompkins common stock in the Merger shall create any implication to the contrary.

HOUSEHOLDING OF JOINT PROXY STATEMENT/PROSPECTUS

        The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those shareholders. As permitted by the Exchange Act, only one copy of this joint proxy statement/prospectus is being delivered to shareholders residing at the same address, unless shareholders have notified the company whose shares they hold of their desire to receive multiple copies of the joint proxy statement/prospectus. This process, which is commonly referred to as "householding," potentially provides extra convenience for shareholders and cost savings for companies.

        If, at any time, you no longer wish to participate in householding and would prefer to receive a separate joint proxy statement/prospectus, or if you are receiving multiple copies of this joint proxy statement/prospectus and wish to receive only one, please contact the Investor Relations department of the company whose shares you hold. Each of Tompkins and VIST will promptly have delivered, upon oral or written request, a separate copy of this joint proxy statement/prospectus to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies from Tompkins should be directed to:

  Tompkins Financial Corporation
  The Commons
  P.O. Box 460
  Ithaca, NY 14851

  Attention: Ms. Linda M. Carlton, Assistant Vice President and Corporate Secretary

Requests for additional copies from VIST should be directed to:

  VIST Financial Corp.
  P.O. Box 6219
  1240 Broadcasting Road
  Wyomissing, PA 19610
  Attention: Ms. Donna O. Kowalski, Assistant Corporate Secretary

Annex A

CONFIDENTIAL

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

TOMPKINS FINANCIAL CORPORATION,

TMP MERGECO. INC.,

AND

VIST FINANCIAL CORP.

A-i

A-ii

A-iii

A-iv

        This AGREEMENT AND PLAN OF MERGER (this "Agreement") is dated as of January 25, 2012, by and between Tompkins Financial Corporation, a New York corporation ("Tompkins"), TMP Mergeco. Inc., a New York corporation ("Merger Sub"), and VIST Financial Corp., a Pennsylvania corporation ("VIST").

        WHEREAS, the Board of Directors of each of Tompkins, Merger Sub and VIST (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies and shareholders and (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies, and (iii) has adopted a resolution approving this Agreement and declaring its advisability; and,

        WHEREAS, in accordance with the terms of this Agreement, VIST will merge with and into Merger Sub, with Merger Sub surviving such merger (the "Merger"); and,

        WHEREAS, as a condition to the willingness of Tompkins and Merger Sub to enter into this Agreement, each of the executive officers and directors of VIST has entered into a Voting Agreement, substantially in the form of Exhibit A hereto, dated as of the date hereof, with Tompkins (the "VIST Voting Agreements"), pursuant to which each such director and executive officer has agreed, among other things, to vote all shares of common stock of VIST owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in the VIST Voting Agreements; and,

        WHEREAS, the parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement be and is hereby adopted as a "plan of reorganization" within the meaning of Sections 354 and 361 of the Code; and,

        WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

        NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

CERTAIN DEFINITIONS

        1.1.    Certain Definitions.     As used in this Agreement, the following terms have the following meanings (unless the context otherwise requires, references to Articles and Sections refer to Articles and Sections of this Agreement).

        "Acquisition Proposal" has the meaning set forth in Section 6.14.

        "Acquisition Transaction" has the meaning set forth in Section 6.14.

        "Affiliate" means any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

        "Agreement" means this agreement and any amendment hereto.

        "Amex" means the NYSE-Amex.

        "Average Closing Price" has the meaning set forth in Section 3.1(c).

        "Bank Regulator" means any Federal or state banking regulator, including but not limited to the FRB, the FDIC, the NYDFS, and the PA Department.

        "BHCA" means the Bank Holding Company Act of 1956, as amended.

        "Certificate" means certificates evidencing shares of VIST Common Stock.

        "Charter Documents" has the meaning set forth in Section 4.1(e).

        "Claim" has the meaning set forth in Section 7.6.

        "Closing" has the meaning set forth in Section 2.2.

        "Closing Date" has the meaning set forth in Section 2.2.

        "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Confidentiality Agreement" means the confidentiality agreement referred to in Section 12.1 of this Agreement.

        "Cost and Reimbursement Fee" has the meaning set forth in Section 11.4(b) of this Agreement.

        "Covered Employees" has the meaning set forth in Section 7.10(c).

        "Dodd-Frank Act" means the Dodd-Frank Wall Street Reform and Consumer Protection Act.

        "Effective Time" means the date and time specified pursuant to Section 2.2 hereof as the effective time of the Merger.

        "Environmental Claims/Liabilities" has the meaning set forth in Section 6.3.

        "Environmental Indemnitees" has the meaning set forth in Section 6.3.

        "Environmental Laws" means any applicable federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Laws includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq; the Clean Air Act, as amended, 42 U.S.C. §7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. §2601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001, et seq; the Safe Drinking Water Act, 42 U.S.C. §300f, et seq; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Exchange Agent" means American Stock Transfer & Trust Company, LLC, or such other bank or trust company or other agent designated by Tompkins, and reasonably acceptable to VIST, which shall act as agent for Tompkins in connection with the exchange procedures for converting Certificates into the Merger Consideration.

        "Exchange Fund" has the meaning set forth in Section 3.2(a).

        "Exchange Ratio" has the meaning set forth in Section 3.1(c) .

        "Expense Reimbursement Fee" has the meaning set forth in Section 11.4(b) of this Agreement.

        "FDIC" means the Federal Deposit Insurance Corporation or any successor thereto.

        "FDIC Loss Share Agreement" means that certain Shared-Loss Agreement, dated November 19, 2010, by and among the FDIC as Receiver for Allegiance Bank of North America, and VIST and VIST Bank.

        "FHLB" means the Federal Home Loan Bank of New York.

        "FRB" means the Board of Governors of the Federal Reserve System and, where appropriate, the Federal Reserve Bank of New York.

        "GAAP" means accounting principles generally accepted in the United States of America, consistently applied with prior practice.

        "Governmental Entity" means any federal or state court, administrative agency or commission or other governmental authority or instrumentality.

        "HIPAA" has the meaning set forth in Section 4.12(b).

        "Indemnified Parties" has the meaning set forth in Section 7.6(a).

        "IRS" means the United States Internal Revenue Service.

        "Key Persons" means those employees and officers of VIST listed on Schedule 6.12.

        "Knowledge" as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known or should have been known after due inquiry by the executive officers (as defined in Rule 3b-7 under the Exchange Act) of such Person, and includes any facts, matters or circumstances set forth in any written notice from any Bank Regulator or any other material written notice received by that Person.

        "Material Adverse Effect" means, with respect to Tompkins or VIST, respectively, any effect that (i) is material and adverse to the financial condition, results of operations or business of Tompkins and the Tompkins Subsidiaries taken as a whole, or VIST and the VIST Subsidiaries taken as a whole, respectively, or (ii) does or would materially impair the ability of either VIST, on the one hand, or Tompkins, on the other hand, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) changes in laws and regulations affecting banks or their holding companies generally, or interpretations thereof by courts or governmental agencies, (b) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies, (c) actions and omissions of a party hereto (or any of VIST Subsidiaries for VIST and Tompkins Subsidiaries for Tompkins) taken with the prior written consent of the other party, (d) the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of the parties and their respective subsidiaries, (e) changes in national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, unless it uniquely and disproportionately affects either or both of VIST and Tompkins or their respective Subsidiaries, (f) changes in VIST's stock price or trading volume, or any failure by VIST to meet internal or published projections, forecasts or revenue or earnings predictions for any period (it being agreed that the facts giving rise or contributing to any such failure may be a Material Adverse Effect), or (g) changes relating to the securities markets in general (including any disruption thereof and any decline in the price of any security or market index).

        "Material Contracts" has the meaning set forth in Section 4.8(c).

        "Materials of Environmental Concern" means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other hazardous or toxic materials regulated under Environmental Laws. Notwithstanding the preceding sentence, Materials of Environmental Concern shall not include any naturally occurring substance the presence or occurrence of which is a result of natural processes.

        "Maximum Amount" has the meaning set forth in Section 7.6(c).

        "Merger" has the meaning set forth in the preamble.

        "Merger Consideration" has the meaning set forth in Section 3.1(c).

        "Merger Registration Statement" means the registration statement, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering shares of Tompkins Common Stock to be offered to holders of VIST Common Stock in connection with the Merger.

        "Merger Sub" means TMP Mergeco. Inc., a New York corporation and a wholly-owned subsidiary of Tompkins.

        "Notice of Superior Proposal" has the meaning set forth in Section 6.14(g).

        "NYBCL" means the New York Business Corporation Law.

        "NYDFS" means the New York Department of Financial Services.

        "PA Department" means the Pennsylvania Department of Banking.

        "Participation Facilities" has the meaning set forth in Section 4.14.

        "PBCL" means the Pennsylvania Business Corporation Law.

        "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

        "Person" means any individual, corporation, partnership, joint venture, association, trust or "group" (as that term is defined under the Exchange Act).

        "Preferred Stock Merger Consideration" has the meaning set forth in Section 3.1(d) hereof.

        "Proxy Statement-Prospectus" has the meaning set forth in Section 8.3(a).

        "Regulatory Approvals" means the approval of any Bank Regulator that is necessary in connection with the consummation of the Merger and the related transactions contemplated by this Agreement.

        "Representatives" has the meaning set forth in Section 6.14.

        "Rights" means warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

        "Sarbanes-Oxley Act" means the Sarbanes-Oxley Act of 2002, as amended.

        "SEC" means the Securities and Exchange Commission or any successor thereto.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Securities Documents" means all reports, offering circulars, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to the Securities Laws.

        "Securities Laws" means the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder.

        "Stifel" has the meaning set forth in 4.13.

        "Subsidiary" and "Subsidiaries" refer to the subsidiaries of VIST and/or Tompkins.

        "Superior Proposal" has the meaning set forth in Section 6.14(d).\

        "Surviving Corporation" has the meaning set forth in Section 2.1.

        "Surviving Option" has the meaning set forth in 3.4(a).

        "TARP" means the Troubled Asset Relief Program of the United States Department of the Treasury.

        "TARP Purchase" means the purchase of the VIST Series A Preferred Stock and the warrant issued in connection with the issuance of that Series A Preferred Stock, as contemplated by Section 3.3 of this Agreement.

        "TARP Warrants" have the meaning set forth in Section 3.3.

        "Termination Date" means December 31, 2012.

        "Termination Fee" has the meaning set forth in Section 11.4(b) of this Agreement.

        "Tompkins" means Tompkins Financial Corporation, a New York corporation, with its principal executive offices located at The Commons, P.O. Box 460, Ithaca, NY 14851.

        "Tompkins Common Stock" means the common stock, par value $0.10 per share, of Tompkins.

        "Tompkins Disclosure Schedule" means a written disclosure schedule delivered by Tompkins to VIST specifically referring to the appropriate section of this Agreement.

        "Tompkins Financial Statements" means the (i) the audited consolidated statements of condition (including related notes and schedules) of Tompkins and the Tompkins Subsidiaries as of December 31, 2010 and 2009 and the consolidated statements of income, comprehensive income, changes in stockholders' equity and cash flows (including related notes and schedules, if any) of Tompkins and the Tompkins Subsidiaries for each of the three years ended December 31, 2010, 2009 and 2008, as set forth in Tompkins's annual report for the year ended December 31, 2010, and (ii) the unaudited interim consolidated financial statements of Tompkins and the Tompkins Subsidiaries as of the end of each calendar quarter following December 31, 2010, and for the periods then ended, as filed by Tompkins in the Tompkins SEC Reports.

        "Tompkins Group" has the meaning set forth in Section 6.3.

        "Tompkins Regulatory Agreement" has the meaning set forth in Section 5.9(c).

        "Tompkins SEC Reports" has the meaning set forth in Section 5.10.

        "Tompkins Series A Preferred Stock" has the meaning set forth in Section 3.1(d) hereof.

        "Tompkins Stock Benefit Plans" means the Tompkins Financial Corporation 2009 Equity Plan, the Tompkins Trustco. Inc. 2001 Stock Option Plan, the Tompkins Financial Corporation Investment and Stock Ownership Plan, the Tompkins Financial Corporation Employee Stock Ownership Plan, the Tompkins Financial Corporation Defined Contribution Retirement Plan, and the Tompkins Financial Corporation Dividend Reinvestment Account and Stock Purchase Plan.

        "Tompkins Shareholders' Meeting" has the meaning set forth in Section 8.2.

        "Tompkins Subsidiary" and "Tompkins Subsidiaries" refer to Merger Sub and to any other corporation, of which more than 50% of the capital stock is owned, either directly or indirectly, by Tompkins, except any corporation the stock of which is held in the ordinary course of the lending activities of the Tompkins Subsidiaries.

        "Tompkins Subsidiary Banks" means Tompkins Trust Company, the Mahopac National Bank, and the Bank of Castile.

        "Treasury Stock" has the meaning set forth in Section 3.1(b) .

        "Trusts" has the meaning set forth in Section 4.2.

        "U.S. Treasury" means the United States Department of Treasury.

        "VIST" means VIST Financial Corp., a Pennsylvania corporation, with its principal offices located at 1240 Broadcasting Road, Wyomissing, Pennsylvania 19610.

        "VIST Bank" means VIST Bank, a Pennsylvania chartered bank and a wholly owned subsidiary of VIST.

        "VIST Board" means the Board of Directors of VIST.

        "VIST Common Stock" means the common stock, par value $5.00 per share, of VIST.

        "VIST Compensation and Benefit Plans" has the meaning set forth in Section 4.12(a).

        "VIST Delinquent Loans" means (i) all loans with principal and/or interest that are 30-89 days past due, (ii) all loans with principal and/or interest that are at least 90 days past due and still accruing, (iii) all loans with principal and/or interest that are non-accruing, and (iv) net charge-offs from December 31, 2011 through the last business day of the month prior to the Closing Date.

        "VIST Disclosure Schedule" means a written disclosure schedule delivered by VIST to Tompkins specifically referring to the appropriate section of this Agreement.

        "VIST ERISA Affiliate" has the meaning set forth in Section 4.12(b).

        "VIST Financial Statements" means (i) the audited consolidated balance sheets (including related notes and schedules, if any) of VIST and the VIST Subsidiaries as of December 31, 2010 and 2009 and the consolidated statements of operations, stockholders' equity and cash flows (including related notes and schedules, if any) of VIST and the VIST Subsidiaries for each of the three years ended December 31, 2010, 2009, and 2008 as set forth in VIST's annual report for the year ended December 31, 2010, and (ii) the unaudited interim consolidated financial statements of VIST and the VIST Subsidiaries as of the end of each calendar quarter following December 31, 2010 and for the periods then ended, as filed by VIST in the VIST SEC Reports.

        "VIST Option Plans" means the 1998 VIST Employee Incentive Plan, the 1998 Independent Directors Stock Option Plan, and the VIST 2007 Equity Incentive Plan.

        "VIST Option" means an option to purchase shares of VIST Common Stock granted pursuant to the VIST Option Plans and as set forth in VIST Disclosure Schedule 4.2(a).

        "VIST Past Due Loans and Non-Performing Assets" means the aggregate amount of: (i) all loans of VIST with principal and/or interest that are 30-89 days past due and still accruing, (ii) all VIST loans with principal and/or interest that are at least 90 days past due and still accruing, (iii) all loans with principal or interest that are non-accruing, (iv) net charge-offs after the date of this Agreement, (v) real estate acquired through foreclosure or in lieu of foreclosure, (vi) troubled debt restructures

(TDRs), and (vii) loss on sale of loans; provided, however, that any loan covered by the FDIC Loss Share Agreement shall be excluded from this computation.

        "VIST Pension Plan" has the meaning set forth in Section 4.12(b).

        "VIST Recommendation" has the meaning set forth in Section 8.1.

        "VIST Regulatory Agreement" has the meaning set forth in Section 4.11(c).

        "VIST Regulatory Reports" means the Call Reports of VIST Bank and accompanying schedules, as filed with the FDIC, for each calendar quarter beginning with the quarter ended March 31, 2010, through the Closing Date, and all Reports filed with the PA Department by VIST from March 31, 2010 through the Closing Date.

        "VIST SEC Reports" has the meaning set forth in Section 4.16.

        "VIST Series A Preferred Stock" means the Series A, Fixed Rate, Cumulative Perpetual Preferred Stock, par value $0.01 per share and a liquidation preference of $1,000 per share, issued to the U. S. Treasury.

        "VIST Shareholders Meeting" has the meaning set forth in Section 8.1.

        "VIST Shareholder Approval" has the meaning set forth in Section 9.1(a).

        "VIST Subsequent Determination" has the meaning set forth in Section 6.14(g).

        "VIST Subsidiary" and "VIST Subsidiaries" refer to any corporation, of which more than 50% of the capital stock is owned, either directly or indirectly, by VIST or VIST Bank, except any corporation the stock of which is held in the ordinary course of the lending activities of VIST Bank.

        Other terms used herein are defined in the preamble and elsewhere in this Agreement.

ARTICLE II.

THE MERGER

        2.1.    Merger.     Subject to the terms and conditions of this Agreement, at the Effective Time: (a) VIST will be merged with and into Merger Sub, with Merger Sub as the resulting or surviving corporation (the "Surviving Corporation"); and (b) the separate existence of VIST shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of VIST shall be vested in and assumed by Merger Sub. As part of the Merger, each share of VIST Common Stock (other than Treasury Stock) will be converted into the right to receive the Merger Consideration pursuant to the terms of Article III hereof.

        2.2.    Effective Time.     The closing ("Closing") shall occur no later than the close of business on the fifth business day following the satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article IX (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable law) waiver of those conditions), or such other date that may be agreed to in writing by the parties (the "Closing Date"). The Merger shall be effected by the filing of a certificate of merger with the New York Secretary of State and the Pennsylvania Department of State on the day of the Closing (the "Closing"), in accordance with the NYBCL and the PBCL. The "Effective Time" means the date and time upon which the certificate of merger is filed with the New York Secretary of State, or as otherwise stated in the certificate of merger, in accordance with the NYBCL and the PBCL.

        2.3.    Certificate of Incorporation and Bylaws.     The Certificate of Incorporation and Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Certificate of

Incorporation and Bylaws of the Surviving Corporation, until thereafter amended as provided therein and by applicable law.

        2.4.    Directors and Officers of Surviving Corporation.     The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

        2.5.    Effects of the Merger.     At and after the Effective Time, the Merger shall have the effects as set forth in the NYBCL and the PBCL.

        2.6.    Tax Consequences.     It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" as that term is used in Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code. Following the Closing, none of Tompkins, Merger Sub, VIST nor any of their affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code. Tompkins, Merger Sub and VIST each hereby agrees to deliver certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable counsel to deliver the legal opinion contemplated by Section 9.1(h), which certificates shall be effective as of the date of such opinion.

        2.7.    Possible Alternative Structures.     Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, Tompkins shall be entitled to revise the structure of the Merger, including without limitation, by merging Merger Sub with and into VIST, provided that (i) there are no adverse federal or state income tax or other adverse tax consequences to VIST shareholders as a result of the modification; (ii) the consideration to be paid to the holders of VIST Common Stock under this Agreement is not thereby changed in kind or value or reduced in amount; and (iii) such modification will not delay or jeopardize the receipt of Regulatory Approvals or other consents and approvals relating to the consummation of the Merger, otherwise delay or jeopardize the satisfaction of any condition to Closing set forth in Article IX or otherwise materially adversely affect VIST or the holders of VIST Common Stock. The parties hereto agree to amend appropriately this Agreement and any related documents in order to reflect any such revised structure.

ARTICLE III.

CONVERSION OF SHARES

        3.1.    Conversion of VIST Common Stock; Merger Consideration.     At the Effective Time, by virtue of the Merger and without any action on the part of Tompkins, VIST or the holders of any of the shares of VIST Common Stock, the Merger shall be effected in accordance with the following terms:

          (a)   Each share of Tompkins Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

          (b)   All shares of VIST Common Stock held in the treasury of VIST ("Treasury Stock") and each share of VIST Common Stock owned by Tompkins immediately prior to the Effective Time (other than shares held in a fiduciary capacity or in connection with debts previously contracted) shall, at the Effective Time, cease to exist, and the certificates for such shares shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.

          (c)   Subject to the provisions of this Article III, each share of VIST Common Stock issued and outstanding immediately prior to the Effective Time (other than Treasury Stock) shall become and be converted into, as provided in and subject to the limitations set forth in this Agreement, the right to receive that number of shares of Tompkins Common Stock equal to the Exchange Ratio (as hereinafter defined) (the "Merger Consideration"). The "Exchange Ratio" shall be the following:

              (i)  if the Average Closing Price (as defined below) is equal to a price that is not more than $43.98 or not less than $35.98, the Exchange Ratio shall be 0.3127;

             (ii)  if the Average Closing Price is more than $43.98, the Exchange Ratio shall be 0.2842; and

            (iii)  if the Average Closing Price is less than $35.98, the Exchange Ratio shall be 0.3475.

        For purposes of this Agreement, "Average Closing Price" means the average (rounded to the nearest cent) of the closing price of shares of Tompkins Common Stock on Amex as reported by the Wall Street Journal or, if not reported therein, in another mutually agreed upon reporting source, for each of the twenty (20) consecutive trading days ending on the day that is three (3) business days before the date of the VIST Shareholders Meeting.

          (d)   In the event each issued and outstanding share of the VIST Series A Preferred Stock is not purchased or redeemed prior to or contemporaneous with the Merger, then each share of the VIST Series A Preferred Stock issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall as of the Effective Time automatically be converted into and shall thereafter represent the right to receive, one share (the "Preferred Stock Merger Consideration") of the Tompkins Preferred Stock to be designated, prior to the Closing Date, as Fixed Rate Cumulative Perpetual Preferred Stock, Series A, stated liquidation amount $1,000 per share (the "Tompkins Series A Preferred Stock"), and otherwise having rights, preferences, privileges and voting powers such that the rights, preferences, privileges and voting powers of the VIST Series A Preferred Stock are not adversely affected by such conversion and having rights, preferences and privileges and voting powers, and limitations and restrictions that, taken as a whole, are not materially less favorable than the rights, preferences, privileges and voting powers, and limitations and restrictions of the VIST Series A Preferred Stock immediately prior to such conversion, taken as a whole.

          (e)   In the event Tompkins changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Tompkins Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding Tompkins Common Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately and appropriately adjusted.

          (f)    No Fractional Shares.    Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Tompkins Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Tompkins Common Stock shall be payable on or with respect to any fractional share interest, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Tompkins. In lieu of the issuance of any such fractional share, Tompkins shall pay to each former holder of VIST Common Stock who otherwise would be entitled to receive a fractional share of Tompkins Common Stock, an amount in cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) the average of the daily closing sales prices of a share of Tompkins Common Stock as reported on Amex for the five consecutive trading days immediately preceding the Closing Date. For purposes of determining any fractional share interest, all shares of VIST Common Stock owned by a VIST shareholder shall be combined so as to calculate the maximum number of whole shares of Tompkins Common Stock issuable to such VIST shareholder.

        3.2.    Procedures for Exchange of VIST Common Stock.

          (a)    Tompkins to Make Merger Consideration Available.    At or prior to the Effective Time, Tompkins shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of VIST Common Stock, for exchange in accordance with this Section 3.2, certificates representing the shares of Tompkins Common Stock and an aggregate amount of cash sufficient to pay the aggregate amount of cash payable pursuant to this Article III (including any cash that may be payable in lieu of any fractional shares of VIST Common Stock) (such cash and certificates for shares of Tompkins Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund").

          (b)    Exchange of Certificates.    Tompkins shall cause the Exchange Agent, within five (5) business days after the Effective Time, to mail to each holder of a Certificate or Certificates, a form letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates for the Merger Consideration and cash in lieu of fractional shares, if any, into which the VIST Common Stock represented by such Certificates shall have been converted as a result of the Merger. The letter of transmittal shall be subject to the approval of VIST (which shall not be unreasonably withheld, conditioned or delayed) and specify that delivery shall be affected, and risk of loss and Title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, as applicable, (i) a certificate representing that number of shares of Tompkins Common Stock (if any) to which such former holder of VIST Common Stock shall have become entitled pursuant to the provisions of Section 3.1 hereof and (ii) a check representing the amount of cash (if any) payable in lieu of fractional shares of Tompkins Common Stock, which such former holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of Section 3.2, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash payable in lieu of fractional shares.

          (c)    Rights of Certificate Holders after the Effective Time.    The holder of a Certificate that prior to the Merger represented issued and outstanding VIST Common Stock shall have no rights, after the Effective Time, with respect to such VIST Common Stock except to surrender the Certificate in exchange for the Merger Consideration as provided in this Agreement. No dividends or other distributions declared after the Effective Time with respect to Tompkins Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 3.2. After the surrender of a Certificate in accordance with this Section 3.2, the record holder thereof shall be entitled to receive, without any interest thereon, any such dividends or other distributions with a record date after the Effective Time, which theretofore had become payable with respect to shares of Tompkins Common Stock represented by such Certificate.

          (d)    Surrender by Persons Other than Record Holders.    If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

          (e)    Closing of Transfer Books.    From and after the Effective Time, there shall be no transfers on the stock transfer books of VIST of the VIST Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of VIST Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be exchanged for the Merger Consideration and canceled as provided in this Section 3.2.

          (f)    Return of Exchange Fund.    At any time following the twelve (12) month period after the Effective Time, Tompkins shall be entitled to require the Exchange Agent to deliver to it any portions of the Exchange Fund which had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to Tompkins (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither Tompkins nor the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to applicable abandoned property, escheat or other similar law.

          (g)    Lost, Stolen or Destroyed Certificates.    In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Tompkins, the posting by such person of a bond in such amount as Tompkins may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof.

          (h)    Withholding.    Tompkins or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of VIST Common Stock such amounts as Tompkins (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by Tompkins or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the VIST Common Stock in respect of whom such deduction and withholding were made by Tompkins or the Exchange Agent.

        3.3.    Treatment of Preferred Stock and Warrant.     As soon as practicable following: (i) the receipt of VIST Shareholder Approval and the relevant approval of such transaction by Governmental Entities under applicable laws, and (ii) the agreement by VIST that all conditions to closing have been satisfied or waived (other than the delivery of opinions, certificates and other documents on the Closing Date as provided for herein), and in any event not later than prior to the Closing, Tompkins will fund the purchase by either Tompkins or VIST from the U.S. Treasury of each share of the VIST Series A Preferred Stock issued and outstanding, as well as the warrant to purchase shares of common stock issued to the U.S.Treasury on December 19, 2008 (the TARP Warrants") in connection with the issuance of the Series A Preferred Stock (the "TARP Purchase"). The method of funding the TARP Purchase shall be mutually agreed to by Tompkins and VIST, subject to any formal or informal requirements of the U.S. Treasury. Such VIST Series A Preferred Stock and/or Warrants shall, at the Effective Time, cease to exist, and the certificates for such shares shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.

        3.4.    Treatment of VIST Stock Options.

          (a)   VIST Disclosure Schedule 3.4(a) sets forth all of the outstanding VIST stock options (each, a "VIST Stock Option") as of the date hereof. Except for those VIST Stock Options listed on VIST Disclosure Schedule 3.4-A (the "Surviving Options"), immediately prior to the Effective Time, each VIST Stock Option, whether or not vested or exercisable, shall be terminated and the holder thereof shall be paid by Tompkins as soon as practicable after the Effective Time an amount in cash determined by multiplying (i) the excess, if any, of the value of the Merger Consideration as of the day before the Closing Date over the applicable per share exercise price of that option by (ii) the number of shares of VIST Common Stock that the holder could have purchased (assuming full vesting of that option) had that holder exercised that option immediately before the Effective Time, less applicable tax withholding. Subject to the foregoing and to the provisions of 3.4(b), the VIST Stock Option Plans and all VIST Stock Options issued thereunder shall terminate at the Effective Time. Prior to the Effective Time, VIST shall take such actions as necessary to give effect to the transactions contemplated by this Section 3.4(a), including, without limitation, the provision of any notices or stock option cancellation agreements to holders of VIST Stock Options and the adoption of any necessary amendments to such plans.

          (b)   At the Effective Time, all Surviving Options which are outstanding and unexercised immediately prior thereto shall be converted, in their entirety, automatically into options with the same provisions for vesting and exercise to purchase shares of Tompkins Common Stock in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of VIST Option Plans):

              (i)  the number of shares of Tompkins Common Stock to be subject to the Surviving Options shall be equal to the product of the number of shares of VIST Common Stock subject to the VIST Options and the Exchange Ratio, provided that any fractional shares of Tompkins Common Stock resulting from such multiplication shall be rounded down to the nearest share; and

             (ii)  the exercise price per share of Tompkins Common Stock under the Surviving Options shall be equal to the exercise price per share of VIST Common Stock under the VIST Options divided by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent.

The adjustment provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Code) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code. The duration and other terms of the Surviving Options shall be the same as the VIST Options, except that all references to VIST shall be deemed to be references to Tompkins.

            (iii)  Any shares issuable upon exercise of the options to purchase Tompkins Common Stock described above will be shares which have been duly registered under the Securities Act of 1933, as amended.

        3.5.    Reservation of Shares.     Tompkins shall reserve for issuance a sufficient number of shares of the Tompkins Common Stock for the purpose of issuing shares of Tompkins Common Stock to the VIST shareholders in accordance with this Article III.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF VIST

        VIST represents and warrants to Tompkins that the statements contained in this Article IV are correct and complete as of the date of this Agreement, except as limited by the VIST Disclosure Schedules delivered by VIST to Tompkins on the date hereof. References to the Knowledge of VIST shall include the Knowledge of VIST Bank. For purposes of this Article IV, references to "disclosed in the VIST SEC Reports" shall include reports filed prior to the date of this Agreement, insofar as reasonable detail is provided about the specific matter, but excluding disclosures in exhibits or schedules to VIST SEC Reports, discussions of regulations impacting VIST, and discussions that constitute forward looking statements or risk factors.

        4.1.    Organization.

          (a)   VIST is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, and is duly registered as a bank holding company under the BHCA. VIST has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

          (b)   VIST Bank is a Pennsylvania state charted bank duly organized and validly existing under the laws of the Commonwealth of Pennsylvania. The deposits of VIST Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by VIST Bank when due. VIST Bank is a member in good standing of the FHLB and owns the requisite amount of stock therein.

          (c)   VIST Disclosure Schedule 4.1(c) sets forth each VIST Subsidiary with true and correct ownership information for each. Each VIST Subsidiary is a corporation, limited liability company or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.

          (d)   The respective minute books of VIST, VIST Bank and each other VIST Subsidiary accurately records, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including committees).

          (e)   Prior to the date of this Agreement, VIST has made available to Tompkins true and correct copies of the articles of incorporation or charter and bylaws of VIST, VIST Bank and each other VIST Subsidiary (collectively, the "Charter Documents"). None of VIST, VIST Bank or any other VIST Subsidiary is in violation of the provisions of any of its respective Charter Documents.

        4.2.    Capitalization.

          (a)   The authorized capital stock of VIST consists of (i) 20,000,000 shares of common stock, $5.00 par value per share, of which 6,637,830 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights and (ii) 1,000,000 shares of preferred stock of which 25,000 shares have been designated Series A Preferred Stock and are issued and outstanding, the remaining of which preferred shares remain undesignated. There are 10,484 shares of VIST Common Stock held by VIST as treasury stock, and no shares of VIST Series A Preferred Stock are held by VIST as treasury stock. Neither VIST nor any VIST Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of VIST Common Stock, or any other security of VIST or an VIST Subsidiary or any securities representing the right to vote, purchase or otherwise receive any shares of VIST Common Stock or any other security of VIST or any VIST Subsidiary, other than (i) shares issuable under the VIST Option Plans, (ii) capital securities issued by First

  Leesport Capital Trust I, Leesport Capital Trust II, and Madison Statutory Trust I (the "Trusts"); (iii) debentures issued by VIST to the Trusts; (iv) the guarantee issued by VIST to the holders of the capital securities issued by the Trusts; (v) the VIST Series A Preferred Stock; and, (vi) the TARP Warrants. VIST Disclosure Schedule 4.2(a) sets forth: (i) the name of each holder of options to purchase VIST Common Stock, the number of shares each such individual may acquire pursuant to the exercise of such options, the grant and vesting dates, and the exercise price relating to the options held; and (ii) information regarding the number of shares, exercise price and material terms of the TARP Warrants. The exercise price of each option is no less than the fair market value of a share of VIST Common Stock as determined as of the grant date of such option and within the meaning of Section 409A of the Code.

          (b)   VIST owns all of the capital stock of VIST Bank, free and clear of any lien or encumbrance. Except for the VIST Subsidiaries, VIST does not possess, directly or indirectly, any material equity interest in any corporate entity, except for equity interests held in the investment portfolios of VIST Subsidiaries, equity interests held by VIST Subsidiaries in a fiduciary capacity, and equity interests held in connection with the lending activities of VIST Subsidiaries, including stock in the FHLB. Either VIST or VIST Bank owns all of the outstanding shares of capital stock of each VIST Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature, except that, in the case of the Trusts, VIST owns 100% of the common securities and less than 100% of the preferred securities.

          (c)   Except as otherwise disclosed in schedules filed with the SEC prior to the date hereof, to VIST's Knowledge, no Person or "group" (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of VIST Common Stock.

        4.3.    Authority; No Violation.

          (a)   VIST has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals and the VIST Shareholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by VIST and the consummation by VIST of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Board of Directors of VIST, and no other corporate proceedings on the part of VIST, except for the approval of the VIST shareholders, is necessary to consummate the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by VIST, and subject to approval by the shareholders of VIST and receipt of the Regulatory Approvals and due and valid execution and delivery of this Agreement by Tompkins, constitutes the valid and binding obligation of VIST, enforceable against VIST in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity.

          (b)   Subject to receipt of Regulatory Approvals and VIST's and Tompkins's compliance with any conditions contained therein, and to the receipt of the VIST Shareholder Approval, (A) the execution and delivery of this Agreement by VIST, (B) the consummation of the transactions contemplated hereby, and (C) compliance by VIST with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of VIST or any VIST Subsidiary or the charter and bylaws of VIST Bank; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to VIST or any VIST Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of VIST or VIST Bank under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which VIST or VIST Bank is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on VIST and the VIST Subsidiaries taken as a whole.

        4.4.    Consents.     Except for (a) filings with Bank Regulators, the receipt of the Regulatory Approvals, and compliance with any conditions contained therein, (b) the filing of the Certificates of Merger with the Secretary of State of the State of New York and the Pennsylvania Department of State, (c) the filing with the SEC of (i) the Merger Registration Statement and (ii) such reports under Sections 13(a), 13(d), 13(g) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (d) approval of the listing of Tompkins Common Stock to be issued in the Merger on Amex, (e) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Tompkins Common Stock pursuant to this Agreement, and (f) the approval of this Agreement by the requisite vote of the shareholders of VIST and Tompkins, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity are necessary, and, to VIST's Knowledge, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by VIST, and (y) the completion of the Merger by VIST. VIST has no reason to believe that any Regulatory Approvals or other required consents or approvals will not be received.

        4.5.    Financial Statements.

          (a)   VIST has previously made available to Tompkins the VIST Regulatory Reports. The VIST Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements.

          (b)   VIST has previously made available to Tompkins the VIST Financial Statements. The VIST Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments and to any other adjustments described therein), the consolidated financial position, results of operations and cash flows of VIST and the VIST Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto.

          (c)   At the date of each balance sheet included in the VIST Financial Statements or the VIST Regulatory Reports, neither VIST nor VIST Bank, as applicable, had any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such VIST Financial Statements or VIST Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

          (d)   The records, systems, controls, data and information of VIST, VIST Bank and the other VIST Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of VIST, VIST Bank, other VIST Subsidiaries or accountants (including all means of access thereto and there from), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 4.5(d). VIST (x) has implemented and maintains a system of internal control over financial reporting (as required by Rule 13a-15(a) of the Exchange Act) that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP, (y) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to VIST, including VIST Bank and the VIST Subsidiaries, is made known to the chief executive officer and the chief financial officer of VIST by others within those entities, and (z) has disclosed, based on its most recent evaluation prior to the date hereof, to VIST's outside auditors and the audit committee of VIST's Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect VIST's ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in VIST's internal control over financial reporting. These disclosures (if any) were made in writing by management to VIST's auditors and audit committee and a copy has previously been made available to Tompkins. As of the date hereof, to the Knowledge of VIST, its chief executive officer and chief financial officer will be able to give the certifications required pursuant to the rules and regulations adopted pursuant to Section 302 of the Sarbanes-Oxley Act, without qualification, when next due.

          (e)   Since December 31, 2008, (i) none of VIST, VIST Bank and the VIST Subsidiaries nor, to the Knowledge of VIST, any director, officer, employee, auditor, accountant or representative of VIST, VIST Bank or any of the other VIST Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of VIST or any of the VIST Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that VIST, VIST Bank or any of the other VIST Subsidiaries has engaged in illegal accounting or auditing practices, and (ii) no attorney representing VIST, VIST Bank or any of the other VIST Subsidiaries, whether or not employed by VIST or any of the VIST Subsidiaries, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by VIST or any of its officers, directors, employees or agents to the Board of Directors of VIST or any committee thereof or to any director or officer of VIST.

          (f)    ParenteBeard LLC, which has furnished its opinion with respect to the financial statements of VIST and the VIST Subsidiaries (including the notes thereto), is and has been throughout the periods covered by the VIST Financial Statements (x) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act, and (y) "independent" with respect to VIST within the meaning of the rules of applicable bank regulatory authorities and the Public Company Accounting Oversight Board.

        4.6.    Taxes.     VIST and the VIST Subsidiaries are members of the same affiliated group within the meaning of Code Section 1504(a). VIST and each VIST Subsidiary has duly filed all federal, state and material local tax returns required to be filed by or with respect to VIST and every VIST Subsidiary on or prior to the Closing Date, taking into account any extensions (all such returns, to VIST's Knowledge, being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all material federal, state and local taxes which have been incurred by or are due or claimed to be due from VIST and any VIST Subsidiary by any taxing authority or pursuant to any written tax sharing agreement on or prior to the Closing Date other than taxes or other charges which (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined. VIST has received no written notice of, and to VIST's Knowledge there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of VIST or any VIST Subsidiary, and no written claim has been made by any authority in a jurisdiction where VIST or any VIST Subsidiary does not file tax returns that VIST or any VIST Subsidiary is subject to taxation in that jurisdiction. VIST and the VIST Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. VIST and each VIST Subsidiary has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and VIST and each VIST Subsidiary, to VIST's Knowledge, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

        4.7.    No Material Adverse Effect.     Except as may be set forth in VIST Disclosure Schedule 4.7 or as disclosed in the VIST SEC Reports filed prior to the date of this Agreement, since December 31, 2010 there has been no change or development or combination of changes or developments that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on VIST.

        4.8.    Material Contracts; Leases; Defaults.

          (a)   Except as set forth in VIST Disclosure Schedule 4.8 or as disclosed in the VIST SEC Reports filed prior to the date of this Agreement, neither VIST nor any VIST Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract or material arrangement with any past or present officer, director or employee of VIST or any VIST Subsidiary, except for "at will" arrangements; (ii) any plan, material arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar material arrangements for or with any past or present officers, directors or employees of VIST or any VIST Subsidiary; (iii) any collective bargaining agreement with any labor union relating to employees of VIST or any VIST Subsidiary; (iv) any agreement which by its terms limits the payment of dividends by VIST or any VIST Subsidiary; (v) any instrument evidencing or related to material indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which VIST or any VIST Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, FHLB advances, bankers' acceptances, and "treasury tax and loan" accounts and transactions in "federal funds" in each case established in the ordinary course of business consistent with past practice, or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to Tompkins or any Tompkins Subsidiary; (vi) any other agreement, written or oral, that obligates VIST or any VIST Subsidiary for the payment of more than $50,000 annually or for the payment of more than $100,000 over its remaining term, which is not terminable without cause on 60 days' or less notice without penalty or payment (other than agreements for commercially available "off-the-shelf" software), or (vii) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by VIST or any VIST Subsidiary (it being understood that any non-compete or similar provision shall be deemed material, but any limitation on the scope of any license granted under any such agreement shall not be deemed material).

          (b)   Each real estate lease that requires the consent of the lessor or its agent resulting from the Merger by virtue of the terms of any such lease, is listed in VIST Disclosure Schedule 4.8(b)

  identifying the section of the lease that contains such prohibition or restriction. Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, to its Knowledge, neither VIST nor any VIST Subsidiary is in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

          (c)   True and correct copies of agreements, contracts, arrangements and instruments referred to in Sections 4.8(a) and 4.8(b) ("Material Contracts") have been made available to Tompkins on or before the date hereof, and are in full force and effect on the date hereof and neither VIST nor any VIST Subsidiary (nor, to the Knowledge of VIST, any other party to any such contract, arrangement or instrument) has materially breached any provision of, or is in default in any respect under any term of, any Material Contract. Except as listed on VIST Disclosure Schedule 4.8(c), no party to any Material Contract will have the right to terminate any or all of the provisions of any such Material Contract as a result of the execution of, and the consummation of the transactions contemplated by, this Agreement.

          (d)   Since December 31, 2008, through and including the date of this Agreement, except as publicly disclosed by VIST in the VIST SEC Reports filed prior to the date of this Agreement, neither VIST nor any VIST Subsidiary has (i) except for (A) normal increases for employees (other than officers and directors subject to the reporting requirements of Section 16(a) of the Exchange Act) made in the ordinary course of business consistent with past practice, or (B) as required by applicable law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2007 (which amounts have been previously made available to Tompkins), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (except as required under the terms of agreements or severance plans listed on VIST Disclosure Schedule 4.12(a), as in effect as of the date hereof), or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice, (ii) granted any options to purchase shares of VIST Common Stock, or any right to acquire any shares of its capital stock to any executive officer, director or employee other than grants to employees (other than officers subject to the reporting requirements of Section 16(a) of the Exchange Act) made in the ordinary course of business consistent with past practice under VIST Option Plans, (iii) increased or established any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, (iv) made any material election for federal or state income tax purposes, (v) made any material change in the credit policies or procedures of VIST or any of the VIST Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive in any material respect, (vi) made any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than loans and loan commitments, (vii) entered into any lease of real or personal property requiring annual payments in excess of $100,000, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice, (viii) changed any accounting methods, principles or practices of VIST or VIST Subsidiaries affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy or (ix) suffered any strike, work stoppage, slow-down, or other labor disturbance.

        4.9.    Ownership of Property; Insurance Coverage.

          (a)   VIST and each VIST Subsidiary has good and, as to real property, marketable Title to all material assets and properties owned by VIST or each VIST Subsidiary in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the VIST Regulatory Reports and in the VIST Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by an VIST Subsidiary acting in a fiduciary capacity, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) non-monetary liens affecting real property which do not adversely affect the value or use of such real property, and (iv) those described and reflected in the VIST Financial Statements. VIST and the VIST Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by VIST and VIST Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them.

          (b)   With respect to all material agreements pursuant to which VIST or any VIST Subsidiary has purchased securities subject to an agreement to resell, if any, VIST or such VIST Subsidiary, as the case may be, has a lien or security interest (which to VIST's Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

          (c)   VIST and each VIST Subsidiary currently maintain insurance considered by each of them to be reasonable for their respective operations. Neither VIST nor any VIST Subsidiary has received notice from any insurance carrier during the past five years that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs (other than with respect to health or disability insurance) with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by VIST or any VIST Subsidiary under such policies (other than with respect to health or disability insurance). All such insurance is valid and enforceable and in full force and effect, and within the last three years VIST and each VIST Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies. VIST Disclosure Schedule 4.9(c) identifies all material policies of insurance maintained by VIST and each VIST Subsidiary as well as the other matters required to be disclosed under this Section 4.9(c).

        4.10.    Legal Proceedings.     Neither VIST nor any VIST Subsidiary is a party to any, and there are no pending or, to VIST's Knowledge, threatened legal, administrative, arbitration or other proceeding, claim (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against VIST or any VIST Subsidiary, (ii) to which VIST or any VIST Subsidiary's assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of VIST or VIST Bank to perform under this Agreement, except for any proceeding, claim, action, investigation or inquiry which, if adversely determined, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on VIST.

        4.11.    Compliance With Applicable Law.

          (a)   To VIST's Knowledge, each of VIST and each VIST Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations,

  ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the USA PATRIOT Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices and neither VIST nor any VIST Subsidiary has received any written notice to the contrary. The Board of Directors of VIST Bank has adopted and VIST Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Entity and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder.

          (b)   Each of VIST and each VIST Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted except where the failure to hold such permits, licensees, authorizations, orders or approvals, or the failure to make such filings, applications or registrations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on VIST; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect in all material respects and, to the Knowledge of VIST, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining Regulatory Approvals.

          (c)   Other than those listed on VIST Disclosure Schedule 4.11(c), for the period beginning January 1, 2008, neither VIST nor any VIST Subsidiary has received any written notification or, to VIST's Knowledge, any other communication from any Bank Regulator (i) asserting that VIST or any VIST Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to VIST or any VIST Subsidiary; (iii) requiring, or threatening to require, VIST or any VIST Subsidiary, or indicating that VIST or any VIST Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of VIST or any VIST Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of VIST or any VIST Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a "VIST Regulatory Agreement"). Neither VIST nor any VIST Subsidiary has consented to or entered into any VIST Regulatory Agreement that is currently in effect or that was in effect since January 1, 2008. The most recent regulatory rating given to VIST Bank as to compliance with the Community Reinvestment Act is satisfactory or better.

          (d)   Since January 1, 2008, VIST has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the Nasdaq. VIST Disclosure Schedule 4.11(d) sets forth, as of December 31, 2011, a schedule of all executive officers and directors of VIST who have outstanding loans from VIST, VIST Bank or any other VIST Subsidiary, if any, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

        4.12.    Employee Benefit Plans.

          (a)   VIST Disclosure Schedule 4.12(a) includes a list of all existing bonus, incentive, deferred compensation, supplemental executive retirement plans, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans (including paid time off policies and other material benefit policies and procedures), fringe benefit plans, employment, consulting, settlement and change in control agreements and all other material benefit practices, policies and arrangements maintained by VIST or any VIST Subsidiary in which any employee or former employee, consultant or former consultant or director or former director of VIST or any VIST Subsidiary participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits (the "VIST Compensation and Benefit Plans"). Neither VIST nor any VIST Subsidiary has any commitment to create any additional VIST Compensation and Benefit Plan or to materially modify, change or renew any existing VIST Compensation and Benefit Plan (any modification or change that increases the cost of such plans would be deemed material), except as required to maintain the qualified status thereof, VIST has made available to Tompkins true and correct copies of the VIST Compensation and Benefit Plans.

          (b)   Each VIST Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, the Health Insurance Portability and Accountability Act ("HIPAA") and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA and HIPAA and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each VIST Compensation and Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and VIST is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination letter.

          (c)   There is no material pending or, to the Knowledge of VIST, threatened action, suit or claim relating to any of the VIST Compensation and Benefit Plans (other than routine claims for benefits). Neither VIST nor any VIST Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any VIST Compensation and Benefit Plan that would reasonably be expected to subject VIST or any VIST Subsidiary to a material unpaid tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA. No liability under Title IV of ERISA has been incurred by VIST or any VIST Subsidiary with respect to any VIST Compensation and Benefit Plan which is subject to Title IV of ERISA ("VIST Pension Plan") currently or formerly maintained by VIST or any entity which is considered one employer with VIST under Section 4001(b)(1) of ERISA or Section 414 of the Code (a "VIST ERISA Affiliate") since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to VIST or any VIST ERISA Affiliate of incurring a liability under such Title. No VIST Pension Plan had an "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each VIST Pension Plan exceeds the present value of the "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA) under such VIST Pension Plan as of the end of the most recent plan year with respect to the respective VIST Pension Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such VIST Pension Plan as of the date hereof; there is not currently pending with the PBGC any filing with respect to any reportable event under

  Section 4043 of ERISA nor has any reportable event occurred as to which a filing is required and has not been made (other than as might be required with respect to this Agreement and the transactions contemplated thereby). Neither VIST nor any VIST ERISA Affiliate has contributed to any "multiemployer plan," as defined in Section 3(37) of ERISA. Neither VIST, nor any VIST ERISA Affiliate, nor any VIST Compensation and Benefit Plan, including any VIST Pension Plan, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which VIST, any VIST ERISA Affiliate, and any VIST Compensation and Benefit Plan, including any VIST Pension Plan or any such trust or any trustee or administrator thereof, could reasonably be expected to be subject to either a civil liability or penalty pursuant to Section 409, 502(i) or 502(l) of ERISA or a tax imposed pursuant to Chapter 43 of the Code.

          (d)   All material contributions required to be made under the terms of any VIST Compensation and Benefit Plan have been timely made, and all anticipated contributions and funding obligations are accrued on VIST's consolidated financial statements to the extent required by GAAP. VIST and each VIST Subsidiary has expensed and accrued as a liability the present value of future benefits under each applicable VIST Compensation and Benefit Plan for financial reporting purposes as required by GAAP.

          (e)   Neither VIST nor any VIST Subsidiary has any obligations to provide retiree health, life insurance, or disability insurance, or, except as set forth in VIST Disclosure Schedule 4.12(e), any retiree death benefits under any VIST Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code. There has been no communication to employees by VIST or any VIST Subsidiary that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, or disability insurance, or any retiree death benefits, other than as set forth in VIST Disclosure Schedule 4.12(e).

          (f)    VIST and the VIST Subsidiaries do not maintain any VIST Compensation and Benefit Plans covering employees who are not United States residents.

          (g)   With respect to each VIST Compensation and Benefit Plan, if applicable, VIST has provided or made available to Tompkins copies of the: (A) trust instruments and insurance contracts; (B) three most recent Forms 5500 filed with the IRS; (C) three most recent actuarial reports and financial statements, if any; (D) most recent summary plan description; (E) most recent determination letter issued by the IRS; (F) any Form 5310 or Form 5330 filed with the IRS within the last three years; (G) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests); and, to the extent applicable, (H) PBGC Form 500 and 501 filings, along with the Notice of Intent to Terminate, ERISA Section 204(h) Notice, Notice of Plan Benefits, and all other documentation related to the termination of the VIST Pension Plan.

          (h)   Except as provided in VIST Disclosure Schedule 4.12(h), the consummation of the Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time) (A) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (B) entitle any employee or independent contractor to terminate any plan, agreement or arrangement without cause and continue to accrue future benefits thereunder, or result in the vesting or acceleration of any benefits under any VIST Compensation and Benefit Plan, (C) result in any material increase in benefits payable under any VIST Compensation and Benefit Plan, or (D) entitle any current or former employee, director or independent contractor of VIST or any VIST Subsidiary to any actual or deemed payment (or benefit) which could constitute an "excess parachute payment" (as such term is defined in Section 280G of the Code).

          (i)    Neither VIST nor any VIST Subsidiary maintains any compensation plans, programs or arrangements under which any payment is reasonably likely to become nondeductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

          (j)    All deferred compensation plans, programs or arrangements are in material compliance, both in form and operation, with Section 409A of the Code and all guidance issued thereunder.

          (k)   Except as provided in VIST Disclosure Schedule 4.12(k), there are no stock options, stock appreciation or similar rights, earned dividends or dividend equivalents, or shares of restricted stock, outstanding under any of the VIST Compensation and Benefit Plans or otherwise as of the date hereof and none will be granted, awarded, or credited after the date hereof.

          (l)    VIST Disclosure Schedule 4.12(l) sets forth, as of the payroll date immediately preceding the date of this Agreement, a list of the full names of all officers, and employees whose annual rate of salary is $50,000 or greater, of VIST Bank or VIST, their title and rate of salary, and their date of hire.

        4.13.    Brokers, Finders and Financial Advisors.

        Neither VIST nor any VIST Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of Stifel, Nicolaus & Company, Incorporated ("Stifel") by VIST and the fee payable pursuant thereto. A true and correct copy of the engagement agreement with Stifel, setting forth the fee payable to Stifel for its services rendered to VIST in connection with the Merger and transactions contemplated by this Agreement, is attached to VIST Disclosure Schedule 4.13.

        4.14.    Environmental Matters.     With respect to VIST and each VIST Subsidiary:

          (a)   To the Knowledge of VIST, neither the conduct nor operation of its business nor any condition of any property currently or previously owned or operated by it during the period of such ownership or operation by VIST or any VIST Subsidiary (including Participation Facilities (as defined below) during the period of VIST's or any VIST Subsidiary's participation in management, including, without limitation, in a fiduciary or agency capacity), results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon VIST or any VIST Subsidiary. To the Knowledge of VIST, no condition has existed or event has occurred with respect to any of them or any such property, during the period of such ownership or operation or participation in management by VIST or any VIST Subsidiary that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to VIST or any VIST Subsidiary by reason of any Environmental Laws. Neither VIST nor any VIST Subsidiary during the past five years has received any written notice from any Person or Governmental Entity that VIST or any VIST Subsidiary are alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon VIST or any VIST Subsidiary;

          (b)   There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to VIST's Knowledge, threatened, before any court, governmental agency or other forum against VIST or any VIST Subsidiary (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release (defined herein) into the environment of any Materials of

  Environmental Concern, whether or not occurring at or on a site owned, leased or operated by VIST or any VIST Subsidiary;

          (c)   To VIST's Knowledge, there are no underground storage tanks on, in or under any properties currently owned or operated by VIST or any of the VIST Subsidiaries, and to VIST's Knowledge, no underground storage tanks have been closed or removed by VIST or any VIST Subsidiary from any properties owned or operated by VIST or any of the VIST Subsidiaries or any Participation Facility except in compliance with Environmental Laws in all material respects; and

          (d)   "Participation Facility" means any facility in which VIST or the VIST Subsidiaries participates in the management, whether as a fiduciary, lender in control of the facility, owner or operator.

        4.15.    Loan Portfolio

          (a)   The allowance for loan losses reflected in VIST's audited consolidated balance sheet at December 31, 2010 was, and the allowance for loan losses shown on the balance sheets in VIST's SEC Reports for periods ending after December 31, 2010 was, adequate, as of the date thereof, under GAAP.

          (b)   VIST Disclosure Schedule 4.15(b) sets forth a listing, as of December 31, 2011, by account, of: (A) all loans (including loan participations) of VIST Bank or any other VIST Subsidiary that have been accelerated during the past twelve months; (B) all loan commitments or lines of credit of VIST Bank or any other VIST Subsidiary which have been terminated by VIST Bank or any other VIST Subsidiary during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (C) each borrower, customer or other party which has notified VIST Bank or any other VIST Subsidiary during the past twelve months of, or has asserted against VIST Bank or any other VIST Subsidiary, in each case in writing, any "lender liability" or similar claim, and, to the Knowledge of VIST Bank, each borrower, customer or other party which has given VIST Bank or any other VIST Subsidiary any oral notification of, or orally asserted to or against VIST Bank or any other VIST Subsidiary, any such claim; (D) all loans, (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that as of the date of this Agreement are classified as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Watch list" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (4) where, during the past three years, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower's ability to pay in accordance with such initial terms, or (5) where a specific reserve allocation exists in connection therewith, and (E) all assets classified by VIST Bank or any VIST Bank Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure. VIST Disclosure Schedule 4.15(b) may exclude any individual loan with a principal outstanding balance of less than $50,000.

          (c)   All loans receivable (including discounts) and accrued interest entered on the books of VIST and the VIST Subsidiaries arose out of bona fide arm's-length transactions, were made for good and valuable consideration in the ordinary course of VIST's or the appropriate VIST Subsidiary's respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. To the Knowledge of VIST, the loans, discounts and the accrued interest reflected on the books of VIST and the VIST Subsidiaries are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors' rights generally or by general principles of equity. All such loans are owned by VIST or the appropriate VIST Subsidiary free and clear of any liens.

          (d)   The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

        4.16.    Securities Documents.

          (a)   VIST has filed all reports, schedules, registration statements and other documents, together with amendments thereto, required to be filed with the SEC since January 1, 2009 (the "VIST SEC Reports"). As of their respective dates of filing with the SEC (or, if amended, restated or superseded by a subsequent filing prior to the date hereof, as of the date of each amended, restated or subsequent filing), the VIST SEC Reports complied, in all materials respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the VIST SEC Reports. No executive officer of VIST has failed in any respect to make the certification required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act and, to the knowledge of VIST, no enforcement action has been initiated against VIST by the SEC relating to disclosures in any VIST SEC Report.

          (b)   VIST and each of the VIST Subsidiaries have filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2009 with any Governmental Entity (other than the SEC) and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Entity in the regular course of the business of VIST and the VIST Subsidiaries, no Governmental Entity has initiated any proceeding or, to the Knowledge of VIST, threatened an investigation into the business or operations of VIST or any of the VIST Subsidiaries since January 1, 2009.

        4.17.    Related Party Transactions.     Except set forth in VIST Disclosure Schedule 4.17 or in the VIST SEC Reports filed prior to the date of this Agreement, neither VIST nor any VIST Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of VIST. All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve substantially more than the normal risk of collectability or present other unfavorable features (as such terms are used under Item 404 of SEC Regulation S-K promulgated under the Securities Act and the Exchange Act). No loan or credit accommodation to any Affiliate of VIST or any VIST Subsidiary is presently in default or, during the three-year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither VIST nor any VIST Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by VIST is inappropriate.

        4.18.    Deposits.     As of the date of this Agreement, none of the deposits of VIST, VIST Bank or any other VIST Subsidiary is a "brokered deposit" as defined in 12 CFR Section 337.6(a)(2).

        4.19.    Antitakeover Provisions Inapplicable; Required Vote.     VIST, to the extent such statute is applicable, has taken all action (including appropriate approvals of the Board of Directors of VIST) necessary to be taken by it in order to exempt the Merger, the Merger Agreement and the transactions contemplated hereby from Chapter 25 of the PBCL. The affirmative vote of at least seventy percent (70%) of the issued and outstanding shares of VIST Common Stock is required to approve this Agreement and the Merger under VIST's articles of incorporation. VIST shareholders do not have dissenters rights with respect to the Merger under the PBCL.

        4.20.    Registration Obligations.     Neither VIST nor any VIST Subsidiary is under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

        4.21.    Risk Management Instruments.     All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for VIST's own account, or for the account of one or more of VIST's Subsidiaries or their customers (all of which are set forth in VIST Disclosure Schedule 4.21), were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of VIST, with counterparties believed to be financially responsible at the time; and to VIST's Knowledge each of them constitutes the valid and legally binding obligation of VIST or one of the VIST Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and is in full force and effect. Neither VIST nor any VIST Subsidiary, nor, to the Knowledge of VIST, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

        4.22.    Fairness Opinion.     VIST has received a written opinion from Stifel to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by the common shareholders of VIST pursuant to this Agreement is fair to such shareholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

        4.23.    Trust Accounts.     VIST Bank and each of its subsidiaries has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither VIST Bank nor any other VIST Subsidiary, and to the Knowledge of VIST, nor has any of their respective directors, officers or employees, committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account.

        4.24.    Intellectual Property.     VIST and each VIST Subsidiary owns or, to VIST's Knowledge, possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, service marks and trademarks, which are material to the conduct of their business as currently conducted, each without payment, except for all license agreements under which license fees or other payments are due in the ordinary course of VIST's or each of VIST's Subsidiaries' business, and neither VIST nor any VIST Subsidiary has received any notice of conflict with respect thereto that asserts the rights of others. VIST and each VIST Subsidiary has performed all the material obligations required to be performed, and are not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing. To the Knowledge of VIST, the conduct of the business of VIST and each VIST Subsidiary as currently conducted or proposed to be conducted does not, in any material respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.

        4.25.    Labor Matters.     There are no labor or collective bargaining agreements to which VIST or any VIST Subsidiary is a party. To the Knowledge of VIST, there is no union organizing effort pending or to the Knowledge of VIST, threatened against VIST or any VIST Subsidiary. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of VIST, threatened against VIST or any VIST Subsidiary. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of VIST, threatened against VIST or any VIST Subsidiary (other than routine employee grievances that are not related to union employees). VIST and each VIST Subsidiary is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice.

        4.26.    VIST Information Supplied.     The information relating to VIST, VIST Bank and any other VIST Subsidiary to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF TOMPKINS

        Tompkins and Merger Sub, jointly and several, represent and warrant to VIST that the statements contained in this Article V are correct and complete as of the date of this Agreement, except as set forth in the Tompkins Disclosure Schedules delivered by Tompkins to VIST on the date hereof. For purposes of this Article V, references to "disclosed in the Tompkins SEC Reports" shall include reports filed prior to the date of this Agreement, insofar as reasonable detail is provided about the specific matter, but excluding disclosures in exhibits or schedules to Tompkins SEC Reports, discussions of regulations impacting Tompkins, and discussions that constitute forward looking statements or risk factors.:

        5.1.    Organization.

          (a)   Tompkins is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, and is duly registered as a bank holding company under the BHCA. Tompkins has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

          (b)   The Tompkins Subsidiary Banks are duly organized and validly existing under the laws of their respective jurisdictions. The deposits of the Tompkins Subsidiary Banks are insured to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by the Tompkins Subsidiary Banks when due.

          (c)   Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. Merger Sub has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

        5.2.    Capitalization.

          (a)   The authorized capital stock of Tompkins consists of (i) 25,000,000 shares of common stock, $0.10 par value, of which 11,158,796 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights, and (ii) 3,000,000 shares of series preferred stock, par value $0.01 per share, none of which shares are issued or outstanding. There are 92,800 shares of Tompkins Common Stock held by Tompkins as treasury stock. Except with respect to shares of common stock issuable in exchange for outstanding trust preferred securities of Tompkins Capital Trust I, neither Tompkins nor any Tompkins Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of Tompkins Common Stock, or any other security of Tompkins or any securities representing the right to vote, purchase or otherwise receive any shares of Tompkins Common Stock or any other security of Tompkins, other than shares issuable under the Tompkins Stock Benefit Plans.

          (b)   The authorized capital stock of Merger Sub consists of (i) 1,000 shares of common stock, $1.00 par value (the "Merger Sub Common Stock"), of which 100 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights. There are no shares of Merger Sub Common Stock held as treasury stock.

          (c)   Except as otherwise disclosed in schedules filed with the SEC, to the Knowledge of Tompkins and Merger Sub, no Person or "group" (as that term is used in Section 13(d)(3) of the Exchange Act) is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of Tompkins Common Stock.

        5.3.    Authority; No Violation.

          (a)   Tompkins has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Regulatory Approvals and the approval of its shareholders, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Tompkins and the completion by Tompkins of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Board of Directors of Tompkins, and, except for the approval of its shareholders, no other corporate proceedings on the part of Tompkins, are necessary to complete the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by Tompkins, and subject to the receipt of the Regulatory Approvals and due and valid execution and delivery of this Agreement by VIST, constitutes the valid and binding obligations of Tompkins, enforceable against Tompkins in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity.

          (b)   Merger Sub has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Regulatory Approvals and the approval of its shareholders, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Merger Sub and the completion by Merger Sub of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Board of Directors of Merger Sub, and, except for the approval of its sole shareholder, no other corporate proceedings on the part of Merger Sub, are necessary to complete the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by Merger Sub, and subject to the receipt of the Regulatory Approvals and due and valid execution and delivery of this Agreement by VIST, constitutes the valid and binding obligations of Merger Sub, enforceable against Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity.

          (c)   Subject to receipt of Regulatory Approvals and VIST's, Tompkins', and Merger Sub's compliance with any conditions contained therein, and to receipt of the approval of Tompkins's shareholders, (A) the execution and delivery of this Agreement by Tompkins and Merger Sub, (B) the consummation of the transactions contemplated hereby, and (C) compliance by Tompkins and Merger Sub with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of Tompkins or any Tompkins Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Tompkins or any Tompkins Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, or result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Tompkins or any Tompkins Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which any of them is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on Tompkins or Merger Sub.

        5.4.    Consents.     Except for (a) filings with Bank Regulators, the receipt of the Regulatory Approvals, and compliance with any conditions contained therein, (b) the filing of the Certificate of Merger with the Secretary of State of the State of New York, (c) the filing with the SEC of (i) the Merger Registration Statement and (ii) such reports under Sections 13(a), 13(d), 13(g) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (d) approval of the listing of Tompkins Common Stock to be issued in the Merger on Amex, (e) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Tompkins Common Stock pursuant to this Agreement, and (f) the approval of this Agreement by the requisite vote of the shareholders of VIST and Tompkins, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity are necessary, and, to Tompkins's Knowledge, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by Tompkins, and (y) the completion of the Merger. Tompkins and Merger Sub have no reason to believe that any Regulatory Approvals or other required consents or approvals will not be received or will be received with any condition or requirements which would prevent the fulfillment of the condition set forth in Section 9.1(e).

        5.5.    Financial Statements.

          (a)   Tompkins has previously made available to VIST the Tompkins Regulatory Reports. The Tompkins Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements.

          (b)   Tompkins has previously made available to VIST the Tompkins Financial Statements. The Tompkins Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of Tompkins and the Tompkins Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto.

          (c)   At the date of each balance sheet included in the Tompkins Financial Statements, Tompkins did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Tompkins Financial Statements or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

          (d)   The records, systems, controls, data and information of Tompkins and Tompkins Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Tompkins or Tompkins Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 5.5(d). Tompkins (x) has implemented and maintains a system of internal control over financial reporting (as required by Rule 13a-15(a) of the Exchange Act) that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP, (y) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Tompkins, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of Tompkins by others within those entities, and (z) has disclosed, based on its most recent evaluation prior to the date hereof, to Tompkins's outside auditors and the audit committee of Tompkins's Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Tompkins's ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Tompkins's internal control over financial reporting. As of the date hereof, to the knowledge of Tompkins, its chief executive officer and chief financial officer will be able to give the certifications required pursuant to the rules and regulations adopted pursuant to Section 302 of the Sarbanes-Oxley Act, without qualification, when next due.

          (e)   Since December 31, 2008, (i) none of Tompkins and the Tompkins Subsidiaries nor, to the Knowledge of Tompkins, any director, officer, employee, auditor, accountant or representative of Tompkins or any of the other Tompkins Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Tompkins or any of the Tompkins Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Tompkins or any of the Tompkins Subsidiaries has engaged in illegal accounting or auditing practices, and (ii) no attorney representing Tompkins or any of the Tompkins Subsidiaries, whether or not employed by Tompkins or any of the Tompkins Subsidiaries, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by Tompkins or any of its officers, directors, employees or agents to the Board of Directors of Tompkins or any committee thereof or to any director or officer of Tompkins.

          (f)    KPMG LLP, which has furnished its opinion with respect to the financial statements of Tompkins and the Tompkins Subsidiaries (including the notes thereto), is and has been throughout the periods covered by the Tompkins Financial Statements (x) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act, and (y) "independent" with respect to Tompkins within the meaning of the rules of applicable bank regulatory authorities and the Public Company Accounting Oversight Board.

        5.6.    Taxes.     Tompkins and the Tompkins Subsidiaries are members of the same affiliated group within the meaning of Code Section 1504(a). Tompkins and each Tompkins Subsidiary has duly filed all federal, state and material local tax returns required to be filed by or with respect to Tompkins and each Tompkins Subsidiary on or prior to the Closing Date, taking into account any extensions (all such returns, to the Knowledge of Tompkins, being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all material federal, state and local taxes which have been incurred by or are due or claimed to be due from Tompkins and any Tompkins Subsidiary by any taxing authority or pursuant to any written tax sharing agreement on or prior to the Closing Date other than taxes or other charges which (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined. As of the date of this Agreement, Tompkins has received no written notice of, and to Tompkins's Knowledge there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of Tompkins or any Tompkins Subsidiary, and no written claim has been made by any authority in a jurisdiction where Tompkins or any Tompkins Subsidiary does not file tax returns that Tompkins or any Tompkins Subsidiary is subject to taxation in that jurisdiction. Tompkins and the Tompkins Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. Tompkins and each Tompkins Subsidiary has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and Tompkins and each Tompkins Subsidiary, to the Knowledge of Tompkins, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

        5.7.    No Material Adverse Effect.     Except as disclosed in the Tompkins SEC Reports filed prior to the date of this Agreement, since December 30, 2010 there has been no change or development or combination of changes or developments that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Tompkins or Merger Sub.

        5.8.    Legal Proceedings.     Neither Tompkins nor any Tompkins Subsidiary is a party to any, and there are no pending or, to the Knowledge of Tompkins, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against Tompkins or any Tompkins Subsidiary, (ii) to which Tompkins or any Tompkins Subsidiary's assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which would reasonably be expected to adversely affect the ability of Tompkins or Merger Sub to perform under this Agreement, except for any proceeding, claim, action, investigation or inquiry which, if adversely determined, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect.

        5.9.    Compliance with Applicable Law.

          (a)   To the Knowledge of Tompkins, each of Tompkins and each Tompkins Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the USA PATRIOT Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither Tompkins nor any Tompkins Subsidiary has received any written notice to the contrary.

          (b)   Each of Tompkins and each Tompkins Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of Tompkins, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals.

          (c)   For the period beginning January 1, 2008, neither Tompkins nor any Tompkins Subsidiary has received any written notification or, to the Knowledge of Tompkins, any other communication from any Bank Regulator (i) asserting that Tompkins or any Tompkins Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to Tompkins or any Tompkins Subsidiary; (iii) requiring or threatening to require Tompkins or any Tompkins Subsidiary, or indicating that Tompkins or any Tompkins Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of Tompkins or any Tompkins Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Tompkins or any Tompkins Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as an "Tompkins Regulatory Agreement"). Neither Tompkins nor any Tompkins Subsidiary has consented to or entered into any currently effective Tompkins Regulatory Agreement.

          (d)   Since the enactment of the Sarbanes-Oxley Act, Tompkins has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of Amex.

        5.10.    Securities Documents.

          (a)   Tompkins has filed all reports, schedules, registration statements and other documents, together with amendments thereto, required to be filed with the SEC since January 1, 2009 (the "Tompkins SEC Reports"). As of their respective dates of filing with the SEC (or, if amended, restated or superseded by a subsequent filing prior to the date hereof, as of the date of each amended, restated or subsequent filing), the Tompkins SEC Reports complied, in all materials respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the Tompkins SEC Reports. No executive officer of Tompkins has failed in any respect to make the certification required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act and, to the knowledge of Tompkins, no enforcement action has been initiated against Tompkins by the SEC relating to disclosures in any Tompkins SEC Report.

          (b)   Tompkins and each of the Tompkins Subsidiaries have filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2009 with any Governmental Entity (other than the SEC) and have paid all fees and assessments due and payable in connection therewith.

  Except for normal examinations conducted by a Governmental Entity in the regular course of the business of Tompkins and the Tompkins Subsidiaries, no Governmental Entity has initiated any proceeding or, to the Knowledge of Tompkins, threatened an investigation into the business or operations of Tompkins or any of the Tompkins Subsidiaries since January 1, 2008.

        5.11.    Required Vote.     If Tompkins shareholder approval is required by Amex, the affirmative vote of a majority of the votes cast at the Tompkins Shareholder Meeting at which a quorum is present is required to approve this Agreement and the Merger under Tompkins's certificate of incorporation and Amex rules and regulations.

        5.12.    Brokers, Finders and Financial Advisors.     Neither Tompkins nor any Tompkins Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of Macquarie Capital (USA), Inc. and the fee payable pursuant thereto.

        5.13.    Tompkins Common Stock.     The shares of Tompkins Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

        5.14.    Tompkins Information Supplied.     The information relating to Tompkins and any Tompkins Subsidiary to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Merger Registration Statement will comply with the provisions of the Exchange Act and the rules and regulations thereunder and the provisions of the Securities Act and the rules and regulations thereunder, except that no representation or warranty is made by Tompkins with respect to statements made or incorporated by reference therein based on information supplied by VIST specifically for inclusion or incorporation by reference in the Merger Registration Statement.

ARTICLE VI.

COVENANTS OF VIST

        6.1.    Conduct of Business.

          (a)    Affirmative Covenants.    During the period from the date of this Agreement to the Effective Time, except with the written consent of Tompkins, VIST will, and it will cause each VIST Subsidiary to: operate its business only in the usual, regular and ordinary course of business; use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action which would, or would be reasonably likely to, (i) materially adversely affect the ability of the parties to obtain any Regulatory Approvals or other approvals of Governmental Entities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or (ii) materially adversely affect its ability to perform its covenants and agreements under this Agreement

          (b)   VIST agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement or consented to by Tompkins in writing it will not, and it will cause each VIST Subsidiary not to:

              (i)  change or waive any provision of its articles of incorporation or bylaws, except as required by law, appoint a new director to the board of directors, or allow dissenters rights to its stockholders as authorized by Pennsylvania law;

             (ii)  change the number of authorized or issued shares of its capital stock, issue any shares of VIST Common Stock, including any shares that are held as "treasury shares" as of the date of this Agreement, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under the VIST Option Plans, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that (i) VIST may issue shares of VIST Common Stock upon the valid exercise, in accordance with the information set forth in VIST Disclosure Schedule 4.2(a), of presently outstanding VIST Options issued under the VIST Option Plan, and (ii) any VIST Subsidiary may pay dividends to its parent company (as permitted under applicable law or regulations) consistent with past practice, and (iii) VIST may pay its normal quarterly dividend on its preferred stock and its normal quarterly dividend of $0.05 per share with respect to shares of outstanding VIST Common Stock, with record and payment dates consistent with past practice (provided the declaration of the last quarterly dividend on the VIST Common Stock prior to the Effective Time and the payment thereof shall be coordinated with Tompkins so that the holders of VIST Common Stock do not receive dividends on both VIST Common Stock and Tompkins Common Stock or fail to receive a dividend on at least one of the VIST Common Stock or Tompkins Common Stock received in the Merger in respect of such quarter).

            (iii)  enter into, amend in any material respect or terminate any contract or agreement (including without limitation any settlement agreement with respect to litigation) except in the ordinary course of business;

            (iv)  other than as set forth in VIST Disclosure Schedule 6.1(b)(iv), which sets forth plans previously disclosed to Tompkins, make application for the opening or closing of any, or open or close any, branch or automated banking facility;

             (v)  grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except (i) as may be required pursuant to commitments existing on the date hereof and set forth on VIST Disclosure Schedule 4.8(a) and 4.12(a), and (ii) pay increases in the ordinary course of business consistent with past practice to non-officer employees. Neither VIST nor any VIST Subsidiary shall hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $50,000, provided that VIST or an VIST Subsidiary may hire at-will, non-officer employees to fill vacancies that may from time to time arise in the ordinary course of business. Any bonus or incentive plan adopted, continued or implemented for services performed on or after January 1, 2012 shall be in such form and with such terms as mutually agreed to by VIST (or an VIST Subsidiary) and Tompkins (provided that all such plans in place for 2011 shall operate in accordance with their current terms for the performance period ending December 31, 2011). Notwithstanding the previous sentence, VIST may continue to administer such bonus and incentive programs and arrangements as have been disclosed pursuant to this Agreement through the Effective Time, with such equitable modifications (including proration of bonus and incentive amounts) as may be appropriate to take into account the circumstances of the Merger, the timing thereof and the restrictions imposed in this Agreement; provided, however, that (i) aggregate payments and grants under VIST bonus and incentive plans for the period beginning January 1, 2012 and ending on the Effective Date shall not exceed the amount set forth on VIST Disclosure Schedule 6.1(b)(v), (ii) such bonuses shall be allocated reasonably among VIST employees and in accordance with past practices, and (iii) VIST shall notify Tompkins ten (10) business days prior to making, or communicating to VIST employees, any bonus or incentive grants following the date of this Agreement, which notice shall include reasonable detail as to the proposed recipients, amount, terms, and type of such bonus or incentive grant.

            (vi)  enter into or, except as may be required by law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;

           (vii)  merge or consolidate VIST or any VIST Subsidiary with any other entity ; sell or lease all or any substantial portion of the assets or business of VIST or any VIST Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between VIST, or any VIST Subsidiary, and any other person; enter into a purchase and assumption transaction with respect to deposits and liabilities; voluntarily revoke or surrender by any VIST Subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

          (viii)  sell or otherwise dispose of the capital stock of VIST or sell or otherwise dispose of any asset of VIST or of any VIST Subsidiary other than in the ordinary course of business consistent with past practice; except for transactions with the FHLB, subject any asset of VIST or of any VIST Subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds" and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice; negotiate or consummate a settlement with the FDIC in respect of the Loss Share Agreement;

            (ix)  voluntarily take any action which would result in any of the representations and warranties of VIST or VIST Bank set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article IX hereof not being satisfied, except in each case as may be required by applicable law;

             (x)  change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Bank Regulator responsible for regulating VIST or VIST Bank;

            (xi)  waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness to which VIST or any VIST Subsidiary is a party, other than in the ordinary course of business, consistent with past practice;

           (xii)  purchase any equity securities, or purchase any securities other than securities (i) rated "AAA" by either Standard & Poor's Ratings Services or Moody's Investors Service, (ii) having a face amount of not more than $5,000,000, (iii) with a weighted average life of not more than two years and (iv) otherwise in the ordinary course of business consistent with past practice;

          (xiii)  amend or otherwise modify any underwriting and other lending guidelines and policies in effect as of the date of this Agreement or otherwise fail to conduct its lending activities in the ordinary course of business consistent with such guidelines and policies and in accordance with past practice;

          (xiv)  except for commitments issued prior to the date of this Agreement which have not yet expired and which have been disclosed on the VIST Disclosure Schedule 6.1(b)(xiv), and the renewal of existing lines of credit, make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) in an amount in excess of $3.5 million for a commercial real estate loan or $3.5 million for a commercial business loan, or in excess of $500,000 for a residential loan. In addition, the prior approval of Tompkins is required with respect to the foregoing: (i) any new loan or credit facility commitment in an amount of $1.5 million or greater to any borrower or group of affiliated borrowers whose credit exposure with VIST Bank, VIST or any VIST Subsidiary, in the aggregate, exceeds $7.5 million prior thereto or as a result thereof; and (ii) any new loan or credit facility commitment in excess of $100,000 to any person residing, or any property located, outside of the Commonwealth of Pennsylvania;

            (xv)  enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any Affiliate;

          (xvi)  enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

         (xvii)  except for the execution of this Agreement, and actions taken or which will be taken in accordance with this Agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;

        (xviii)  make any material change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; deposit pricing or gathering; or other material banking policies except as may be required by changes in applicable law or regulations or by a Bank Regulator;

          (xix)  except for the execution of this Agreement, and the transactions contemplated therein, take any action that would give rise to an acceleration of the right to payment to any individual under any VIST Compensation and Benefit Plan;

            (xx)  make any capital expenditures in excess of $100,000 individually or $300,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

          (xxi)  purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

         (xxii)  undertake or enter into any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by VIST or VIST Bank of more than $25,000 annually, or containing any financial commitment extending beyond 24 months from the date hereof;

        (xxiii)  pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $25,000 individually or $50,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings, provided that VIST may charge-off through settlement, compromise or discharge up to 7% of the outstanding principle balance of any VIST Delinquent Loan;

         (xxiv)  foreclose upon or take a deed or title to any commercial real estate without (i) Tompkins's written consent, and (ii) first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of a Materials of Environmental Concern;

          (xxv)  purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;

         (xxvi)  issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with Tompkins and, to the extent relating to post-Closing employment, benefit or compensation information without the prior consent of Tompkins or issue any broadly distributed communication of a general nature to customers without the prior approval of Tompkins (which shall not be unreasonably withheld), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby; or

        (xxvii)  agree to do any of the foregoing.

        6.2.    Current Information.

          (a)   During the period from the date of this Agreement to the Effective Time, VIST will cause one or more of its representatives to confer with representatives of Tompkins and report the general status of its ongoing operations at such times as Tompkins may reasonably request. VIST will promptly notify Tompkins of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving VIST or any VIST Subsidiary. Without limiting the foregoing, senior officers of Tompkins and VIST shall meet on a reasonably regular basis (expected to be at least monthly) to review the financial and operational affairs of VIST and VIST Subsidiaries, in accordance with applicable law, and VIST shall give due consideration to Tompkins's input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither Tompkins nor any Tompkins Subsidiary shall under any circumstance be permitted to exercise control of VIST or any VIST Subsidiary prior to the Effective Time.

          (b)   VIST shall promptly inform Tompkins upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of VIST or any VIST Subsidiary under any labor or employment law.

        6.3.    Access to Properties and Records.     Subject to Section 12.1 hereof, VIST shall permit Tompkins reasonable access during normal business hours upon reasonable notice to its properties and those of the VIST Subsidiaries, and shall disclose and make available to Tompkins during normal business hours all of its books, papers and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter VIST reasonably determines should be treated as confidential) and shareholders' meetings, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which Tompkins may have a reasonable interest; provided, however, that VIST shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel. VIST shall provide and shall request its auditors to provide Tompkins with such historical financial information regarding it (and related audit reports and consents) as Tompkins may reasonably request for securities disclosure purposes. Tompkins shall use commercially reasonable efforts to minimize any interference with VIST's regular business operations during any such access to VIST's property, books and records. VIST shall permit Tompkins, at its expense, to cause a "phase I environmental audit" and a "phase II environmental audit" to be performed at each Branch at any time prior to the Closing Date; provided, however, that Tompkins shall have the right to conduct a "phase II environmental audit" prior to the Closing only to the extent that a "phase II environmental audit" is within the scope of additional testing recommended by the "phase I environmental audit" to be performed as a result of a "Recognized Environmental Condition" (as such term is defined by The American Society for Testing Materials) that was discovered in the "phase I environmental audit" and provided that as to any "phase II environmental audits" performed at a Branch which VIST Bank leases, the landlord pursuant to the applicable lease has consented to such "phase II environmental audit" if such consent is necessary pursuant to the lease. VIST Bank will use its commercially reasonable efforts (at no cost to VIST Bank) to obtain such landlord consent. Prior to performing any "phase II environmental audits," Tompkins will provide VIST with a copy of its proposed work plan and Tompkins will cooperate in good faith with VIST to address any comments or suggestions made by VIST regarding the work plan. Tompkins and its environmental consultant shall conduct all environmental assessments pursuant to this Section 6.3 at mutually agreeable times and so as to eliminate or minimize to the greatest extent possible interference with VIST's operation of its business, and Tompkins shall maintain or cause to be maintained reasonably adequate insurance with respect to any assessment conducted hereunder. Tompkins shall be required to restore each Owned Real Property to substantially its pre-assessment condition. All costs and expenses incurred in connection with any "phase I environmental audit" and any "phase II environmental audit," and any restoration and clean up, shall be borne solely by Tompkins. Tompkins shall indemnify, defend and hold VIST and the VIST Subsidiaries and its and their respective officers, directors, managers, partners and employees (collectively, "Environmental Indemnitees"), harmless from and against all claims, liabilities, damages, demands, lawsuits, causes of action, strict liability claims, penalties, fines, administrative law actions and orders, expenses (including, but not limited to, reasonable attorneys' fees), and costs of every kind and character (collectively, "Environmental Claims/Liabilities") arising out of or resulting from the acts or omissions of Tompkins or its employees, agents and/or contractors (collectively, the "Tompkins Group") while conducting the environmental assessments at any Branch or related to any of the environmental assessment activities performed in or on the Branch by the Tompkins Group, including, without limitation, Environmental Claims/Liabilities relating to personal injuries, bodily injuries, death, damage to or loss of property or goods, or damage to the environment, except to the extent such Environmental Claims/Liabilities are caused by the negligence or willful misconduct of any Environmental Indemnitee.

        6.4.    Financial and Other Statements.

          (a)   Promptly upon receipt thereof, VIST will furnish to Tompkins copies of each annual, interim or special audit of the books of VIST and the VIST Subsidiaries made by its independent auditors and copies of all internal control reports submitted to VIST by such auditors in connection with each annual, interim or special audit of the books of VIST and the VIST Subsidiaries made by such auditors.

          (b)   As soon as reasonably available, but in no event later than the date such documents are filed with the SEC, VIST will deliver to Tompkins the VIST SEC Reports. VIST will furnish to

  Tompkins copies of all documents, statements and reports as it or any VIST Subsidiary shall send to its shareholders, the FDIC, the FRB, the Department or any other regulatory authority, except as legally prohibited thereby. Within 25 days after the end of each month, VIST will deliver to Tompkins a consolidated balance sheet and a consolidated statement of income, without related notes, for such month prepared in accordance with current financial reporting practices.

          (c)   VIST will advise Tompkins promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of VIST or any of the VIST Subsidiaries.

          (d)   With reasonable promptness, VIST will furnish to Tompkins such additional financial data that VIST possesses and as Tompkins may reasonably request, including without limitation, detailed monthly financial statements and loan reports.

        6.5.    Maintenance of Insurance.     VIST shall maintain, and cause each VIST Subsidiary to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of their properties and the nature of their business.

        6.6.    Disclosure Supplements.     From time to time prior to the Effective Time, VIST will promptly supplement or amend the VIST Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such VIST Disclosure Schedule or which is necessary to correct any information in such VIST Disclosure Schedule which has been rendered materially inaccurate thereby. No supplement or amendment to such VIST Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

        6.7.    Reasonable Best Efforts.     Subject to the terms and conditions herein provided, VIST agrees to use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

        6.8.    Failure to Fulfill Conditions.     In the event that VIST determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify Tompkins.

        6.9.    TARP Purchase.     VIST will use its reasonable efforts to cause or facilitate the TARP Purchase in accordance with Section 3.3 hereof. VIST shall provide, and shall cause the VIST Subsidiaries and its and their representatives to provide, all reasonable cooperation and take all reasonable actions as may be requested by Tompkins in connection with such repurchase or redemption, including by (i) furnishing all information concerning VIST and the VIST Subsidiaries that Tompkins or any applicable Governmental Entity may request in connection with such repurchase or redemption or with respect to the effects of such repurchase on Tompkins or its pro forma capitalization, (ii) assisting with the preparation of any analyses or presentations Tompkins deems necessary or advisable in its reasonable judgment in connection with such repurchase or redemption or the effects thereof, and (iii) entering into any agreement with U.S. Treasury as may be necessary to effect the repurchase or redemption and as Tompkins may reasonably request. In no event shall VIST agree to any final purchase price with respect to the purchase of the TARP Warrants without the prior approval of Tompkins, which approval shall not be unreasonably withheld. Prior to and at the Closing, Tompkins shall take such actions as may be required for Closing in connection with the VIST Series A Preferred Stock and/or the TARP Warrants.

        6.10.    FDIC Loss Share Agreement.     VIST will use its reasonable efforts to cause or facilitate the FDIC to consent to the assignment by merger of the FDIC Loss Share Agreement, on terms satisfactory to Tompkins, provided, however, that in the sole discretion of Tompkins, and in lieu of any assignment, the FDIC Loss Share Agreement may be terminated upon terms and conditions acceptable to Tompkins.

        6.11.    Statutory Trusts.     VIST will use its reasonable efforts to cause or facilitate all trustees of the Trusts to consent to the succession of Tompkins to all of the indentures related to the debentures issued by VIST in connection with the trust-preferred securities of the Trusts.

        6.12.    Key Persons.     VIST will use its reasonable efforts to cause or facilitate all of the Key Persons, listed on Schedule 6.12 hereto, to enter into agreements of employment on terms and conditions satisfactory to Tompkins.

        6.13.    Consents and Approvals of Third Parties.     VIST shall use all commercially reasonable efforts to obtain as soon as practicable all other consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement.

        6.14.    No Solicitation.

          (a)   VIST shall not, and shall cause the VIST Subsidiaries and its and their respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents (collectively, the "Representatives") not to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal (as defined below); (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than Tompkins) any information or data with respect to VIST or any of the VIST Subsidiaries or otherwise relating to an Acquisition Proposal; (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which VIST is a party; or (iv) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by VIST or any Representative, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of VIST or otherwise, shall be deemed to be a breach of this Agreement by VIST. VIST and the VIST Subsidiaries shall, and shall cause each of VIST's Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

          (b)   For purposes of this Agreement, "Acquisition Proposal" means any inquiry, offer or proposal (other than an inquiry, offer or proposal from Tompkins), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction. For purposes of this Agreement, "Acquisition Transaction" means (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving VIST or any of the VIST Subsidiaries; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of VIST or any of the VIST Subsidiaries representing, in the aggregate, twenty-five percent (25%) or more of the assets of VIST and the VIST Subsidiaries on a consolidated basis; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing twenty-five percent (25%) or more of the votes attached to the outstanding securities of VIST or any of the VIST Subsidiaries; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning twenty-five percent (25%) or more of any class of equity securities of VIST or any of the VIST Subsidiaries; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

          (c)   Notwithstanding Section 6.14(a), VIST may take any of the actions described in clause (ii) of Section 6.14(a) if, but only if, (i) VIST has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of this Section 6.14; (ii) the VIST Board determines in good faith, after consultation with and having considered the advice of its outside legal counsel and its independent financial advisor, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal (as defined below); (iii) VIST has provided Tompkins with at least one business day's prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to VIST or any of the VIST Subsidiaries or otherwise relating to an Acquisition Proposal, VIST receives from such Person a confidentiality agreement with terms no less favorable to VIST than those contained in the Confidentiality Agreement. VIST shall promptly provide to Tompkins any non-public information regarding VIST or any VIST Subsidiary provided to any other Person that was not previously provided to Tompkins, such additional information to be provided no later than the date of provision of such information to such other party.

          (d)   For purposes of this Agreement, "Superior Proposal" means any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Acquisition Transaction on terms that the VIST Board determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and a financial advisor (i) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of VIST Common Stock or all, or substantially all, of the assets of VIST and the VIST Subsidiaries on a consolidated basis; (ii) would result in a transaction that (A) involves consideration to the holders of the shares of VIST Common Stock that is more favorable, from a financial point of view, than the consideration to be paid to VIST's shareholders pursuant to this Agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby, and which proposal is not conditioned upon obtaining additional financing and (B) is, in light of the other terms of such proposal, more favorable to VIST's shareholders than the Merger and the transactions contemplated by this Agreement; and (iii) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

          (e)   VIST shall promptly (and in any event within twenty-four (24) hours) notify Tompkins in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, VIST or any VIST Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications) unless (i) such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement, (ii) disclosure of such materials jeopardizes the attorney-client privilege or (iii) disclosure of such materials contravenes any law, rule, regulation, order, judgment or decree. VIST agrees that it shall keep Tompkins informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

          (f)    Neither the VIST Board nor any committee thereof shall (i) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to Tompkins in connection with the transactions contemplated by this Agreement (including the Merger), the VIST

  Recommendation (as defined in Section 8.1), or make any statement, filing or release, in connection with VIST Shareholders Meeting or otherwise, inconsistent with the VIST Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the VIST Recommendation); (ii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause VIST or any of the VIST Subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 6.14(c)) or (B) requiring VIST to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

          (g)   Notwithstanding Section 6.14(f) above, prior to the date of VIST Shareholders Meeting, the VIST Board may approve or recommend to the shareholders of VIST a Superior Proposal and withdraw, qualify or modify the VIST Recommendation in connection therewith (a "VIST Subsequent Determination") after the third business day following Tompkins's receipt of a notice (the "Notice of Superior Proposal") from VIST advising Tompkins that the VIST Board has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 6.14) constitutes a Superior Proposal (it being understood that VIST shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its affiliates that VIST proposes to accept and the subsequent notice period shall be two business days) if, but only if, (i) the VIST Board has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and a financial advisor, that the failure to take such actions would be reasonably likely to be inconsistent with its fiduciary duties to VIST's shareholders under applicable law, and (ii) at the end of such three business day period or the two (2) business day period (as the case may be), after taking into account any such adjusted, modified or amended terms as may have been committed to in writing by Tompkins since its receipt of such Notice of Superior Proposal (provided, however, that Tompkins shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement), VIST Board has again in good faith made the determination (A) in clause (i) of this Section 6.14(g) and (B) that such Acquisition Proposal constitutes a Superior Proposal. Notwithstanding the foregoing, the changing, qualifying or modifying of the VIST Recommendation or the making of a VIST Subsequent Determination by the VIST Board shall not change the approval of the VIST Board for purposes of causing any takeover laws to be inapplicable to this Agreement and the VIST Voting Agreements and the transactions contemplated hereby and thereby, including the Merger.

          (h)   Nothing contained in this Section 6.14 shall prohibit VIST or the VIST Board from complying with VIST's obligations required under Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or other disclosure requirements under applicable law or the rules and regulations of Nasdaq; provided, however, that any such disclosure relating to an Acquisition Proposal shall be deemed a change in VIST Recommendation unless VIST Board reaffirms VIST Recommendation in such disclosure.

        6.15.    Reserves and Merger-Related Costs.     VIST agrees to consult with Tompkins with respect to its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves). Tompkins and VIST shall also consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby and shall take such charges as Tompkins shall reasonably request and which are not inconsistent with GAAP, provided that (i) no such actions need be effected until Tompkins shall have irrevocably certified to VIST that all conditions set forth in Article IX to the obligation of Tompkins to consummate the transactions contemplated hereby (other than the delivery of certificates or opinions) have been satisfied or, where legally permissible, waived, and (ii) the effect of any such actions shall not be included in calculating VIST Delinquent Loans.

        6.16.    Board of Directors and Committee Meetings.     VIST and VIST Bank shall permit representatives of Tompkins (no more than two) to attend any meeting of the Board of Directors of VIST and/or VIST Bank or the executive and loan committees thereof as an observer, provided that neither VIST nor VIST Bank shall be required to permit the Tompkins representative to remain present during any confidential discussion of this Agreement and the transactions contemplated hereby or any third party proposal to acquire control of VIST or during any other matter that the respective Board of Directors has reasonably determined to be confidential with respect to Tompkins's participation.

        6.17.    Section 16 of Exchange Act.     Prior to the Effective Time, Tompkins and VIST shall take all such steps as may be required to cause any acquisitions of Tompkins equity securities (including derivative securities with respect to any Tompkins equity securities) and dispositions of VIST equity securities (including derivative securities with respect to any VIST equity securities) resulting from the transactions contemplated by this Agreement by each individual who is anticipated to be subject to the reporting requirements of Section 16(a) of the Exchange Act, with respect to Tompkins or who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to VIST, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

        6.18.    Termination of VIST Employee Stock Purchase Plan.     Following the end of the Offering Period (as defined in VIST's Employee Stock Purchase Plan (the "VIST ESPP")) in effect as of the date hereof, no additional payroll deductions (or other contributions) shall be made pursuant to the ESPP. After the date hereof, no participant (as defined in the ESPP) shall be permitted to increase the rate of his or her payroll deduction relating to the ESPP above the rate in effect as of the date hereof (or such lesser rate as may be reduced by the participant following the date hereof). The rights of participants in the ESPP with respect to any Offering Period currently underway under the ESPP shall be determined by treating the last business day of the current Offering Period as the last day of such offering period and by making such other pro-rata adjustments as may be necessary to reflect the shortened offering period but otherwise treating such shortened offering period as a fully effective and completed offering period for all purposes under the ESPP. As of the Effective Time, the ESPP shall be terminated.

ARTICLE VII.

COVENANTS OF TOMPKINS

        7.1.    Financial and Other Information.

          (a)   Promptly upon request by VIST, Tompkins will make available its annual, interim or special audit of the books of Tompkins and the Tompkins Subsidiaries made by its independent auditors and, upon request, copies of all internal control reports submitted to Tompkins by such auditors in connection with each annual, interim or special audit of the books of Tompkins and the Tompkins Subsidiaries made by such auditors.

          (b)   Promptly upon request by VIST, Tompkins will make available to VIST its Tompkins SEC Reports. Promptly upon request by VIST, Tompkins will furnish to VIST copies of all documents, statements and reports as it or any Tompkins Subsidiary shall send to its shareholders, the FDIC, the FRB, the NYDFS or any other regulatory authority, except as legally prohibited thereby.

          (c)   Tompkins will advise VIST promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of Tompkins or any of the Tompkins Subsidiaries.

        7.2.    Consents and Approvals of Third Parties.     Tompkins shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals, necessary or desirable for the consummation of the transactions contemplated by this Agreement.

        7.3.    All Reasonable Efforts.     Subject to the terms and conditions herein provided, Tompkins agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

        7.4.    Failure to Fulfill Conditions.     In the event that Tompkins determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify VIST.

        7.5.    Employee Benefits.

          (a)   Tompkins will determine, in its sole discretion, whether to maintain, terminate or continue any and all VIST Compensation and Benefit Plans. In the event employee, compensation and/or benefits as currently provided by VIST or any VIST Subsidiary are changed or terminated by Tompkins, in whole or in part, Tompkins shall provide employees of VIST or any VIST Subsidiary who continue employment with Tompkins or an Tompkins Subsidiary with compensation and benefits that are, in the aggregate, substantially similar to the compensation and benefits provided to similarly situated employees of Tompkins or applicable Tompkins Subsidiary (as of the date any such compensation or benefit is provided). Employees of VIST or any VIST Subsidiary who become participants in any Tompkins compensation and benefit plan shall, for purposes of determining eligibility for and for any applicable vesting periods of such employee benefits only (and not for benefit accrual purposes unless specifically set forth herein) be given credit for meeting eligibility and vesting requirements in such plans for service as an employee of VIST or VIST Bank or any predecessor thereto prior to the Effective Time, provided, however, that credit for prior service shall not be given for any purpose under the Tompkins Defined Contribution Retirement Plan, the Tompkins Employee Stock Ownership Plan, and the profit-sharing component of the Tompkins Investment & Stock Ownership Plan, and provided further, that credit for benefit accrual purposes will be given only for purposes of Tompkins vacation policies or programs and for purposes of the calculation of severance benefits under any severance compensation plan of Tompkins. This Agreement shall not be construed to limit the ability of Tompkins or any Tompkins Subsidiary to terminate the employment of any employee or to review employee benefits programs from time to time and to make such changes (including terminating any program) as they deem appropriate.

          (b)   Tompkins shall honor the terms of all employment, consulting and change in control agreements set forth on VIST Disclosure Schedule 4.12(a).

          (c)   Notwithstanding anything contained in this Agreement to the contrary, after the Closing Date, Tompkins shall amend the VIST 401(k) plan to freeze participation and contributions under such plan contemporaneously with the participation of all eligible VIST employees in the applicable Tompkins 401(k) plan. Following such action, Tompkins will continue to maintain the individual participant accounts under the VIST 401(k) plan until such time as the VIST 401(k) plan is merged with and into the applicable Tompkins 401(k) plan in accordance with the requirements of Code Section 414(1).

        7.6.    Directors and Officers Indemnification and Insurance.

          (a)   For a period of six years after the Effective Time, Tompkins shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer, director or employee of VIST or an VIST Subsidiary (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorney's fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Tompkins, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a "Claim"), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part or arising in whole or in part out of the fact that such person is or was a director, officer or employee of VIST or an VIST Subsidiary if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent as would have been permitted by VIST under the PCBL and under VIST's articles of incorporation and bylaws. Tompkins shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent as would have been permitted by VIST under the PCBL and under VIST's articles of incorporation and bylaws, upon receipt of an undertaking to repay such advance payments if he or she shall be adjudicated or determined to be not entitled to indemnification in the manner set forth below. Any Indemnified Party wishing to claim indemnification under this Section 7.6(a) upon learning of any Claim, shall notify Tompkins and shall deliver to Tompkins the undertaking referred to in the previous section; provided that the failure to so notify shall not affect the obligations of Tompkins under this section except to the extent such failure to notify materially prejudices Tompkins..

          (b)   In the event that either Tompkins or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving bank or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Tompkins shall assume the obligations set forth in this Section 7.6.

          (c)   Tompkins shall maintain, in effect for six (6) years following the Effective Time, VIST's current directors' and officers' liability insurance policies covering the officers and directors of VIST (provided, that Tompkins may substitute therefore policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring at or prior to the Effective Time; provided, however, that in no event shall Tompkins be required to expend annually pursuant to this Section 7.6 more than $180,000 with respect to such insurance (the "Maximum Amount"); provided, further, that if the amount of the annual premium necessary to maintain or procure such insurance coverage, or to procure the tail policy described below, exceeds the Maximum Amount, Tompkins shall maintain, or shall purchase a six-year tail policy for, the most advantageous policies of directors' and officers' insurance obtainable for a premium equal to the Maximum Amount. In connection with the foregoing, VIST agrees in order for Tompkins to fulfill its agreement to provide directors and officers liability insurance policies for six years to provide such insurer or substitute insurer with such reasonable and customary representations as such insurer may request with respect to the reporting of any prior claims. In lieu of the foregoing, Tompkins may satisfy its obligations pursuant to this Section 7.6 by purchasing, subject to the Maximum Amount, a tail policy providing for coverage which contains terms and conditions which are not materially less favorable than VIST's current directors' and officers' liability insurance policies.

          (d)   The obligations of Tompkins provided under this Section 7.6 are intended to be enforceable against Tompkins directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of Tompkins.

        7.7.    Stock Listing.     Tompkins agrees to list on the Amex (or such other national securities exchange on which the shares of the Tompkins Common Stock shall be listed as of the date of consummation of the Merger), subject to official notice of issuance, the shares of Tompkins Common Stock to be issued in the Merger.

        7.8.    Stock and Cash Reserve.     Tompkins agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of its common stock and to maintain sufficient liquid accounts or borrowing capacity to fulfill its obligations under this Agreement.

        7.9.    TARP Purchase.     Tompkins shall use its reasonable efforts to cause or facilitate the TARP Purchase in accordance with Section 3.3 hereof. Prior to and at the Closing, Tompkins shall take such actions as may be required for Closing in connection with the purchase or redemption of the VIST Series A Preferred Stock and/or the TARP Warrants.

        7.10.    Director and Employee Retention Matters.

          (a)   Tompkins will increase the size of the Tompkins Board of Directors as necessary and will fill vacancies on the Board of Directors by appointing two individuals, at the Effective Time, to the Tompkins Board of Directors from the current Board of Directors of VIST. Such directors shall be mutually identified by Tompkins and VIST, and shall be persons who meet the director qualifications of Tompkins as determined by Tompkins. Two members of the current VIST Board of Directors—which persons may or may not be those selected to fill the vacancies described above—shall be nominated for election at the first annual meeting of Tompkins following the Effective Date; provided, however, that such nominees must meet the director qualifications of Tompkins as determined by Tompkins.

          (b)   Upon or as soon as practicable following the execution of this Agreement, Tompkins will enter into retention incentive agreements with the individuals, and in the amounts, identified in Schedule 7.10. Prior to the Effective Time, Tompkins and VIST shall cooperate to develop, implement and communicate to other key employees of VIST and its Subsidiaries a retention program designed to retain the services of such key employees through the Effective Time and thereafter until one hundred eighty (180) days following the Closing Date or such other time as Tompkins may determine consistent with its business needs.

          (c)   Tompkins will honor the contractual rights to which certain VIST employees are entitled under their respective written employment, severance, or change-in-control agreements, as disclosed in the VIST Disclosure Schedule (the "Covered Employees"). With respect to VIST employees, other than the Covered Employees, Tompkins will honor the severance policies of VIST, as the same existed during fiscal 2011 and as described on Schedule 7.10(c).

        7.11.    Section 16 of Exchange Act.     Prior to the Effective Time, Tompkins and VIST shall take all such steps as may be required to cause any acquisitions of Tompkins equity securities (including derivative securities with respect to any Tompkins equity securities) and dispositions of VIST equity securities (including derivative securities with respect to any VIST equity securities) resulting from the transactions contemplated by this Agreement by each individual who is anticipated to be subject to the reporting requirements of Section 16(a) of the Exchange Act, with respect to Tompkins or who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to VIST, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

        7.12.    Coordination of Dividends.     After the date of this Agreement each of VIST and Tompkins shall coordinate with the other the declaration of any dividends in respect of the VIST Common Stock and Tompkins Common Stock and the record dates and payments dates relating thereto, it being the intention of the parties that the holders of VIST Common Stock shall not receive more than one dividend, or fail to receive one dividend, for any single calendar quarter with respect to their shares of VIST Common Stock and any shares of Tompkins Common Stock any holder of VIST Common Stock receives in exchange therefor in the Merger.

        7.13.    Dividend Reinvestment.     VIST shall take all such necessary action to suspend the acceptance of dividends and other contributions of participants in the VIST Dividend Reinvestment Plan ("DRIP")

effective promptly after the date of this Agreement (taking into account any VIST dividends that have been declared but not yet paid as of the date hereof). In addition, prior to the Effective Time, VIST shall take such action as is necessary to terminate the DRIP and shall distribute all shares of VIST Common Stock and the value of all cash held in participant's plan accounts in accordance with the terms of the DRIP.

        7.14.    VIST Bank.     For a period of two (2) years from the Effective Time (the "Transition Time"), Tompkins agrees to continue to operate VIST Bank as a separate banking subsidiary of Tompkins under a name which includes the word "VIST," provided that nothing herein shall prohibit Tompkins from including in the name or otherwise words or phrases that disclose the affiliation between VIST Bank and Tompkins. Tompkins, as sole shareholder of VIST Bank following the Effective Time, shall initially nominate and elect to the Board of Directors of VIST Bank at least five (5) persons selected from the current Board of Directors of VIST; provided, however, that such persons must meet the director qualifications of Tompkins as determined by Tompkins.

ARTICLE VIII.

REGULATORY AND OTHER MATTERS

        8.1.    VIST Shareholders Meeting.     VIST will (i) as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the "VIST Shareholders Meeting"), for the purpose of considering this Agreement and the Merger, and for such other purposes as may be, in VIST's reasonable judgment, necessary or desirable, and (ii) subject to Section 6.14, the VIST Board of Directors shall recommend approval of this Agreement to the VIST shareholders (the "VIST Recommendation").

        8.2.    Tompkins Shareholders Meeting.     If Tompkins shareholder approval is required by Amex, Tompkins will (i) as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the "Tompkins Shareholders Meeting"), for the purpose of considering this Agreement and the Merger, and for such other purposes as may be, in Tompkins's reasonable judgment, necessary or desirable, and (ii) the Board of Directors of Tompkins shall recommend approval of this Agreement to the Tompkins shareholders.

        8.3.    Proxy Statement-Prospectus.

          (a)   For the purposes (x) of registering Tompkins Common Stock to be offered to holders of VIST Common Stock in connection with the Merger with the SEC under the Securities Act and (y) of holding the VIST Shareholders Meeting, Tompkins shall draft and prepare, and VIST shall cooperate in the preparation of, the Merger Registration Statement, including a combined proxy statement and prospectus satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed to the VIST shareholders, together with any and all amendments or supplements thereto, being herein referred to as the "Proxy Statement-Prospectus"). Tompkins shall file the Merger Registration Statement, including the Proxy Statement-Prospectus, with the SEC. Each of Tompkins and VIST shall use their best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and each of VIST and Tompkins shall thereafter promptly mail the Proxy Statement-Prospectus to the VIST shareholders. Tompkins shall also use its best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and VIST shall furnish all information concerning VIST and the holders of VIST Common Stock as may be reasonably requested in connection with any such action.

          (b)   VIST shall provide Tompkins with any information concerning itself that Tompkins may reasonably request in connection with the drafting and preparation of the Proxy Statement-Prospectus, and Tompkins shall notify VIST promptly of the receipt of any comments of the SEC with respect to the Proxy Statement-Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to VIST promptly copies of all correspondence between Tompkins or any of their representatives and the SEC. Tompkins shall give VIST and its counsel the opportunity to review and comment on the Proxy Statement-Prospectus prior to its being filed with the SEC and shall give VIST and its counsel the opportunity to review and comment on all amendments and supplements to the Proxy Statement-Prospectus and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of Tompkins and VIST agrees to use all reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement-Prospectus and all required amendments and supplements thereto to be mailed to (i) the holders of VIST Common Stock entitled to vote at the VIST Shareholders Meeting and (ii) the holders of Tompkins Common Stock entitled to vote at the Tompkins Shareholders Meeting, if Tompkins shareholder approval is required by Amex, at the earliest practicable time.

          (c)   VIST and Tompkins shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, VIST shall cooperate with Tompkins in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and Tompkins shall file an amended Merger Registration Statement with the SEC, and VIST shall mail an amended Proxy Statement-Prospectus to the VIST shareholders. If requested by Tompkins, VIST shall obtain a "comfort" letter from its independent certified public accountant, dated as of the date of the Proxy Statement-Prospectus and updated as of the date of consummation of the Merger, with respect to certain financial information regarding VIST, in form and substance that is customary in transactions such as the Merger.

        8.4.    Regulatory Approvals.     Each of VIST and Tompkins will cooperate with the other and use all reasonable efforts to promptly prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, waivers, approvals and authorizations of the SEC, the Bank Regulators and any other third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement. VIST and Tompkins will set up a schedule pursuant to which they will communicate with each other, advise each other and their respective counsel about any significant developments with respect to the Merger and furnish each other and each other's counsel with all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with the Proxy Statement-Prospectus and any application, petition or any other statement or application made by or on behalf of VIST and/or Tompkins to any Bank Regulatory or governmental body in connection with the Merger, and the other transactions contemplated by this Agreement. VIST shall have the right to review and approve in advance all characterizations of the information relating to VIST and any of the VIST Subsidiaries, which appear in any filing made in connection with the transactions contemplated by this Agreement with any governmental body. For purposes of the preceding sentence, it is contemplated that the parties and/or their respective counsel shall have a conference call not less than bi-weekly from the date of this Agreement until the Effective Time of the Merger. Tompkins shall give VIST and its counsel the opportunity to review and comment on each filing prior to its being filed with a Bank Regulator and shall give VIST and its counsel the opportunity to review and comment on all regulatory filings, amendments and supplements to such filings and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, a Bank Regulator.

        8.5.    Coordination of Dividends.     After the date of this Agreement each of VIST and Tompkins shall coordinate with the other the declaration of any dividends in respect of the VIST Common Stock and Tompkins Common Stock and the record dates and payments dates relating thereto, it being the intention of the parties that the holders of VIST Common Stock shall not receive more than one dividend, or fail to receive one dividend, for any single calendar quarter with respect to their shares of VIST Common Stock and any shares of Tompkins Common Stock any holder of VIST Common Stock receives in exchange therefor in the Merger.

ARTICLE IX.

CLOSING CONDITIONS

        9.1.    Conditions of Each Party's Obligations under this Agreement.     The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

          (a)    VIST Shareholder Approval.    This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of VIST (the "VIST Shareholder Approval").

          (b)    Tompkins Shareholder Approval.    If Tompkins shareholder approval is required by Amex, this Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of Tompkins.

          (c)    TARP Purchase.    The TARP Purchase shall have occurred prior to Closing and any and all restrictions, limitations or conditions associated with VIST's participation in the Capital Purchase Program of TARP shall have terminated and shall be of no further force and effect.

          (d)    Injunctions.    None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the transactions contemplated by this Agreement and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

          (e)    Regulatory Approvals.    All Regulatory Approvals, and other necessary approvals, authorizations and consents of any Governmental Entities required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals, authorizations or consents shall have expired; and no such approval, authorization or consent shall include any condition or requirement, excluding standard conditions that are normally imposed by the regulatory authorities in bank merger transactions, that would, in the good faith reasonable judgment of the Board of Directors of Tompkins, materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise of VIST, VIST Bank and Tompkins or materially impair the value of VIST or VIST Bank to Tompkins.

          (f)    Effectiveness of Merger Registration Statement.    The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of Tompkins Common Stock in the Merger is subject to the "Blue Sky" laws of any state, shall not be subject to a stop order of any state securities commissioner.

          (g)    Amex Listing.    The shares of Tompkins Common Stock to be issued in the Merger shall have been authorized for listing on Amex, subject to official notice of issuance.

          (h)    Tax Opinion.    On the basis of facts, representations and assumptions which shall be consistent with the state of facts existing at the Closing Date, Tompkins shall have received an opinion of Harris Beach PLLC, and VIST shall have received an opinion of Stevens and Lee, P.C, each reasonably acceptable in form and substance to Tompkins and VIST, dated as of the Closing Date, substantially to the effect that for federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering the tax opinion described in this Section 9.1(h), the law firms may require and rely upon customary representations contained in certificates of officers of Tompkins and VIST and their respective subsidiaries.

        9.2.    Conditions to the Obligations of Tompkins under this Agreement.     The obligations of Tompkins under this Agreement shall be further subject to the satisfaction of the conditions set forth in this Section 9.2 at or prior to the Closing Date:

          (a)    Representations and Warranties of VIST.    Each of the representations and warranties of VIST set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made on the Effective Time (except to the extent such representations and warranties speak as of an earlier date); and VIST shall have delivered to Tompkins a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of VIST as of the Effective Time. For purposes of this condition to Closing, no representation or warranty of VIST contained in this Article IV shall be deemed untrue or incorrect, and VIST shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article IV, has had or is reasonably expected to have a Material Adverse Effect, disregarding for these purposes, solely with respect to any representation or warranty breached when considering references to "materiality" or "material adverse effect" and other than with respect to the representations and warranties in Sections 4.5(a), 4.5(b), 4.8(a), 4.8(d), 4.10, 4.12(a) and 4.12(b), (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms "material", "materially", "in all material respects", "Material Adverse Effect" or similar terms or phrases in any such representation or warranty. The foregoing standard shall not apply to representations and warranties contained in Sections 4.1(a), 4.1(b) and 4.1(c), and Sections 4.2, 4.3 and 4.7, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects based on the qualifications and standards therein contained.

          (b)    Key Persons.    All of the Key Persons shall have all entered into agreements of employment on terms and conditions satisfactory to Tompkins.

          (c)    Assignment of FDIC Loss Share Agreement.    The FDIC shall have approved the assignment by merger of the FDIC Loss Share Agreement to Tompkins, on terms and conditions satisfactory to Tompkins.

          (d)    Statutory Trusts.    All trustees of the Trusts shall have consented to the succession of Tompkins to all of the indentures related to the debentures issued by VIST in connection with the trust-preferred securities of the Trusts.

          (e)    Nasdaq Deregistration.    The VIST Common Stock shall have its listing deregistered with Nasdaq.

          (f)    Resignations.    Each of the directors of the VIST Subsidiaries shall have submitted their resignation, effective as of the Effective Time.

          (g)    Agreements and Covenants.    VIST shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time, and Tompkins shall have received a certificate signed on behalf of VIST by the Chief Executive Officer and Chief Financial Officer of VIST to such effect dated as of the Effective Time.

          (h)    Permits, Authorizations, Etc.    VIST shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger.

VIST will furnish Tompkins with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.2 as Tompkins may reasonably request.

        9.3.    Conditions to the Obligations of VIST under this Agreement.     The obligations of VIST under this Agreement shall be further subject to the satisfaction of the conditions set forth in this Section 9.3 at or prior to the Closing Date:

          (a)    Representations and Warranties.    Each of the representations and warranties of Tompkins set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made on the Effective Time (except to the extent such representations and warranties speak as of an earlier date); and Tompkins shall have delivered to VIST a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of Tompkins as of the Effective Time. For the purposes of this condition to Closing, no representation or warranty of Tompkins contained in this Article V shall be deemed untrue or incorrect, and Tompkins shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article V, has had or is reasonably expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms "material", "materially", "in all material respects", "Material Adverse Effect" or similar terms or phrases in any such representation or warranty. The foregoing standard shall not apply to representations and warranties contained in Sections 5.1, 5.2, 5.3 and 5.7, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects based on the qualifications and standards therein contained.

          (b)    Agreements and Covenants.    Tompkins shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time, and VIST shall have received a certificate signed on behalf of Tompkins by the Chief Executive Officer and Chief Financial Officer to such effect dated as of the Effective Time.

          (c)    Permits, Authorizations, Etc.    Tompkins shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger.

          (d)    Payment of Merger Consideration.    Tompkins shall have delivered the Exchange Fund to the Exchange Agent on or before the Closing Date and the Exchange Agent shall provide VIST with a certificate evidencing such delivery.

Tompkins will furnish VIST with such certificates of their officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.3 as VIST may reasonably request.

ARTICLE X.

CLOSING

        10.1.    Time and Place.     Subject to the provisions of Articles IX and XI hereof, the Closing of the transactions contemplated hereby shall take place at the offices of Harris Beach PLLC, 99 Garnsey Road, Pittsford, New York 14534 at 10:00 am.

 ARTICLE XI.

TERMINATION, AMENDMENT AND WAIVER

        11.1.    Termination.     This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the shareholders of VIST:

          (a)   at any time by the mutual written agreement of Tompkins and VIST;

          (b)   by the Board of Directors of either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such breach by the terminating party to the other party provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1(b) unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2(a) (in the case of a breach of a representation or warranty by VIST) or Section 9.3(a) (in the case of a breach of a representation or warranty by Tompkins);

          (c)   by the Board of Directors of either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such failure by the terminating party to the other party provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1(c) unless the breach of covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2(g) (in the case of a breach of covenant by VIST) or Section 9.3(b) (in the case of a breach of covenant by Tompkins);

          (d)   at the election of the Board of Directors of either party if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by Tompkins and VIST; provided, that no party may terminate this Agreement pursuant to this Section 11.1(d) if the failure of the Closing to have occurred on or before said date was due to such party's material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

          (e)   by the Board of Directors of either party if the shareholders of VIST shall have voted at the VIST Shareholders Meeting on the transactions contemplated by this Agreement and such vote shall not have been sufficient to approve such transactions;

          (f)    by the Board of Directors of either party if the shareholders of Tompkins shall have voted at the Tompkins Shareholders Meeting on the transactions contemplated by this Agreement and such vote shall not have been sufficient to approve such transactions;

          (g)   by the Board of Directors of either party if (i) final action has been taken by a Bank Regulator whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (x) has become unappealable and (y) does not approve this Agreement or the transactions contemplated hereby, or (ii) any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

          (h)   by the Board of Directors of Tompkins if VIST has received a Superior Proposal, and in accordance with Section 6.14 of this Agreement, the Board of Directors of VIST has entered into an acquisition agreement with respect to the Superior Proposal, terminated this Agreement, or withdraws its recommendation of this Agreement, fails to make such recommendation or modifies or qualifies its recommendation in a manner adverse to Tompkins;

          (i)    by the Board of Directors of VIST if VIST has received a Superior Proposal, and in accordance with Section 6.14 of this Agreement, the Board of Directors of VIST has made a determination to accept such Superior Proposal;

          (j)    by the Board of Directors of Tompkins if the aggregate amount of VIST Past Due Loans and Non-Performing Assets exceeds $65,000,000 as of any month end prior to the Closing Date; or,

          (k)   by the Board of Directors of VIST if the Tompkins Closing Stock Price (as defined below) is less than $32.00, subject to the following. If VIST elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice to Tompkins within three (3) business days following the Determination Date (as defined below). For purposes of this Agreement, "Tompkins Closing Stock Price" means the average (rounded to the nearest cent) of the closing price of shares of Tompkins Common Stock on Amex as reported by the Wall Street Journal or, if not reported therein, in another mutually agreed upon reporting source, for each of the ten (10) consecutive trading days ending on the Determination Date. The "Determination Date" is the date on which all closing conditions set forth in Article 9, except for those conditions set forth in Sections 9.1(h), 9.2(a), 9.2(g), 9.3(a), 9.3(b), and 9.3(d), have been satisfied or waived by the party entitled to enforce such condition. If Tompkins declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction following the date of this Agreement, the $32.00 share price described above shall be appropriately adjusted for the purposes of applying this section.

        11.2.    Effect of Termination.     In the event of termination of this Agreement pursuant to any provision of Section 11.1, this Agreement shall forthwith become void and have no further force, except that (i) the provisions of Sections 11.2, 11.3 and 12.1, 12.2, 12.6, 12.9, 12.10, 12.12 and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

        11.3.    Expenses and Damages.     If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

          (a)   Except as provided in Section 11.4, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

          (b)   In the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys' fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

        11.4.    Termination and Expense Reimbursement Fees.

          (a)   To compensate the parties for entering into this Agreement, taking actions to complete the transactions contemplated hereby, and incurring costs and expenses related thereto and other losses and expenses, Tompkins and VIST agree as follows:

              (i)  if this Agreement is terminated by Tompkins pursuant to Section 11.1(h) or by VIST pursuant to Section 11.1(i), VIST shall pay to Tompkins, and Tompkins shall be entitled to payment of, the Termination Fee (as defined in Section 11.4(b)), which shall be paid by wire transfer of immediately available funds within three (3) business days after written demand therefor;

             (ii)  if this Agreement is terminated by Tompkins or VIST pursuant to Section 11.1(e) and prior to such termination any person shall have proposed or publicly announced an Acquisition Proposal, VIST shall, within three (3) business days after written demand therefor, pay Tompkins, by wire transfer of immediately available funds, the Cost and Expense Reimbursement Fee (as defined in Section 11.4(b)) and if an Acquisition Proposal (x) is signed within twelve (12) months of such termination and is thereafter completed or (y) is completed within twelve (12) months of such termination, then in either case, VIST shall upon completion of such transaction pay Tompkins, by wire transfer of immediately available funds within three (3) business days of written demand therefor, the Termination Fee (net of any Cost and Expense Reimbursement Fee previously paid by VIST);

            (iii)  if this Agreement is terminated by Tompkins or VIST pursuant to Section 11.1(e), in the absence of the publicly-announced proposal contemplated by Section 11.4(a)(ii), VIST shall, within three (3) business days after written demand therefor, pay Tompkins, by wire transfer of immediately available funds, the Cost and Expense Reimbursement Fee (as defined in Section 11.4(b));

            (iv)  if this Agreement is terminated by Tompkins or VIST pursuant to Section 11.1(b) or 11.1(c), or if this Agreement is terminated by Tompkins pursuant to 11.1(j), the terminating party shall be entitled to receive from the non-terminating party, by wire transfer of immediately available funds within three (3) business days of written demand therefor, the Expense Reimbursement Fee.

          (b)   For purposes of this Agreement, (i) the Termination Fee shall mean $3,300,000; (ii) the Cost and Reimbursement Fee shall mean $1,500,000; and (iii) the Expense Reimbursement Fee shall mean the lesser of (x) $1,000,000 and (y) the amount of a party's actual, reasonable and documented out-of-pocket expenses incurred in connection with due diligence, negotiation and execution of the Agreement and undertaking the transactions contemplated by the Agreement (including without limitation all filing fees, counsel fees, accounting and financial advisor fees, and actual costs associated with shareholder solicitation and meeting).

          (c)   Notwithstanding anything herein contained to the contrary, if VIST pays or causes to be paid the Termination Fee to the extent required by this Section 11.4, VIST shall have no further obligations or liabilities to the other party with respect to this Agreement.

        11.5.    Amendment, Extension and Waiver.     Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the shareholders of VIST), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the shareholders of VIST, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount, value or changes the form of consideration to be delivered to VIST's shareholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

 ARTICLE XII.

MISCELLANEOUS

        12.1.    Confidentiality.     Except as specifically set forth herein, Tompkins and VIST mutually agree to be bound by the terms of the confidentiality agreement dated November 8, 2011 (the "Confidentiality Agreement") previously executed by the parties hereto, which Confidentiality Agreement is hereby incorporated herein by reference. The parties hereto agree that such Confidentiality Agreement shall continue in accordance with their respective terms, notwithstanding the termination of this Agreement.

        12.2.    Public Announcements.     VIST and Tompkins shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither VIST nor Tompkins shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release, public announcement or communication has been mutually agreed upon by the parties hereto.

        12.3.    Survival.     All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto or thereto shall expire on and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

        12.4.    Notices.     All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery or mailed by prepaid registered or certified mail (return receipt requested) or by recognized overnight courier addressed as follows:

  If to VIST, to:

    VIST Financial Corp.
    1240 Broadcasting Road
    Wyomissing, PA 19610
    ATTN: Robert D. Davis

  With required copies (which shall not constitute notice) to:

    Stevens & Lee
    111 N. 6th Street
    Reading, PA 19601
    ATTN: David W. Swartz, Esq.

  If to Tompkins or Merger Sub, to:

    Tompkins Financial Corporation
    The Commons
    P.O. Box 460
    Ithaca, NY 14851
    ATTN: Stephen S. Romaine

  With required copies (which shall not constitute notice) to:

    Harris Beach PLLC
    99 Garnsey Road
    Rochester, NY 14534
    ATTN: Thomas E. Willett, Esq.

    or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given: (a) as of the date delivered by hand; (b) three business days after being delivered to the U.S. mail, postage prepaid; or (c) one business day after being delivered to the overnight courier.

        12.5.    Parties in Interest.     This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party. Except for the provisions of Article III and Section 7.6, following the Effective Time, nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

        12.6.    Complete Agreement.     This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreement, referred to in Section 12.1, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreements referred to in Section 12.1 hereof) between the parties, both written and oral, with respect to its subject matter.

        12.7.    Counterparts.     This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original. A facsimile copy or electronic transmission of a signature page shall be deemed to be an original signature page.

        12.8.    Severability.     In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

        12.9.    Governing Law.     The laws of the State of New York, without giving effect to its conflicts of law principles that would cause another jurisdiction's laws to apply, govern all matters arising out of or relating to this Agreement and all of the transactions it contemplates, including, without limitation, its validity, interpretation, construction, performance and enforcement.

        12.10.    Interpretation.     When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section. The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrases "the date of this Agreement", "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

        12.11.    Specific Performance.     The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in the United States District Court for the Northern District of New York or in any court of the State of New York sitting in Tompkins County, New York, this being in addition to any other remedy to which they are entitled at law or in equity.

        12.12.    Jurisdiction.     Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the United States District Court for the Northern District of New York or in any court of the State of New York sitting in Tompkins County, New York in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other United States District Court for the Northern District of New York or in any court of the State of New York sitting in Tompkins County, New York.

[Signature page follows.]

        IN WITNESS WHEREOF, Tompkins, Merger Sub, and VIST have caused this Agreement to be executed under seal by their duly authorized officers as of the date first set forth above.

VIST FINANCIAL CORP.
By:	/s/ ROBERT D. DAVIS Robert D. Davis President and Chief Executive Officer
TOMPKINS FINANCIAL CORPORATION
By:	/s/ STEPHEN S. ROMAINE Stephen S. Romaine President and Chief Executive Officer
TMP MERGECO. INC.
By:	/s/ STEPHEN S. ROMAINE Stephen S. Romaine President and Chief Executive Officer

Signature Page—Tompkins/VIST Merger Agreement

Annex B

January 24, 2012

Board of Directors
VIST Financial Corp.
1240 Broadcasting Road
Wyomissing, PA 19610

Members of the Board:

        Stifel, Nicolaus & Company, Incorporated ("Stifel Nicolaus" or "we") has been advised that VIST Financial Corp. ("VIST", or the "Company") is considering entering into an Agreement and Plan of Merger (the "Merger Agreement") with Tompkins Financial Corporation ("TMP"), pursuant to which VIST will be merged with and into TMP with TMP as the resulting or surviving corporation, and each issued and outstanding share (excluding any shares of VIST Common Stock (as defined in the Merger Agreement) held as Treasury Stock and any shares held of record by TMP (other than shares held in a fiduciary capacity or in connection with debts previously contracted), the "Shares") of VIST Common Stock ("Company Common Stock") will be converted into the right to receive that number of shares of TMP Common Stock (as defined in the Merger Agreement) equal to the Exchange Ratio (as defined in the Merger Agreement) (the "Merger Consideration") (the "Merger"). Subject to adjustment on terms and conditions more fully set forth in the Merger Agreement, the Exchange Ratio shall be $12.50 divided by the average closing price of TMP Common Stock for the 20 trading days prior to the announcement. As of January 23, 2012, the implied Exchange Ratio was 0.3131 shares of TMP Common Stock for each share of VIST Common Stock.

        You have requested Stifel Nicolaus' opinion, as investment bankers, as to the fairness, from a financial point of view, solely as of the date hereof, to the holders of Shares of Company Common Stock of the per share Merger Consideration to be received by such holders of Shares from TMP in the Merger pursuant to the Merger Agreement (the "Opinion"). For purposes of this Opinion, the term "Shares" shall not include VIST's Series A Preferred Stock and related warrants which were issued to the U.S. Treasury under the TARP program, "VIST Stock Options", "TMP Stock Options" (each as defined in the Merger Agreement) or any other class of securities of VIST or TMP.

STIFEL, NICOLAUS & COMPANY INCORPORATED

1600 MARKET STREET, SUITE 1210 -- PHILADELPHIA, PENNSYLVANIA 19103

(215) 861-7150 -- (215) 861-7149 (FAX)

WWW.STIFEL.COM -- MEMBER SIPC AND NYSE

        In connection with our opinion, we have, among other things:

  (i)
  reviewed and analyzed a draft copy of the Merger Agreement dated January 23, 2012;

  (ii)
  reviewed and analyzed the audited consolidated financial statements of VIST for the three years ended December 31, 2010 and the unaudited consolidated financial statements of VIST for the quarter ended September 30, 2011;

  (iii)
  reviewed and analyzed the audited consolidated financial statements of TMP for the three years ended December 31, 2010 and the unaudited consolidated financial statements of TMP for the quarter ended September 30, 2011;

  (iv)
  reviewed and analyzed certain other publicly available information concerning VIST and TMP;

  (v)
  held discussions with VIST's and TMP's senior management and advisors, including, without limitation, discussions regarding estimates of certain cost savings, operating synergies, merger charges and the pro forma financial impact of the Merger on TMP;

  (vi)
  reviewed certain non-publicly available information concerning VIST, including, without limitation, internal financial analyses and forecasts prepared by its management and held discussions with VIST's senior management regarding recent developments and regulatory matters;

  (vii)
  reviewed certain non-publicly available information concerning TMP, including, without limitation, internal financial analyses and forecasts prepared by its management and held discussions with TMP's senior management regarding recent developments and regulatory matters;

  (viii)
  participated in certain discussions and negotiations between representatives of VIST and TMP;

  (ix)
  reviewed the reported prices and trading activity of the equity securities of VIST and TMP;

  (x)
  analyzed certain publicly available information concerning the terms of selected merger and acquisition transactions that we considered relevant to our analysis;

  (xi)
  reviewed and analyzed certain publicly available financial and stock market data relating to selected public companies that we deemed relevant to our analysis;

  (xii)
  conducted such other financial studies, analyses and investigations and considered such other information as we deemed necessary or appropriate for purposes of our opinion; and

  (xiii)
  took into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuations and our knowledge of the banking industry generally.

        In connection with our review, we have relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information that was provided to Stifel Nicolaus, by or on behalf of VIST or TMP, or that was otherwise reviewed by Stifel Nicolaus and have not assumed any responsibility for independently verifying any of such information. We have further relied upon the assurances by VIST or TMP that they are unaware of any facts that would make their respective information incomplete or misleading. With respect to the financial forecasts supplied to us by VIST and TMP (including, without limitation, potential cost savings and operating synergies realized by a potential acquirer), we have assumed that the forecasts were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of VIST and TMP, as applicable, as to the future operating and financial performance of VIST and TMP, as applicable, and that they provided a reasonable basis upon which we could form our Opinion. Such forecasts and projections were not prepared with the expectation of public disclosure. All such projected financial information is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic, market and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projected financial information. Stifel Nicolaus has relied on this projected information without independent verification or analyses and does not in any respect assume any responsibility for the accuracy or completeness thereof.

        We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either VIST or TMP since the date of the last financial statements of each company made available to us. We have also assumed, without independent verification and with your consent, that the aggregate allowances for loan losses set forth in the respective financial statements of VIST and TMP are in the aggregate adequate to cover all such losses. We did not make or obtain any independent evaluation, appraisal or physical inspection of either VIST's or TMP's assets or liabilities, the collateral securing any of such assets or liabilities, or the collectibility of any such assets nor did we review loan or credit files of VIST or TMP. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, Stifel Nicolaus assumes no responsibility for their accuracy. We relied on advice of VIST's counsel as to certain legal matters with respect to VIST, the Merger Agreement and the Merger and other matters contained or contemplated therein. We have assumed, with your consent, that there are no factors that would delay or subject to any adverse conditions any necessary regulatory or governmental approval and that all conditions to the Merger will be satisfied and not waived. In addition, we have assumed that the definitive Merger Agreement will not differ materially from the draft we reviewed. We have also assumed that the Merger will be consummated substantially on the terms and conditions described in the Merger Agreement, without any waiver of material terms or conditions by the Company or any other party, and that obtaining any necessary regulatory approvals or satisfying any other conditions for consummation of the Merger will not have an adverse effect on VIST or TMP. We have assumed that the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations.

        Our Opinion is limited to whether the per share Merger Consideration is fair to the holders of Shares of Company Common Stock, from a financial point of view, solely as of the date hereof. Our Opinion does not consider, address or include: (i) any other strategic alternatives currently (or which have been or may be) contemplated by the Company's Board of Directors (the "Board") or the Company; (ii) the legal, tax or accounting consequences of the Merger on the Company or the holders of Company Common Stock including, without limitation, whether or not the Merger will qualify as a tax-free reorganization pursuant to Section 368 of the Internal Revenue Code; (iii) the fairness of the amount or nature of any compensation to any of the Company's officers, directors or employees, or class of such persons, relative to the compensation to the holders of the Company's securities; (iv) the treatment of, or the effect on, the Company's Series A Preferred Stock and related warrants or the holders thereof; (v) the treatment of, or effect of the Merger on, VIST's Stock Options (as defined in the Merger Agreement), or any other class of securities of VIST other than the Shares or the holders thereof; or (vi) any advice or opinions provided by any other advisor to VIST or TMP. Furthermore, we are not expressing any opinion herein as to the prices, trading range or volume at which TMP's securities will trade following public announcement or consummation of the Merger.

        Our Opinion is necessarily based solely on economic, market, monetary, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It is understood that subsequent developments may affect the conclusions reached in this Opinion and that Stifel Nicolaus does not have or assume any obligation to update, revise or reaffirm this Opinion. Our Opinion is solely for the information of, and directed to, the Board for its information and assistance in connection with its consideration of the financial terms of the Merger and is not to be relied upon by any shareholder of the Company or TMP or any other person or entity. Our Opinion does not constitute a recommendation to the Board as to how the Board should vote on the Merger or to any shareholder of VIST or TMP as to how any such shareholder should vote at any shareholders' meeting at which the Merger is considered, or whether or not any VIST shareholder should enter into a voting, shareholders', or affiliates' agreement with respect to the Merger, or exercise any dissenters' or appraisal rights that may be available to such shareholder. In addition, the Opinion does not compare the relative merits of the Merger with any other alternative transaction or business strategy which may have been available to the Company and does not address the underlying business decision of the Board or the Company to proceed with the Merger or any aspect thereof.

        Stifel Nicolaus, as part of its investment banking services, is regularly engaged in the independent valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to VIST in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon the completion of the Merger. We have also acted as financial advisor to the Board and will receive a fee upon the delivery of this Opinion that is not contingent upon consummation of the Merger. In addition, VIST has agreed to indemnify us for certain liabilities arising out of our engagement. Stifel Nicolaus has historically provided investment banking services to VIST, including acting as buyside financial advisor in 2010 and 2011 in connection with unconsummated merger transactions for which we have received customary fees. Additionally, Stifel Nicolaus was mandated as sole bookrunning manager on a potential publicly underwritten offering of common equity which was initially filed in July 2011, but which was never publicly marketed for which we received no fees. Other than the foregoing, there are no other material relationships that existed during the two years prior to the date of our Opinion or that are mutually understood to be contemplated in which any compensation was received or is intended to be received as a result of the relationship between Stifel Nicolaus and any party to the Merger. Stifel Nicolaus may seek to provide investment banking services to TMP or its affiliates in the future, for which we would seek customary compensation. In the ordinary course of business, Stifel Nicolaus may trade VIST's or TMP's securities for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

        Stifel Nicolaus' Fairness Opinion Committee has approved the issuance of this opinion. Our Opinion may not be published or otherwise used or referred to, nor shall any public reference to Stifel Nicolaus be made, without our prior written consent; except in accordance with the terms and conditions of our engagement letter agreement with the Company.

        Based upon and subject to the foregoing, we are of the opinion that, solely as of the date hereof, the per share Merger Consideration to be received from TMP by holders of Shares of Company Common Stock in the Merger pursuant to the Merger Agreement is fair to such holders of Shares of Company Common Stock, from a financial point of view.

Very truly yours,

STIFEL, NICOLAUS & COMPANY, INCORPORATED

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

        Section 722 of the New York Business Corporation Law (the "BCL") empowers a New York corporation to indemnify any person who is, or is threatened to be, made party to any action or proceeding (other than one by or in the right of the corporation to procure a judgment in its favor), whether civil or criminal, by reason of the fact that such person (or such person's testator or intestate), was an officer or director of such corporation, or served at the request of such corporation as a director, officer, employee, agent, or in any other capacity, of another corporation or enterprise. The indemnity may include judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred by such person as a result of such action or proceeding, or any appeal therein, provided that such officer or director acted in good faith, for a purpose that he or she reasonably believed to be in or, in the case of service for another corporation or enterprise, not opposed to, the best interests of the corporation and, for criminal actions or proceedings, in addition, had no reasonable cause to believe his or her conduct was unlawful. A New York corporation may indemnify any officer or director against amounts paid in settlement and reasonable expenses, including attorneys' fees, under the same conditions, except that no indemnification is permitted in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent judicially approved. Where an officer or director is successful on the merits or otherwise in the defense of an action referred to above, the corporation must indemnify him or her against the expenses which such officer actually and reasonably incurred.

        In accordance with Section 402(b) of the BCL, the Certificate of Incorporation of the Company contains a provision to limit the personal liability of directors of the Company to the fullest extent permitted under the BCL; provided, however, that there shall be no limitation of a director's liability for acts or omissions committed in bad faith, or that involved intentional misconduct or a knowing violation of law, or from which a director personally gained a financial profit or other advantage to which he or she was not legally entitled. The effect of this provision is to eliminate personal liability of directors to the Company and its shareholders for monetary damages for actions involving a breach of their fiduciary duty of care, including any actions involving gross negligence.

        The Company's Bylaws provide, in effect, that it will indemnify each of its directors, officers and employees, and any director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise serving at its request who was or is a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact of such person's duties to or on our behalf, to the fullest extent permitted by the BCL.

        As permitted by the BCL, Tompkins has purchased insurance policies which provide coverage for its directors and officers in certain situations where the Company cannot directly indemnify such directors or officers.

Item 21.    Exhibits and Financial Statement Schedules

Exhibit No.	Description
2.1*	Agreement and Plan of Merger, dated as of January 25, 2012, by and among Tompkins Financial Corporation, TMP Mergeco, Inc. and VIST Financial Corporation (included as Annex A to the Joint Proxy Statement/Prospectus contained in this Registration Statement).
3.1
Amended and Restated Certificate of Incorporation of Tompkins Financial Corporation, incorporated by reference to Exhibit 3(i) of the Company's Report on Form 10-Q, filed with the Commission on August 11, 2008.
3.2	Second Amended and Restated Bylaws of the Company, incorporated by Reference to Exhibit 3.1 to the Company's Current Report on Form 8-K, filed with the Commission on January 31, 2011.
5.1	Opinion of Harris Beach PLLC as to the legality of the securities being registered.
8.1	Opinion of Harris Beach PLLC as to the United States federal income tax consequences of the merger.
8.2	Opinion of Stevens & Lee, P.C. as to the United States federal income tax consequences of the merger.
23.1	Consent of KPMG LLP.
23.2	Consent of Grant Thorton LLP.
23.3	Consent of ParenteBeard LLC.
23.4	Consent of Harris Beach PLLC (included in the opinions filed as Exhibits 5.1 and 8.1).
23.5	Consent of Stevens & Lee P.C. (included in the opinion filed as Exhibit 8.2).
99.1*	Powers of Attorney (included on the signature page to this Registration Statement on Form S-4).
99.2*	Form of Proxy for the Annual Meeting of Shareholders of Tompkins Financial Corporation.
99.3*	Form of Proxy for the Special Meeting of Shareholders of VIST Financial Corporation.
99.4*	Opinion of Stifel, Nicolaus & Company, Incorporated (included as Annex B to the Joint Proxy Statement/Prospectus contained in this Registration Statement).
99.5*	Consent of Stifel, Nicolaus & Company, Incorporated.

*
Previously filed.

Item 22.    Undertakings

        (a)   The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain information called for by the applicable registration from with respect to reofferings by persons who may be deemed underwriters, in addition to the information called by the other items of the applicable form.

        (d)   The undersigned hereby undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (e)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (f)    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed after the effective date of the Registration Statement through the date of responding to the request.

        (g)   The undersigned hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

        (h)   The undersigned registrant hereby undertakes that:

          (1)   For the purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Amendment No. 1 to its registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Ithaca, state of New York, on this 16th day of May, 2012.

Tompkins Financial Corporation
By:	/s/ STEPHEN S. ROMAINE Stephen S. Romaine Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

* James J. Byrnes	Chairman, Director	May 16, 2012
/s/ STEPHEN S. ROMAINE Stephen S. Romaine	President and Chief Executive Officer, Director	May 16, 2012
* Thomas R. Salm	Vice Chairman, Director	May 16, 2012
* James W. Fulmer	Vice Chairman, Director	May 16, 2012
* Francis M. Fetsko	Executive Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)	May 16, 2012
* John E. Alexander	Director	May 16, 2012
* Paul J. Battaglia	Director	May 16, 2012
* Daniel J. Fessenden	Director	May 16, 2012
* Reeder D. Gates	Director	May 16, 2012

* James R. Hardie		Director	May 16, 2012
* Carl E. Haynes		Director	May 16, 2012
* Susan A. Henry		Director	May 16, 2012
* Patricia A. Johnson		Director	May 16, 2012
* Sandra A. Parker		Director	May 16, 2012
* Thomas R. Rochon		Director	May 16, 2012
* Michael H. Spain		Director	May 16, 2012
* William D. Spain, Jr.		Director	May 16, 2012
* Craig Yunker		Director	May 16, 2012
*By:	/s/ STEPHEN S. ROMAINE Stephen S. Romaine Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description
2.1*	Agreement and Plan of Merger, dated as of January 25, 2012, by and among Tompkins Financial Corporation, TMP Mergeco, Inc. and VIST Financial Corporation (included as Annex A to the Joint Proxy Statement/ Prospectus contained in the Registration Statement).
3.1
Amended and Restated Certificate of Incorporation of Tompkins Financial Corporation, incorporated by reference to Exhibit 3(i) of the Company's Report on Form 10-Q, filed with the Commission on August 11, 2008.
3.2	Second Amended and Restated Bylaws of the Company, incorporated by Reference to Exhibit 3.1 to the Company's Current Report on Form 8-K, filed with the Commission on January 31, 2011.
5.1	Opinion of Harris Beach PLLC as to the legality of the securities being registered.
8.1	Opinion of Harris Beach PLLC as to the United States federal income tax consequences of the merger.
8.2	Opinion of Stevens & Lee P.C. as to the United States federal income tax consequences of the merger.
23.1	Consent of KPMG LLP.
23.2	Consent of Grant Thorton LLP.
23.3	Consent of ParenteBeard LLC.
23.4	Consent of Harris Beach PLLC (included in the opinions filed as Exhibits 5.1 and 8.1).
23.5	Consent of Stevens & Lee, P.C. (included in the opinion filed as Exhibit 8.2).
99.1*	Powers of Attorney (included on the signature page to the Registration Statement on Form S-4).
99.2*	Form of Proxy for the Annual Meeting of Shareholders of Tompkins Financial Corporation.
99.3*	Form of Proxy for the Special Meeting of Shareholders of VIST Financial Corporation.
99.4*	Opinion of Stifel, Nicolaus & Company, Incorporated (included as Annex B to the Joint Proxy Statement/Prospectus contained in the Registration Statement).
99.5*	Consent of Stifel, Nicolaus & Company, Incorporated.

*
Previously filed.